                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant /x/
Filed by a party other than the registrant /_/

Check the appropriate box:
/_/  Preliminary proxy statement
/_/  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
/x/  Definitive proxy statement
/_/  Definitive additional materials
/_/  Soliciting material pursuant to Rule 14a-12

                          Connecticut Bancshares, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
/_/  No fee required.
/x/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share
--------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transactions applies:
     12,466,111
--------------------------------------------------------------------------------
(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     $52.00
--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
     $648,237,772
--------------------------------------------------------------------------------
(5)  Total Fee paid:
     $129,440
--------------------------------------------------------------------------------
/x/  Fee paid previously with preliminary materials.
/_/  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
        N/A
--------------------------------------------------------------------------------
(2)  Form, schedule or registration statement no.:
        N/A
--------------------------------------------------------------------------------
(3)  Filing party:
        N/A
--------------------------------------------------------------------------------
(4)  Date filed:
        N/A
--------------------------------------------------------------------------------

                          [CONNECTICUT BANCSHARES LOGO]

                                February 19, 2004

Dear Stockholder:

     You are cordially invited to attend a special meeting of the stockholders of Connecticut Bancshares, Inc., the holding company for The Savings Bank of
Manchester. The meeting will be held at The Colonnade Banquet and Conference
Center, 2941 Main Street, Glastonbury, Connecticut, on Tuesday, March 30, 2004,
at 11:00 a.m., local time.

     At the special meeting, you will be asked to approve a merger agreement by and among The New Haven Savings Bank, Connecticut Bancshares and The Savings
Bank of Manchester. Upon completion of the merger, you will be entitled to receive a cash payment of $52.00 for each share of Connecticut Bancshares stock that you own.

     The completion of the merger is subject to certain conditions, including the completion of New Haven's conversion from mutual-to-stock form, the receipt of regulatory approvals and the approval of the merger agreement by the affirmative vote of a majority of the outstanding shares of Connecticut
Bancshares common stock. We urge you to read the attached proxy statement carefully. It describes the merger agreement in detail and includes a copy of the merger agreement as Appendix A.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS
THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT BECAUSE THE BOARD BELIEVES
IT TO BE IN THE BEST INTERESTS OF THE CONNECTICUT BANCSHARES STOCKHOLDERS.

                           YOUR VOTE IS VERY IMPORTANT

     Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope provided or vote over the Internet or by telephone. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card or voted over the Internet or by telephone.

     On behalf of the board of directors, I thank you for your prompt attention to this important matter.

                                        Sincerely,
                                        /s/ Richard P. Meduski
                                        Richard P. Meduski
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

      THIS PROXY STATEMENT DATED FEBRUARY 11, 2004 IS FIRST BEING MAILED TO
       CONNECTICUT BANCSHARES' STOCKHOLDERS ON OR ABOUT FEBRUARY 19, 2004.

                          CONNECTICUT BANCSHARES, INC.
                                 923 MAIN STREET
                          MANCHESTER, CONNECTICUT 06040
                                 (860) 646-1700

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 30, 2004

     A special meeting of stockholders of Connecticut Bancshares, Inc. will be held at The Colonnade Banquet and Conference Center, 2941 Main Street,
Glastonbury, Connecticut, on Tuesday, March 30, 2004, at 11:00 a.m., local time, for the following purposes:

     1.   To consider and vote upon a proposal to approve and adopt the
          Agreement and Plan of Merger, dated July 15, 2003, by and among The
          New Haven Savings Bank, Connecticut Bancshares, Inc. and The Savings
          Bank of Manchester. Upon completion of the merger, you will be entitled to receive $52.00 in cash for each share of Connecticut
          Bancshares common stock that you own. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

     2.   To transact any other business that may properly come before the meeting, including adjourning the special meeting to permit, if necessary, further solicitation of proxies or any adjournment of the meeting.

     The board of directors is not aware of any such other business.

     Only stockholders of record at the close of business on February 9, 2004 are entitled to vote at the meeting or any adjournments or postponements of the meeting.

     Remember, if your shares are held in the name of a broker, only your broker can vote your shares on the merger agreement and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf. You should also sign, date and mail your instruction card, or, if permitted by your broker, vote on the Internet or by telephone, at your earliest convenience.

                                        By Order of the Board of Directors
                                        /s/ Carole L. Yungk
Manchester, Connecticut                 Carole L. Yungk
February 19, 2004                       CORPORATE SECRETARY

THE BOARD OF DIRECTORS OF CONNECTICUT BANCSHARES UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT. WHETHER OR NOT YOU PLAN TO
ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN
THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

                                                                            PAGE

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................1

SUMMARY TERM SHEET.............................................................3

THE SPECIAL MEETING
   Place, Date and Time.......................................................12
   Purpose of the Meeting.....................................................12
   Who Can Vote at the Meeting; Record Date...................................12
   Quorum and Vote Required...................................................12
   Shares Held by Directors and Officers of Connecticut Bancshares; Voting

THE MERGER

   Interests of Directors and Officers in the Merger that Are Different

THE MERGER AGREEMENT

APPENDIX A  Agreement and Plan of Merger, dated July 15, 2003 by and among The
            New Haven Savings Bank, Connecticut Bancshares, Inc. and The Savings
            Bank of Manchester (exhibits omitted)
APPENDIX B  Opinion of Sandler O'Neill & Partners, L.P.
APPENDIX C  Section 262 of the Delaware General Corporation Law
APPENDIX D  Prospectus of NewAlliance Bancshares, Inc., dated February 9, 2004

                                       i

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD RECOMMEND THAT I VOTE?

     You are being asked to vote FOR the adoption of the Agreement and Plan of
Merger dated as of July 15, 2003, providing for the merger of Connecticut
Bancshares with and into NewAlliance Bancshares, Inc., the newly formed stock holding company for The New Haven Savings Bank once New Haven completes its conversion from mutual-to-stock form. The Connecticut Bancshares board of directors has determined that the proposed merger is in the best interests of
Connecticut Bancshares stockholders, has approved the merger agreement and recommends that Connecticut Bancshares stockholders vote FOR the adoption of the merger agreement.

WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

     The adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Connecticut Bancshares common stock entitled to vote.

WHAT WILL I RECEIVE IN THE MERGER?

     Under the merger agreement, each share of Connecticut Bancshares common stock you own will be converted into the right to receive $52.00 in cash.
However, if the closing of the merger does not take place on or before March 31,
2004, the per share merger consideration will be increased by the amount that
Connecticut Bancshares' net income exceeds dividends paid for each full month after that date.

HOW DO I EXCHANGE MY CONNECTICUT BANCSHARES STOCK CERTIFICATES?

     You will receive instructions on where and how to surrender your
Connecticut Bancshares stock certificates from the exchange agent, American
Stock Transfer & Trust Company, after the merger is completed. IN ANY EVENT, YOU
SHOULD NOT FORWARD YOUR CONNECTICUT BANCSHARES STOCK CERTIFICATES WITH YOUR
PROXY CARD.

WHAT SHOULD I DO NOW?

     After you have carefully read this document, please do one of the following: (1) indicate on your proxy card how you want to vote and sign, date and mail the proxy card in the enclosed postage prepaid envelope; (2) vote over the Internet; or (3) vote by telephone, so that your shares will be represented at the special meeting. If you do not return a properly executed and dated proxy card, do not vote over the Internet, do not vote by telephone or do not vote at the special meeting in person, this will have the same effect as a vote against the adoption of the merger agreement.

                                        1

IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, BANK OR NOMINEE, WILL MY
BROKER, BANK OR NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

     No. Your broker, bank or nominee will not be able to vote your shares of
Connecticut Bancshares common stock unless you provide instructions on how to vote. You should instruct your broker, bank or nominee how to vote your shares by following the procedures your broker, bank or nominee provides. If you do not provide instructions to your broker, bank or nominee, your shares will not be voted, and this will have the effect of voting against adoption of the merger agreement. Please check the voting form used by your broker, bank or nominee to see if it offers telephone or Internet voting.

WHO CAN HELP ANSWER MY QUESTIONS?

     If you want additional copies of this document, or if you want to ask any questions about the merger or how to submit your proxy, you should contact:

                                 Carole L. Yungk
                               Corporate Secretary
                          Connecticut Bancshares, Inc.
                                 923 Main Street
                          Manchester, Connecticut 06040
                            Telephone: (860) 646-1700

                                        2

                               SUMMARY TERM SHEET

     THIS SUMMARY TERM SHEET HIGHLIGHTS SELECTED INFORMATION REGARDING THE
MERGER FROM THIS PROXY STATEMENT AND DOES NOT CONTAIN ALL THE INFORMATION THAT
IS IMPORTANT TO YOU. FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE
PROPOSED MERGER, WE URGE YOU TO READ CAREFULLY THE ENTIRE DOCUMENT AND THE OTHER
DOCUMENTS TO WHICH WE REFER, INCLUDING THE MERGER AGREEMENT, ATTACHED AS
APPENDIX A.

                                  THE COMPANIES

CONNECTICUT BANCSHARES, INC.
THE SAVINGS BANK OF MANCHESTER
923 MAIN STREET
MANCHESTER, CONNECTICUT 06040
(860) 646-1700

We are a Delaware corporation and the parent company of The Savings Bank of
Manchester, a Connecticut-chartered stock savings bank. The Savings Bank of
Manchester operates 28 full-service banking offices in Hartford, Tolland and
Windham Counties, Connecticut. At December 31, 2003, we had total assets of $2.6 billion, deposits of $1.6 billion and stockholders' equity of $263.8 million.

NEWALLIANCE BANCSHARES, INC.
THE NEW HAVEN SAVINGS BANK
195 CHURCH STREET
NEW HAVEN, CONNECTICUT 06510
(203) 787-1111

Upon completion of the conversion of The New Haven Savings Bank from mutual-to-stock form, NewAlliance Bancshares will be the parent company of New
Haven, a Connecticut-chartered stock savings bank. NewAlliance Bancshares is a
Delaware corporation. New Haven operates 36 banking offices located in New Haven and Middlesex Counties, Connecticut. NewAlliance Bancshares will have no material assets or liabilities until the completion of the conversion. At
December 31, 2003, New Haven had total assets of $2.5 billion, deposits of $1.8 billion and total equity of $406.0 million.

In a separate and unrelated transaction, New Haven is also acquiring Alliance
Bancorp of New England, Inc., a savings and loan holding company organized under the laws of the State of Delaware in 1997. It operates Tolland Bank, a
Connecticut-charted savings bank that operates nine banking offices in and around Tolland County. At December 31, 2003, Alliance had total assets of $438.4 million, deposits of $339.0 million and stockholders' equity of $32.8 million.
THE ALLIANCE MERGER DOES NOT REQUIRE THE APPROVAL OF THE STOCKHOLDERS OF
CONNECTICUT BANCSHARES AND THE CONNECTICUT BANCSHARES MERGER DOES NOT DEPEND ON
THE COMPLETION OF THE ALLIANCE MERGER.

                               THE SPECIAL MEETING

PLACE, DATE AND TIME (PAGE 12)

A special meeting of our stockholders will be held at The Colonnade Banquet and
Conference Center, 2941 Main Street, Glastonbury, Connecticut, on Tuesday, March
30, 2004, at 11:00 a.m., local time.

PURPOSE OF THE MEETING (PAGE 12)

At the special meeting, our stockholders will be asked to approve the merger agreement with New Haven and to

                                        3

transact any other business that may properly come before meeting.

WHO CAN VOTE AT THE MEETING (PAGE 12)

You can vote at the special meeting of Connecticut Bancshares stockholders only if you owned our common stock at the close of business on February 9, 2004. You will be able to cast one vote for each share of our common stock you owned on that date. As of February 9, 2004, there were 11,143,133 shares of our common stock outstanding.

WHAT VOTE IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT (PAGE 12)

In order to approve the merger agreement, the holders of at least a majority of the outstanding shares of our common stock entitled to vote must vote in favor of the merger agreement. You can vote your shares by attending the special meeting and voting in person, by completing and mailing the enclosed proxy card, by voting over the Internet or by voting by telephone. As of February 9, 2004, the directors and executive officers of Connecticut Bancshares beneficially owned approximately 5.63% of our outstanding common stock (excluding options).

                                   THE MERGER

OVERVIEW OF THE TRANSACTION (PAGE 15)

We propose a business combination in which we will merge with a wholly owned, interim subsidiary of NewAlliance Bancshares, with Connecticut Bancshares as the surviving entity. Immediately after completion of that merger, Connecticut
Bancshares will be merged with and liquidated into NewAlliance Bancshares. Each of these transactions are conditioned on and will be completed immediately following the completion of New Haven's conversion from mutual-to-stock form.

EACH CONNECTICUT BANCSHARES SHARE WILL BE EXCHANGED FOR $52.00 IN CASH (PAGE 15)

As our stockholder, upon the closing of the merger, each of your shares of our common stock will automatically be converted into the right to receive $52.00 in cash. However, if the closing of the merger does not take place on or before
March 31, 2004, the per share merger consideration will be increased by the amount that Connecticut Bancshares' net income exceeds dividends paid for each full month after that date.

HOW TO RECEIVE CASH IN EXCHANGE FOR YOUR CONNECTICUT BANCSHARES STOCK
CERTIFICATES (PAGE 16)

In order to receive cash in exchange for your Connecticut Bancshares stock certificates, you will need to surrender your Connecticut Bancshares stock certificates. The exchange agent, American Stock Transfer & Trust Company, will send you written instructions for surrendering your certificates after we have completed the merger.

CONNECTICUT BANCSHARES STOCK PRICE

Our common stock trades on the Nasdaq National Market under the symbol "SBMC."
On July 15, 2003, which was the last trading day before we announced the merger, our

                                        4

common stock closed at $46.45 per share. On February 11, 2004, which is the last practicable trading day before the printing of this document, our common stock closed at $51.90 per share.

TAX CONSEQUENCES OF THE MERGER (PAGE 17)

When you exchange your Connecticut Bancshares shares solely for cash, you generally should recognize capital gain or loss on the exchange.

THIS TAX TREATMENT MAY NOT APPLY TO ALL CONNECTICUT BANCSHARES STOCKHOLDERS.
DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED.
YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S
TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

CONNECTICUT BANCSHARES' BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS APPROVE
THE MERGER

Our board of directors believes that the merger is fair and in the stockholders'
best interests, and unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

For a discussion of the circumstances surrounding the merger and the factors considered by our board of directors in approving the merger agreement, see page
18.

CONNECTICUT BANCSHARES' FINANCIAL ADVISOR BELIEVES THE MERGER CONSIDERATION IS
FAIR TO STOCKHOLDERS (PAGE 22)

Sandler O'Neill & Partners, L.P. has delivered to our board of directors its opinion that, as of the date of this document, the merger consideration is fair to the holders of Connecticut Bancshares common stock from a financial point of view. A copy of this opinion is provided as Appendix B to this document. You should read it completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Sandler O'Neill in providing this opinion. We have agreed to pay Sandler
O'Neill approximately $6.1 million, of which $300,000 has been paid as of
February 9, 2004, plus expenses for its services in connection with the merger.

INTERESTS OF CONNECTICUT BANCSHARES' DIRECTORS AND OFFICERS IN THE MERGER THAT
DIFFER FROM YOUR INTERESTS (PAGE 29)

Some of our directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in
Connecticut Bancshares. The members of our board of directors knew about these additional interests, and considered them, when they approved the merger. These include:

..  Termination and Release Agreements with four executive officers (Messrs.
   Meduski, Anderson, Pike and Somerville), under which they will receive cash payments, continued health and welfare benefit coverage, and, as applicable, vested supplemental retirement benefits in consideration for the termination of their

                                        5

   employment and supplemental executive retirement agreements with Connecticut
   Bancshares and/or The Savings Bank of Manchester and their agreement to take or refrain from taking certain actions with respect to their restricted stock awards, stock options, and bonus compensation;

..  Termination and Release Agreements with 12 additional officers (Messrs.
   Hartl, Martin, Orenstein, Thomas, Gaucher, Hamby, Lynch, Smith and Ms.
   Trainer, McLaughlin, Yungk and Elliott), under which they will receive cash payments and continued health and welfare benefit coverage in consideration for the termination of their change in control agreements and their agreement to refrain from taking certain actions with respect to their outstanding stock options, restricted stock awards and bonus compensation;

..  Noncompetition Agreements with four executive officers (Messrs. Meduski,
   Anderson, Pike and Somerville), under which they will receive cash payments in exchange for their agreement to refrain, for the period of time set forth in their agreement, from engaging in competitive business activities within a certain geographic area and to maintain the confidentiality of information learned during the course of their employment. Messrs. Meduski, Anderson,
   Pike and Somerville will be subject to Noncompetition Agreements for 42 months, 27 months, 12 months and six months, respectively;

..  the vesting of unvested Connecticut Bancshares stock options and restricted stock awards as a result of completion of the merger;

..  the termination of the Connecticut Bancshares employee stock ownership plan and allocation of any surplus cash to plan participants following the repayment of the loan;

..  provisions in the merger agreement relating to the indemnification of directors and officers and insurance for our directors and officers for events occurring before the merger; and

..  the offer to two non-employee directors of each of Connecticut Bancshares and
   The Savings Bank of Manchester to become directors of NewAlliance Bancshares and New Haven.

                                        6

REGULATORY APPROVAL NEEDED TO COMPLETE THE MERGER (PAGE 33)

We cannot complete the merger unless it is first approved by the Federal Deposit
Insurance Corporation and the State of Connecticut Department of Banking and,
unless approval is waived, by the Federal Reserve Board. New Haven has filed the required applications with these regulatory agencies. As of the date of this document, all regulatory approvals with respect to the merger and the bank merger are still pending. While we do not know of any reason why such approvals can not be obtained in a timely manner, we cannot be certain if or when New
Haven will receive them.

NEW HAVEN'S CONVERSION AND REGULATORY APPROVALS NEEDED TO COMPLETE THE
CONVERSION (PAGE 34)

In connection with the merger, New Haven has adopted a plan of conversion pursuant to which it will convert from a Connecticut-chartered mutual savings bank to a Connecticut-chartered stock savings bank. Recently, New Haven has organized a Delaware holding company, NewAlliance Bancshares, to acquire and hold all of the capital stock of New Haven to be issued in the conversion.

Consummation of the conversion and/or acquisition of New Haven by NewAlliance
Bancshares requires regulatory approval from the Connecticut Department of
Banking and the Federal Reserve Board and the regulatory non-objection of the
Federal Deposit Insurance Corporation. New Haven has filed applications or notices with these regulators. As of the date of this proxy statement, the
Connecticut Department of Banking has approved New Haven's plan of conversion and the Federal Deposit Insurance Corporation has issued its intent not to object to the plan of conversion. The Federal Reserve Board approval is still pending.

In connection with the conversion, NewAlliance Bancshares also has filed a
Registration Statement on Form S-1 with the Securities and Exchange Commission.
The Securities and Exchange Commission declared the registration statement effective on February 9, 2004.

YOU HAVE DISSENTERS' APPRAISAL RIGHTS IN THE MERGER (PAGE 35)

Under Delaware law, if you do not vote in favor of the merger you have the right to seek an appraisal of the fair value of your Connecticut Bancshares common stock and receive a cash payment of such fair value. CONNECTICUT BANCSHARES'
STOCKHOLDERS ELECTING TO EXERCISE DISSENTERS' APPRAISAL RIGHTS MUST COMPLY WITH
THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW IN ORDER
TO PERFECT THEIR RIGHTS. WE WILL REQUIRE STRICT COMPLIANCE WITH THE STATUTORY
PROCEDURES. A copy of Section 262 of the Delaware General Corporation Law is
attached as Appendix C.

                                        7

                              THE MERGER AGREEMENT

A COPY OF THE MERGER AGREEMENT IS PROVIDED AS APPENDIX A TO THIS PROXY
STATEMENT. PLEASE READ THE ENTIRE MERGER AGREEMENT CAREFULLY. IT IS THE LEGAL
DOCUMENT THAT GOVERNS THE MERGER.

CONDITIONS TO COMPLETING THE MERGER (PAGE 39)

The completion of the merger depends on a number of conditions being met. These conditions include, among other items:

..  approval of the merger agreement by our stockholders;

..  approval of New Haven's plan of conversion by New Haven's corporators (which approval was received on September 8, 2003) and any other party as may be required;

..  completion of New Haven's conversion;

..  approval of the merger and the conversion by regulatory authorities;

..  the continued accuracy of certain representations and warranties made on the date of the merger agreement;

..  the performance of all obligations and covenants;

..  New Haven's receipt of a "comfort letter" from our independent auditors with respect to certain financial information regarding us; and

..  the absence of any event or circumstance since January 1, 2003 that has had a material adverse effect on us.

We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

AGREEMENT NOT TO SOLICIT OTHER PROPOSALS (PAGE 40)

We have agreed not to initiate, solicit, encourage or facilitate any competing proposal with a third party.

Despite the agreement not to solicit other competing proposals, we may, at any time before stockholder approval of the merger, generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited proposal, provided that our board of directors:

..  determines in good faith, based on advice of legal counsel, that such negotiations or discussions would be required in order to comply with our directors' fiduciary duties to our stockholders; and

                                        8

..  determines in good faith, after consultation with our financial advisor, that a potential "acquisition proposal," if accepted, is at least as reasonably likely to be consummated and would result in a transaction more favorable to our stockholders from a financial point of view.

After we receive an "acquisition proposal" from a third party, we must notify
New Haven of the third party offer. If we determine the "acquisition proposal"
is superior, New Haven will have five business days to increase the merger consideration to an amount at least equal to the "superior proposal."

WE MAY AMEND THE TERMS OF THE MERGER AND WAIVE SOME CONDITIONS (PAGE 42)

We may agree to amend the merger agreement, and each party may waive the right to require the other party to adhere to the terms and conditions of the merger agreement, where the law allows. However, if our stockholders approve the merger agreement, we must obtain their further approval of any amendment or waiver that reduces or changes the consideration to be received by our stockholders in the merger.

TERMINATING THE MERGER AGREEMENT (PAGE 42)

We and New Haven may agree at any time not to complete the merger, even if our stockholders have approved the merger agreement. In addition, either we or New
Haven may decide, without the consent of the other, to terminate the merger agreement if:

..  there has been a material breach of any of the representations and warranties by the other party and the breach cannot be cured within 30 days of notice of breach;

..  there has been a material failure to perform any of the covenants or agreements on the part of the other party and the breach cannot be cured within 30 days of notice of breach;

..  our stockholders fail to approve the merger agreement;

..  New Haven's corporators or any other party required to vote on the plan, fail to approve the plan of conversion;

..  a government entity does not approve the merger agreement or a court or other governmental authority issues an order prohibiting the merger;

                                        9

..  a government entity does not approve New Haven's conversion or a court or other governmental authority issues an order prohibiting New Haven's conversion; or

..  either party cannot satisfy its obligations to the other party by October 15,
   2004 or if the closing has not occurred by October 15, 2004.

We may also terminate the merger agreement if:

..  New Haven has not received all regulatory approvals in connection with the merger, the bank merger and the conversion and NewAlliance Bancshares' SEC registration statement is not declared effective by August 16, 2004;

..  New Haven cannot satisfy its conditions to us to consummate the merger or the bank merger by August 16, 2004; or

..  we enter into an "acquisition agreement" with respect to a "superior proposal" and sufficient notice has been granted to New Haven allowing it to match the "superior proposal."

New Haven may also terminate the merger agreement if:

..  our board of directors fails to make its recommendation to our stockholders or fails to give notice of or convene the stockholders meeting; or

..  a third party commences a tender or exchange offer for 25% or more of our stock and our board of directors recommends to our stockholders to tender their shares.

CONNECTICUT BANCSHARES TERMINATION FEE (PAGE 43)

We will pay New Haven a termination fee of $30 million if:

..  New Haven terminates because (i) our board of directors fails to recommend approval of the merger agreement, (ii) our board of directors fails to call or convene a meeting of the stockholders, or (iii) a tender offer for 25% or more of our common stock is commenced and our board of directors recommends to our stockholders that they tender their shares;

..  New Haven terminates because we materially breach a representation, warranty or covenant and, before termination, a competing "acquisition proposal" has been publically announced or made known;

                                       10

..  either we or New Haven terminate because our stockholders fail to approve the merger agreement and, before the stockholder vote, a competing "acquisition proposal" has been publically announced or made known; or

..  before our stockholder meeting, we terminate the merger agreement to accept a
   "superior proposal" which New Haven fails to at least match within five business days after we notify New Haven of the "superior proposal."

For each of the termination events above, except for the last termination event, we must pay $10 million to New Haven by the third business day following termination and the balance of $20 million if, within 18 months after termination, we enter into an agreement with respect to, or consummate, an
"acquisition transaction" with another party. For the last termination event, we must pay the entire $30 million by the third business day following termination.

NEW HAVEN SPECIAL PAYMENT (PAGE 44)

New Haven must pay us $30 million if (i) New Haven's corporators, or any other party required to vote on the plan of conversion, fail to approve the plan of conversion, (ii) New Haven fails to obtain all required regulatory approvals for the merger and the conversion, (iii) New Haven does not complete the merger by
October 15, 2004 or such later date that we and New Haven may agree upon, or
(iv) we terminate the merger agreement because New Haven has intentionally and willfully breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements to an extent to allow for termination. New Haven will not have to pay us the $30 million if any of the above "special payment" events is due to a breach by us of our representations or warranties or our covenants and such breach is the principal cause of the
"special payment" event.

We must repay to New Haven $15 million of the $30 million special payment if before the earlier of (a) October 15, 2006 or (b) two years after our demand for the "special payment," we or any of our subsidiaries enter into a merger transaction in which our stockholders are entitled to receive merger consideration in excess of $51.60 per share.

                                       11

                               THE SPECIAL MEETING

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Connecticut Bancshares to be used at the special meeting of stockholders. This proxy statement and the enclosed proxy card are being first mailed on or about February 19, 2004 to stockholders of record as of the close of business on February 9, 2004.

PLACE, DATE AND TIME

     The special meeting will be held at The Colonnade Banquet and Conference
Center, 2941 Main Street, Glastonbury, Connecticut, on Tuesday, March 30, 2004,
at 11:00 a.m., local time.

PURPOSE OF THE MEETING

     The purpose of the meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to act on any other matters brought before the meeting.

WHO CAN VOTE AT THE MEETING; RECORD DATE

     You are entitled to vote your Connecticut Bancshares common stock only if you held your shares as of the close of business on February 9, 2004. As of the close of business on February 9, 2004, a total of 11,143,133 shares of
Connecticut Bancshares' common stock were outstanding. Each share of common stock has one vote. As provided in Connecticut Bancshares' certificate of incorporation, record holders of Connecticut Bancshares' common stock who beneficially own, either directly or indirectly, in excess of 10% of Connecticut
Bancshares' outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

QUORUM AND VOTE REQUIRED

     QUORUM. The special meeting will be held only if a majority of the outstanding shares of common stock entitled to vote (excluding any shares in excess of the 10% limit) are represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum present, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

     VOTE REQUIRED. Approval and adoption of the merger agreement requires the affirmative vote of the majority of the outstanding shares of Connecticut
Bancshares' common stock entitled to vote. Failure to return a properly executed and dated proxy card, to vote by Internet or by telephone, or to vote in person, and abstentions and broker non-votes, will have the same effect as a vote
"Against" the merger agreement.

                                       12

SHARES HELD BY DIRECTORS AND OFFICERS OF CONNECTICUT BANCSHARES; VOTING
AGREEMENTS

     As of February 9, 2004, directors and executive officers of Connecticut
Bancshares owned approximately 5.63% of the shares of Connecticut Bancshares common stock, not including shares that may be acquired upon the exercise of stock options. All of the Connecticut Bancshares directors have entered into voting agreements with New Haven requiring each individual to continue to hold all shares owned or controlled on and after July 15, 2003 through the date of the completion of the merger and to vote all of their shares of Connecticut
Bancshares common stock in favor of the proposal to approve the merger agreement. Notwithstanding the voting agreements, Mr. Meduski's Termination and
Release Agreement requires him to exercise all of his vested stock options and sell the shares of Connecticut Bancshares common stock acquired upon such exercise.

VOTING BY PROXY

     The board of directors of Connecticut Bancshares is sending you this proxy statement for the purpose of requesting that you allow your shares of
Connecticut Bancshares common stock to be represented at the special meeting by the persons named in the enclosed proxy card. If you are a stockholder of record
(I.E., do not hold your shares in street name), you may vote by proxy either by completing the enclosed proxy card and mailing it in the postage-prepaid envelope provided, by telephone or by Internet. Please see the enclosed proxy card for instructions for telephone and Internet proxy voting procedures.

     All shares of Connecticut Bancshares' common stock represented at the special meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by Connecticut Bancshares' board of directors. THE BOARD OF
DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies.
However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. If the special meeting is postponed or adjourned, Connecticut Bancshares common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy. Connecticut Bancshares does not know of any other matters to be presented at the special meeting.

     If you hold Connecticut Bancshares common stock in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the
Internet. Please see the instruction form provided by your bank, broker or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker or bank, you must contact your broker or bank.

                                       13

REVOCABILITY OF PROXIES

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of
Connecticut Bancshares in writing before your common stock has been voted at the special meeting, deliver a properly executed and later dated proxy card, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

PARTICIPANTS IN THE SAVINGS BANK OF MANCHESTER'S ESOP AND SAVINGS PLAN

     If you participate in The Savings Bank of Manchester's Employee Stock
Ownership Plan ("ESOP") or if you hold shares through The Savings Bank of
Manchester's Savings Plan, you will receive a vote authorization form for each plan that reflects all shares you may vote under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of
Connecticut Bancshares common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of common stock held by the ESOP and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions. Under the terms of the Savings Plan, a participant is entitled to direct the trustee how to vote the shares of Connecticut Bancshares common stock held in the Connecticut
Bancshares Stock Fund and credited to his or her account. The trustee will vote all shares of Connecticut Bancshares common stock for which no directions are given or for which timely instructions were not received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions to each plan's trustee is March 22, 2004.

                                   THE MERGER

     THE FOLLOWING DISCUSSION OF THE MERGER IS QUALIFIED BY REFERENCE TO THE
MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A. YOU
SHOULD READ THE ENTIRE MERGER AGREEMENT CAREFULLY. IT IS THE LEGAL DOCUMENT THAT
GOVERNS THE MERGER.

THE PARTIES TO THE MERGER

     CONNECTICUT BANCSHARES, INC. Connecticut Bancshares was organized in
October 1999 for the purpose of becoming the holding company for The Savings
Bank of Manchester upon the conversion of The Savings Bank of Manchester's former parent holding company, Connecticut Bancshares, M.H.C., from the mutual-to-stock form of organization. The conversion was completed on March 1,
2000. As a savings and loan holding company, Connecticut Bancshares is regulated by the Office of Thrift Supervision. Since its formation, Connecticut
Bancshares' principal activity has been to direct and coordinate the business of
The Savings Bank of Manchester. At December 31, 2003, Connecticut Bancshares had
total assets of $2.6 billion, total deposits of $1.6 billion and stockholders'
equity of $263.8 million.

     The Savings Bank of Manchester is a Connecticut-chartered savings bank headquartered in Manchester, Connecticut. The Savings Bank of Manchester is
regulated by the Connecticut Department of Banking and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. The
Savings Bank of Manchester is a traditional savings association that accepts retail deposits from the general public in the areas surrounding its 28 full-service offices.

                                       14

     NEWALLIANCE BANCSHARES. NewAlliance Bancshares is a newly-formed Delaware corporation that will become the parent company of New Haven upon New Haven's conversion from mutual-to-stock form. Upon completion of the conversion,
NewAlliance Bancshares will be regulated by the Federal Reserve Board and direct and coordinate the business of New Haven. NewAlliance Bancshares will have no material assets or liabilities until the completion of the conversion.

     New Haven is a Connecticut-chartered savings bank headquartered in New
Haven, Connecticut. New Haven is regulated by the Connecticut Department of
Banking and its deposits are insured by the Federal Deposit Insurance
Corporation up to applicable limits. New Haven currently operates 36 offices in the greater New Haven area. At December 31, 2003, New Haven had total assets of
$2.5 billion, total deposits of $1.8 billion and total equity of $406.0 million.

     In a separate and unrelated transaction, New Haven is also acquiring
Alliance Bancorp of New England, Inc., a bank holding company organized under the laws of the State of Delaware in 1997. It operates Tolland Bank, a
Connecticut-charted savings bank that operates nine banking offices in and around Tolland County. At December 31, 2003, Alliance had total assets of $438.4 million, deposits of $339.0 million and stockholders' equity of $32.8 million.
THE ALLIANCE MERGER DOES NOT REQUIRE THE APPROVAL OF THE STOCKHOLDERS OF
CONNECTICUT BANCSHARES AND THE CONNECTICUT BANCSHARES MERGER DOES NOT DEPEND ON
THE COMPLETION OF THE ALLIANCE MERGER.

FORM OF THE MERGER

     Immediately following New Haven's conversion from mutual-to-stock form, which is a condition precedent to our merger with New Haven, Connecticut
Bancshares will merge with and into a subsidiary of NewAlliance Bancshares, with
Connecticut Bancshares as the surviving entity. In a second step, Connecticut
Bancshares will be merged with and liquidated into NewAlliance Bancshares.

     Upon completion of the merger, each share of Connecticut Bancshares common stock will be converted into the right to receive $52.00 in cash and Connecticut
Bancshares stockholders will no longer have any rights or interests in
Connecticut Bancshares. However, if the closing of the merger does not take place on or before March 31, 2004, other than as a result of a breach of a representation, warranty or covenant by Connecticut Bancshares, the per share merger consideration will be increased by the amount determined by dividing (x)
the Connecticut Bancshares' net income for each full month after March 31, 2004 minus the amount of dividends paid after March 31, 2004 by (y) the sum of (i)
the number of Connecticut Bancshares shares outstanding and (ii) the number of shares of Connecticut Bancshares stock which may be acquired upon the exercise of stock options. The adjustment in merger consideration is subject to the following:

     .  as soon as possible after the end of each month ending after March 31,
        2004, Connecticut Bancshares must deliver to New Haven a consolidated statement of operations for such month; and

     .  not later than 5 business days prior to the closing, Connecticut
        Bancshares must cause PricewaterhouseCoopers, LLP, or another accounting firm reasonably acceptable to the parties to review and issue its report on the consolidated statements of operations of Connecticut Bancshares for the period ending at the date of the last of such statements operations. Absent an error in the report, such report will be binding on the parties for purposes of calculating the adjustment to the merger consideration.

                                       15

TREATMENT OF CONNECTICUT BANCSHARES STOCK OPTIONS

     Immediately before the closing of the merger, all outstanding options to purchase shares of Connecticut Bancshares common stock will become immediately exercisable and vested, to the extent not already exercisable and vested. At or within five business days after the closing of the merger, all options will be cancelled and either Connecticut Bancshares or New Haven will pay each holder an amount equal to the excess of the $52.00 per share merger consideration over the exercise price per share of each option, net of any cash that must be withheld under federal and state income and employment tax requirements, and subject to any increase in the amount of the per share merger consideration as discussed above.

TREATMENT OF CONNECTICUT BANCSHARES STOCK AWARDS

     At the closing of the merger, each share of restricted stock outstanding and issued under the Connecticut Bancshares 2000 Stock-Based Incentive Plan and
the 2002 Equity Compensation Plan, to the extent not already vested, will vest and will represent a right to receive the $52.00 per share merger consideration, subject to any increase in the per share merger consideration as discussed above.

PROCEDURES FOR SURRENDERING YOUR CERTIFICATES

     On or before the closing of the merger, NewAlliance Bancshares will deposit with the exchange agent (American Stock Transfer & Trust Company) an amount of cash equal to the aggregate merger consideration. The exchange agent will act as exchange agent for the benefit of the holders of Connecticut Bancshares common stock. Each holder of Connecticut Bancshares common stock who properly surrenders his or her Connecticut Bancshares shares to the exchange agent will be entitled to receive a cash payment of $52.00 per share of Connecticut
Bancshares common stock, net of any required tax withholding upon acceptance of the shares by the exchange agent.

     No later than five business days after the closing of the merger, the exchange agent will send you a letter of transmittal that will contain detailed instructions for surrendering your certificates of Connecticut Bancshares common stock. If you hold your Connecticut Bancshares common stock in "street name,"
your broker, bank or nominee will send you the letter of transmittal.

     YOU SHOULD NOT RETURN YOUR CONNECTICUT BANCSHARES COMMON STOCK CERTIFICATES
WITH THE ENCLOSED PROXY, AND YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES TO THE
EXCHANGE AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

     If your Connecticut Bancshares common stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of the shares of common stock evidenced by these certificates and that the certificates were lost, stolen or destroyed before you receive any payment for your shares.

     At any time following the six month period after the closing of the merger,
NewAlliance Bancshares will be entitled at its election to cause the exchange agent to deliver to NewAlliance Bancshares any funds not disbursed to former
Connecticut Bancshares stockholders. Thereafter, former Connecticut Bancshares stockholders will be entitled to look to NewAlliance Bancshares with respect to any merger consideration that may be payable upon surrender of their stock certificates.

                                       16

     Neither NewAlliance Bancshares, Connecticut Bancshares, the exchange agent nor any other party to the merger will be liable to any former holder of
Connecticut Bancshares common stock for any funds delivered to a public official according to applicable abandoned property or escheat laws.

     NewAlliance Bancshares or the exchange agent will be entitled to withhold from the merger consideration payable to any Connecticut Bancshares stockholder such amounts as either are required to withhold with respect to making such payments under the Internal Revenue Code of 1986, as amended.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion addresses the material United States federal income tax consequences of the merger to holders of Connecticut Bancshares common stock. This discussion applies only to Connecticut Bancshares stockholders that hold their Connecticut Bancshares common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986,
as amended. This discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws including: banks or trusts; tax-exempt organizations; insurance companies; dealers in securities or foreign currency;
traders in securities who elect to apply a mark-to-market method of accounting;
pass-through entities and investors in such entities; foreign persons;
stockholders who received their Connecticut Bancshares common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation; and stockholders who hold Connecticut Bancshares common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument.

     This discussion is based on the Internal Revenue Code of 1986, as amended,
Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document. The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

     Neither Connecticut Bancshares nor New Haven has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to
Connecticut Bancshares' stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Connecticut
Bancshares's stockholders with respect to any of the tax effects of the merger to stockholders.

     Connecticut Bancshares stockholders will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received and such stockholder's aggregate adjusted tax basis in the Connecticut
Bancshares common stock surrendered in exchange for the cash. The gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Connecticut Bancshares stockholder at the effective time of the merger. The gain or loss will be long-term capital gain or loss if the
Connecticut Bancshares stockholder's holding period is more than one year;
otherwise, the capital gain or loss will be short-term. The Internal Revenue
Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

     THIS TAX TREATMENT MAY NOT APPLY TO ALL CONNECTICUT BANCSHARES
STOCKHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN
BE COMPLICATED. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING
OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

                                       17

BACKGROUND OF THE MERGER

     As part of its continuing efforts to improve Connecticut Bancshares'
community banking franchise and enhance stockholder value, Connecticut
Bancshares's board of directors and management, together with its financial and legal advisors, have periodically reviewed various strategic options available to Connecticut Bancshares, including, among other things, continued
independence, the acquisition of other institutions and a strategic merger with or acquisition by another financial institution. As part of this process,
Connecticut Bancshares's legal counsel periodically reviewed with the board of directors its fiduciary duties in the context of the various strategic alternatives. Consistent with its periodic reviews of strategic alternatives,
Connecticut Bancshares acquired First Federal Savings and Loan Association of
East Hartford in August 2001.

     The initial contact between Connecticut Bancshares and New Haven with respect to the proposed transaction occurred on November 19, 2002. Peyton R.
Patterson, New Haven's Chairman, President and Chief Executive Officer,
contacted Richard P. Meduski, Connecticut Bancshares's President and Chief
Executive Officer, to request a meeting to discuss New Haven's interest in a potential business combination with Connecticut Bancshares.

     On December 3, 2002, Ms. Patterson, Mr. Meduski and Douglas K. Anderson,
Connecticut Bancshares' Executive Vice President, met along with representatives of Sandler O'Neill, Connecticut Bancshares' financial advisor. Ms. Patterson generally discussed New Haven's general business and acquisition strategy and its interest in a potential business combination with Connecticut Bancshares as part of New Haven's strategic growth plans, including a potential conversion from mutual-to-stock form. Although general price parameters relative to
Connecticut Bancshares's trading multiples were discussed, there was no discussion of a proposed price or a proposed range of prices.

     On January 7, 2003, Ms. Patterson contacted Mr. Meduski and discussed preliminary terms of a proposed transaction, including a proposed price range of
$47 to $50 per share in cash. On January 8, 2003, New Haven's financial advisor contacted Sandler O'Neill to increase the proposed price range to $48 to $52 per share in cash.

     On January 13, 2003, Connecticut Bancshares's board of directors held its monthly meeting. Representatives of Sandler O'Neill and legal counsel to
Connecticut Bancshares were present. The board discussed the terms of New
Haven's non-binding expression of interest, including matters relating to New
Haven's proposed conversion transaction, the completion of which would be a condition precedent to any business combination between New Haven and
Connecticut Bancshares. In addition to reviewing New Haven's non-binding expression of interest, representatives of Sandler O'Neill also identified and discussed with the board certain other institutions that, in Sandler O'Neill's view, would have the capacity and may have an interest in pursuing a business combination transaction with Connecticut Bancshares. Representatives of these other institutions had previously expressed to Mr. Meduski their interest in a potential business combination transaction if and when the board of directors of
Connecticut Bancshares determined to consider such a transaction. Any business combination between Connecticut Bancshares and any of the identified institutions would not be subject to a financing contingency analogous to New
Haven's proposed mutual-to-stock conversion. Following discussion, the board authorized Mr. Meduski to obtain further information about New Haven's non-binding expression of interest and about the other parties that Sandler
O'Neill discussed as potentially having an interest in a potential business combination with Connecticut Bancshares. Sandler O'Neill was instructed not to places any limitations on any party.

                                       18

     On January 27, 2003, Mr. Meduski and Ms. Patterson met and discussed the proposed transaction.

     The board of directors of Connecticut Bancshares met again on February 24,
2003, at which representatives of Sandler O'Neill and legal counsel were present. After management updated the board of directors relative to the activity that had taken place since the previous board meeting, the board authorized management to engage in further exploratory discussions with New
Haven and the other institutions previously discussed by Sandler O'Neill in its presentation. The board also authorized management to enter into confidentiality agreements and conduct due diligence investigations.

     On February 27, 2003, New Haven executed a confidentiality agreement in favor of Connecticut Bancshares.

     On March 3, 2003, two other interested parties, both large regional financial institutions who Sandler O'Neill had identified at the January 13,
2003 board meeting, executed separate confidentiality agreements in favor of
Connecticut Bancshares.

     From March 5 to 7, 2003, representatives of New Haven conducted preliminary due diligence on Connecticut Bancshares.

     On March 10, 2003, Sandler O'Neill contacted New Haven and the two other interested parties to request that they submit the final terms of their non-binding expressions of interest.

     On March 12, 2003, representatives of one of the other two interested parties conducted preliminary due diligence on Connecticut Bancshares.

     On March 13, 2003, Connecticut Bancshares executed a confidentiality agreement in favor of New Haven and representatives of Connecticut Bancshares conducted preliminary due diligence on New Haven. On the same day, representatives of the second interested party conducted preliminary due diligence on Connecticut Bancshares.

     On March 19, 2003, one of the other two interested parties submitted to
Sandler O'Neill its non-binding expression of interest. The party proposed part cash/part stock consideration, which indicated a value of $51 per share.

     On March 20, 2003, New Haven and the second interested party submitted to
Sandler O'Neill their respective non-binding expressions of interest. New Haven initially proposed an all cash price of $50 per share but subsequently increased it to $52 per share. The other interested party proposed an all cash price of
$49 per share.

     On March 24, 2003, Connecticut Bancshares's board of directors held a special meeting at which representatives of Sandler O'Neill and legal counsel were present. The board considered the terms of each non-binding expressions of interest, but deferred any decision until a special board meeting scheduled for
March 31, 2003.

     At the special meeting on March 31, 2003, the board of directors again reviewed with management, representatives of Sandler O'Neill and legal counsel the non-binding expressions of interest. Following discussion, the board of directors determined to engage in negotiations with New

                                       19

Haven toward a definitive agreement containing terms and conditions appropriate given that the completion of New Haven's mutual-to-stock conversion would be a condition precedent to the proposed transaction.

     On April 8, 2003, Connecticut Bancshares received a draft merger agreement from New Haven. Representative of Connecticut Bancshares and New Haven
negotiated the merger agreement and other related documents over the next several days.

     On April 17, 2003, representatives of New Haven and Connecticut Bancshares met to conduct further due diligence.

     On April 18, 2003, New Haven's financial advisor contacted Sandler O'Neill to inform them that New Haven had reduced its proposed price to $48 per share.

     On April 28, 2003, the Connecticut Bancshares board of directors met and adopted resolutions to terminate negotiations with New Haven and to refrain from initiating or soliciting further contact with New Haven and the other two interested parties.

     On May 16, 2003, Ms. Patterson contacted Mr. Meduski to express New Haven's desire to resume negotiations at a revised proposed price of $50 per share.

     On June 11, 2003, Ms. Patterson contacted Mr. Meduski to express New
Haven's desire to resume negotiations at a revised proposed price of $52 per share.

     On June 17, 2003, the executive committee of the board of directors of
Connecticut Bancshares met to discuss New Haven's most recent proposal and authorized management to obtain further clarification with respect to certain proposed terms, including proposed termination terms should New Haven fail to complete its proposed conversion or to do so in a timely manner.

     On June 23, 2003, at a special meeting, the board of directors of
Connecticut Bancshares met to review and discuss New Haven's most recent non-binding indication of interest. Representatives of Sandler O'Neill and legal counsel were present. After deliberations, the board of directors authorized management to resume negotiations with New Haven.

     From June 24 to 27, 2003, Connecticut Bancshares representatives conducted due diligence on New Haven.

     On June 26, 2003, Connecticut Bancshares received a revised draft of the merger agreement from New Haven and representatives of Connecticut Bancshares and New Haven negotiated the merger agreement and other related documents over the ensuing days.

     At a special meeting of Connecticut Bancshares' board of directors on July
15, 2003, Sandler O'Neill reviewed with the board the financial aspects of the proposed transaction and delivered its opinion that the merger consideration was fair to Connecticut Bancshares' stockholders from a financial point of view. The board of directors considered this opinion carefully as well as Sandler
O'Neill's experience, qualifications and interest in the transaction. In addition, the board of directors reviewed the merger agreement and all related documents, copies of which were sent to each director before the date of the board meeting, at length with legal counsel. After extensive review and discussion, the merger

                                       20

agreement was unanimously approved by the directors present and voting and management was instructed to execute and deliver the merger agreement.

     On July 16, 2003, before the opening of the equity markets, Connecticut
Bancshares publicly announced the adoption and approval of the definitive merger agreement.

CONNECTICUT BANCSHARES' REASONS FOR THE MERGER

     Connecticut Bancshares' board of directors voted by unanimous vote of those directors present and voting to approve the merger agreement and the entire board of directors unanimously recommends that Connecticut Bancshares stockholders vote "FOR" the approval of the merger agreement.

     Connecticut Bancshares' board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, Connecticut
Bancshares and its stockholders. In approving the merger agreement, Connecticut
Bancshares' board of directors also consulted with legal counsel regarding its legal duties and the terms of the merger agreement, and with Sandler O'Neill with respect to the financial aspects and fairness of the transaction from a financial point of view to stockholders. In arriving at its determination,
Connecticut Bancshares' board of directors also considered a number of factors, including the following:

     .  the process followed by Connecticut Bancshares and its financial advisor in connection with the sale helped to ensure that an offer more favorable than New Haven's offer was not available;

     .  the board of directors considered the book value and earnings per share of Connecticut Bancshares' common stock and various pricing and other data in an attempt to establish Connecticut Bancshares' value in a merger or sales transaction;

     .  the opinion of Sandler O'Neill, Connecticut Bancshares' financial advisor, that the $52.00 merger consideration is fair from a financial point of view to Connecticut Bancshares' stockholders;

     .  the review conducted by the board of directors of the strategic options available to Connecticut Bancshares and the assessment of the board of directors that none of those options presented superior opportunities or were likely to create greater value for Connecticut Bancshares stockholders than the prospects presented by the proposed merger with
        New Haven;

     .  New Haven's indication that it would likely retain most of Connecticut
        Bancshares' employees;

     .  the current and prospective economic, competitive and regulatory environment facing Connecticut Bancshares, New Haven and the financial services industry generally;

     .  the board of directors' assessment that Connecticut Bancshares would better serve the convenience and needs of its customers and the communities that it serves through affiliation with a financial institution such as New Haven that has a larger infrastructure;

                                       21

     .  the likelihood of Connecticut Bancshares stockholders approving the merger;

     .  the fact that appraisal rights will be available under Delaware law with respect to the merger;

     .  the uncertainties of receiving regulatory approval for the merger and
        New Haven's conversion;

     .  the $30 million payment from New Haven in the event New Haven fails to complete its conversion or consummate this transaction; and

     .  the appointment of two members of each of Connecticut Bancshares' and
        The Savings Bank of Manchester's board of directors to the boards of directors of NewAlliance Bancshares and New Haven.

     The foregoing discussion of the information and factors considered by
Connecticut Bancshares' board of directors is not intended to be exhaustive, but constitutes all material factors considered by the Connecticut Bancshares board of directors. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated by it, the Connecticut Bancshares board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to the different factors.

OPINION OF CONNECTICUT BANCSHARES' FINANCIAL ADVISOR

     By letter agreement dated as of February 25, 2003, Connecticut Bancshares retained Sandler O'Neill as an independent financial advisor in connection with
Connecticut Bancshares' consideration of a possible business combination involving Connecticut Bancshares and a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O'Neill acted as financial advisor to Connecticut Bancshares in connection with the proposed merger with New Haven and participated in certain of the negotiations leading to the merger agreement. At the request of the
Connecticut Bancshares board, representatives of Sandler O'Neill attended the
July 15, 2003 meeting at which the board considered the merger and approved the merger agreement. At the July 15th meeting, Sandler O'Neill delivered to the
Connecticut Bancshares board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Connecticut
Bancshares' stockholders from a financial point of view. Sandler O'Neill has updated its July 15th opinion by delivering to the board a written opinion dated the date of this proxy statement. In rendering its updated opinion, Sandler
O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its earlier opinion. THE
FULL TEXT OF SANDLER O'NEILL'S UPDATED OPINION IS ATTACHED AS APPENDIX B TO THIS
PROXY STATEMENT. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE,
MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN
BY SANDLER O'NEILL IN RENDERING THE OPINION. THE DESCRIPTION OF THE OPINION SET
FORTH BELOW IS QUALIFIED IN ITS

                                       22

ENTIRETY BY REFERENCE TO THE OPINION. CONNECTICUT BANCSHARES' STOCKHOLDERS ARE
URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THEIR
CONSIDERATION OF THE PROPOSED MERGER.

     Sandler O'Neill's opinion speaks only as of the date of the opinion.
Sandler O'Neill's opinion was directed to the Connecticut Bancshares board and was provided to the board for its information in considering the merger. The opinion is directed only to the fairness of the merger consideration to
Connecticut Bancshares stockholders from a financial point of view. It does not address the underlying business decision of Connecticut Bancshares to engage in the merger or any other aspect of the merger and is not a recommendation to any
Connecticut Bancshares stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

     In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

     (1)  the merger agreement and certain of the exhibits and schedules thereto;

     (2)  certain publicly available financial statements and other historical financial information of Connecticut Bancshares that they deemed relevant;

     (3)  certain historical financial information of New Haven that was publicly available or provided by New Haven that they deemed relevant;

     (4)  internal financial projections for Connecticut Bancshares for the years ending December 31, 2003 through 2006 prepared by and reviewed with management of Connecticut Bancshares and the views of senior management of Connecticut Bancshares, based on limited discussions with them, regarding Connecticut Bancshares' business, financial condition, results of operations and prospects;

     (5)  the views of senior management of New Haven, based on limited discussions with representatives of senior management, regarding New
          Haven's financial condition and prospects, including New Haven's proposed conversion from mutual-to-stock form and issuance of common stock in connection therewith and its proposed acquisition of Alliance
          Bancorp of New England, Inc. (as to which Sandler O'Neill performed no independent investigation);

     (6)  the publicly reported historical price and trading activity for
          Connecticut Bancshares' common stock, including a comparison of certain financial and stock market information for Connecticut
          Bancshares with similar publicly available information for certain other companies the securities of which are publicly traded;

     (7)  the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available;

     (8)  the current market environment generally and the banking environment in particular; and

     (9)  such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

                                       23

     In performing its reviews and analyses and in rendering its opinion,
Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Connecticut Bancshares and New
Haven that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Connecticut
Bancshares or New Haven or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Connecticut Bancshares or New Haven or any of their subsidiaries, nor has it reviewed any individual credit files relating to Connecticut Bancshares or New Haven or any of their subsidiaries.
With Connecticut Bancshares' consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Connecticut Bancshares and New
Haven and their respective subsidiaries are adequate to cover such losses. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Connecticut Bancshares or New Haven or any of their subsidiaries.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Connecticut
Bancshares' consent, that there has been no material change in Connecticut
Bancshares' or New Haven's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them and that Connecticut Bancshares and New Haven will remain as going concerns for all periods relevant to its analyses.

     In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by
Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE
TABLES MUST BE READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT
CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler
O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Connecticut Bancshares and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect

                                       24

the public trading values or merger transaction values, as the case may be, of
Connecticut Bancshares or the companies to which it is being compared.

     The earnings projections for Connecticut Bancshares relied upon by Sandler
O'Neill in its analyses were based upon internal projections provided by
Connecticut Bancshares' management for the years ended December 31, 2003 through
December 31, 2006. With respect to such financial projections, Connecticut
Bancshares' management confirmed to Sandler O'Neill that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management of the future financial performance of
Connecticut Bancshares and Sandler O'Neill assumed for purposes of its analyses that such performance would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Sandler O'Neill by Connecticut Bancshares were prepared for internal purposes only and not with a view towards public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

     In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Connecticut Bancshares, New Haven and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Connecticut Bancshares board at the July 15th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler
O'Neill's analyses do not necessarily reflect the value of Connecticut
Bancshares' common stock or the prices at which Connecticut Bancshares' common stock may be sold at any time.

     SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the per share consideration of $52.00 and
Connecticut Bancshares' March 31, 2003 financial information, Sandler O'Neill calculated the following ratios:

Transaction price / last twelve months' earnings per share                 20.4x
Transaction price / 2003 estimated earnings per share (1)                  19.5x
Transaction price / tangible book value                                   254.2%
Transaction price / book value                                            225.6%
Tangible book premium / core deposits (2)                                  25.3%
Premium to closing price as of July 10, 2003 (3)                           23.5%
Premium to closing price as of June 11, 2003 (4)                           36.1%
----------
(1)  Based on the median IBES estimates of $2.67 fully diluted earnings per share in 2003.
(2)  Assumes core deposits of $1.49 billion.
(3)  The closing price on July 10, 2003 was $42.10.
(4)  The closing price on June 11, 2003 was $38.20.

     The aggregate transaction value was approximately $603.4 million, based upon 10,754,943 shares of Connecticut Bancshares common stock outstanding plus the value of options outstanding for 1,691,172 shares calculated using the implied transaction value less the exercise price of the option.

                                       25

     STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Connecticut Bancshares' common stock and the relationship between the movements in the prices of Connecticut Bancshares'
common stock to movements in certain stock indices, including the Standard &
Poor's 500 Index, the NASDAQ Bank Index, the Standard & Poor's Bank Index and
the median performance of a composite group of publicly traded regional savings institutions selected by Sandler O'Neill. During the one-year and three-year periods ended July 10, 2003, Connecticut Bancshares' common stock outperformed each of the indices to which it was compared.

                         BEGINNING INDEX VALUE   ENDING INDEX VALUE
                             JULY 10, 2002         JULY 10, 2003
                         ---------------------   ------------------
Connecticut Bancshares                  100.00%              131.36%
Regional Group                          100.00               107.43
Nasdaq Bank Index                       100.00               107.63
S&P Bank Index                          100.00               106.48
S&P 500 Index                           100.00               107.41

                         BEGINNING INDEX VALUE   ENDING INDEX VALUE
                             JULY 10, 2000         JULY 10, 2003
                         ---------------------   ------------------
Connecticut Bancshares                  100.00%              271.61%
Regional Group                          100.00               234.98
Nasdaq Bank Index                       100.00               159.52
S&P Bank Index                          100.00               123.96
S&P 500 Index                           100.00                67.00

     COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information for
Connecticut Bancshares and a group of twelve publicly traded Northeastern savings institutions selected by Sandler O'Neill (the "Regional Group"):

Independence Community Bank Corp.           First Sentinel Bancorp, Inc.
Staten Island Bancorp, Inc.                 PennFed Financial Services, Inc.
Seacoast Financial Services Corp.           Flushing Financial Corp.
Dime Community Bancshares, Inc.             Troy Financial Corp.
Hudson River Bancorp                        Berkshire Hills Bancorp, Inc.
FIRSTFED AMERICA BANCORP INC.               MASSBANK Corp.

                                       26

     The analysis compared publicly available financial information for
Connecticut Bancshares and each of the companies in the Regional Group as of and for the twelve months ended March 31, 2003. The table below sets forth the comparative data for Connecticut Bancshares and the median data for the Regional
Group, with pricing data as of July 11, 2003.

                                          CONNECTICUT      REGIONAL GROUP
                                           BANCSHARES          MEDIAN
                                        ---------------   ----------------
Total assets (in millions)              $         2,555   $          2,353
Market capitalization (in millions)     $           467   $            375
Current price / 52-week high (1)                   92.5%              97.2%
Tangible equity / tangible assets                  8.98%              8.02%
LTM Return on average equity                      10.96%             12.09%
LTM Return on average assets                       1.11%              1.09%
Price / tangible book value per share            205.75%            215.19%
Price / LTM earnings per share                    16.51x             15.02x
Price / I/B/E/S Estimated 2003 EPS                15.77x             14.16x
----------
(1)  Based on publicly reported daily closing prices for the common stock of each company during past year.

     ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed all transactions announced nationwide from January 1, 2003 to July 11, 2003 and
Northeast transactions announced from January 1, 2002 to July 11, 2003, in each case involving publicly traded savings institutions as acquired institutions and transaction values greater than $15 million. Sandler O'Neill reviewed 13 transactions announced nationwide and 14 transactions announced in the
Northeast. Sandler O'Neill reviewed the multiples of transaction value at announcement to last twelve months' earnings, transaction value to estimated current year earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for each group of transactions. These multiples were applied to Connecticut
Bancshares' financial information as of and for the twelve months ended March
31, 2003. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Connecticut Bancshares' common stock of
$33.66 to $51.16 based upon the median multiples for nationwide transactions and
$44.25 to $53.05 based upon the median multiples for Northeast transactions.

                                          NATIONWIDE TRANSACTIONS   NORTHEAST TRANSACTIONS
                                          -----------------------   ----------------------
                                            MEDIAN      IMPLIED       MEDIAN     IMPLIED
                                           MULTIPLE      VALUE       MULTIPLE     VALUE
                                          ----------   ----------   ---------   ----------
Transaction value/LTM EPS                      16.46x  $    41.97       19.06x  $    48.59
Transaction value/Estimated EPS (1)            14.03x  $    37.63       17.43x  $    46.76
Transaction value/Book Value                  162.07%  $    37.36      226.88%  $    52.29
Transaction value/Tangible book value         164.50%  $    33.66      229.13%  $    46.88
Tangible book premium/Core deposits (2)        15.64%  $    41.50       17.69%  $    44.25
Premium to market price (3)                    21.52%  $    51.16       26.01%  $    53.05
----------
(1)  Based upon management's estimate for fully diluted EPS of $2.68 for 2003.
(2)  Assumes core deposits of $1.49 billion.
(3)  Based upon Connecticut Bancshares' stock price of $42.10 as of July 10,
     2003.

                                       27

     DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill
also performed an analysis which estimated the future stream of after-tax dividend flows of Connecticut Bancshares through December 31, 2006 under various circumstances, assuming Connecticut Bancshares' projected dividend increases and that Connecticut Bancshares performed in accordance with the earnings forecasts prepared by and reviewed with management. To approximate the terminal value of
Connecticut Bancshares common stock at December 31, 2006, Sandler O'Neill applied price/earnings multiples ranging from 10x to 20x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Connecticut Bancshares common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Connecticut
Bancshares common stock of $20.61 to $47.91.

 DISCOUNT
   RATE        10X       12X       14X       16X       18X       20X
----------   --------  --------  --------  --------  --------  --------
         9%  $  25.30  $  29.83  $  34.35  $  38.87  $  43.39  $  47.91
        11      23.60     27.80     32.01     36.21     40.42     44.62
        13      22.04     25.95     29.87     33.78     37.70     41.61
        15      20.61     24.26     27.91     31.55     35.20     38.85

     In connection with its analyses, Sandler O'Neill considered and discussed with the Connecticut Bancshares board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio.
Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     In connection with the merger, Connecticut Bancshares has agreed to pay
Sandler O'Neill a transaction fee of 1% of the aggregate purchase price being paid in the transaction, or approximately $6.1 million, which is contingent and payable upon closing of the merger. Sandler O'Neill has also received a fee of
$300,000 for rendering its opinion, which will be credited against the transaction fee due and payable upon closing. Under certain circumstances,
Sandler O'Neill will also receive a fee if the merger agreement is terminated.
Connecticut Bancshares has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement up to a maximum of $50,000 and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided investment banking services to
Connecticut Bancshares and received compensation for such services. In addition, in the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Connecticut Bancshares and New
Haven Savings and their respective affiliates and may actively trade the equity securities of Connecticut Bancshares for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

                                       28

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR
INTERESTS

     Some members of Connecticut Bancshares' management and board of directors may have interests in the merger that are in addition to or different from the interests of Connecticut Bancshares stockholders. Connecticut Bancshares board of directors was aware of these interests and considered them in approving the merger agreement. Included below is a summary of some of the agreements and benefit plans under which officers or directors participate and under which benefits will be paid in accordance with the merger agreement.

     TERMINATION AND RELEASE AGREEMENTS WITH MESSRS. MEDUSKI, ANDERSON, PIKE AND
SOMERVILLE. Richard P. Meduski, Douglas K. Anderson, Charles L. Pike and Roger
A. Somerville have entered into employment agreements with Connecticut
Bancshares and The Savings Bank of Manchester, each dated as of March 1, 2000.
Under these agreements, the executives would be entitled to receive a severance payment equal to three times their average annual compensation (as defined under the agreements) for the five preceding taxable years and 36 months of continued
health and welfare benefits upon their termination of employment in connection with a change in control. In connection with the execution of the merger agreement, Richard P. Meduski, Douglas K. Anderson, Charles L. Pike, and Roger
A. Somerville entered into Termination and Release Agreements with Connecticut
Bancshares, The Savings Bank of Manchester and New Haven, dated as of July 15,
2003. The termination agreements provide that if Messrs. Meduski, Anderson, Pike and Somerville are employed as of the effective date of the merger, they will receive cash payments of $3,256,234, $1,367,156, $1,711,943 and $1,035,497,
respectively, as consideration for the termination of (1) their employment agreements with The Savings Bank of Manchester and the Connecticut Bancshares,
(2) participation by Messrs. Meduski, Anderson and Pike in Manchester's
supplemental executive retirement plan, and (3) supplemental retirement benefit agreements between Messrs. Meduski and Pike and The Savings Bank of Manchester.
The executives and their dependents also will receive 36 months of continued
life, health, dental and disability (i.e., health and welfare) benefit coverage, less the executive's premium share, or a cash payment equal to the present value of such coverage.

     Under the Termination and Release Agreements, the executives also agreed to take the following actions between July 15, 2003 and December 31, 2003: (1)
exercise all vested non-qualified stock options, including those that vest prior to December 31, 2003, under the Connecticut Bancshares 2000 Stock-Based
Incentive Plan, and, for Mr. Somerville, the additional exercise of non-qualified stock options granted under the Connecticut Bancshares 2002 Equity
Compensation Plan; and (2) exercise all vested incentive stock options granted under the 2000 Stock-Based Incentive Plan, and, for Mr. Somerville, those granted under the 2002 Equity Compensation Plan, and their subsequent sale in a manner that will constitute a disqualifying disposition under Section 421(b) of the Internal Revenue Code. Messrs. Meduski, Anderson, and Pike also agreed to refrain from exercising any stock options granted to them under the 2002 Equity
Compensation Plan. Mr. Somerville further agreed to the accelerated vesting, as of December 31, 2003, of his restricted stock award granted under the 2000
Stock-Based Incentive Plan that would otherwise vest as of January 2, 2004, and to accept payment of his cash bonus for 2003, otherwise scheduled for payment in
2004, as of December 31, 2003.

     Payments to the executives under the Termination and Release Agreements are subject to their compliance with Section 280G of the Internal Revenue Code. If these payments constitute "excess parachute payments" under Section 280G, they will be reduced to an amount that is one dollar less than the executive's maximum payment amount under Section 280G; i.e., the Section 280G Limit.

                                       29

     The executives further agreed, with respect to the definition of annual compensation under their employment agreements, and as applicable, benefits payable under their supplemental executive retirement plan or supplemental retirement benefit agreements, to exclude from their 2003 annual compensation, amounts related to: (1) the grant or vesting of restricted stock awards after
October 1, 2003; (2) the grant, vesting or exercise of stock options; (3) income resulting from the disqualifying disposition of incentive stock options; (4)
cash bonus payments; and (5) other mutually agreed-upon severance payments.

     Lastly, under the Termination and Release Agreements, the parties agreed to release each other from their remaining obligations under the employment agreements and, as applicable, the supplemental executive retirement plan and supplemental retirement benefit agreements.

     TERMINATION AND RELEASE AGREEMENTS WITH CERTAIN SENIOR OFFICERS. Messrs.
Hartl, Martin, Orenstein, Thomas, Hamby, Gaucher, Lynch and Smith and Ms.
Trainer, Yungk, Elliott and McLaughlin have entered into change in control agreements with The Savings Bank of Manchester. The agreements provide for a severance payment of three times the executive's average annual compensation (as defined under the agreements) for the five preceding taxable years and 36 months of continued health and welfare benefits upon an involuntary termination of employment following a change in control during the agreement term, or upon a voluntary termination of employment due to a demotion or material reduction in compensation or benefits with 12 months after a change in control. Upon execution of the merger agreement, Messrs. Hartl, Martin, Orenstein, Thomas,
Hamby, Gaucher, Lynch and Smith and Ms. Trainer, Yungk, Elliott and McLaughlin
entered into Termination and Release Agreements with Connecticut Bancshares, The
Savings Bank of Manchester and New Haven, dated as of July 15, 2003, under which they will receive payments of $761,831, $956,304, $528,083, $544,940, $596,950,
$841,414, $517,314, $676,760, $526,681, $317,290, $282,858, and $307,207,
respectively, as well as continued health and welfare benefit coverage, or a cash payment equivalent to the present value of such coverage, for a period of
36 months, in exchange for their agreement to terminate their change in control agreements with The Savings Bank of Manchester as of the effective date of the merger. The executives also agreed to take the following actions before December
31, 2003: (1) exercise all vested non-qualified stock options granted under the
Connecticut Bancshares 2000 Stock-Based Incentive Plan and 2002 Equity
Compensation Plan; (2) exercise all vested incentive stock options granted under these plans and the subsequent sale of the shares in a manner that will constitute a disqualifying disposition under Section 421(b) of the Internal
Revenue Code; (3) accept accelerated vesting, as of December 31, 2003, of all unvested restricted stock awards; and (4) accept on December 31, 2003, their
2003 cash bonus, which would otherwise be paid in 2004.

     Payments to the executives under the Termination and Release Agreements are subject to their compliance with Section 280G of the Internal Revenue Code. If the cash payments constitute "excess parachute payments" under Section 280G, they will be reduced to an amount that is one dollar less than the executive's maximum payment amount under Section 280G; i.e., the Section 280G Limit.

     The executives also agreed, with respect to the definition of annual compensation under their change in control agreements, to exclude from their
2003 annual compensation amounts related to: (1) the grant or vesting of restricted stock awards after October 1, 2003; (2) the grant, vesting or exercise of stock options; (3) income resulting from the disqualifying disposition of incentive stock options; (4) bonus payments; and (5) other severance payments. The executives further agreed to release Connecticut
Bancshares, The Savings Bank of Manchester and New Haven from their remaining obligations under the change in control agreements.

                                       30

     NONCOMPETITION AGREEMENTS WITH MESSRS. MEDUSKI, ANDERSON, PIKE AND
SOMERVILLE. In connection with the merger agreement, Messrs. Meduski, Anderson,
Pike and Somerville entered into noncompetition agreements, dated as of July 15,
2003, under which they agreed, for a period of 42 months, 27 months, 12 months and six months, respectively, following the merger effective date, to refrain from engaging in competitive business activities and soliciting customers of New
Haven or its subsidiaries in certain counties within Connecticut and Rhode
Island and in the New York metropolitan area. The executives have also agreed to treat as confidential all non-public information gained during the course of their employment with Connecticut Bancshares and The Savings Bank of Manchester.
As consideration for their compliance with the terms of their noncompetition agreements, Messrs. Meduski, Anderson, Pike and Somerville will receive cash payments of $3,780,000, $1,100,000, $1,868,000 and $75,000 respectively, on the effective date of the merger.

     VESTING OF CONNECTICUT BANCSHARES RESTRICTED STOCK. Directors, officers and employees of Connecticut Bancshares received restricted stock awards that vest equally over a five-year period from the date of receipt under the Connecticut
Bancshares, Inc. 2000 Stock-Based Incentive Plan and 2002 Equity Compensation
Plan. Under the terms of the plans, all unvested restricted stock awards immediately vest upon a change in control of Connecticut Bancshares. The merger will constitute a change in control of Connecticut Bancshares under the plans.
As of February 9, 2004, the directors and executive officers of Connecticut
Bancshares held a total of 260,924 shares of unvested restricted stock, which will be converted into the right to receive the same $52.00 per share merger consideration as all other shares of Connecticut Bancshares common stock. The following table reflects the number of shares of unvested restricted stock held by directors and executive officers and the payment that each will receive in exchange for their unvested shares of restricted stock.

                                             NUMBER OF SHARES    TOTAL PAYMENT
                                               OF UNVESTED        FOR UNVESTED
NAME                                         RESTRICTED STOCK   RESTRICTED STOCK
------------------------------------------   ----------------   ----------------
A. Paul Berte ............................              7,384   $        383,968
Timothy J. Devanney ......................              7,384            383,968
Sheila B. Flanagan .......................              7,384            383,968
John D. LaBelle, Jr ......................              7,384            383,968
Eric A. Marziali .........................              7,384            383,968
Richard P. Meduski .......................             73,525          3,823,300
Timothy J. Moynihan ......................              2,892            150,384
Jon L. Norris ............................              7,384            383,968
William D. O'Neill .......................              7,384            383,968
Laurence P. Rubinow ......................              7,384            383,968
John G. Sommers ..........................              7,384            383,968
Thomas E. Toomey .........................              7,384            383,968
Gregory S. Wolff .........................              7,384            383,968
All executive officers who are
 not directors (8 persons)................            103,283          5,370,716

                                       31

     CONNECTICUT BANCSHARES STOCK OPTIONS. Immediately before the closing of the merger, all outstanding options to purchase shares of Connecticut Bancshares common stock will become immediately exercisable and vested, to the extent not already exercisable and vested. At the closing of the merger, all options will be cancelled and each holder will be entitled to an amount equal to the excess of the $52.00 per share merger consideration over the exercise price per share of each option, net of any cash which must be withheld under federal and state income and employment tax requirements. As of February 9, 2004, the directors and executive officers of Connecticut Bancshares held options to purchase a total of 1,036,118 shares of Connecticut Bancshares common stock with a weighted average exercise price of $28.30. The following table reflects for directors and officers the number of options that will vest as a result of the merger, the number of options held by each and the payment that each will receive in exchange for his or her options.

                                       NUMBER OF
                                        OPTIONS
                                     VESTING AS A     TOTAL
                                        RESULT        NUMBER    TOTAL PAYMENT
NAME                                 OF THE MERGER  OF OPTIONS   FOR OPTIONS
----------------------------------   -------------  ----------  -------------
A. Paul Berte.....................          22,803      39,736  $   1,078,327
Timothy J. Devanney...............          22,803      42,544      1,174,838
Sheila B. Flanagan................          22,803      42,544      1,174,838
John D. LaBelle, Jr...............          22,803      42,544      1,174,838
Eric A. Marziali..................          22,803      36,928        981,816
Richard P. Meduski................         209,856     239,856      5,263,351
Timothy J. Moynihan...............          11,571      14,464        209,728
Jon L. Norris.....................          22,803      38,332      1,030,071
William D. O'Neill................          22,803      42,544      1,174,838
Laurence P. Rubinow...............          22,803      41,544      1,140,468
John G. Sommers...................          22,803      42,544      1,174,838
Thomas E. Toomey..................          22,803      36,928        981,816
Gregory S. Wolff..................          22,803      31,312        788,794
All executive officers who are
   not directors (8 persons)......         306,012     344,298      7,204,598

     TERMINATION OF THE SAVINGS BANK OF MANCHESTER ESOP. The Savings Bank of
Manchester will terminate its employee stock ownership plan upon completion of the merger. The plan will repay its existing loan from Connecticut Bancshares and will allocate the remaining cash representing earnings on trust assets to the accounts of the plan participants, in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the plan.

     PROTECTION OF CONNECTICUT BANCSHARES DIRECTORS AND OFFICERS AGAINST CLAIMS.
New Haven has agreed to indemnify and hold harmless each present and former director and officer of Connecticut Bancshares and its subsidiaries from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent that he or she would have been entitled under Connecticut Bancshares', or the subsidiary's, certificate of incorporation and bylaws. New Haven will advance any related costs to each of these persons as they are incurred. New Haven will also maintain a policy of directors' and officers' liability insurance coverage for the benefit of
Connecticut Bancshares' directors and officers for six years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

                                       32

APPROVALS NEEDED TO COMPLETE THE MERGER

     In addition to the approval of the merger agreement by the Connecticut
Bancshares stockholders, completion of the merger and the transactions contemplated by the merger agreement are subject to the prior approval of the
Connecticut Banking Commissioner, the Federal Deposit Insurance Corporation and
the Federal Reserve Board.

     CONNECTICUT DEPARTMENT OF BANKING. The approval of the Connecticut Banking
Commissioner is required for the consummation of the merger and the bank merger.
These approvals are required under Sections 36a-184 and 36a-125 of the
Connecticut General Statutes. In deciding whether to approve a transaction, the
Connecticut Banking Commissioner must consider a number of factors, including whether the transaction is consistent with safe and sound banking practices and can reasonably be expected to produce benefits to the public and whether the transaction will not cause a substantial decrease in competition in the banking industry of the state. The Connecticut Banking Commissioner also must make findings that the transaction meets various requirements under the Community
Reinvestment Act and applicable consumer protection laws pursuant to Section
36a-34 of the Connecticut General Statutes.

     FEDERAL DEPOSIT INSURANCE CORPORATION. The approval of the Federal Deposit
Insurance Corporation under the Bank Merger Act is needed to consummate the bank merger. In making its decision, the Federal Deposit Insurance Corporation will consider the competitive factors involved under the federal antitrust laws, the financial resources and managerial resources of the institutions involved and the future prospects of the existing and proposed institutions. In addition, the
Federal Deposit Insurance Corporation will consider the convenience and needs of the community in making its decision regarding the bank merger. Pursuant to the
Community Reinvestment Act of 1977, the Federal Deposit Insurance Corporation
must also take into account the performance of each participating bank in meeting the credit needs of the entire community, including low and moderate income neighborhoods.

     FEDERAL RESERVE BOARD. The merger of Connecticut Bancshares into a subsidiary of NewAlliance Bancshares is subject to the prior approval of the
Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended. Pursuant to the Bank Holding Company Act, the Federal Reserve Board
considers the competitive effects of the merger under the federal antitrust laws. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served.
Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each participating bank holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. Any merger approved by the Federal Deposit Insurance
Corporation under the Bank Merger Act or by the Federal Reserve Board under the
Bank Holding Company Act may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the applicable Bank regulator and the
U.S. Department of Justice, the waiting period may be reduced to 15 days.

     Section 225.12(d)(2) of the Federal Reserve Board's Regulation Y provides that the approval of the Federal Reserve Board is not required for certain acquisitions by bank holding companies if the acquisition has a component that will be approved by a federal supervisory agency under the Bank Merger Act and certain other requirements are met. Under this regulation, the acquiring bank holding

                                       33

company must submit a notice to the Federal Reserve Board at least ten days prior to the transaction and no application for approval of the proposed acquisition under the Bank Holding Company Act will be required unless the
Federal Reserve Board informs the proposed acquiror to the contrary prior to expiration of this period. New Haven believes that the proposed merger and bank merger satisfy these requirements and, accordingly, intends to submit a notice to the Federal Reserve Board under this regulation.

     In addition, the Bank Holding Company Act requires that the Federal Reserve
Board take into account the record of compliance of each bank holding company with applicable state community reinvestment laws. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

     STATUS OF APPLICATIONS AND NOTICES. New Haven and Connecticut Bancshares
have filed all required applications and notices with applicable regulatory authorities in connection with the merger and the bank merger. As of the date of this proxy statement, all regulatory approvals with respect to the merger and the bank merger are still pending. While we do not know of any reason why such approvals can not be obtained in a timely manner, there can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement and described under "THE MERGER AGREEMENT--CONDITIONS TO COMPLETING
THE MERGER."

     The approval of any application merely implies the satisfaction of regulatory criteria for approval that does not include review of the merger from the standpoint of the adequacy of the consideration to be received by
Connecticut Bancshares stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

NEW HAVEN'S CONVERSION

     New Haven has adopted a plan of conversion pursuant to which it will convert from a Connecticut-chartered mutual savings bank to a
Connecticut-chartered stock savings bank. Recently, New Haven has organized a
Delaware corporation, NewAlliance Bancshares, to acquire and hold all of the capital stock of New Haven to be issued in the conversion.

     Consummation of the merger is subject to certain conditions, including the receipt by New Haven of all approvals necessary to complete the conversion.
Specifically, the conversion of New Haven must be approved by the Connecticut
Banking Commissioner and receive the non-objection of the Federal Deposit
Insurance Corporation. In addition, the Federal Reserve Board must approve
NewAlliance Bancshares' becoming a bank holding company by acquiring the stock of New Haven. New Haven filed an application for conversion with the Connecticut
Banking Commissioner and a notice of conversion with the Federal Deposit
Insurance Corporation on September 29, 2003. The Connecticut Banking
Commissioner approved New Haven's plan of conversion on January 26, 2004 and amended its approval on February 5, 2004. On February 5, 2004, the Federal
Deposit Insurance Corporation issued its intent not to object to the plan of conversion. As of the date of this proxy statement, the Federal Reserve Board's approval is still pending. In connection with the conversion, NewAlliance
Bancshares also filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on

                                       34

September 30, 2003. The Registration Statement was declared effective on
February 9, 2004. See "THE MERGER AGREEMENT - CONDITIONS TO COMPLETING THE
MERGER."

FINANCING THE MERGER

     The total amount of funds required to consummate the merger and to pay
NewAlliance Bancshares' related fees and expenses is estimated to be approximately $610.0 million. The funds NewAlliance Bancshares will use to satisfy its obligations will be obtained from the proceeds of New Haven's conversion offering. Consummating the conversion is a condition precedent to consummating the merger. If the conversion proceeds are insufficient to finance the total merger consideration, New Haven may have to obtain alternative financing to cover any shortfall. For further information, see "HOW WE INTEND TO
USE THE NET PROCEEDS FROM THE OFFERING" of the NewAlliance Bancshares
prospectus, attached as Appendix D.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for under the purchase method of accounting.
Under this method of accounting, NewAlliance Bancshares and Connecticut
Bancshares will be treated as one company as of the date of the merger, and
NewAlliance Bancshares will record the fair value of Connecticut Bancshares'
assets (including intangible assets which arise from either contractual or other legal rights or are separable) and liabilities on its consolidated financial statements. Acquisition costs in excess of the fair value of the net assets acquired will be recorded as goodwill. Goodwill will not be amortized for financial accounting purposes, but instead will be tested for impairment annually. Connecticut Bancshares' results of operations will be included in
NewAlliance Bancshares' consolidated income statement after completion of the merger.

DISSENTERS' APPRAISAL RIGHTS

     Under Delaware law, if you both properly make a demand for appraisal in writing before the vote taken at the special meeting and you do not vote in favor of the merger, you have the right to seek an appraisal of the fair value of your Connecticut Bancshares common stock and receive a cash payment of such fair value. CONNECTICUT BANCSHARES' STOCKHOLDERS ELECTING TO EXERCISE
DISSENTERS' APPRAISAL RIGHTS MUST COMPLY WITH THE PROVISIONS OF SECTION 262 OF
THE DELAWARE GENERAL CORPORATION LAW IN ORDER TO PERFECT THEIR RIGHTS.
CONNECTICUT BANCSHARES WILL REQUIRE STRICT COMPLIANCE WITH THE STATUTORY
PROCEDURES. A copy of Section 262 of the Delaware General Corporation Law is
attached as Appendix C.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder's appraisal rights.
This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the
Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement.

     Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Connecticut Bancshares' notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should

                                       35

carefully review the text of Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

     If you elect to exercise your appraisal rights and demand appraisal of your shares, you must satisfy each of the following conditions:

     (1)  YOU MUST DELIVER TO CONNECTICUT BANCSHARES A WRITTEN DEMAND FOR
APPRAISAL OF YOUR SHARES BEFORE THE STOCKHOLDER VOTE ON THE MERGER IS TAKEN.
This written demand for appraisal must be in addition to and separate from any abstention from or vote against the merger, whether by proxy or in person.
Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

     (2)  YOU MUST NOT VOTE IN FAVOR OF THE MERGER. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     (3)  YOU MUST CONTINUOUSLY BE THE RECORD HOLDER OF YOUR SHARES FROM THE
DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE
MERGER.

     (4)  YOU MUST OTHERWISE COMPLY WITH THE STATUTORY REQUIREMENTS OF SECTION
262.

     If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of
Connecticut Bancshares common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Connecticut
Bancshares common stock.

     All demands for appraisal should be addressed to the Corporate Secretary,
Connecticut Bancshares, Inc., 923 Main Street, Manchester, Connecticut 06040,
before the vote on the merger is taken at the special meeting. Any demand should be executed by or on behalf of the record holder of the shares of Connecticut
Bancshares common stock. The demand must reasonably inform Connecticut
Bancshares of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

     TO BE EFFECTIVE, A DEMAND FOR APPRAISAL BY A HOLDER OF CONNECTICUT
BANCSHARES COMMON STOCK MUST BE MADE BY OR IN THE NAME OF SUCH REGISTERED
STOCKHOLDER. A DEMAND CANNOT BE MADE BY THE BENEFICIAL OWNER IF HE OR SHE DOES
NOT ALSO HOLD THE SHARES OF RECORD. THE BENEFICIAL HOLDER MUST, IN SUCH CASES,
HAVE THE REGISTERED OWNER SUBMIT THE REQUIRED DEMAND IN RESPECT OF SUCH SHARES.
IF YOU HOLD YOUR SHARES OF CONNECTICUT BANCSHARES COMMON STOCK IN A BROKERAGE
ACCOUNT OR IN OTHER NOMINEE FORM AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU
SHOULD CONSULT WITH YOUR BROKER OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE
PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH NOMINEE.

     If shares are owned of record by a fiduciary, such as a trustee, guardian or custodian, execution of a demand for appraisal should be made by the record owner in its fiduciary capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand

                                       36

should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

     Within 10 days after the effective date of the merger, New Haven must give written notice to each Connecticut Bancshares stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger that the merger has become effective. Within 120 days after the effective date, either New Haven or any stockholder who has complied with the requirements of
Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. New Haven does not presently intend to file this petition in the event there are such stockholders and has no obligation to do so. Accordingly, the failure of a stockholder to file a petition under Section 262 within the period specified could nullify such stockholder's previously written demand for appraisal.

     Within 120 days after the effective date of the merger, any Connecticut
Bancshares stockholder who has complied with the requirements of Section 262 is entitled to receive upon written request to New Haven a written statement from
New Haven that sets forth the aggregate number of shares not voted in favor of the merger and for which demands for appraisal have been received and the aggregate number of stockholders that made demands for appraisal. The New Haven statement must be mailed to the stockholder within 10 days after New Haven received the stockholders' written request or the expiration of the time period for delivery of demands for appraisals, whichever is later.

     At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the payment specified by the merger agreement for his or her shares of Connecticut
Bancshares common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to New Haven, New Haven will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders named on such list, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the
Register in Chancery for notation on the stock certificates of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

     After determination of the stockholders entitled to appraisal of their shares of Connecticut Bancshares common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the fair value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the

                                       37

Chancery Court so determines, to the stockholders entitled to receive payment, upon surrender by such holders of the certificates representing the shares entitled to appraisal.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

     Costs of the appraisal proceeding may be imposed upon New Haven and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date of the merger); however, if no petition for appraisal is filed within 120 days after the effective date, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of the stockholder to appraisal will cease and the stockholder will be entitled to receive the cash payment for shares of his or her Connecticut Bancshares common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date of the merger.

     In view of the complexity of Section 262, Connecticut Bancshares stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

                              THE MERGER AGREEMENT

     THE FOLLOWING DISCUSSION OF THE MERGER IS QUALIFIED BY REFERENCE TO THE
MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A. YOU
SHOULD READ THE ENTIRE MERGER AGREEMENT CAREFULLY. IT IS THE LEGAL DOCUMENT THAT
GOVERNS THE MERGER.

WHEN WILL THE MERGER BE COMPLETED

     The closing of the merger will take place on a date designated by New Haven and Connecticut Bancshares. On the closing date, New Haven will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at the time stated in the certificate of merger.

     Connecticut Bancshares and New Haven expect to complete the merger in the first calendar quarter of 2004. However, neither Connecticut Bancshares nor New
Haven can guarantee when or if the required regulatory approvals will be obtained. See "THE MERGER--APPROVALS NEEDED TO COMPLETE THE MERGER." Connecticut
Bancshares may terminate the merger agreement if New Haven has not received all required regulatory approvals and NewAlliance Bancshares' registration statement as filed with the Securities and Exchange Commission has not been declared effective before August 16, 2004. Furthermore, either Connecticut Bancshares or
New Haven may terminate the merger agreement if, among other reasons, the merger has not been completed on or before October 15, 2004, unless failure to

                                       38

complete the merger by that time is due to the failure of the party seeking to terminate the agreement to perform its obligations set forth in the merger agreement. See "--OTHER PROVISIONS OF THE MERGER AGREEMENT--TERMINATING THE
MERGER AGREEMENT."

CONDITIONS TO COMPLETING THE MERGER

     The respective obligations of Connecticut Bancshares and New Haven to effect the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement:

     .  approval by a majority of the outstanding shares of stock held by our stockholders;

     .  approval of New Haven's plan of conversion by New Haven's corporators and any other party as may be required;

     .  absence of any order, decree or injunction which enjoins or prohibits consummation of the transactions contemplated by the merger agreement;

     .  receipt of all required regulatory approvals for the merger and the conversion, provided that none contain any condition that would materially and adversely affect the combined enterprise of Connecticut
        Bancshares, The Savings Bank of Manchester and New Haven or otherwise materially impair the value of the Connecticut Bancshares or The Savings
        Bank of Manchester to New Haven;

     .  completion of New Haven's conversion;

     .  each party's representations and warranties continuing to be true and correct in all material respects as of the date of the merger agreement and as of the closing date, except as otherwise contemplated by the
        Agreement or consented to in writing by the other party (PROVIDED,
        HOWEVER, that this condition will be satisfied unless the failure of the representations or warranties to be true and correct would have a material adverse effect on the party);

     .  performance in all material respects of all obligations and compliance in all material respects with all agreements or covenants required to be performed by each party, except to the extent that failure to perform or comply does not have materially adversely effect the consummation of the merger;

     .  receipt of any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the transactions contemplated by the Agreement, the failure to obtain which would have a material adverse effect;

     .  receipt by New Haven of a "comfort letter" from our independent certified public accountants, dated the effective date of the conversion registration statement, regarding certain financial information of
        Connecticut Bancshares;

     .  absence of any event or circumstance since January 1, 2003 that has had or is reasonably likely to have a material adverse effect on Connecticut
        Bancshares; and

                                       39

     .  delivery by New Haven of the merger consideration to the exchange agent on or before the closing date, and receipt by Connecticut Bancshares of a certificate from the exchange agent evidencing such delivery.

     You can find the details of the conditions to the merger in Article IX of the merger agreement located in Appendix A. Neither party to the merger agreement can guarantee that all of these conditions will be satisfied or waived.

OTHER PROVISIONS OF THE MERGER AGREEMENT

     Although the completion of the merger requires stockholder approval, many provisions of the merger agreement became effective immediately upon its signing. Your vote was not required to make these provisions binding obligations of New Haven and Connecticut Bancshares.

     REPRESENTATIONS AND WARRANTIES. New Haven and Connecticut Bancshares have made certain customary representations and warranties to each other in the merger agreement relating to each party's business. Each party's representations and warranties must be true and correct upon both signing of the merger agreement and the completion of the merger. A party can terminate the merger agreement if the other party's representations and warranties are not true and correct resulting in a material adverse effect on that other party. If the merger is completed, or if the merger agreement is terminated for some unrelated reason, the representations and warranties become void. You can find details of these obligations in Articles IV and V of the merger agreement located in
Appendix A.

     COOPERATION AND CONDUCT OF BUSINESS; AGREEMENT NOT TO SOLICIT OTHER
PROPOSALS. Each party has agreed to cooperate in completing the merger and
Connecticut Bancshares has agreed to avoid extraordinary transactions between the signing of the merger agreement and the completion of the merger. You can find details of these obligations in Article VI of the merger agreement located in Appendix A.

     In addition, Connecticut Bancshares and its directors, officers, employees, agents and representatives have agreed not to:

     (1)  solicit or encourage any inquiries or proposals with respect to an
          "acquisition proposal;"

     (2)  engage in any negotiations concerning an "acquisition proposal;" or

     (3)  provide any confidential information to any person relating to an
          "acquisition proposal."

     Notwithstanding these prohibitions, Connecticut Bancshares may:

     (1)  provide non-public information to a third party who makes an unsolicited "acquisition proposal" if the third party has executed a confidentiality agreement;

     (2)  negotiate with such third party regarding an unsolicited "acquisition proposal;" and

     (3)  recommend an unsolicited "acquisition proposal" to our stockholders;

          BUT ONLY IF each of the following conditions are met:

                                       40

          (a)  Connecticut Bancshares' board of directors determines in good faith, after consultation with legal counsel, that such action would be required in order for its directors to comply with their fiduciary duties; and

          (b)  Connecticut Bancshares' board of directors determines in good faith, after consultation with its financial advisor, that such
               "acquisition proposal," if accepted, is at least as reasonably likely to be consummated, taking into account all legal,
               financial and regulatory aspects of the proposal and the third party making the proposal and, if consummated, would result in a transaction more favorable to Connecticut Bancshares'
               stockholders from a financial point of view than the merger with
               New Haven.

     EMPLOYEE MATTERS. New Haven anticipates employing substantially all branch customer service employees of The Savings Bank of Manchester and other employees needed to conduct business following the merger. In addition, New Haven may pay retention bonuses to certain key employees, provided they remain in the employ of New Haven for some negotiated period of time following consummation of the merger. Employees who are terminated in connection with the merger are entitled to COBRA health care continuation benefits as required by law. New Haven will consult with Connecticut Bancshares regarding limited outplacement services to terminated employees, with the cost for such services not to exceed $30,000.

     Continuing employees may continue to participate in The Savings Bank of
Manchester's employee benefit plans, deferred compensation arrangements, bonus or incentive plans and other compensation and benefit plans that New Haven maintains following the merger. Continuing employees may also participate in additional New Haven benefit programs on the same basis as similarly situated employees of New Haven. Finally, continuing employees may participate in any stock option or employee stock ownership plan implemented by New Haven after the merger, based on the same criteria as other New Haven employees. With respect to existing New Haven employee benefit plans, continuing employees will receive past service credit for purposes of determining eligibility to participate and vesting, but not for purposes of benefit accrual; provided, however, that New
Haven is not required to provide past service credit that would cause a duplication of benefits. New Haven reserves the right under the merger agreement to amend or terminate any of The Savings Bank of Manchester employee benefit plans at any time in accordance with their terms.

     New Haven will honor and perform the obligations of The Savings Bank of
Manchester under its existing benefit agreements, other than those covered by the Termination and Release Agreements. Consummation of the merger will constitute a "change in control" with respect to such arrangements. Upon execution of a release of claims, employees will receive the cash and other benefits provided for under such benefit agreements. In order to avoid the duplication of fringe benefits, an employee entitled to fringe benefits under an executive agreement who becomes entitled to similar benefits upon service as a director, officer, employee or consultant of New Haven will receive such benefits in lieu of, rather than in addition to, the fringe benefits provided under the executive agreement.

     The Savings Bank of Manchester will terminate its employee stock ownership plan upon completion of the merger. The plan will repay its existing loan from
Connecticut Bancshares and will allocate the remaining cash representing earnings on trust assets to the accounts of the plan participants, in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the plan.

                                       41

     CHANGING THE TERMS OF THE MERGER AGREEMENT. Before the completion of the merger, Connecticut Bancshares and New Haven may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Connecticut
Bancshares stockholders, Connecticut Bancshares and New Haven can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by Connecticut Bancshares' stockholders under the terms of the merger agreement without further approval of Connecticut
Bancshares' stockholders.

     TERMINATING THE MERGER AGREEMENT. Connecticut Bancshares and New Haven may
agree at any time not to complete the merger, even if Connecticut Bancshares'
stockholders have approved the merger agreement. In addition, either Connecticut
Bancshares or New Haven may decide, without the consent of the other, to terminate the merger agreement:

     .  if there has been a material breach of any of the representations and warranties on the part of the other party and the breach cannot be cured within 30 days of notice of breach;

     .  if there has been a material failure to perform or comply with any of the covenants or agreements on the part of the other party and the breach cannot be cured within 30 days of notice of breach;

     .  if the closing has not occurred by October 15, 2004, provided that no party may terminate the merger agreement if the failure to close before such date resulted from that party's breach of its obligations;

     .  if (a) the stockholders of Connecticut Bancshares fail to approve the merger agreement, or (b) New Haven's corporators fail to approve the plan of conversion, or (c) any other party required to vote on the plan of conversion fails to approve it;

     .  if (a) a government entity takes final action regarding the merger agreement or the bank merger agreement and such action does not approve those transactions, (b) if any regulatory authority has stated in writing that it will not issue its approval in connection with the merger agreement or the bank merger agreement, or (c) a court or other governmental authority issues an order prohibiting the merger or the bank merger; or

     .  if (a) a government entity takes final action regarding the conversion and such action does not approve that transaction, (b) if any regulatory authority has stated in writing that it will not issue its approval in connection with the conversion, or (c) a court or other governmental authority issues an order prohibiting the conversion; or

     .  if either party cannot satisfy its obligations to the other party under the conditions to completing the merger by October 15, 2004.

     Connecticut Bancshares may also terminate the merger agreement if any of the following conditions is met:

     .  New Haven has not received all regulatory approvals in connection with the merger, the bank merger, the conversion (except for any approval with respect to the conversion to be received following the completion of the offering and before consummation of the

                                       42

        conversion) and the conversion registration statement is not declared effective by August 16, 2004;

     .  any of the conditions to the obligations of Connecticut Bancshares cannot be satisfied (except for any approval with respect to the conversion to be received following the completion of the offering and before consummation of the conversion) by August 16, 2004; or

     .  (before its stockholder meeting) in order to enter into an "acquisition agreement" with respect to a "superior proposal" and sufficient notice has been granted New Haven allowing it to match or better the "superior proposal."

     NewAlliance Bancshares may also terminate the merger agreement:

     .  if (a) Connecticut Bancshares' board fails to make or changes its recommendation to stockholders prior to Connecticut Bancshares'
        stockholder meeting, or (b) Connecticut Bancshares' board fails to give notice of, convene and hold its stockholder meeting; or

     .  if a third party commences a tender or exchange offer for 25% or more of
        Connecticut Bancshares stock and Connecticut Bancshares board recommends to its stockholders to tender their shares or fails to recommend a rejection of the offer.

     TERMINATION FEE. The merger agreement requires Connecticut Bancshares to pay New Haven a fee of $30 million if:

     .  New Haven terminates the merger agreement because (i) Connecticut
        Bancshares' board of directors fails to recommend approval of the merger agreement, or withdraws or modifies the recommendation in a manner adverse to New Haven, (ii) Connecticut Bancshares fails to call a meeting of stockholders, or (iii) a tender offer for 25% or more of
        Connecticut Bancshares' common stock is commenced and Connecticut
        Bancshares' board recommends to its stockholders that they tender their shares or otherwise fails to recommend that such stockholders reject such tender offer within ten business days;

     .  New Haven terminates the merger agreement because Connecticut Bancshares materially breaches a representation, warranty or covenant and, before termination, a competing "acquisition proposal" has been publically announced or made known to Connecticut Bancshares management;

     .  either party terminates the merger agreement because Connecticut
        Bancshares' stockholders fail to approve the merger agreement and, before the stockholder vote, a competing "acquisition proposal" has been publically announced or made known to Connecticut Bancshares management;
        or

     .  before Connecticut Bancshares' stockholder meeting, Connecticut
        Bancshares terminates to accept a "superior proposal" which New Haven fails to at least match within five business days after Connecticut
        Bancshares notifies New Haven of the "superior proposal."

                                       43

     If the termination fee is triggered under the first three triggering events, Connecticut Bancshares must pay $10 million to New Haven by the third business day following termination and the balance of $20 million if, within 18 months after termination, Connecticut Bancshares enters into an agreement with respect to, or consummates, an "acquisition transaction" with another party. If the termination fee is triggered under the fourth triggering event, Connecticut
Bancshares must pay the entire $30 million by the third business day following termination.

     In addition, New Haven must pay Connecticut Bancshares a special payment fee of $30 million if:

     .  New Haven's corporators, or any other party required to vote on the plan of conversion, fail to approve the plan of conversion;

     .  New Haven fails to obtain all required regulatory approvals for the merger and the conversion;

     .  New Haven does not complete the merger by October 15, 2004 or such later date agreed to by the parties; or

     .  Connecticut Bancshares terminates the merger agreement because New Haven has intentionally and willfully breached any of its representations or warranties or New Haven has intentionally and willfully failed to perform or comply with any of its covenants or agreements to an extent to allow for termination.

     New Haven will not have to make this $30 million special payment fee if any of the above events causing the fee is due to a breach by Connecticut Bancshares of its representations or warranties or its covenants and such breach is the principal cause of the "special payment" event.

     Connecticut Bancshares will return to New Haven $15 million of the special payment fee if New Haven pays the $30 million to Connecticut Bancshares and before the earlier of (a) October 15, 2006 or (b) two years after demand for the
"special payment," Connecticut Bancshares or any of its subsidiaries enter into a merger transaction in which our stockholders are entitled to receive merger consideration in excess of $51.60 per share.

     COSTS AND EXPENSES. If a party terminates because the other party, through willful conduct or gross negligence, breaches a representation, warranty or covenant, the breaching party will reimburse the other party for up to $2 million in "costs" (i.e., legal, accounting, investment banking fees and expenses, etc.). However, if Connecticut Bancshares pays New Haven a termination fee or if New Haven pays Connecticut Bancshares the "special payment," the paying party has no liability for such costs. Otherwise, all costs incurred will be paid by the party incurring such costs whether or not the merger is completed.

                                       44

             INFORMATION ABOUT NEWALLIANCE BANCSHARES AND NEW HAVEN

FINANCING THE MERGER

     For information regarding how New Haven intends to finance the merger, see
"How We Intend to Use the Net Proceeds From the Offering" of the NewAlliance
Bancshares prospectus, attached as Appendix D.

DESCRIPTION OF BUSINESS

     For information regarding the business of NewAlliance Bancshares and New
Haven, see "Business of NewAlliance Bancshares" and "Business of New Haven
Savings Bank" of the NewAlliance Bancshares prospectus, attached as Appendix D.

DESCRIPTION OF PROPERTY

     For information regarding the properties of NewAlliance Bancshares and New
Haven, see "Business of New Haven Savings Bank" of the NewAlliance Bancshares
prospectus, attached as Appendix D.

DESCRIPTION OF COMMON STOCK

     For information regarding the common stock of NewAlliance Bancshares, see
"Our Policy Regarding Dividends" and "Market for the Common Stock" of the
NewAlliance Bancshares prospectus, attached as Appendix D.

LEGAL PROCEEDINGS

     For information regarding the legal proceedings of NewAlliance Bancshares and New Haven, see "Business of New Haven Savings Bank - Legal Proceedings" of
the NewAlliance Bancshares prospectus, attached as Appendix D.

FINANCIAL STATEMENTS

     For the financial statements of New Haven, see New Haven's Consolidated
Financial Statements of the NewAlliance Bancshares prospectus, attached as
Appendix D.

SELECTED FINANCIAL DATA

     For the selected financial data of New Haven, see "Selected Consolidated
Financial Information of New Haven Savings Bank" of the NewAlliance Bancshares
prospectus, attached as Appendix D.

SUPPLEMENTARY FINANCIAL INFORMATION

     For the supplementary financial information of New Haven, see New Haven's
Consolidated Financial Statements of the NewAlliance Bancshares prospectus, attached as Appendix D.

                                       45

MANAGEMENT'S DISCUSSION AND ANALYSIS OF NEW HAVEN SAVINGS BANK

     For the management's discussion and analysis of financial condition and results of operations of New Haven, see "Management's Discussion and Analysis of
New Haven Savings Bank" of the NewAlliance Bancshares prospectus, attached as
Appendix D.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     For the quantitative and qualitative disclosures about market risk of New
Haven, see "Management's Discussion and Analysis of New Haven Savings Bank -
Management Of Market and Interest Rate Risk" of the NewAlliance Bancshares
prospectus, attached as Appendix D.

                                STOCK OWNERSHIP

     The following table provides information as of February 9, 2004, about the persons known by Connecticut Bancshares to be the beneficial owners of more than
5% of Connecticut Bancshares' outstanding common stock. A person may be considered to own any shares of common stock over which the person has, directly or indirectly, sole or shared voting or investment power.

                                                     PERCENTAGE OF
                                     NUMBER OF        COMMON STOCK
NAME AND ADDRESS                   SHARES OWNED       OUTSTANDING
--------------------------------   ------------      -------------
The Savings Bank of Manchester          893,393(1)            8.02%
Employee Stock Ownership Plan
923 Main Street
Manchester, CT 06040

Private Capital Management, L.P.        864,375(2)            7.76%
Bruce S. Sherman
Gregg J. Powers
8889 Pelican Bay Boulevard
Naples, FL 34108

SBM Charitable Foundation, Inc.         748,000(3)            6.71%
923 Main Street
Manchester, CT 06040

BNP Paribas, SA                         577,124(4)            5.18%
16 boulevard des Italiens
7509 Paris, France

----------
(1)  Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants' accounts in the manner directed by the participants. As of
     February 9, 2004, 234,449 shares had been allocated under the ESOP and
     658,944 shares remain unallocated. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received timely voting instructions from participants.
(2)  Based on information disclosed in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003.
(3)  SBM Charitable Foundation, Inc. was established and funded in connection with The Savings Bank of Manchester conversion to the stock holding company form of organization on March 1, 2000. The terms of the gift instrument require that all shares of common stock held by the SBM Charitable
     Foundation, Inc. must be

                                       46

     voted in the same ratio as all other shares of Connecticut Bancshares'
     common stock on all proposals considered by stockholders of Connecticut
     Bancshares.
(4)  Based on information disclosed in a Schedule 13G filed with the Securities and Exchange Commission on January 13, 2004.

     The following table provides information as of February 9, 2004 about the shares of Connecticut Bancshares common stock that may be considered to be beneficially owned by each director, executive officer and by all directors and executive officers of Connecticut Bancshares as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

                                                                NUMBER OF
                                                               SHARES THAT
                                                                 MAY BE
                                                                 ACQUIRED
                                            NUMBER OF         WITHIN 60 DAYS     PERCENT OF
                                          SHARES OWNED        BY EXERCISING     COMMON STOCK
NAME                                      (1)(2)(3)(4)           OPTIONS        OUTSTANDING(5)
---------------------------------------   -------------       --------------   ---------------
Douglas K. Anderson ...................          47,767(6)(7)         15,000                  *
A. Paul Berte .........................          20,748               16,933                  *
Timothy J. Devanney ...................          18,499(8)            19,741                  *
Sheila B. Flanagan ....................          29,849(9)            19,741                  *
Michael J. Hartl ......................           8,618                1,000                  *
John D. LaBelle, Jr. ..................          20,849(10)           19,741                  *
Eric A. Marziali ......................          45,465               14,125                  *
Richard P. Meduski ....................         117,373(11)           30,000              1.32%
Timothy J. Moynihan ...................           6,616(12)            2,893                  *
Jon L. Norris .........................          20,961(13)           15,529                  *
William D. O'Neill ....................          39,849               19,741                  *
Charles L. Pike .......................          54,571               15,000                  *
Laurence P. Rubinow ...................          33,949(14)           18,741                  *
Roger A. Somerville ...................          22,344                   --                  *
John G. Sommers .......................          39,849(15)           19,741                  *
Thomas E. Toomey ......................          20,355(16)           14,125                  *
Gregory S. Wolff ......................          38,593(17)            8,509                  *
All Directors and Executive Officers
 as a Group (21 person) ...............         627,521              257,846              7.77%

----------
*Less than 1.0% of shares outstanding.
(1)  Includes shares of unvested restricted stock awarded as follows: each of
     Messrs. Berte, Devanney, LaBelle, Marziali, Norris, O'Neill, Rubinow,
     Sommers, Toomey and Wolff and Ms. Flanagan, 7,384; Mr. Meduski, 73,525
     shares; Mr. Moynihan, 2,892 shares; Mr. Pike, 43,556 shares; Mr. Anderson,
     38,164 shares; and Mr. Somerville, 15,779 shares. Each participant has voting but not investment power as to shares of unvested restricted stock.
(2)  Includes shares held in trust by The Savings Bank of Manchester Savings
     Plan as to which each individual has investment and voting power as follows: Mr. Meduski, 26,163 shares; Mr. Pike, 40 shares; Mr. Anderson, 61 shares; Mr. Somerville, 83 shares; and Mr. Hartl, 1,412 shares.
(3)  Includes shares held in a separate trust in which Guarantee Trust Company serves as a trustee as follows: Ms. Flanagan, 7,000 shares; Mr. LaBelle,
     1,500 shares; and Mr. Toomey, 2,137 shares.
(4)  Includes shares allocated to the account of individuals under the ESOP as of February 9, 2004 as to which each individual has voting but not investment power as follows: Mr. Meduski, 2,172 shares; Mr. Anderson, 2,172 shares; Mr. Pike, 2,172 shares; Mr. Somerville, 2,170 shares; and Mr.
     Hartl, 1,440 shares.
(5)  Based on 11,143,133 shares of Company common stock outstanding and entitled to vote as of February 9, 2004, plus the number of shares that may be acquired through the exercise of stock options exercisable within 60 days of February 9, 2004.
(6)  Includes 100 shares held by Mr. Anderson's spouse.
(7)  Includes 316 shares held in trust by The Savings Bank of Manchester
     Supplemental Executive Retirement Plan as to which Mr. Anderson has voting power.

                                       47

(8)  Includes 450 shares held by Mr. Devanney's children, 200 shares held by Mr.
     Devanney as custodian for his children under the Connecticut UGMA, and
     2,000 shares represents Mr. Devanney's beneficial interest of shares owned by Highland Park Market of Glastonbury, Inc. and by Highland Park Market,
     Inc.
(9)  Includes 8,000 shares held by Ms. Flanagan's spouse's individual retirement account.
(10) Includes 1,000 shares held by Mr. LaBelle's spouse, 1,500 shares held by
     Mr. LaBelle's spouse as custodian for their children and 1,000 shares held in a separate trust through the LaBelle, LaBelle, Naab & Horvath, P.C.
     Profit Sharing Plan.
(11) Includes 1,090 shares held by Mr. Meduski's spouse.
(12) Includes 3,000 shares held by Mr. Moynihan's individual retirement account.
(13) Includes 2,500 shares held by Mr. Norris' spouse.
(14) Includes 5,600 shares held by Mr. Rubinow's spouse.
(15) Includes 10,000 shares representing Mr. Sommers' beneficial interest in shares owned by Allied Printing Services, Inc.
(16) Includes 1,000 shares held by Mr. Toomey's spouse and includes 4,616 shares held by Mr. Toomey's individual retirement account.
(17) Includes 13,002 shares held by Mr. Wolff's individual retirement account.

                      STOCKHOLDER PROPOSALS AND NOMINATIONS

     Connecticut Bancshares will hold an annual meeting for the year ended
December 31, 2003, only if the merger is not anticipated to be completed during the 2004 calendar year. Proposals that stockholders seek to have included in the proxy statement for Connecticut Bancshares's next annual meeting, if one is held, must have been received by Connecticut Bancshares no later than December
8, 2003. If, however, next year's annual meeting is held on a date more than 30 calendar days from May 12, 2004, a stockholder proposal must be received by a reasonable time before Connecticut Bancshares begins to print and mail its proxy materials for such annual marketing. Any such proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange
Commission.

     The bylaws of Connecticut Bancshares set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders, including director nominations. Pursuant to the bylaws, only business brought by or at the direction of the board of directors may be conducted at a special meeting. The bylaws of Connecticut Bancshares provide an advance notice procedure for a stockholder to properly bring business before an annual meeting.
The stockholder must give written advance notice to the Corporate Secretary of
Connecticut Bancshares not less than ninety (90) days before the date originally fixed for such meeting; PROVIDED, HOWEVER, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which Connecticut Bancshares' notice to stockholders of the annual meeting date was mailed or such public disclosure was made. In order for a stockholder to bring business before Connecticut Bancshares' 2004 Annual Meeting of Stockholders, Connecticut Bancshares would have to receive notice of such business not later than February 12, 2004, assuming the 2004 Annual Meeting is held on May 12, 2004 and that Connecticut Bancshares provides at least 100 days notice of the date of the meeting. The advance notice by stockholders must include certain information required by the bylaws. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. A copy of the bylaws may be obtained from Connecticut Bancshares.
Notwithstanding the advance notice provisions of the Connecticut Bancshares'
bylaws, Connecticut Bancshares is not required to include in its proxy statement or proxy related to any annual meeting a stockholder proposal that fails to meet all of the requirements of the proxy rules of the Securities and Exchange
Commission in effect when Connecticut Bancshares receives any such proposal.

                                       48

                             SOLICITATION OF PROXIES

     The cost of solicitation of proxies on behalf of the board of directors will be borne by Connecticut Bancshares. Proxies may be solicited personally or by telephone by directors, officers and other employees of Connecticut
Bancshares and The Savings Bank of Manchester without any additional compensation. Connecticut Bancshares will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, the beneficial owners, and will reimburse those record holders for their reasonable expenses in doing so. Georgeson Stockholder Communications,
Inc., a proxy solicitation firm, will be paid a fee of $10,000, plus out-of-pocket expenses, to assist Connecticut Bancshares.

                       WHERE YOU CAN FIND MORE INFORMATION

     As a public company, Connecticut Bancshares is obligated to file annual, quarterly and current reports, proxy statements and other information with the
SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New
York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, Connecticut Bancshares'
public filings are available to the public from commercial document retrieval services and on the Internet World Wide Website maintained by the SEC at
http://www.sec.gov.

     Connecticut Bancshares has supplied all information in this proxy statement relating to Connecticut Bancshares, and New Haven has supplied all information in this proxy statement and in the attached prospectus relating to NewAlliance
Bancshares and New Haven.

                                        BY ORDER OF THE BOARD OF DIRECTORS
                                        /s/ Carole L. Yungk
                                        Carole L. Yungk
                                        CORPORATE SECRETARY

Manchester, Connecticut
February 19, 2004

                                       49

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           THE NEW HAVEN SAVINGS BANK

                                       AND

                          CONNECTICUT BANCSHARES, INC.

                                       AND

                         THE SAVINGS BANK OF MANCHESTER

                                   DATED AS OF

                                  JULY 15, 2003

                                       A-1

                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of July
15, 2003 is by and among THE NEW HAVEN SAVINGS BANK, a Connecticut-chartered mutual savings bank ("NHSB"), CONNECTICUT BANCSHARES, INC., a Delaware corporation ("Connecticut Bancshares"), and THE SAVINGS BANK OF MANCHESTER, a
Connecticut savings bank and wholly-owned subsidiary of Connecticut Bancshares
("SBM").

                                   WITNESSETH:
                                   -----------

          WHEREAS, the Boards of Directors of NHSB, Connecticut Bancshares and
SBM have determined that it is in the best interest of their respective companies and shareholders or depositors as the case may be, to consummate the business combination transactions provided for herein whereby, subject to the terms and conditions set forth herein;

          WHEREAS, NHSB will convert to a stock bank/stock holding company form of organization pursuant to its proposed plan of conversion (the "Plan"), and in connection therewith will form a new Delaware corporation ("NewAlliance
Bancshares"), which shall become the parent holding company of NHSB;

          WHEREAS, Connecticut Bancshares will merge with and into an interim corporation ("Interim"), a Delaware corporation to be formed as a subsidiary of
NewAlliance Bancshares, with Connecticut Bancshares being the surviving entity
(the "Surviving Corporation") (the "Merger");

          WHEREAS, simultaneously with, or as soon as practicable after the
Merger, the Surviving Corporation will be merged with and liquidated into
NewAlliance Bancshares in accordance with a Plan of Liquidation in form and substance substantially similar to that attached hereto as Exhibit A.

          WHEREAS, prior to the consummation of the Merger, NHSB and SBM will enter into a merger agreement, in form and substance substantially similar to that attached hereto as Exhibit B (the "Bank Merger Agreement") pursuant to which SBM will merge with and into NHSB, with NHSB being the surviving entity
(the "Bank Merger"), which Bank Merger shall be consummated immediately following the Merger;

          WHEREAS, all of the directors of Connecticut Bancshares have agreed, in their capacities as shareholders of Connecticut Bancshares, to vote their shares of Connecticut Bancshares Common Stock in favor of this Agreement pursuant to separate voting agreements entered into by and between each such director and NHSB prior to or on the date hereof in the form attached hereto as
Exhibit C;

          WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the business combination transactions described in this Agreement and to prescribe certain conditions thereto.

                                       A-2

          NOW, THEREFORE, in consideration of the mutual covenants,
representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

          1.1   CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings, unless the context otherwise requires (both here and throughout this Agreement, references to Articles and Sections refer to
Articles and Sections of this Agreement).

          "ACQUISITION AGREEMENT" shall have the meaning set forth in Section
11.1.11 hereof.

          "ACQUISITION PROPOSAL" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving
Connecticut Bancshares or any Connecticut Bancshares Subsidiaries: (i) any
merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          "ACQUISITION TRANSACTION" means any of the following (other than the transaction contemplated hereunder) involving Connecticut Bancshares or any
Connecticut Bancshares Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or
(iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the
Securities Act in connection therewith.

          "AFFILIATE" shall mean, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

          "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

          "BANKING LAW" shall mean the Banking Law of Connecticut, Connecticut
General Statutes Section 36a-1 et seq., as amended.

          "BANK MERGER" shall have the meaning set forth in the recitals hereto.

          "BANK MERGER AGREEMENT" shall have the meaning set forth in the recitals hereto.

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          "BANK REGULATOR" shall mean any federal or state banking regulator that regulates NHSB or SBM, or any of their respective holding companies or subsidiaries, as the case may be, including but not limited to the FDIC, the
Department, and the FRB.

          "BENCHMARK PRICE" shall have the meaning set forth in Section 11.3.4 hereof.

          "BENEFIT AGREEMENT" shall have the meaning set forth in Section 7.6.3 hereof.

          "BIF" shall mean the Bank Insurance Fund administered by the FDIC.

          "BUSINESS DAY" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Connecticut are authorized or obligated to close.

          "CERTIFICATE" shall mean certificates evidencing shares of Connecticut
Bancshares Common Stock.

          "CLAIM" shall have the meaning set forth in Section 7.7.2 hereof.

          "CLOSING" shall have the meaning set forth in Section 2.3 hereof.

          "CLOSING DATE" shall have the meaning set forth in Section 2.3 hereof.

          "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMPANY RESTRICTED SHARE" shall have the meaning set forth in Section
3.1.4 hereof.

          "CONFIDENTIALITY AGREEMENTS" shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

          "CONNECTICUT BANCSHARES" shall mean Connecticut Bancshares, Inc., a
Delaware corporation with its principal office located at 923 Main Street,
Manchester, Connecticut.

          "CONNECTICUT BANCSHARES COMMON STOCK" shall mean the common stock, par value $.01 per share, of Connecticut Bancshares.

          "CONNECTICUT BANCSHARES DEFINED BENEFIT PLAN" shall have the meaning set forth in Section 4.14.3 hereof.

          "CONNECTICUT BANCSHARES DISCLOSURE SCHEDULE" shall mean a written, signed disclosure schedule delivered by Connecticut Bancshares to NHSB specifically referring to the appropriate

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section of this Agreement and describing in reasonable detail the matters contained therein.

          "CONNECTICUT BANCSHARES EMPLOYEE PLAN(S)" shall mean all stock option, employee stock purchase, stock bonus and any other stock-based plans, qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of Connecticut Bancshares or any Connecticut Bancshares Subsidiary,
whether written or oral.

          "CONNECTICUT BANCSHARES FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Connecticut Bancshares as of December 31, 2002, 2001 and 2000 and the
consolidated statements of operations, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of Connecticut Bancshares for each of the three (3) years ended 2002, 2001 and 2000 as filed by
Connecticut Bancshares in its Securities Documents, and (ii) the unaudited interim and audited annual consolidated financial statements of Connecticut
Bancshares as of the end of each calendar quarter and fiscal year, respectively, following December 31, 2002 as filed by Connecticut Bancshares in its Securities
Documents.

          "CONNECTICUT BANCSHARES NET INCOME" shall mean the amount set forth as net income on Connecticut Bancshares' consolidated statements of operations prepared in accordance with GAAP in a manner consistent with the preparation of the Connecticut Bancshares Financial Statements as adjusted to (i) exclude any gain or loss on sale of assets other than in the ordinary course of business, including but not limited to the sales of loans, investment securities and repossessed assets, (ii) exclude any transaction expenses paid or to be paid as a result of the Merger as detailed in Section 6.13 hereof, which have been reflected in Connecticut Bancshares consolidated statements of operations, and
(iii) exclude any additional accruals and reserves that may be established in accordance with Section 6.12 hereof.

          "CONNECTICUT BANCSHARES OPTION PLANS" shall mean the Connecticut
Bancshares, Inc. 2000 Stock-Based Incentive Plan and the Connecticut Bancshares,
Inc. 2002 Equity Compensation Plan.

          "CONNECTICUT BANCSHARES PENSION PLAN" shall have the meaning set forth in Section 4.14.4 hereof.

          "CONNECTICUT BANCSHARES SHAREHOLDERS MEETING" shall have the meaning set forth in Section 8.1 hereof.

          "CONNECTICUT BANCSHARES TERMINATION FEE" shall have the meaning set forth in Section 11.2.2.

          "CONNECTICUT BANCSHARES WELFARE PLAN" shall have the meaning set forth in Section 4.14.11 hereof.

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          "CONTINUING EMPLOYEE" shall have the meaning set forth in Section
7.6.2 hereof.

          "CONVERSION" shall have the meaning set forth in Section 2.10 hereof.

          "CONVERSION PROSPECTUS" shall mean a prospectus issued by NewAlliance
Bancshares in connection with the Offering, which meets all of the requirements of the Securities Act, applicable state securities laws and banking laws and regulations.

          "CONVERSION REGISTRATION STATEMENT" shall mean the registration statement, together with all amendments and supplements, filed with the SEC under the Securities Act for the purpose of registering shares of NewAlliance
Bancshares Common Stock to be offered and issued in connection with the
Offering.

          "CORPORATORS" shall mean the corporators of NHSB.

          "COSTS" shall have the meaning set forth in Section 11.2.3 hereof.

          "DGCL" shall mean the Delaware General Corporation Law, as amended.

          "DEPARTMENT" shall mean the Connecticut Department of Banking.

          "DISSENTING SHARES" shall have the meaning set forth in Section 3.2.1 hereof.

          "DISSENTING SHAREHOLDER" shall have the meaning set forth in Section
3.2.1 hereof.

          "DOJ" shall mean the United States Department of Justice.

          "EFFECTIVE DATE" shall mean the date on which the Effective Time occurs. The Effective Date shall occur as soon as practicable after the closing of the Offering.

          "EFFECTIVE TIME" shall mean the date and time specified pursuant to
Section 2.3 hereof as the effective time of the Merger.

          "ENVIRONMENTAL LAWS" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern.
The term Environmental Law includes without limitation (a) the Comprehensive
Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
ss. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42
U.S.C. ss. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. ss. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251, et seq.; the Toxic Substances

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Control Act, as amended, 15 U.S.C. ss. 9601, et seq.; the Emergency Planning and
Community Right to Know Act, 42 U.S.C. ss. ll0l, et seq.; the Safe Drinking
Water Act, 42 U.S.C. ss. 300f, et seq.; the Connecticut Transfer Act,
Connecticut General Statutes ss. 22a-134 et seq.; and all applicable comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any
Materials of Environmental Concern.

          "ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended.

          "ERISA AFFILIATE" shall have the meaning set forth in Section 4.14.3 hereof.

          "ESOP" shall have the meaning set forth in Section 6.1.2(j) hereof.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "EXCHANGE AGENT" shall mean a bank or trust company designated by NHSB and reasonably acceptable to Connecticut Bancshares, which shall act as agent for NHSB in connection with the exchange procedures for converting Connecticut
Bancshares Common Stock and Options into the Merger Consideration.

          "EXCHANGE FUND" shall have the meaning set forth in Section 3.3.1 hereof.

          "EXECUTIVE AGREEMENTS" shall have the meaning set forth in Section
7.6.3 hereof.

          "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

          "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

          "FINAL DIVIDEND RECORD DATE" shall have the meaning set forth in
Section 6.1.2(e) hereof.

          "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

          "GAAP" shall mean accounting principles, generally accepted in the
United States.

          "GOVERNMENTAL ENTITY" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

          "HOLA" shall mean the Home Owners Loan Act.

          "INDEMNIFIED LIABILITIES" shall have the meaning set forth in Section
7.7.2 hereof.

          "INDEMNIFIED PARTIES" shall have the meaning set forth in Section
7.7.2 hereof.

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          "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section
4.26 hereof.

          "INTERIM" shall have the meaning set forth in the recitals hereto.

          "JOINT VENTURE" shall mean any limited partnership, joint venture, corporation, or venture capital investment.

          "LOAN PROPERTY" shall have the meaning set forth in Section 4.9.2 hereof.

          "MATERIAL ADVERSE EFFECT" shall mean, with respect to Connecticut
Bancshares or NHSB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Connecticut
Bancshares and its Subsidiaries taken as a whole, or NHSB and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either
Connecticut Bancshares, on the one hand, or NHSB, on the other hand, to consummate the transactions contemplated by this Agreement; provided that
"Material Adverse Effect" shall not be deemed to include the impact of (a)
changes in laws and regulations affecting banks generally, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a party (or any of its
Subsidiaries) taken with the prior written consent of the other party, (d)
changes in economic conditions affecting financial institutions generally, including but not limited to changes in market interest rates or the projected future interest rate environment, and (e) the direct effects of compliance with this Agreement on the operating performance of the parties.

          "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Laws.

          "MERGER" shall have the meaning set forth in the recitals hereto.

          "MERGER CONSIDERATION" shall mean the cash paid by NewAlliance
Bancshares to holders of Connecticut Bancshares Common Stock and Options under
Section 3.1 hereof.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NewAlliance Bancshares" shall mean a Delaware corporation to be organized by NHSB pursuant to the DGCL and the Banking Law, which shall own 100%
of the common stock of NHSB following the consummation of the transactions contemplated in the Plan.

          "NewAlliance Bancshares COMMON STOCK" shall mean the common stock, par value $0.01 per share, of NewAlliance Bancshares to be issued in the Offering.

          "NEW EXECUTIVE AGREEMENTS" shall have the meaning set forth in Section
7.6.3 hereof.

          "NEW OPTION PLAN" shall have the meaning set forth in Section 7.6.2 hereof.

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          "NHSB" shall mean The New Haven Savings Bank, either as a
Connecticut-chartered mutual savings bank or, following the Conversion, a stock savings bank, with its principal offices located at 195 Church Street, New
Haven, Connecticut 06510.

          "NHSB DISCLOSURE SCHEDULE" shall mean a written, signed disclosure schedule delivered by NHSB to Connecticut Bancshares specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

          "NHSB FINANCIAL STATEMENTS" shall mean the audited consolidated balance sheets (including related notes and schedules, if any) of NHSB as of
March 31, 2003, 2002 and 2001 and the consolidated statements of income and cash flows (including related notes and schedules, if any) of NHSB for each of the three (3) years ended March 31, 2003, 2002 and 2001, and the NHSB call reports as of the end of each quarter following March 31, 2003.

          "NHSB PROPOSAL" shall have the meaning set forth in Section 6.10 hereof.

          "OFFERING" shall mean the offering, in connection with the Conversion, of shares of NewAlliance Bancshares Common Stock in a subscription offering and, if necessary, a community offering and/or a syndicated community offering.

          "OPTION CONSIDERATION" shall have the meaning set forth in Section
3.1.3 hereof.

          "OPTION PRICE" shall have the meaning set forth in Section 3.1.3 hereof.

          "OPTIONS" shall mean options to purchase shares of Connecticut
Bancshares Common Stock granted pursuant to the Connecticut Bancshares Option
Plans as set forth in Section 4.1 of the Connecticut Bancshares Disclosure
Schedule.

          "PARTICIPATION FACILITY" shall have the meaning set forth in Section
4.9.2 hereof.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

          "PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the
Exchange Act).

          "PER SHARE MERGER CONSIDERATION" shall have the meaning set forth in
Section 3.1 hereof.

          "PLAN" shall have the meaning set forth in the recitals hereto.

          "PROXY STATEMENT" shall have the meaning set forth in Section 8.2.1 hereof.

          "PURCHASE PRICE ADJUSTMENT" means the amount, not less than zero, equal to the Connecticut Bancshares Net Income for each full month after March
31, 2004 minus the amount of any cash dividends paid after March 31, 2004 on
Connecticut Bancshares Common Stock

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which relates to Connecticut Bancshares Net Income earned after said date.

          "RIGHTS" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

          "SEC" shall mean the Securities and Exchange Commission.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SECURITIES DOCUMENTS" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the Securities Act; the Exchange Act; the
Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

          "SPECIAL PAYMENT" shall have the meaning set forth in Section 11.3.1 hereof.

          "SPECIAL PAYMENT EVENT" shall have the meaning set forth in Section
11.3.1 hereof.

          "STOCK EXCHANGE" shall mean the Nasdaq National Market.

          "SUBSIDIARY" shall have the meaning set forth in Rule 1-02 of
Regulation S-X of the SEC.

          "SUPERIOR PROPOSAL" shall have the meaning set forth in Section 6.10 hereof.

          "SURVIVING BANK" shall mean NHSB as the resulting institution of the
Bank Merger.

          "SURVIVING CORPORATION" shall have the meaning set forth in the recitals hereof.

          "TAX" shall have the meaning set forth in Section 4.10.6 hereof.

          "TAX RETURN" shall have the meaning set forth in Section 4.10.6 hereof.

          "TERMINATION DATE" shall mean October 15, 2004.

          Other terms used herein are defined in the preamble and elsewhere in this Agreement.

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                                   ARTICLE II

                          THE MERGER AND THE CONVERSION

          2.1   THE MERGER. As promptly as practicable following the
satisfaction or waiver of the conditions to each party's respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the
Effective Time Interim shall merge with and into Connecticut Bancshares with
Connecticut Bancshares as the Surviving Corporation in accordance with the provisions of the DGCL, simultaneously with or as soon as practicable after the
Bank Merger, the Surviving Corporation shall be merged with and liquidated into
NewAlliance Bancshares in accordance with a Plan of Liquidation, in the form attached hereto as Exhibit A.

At the Effective Time of the Merger, each share of Connecticut Bancshares Common
Stock and each Option will be converted into the right to receive the Merger
Consideration pursuant to the terms of Article III hereof.

          2.2   THE BANK MERGER. The Bank Merger shall be consummated
immediately following the Merger in accordance with a Bank Merger Agreement substantially in the form attached hereto as Exhibit A.

          2.3   EFFECTIVE TIME. The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the closing ("Closing Date"), in accordance with the DGCL (the
"Closing"). The "Effective Time" of the Merger shall be the date and time upon which the certificate of merger as to the Merger is filed with the Delaware
Office of the Secretary of State, or as otherwise stated in such certificate of merger.

          2.4   CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of
Incorporation and Bylaws of Connecticut Bancshares as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and
Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

          2.5   DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Interim immediately prior to the Effective Time, plus two (2)
directors of Connecticut Bancshares immediately prior to the Effective Time who shall be selected by the Board of Directors of NewAlliance Bancshares in
accordance with the provisions of Section 7.10 hereof, each to meet the qualifications of and hold office in accordance with the Certificate of
Incorporation and Bylaws of the Surviving Corporation. The officers of
NewAlliance Bancshares immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          2.6   DIRECTORS AND OFFICERS OF SURVIVING BANK. The directors of the
Surviving Bank immediately after the Effective Time shall be the directors of
NHSB prior to the Effective Time plus two (2) directors of SBM immediately prior to the Effective Time who shall be selected by the Board of Directors of NHSB, each to meet the qualifications of and hold office in accordance

                                      A-11

with the Certificate of Incorporation and Bylaws of the Surviving Bank. The
officers of NHSB immediately prior to the Effective Time shall be the initial officers of the Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified.

          2.7   ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation or the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or the Surviving Bank, title to and possession of any property or right of Connecticut Bancshares (or SBM) acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Connecticut Bancshares, SBM and their officers and directors shall be deemed to have granted to the Surviving
Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation or the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the officers and directors of the
Surviving Corporation and the Surviving Bank are fully authorized in the name of
Connecticut Bancshares, SBM or otherwise to take any and all such action.

          2.8   EFFECTS OF THE MERGER. At and after the Effective Time, the
Merger shall have the effects set forth in the DGCL with respect to Interim and
Connecticut Bancshares, and the Bank Merger shall have the effects set forth in the Banking Law with respect to NHSB and SBM.

          2.9   POSSIBLE ALTERNATIVE STRUCTURES. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time NHSB shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) there are no adverse federal or state income tax consequences to Connecticut Bancshares and its shareholders as a result of the modification;
(ii) the consideration to be paid to the holders of Connecticut Bancshares
Common Stock and Options under this Agreement is not thereby changed in kind or value or reduced in amount; (iii) there are no adverse changes to the benefits and other arrangements provided to or on behalf of Connecticut Bancshares'
directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or non-objection of Governmental Entities. NHSB, Connecticut Bancshares and SBM
agree to amend this Agreement and any related documents appropriately in order to reflect any such revised structure.

          2.10  THE CONVERSION. Concurrently with the approval of this Agreement by the Board of Directors of NHSB, the Board of Directors of NHSB shall adopt the Plan pursuant to which, subject to the receipt of all necessary approvals
(including the approval of the Corporators and any others as set forth in
Section 9.1.1(ii) hereof), NHSB shall take all steps reasonably necessary to convert from a mutual savings bank to a capital stock savings bank as part of a transaction in which a holding company is organized to acquire upon issuance all of the capital stock of the converted bank (the "Conversion").

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                                   ARTICLE III

                        CONVERSION OF SHARES AND OPTIONS

          3.1   MERGER CONSIDERATION.

                3.1.1   At the Effective Time, by virtue of the Merger and
without any action on the part of NHSB, Connecticut Bancshares or the holders of any of the shares of Connecticut Bancshares Common Stock, each share of
Connecticut Bancshares Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section
3.1.2 hereof and any Dissenting Shares) shall be converted into the right to receive a cash payment in an amount equal to $52.00 (the "Per Share Merger
Consideration"), provided, however, that in the event the Closing does not take place on or prior to March 31, 2004, other than as the result of a breach of a representation or warranty of Connecticut Bancshares (subject to the standard set forth in Section 9.2.1 of this Agreement) or a breach by Connecticut
Bancshares of one or more covenants in this Agreement (subject to the standard set forth in Section 9.2.2), which breach of representation, warranty or covenant is the principal cause of the failure of the Closing to take place on or before March 31, 2004, the Per Share Merger Consideration shall be increased by the amount determined by dividing (x) the Purchase Price Adjustment by (y)
the sum of (i) the number of shares of Connecticut Bancshares Common Stock issued and outstanding immediately prior to the Effective Date and (ii) the number of shares of Connecticut Bancshares Common Stock which may be acquired immediately prior to the Effective Date upon the exercise of the Options, subject to Connecticut Bancshares providing to NHSB the following:

                (a) as soon as reasonably practicable following the end of each calendar month ending after March 31, 2004 preceding the
                Closing, Connecticut Bancshares shall deliver to NHSB a
                consolidated statement of operations for such calendar month in form consistent with the determination of Connecticut Bancshares
                Net Income as defined herein; and

                (b) not later than five (5) Business Days prior to the Closing
                Date, NHSB shall cause PricewaterhouseCoopers, LLP ("PwC"), or another accounting firm reasonably acceptable to the parties, to review and issue its report on the consolidated statement of operations of Connecticut Bancshares for the period beginning on
                April 1, 2004 and ending at the date of the last of such
                statements of operations. Absent manifest error, such report shall be binding on the parties for the purpose of calculating the Purchase Price Adjustment. No partner or manager of PwC who is involved in the audit engagement at NHSB shall participate in the preparation or issuance of the report.

                3.1.2   Each share of Connecticut Bancshares Common Stock (i)
held in the treasury of Connecticut Bancshares, (ii) owned by NHSB, NewAlliance
Bancshares or any direct or indirect wholly owned subsidiary of NewAlliance
Bancshares or of Connecticut Bancshares immediately prior to the Effective Time
(other than shares held in a fiduciary capacity or in connection with debts

                                      A-13

previously contracted), or (iii) reserved for issuance under the Connecticut
Bancshares Option Plans which has not been granted or allocated, shall, at the
Effective Time, cease to exist, and the certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

                3.1.3   Each Option issued and outstanding immediately prior to
the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof and without regard to any future vesting date thereof, be cancelled and converted into the right to receive a cash payment in an amount determined by multiplying (i) the positive difference, if any, between the Per Share Merger Consideration, adjusted, if applicable, pursuant to Section
3.1.1 above, and the exercise price of such Option, for each share of
Connecticut Bancshares Common Stock covered by such Option (the "Option Price")
by (ii) the number of shares of Connecticut Bancshares Common Stock subject to such Option (the "Option Consideration"). The payment of the Option
Consideration referred to in the immediately preceding sentence to each holder of an Option shall be subject to such holder executing such instruments of cancellation as NewAlliance Bancshares and Connecticut Bancshares may reasonably deem appropriate. Connecticut Bancshares or SBM shall make necessary tax withholdings from the Option Consideration as they deem appropriate.

                3.1.4.  At the Effective Time, each unvested restricted share of
Connecticut Bancshares Common Stock granted under the Connecticut Bancshares
Option Plans (each a "Company Restricted Share"), as set forth in Connecticut
Bancshares Disclosure Schedule Section 3.1.4, which is outstanding immediately prior to the Effective Time shall vest and become free of restrictions to the extent provided by the terms thereof. Each holder of a Company Restricted Share shall have the same rights to receive the Merger Consideration as are provided to other holders of Company Common Stock pursuant to Section 3.1.

          3.2   DISSENTERS' RIGHTS.

                3.2.1   Each outstanding share of Connecticut Bancshares Common
Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the
"Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consolidation hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Connecticut Bancshares shall give NHSB notice upon receipt by Connecticut Bancshares of any such demands for payment of the fair value of such shares of Connecticut Bancshares Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and NHSB shall have the right to participate in all negotiations and proceedings with respect to any such demands. Connecticut
Bancshares shall not, except with the prior written consent of NHSB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by NewAlliance Bancshares.

                                      A-14

                3.2.2   If any Dissenting Shareholder shall effectively withdraw
or lose (through failure to perfect or otherwise) his right to such fair value payment at or prior to the Effective Time, such holder's shares of Connecticut
Bancshares Common Stock shall be converted into a right to receive the Merger
Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such fair value payment after the Effective Time, each share of Connecticut Bancshares Common Stock of such holder shall be converted into the right to receive the Merger Consideration.

                3.2.3   After the Effective Time, shares of Connecticut
Bancshares Common Stock other than Dissenting Shares shall be no longer outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger
Consideration as set forth in Section 3.3.4.

          3.3   PROCEDURES FOR EXCHANGE OF CONNECTICUT BANCSHARES COMMON STOCK
AND OPTIONS.

                3.3.1   NewAlliance Bancshares to Make Cash Available. Prior to
the Effective Time, NHSB shall designate the Exchange Agent. NewAlliance
Bancshares shall take all steps necessary on or prior to Closing Date to deliver to the Exchange Agent, for the benefit of the holders of shares of Connecticut
Bancshares Common Stock and Options, for exchange in accordance with this
Section 3.3, an amount of cash sufficient to pay the aggregate amount of cash payable in accordance with Article III hereof (such cash for shares of
Connecticut Bancshares Common Stock and Options, together with any dividends or distributions with respect thereto being hereinafter referred to as the
"Exchange Fund") to be paid in exchange for outstanding Connecticut Bancshares
Common Stock and Options in accordance with this Agreement.

                3.3.2   Exchange of Certificates. Provided that Connecticut
Bancshares has delivered or caused to be delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations specified herein, NewAlliance Bancshares shall, within five (5) Business Days after the Effective Time, take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for cash into which the Connecticut
Bancshares Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of Connecticut Bancshares) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such
Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash that such holder has the right to receive in respect of Certificates surrendered pursuant to the provisions of Section 3.1, and the Certificates so surrendered shall forthwith be cancelled.

                                      A-15

                3.3.3   Payment of Option Price. At the Effective Time, if not
previously paid by Connecticut Bancshares immediately prior to the Effective
Time (to which NHSB has no objection), NewAlliance Bancshares shall take all steps necessary to cause the Exchange Agent to issue and deliver within five (5)
Business Days a check representing the amount of the Option Price to the holders of the Options, all of which shall have been cancelled in connection with the
Merger Agreement.

                3.3.4   Rights of Certificate or Option Holders after the
Effective Time. The holder of (i) a Certificate (other than a Certificate with respect to Dissenting Shares) that prior to the Merger represented issued and outstanding Connecticut Bancshares Common Stock, or (ii) an Option shall have no rights, after the Effective Time, with respect to such Connecticut Bancshares
Common Stock or Option except to surrender the Certificate and receive in exchange for the Merger Consideration as provided in this Agreement.

                3.3.5   Surrender by Persons Other than Record Holders. If the
Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such
Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such
Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the
Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                3.3.6   Closing of Transfer Books. From and after the Effective
Time, there shall be no transfers on the stock transfer books of Connecticut
Bancshares of the Connecticut Bancshares Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time,
Certificates representing such shares are presented for transfer to the Exchange
Agent, they shall be exchanged for the Merger Consideration and cancelled as provided in this Section 3.3.

                3.3.7   Return of Exchange Fund. At any time following the six
(6) month period after the Effective Time, NewAlliance Bancshares shall be entitled to require the Exchange Agent to deliver to it any portions of the
Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates and Options (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to NewAlliance Bancshares (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Options held by them. Notwithstanding the foregoing, neither NHSB, NewAlliance Bancshares nor the Exchange Agent shall be liable to any holder of a Certificate or Option for any Merger Consideration
delivered in respect of such Certificate or Option to a public official pursuant to any abandoned property, escheat or other similar law.

                                      A-16

                3.3.8   Lost, Stolen or Destroyed Certificates. In the event any
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NewAlliance Bancshares, the posting by such person of a bond in such amount as NewAlliance Bancshares may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

                3.3.9   Withholding. NewAlliance Bancshares or the Exchange
Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Connecticut Bancshares Common Stock or Options such amounts as
NewAlliance Bancshares (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S.
tax law. To the extent that such amounts are properly withheld by NewAlliance
Bancshares or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Connecticut
Bancshares Common Stock or Options in respect of whom such deduction and withholding were made by NewAlliance Bancshares or the Exchange Agent.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                         CONNECTICUT BANCSHARES AND SBM

          Connecticut Bancshares and SBM represent and warrant to NHSB that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the
Connecticut Bancshares Disclosure Schedule delivered by Connecticut Bancshares to NHSB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. No representation or warranty of
Connecticut Bancshares or SBM contained herein shall be deemed untrue or incorrect, and neither Connecticut Bancshares nor SBM shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event, unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph in this Article IV, as applicable, there is reasonably likely to exist a Material Adverse Effect. The mere inclusion of an item in the Connecticut Bancshares Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by
Connecticut Bancshares that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Connecticut
Bancshares Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

          4.1   CAPITAL STRUCTURE. The authorized capital stock of Connecticut
Bancshares consists of 45,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 10,754,943

                                      A-17

shares of Connecticut Bancshares Common Stock, including shares of Connecticut
Bancshares Common Stock issued subject to restrictions as to vesting pursuant to the Connecticut Bancshares Option Plans, are issued and outstanding, 558,641 shares of Connecticut Bancshares Common Stock are directly or indirectly held by
Connecticut Bancshares as treasury stock, and no shares of Connecticut
Bancshares preferred stock, par value $0.01 per share, are issued or outstanding. All outstanding shares of Connecticut Bancshares Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Connecticut Bancshares Common Stock has been issued in violation of the preemptive rights of any person, firm or entity.
Except for the Connecticut Bancshares Option Plans pursuant to which there are outstanding options to acquire 1,691,168 shares of Connecticut Bancshares Common
Stock, a schedule of which is set forth in Section 4.1 of the Connecticut
Bancshares Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of Connecticut
Bancshares.

          4.2   ORGANIZATION, STANDING AND AUTHORITY OF CONNECTICUT BANCSHARES.
Connecticut Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Connecticut Bancshares is duly registered as a savings and loan holding company under the HOLA. Connecticut Bancshares has heretofore delivered to NHSB and has included as Section 4.2 of the Connecticut
Bancshares Disclosure Schedule true, complete and correct copies of the
Certificate of Incorporation and Bylaws of Connecticut Bancshares as in effect as of the date hereof.

          4.3   OWNERSHIP OF CONNECTICUT BANCSHARES SUBSIDIARIES. Set forth in
Section 4.3 of the Connecticut Bancshares Disclosure Schedule is the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Connecticut Bancshares Subsidiary. Except for (x) capital stock of the
Connecticut Bancshares Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (z) securities and other interests which are set forth in the Connecticut Bancshares Disclosure Schedule,
Connecticut Bancshares does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than five percent (5%) of the outstanding capital stock of any entity. The outstanding shares of capital stock or other ownership interests of each Connecticut Bancshares Subsidiary that are owned by
Connecticut Bancshares or any Connecticut Bancshares Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by Connecticut Bancshares free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Connecticut
Bancshares Subsidiary and there are no agreements, understandings or commitments relating to

                                      A-18

the right of Connecticut Bancshares to vote or to dispose of such capital stock or other ownership interests.

          4.4   ORGANIZATION, STANDING AND AUTHORITY OF CONNECTICUT BANCSHARES
SUBSIDIARIES. Each Connecticut Bancshares Subsidiary is a savings bank, corporation or partnership duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each Connecticut Bancshares Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Connecticut Bancshares is authorized to own each Connecticut Bancshares Subsidiary under the HOLA. The deposit accounts of SBM are insured by the FDIC through the BIF to the maximum extent permitted by the FDIA. SBM has paid all premiums and assessments required by the FDIC. Connecticut Bancshares has heretofore delivered or made available to NHSB and has included as Section 4.4 of the Connecticut Bancshares Disclosure
Schedule true, complete and correct copies of the Certificate of Incorporation and Bylaws of SBM and each other Connecticut Bancshares Subsidiary as in effect as of the date hereof.

          4.5   AUTHORIZED AND EFFECTIVE AGREEMENT.

                4.5.1   Each of Connecticut Bancshares and SBM has all requisite
corporate power and authority to enter into this Agreement and the Bank Merger
Agreement, as applicable, and (subject to receipt of all necessary governmental approvals and the approval of Connecticut Bancshares' shareholders of this
Agreement) to perform all of its obligations under this Agreement and the Bank
Merger Agreement, as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Connecticut
Bancshares and SBM, except for the approval of this Agreement by Connecticut
Bancshares' shareholders. This Agreement has been duly and validly executed and delivered by Connecticut Bancshares and SBM and, assuming due authorization and execution by NHSB, constitutes the legal, valid and binding obligations of
Connecticut Bancshares and SBM, enforceable against Connecticut Bancshares and
SBM in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Bank Merger Agreement, upon execution and delivery by
SBM, will have been duly and validly executed and delivered by SBM and, assuming due authorization and execution by NHSB, will constitute the legal, valid and binding obligation of SBM, enforceable against SBM in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                4.5.2   Neither the execution and delivery of this Agreement by
Connecticut Bancshares or SBM, nor the execution and delivery of the Bank Merger
Agreement by SBM, nor

                                      A-19

consummation of the transactions contemplated hereby or thereby, nor compliance by Connecticut Bancshares and SBM with any of the provisions hereof or thereof
(i) does or will conflict with or result in a breach of any provisions of the
Certificate of Incorporation or Bylaws of Connecticut Bancshares or the
equivalent documents of any Connecticut Bancshares Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Connecticut Bancshares or any Connecticut Bancshares Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Connecticut Bancshares or any Connecticut
Bancshares Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Connecticut Bancshares or any
Connecticut Bancshares Subsidiary.

                4.5.3   Except for (i) the filing of applications and notices
with, and the consents and approvals of, as applicable, the Bank Regulators,
(ii) the filing of the Proxy Statement with the SEC, (iii) the approval of this
Agreement by the requisite vote of the shareholders of Connecticut Bancshares,
(iv) the filing of the certificate of merger with respect to the merger of
Connecticut Bancshares with and into NewAlliance Bancshares with the Secretary of State of the State of Delaware pursuant to the DGCL in connection with the
Merger, and (v) the filing of a copy of the Bank Merger Agreement and a copy of the approval of the commissioner of the Connecticut Department of Banking with the Connecticut Secretary of the State with respect to the Bank Merger, no consents or approvals of or filings or registrations with any Governmental
Entity or with any third party are necessary on the part of Connecticut
Bancshares or SBM in connection with the execution and delivery by Connecticut
Bancshares and SBM of this Agreement, the execution and delivery by SBM of the
Bank Merger Agreement, the consummation of the Merger by Connecticut Bancshares, and the consummation of the Bank Merger by SBM.

                4.5.4   As of the date hereof, neither Connecticut Bancshares
nor SBM is aware of any reasons relating to Connecticut Bancshares or SBM
(including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the Merger or the Bank Merger as shall be necessary for (i)
consummation of the Merger and the Bank Merger, and (ii) the continuation by
NewAlliance Bancshares and NHSB after the Effective Time of the business of
Connecticut Bancshares and SBM as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of Connecticut Bancshares, could have a Material Adverse
Effect on the business of Connecticut Bancshares or SBM.

          4.6   SECURITIES DOCUMENTS AND REGULATORY REPORTS.

                4.6.1   Since March 31, 2000, Connecticut Bancshares has timely
filed with the SEC and the NASD all Securities Documents required by the
Securities Laws and such Securities Documents, as the same may have been amended, complied as to form in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or

                                      A-20

omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                4.6.2   Since March 31, 2000, each of Connecticut Bancshares and
SBM, has duly filed with the Bank Regulators in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable laws and regulations. In connection with the most recent federal and state Bank Regulator examinations of
Connecticut Bancshares and SBM, neither Connecticut Bancshares nor SBM was required to correct or change any action, procedure or proceeding which
Connecticut Bancshares or SBM believes has not been corrected or changed as required as of the date hereof.

          4.7   FINANCIAL STATEMENTS.

                4.7.1   Connecticut Bancshares has previously delivered or made
available to NHSB accurate and complete copies of the Connecticut Bancshares
Financial Statements which, in the case of audited Connecticut Bancshares
Financial Statements, are accompanied by the audit reports of its independent public accountants. The Connecticut Bancshares Financial Statements referred to herein, as well as the Connecticut Bancshares Financial Statements to be
delivered pursuant to Section 6.2 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Connecticut
Bancshares as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of Connecticut
Bancshares for the respective periods or as of the respective dates set forth therein.

                4.7.2   Each of the Connecticut Bancshares Financial Statements
referred to in Section 4.7.1 has been prepared in accordance with GAAP during the periods involved, except as stated therein or, in the case of unaudited interim Connecticut Bancshares Financial Statements, the absence of footnotes and customary year-end adjustments. The audits of Connecticut Bancshares and
Connecticut Bancshares Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of Connecticut
Bancshares and the Connecticut Bancshares Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of
Connecticut Bancshares and its Subsidiaries. The minute books of Connecticut
Bancshares and each Connecticut Bancshares Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including all committees) authorized at such meetings held or taken since January 1, 2000 through the date of this
Agreement.

                4.7.3   Except (i) as set forth in Section 4.7.3 of the
Connecticut Bancshares Disclosure Schedule, (ii) as reflected, disclosed or provided for in the Connecticut Bancshares Financial Statements as of December
31, 2000, 2001 and 2002 (including related notes), (iii) for liabilities incurred since December 31, 2002 in the ordinary course of business and (iv)
liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither Connecticut Bancshares nor any Connecticut
Bancshares Subsidiary has any liabilities, whether

                                      A-21

absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of Connecticut Bancshares on a consolidated basis that would be required according to GAAP to be reflected on an audited consolidated balance sheet of Connecticut Bancshares or the notes thereto.

          4.8   MATERIAL ADVERSE CHANGE. Since January 1, 2003 to the date hereof (i) Connecticut Bancshares and each Connecticut Bancshares Subsidiary has conducted its respective business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Connecticut Bancshares.

          4.9   ENVIRONMENTAL MATTERS.

                4.9.1   Except as set forth in Section 4.9.1 of the Connecticut
Bancshares Disclosure Schedule, with respect to Connecticut Bancshares and each
Connecticut Bancshares Subsidiary:

                (a) To the best of Connecticut Bancshares' knowledge, each of
Connecticut Bancshares and the Connecticut Bancshares Subsidiaries, the
Participation Facilities, and the Loan Properties are, and at all times have been, in compliance with, and are not in violation of or liable under, any
Environmental Laws;

                (b) There is no (and to the best of Connecticut Bancshares'
knowledge there is no basis to expect any) suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Connecticut Bancshares' knowledge, there is no such action threatened, before any court, governmental agency or other forum against it or any of the Connecticut Bancshares Subsidiaries or any Participation Facility (x)
for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern
(as defined herein), whether or not occurring at or on a site currently or formerly owned, leased or operated by it or any of the Connecticut Bancshares
Subsidiaries or any Participation Facility or (z) with respect to any property at or to which Material of Environmental Concern were generated, Landlord, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by Connecticut Bancshares or any Connecticut Bancshares
Subsidiary or any Participation Facility or from which Materials of
Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

                (c) There is no (and to the best of Connecticut Bancshares'
knowledge there is no basis to expect any) suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Connecticut Bancshares' knowledge, no such action is threatened before any court, governmental agency or other forum relating to or against any
Loan Property (or Connecticut Bancshares or any of the Connecticut Bancshares
Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any

                                      A-22

predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of
Environmental Concern;

                (d) To the best of Connecticut Bancshares' knowledge, the real properties, leasehold or other interest in real property currently or formerly owned or operated by Connecticut Bancshares or any Connecticut Bancshares
Subsidiary (including, without limitation, soil, groundwater or surface water on, under or geologically or hydrologically adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any
Materials of Environmental Concern;

                (e) Neither Connecticut Bancshares nor any Connecticut
Bancshares Subsidiary has received (and to the best of Connecticut Bancshares'
knowledge there is no basis to expect any) any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental
Law;

                (f) To the best of Connecticut Bancshares' knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by Connecticut Bancshares or any of the Connecticut
Bancshares Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by Connecticut Bancshares or any of the Connecticut
Bancshares Subsidiaries or any Participation Facility; and

                (g) To the best of Connecticut Bancshares' knowledge, during the period of (s) Connecticut Bancshares' or any of the Connecticut Bancshares
Subsidiaries' ownership or operation of any of their respective currently or formerly owned or operated properties or (t) Connecticut Bancshares' or any of the Connecticut Bancshares Subsidiaries' participation in the management of any
Participation Facility, there has been no contamination by or release of
Materials of Environmental Concern in, on, under or affecting such properties.
To the best of Connecticut Bancshares' knowledge, prior to the period of (x)
Connecticut Bancshares' or any of the Connecticut Bancshares Subsidiaries'
ownership or operation of any of their respective currently or formerly owned or operated properties or (y) Connecticut Bancshares' or any of Connecticut
Bancshares Subsidiaries' participation in the management of any Participation
Facility, there was no contamination by or release of Materials of Environmental
Concern in, on, under or affecting such properties.

                4.9.2   "Loan Property" means any property (including a
leasehold interest therein) in which the applicable party (or a Subsidiary of
it) currently holds a security interest or has held a security interest within the past five (5) years. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) currently participates or formerly participated in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                                      A-23

                4.9.3   Except as set forth in Section 4.9.3 of the Connecticut
Bancshares Disclosure Schedule, Connecticut Bancshares does not possess and has not conducted or arranged for the conduct of any environmental studies, reports, analyses, tests or monitoring during the past ten (10) years with respect to any properties currently or formerly owned or leased by Connecticut Bancshares or any Connecticut Bancshares Subsidiary or any Participation Facility. Connecticut
Bancshares has delivered to NHSB true and complete copies and results of any and all such schedules, reports, analyses, tests or monitoring.

                4.9.4   To the best of Connecticut Bancshares' knowledge, except
as set forth in Section 4.9.4 of the Connecticut Bancshares Disclosure Schedule,
no real property currently or formerly owned or leased by Connecticut Bancshares or any Connecticut Bancshares Subsidiary, no Loan Property, and no Participation
Facility meets the statutory criteria of an "Establishment" as such term is defined pursuant to the Connecticut Transfer Act, Connecticut General Statutes
Section 22a-134 et seq. To the best of Connecticut Bancshares' knowledge, no condition exists at any real property currently or formerly owned or leased by
Connecticut Bancshares or any Connecticut Bancshares Subsidiary, any Loan
Property or any Participation Facility that would require investigation, remediation, or post-remediation or natural attenuation monitoring under the
Connecticut Department of Environmental Protection's Remediation Standard
Regulations, Regulations of Connecticut State Agencies Sections 22a-133k-1 et
seq.

          4.10  TAX MATTERS.

                4.10.1  Connecticut Bancshares and each Connecticut Bancshares
Subsidiary (taking into account any extension of time within which to file which has not expired) has timely filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time with respect to Taxes required to be paid through the Effective Time. Connecticut Bancshares and each Connecticut Bancshares
Subsidiary have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the
Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all
Taxes for any subsequent periods ending on or prior to the Effective Time. To the knowledge of each of Connecticut Bancshares and any Connecticut Bancshares
Subsidiary, neither Connecticut Bancshares nor any Connecticut Bancshares
Subsidiary will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. As of the date hereof, except as disclosed in Section 4.10.1 of the Connecticut Bancshares Disclosure Schedule,
no audit, examination or deficiency or refund litigation with respect to any Tax
Returns filed by Connecticut Bancshares or any Connecticut Bancshares Subsidiary
is pending or, to the best of Connecticut Bancshares' knowledge, threatened and to the best of Connecticut Bancshares' knowledge, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

                                      A-24

                4.10.2  Connecticut Bancshares and each Connecticut Bancshares
Subsidiary has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

                4.10.3  All Tax Returns filed by Connecticut Bancshares and its
Subsidiaries are complete and accurate in all material respects. Neither
Connecticut Bancshares nor any Connecticut Bancshares Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 4.10.3 of the Connecticut Bancshares Disclosure Schedule, the
Tax Returns of Connecticut Bancshares and its Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any
Tax, assessment or governmental charge have been proposed, asserted or assessed
(tentatively or otherwise) against Connecticut Bancshares or any Connecticut
Bancshares Subsidiary as a result of such examinations or otherwise which have not been settled and paid. Except as set forth in Section 4.10.3 of the
Connecticut Bancshares Disclosure Schedule, there are currently no agreements in effect with respect to Connecticut Bancshares or any Connecticut Bancshares
Subsidiary to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by Connecticut Bancshares and its Subsidiaries with respect to any Tax matter currently in force.

                4.10.4  Except as set forth in Section 4.10.4 of the Connecticut
Bancshares Disclosure Schedule, neither Connecticut Bancshares nor any
Connecticut Bancshares Subsidiary has made any payments, is obligated to make any payments, or is party to any agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code.

                4.10.5  Except as set forth in Section 4.10.5 of the Connecticut
Bancshares Disclosure Schedule, neither Connecticut Bancshares nor any
Connecticut Bancshares Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes (other than a tax allocation agreement between Connecticut Bancshares and SBM), (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Connecticut Bancshares or any
Connecticut Bancshares Subsidiary (nor does Connecticut Bancshares have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section
341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                4.10.6  As used in this Agreement, "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security
(or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, highway, estimated or other tax of any kind whatsoever, including any interest, penalties or addition thereto, whether disputed or not, imposed by any government or quasi-government authority; and
"Tax Return" means any

                                      A-25

return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          4.11  LEGAL PROCEEDINGS. Except as set forth in Section 4.11 of the
Connecticut Bancshares Disclosure Schedule, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Connecticut Bancshares or any Connecticut Bancshares Subsidiary,
threatened against Connecticut Bancshares or any Connecticut Bancshares
Subsidiary or against any asset, interest or right of Connecticut Bancshares or any Connecticut Bancshares Subsidiary, or to the best of Connecticut Bancshares'
knowledge, against any officer, director or employee of any of them, and neither
Connecticut Bancshares nor any Connecticut Bancshares Subsidiary is a party to any order, judgment or decree.

          4.12  COMPLIANCE WITH LAWS.

                4.12.1  Each of Connecticut Bancshares and the Connecticut
Bancshares Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Connecticut Bancshares, no suspension or cancellation of any of the same is threatened.

                4.12.2  Except as set forth in Section 4.12.2 of the Connecticut
Bancshares Disclosure Schedule, neither Connecticut Bancshares nor any
Connecticut Bancshares Subsidiary is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, or to the best of their knowledge, in violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking
(including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the best knowledge of Connecticut Bancshares, Connecticut
Bancshares along with its executive officers and directors is not in violation of any Securities Laws; and neither Connecticut Bancshares nor any Connecticut
Bancshares Subsidiary has received any written notice or communication from any federal, state or local governmental authority asserting that Connecticut
Bancshares or any Connecticut Bancshares Subsidiary is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all material respects. Neither Connecticut Bancshares nor any Connecticut
Bancshares Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks or holding companies), and none of them has received any written communication requesting that it enter into any of the foregoing. Since March
31, 2000, no regulatory agency has initiated any proceeding or, to the best knowledge of Connecticut Bancshares, investigation

                                      A-26

into the business or operations of Connecticut Bancshares or any Connecticut
Bancshares Subsidiary. Connecticut Bancshares has not received any objection from any regulatory agency to Connecticut Bancshares' response to any violation, criticism or exception with respect to any report or statement relating to any examination of Connecticut Bancshares or any of the Connecticut Bancshares
Subsidiaries.

          4.13  CERTAIN INFORMATION. None of the information supplied by
Connecticut Bancshares or SBM relating to Connecticut Bancshares and its
Subsidiaries to be included or incorporated by reference in (i) the Conversion
Prospectus will, at the time such prospectus is mailed to subscribers (and at the time the related Conversion Registration Statement becomes effective under the Securities Act), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy
Statement, as of the date(s) such Proxy Statement is mailed to shareholders of
Connecticut Bancshares, and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by Connecticut Bancshares to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

          4.14  EMPLOYEE BENEFIT PLANS.

                4.14.1  Connecticut Bancshares has set forth in Section 4.14.1 of the Connecticut Bancshares Disclosure Schedule all Connecticut Bancshares
Employee Plans, and Connecticut Bancshares has previously furnished or made available to NHSB accurate and complete copies of the same together with (i)
Schedule B forms and the actuarial and audited financial reports prepared with respect to any qualified plans for the last three (3) plan years, (ii) the annual reports filed with any governmental agency for any qualified or non-qualified plans for the last three (3) plan years, (iii) the Summary Annual
Report provided to Participants for the last three (3) plan years; and (iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

                4.14.2  None of Connecticut Bancshares, any Connecticut
Bancshares Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of Connecticut Bancshares'
knowledge, any fiduciary of such plan has incurred any liability to the PBGC
(except for premiums payable in the ordinary course) or the Internal Revenue
Service with respect to any employees of Connecticut Bancshares or any
Connecticut Bancshares Subsidiary. No reportable event under Section 4043(b) of
ERISA has occurred with respect to any such pension plan, other than the transactions contemplated by this Agreement.

                                      A-27

                4.14.3  Except as set forth in Section 4.14.3 of the Connecticut
Bancshares Disclosure Schedule: (a) neither Connecticut Bancshares nor any
Connecticut Bancshares Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA); (b) no liability under
Title IV of ERISA has been incurred by Connecticut Bancshares or any Connecticut
Bancshares Subsidiary with respect to any Connecticut Bancshares Employee Plan which is subject to Title IV of ERISA, or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) ("Connecticut Bancshares Defined
Benefit Plan") currently or formerly maintained by Connecticut Bancshares or any entity which is considered an affiliated employer with Connecticut Bancshares under Section 4001(b) (1) of ERISA or Section 414 of the Code (an "ERISA
Affiliate") since the effective date of ERISA that has not been satisfied to the extent required by ERISA from time to time; (c) no Connecticut Bancshares
Defined Benefit Plan had an "accumulated funding deficiency" (as defined in
Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof that has not or will not be funded within the time provided under Section 302(c) (10) of ERISA; (d)
the fair market value of the assets of each Connecticut Bancshares Defined
Benefit Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a) (16) of ERISA) under such Connecticut Bancshares Defined
Benefit Plan as of the end of the most recent plan year with respect to the respective Connecticut Bancshares Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Connecticut Bancshares Defined Benefit Plan as of the date hereof; (e) neither Connecticut Bancshares nor any ERISA
Affiliate has provided, or is required to provide, security to any Connecticut
Bancshares Defined Benefit Plan or to any single-employer plan of an ERISA
Affiliate pursuant to Section 401(a) (29) of the Code; (f) neither Connecticut
Bancshares nor any ERISA Affiliate has contributed to any "multiemployer plan,"
as defined in Section 3(37) of ERISA, on or after September 26, 1980; (g)
neither Connecticut Bancshares, nor any ERISA Affiliate, nor any Connecticut
Bancshares Employee Plan, including any Connecticut Bancshares Defined Benefit
Plan, nor any trust created thereunder has engaged in a transaction in connection with which Connecticut Bancshares, any ERISA Affiliate, and any
Connecticut Bancshares Employee Plan, including any Connecticut Bancshares
Defined Benefit Plan, any such trust or any trustee or administrator thereof, is subject to either a civil liability or penalty pursuant to Section 409, 502(i)
or 502(1) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

                4.14.4  Except as set forth in Section 4.14.4 of the Connecticut
Bancshares Disclosure Schedule, a favorable determination letter has been issued by the Internal Revenue Service, with respect to each Connecticut Bancshares
Employee Plan which is an "employee pension benefit plan" (as defined in Section
3(2) of ERISA) (a "Connecticut Bancshares Pension Plan") which is intended to qualify under Section 401 of the Code, to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Connecticut Bancshares' knowledge, is threatened to be revoked, and Connecticut Bancshares does not know of any ground on which such revocation may be based. Except as set forth in Section 4.14.4 of the
Connecticut Bancshares Disclosure Schedule, neither Connecticut Bancshares nor any Connecticut Bancshares Subsidiary has any current liability under any such

                                      A-28

plan that was required to be reflected as a liability on the Financial
Statements as of December 31, 2002 under GAAP, which was not reflected on the consolidated statement of financial condition of Connecticut Bancshares at
December 31, 2002 included in the Connecticut Bancshares Financial Statements.

                4.14.5  No prohibited transaction (which shall mean any
transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any
Connecticut Bancshares Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax on Connecticut Bancshares under
Section 4975 of the Code.

                4.14.6  Except as specifically identified in Section 4.14.6 of the Connecticut Bancshares Disclosure Schedule, neither Connecticut Bancshares nor any Connecticut Bancshares Subsidiary has any obligations for post-retirement or post-employment benefits under any Connecticut Bancshares
Employee Plan that cannot be amended or terminated upon sixty (60) or fewer days notice without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state law, the cost of which is borne by the insured individual. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made
(or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Connecticut Bancshares Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section
412 of the Code), whether or not waived, exists with respect to any Connecticut
Bancshares Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Connecticut Bancshares
Pension Plan.

                4.14.7  The Connecticut Bancshares Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

                4.14.8  There are no pending or, to the best knowledge of
Connecticut Bancshares, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Connecticut Bancshares Employee
Plans or any trust related thereto or any fiduciary thereof.

                4.14.9  Section 4.14.9 of the Connecticut Bancshares Disclosure
Schedule sets forth (i) the maximum amount that could be paid to each executive officer of Connecticut Bancshares or any Connecticut Bancshares Subsidiary as a
result of the transactions contemplated by this Agreement under all employment, severance, and termination agreements, other compensation arrangements and
Connecticut Bancshares Employee Plans currently in effect; and (ii) the estimated "base amount" (as such term is defined in section 280G(b) (3) of the
Code) for each such individual calculated as of the date of this Agreement based on estimated 2003 compensation.

                                      A-29

                4.14.10 Except as set forth in Section 4.14.10 of the
Connecticut Bancshares Disclosure Schedule, no compensation payable by
Connecticut Bancshares or any Connecticut Bancshares Subsidiary to any of their employees under any Connecticut Bancshares Employee Plan (including by reason of the transactions contemplated hereby) will be subject to disallowance under
Section 162(m) of the Code.

                4.14.11 Except as set forth in Section 4.14.11 of the
Connecticut Bancshares Disclosure Schedule, with respect to any Connecticut
Bancshares Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a "Connecticut Bancshares Welfare Plan"): (i)
each such Connecticut Bancshares Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the
Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Connecticut
Bancshares to a tax under Code Section 4976(a); (iii) each and every Connecticut
Bancshares Welfare Plan which is a group health plan (as such term is defined in
Code Sections 5000(b)(1)) complies and in each and every case has complied with the applicable requirements of Code Section 4980B; and (iv) each such
Connecticut Bancshares Welfare Plan (including any such plan covering former employees of Connecticut Bancshares or any Connecticut Bancshares Subsidiary)
may be amended or terminated by Connecticut Bancshares or NHSB or NewAlliance
Bancshares on or at any time after the Effective Date without incurring liability thereunder except as required to satisfy the terms of the Plan.

          4.15  CERTAIN CONTRACTS.

                4.15.1  Neither Connecticut Bancshares nor any Connecticut
Bancshares Subsidiary is in default or non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

                4.15.2  Except as set forth in Section 4.15.2 of the Connecticut
Bancshares Disclosure Schedule, neither Connecticut Bancshares nor any
Connecticut Bancshares Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay benefits under:

                (a) any agreement, arrangement, policy or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by Connecticut Bancshares or any Connecticut Bancshares
Subsidiary (other than in the case of SBM deposits, Federal Reserve or Federal
Home Loan Bank advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by
Connecticut Bancshares or any Connecticut Bancshares Subsidiary of any
obligation;

                                      A-30

                (b) any agreement, arrangement, policy or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Connecticut
Bancshares or any Connecticut Bancshares Subsidiary;

                (c) any agreement, arrangement, policy or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Connecticut Bancshares or any
Connecticut Bancshares Subsidiary upon execution of this Agreement or the Bank
Merger Agreement or upon or following consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement (either alone or in connection with the occurrence of any additional acts or events);

                (d) any agreement, arrangement, policy or understanding pursuant to which Connecticut Bancshares or any Connecticut Bancshares Subsidiary is
obligated to indemnify any director, officer, employee or agent of Connecticut
Bancshares or any Connecticut Bancshares Subsidiary;

                (e) any agreement, arrangement, policy or understanding to which
Connecticut Bancshares or any Connecticut Bancshares Subsidiary is a party or by which any of the same is bound which limits the freedom of Connecticut
Bancshares or any Connecticut Bancshares Subsidiary to compete in any line of business or with any person;

                (f) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by any Bank Regulator;

                (g) any agreement (other than any agreement with a banking customer for the provision of banking services entered into by any Connecticut
Bancshares Subsidiary in the ordinary course of business) that involves a payment or series of payments of more than $50,000 in any one (1) year from or to Connecticut Bancshares or any Connecticut Bancshares Subsidiary;

                (h) any agreement, arrangement or understanding any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement; or

                (i) any other agreement, arrangement or understanding that would be required to be filed as an exhibit to Connecticut Bancshares' Annual Report on Form 10-K under the Exchange Act and which has not been so filed.

          4.16  BROKERS AND FINDERS. Except as set forth in Section 4.16 of the
Connecticut Bancshares Disclosure Schedule, neither Connecticut Bancshares nor any Connecticut Bancshares Subsidiary nor any of their respective directors, officers or employees, has employed

                                      A-31

any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

          4.17  INSURANCE. Connecticut Bancshares and each Connecticut
Bancshares Subsidiary are insured for reasonable amounts with reputable insurance companies against such risks as management of Connecticut Bancshares and any Connecticut Bancshares Subsidiary reasonably has determined to be prudent for companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by contracts currently in effect and applicable laws and regulations.
Section 4.17 of the Connecticut Bancshares Disclosure Schedule sets forth all policies of insurance maintained by Connecticut Bancshares or any Connecticut
Bancshares Subsidiary as of the date hereof and any claims thereunder in excess of $25,000 since March 31, 2000. Since April 1, 2000, neither Connecticut
Bancshares nor any Connecticut Bancshares Subsidiary has received any notice of termination of any such insurance coverage or increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor increased (except for increases in premiums in the ordinary course of business).

          4.18  PROPERTIES. Section 4.18 of the Connecticut Bancshares
Disclosure Schedule sets forth the street address of all real property in which
Connecticut Bancshares or any Connecticut Bancshares Subsidiary has an ownership or leasehold interest (specifying, as to each, whether owned or leased) and identifies all properties on which any Connecticut Bancshares Subsidiary operates a bank branch. All real and personal property owned by Connecticut
Bancshares or any Connecticut Bancshares Subsidiary or presently used by any of them in its respective business are in good condition (ordinary wear and tear excepted) and are sufficient to carry on its business in the ordinary course of business consistent with their past practices. Each of Connecticut Bancshares and each Connecticut Bancshares Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities
(other than equities of redemption under applicable foreclosure laws) to all of the properties and assets, real and personal, reflected on the consolidated statement of financial condition of Connecticut Bancshares contained in the
Connecticut Bancshares Financial Statements dated December 31, 2002 or acquired, through merger or otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of Connecticut Bancshares contained in the Connecticut Bancshares
Financial Statements dated December 31, 2002. All real and personal property leased or licensed by Connecticut Bancshares or any Connecticut Bancshares
Subsidiary are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no such real property lease will terminate or lapse prior to the Effective Time, except as disclosed in Section 4.18 of the Connecticut Bancshares Disclosure Schedule.

                                      A-32

          4.19  LABOR. No work stoppage involving Connecticut Bancshares or any
Connecticut Bancshares Subsidiary is pending or, to the best knowledge of
Connecticut Bancshares, threatened. Neither Connecticut Bancshares nor any
Connecticut Bancshares Subsidiary is involved in, or to the best knowledge of
Connecticut Bancshares, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees.
Employees of Connecticut Bancshares and the Connecticut Bancshares Subsidiaries
are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Connecticut Bancshares' knowledge there have been no efforts to unionize or organize any employees of Connecticut Bancshares or any Connecticut Bancshares
Subsidiary.

          4.20  CERTAIN TRANSACTIONS. Since December 31, 2002, neither
Connecticut Bancshares nor any Connecticut Bancshares Subsidiary has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 4.20 of the Connecticut Bancshares
Disclosure Schedule.

          4.21  FAIRNESS OPINION. Connecticut Bancshares has received an opinion from Sandler O'Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the
Merger Consideration to be received by the shareholders of Connecticut
Bancshares pursuant to this Agreement is fair to such shareholders from a financial point of view, and Sandler O'Neill & Partners, L.P. has consented to the inclusion of such written opinion in the Proxy Statement.

          4.22  LOAN PORTFOLIO.

                4.22.1  The allowance for possible losses reflected in
Connecticut Bancshares' audited consolidated statement of financial condition contained in the Connecticut Bancshares Financial Statements dated December 31,
2002 was, and the allowance for possible losses shown on the balance sheets in
Connecticut Bancshares' Securities Documents for dates after December 31, 2002 will be, adequate in all material respects, as of the dates thereof, under GAAP.

                4.22.2  Section 4.22.2 of the Connecticut Bancshares Disclosure
Schedule sets forth a listing, as of June 30, 2003, by account, of: (A) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3)
that as of the date of this Agreement are classified as "Impaired" (as contemplated under FAS 114), "Other Loans Specially Mentioned", "Special
Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch
list", or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and

                                      A-33

(B)  all assets classified by Connecticut Bancshares or any Connecticut
Bancshares Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

                4.22.3  All loans receivable (including discounts) and accrued interest entered on the books of Connecticut Bancshares and the Connecticut
Bancshares Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Connecticut
Bancshares' or the appropriate Connecticut Bancshares Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are, in all material respects, valid, true and genuine and are what they purport to be, except as set forth in Section 4.22.3 of the Connecticut Bancshares Disclosure Schedule. The loans, discounts and the accrued interest reflected on the books of Connecticut Bancshares and the
Connecticut Bancshares Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Except as set forth in Section 4.22.3 of the Connecticut Bancshares
Disclosure Schedule, all such loans are owned by Connecticut Bancshares or the appropriate Connecticut Bancshares Subsidiary free and clear of any liens.

                4.22.4  All pledges, mortgages, deeds of trust and other
collateral documents or security instruments relating to all notes or other evidences of indebtedness referred to in Section 4.22.3 are, in all material respects, valid, true and genuine, and what they purport to be.

          4.23  REQUIRED VOTE; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES.

                4.23.1  The affirmative vote of the holders of a majority of outstanding shares of Connecticut Bancshares Common Stock and entitled to vote is necessary to approve this Agreement and the transactions contemplated hereby
(including the Bank Merger) on behalf of Connecticut Bancshares.

                4.23.2  No "fair price," "moratorium," "control share
acquisition" or other form of anti-takeover statute or regulation or provision of Connecticut Bancshares' Certificate of Incorporation or By-Laws is applicable to this Agreement and the transactions contemplated hereby.

          4.24  MATERIAL INTERESTS OF CERTAIN PERSONS. Except as set forth in
Section 4.24 of the Connecticut Bancshares Disclosure Schedule, no officer or director of Connecticut Bancshares or a Connecticut Bancshares Subsidiary, or
any "associate" (as such term is defined in Rule 14a-l under the Exchange Act)
of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Connecticut Bancshares or any of the Connecticut Bancshares
Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, Connecticut Bancshares or any Connecticut Bancshares Subsidiary.

                                      A-34

          4.25  JOINT VENTURES. Section 4.25 of the Connecticut Bancshares
Disclosure Schedule sets forth (i) the identities of all Joint Ventures in which
Connecticut Bancshares or any Connecticut Bancshares Subsidiary is
participating, (ii) a list of agreements relating to such Joint Ventures, (iii)
the identities of the other participants in the Joint Venture, (iv) the percentage of the Joint Venture owned by each participant, (v) copies of the most recent available financial statements (on an audited basis if available) of such Joint Ventures, and (vi) the amount of the investment or contractually binding commitment of Connecticut Bancshares or any Connecticut Bancshares
Subsidiary to invest in such Joint Venture.

          4.26  INTELLECTUAL PROPERTY. Connecticut Bancshares and each
Connecticut Bancshares Subsidiary own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer programs and applications (in both source code and object code form) and tangible and intangible proprietary information or material that are used in their businesses ("Intellectual Property"), and all such Intellectual Property is described in Section 4.26 of the Connecticut
Bancshares Disclosure Schedule. Neither Connecticut Bancshares nor any
Connecticut Bancshares Subsidiary has any material undisclosed liability with respect to (i) the Intellectual Property or (ii) licenses, sublicenses and other agreements as to which Connecticut Bancshares or any Connecticut Bancshares
Subsidiary is a party and pursuant to which Connecticut Bancshares or any
Connecticut Bancshares Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of any Connecticut Bancshares or any Connecticut Bancshares Subsidiary
product.

          4.27  DISCLOSURES. None of the representations and warranties of
Connecticut Bancshares and SBM or any of the written information or documents furnished or to be furnished by Connecticut Bancshares or SBM to NHSB in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF NHSB

          NHSB represents and warrants to Connecticut Bancshares and SBM that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date
(as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the
NHSB Disclosure Schedule delivered by NHSB to Connecticut Bancshares on the date hereof. Unless otherwise specified, any reference to NHSB in this Article V shall include NewAlliance Bancshares and any direct or indirect Subsidiary of
NHSB. No representation or warranty of NHSB contained herein shall be deemed untrue or incorrect, and NHSB shall not be deemed to

                                      A-35

have breached a representation or warranty, on account of the existence of any fact, circumstance or event, unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph in this Article
V, as applicable, there is reasonably likely to exist a Material Adverse Effect.
The mere inclusion of an item in the NHSB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NHSB that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the NHSB Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

          5.1   CAPITAL STRUCTURE. As of the date hereof, NHSB is a
Connecticut-chartered savings bank in mutual form and, as a result, has no authorized or outstanding capital stock. Upon consummation of the Conversion,
NHSB will be a duly organized Connecticut-chartered savings bank in stock form and will have authorized capital stock as set forth in its Certificate of
Incorporation.

          5.2   ORGANIZATION, STANDING AND AUTHORITY OF NHSB.

                5.2.1   NHSB is a mutual savings bank duly organized and in
legal existence under the laws of the State of Connecticut with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The deposit accounts of NHSB are insured by the FDIC through the BIF to the maximum extent permitted by the
FDIA. NHSB has paid all premiums and assessments required by the FDIC. NHSB has heretofore delivered or made available to Connecticut Bancshares, true and complete copies of the Certificate of Incorporation and Bylaws of NHSB as in
effect on the date hereof.

                5.2.2   Prior to the filing of the Conversion Registration
Statement, NewAlliance Bancshares will be duly organized and validly existing under the DGCL.

                5.2.3   NHSB is a member in good standing of the Federal Home
Loan Bank of Boston and owns the requisite amount of stock therein.

          5.3   AUTHORIZED AND EFFECTIVE AGREEMENT.

                5.3.1   NHSB has all requisite corporate power and authority to
enter into this Agreement and the Bank Merger Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Conversion and/or the Plan by the Corporators) to perform all of its obligations under this
Agreement and the Bank Merger Agreement. The execution and delivery of this
Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly

                                      A-36

authorized by all necessary corporate action in respect thereof on the part of
NHSB except for approval of the Conversion and/or the Plan by the Corporators.
This Agreement has been duly and validly executed and delivered by NHSB and, assuming due authorization, execution and delivery by Connecticut Bancshares and
SBM, constitutes the legal, valid and binding obligation of NHSB, enforceable against NHSB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Bank Merger
Agreement, upon execution and delivery by NHSB, will have been duly and validly executed and delivered by NHSB and, assuming due authorization, execution and delivery by Connecticut Bancshares and SBM, constitutes the legal, valid and binding obligation of NHSB, enforceable against NHSB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                5.3.2   Neither the execution and delivery of this Agreement or
the Bank Merger Agreement, nor consummation of the transactions contemplated hereby or thereby (including the Conversion) nor compliance by NHSB with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of NHSB,
(ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of NHSB pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NHSB is a party, or by which any of its properties or assets may be bound or affected, or
(iii) subject to receipt of all required governmental, Corporator, and Board of
Director approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to NHSB.

                5.3.3   Except for (i) the filing of applications and notices
with, and the consents and approvals of, the applicable Bank Regulators, (ii)
the filing and effectiveness of the Conversion Registration Statement with the
SEC in connection with the Conversion, (iii) the approval of the Conversion and/or the Plan by the requisite vote of the Corporators, (iv) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL in connection with the Merger, (v) the filing of a copy of the Bank Merger Agreement and the approval of the commissioner of the
Connecticut Department of Banking with the Connecticut Secretary of the State in connection with the Bank Merger, and (vi) compliance with applicable state securities or "blue sky" laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of NHSB in connection with the execution and delivery of this
Agreement or the Bank Merger Agreement, the consummation of the Merger by
NewAlliance Bancshares, and the consummation of the Bank Merger by NHSB.

                5.3.4   As of the date hereof, NHSB is not aware of any reasons
relating to NHSB why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement and the Bank
Merger Agreement.

                                      A-37

          5.4   FINANCIAL STATEMENTS.

                5.4.1   NHSB has previously made available to Connecticut
Bancshares the NHSB Financial Statements. The NHSB Financial Statements have been prepared in accordance with GAAP and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of NHSB and the NHSB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

                5.4.2   At the date of each balance sheet included in the NHSB
Financial Statements, NHSB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise)
of a type required to be reflected in such NHSB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          5.5   MATERIAL ADVERSE CHANGE. Since March 31, 2003 to the date hereof
(i) NHSB has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the incurrence of expenses in connection with the transactions contemplated hereby and the transactions contemplated by or referred to in the Plan), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on
NHSB.

          5.6   TAX MATTERS.

                5.6.1   NHSB (taking into account any extension of time within
which to file which has not expired) has timely filed all Tax Returns required by applicable law to be filed by it in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time with respect to Taxes required to be paid through the Effective Time. NHSB has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time. To the knowledge of NHSB, NHSB will have no liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by NHSB is pending or, to the best of NHSB's knowledge,

                                      A-38

threatened and, to the best of NHSB's knowledge, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

                5.6.2   NHSB has withheld and paid all Taxes required to be paid
in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

                5.6.3   All Tax Returns filed by NHSB are complete and accurate,
in all material respects. NHSB is not delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 5.6.3 of the
NHSB Disclosure Schedule, the Tax Returns of NHSB have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed
(tentatively or otherwise) against NHSB as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to NHSB to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by NHSB with respect to any Tax matter currently in force.

                5.6.4   Except as set forth in Section 5.6.4 of the NHSB
Disclosure Schedule, NHSB has made no payments, is obligated to make no payments, and is party to no agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.

                5.6.5   Except as set forth in Section 5.6.5 of the NHSB
Disclosure Schedule, NHSB (i) is not a party to any agreement providing for the allocation or sharing of taxes, (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by NHSB (NHSB does not have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has not filed a consent pursuant to Section 341(f)
of the Code or agreed to have Section 341(f)(2) of the Code apply.

                5.6.6   As used in this Agreement, "Tax" means any federal,
state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security
(or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, highway, estimated or other tax of any kind whatsoever, including any interest, penalties or addition thereto, whether disputed or not, imposed by any government or quasi-government authority; and
"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          5.7   LEGAL PROCEEDINGS. Except as set forth in Section 5.7 of the
NHSB Disclosure Schedule, there are no actions, suits, claims, governmental investigations or proceedings

                                      A-39

instituted, pending or, to the best knowledge of NHSB, threatened against NHSB or against any asset, interest or right of NHSB, or against any officer, director or employee of any of them, and NHSB is not a party to any order, judgment or decree.

          5.8   COMPLIANCE WITH LAWS.

                5.8.1   NHSB has all material permits, licenses, certificates of
authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of NHSB, no suspension or cancellation of any of the same is threatened.

                5.8.2   Except as set forth in Section 5.8.2 of the NHSB
Disclosure Schedule, NHSB is not in violation of its respective Certificate of
Incorporation, Charter or other chartering instrument or Bylaws, or to its knowledge, in violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking
(including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the best knowledge of NHSB along with its executive officers and directors, is not in violation of any Securities Laws; and NHSB has not received any written notice or communication from any federal, state or local governmental authority asserting that NHSB is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all material respects. NHSB is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks), and it has not received any written communication requesting that it enter into any of the foregoing. Since March 31, 2000, no regulatory agency has initiated any proceeding or, to the best knowledge of NHSB, investigation into the business or operations of NHSB. NHSB has not received any objection from any regulatory agency to NHSB's response to any violation, criticism or exception with respect to any report or statement relating to any examination of NHSB.

          5.9   BROKERS AND FINDERS. Except as set forth in Section 5.9 of the
NHSB Disclosure Schedule, neither NHSB nor any of its directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

          5.10  DISCLOSURES. None of the representations and warranties of NHSB or any of the written information or documents furnished or to be furnished by
NHSB to Connecticut Bancshares in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank
Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any

                                      A-40

material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

          5.11  FINANCIAL ABILITY. On the Effective Date and through the date of payment of the aggregate amount of cash payable pursuant to Article III hereof,
NHSB or NewAlliance Bancshares will have the funds necessary to consummate the
Merger and pay the aggregate amount of cash to be paid to holders of Connecticut
Bancshares Common Stock and Options pursuant to Section 3.3 hereof.

                                      A-41

                                   ARTICLE VI

                   COVENANTS OF CONNECTICUT BANCSHARES AND SBM

          6.1   CONDUCT OF BUSINESS.

                6.1.1   Affirmative Covenants. Except with the written consent
of NHSB, during the period from the date of this Agreement to the Effective
Time, Connecticut Bancshares will operate its business, and it will cause each of the Connecticut Bancshares Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) adversely affect the ability of Connecticut Bancshares or SBM to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby or under the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii)
adversely affect its ability to perform its covenants and agreements under this
Agreement or the Bank Merger Agreement.

                6.1.2   Negative Covenants. Connecticut Bancshares agrees that
from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement and except to the extent required by law or regulation or any Governmental Entity, or consented to by
NHSB in writing, Connecticut Bancshares will not, and will cause each of the
Connecticut Bancshares Subsidiaries not to:

                (a) change or waive any provision of its Certificate of
Incorporation, Charter or Bylaws, except as required by law;

                (b) change the number of shares of its authorized capital stock;

                (c) issue any capital stock or issue or grant any option,
restricted stock award, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Connecticut Bancshares or any of the Connecticut Bancshares
Subsidiaries, or any securities convertible into shares of such stock; except that Connecticut Bancshares may issue shares of Connecticut Bancshares Common
Stock or permit treasury shares to become outstanding to satisfy currently outstanding Company Restricted Stock awards or Options exercised prior to the
Effective Date under and in accordance with the terms of the Connecticut
Bancshares Option Plans described in Section 4.1 hereof;

                (d) effect any recapitalization, reclassification, stock
dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

                (e) declare or pay any dividends or other distributions with respect to its capital stock except for dividends paid by any Connecticut
Bancshares Subsidiary to Connecticut

                                      A-42

Bancshares, and except for a quarterly cash dividend not to exceed $0.18 per share through December 31, 2003 and $0.20 per share thereafter, with payment and record dates consistent with past practice. The Board of Directors of
Connecticut Bancshares shall cause its last quarterly dividend record date prior to the Effective Time to occur on the day immediately preceding the Effective
Date (the "Final Dividend Record Date") with the dividend amount to be calculated as follows: the quotient of $0.80 divided by 365, multiplied by the number of days between the Final Dividend Record Date and the record date of the immediately preceding dividend paid by Connecticut Bancshares;

                (f) enter into or terminate any material contract or agreement
(including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or except as set forth in
Section 6.1.2(f) of the Connecticut Bancshares Disclosure Schedule;

                (g) except in the ordinary course of business consistent with past practice, incur any liabilities or obligations (excluding customer deposit accounts and commercial "Bottom Line" repurchase agreements), whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument other than borrowings from the Federal Home Loan Bank of Boston reflected on the
Connecticut Bancshares Financial Statements as of June 30, 2003, plus five percent (5%);

                (h) make any capital expenditures in excess of $50,000
individually or $250,000 in the aggregate, except pursuant to binding commitments existing on the date hereof and as set forth in Section 6.1.2(h) of the Connecticut Bancshares Disclosure Schedule and except for expenditures reasonable and necessary to maintain assets in good repair;

                (i) except for commitments issued prior to the date of this
Agreement which have not yet expired and which have been disclosed in Section
6.1.2(i) of the Connecticut Bancshares Disclosure Schedule, and the renewal of existing lines of credit, make any new loan or other credit facility commitment or increase any loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of the following limitations without prior consultation with and approval from NHSB's Executive Vice President -
Business Banking (which approval shall not be unreasonably withheld and, if granted, shall be granted in a timely manner):

                    (i)    unsecured loan in excess of $500,000;
                    (ii)   residential first mortgage loan in excess of
                           $1,000,000;
                    (iii)  residential construction loan in excess of
                           $1,000,000;
                    (iv)   commercial and industrial loan in excess of
                           $2,000,000;
                    (v)    commercial real estate loan in excess of $3,000,000;
                    (vi)   commercial construction loan in excess of $2,000,000;
                    (vii)  consumer loan (including home equity loan) in excess of $500,000;
                    (viii) residential development, acquisition, and
                           construction loan in excess of $4,000,000; and

                                      A-43

                    (ix)   loans of new monies to criticized borrowers or
                           borrowing relationships (unless the criticism has
                           been corrected at the time of advance) shall not be
                           made in any amount.

and, provided that, the outstanding balance of each of the following portfolios shall not increase by more than the lesser of (A) fifteen percent (15%) or (B)
$10,000,000 over the balance of the respective portfolio at June 30, 2003, without prior consultation with and approval from NHSB's Executive Vice
President - Business Banking (which approval shall not be unreasonably withheld and, if granted, shall be granted in a timely manner):

                    (i)    loans or other credit facility commitments to
                           condominium associations;
                    (ii)   loans or other credit facility commitments to finance
                           personal property leases;
                    (iii)  loans or other credit facility commitments with
                           respect to and/or secured by special use properties,
                           including without limitation, golf courses, motels,
                           hotels and the like; and
                    (iv)   loans with respect to the construction of residential
                           or commercial property and secured by same;

                (j) (i) grant any increase in rates of compensation to its non-officer employees other than in the ordinary course of business consistent with past practice provided that no such increase shall result in an annual adjustment of more than 4% without prior consultation with and approval from
NHSB; grant any increase in rates of compensation to, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers except for non-discretionary payments required by agreements existing as of the date hereof and set forth on Schedule
6.1.2(j)(i) of the Connecticut Bancshares Disclosure Schedule without prior consultation with and approval from NHSB; grant any increases in compensation or bonuses to its non-officer employees other than in the ordinary course of business consistent with past practice and other than cash bonuses that are reasonable and necessary to compensate Connecticut Bancshares or SBM employees in lieu of option grants between the date hereof through the Effective Date, in consultation with the Chief Operating Officer of NHSB; enter into any employment, severance or similar agreements or arrangements with any director or employee; adopt or amend or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2(j)(i) of the Connecticut Bancshares Disclosure
Schedule, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to any Connecticut Bancshares
Employee Plan not in the ordinary course of business consistent with past practice; or make any contributions to Connecticut Bancshares' Employee Stock
Ownership Plan (the "ESOP"), other than regular periodic contributions sufficient to cover regularly scheduled debt service with respect to the ESOP, with no prepayment thereof permitted; or

                        (ii) increase the number of (A) non-officer personnel
employed by Connecticut Bancshares or any Connecticut Bancshares Subsidiary over the staffing level previously authorized as set forth in Section 6.1.2(j)(ii) of the Connecticut Bancshares Disclosure

                                      A-44

Schedule, or (B) officers employed by Connecticut Bancshares or any Connecticut
Bancshares Subsidiary over the number of such officers currently so employed, without the prior consent of NHSB's Chief Operating Officer.

                (k) make application for the opening or closing of any, or open or close any, branch or automated banking facility, except that, with the prior written consent of NHSB, it may proceed with negotiations for and the opening of a branch at the location referred to in Section 6.1.2(k) of the Connecticut
Bancshares Disclosure Schedule;

                (l) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

                (m) subject to Section 6.10 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

                (n) make any change in its accounting methods or practices, except changes as may be required by GAAP or by law or regulatory requirements;

                (o) enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions other than to hedge forward loan sale commitments in the ordinary course of business consistent with past practices;

                (p) except for commitments outstanding as of June 30, 2003, invest in or commit to invest in, or otherwise increase, decrease or alter its investment in, any existing or new Joint Venture;

                (q) except as set forth in Section 6.1.2(q) of the Connecticut
Bancshares Disclosure Schedule, make any material change in policies in existence as of the date of this Agreement with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies, except as may be required by changes in applicable law or regulations or by GAAP;

                (r) waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Connecticut
Bancshares or any Connecticut Bancshares Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                                      A-45

                (s) purchase any debt securities below investment grade "A" or any equity securities (other than index funds of no more than $5 million in the aggregate), or purchase any security for its investment portfolio inconsistent with Connecticut Bancshares' or any Connecticut Bancshares Subsidiary's current investment policy, or otherwise take any action that would materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of collateralized mortgage obligations
(CMO) and mortgage-backed securities (MBS) (changes in mix, maturity or interest rate risk profile arising from (a) sale of all or part of the equity securities portfolio, (b) changes in open-market interest rates, or (c) changes in CMO/MBS prepayment speeds are not subject to the limitations of this Section 6.1.2(s));

                (t) enter into, renew, extend or modify any other transaction with any Affiliate;

                (u) except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment or severance agreement or similar agreement;

                (v) except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this
Agreement, take any action that would give rise to an acceleration of the right to payment to any individual under any Connecticut Bancshares Employee Plan;

                (w) without the prior consultation and consent of NHSB's
Executive Vice President - Business Banking, sell any participation interest in any existing or newly originated loan other than as permitted under Section
6.1.2(i), or acquire a participation in any loan that would properly be included in the Connecticut Bancshares Commercial and Industrial Loan Portfolio except as set forth in and subject to the restrictions of Section 6.1.2(i) hereof;

                (x) enter into any new or depart from any existing line of business;

                (y) materially increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

                (z) take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a qualified stock purchase within the meaning of Section 338 of the Code or (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

                (aa) agree to do any of the foregoing.

                                      A-46

          6.2   CURRENT INFORMATION. During the period from the date of this
Agreement to the Effective Time, Connecticut Bancshares will cause one or more of its representatives to confer with representatives of NHSB and report on the general status of its ongoing operations at such times as NHSB may reasonably request, which reports shall include, but not be limited to, discussion of the possible termination by Connecticut Bancshares or SBM of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by
Connecticut Bancshares or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Connecticut Bancshares shall not be obligated to take any such action prior to the Effective Time and, unless Connecticut Bancshares otherwise agrees, no conversion shall take place prior to the Effective Time. Connecticut Bancshares will promptly notify NHSB of any material change from the normal course of the business of Connecticut
Bancshares or any Connecticut Bancshares Subsidiary or in the operation of the properties of Connecticut Bancshares or any Connecticut Bancshares Subsidiary
and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving
Connecticut Bancshares or any Connecticut Bancshares Subsidiary. With respect to such events, Connecticut Bancshares will also provide NHSB such information as
NHSB may reasonably request from time to time. Within twenty-five (25) days after the end of each month, Connecticut Bancshares will deliver to NHSB an unaudited consolidated balance sheet and an unaudited consolidated statement of operations, without related notes, for such month prepared in accordance with
Connecticut Bancshares' current financial reporting practices.

          6.3   ACCESS TO PROPERTIES AND RECORDS. In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, Connecticut
Bancshares will permit NHSB and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the Connecticut Bancshares Subsidiaries, and shall disclose and make available to NHSB during normal business hours throughout the period prior to the Effective Time all of the books, papers and records of Connecticut Bancshares or any Connecticut Bancshares Subsidiary
relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders' meetings, organizational documents,
Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which NHSB may have a reasonable interest; provided, however, that Connecticut Bancshares shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.
Connecticut Bancshares shall provide and shall request its auditors to provide
NHSB with such historical financial information regarding Connecticut Bancshares
and

                                      A-47

any Connecticut Bancshares Subsidiary (and related audit reports and consents)
as NHSB may reasonably request for securities disclosure purposes. NHSB shall use reasonable efforts to minimize any interference with Connecticut Bancshares'
and any Connecticut Bancshares Subsidiary's regular business operations during any such access to Connecticut Bancshares' or any Connecticut Bancshares
Subsidiary's personnel, property, books or records. Connecticut Bancshares and its Subsidiaries shall permit NHSB, at NHSB's expense, to cause so-called "Phase
I Environmental Site Assessments" and/or "Phase II Environmental Site
Assessments" to be performed at any physical location owned or operated by
Connecticut Bancshares or any Connecticut Bancshares Subsidiary and, to the
extent Connecticut Bancshares or the applicable Connecticut Bancshares
Subsidiary has the contractual right to do so, at any Loan Property or
Participation Facility.

          6.4   FINANCIAL AND OTHER STATEMENTS.

                6.4.1   Promptly upon receipt thereof, Connecticut Bancshares
will furnish to NHSB copies of each annual, interim or special audit of the books of Connecticut Bancshares and the Connecticut Bancshares Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to Connecticut Bancshares by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of Connecticut Bancshares and the Connecticut
Bancshares Subsidiaries made by such accountants and/or internal auditors.

                                      A-48

                6.4.2   As soon as reasonably available, but in no event later
than the date such documents are filed with the SEC, Connecticut Bancshares will deliver to NHSB any and all Securities Documents filed by it with the SEC under the Securities Laws. As soon as practicable, Connecticut Bancshares will furnish to NHSB copies of all such financial statements and reports as it or any
Connecticut Bancshares Subsidiary shall send to its shareholders, the FDIC, the
FRB, the Department or any other regulatory authority, except as legally prohibited thereby.

                6.4.3   Connecticut Bancshares will advise NHSB promptly of the
receipt of any examination report of any Bank Regulator with respect to the condition or activities of Connecticut Bancshares or any of the Connecticut
Bancshares Subsidiaries.

                6.4.4   Connecticut Bancshares will promptly furnish to NHSB
such additional financial data as NHSB may reasonably request, including without limitation, detailed routine monthly loan reports and other reports that
Connecticut Bancshares routinely produces.

          6.5   MAINTENANCE OF INSURANCE. Connecticut Bancshares shall maintain, and shall cause its Subsidiaries to maintain, such insurance in such amounts as are reasonable to cover such risks management of Connecticut Bancshares and any
Connecticut Bancshares Subsidiary reasonably has determined to be prudent and as are customary in relation to the character and location of its and their respective properties and the nature of its and their respective businesses consistent with past practices.

          6.6   DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective
Time, Connecticut Bancshares and SBM will promptly supplement or amend the
Connecticut Bancshares Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Connecticut Bancshares Disclosure Schedule or which is necessary to correct any information in such Connecticut Bancshares Disclosure
Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Connecticut Bancshares Disclosure Schedule shall be deemed to have modified the representation, warranties and covenants for the purpose of determining satisfaction of the conditions set forth in Article IX.

          6.7   CONSENTS AND APPROVALS OF THIRD PARTIES. Connecticut Bancshares
shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this
Agreement and the Bank Merger Agreement. Without limiting the generality of the foregoing, Connecticut Bancshares shall utilize the services of a professional proxy soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

          6.8   REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, Connecticut Bancshares shall use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under

                                      A-49

applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement.

          6.9   FAILURE TO FULFILL CONDITIONS. In the event that Connecticut
Bancshares determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will immediately so notify NHSB.

          6.10  ACQUISITION PROPOSALS. (a) From and after the date of this
Agreement and until the termination of this Agreement, Connecticut Bancshares agrees that neither it nor any of Connecticut Bancshares' Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary's directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. Connecticut Bancshares further agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary's directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any
Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Connecticut
Bancshares or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written
Acquisition Proposal if the Connecticut Bancshares Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with NHSB; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition
Proposal to the shareholders of Connecticut Bancshares, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i)
the Connecticut Bancshares Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, and (ii) the Connecticut Bancshares Board of Directors
determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is at least as reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and, if consummated, would result in a transaction more favorable to the Connecticut Bancshares'
shareholders from a financial point of view than the Merger. An Acquisition
Proposal which is received and considered by Connecticut Bancshares in compliance with this Section 6.10 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a "Superior
Proposal." Connecticut Bancshares agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals.
Connecticut Bancshares agrees that it will notify NHSB immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with Connecticut Bancshares or any of its representatives after the date hereof, and

                                      A-50

the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep NHSB informed of any material developments with respect thereto immediately upon the occurrence thereof.

(b) In the event that the Board of Directors of Connecticut Bancshares determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify NHSB in writing of its intent to terminate this Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the material terms and conditions of such Superior Proposal and identify the Person making such
Superior Proposal. NHSB shall have five Business Days to evaluate and respond to
Connecticut Bancshares' notice. If NHSB notifies Connecticut Bancshares in writing prior to the expiration of the five Business Day period provided above that it shall increase the Merger Consideration to an amount at least equal to that of such Superior Proposal (the "NHSB Proposal"), then Connecticut
Bancshares shall not be permitted to enter into an acquisition agreement with respect to, or permit its Board to recommend acceptance to its shareholders of, such Superior Proposal. Such notice by NHSB shall specify the new Merger
Consideration. Connecticut Bancshares shall have five Business Days to evaluate the NHSB Proposal.

(c) In the event the Superior Proposal involves consideration to Connecticut
Bancshares' shareholders consisting of securities, in whole or in part, a NHSB
Proposal shall be deemed to be at least equal to the Superior Proposal, if the
NHSB Proposal offers Merger Consideration that equals or exceeds the consideration being offered to Connecticut Bancshares' shareholders in the
Superior Proposal valuing any securities forming a part of the Superior Proposal at its cash equivalent based upon (a) the average trading price of such securities for the 10 trading days immediately preceding the date of the NHSB
Proposal, or (b) the written valuation of such securities by a nationally recognized investment banking firm selected if such securities are not traded on a nationally recognized exchange or will be newly issued securities that are not of a class then trading on a nationally recognized exchange. Any written valuation shall be attached as an exhibit to the NHSB Proposal.

(d) In the event that the Board of Directors Connecticut Bancshares determines in good faith, upon the advice of its financial advisor and outside counsel, that the NHSB Proposal is not at least equal to the Superior Proposal,
Connecticut Bancshares can terminate this Agreement in order to execute an acquisition agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to Connecticut Bancshares' shareholders of, the Superior Proposal as provided in Section 11.1.10.

          6.11  BOARD OF DIRECTORS AND COMMITTEE MEETINGS. Connecticut
Bancshares shall provide to NHSB (a) notice of any and all regular meetings of the Board of Directors of Connecticut Bancshares or SBM, which notice shall be no less timely than the notice required to be provided to Connecticut
Bancshares' or SBM's directors, and (b) at such time as customarily provided to
Connecticut Bancshares' and SBM's directors, copies of all written materials (i)
accompanying any such notices, (ii) presented to the participants of any and all such meetings, and (iii) copies of drafts of meeting minutes and credit memoranda produced with respect to such

                                      A-51

meeting excluding, however, any materials pertaining to NHSB, the transactions contemplated by this Agreement, and any third party proposal to acquire a controlling interest in Connecticut Bancshares or SBM.

          6.12  RESERVES AND MERGER-RELATED COSTS. On or before the Effective
Time, Connecticut Bancshares shall use its reasonable best efforts in good faith to establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Connecticut Bancshares and SBM to those of NHSB (as such practices and methods are to be applied to Connecticut Bancshares and SBM from and after the Closing Date) and NHSB's plans with respect to the conduct of the business of Connecticut Bancshares and SBM following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Connecticut
Bancshares, provided, however, that Connecticut Bancshares shall not be required to take such action unless NHSB agrees in writing that all conditions to Closing set forth in Article IX have been satisfied or waived (including the expiration of any applicable waiting periods but excluding the delivery of certificates and other documents to be delivered at the Closing); prior to the delivery by NHSB of the writing referred to in the preceding clause, Connecticut Bancshares shall, upon NHSB's request, provide NHSB a written statement that the representation made in Section 4.22.1, hereof with respect to Connecticut
Bancshares' allowance for possible loan losses is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Connecticut Bancshares or any Connecticut Bancshares Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute a breach of this Agreement within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by
Connecticut Bancshares pursuant to this Section 6.12 if, in the opinion of
Connecticut Bancshares' independent auditors, such action would contravene GAAP.

          6.13  TRANSACTION EXPENSES OF CONNECTICUT BANCSHARES.

                6.13.1  For planning purposes, Connecticut Bancshares shall, within thirty (30) days from the date hereof, provide NHSB with Connecticut
Bancshares' estimated budget of transaction-related expenses reasonably anticipated to be payable by Connecticut Bancshares in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Connecticut Bancshares shall promptly notify
NHSB if or when it determines that it expects to exceed its budget.

                6.13.2  Promptly after the execution of this Agreement,
Connecticut Bancshares shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements.
Connecticut Bancshares shall accrue and/or pay all of such amounts that are actually due and owing as soon as possible.

                6.13.3  Connecticut Bancshares shall advise NHSB monthly of all out-of-pocket expenses that Connecticut Bancshares has incurred in connection with the transactions contemplated by this Agreement (including the Bank
Merger).

                                      A-52

                                   ARTICLE VII

                                COVENANTS OF NHSB

          7.1   DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective
Time, NHSB will promptly supplement or amend the NHSB Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such NHSB Disclosure
Schedule or which is necessary to correct any information in such NHSB
Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such NHSB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

          7.2   CONSENTS AND APPROVALS OF THIRD PARTIES. NHSB shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons, including the Corporators, necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, including the Conversion.

          7.3   REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, NHSB agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement, including the Conversion. It is NHSB's intention that the Closing shall occur as soon as practicable following the consummation of the Conversion.

          7.4   FAILURE TO FULFILL CONDITIONS. In the event that NHSB determines that a condition to its obligation to complete the Merger or the Bank Merger
Agreement cannot be fulfilled and that it will not waive that condition, it will immediately so notify Connecticut Bancshares.

          7.5   NEWALLIANCE BANCSHARES ORGANIZATIONAL DOCUMENTS. Prior to the
filing of the Conversion Registration Statement, NewAlliance Bancshares will be a corporation duly organized and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as then conducted and shall be duly licensed or qualified to do business and be in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.
Promptly following the organization of NewAlliance Bancshares, the Board of
Directors thereof shall approve this Agreement and the transactions contemplated hereby, and NHSB shall cause NewAlliance Bancshares to execute and deliver an appropriate instrument of accession to this Agreement, whereupon NewAlliance
Bancshares shall become a party to, and be bound by, this Agreement. On the
Effective Date, NewAlliance Bancshares will be a bank holding company under the
BHCA.

                                      A-53

          7.6   EMPLOYEES AND EMPLOYEE BENEFITS.

                7.6.1   NHSB anticipates employing substantially all branch
office customer service employees of SBM and such other employees of SBM as NHSB shall reasonably require for the conduct of NHSB's business following the
Effective Time. NHSB may, after consultation with SBM, pay a retention bonus to certain key employees in an amount to be determined by NHSB in its sole discretion, in the event such employee remains in the employ of Connecticut
Bancshares or SBM through the Effective Time and is an employee of NHSB or
NewAlliance Bancshares for a period of time to be negotiated between NHSB and each such key employee. Each SBM employee whose employment is terminated at the
Effective Time shall be eligible to receive COBRA health care continuation benefits as required by law.

                7.6.2   Each employee of SBM who remains employed by NewAlliance
Bancshares or NHSB following the Effective Time (each, a "Continuing Employee")
shall be entitled to participate in (i) such of the employee benefit plans, deferred compensation arrangements, bonus or incentive plans and other compensation and benefit plans that NewAlliance Bancshares or NHSB may continue for the benefit of Continuing Employees following the Effective Time and (ii)
whatever employee benefit plans and other compensation and benefit plans that
NewAlliance Bancshares or a NewAlliance Bancshares Subsidiary may maintain for the benefit of its similarly situated employees on an equitably equivalent basis, if such Continuing Employee is not otherwise then participating in a similar plan. The parties hereto acknowledge that Continuing Employees shall be eligible to participate in any stock option plan or employee stock ownership plan implemented by NewAlliance Bancshares after the Effective Time based upon the same criteria as other employees of NHSB or NewAlliance Bancshares.
Continuing Employees shall be eligible to receive credit for service with
Connecticut Bancshares and the Connecticut Bancshares Subsidiaries under any existing NHSB employee plan, NHSB benefit plan or NHSB personnel policy in which such employees would be eligible to enroll or participate for purposes of determining eligibility to participate and vesting therein but not for purposes of calculating benefits thereunder; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Each Continuing Employee shall be credited with service as an SBM employee for purposes of determining their status under NHSB's policies with respect to vacation, sick and other leave. With respect to the
NHSB defined benefit pension plan, each Continuing Employee shall be credited with service as an SBM employee for purposes of determining eligibility under the early retirement, normal retirement and disability provisions of such plan.
With respect to any NHSB plan which is a health, life or disability insurance plan, each Continuing Employee shall not be subject to any pre-existing condition limitation for conditions covered under such plans and each such plan which provides health insurance benefits shall honor any deductible and out-of-pocket expenses incurred under any comparable SBM plan for the year in which the Effective Time occurs. Nothing herein shall limit the ability of NHSB or NewAlliance Bancshares to amend or terminate any of the Connecticut
Bancshares Employee Plans in accordance with their terms at any time. NHSB shall consult with Connecticut Bancshares prior to the Effective Time as to the advisability of outplacement assistance for any Continuing Employee whose employment is terminated within six months of the Effective Date. The structure of such assistance will be in the sole discretion of NHSB, at a cost not to exceed $30,000.

                                      A-54

                7.6.3   Section 7.6.3 of the Connecticut Bancshares Disclosure
Schedule contains all employment and change of control, severance and similar agreements, arrangements, policies or programs with any employee or director of
Connecticut Bancshares or any Connecticut Bancshares Subsidiary ("Benefit
Agreements"). At and following the Effective Time, NHSB and NewAlliance
Bancshares shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations of
Connecticut Bancshares existing as of the Effective Time under the Benefit
Agreements other than those employment agreements, change in control agreements and supplemental executive retirement plans covered by the Termination and
Release Agreements referenced in Section 7.6.5 hereof. NHSB acknowledges (i)
that the consummation of the Merger will constitute a "change-in-control" of
Connecticut Bancshares for purposes of any of the Benefit Agreements of
Connecticut Bancshares (except where otherwise set forth in Section 7.6.3 of the
Connecticut Bancshares Disclosure Schedule). Any employee of Connecticut
Bancshares or any of its Subsidiaries who is a party to an agreement (excluding the employment agreements, change in control agreements and supplemental retirement agreements covered by the Termination and Release Agreements referenced in Section 7.6.5 hereof) which has been set forth in Section 7.6.3 of the Connecticut Bancshares Disclosure Schedule (the "Executive Agreements") who
becomes entitled to benefits thereunder shall be entitled to receive the cash and other benefits payable or provided under such agreement; provided, however, that the employee executes and delivers to NHSB an instrument in form and substance satisfactory to NHSB releasing NHSB and its affiliates from any further liability for monetary payments under such agreement. Connecticut
Bancshares represents and warrants that the amounts set forth in Section 7.6.3 of the Connecticut Bancshares Disclosure Schedule (A) have been calculated in a manner consistent with, and according to, the provisions of the Executive
Agreements (copies of which have been furnished by Connecticut Bancshares to
NHSB) and (B) represent good faith estimates of the amounts payable as of the future date specified therein based upon assumptions regarding interest rates, compensation or the assumed Closing Date, which have been set forth in Section
7.6.3 of the Connecticut Bancshares Disclosure Schedule, and (ii) the amounts payable under such Executive Agreements will not exceed, individually or in the aggregate, the amounts set forth in Section 7.6.3 of the Connecticut Bancshares
Disclosure Schedule (except to the extent that any good faith estimates set forth in Section 7.6.3 of Connecticut Bancshares's Disclosure Schedule change due to changes in interest rates or the assumed Closing Date). To the extent that an employee of Connecticut Bancshares or any of its Subsidiaries is
entitled to the continued receipt of health insurance, life insurance, disability insurance, automobile allowance or other similar fringe benefits pursuant to an Executive Agreement, and such employee becomes a director, officer, employee or consultant of NewAlliance Bancshares or any of its
Subsidiaries following the Effective Time and as a result becomes entitled to receive the same fringe benefits in his or her capacity as a director, officer, employee or consultant of NewAlliance Bancshares or any of its Subsidiaries,
then the fringe benefits provided to such person shall be deemed to be provided in connection with such person's service as a director, officer, employee or consultant of NewAlliance Bancshares or any of its Subsidiaries for so long as such person serves in such capacity and shall be in lieu of, and not in addition to (and for the sole purpose to avoid duplication of benefits), the same fringe benefits that would have otherwise been provided pursuant to the Executive
Agreement.

                                      A-55

                7.6.4   The ESOP shall be terminated as of the Effective Time
(all shares held by the ESOP shall be converted into the right to receive the
Merger Consideration), all outstanding ESOP indebtedness shall be repaid as of the Effective Time, and the balance remaining with respect to unallocated shares held by the ESOP prior to the Effective Time shall be allocated and distributed to the ESOP participants (subject to the receipt of a determination letter from the IRS), as provided for in the ESOP and unless otherwise required by applicable law. As soon as practicable after the date hereof, Connecticut
Bancshares shall file a request for a determination letter from the IRS regarding the continued qualified status of the ESOP upon its termination. Prior to the Effective Time, Connecticut Bancshares and, following the Effective Time,
NHSB shall use their respective reasonable best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations described herein as may be requested by the IRS as a condition to its issuance of a favorable determination letter). NHSB and NewAlliance Bancshares will adopt such additional amendments to the ESOP as may be reasonably required by the IRS subsequent to the Effective
Time as a condition to granting such favorable determination and termination letters provided that such amendments do not substantially change the terms outlined herein or would result in an additional material liability to NHSB or
NewAlliance Bancshares. Neither Connecticut Bancshares nor NHSB shall make any distribution from the ESOP except as may be required by applicable law until receipt of such favorable determination letter.

                7.6.5   Concurrently with the execution of this Agreement by the
parties hereto, (i) each of Richard P. Meduski, Charles L. Pike, Douglas K.
Anderson, Roger A. Sommerville and SBM, Connecticut Bancshares and NHSB shall enter into a Termination and Release Agreement substantially in the form of
Exhibit D-1 hereto, (ii) each of Nancy A. Elliott, Harry S. Gaucher, III, John
H. Hamby, Michael J. Hartl, Dale B. Lynch, Christopher Martin, Patricia
McLaughlin, Brian A. Orenstein, John F. Smith, William T. Thomas, Joyce R.
Trainer, Carol L. Yungk and SBM, Connecticut Bancshares and NHSB shall enter into a Termination and Release Agreement substantially in the form of Exhibit
D-2, and (iii) each of Richard P. Meduski, Charles L. Pike, Douglas K. Anderson,
Roger A. Sommerville shall enter into a Noncompetition Agreement substantially in the form of Exhibit E hereto.

          7.7   DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE.

                7.7.1   NHSB shall maintain, and/or shall cause NewAlliance
Bancshares to maintain, in effect for six (6) years following the Effective
Time, the current directors' and officers' liability insurance policies maintained by Connecticut Bancshares and the Connecticut Bancshares Subsidiaries
(provided, that NHSB may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time;
provided, however, that in no event shall NHSB be required to expend in the aggregate pursuant to this Section 7.7.1 more than 150% of the annual cost currently expended by Connecticut Bancshares with respect to such insurance. In connection with the foregoing, Connecticut Bancshares agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

                                      A-56

                7.7.2   From and after the Effective Time, NHSB shall, and/or
shall cause NewAlliance Bancshares or the appropriate NewAlliance Bancshares
Subsidiary to, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the
Effective Time, an officer, director or employee of Connecticut Bancshares or
SBM (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of NewAlliance Bancshares, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, investigative or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Connecticut Bancshares or a Connecticut Bancshares Subsidiary if
such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the "Indemnified
Liabilities"), to the fullest extent permitted under applicable state or federal law and under Connecticut Bancshares' Certificate of Incorporation and Bylaws.
NewAlliance Bancshares shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification in the manner set forth below. Any Indemnified
Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify NewAlliance Bancshares (but the failure so to notify
NewAlliance Bancshares shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure prejudices
NewAlliance Bancshares) and shall deliver to NewAlliance Bancshares the undertaking referred to in the previous sentence. In the event of any such Claim
(whether arising before or after the Effective Time) (1) NewAlliance Bancshares shall have the right to assume the defense thereof (in which event the
Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption NewAlliance Bancshares shall not be liable to any Indemnified
Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NewAlliance Bancshares elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between NewAlliance Bancshares and the Indemnified
Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and NewAlliance Bancshares shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) NewAlliance Bancshares shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one (1) law firm, (3) NewAlliance Bancshares shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which
(x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Connecticut Bancshares or any Connecticut Bancshares
Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party

                                      A-57

did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Connecticut Bancshares or any Connecticut
Bancshares Subsidiary. The determination shall be made by a majority vote of a quorum consisting of the Directors of NewAlliance Bancshares who are not
involved in such proceeding.

                7.7.3   If NHSB, NewAlliance Bancshares or any of their
successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then in each case, proper provision shall be made so that the successors and assigns of NHSB and NewAlliance Bancshares shall assume the obligations set forth in this Section 7.7.

                7.7.4   NHSB shall honor and/or shall cause NewAlliance
Bancshares to honor Connecticut Bancshares' "Directors' Consultation Plan" as it
exists as of the date hereof.

          7.8   CONNECTICUT BANCSHARES MAIN OFFICE. NHSB shall occupy, or cause a third party to occupy, the Connecticut Bancshares main office building located at 923 Main Street, Manchester, Connecticut 06045 for a period of twenty-four
(24) months after the Effective Date.

          7.9   CHARITABLE FOUNDATION. NHSB acknowledges and agrees that SBM
Charitable Foundation, Inc., the charitable foundation affiliated with
Connecticut Bancshares, is in existence and will continue to be operated for the benefit of Connecticut Bancshares' community, notwithstanding that it is NHSB's intention that The New Haven Savings Bank Foundation, Inc., the charitable foundation affiliated with NHSB and/or a new charitable foundation to be established in connection with the Conversion, may at some time subsequent to the Effective Date, service each of Connecticut Bancshares' and NHSB's respective communities.

          7.10  DIRECTORSHIPS. On or prior to the Effective Time, each of NHSB and NewAlliance Bancshares agrees to take all action necessary (i) to increase the size of their respective Boards of Directors, if necessary, to accommodate the appointment and election of, and (ii) to appoint or elect, effective as of the Effective Time, two (2) non-employee directors of Connecticut Bancshares as of the date hereof who are designated by NHSB and NewAlliance Bancshares.

          7.11  MAINTENANCE OF SBM LIQUIDATION ACCOUNT. NHSB shall take all action as of the Effective Time to comply with the requirements of Section
36-142m-10(c) of the Regulations of the Department.

                                  ARTICLE VIII

                          REGULATORY AND OTHER MATTERS

          8.1   CONNECTICUT BANCSHARES SPECIAL MEETING.

                                      A-58

          Connecticut Bancshares will, in accordance with applicable law and
Connecticut Bancshares' Certificate of Incorporation and Bylaws, (i) as promptly as reasonably practicable take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Connecticut Bancshares
Shareholders Meeting") for the purpose of approving the transactions contemplated by this Agreement, and for such other purposes as may be, in
Connecticut Bancshares' and NHSB's reasonable judgment, necessary or desirable,
(ii) subject to the fiduciary responsibility of the Board of Directors of
Connecticut Bancshares as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders and oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated herein
(including the Bank Merger), and (iii) cooperate and consult with NHSB with respect to each of the foregoing matters. Except with the prior approval of
NHSB, no other matters shall be submitted for approval of the Connecticut
Bancshares shareholders at the Connecticut Bancshares Shareholders Meeting.

          8.2   PROXY STATEMENT.

                8.2.1   For the purposes of holding the Connecticut Bancshares
Shareholders Meeting, Connecticut Bancshares shall draft and prepare, and NHSB shall cooperate in the preparation of, a proxy statement or statements satisfying all applicable requirements of the Exchange Act and the rules and regulations thereunder (such proxy statement in the form mailed by Connecticut
Bancshares to the Connecticut Bancshares shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy
Statement"). Connecticut Bancshares shall file the Proxy Statement with the SEC in accordance with its Regulation 14A under the Exchange Act. Connecticut
Bancshares shall upon expiration of the period of time within which the SEC may comment on the preliminary Proxy Statement, thereafter promptly mail the Proxy
Statement to its shareholders.

                8.2.2   NHSB shall provide Connecticut Bancshares with any
information concerning NHSB that Connecticut Bancshares may reasonably request in connection with the drafting and preparation of the Proxy Statement, and
Connecticut Bancshares shall notify NHSB promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to NHSB promptly copies of all correspondence between Connecticut
Bancshares or any of its representatives and the SEC. Connecticut Bancshares shall give NHSB and its counsel the opportunity to review and comment on the
Proxy Statement prior to its being filed with the SEC and shall give NHSB and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NHSB and Connecticut Bancshares agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Connecticut Bancshares Common Stock entitled to vote at the Connecticut
Bancshares Shareholders Meeting at the earliest practicable time.

                                      A-59

                8.2.3   NHSB and Connecticut Bancshares each shall promptly
notify the other party if at any time either of them, respectively, becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact about themselves required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, NHSB shall cooperate with Connecticut Bancshares in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission, and Connecticut Bancshares shall mail an amended Proxy Statement to
Connecticut Bancshares' shareholders.

          8.3   NHSB CONVERSION. Commencing promptly after the date of this
Agreement, NHSB will take all steps reasonably necessary to effect the
Conversion. In addition, without limiting the generality of the foregoing, NHSB shall cause the following to be done:

                8.3.1   NHSB will (i) as promptly as practicable after receipt
of all approvals or non-objections necessary from the applicable Bank
Regulators, take all steps necessary to duly call, give notice of, convene and hold a special meeting or meetings of the Corporators for the purpose of approving the Plan and for such other purposes as may be, in the reasonable judgment of NHSB, necessary or desirable, and (ii) recommend to its Corporators the approval of the aforementioned matters to be submitted by it to its
Corporators, and (iii) cooperate and consult with Connecticut Bancshares with respect to each of the foregoing matters.

                8.3.2   NHSB will use its reasonable best efforts in good faith
(i) to prepare and file by September 30, 2003 all required regulatory applications and notices required in connection with the Merger, the Bank Merger and the Conversion, including, without limitation, filing applications with the
Department, the FDIC, and the FRB and (ii) to effectuate the provisions of the
Plan in a timely manner. NHSB shall notify Connecticut Bancshares promptly of the receipt of any comments with respect to such applications and notices from the Department, the FDIC, the FRB or any other Governmental Entity and of any requests (written or oral) by the Department, the FDIC, the FRB or any
Governmental Entity for any amendment or supplement to such regulatory applications and notices or for additional information and shall provide to
Connecticut Bancshares promptly copies of all correspondence between NHSB or any of its representatives and the Department, the FDIC, the FRB or any other
Governmental Entity. NHSB shall give Connecticut Bancshares and its counsel the opportunity to review and comment on all required regulatory applications required in connection with the Merger, the Bank Merger and the Conversion and all amendments and supplements to the foregoing and all responses to the requests for additional information and replies to comments prior to their being filed with, or sent to, any Governmental Entity or the SEC, the FRB, the FDIC or
the Department.

                8.3.3   NHSB shall prepare as promptly as practicable (using its
reasonable best efforts in good faith to effect the preparation on or before
September 30, 2003) and Connecticut Bancshares shall co-operate in the preparation of, the Conversion Registration Statement and the Conversion
Prospectus. NHSB shall file the Conversion Registration Statement with the SEC and all appropriate State Securities Offices. NHSB shall use its reasonable best efforts in good faith to have the Conversion Registration Statement declared effective under the Securities Act

                                      A-60

as promptly as practicable after such filing and on a basis coordinated with the other steps required in the Plan.

                8.3.4   Connecticut Bancshares shall provide NHSB with any
information concerning it that NHSB may reasonably request in connection with the Conversion Prospectus. Connecticut Bancshares shall provide NHSB a "comfort"
letter from its independent certified public accountant, dated as of the date of the Conversion Prospectus and updated as of the date of consummation of the
Merger, with respect to certain financial information regarding Connecticut
Bancshares, in form and substance which is customary in transactions such as the
Conversion and NHSB shall notify Connecticut Bancshares promptly of the receipt of any comments of the SEC, the FRB, the FDIC or the Department with respect to the Conversion Prospectus and of any requests by the SEC, the FRB, the FDIC or the Department for any amendment or supplement thereto or for additional information, and shall provide to Connecticut Bancshares promptly copies of all correspondence between NHSB or any representative of NHSB and the SEC, the FRB, the FDIC or the Department. NHSB shall give Connecticut Bancshares and its counsel the opportunity to review and comment on the Conversion Prospectus prior to its being filed with the SEC, the FRB, the FDIC or the Department and shall give Connecticut Bancshares and its counsel the opportunity to review and comment on all amendments and supplements to the Conversion Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, the FRB, the FDIC or the
Department. Each of NHSB and Connecticut Bancshares agrees to use their reasonable best efforts, after consultation with the other party hereto, in good faith to respond promptly to all such comments of and requests by the SEC, the
FRB, the FDIC or the Department.

                8.3.5   Connecticut Bancshares shall promptly notify NHSB if at
any time it becomes aware that the Conversion Prospectus or the Conversion
Registration Statement contains any untrue statement of a material fact or omits to state a material fact with respect to Connecticut Bancshares or a Connecticut
Bancshares Subsidiary required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Connecticut Bancshares shall cooperate with NHSB in the preparation of a supplement or amendment to such Conversion
Prospectus, which corrects such misstatement or omission, and NHSB shall file an amended Conversion Registration Statement with the SEC. Connecticut Bancshares shall provide to NHSB and the marketing agent for the sale of NewAlliance
Bancshares Common Stock in the Offering a "comfort" letter from the independent certified public accountants for Connecticut Bancshares, dated as of the effective date of the Conversion Registration Statement with respect to certain financial information regarding Connecticut Bancshares, each in form and substance which is customary in transactions such as the Conversion.

          8.4   REGULATORY APPROVALS. Each of Connecticut Bancshares, SBM and
NHSB will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the

                                      A-61

Merger, the Bank Merger, the Conversion and the Offering. Connecticut Bancshares
and NHSB will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the
Conversion Prospectus, the Proxy Statement and any application, petition or any other statement or application made by or on behalf of NHSB, Connecticut
Bancshares or SBM to any governmental body in connection with the Conversion, the Merger, the Bank Merger, the Offering and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.
In addition, NHSB, Connecticut Bancshares and SBM shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

          8.5   COMPLIANCE WITH ANTI-TRUST LAWS. Each of NHSB and Connecticut
Bancshares shall use reasonable best efforts in good faith to resolve objections, if any, which may be asserted with respect to the Merger under anti-trust laws. In the event a suit is threatened or instituted challenging the
Merger as violative of anti-trust laws, each of NHSB and Connecticut Bancshares shall use reasonable best efforts in good faith to avoid the filing of, or resist or resolve such suit, NHSB and Connecticut Bancshares shall use reasonable best efforts in good faith to take such action as may be required:
(a) by the FRB, the Connecticut Banking Commissioner, and the Antitrust Division
of the DOJ or the United States Federal Trade Commission in order to resolve such objections as any of them may have to the Merger under antitrust laws, or
(b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts in good faith shall not include, among other things and only to the extent NHSB so desires, the willingness of NHSB to accept an order agreeing to the divestiture, or the holding separate, of any assets of NHSB or Connecticut Bancshares.

          8.6   EXECUTION OF BANK MERGER AGREEMENT. Prior to the Effective Time,
SBM and NHSB each shall execute and deliver the Bank Merger Agreement, substantially in the form attached hereto as Exhibit A.

                                   ARTICLE IX

                               CLOSING CONDITIONS

          9.1   CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The
respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

                9.1.1   Stockholder, Corporator and Other Approvals.

                                      A-62

                        (i)  This Agreement shall have been approved by the
                             requisite vote of shareholders of Connecticut
                             Bancshares.

                        (ii) The Plan shall have been approved by the requisite
                             vote of Corporators and by the requisite vote of
                             any others as may be required.

                9.1.2   Injunctions. None of the parties hereto shall be subject
to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

                9.1.3   Regulatory Approvals. All necessary approvals,
authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, including the Merger, the Bank
Merger and the Conversion, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions or in mutual-to-stock conversions, that would, in the good faith reasonable judgment of the Board of Directors of NHSB and Connecticut
Bancshares, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Connecticut
Bancshares, SBM and NHSB or otherwise materially impair the value of Connecticut
Bancshares or SBM to NHSB.

                9.1.4   Conversion. NHSB shall have consummated the Conversion.

          9.2   CONDITIONS TO THE OBLIGATIONS OF NHSB UNDER THIS AGREEMENT. The
obligations of NHSB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing:

                9.2.1   Representations and Warranties. Except as otherwise
contemplated by this Agreement or consented to in writing by NHSB, the representations and warranties of Connecticut Bancshares and SBM set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the
Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by NHSB; provided, however, that (i) in determining whether or not the condition contained in this
Section 9.2.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse
Effect and (ii) the condition contained in this Section 9.2.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material
Adverse Effect on Connecticut Bancshares and SBM, taken as a whole; and
Connecticut Bancshares shall have delivered to NHSB a certificate of Connecticut
Bancshares to such effect signed by the Chief Executive Officer and the Chief
Financial Officer of Connecticut Bancshares as of the Effective Time.

                                      A-63

                9.2.2   Agreements and Covenants. As of the Closing Date,
Connecticut Bancshares and each Connecticut Bancshares Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Connecticut Bancshares and such
Connecticut Bancshares Subsidiary to be performed or complied with by each of them at or prior to the Effective Date under this Agreement, except to the extent that any failure to perform or comply shall not individually, or in the aggregate, have a Material Adverse Effect on Connecticut Bancshares and the
Connecticut Bancshares Subsidiaries, taken as a whole, or materially adversely affect consummation of the Merger and other transactions contemplated hereby, and NHSB shall have received a certificate signed on behalf of Connecticut
Bancshares by the Chief Executive Officer and Chief Financial Officer of
Connecticut Bancshares to such effect dated as of the Effective Time.

                9.2.3   Permits, Authorizations, Etc. Connecticut Bancshares and
the Connecticut Bancshares Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Connecticut Bancshares and the Bank
Merger by SBM, the failure to obtain which would have a Material Adverse Effect on Connecticut Bancshares and the Connecticut Bancshares Subsidiaries, taken as a whole.

                9.2.4   Accountants' Letter. NHSB shall have received a
"comfort" letter from the independent certified public accountants for
Connecticut Bancshares, dated the effective date of the Conversion Registration
Statement, with respect to certain financial information regarding Connecticut
Bancshares, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

                9.2.5   No Material Adverse Effect. Since January 1, 2003, no
event has occurred or circumstance has arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on
Connecticut Bancshares.

          9.3   CONDITIONS TO THE OBLIGATIONS OF CONNECTICUT BANCSHARES UNDER
THIS AGREEMENT. The obligations of Connecticut Bancshares under this Agreement shall be further subject to the satisfaction of the conditions set forth in
Sections 9.3.1 through 9.3.4 at or prior to the Closing:

                9.3.1   Representations and Warranties. Except as otherwise
contemplated by this Agreement or consented to in writing by Connecticut
Bancshares, the representations and warranties of NHSB set forth in this
Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the
Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Connecticut
Bancshares; provided, however, that (i) in determining whether or not the condition contained in this Section 9.3.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this
Section 9.3.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on NHSB; and NHSB shall

                                      A-64

have delivered to Connecticut Bancshares a certificate of NHSB to such effect signed by the Chief Executive Officer and the Chief Financial Officer of NHSB as
of the Effective Time.

                9.3.2   Agreements and Covenants. As of the Closing Date,
NewAlliance Bancshares and NHSB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of NewAlliance Bancshares and NHSB to be performed or complied with by them at or prior to the Effective Date under this Agreement except to the extent that any failure to perform or comply shall not individually, or in the aggregate, have a Material Adverse Effect on NewAlliance Bancshares, NHSB and
the NHSB Subsidiaries, taken as a whole, or materially adversely affect consummation of the Merger and other transactions contemplated hereby; and
Connecticut Bancshares shall have received a certificate signed on behalf of
NHSB and NewAlliance Bancshares by the Chief Executive Officer and Chief
Financial Officer of each of NewAlliance Bancshares and NHSB to such effect dated as of the Effective Time.

                9.3.3   Permits, Authorizations, Etc. NewAlliance Bancshares and
NHSB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the
Merger, the Bank Merger and the Conversion by NewAlliance Bancshares and NHSB,
the failure to obtain which would have a Material Adverse Effect on NewAlliance
Bancshares, NHSB, and its Subsidiaries, taken as a whole.

                9.3.4   Payment of Merger Consideration. NHSB shall have
delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Connecticut Bancshares with a certificate evidencing such delivery.

                                    ARTICLE X

                                   THE CLOSING

          10.1  TIME AND PLACE. Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Tyler Cooper & Alcorn, LLP, 205 Church Street, New Haven,
Connecticut at 10:00 a.m. on the date determined by NHSB, in its sole discretion, upon five (5) days prior written notice to Connecticut Bancshares, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which NHSB and Connecticut Bancshares mutually agree.

          10.2  DELIVERIES AT THE CLOSING. At the Closing there shall be delivered (i) to NHSB and Connecticut Bancshares the certificates and other documents and instruments required to be delivered at the Closing under Article
IX hereof and (ii) to the Exchange Agent on behalf of Connecticut Bancshares the
Merger Consideration required to be delivered at the Closing under Section 9.3.4 hereof.

                                      A-65

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

          11.1  TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Connecticut Bancshares:

                11.1.1  By the mutual written agreement of NHSB and Connecticut
Bancshares;

                11.1.2  By either NHSB or Connecticut Bancshares (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party such that the conditions set forth in Sections
9.2.1 or 9.3.1, as the case may be, would not be satisfied and such breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by NHSB to Connecticut
Bancshares (or by Connecticut Bancshares to NHSB) of such breach;

                11.1.3  By either NHSB or Connecticut Bancshares (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 9.2.2 or 9.3.2, as the case may be, would not be satisfied and such failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by NHSB to
Connecticut Bancshares (or by Connecticut Bancshares to NHSB) of such failure;

                11.1.4  By (a) Connecticut Bancshares, if NHSB shall not have received all required regulatory approvals, authorizations, consents and non-objections required in connection with the Merger and the Bank Merger and the Conversion (except only for any approvals, authorizations, consents and non-objections with respect to the Conversion to be received following the completion of the Offering and before the consummation of the Conversion) and the Conversion Registration Statement shall not have been declared effective by the Securities and Exchange Commission within the meaning of the Securities Laws by August 16, 2004, or (b) either NHSB or Connecticut Bancshares, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by NHSB and Connecticut Bancshares; provided, that no party may terminate this Agreement pursuant to either clause (a) or (b)
of this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement;

                11.1.5  By either NHSB or Connecticut Bancshares if (a) the shareholders of Connecticut Bancshares shall have voted at the Connecticut
Bancshares Shareholders Meeting

                                      A-66

on the Agreement and such vote shall not have been sufficient to approve the
Agreement; (b) the Corporators shall have voted at a meeting of the Corporators and such vote shall not have been sufficient to approve the Plan; or (c) any other party as may be required to vote on the Plan shall have voted at a meeting of such party and such vote shall not have been sufficient to approve the Plan;

                11.1.6  By either NHSB or Connecticut Bancshares (i) if final action has been taken by a Government Entity whose approval or non-objection is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby (other than the Conversion), which final action (x) has become unappealable and (y) does not approve or state a non-objection to this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby, (ii) if any regulatory authority whose approval or non-objection is required in connection with this Agreement or the Bank
Merger Agreement and the transactions contemplated hereby or thereby (other than the Conversion) has stated in writing that it will not issue the required approval or non-objection, or (iii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                11.1.7  By either NHSB or Connecticut Bancshares (i) if final action has been taken by a Government Entity whose approval or non-objection is required in connection with the Conversion, which final action (x) has become unappealable and (y) does not approve or state a non-objection to the
Conversion, or (ii) if any regulatory authority whose approval or non-objection is required in connection with the Conversion has stated in writing that it will not issue the required approval or non-objection, (iii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Conversion and such order, decree, ruling or other action shall have become final and nonappealable;

                11.1.8  By (a) Connecticut Bancshares (provided that Connecticut
Bancshares is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of Connecticut Bancshares to consummate the Merger or the Bank Merger, as set forth in Article IX, cannot be satisfied or fulfilled (except, with respect to the condition precedent set forth in
Section 9.3.3, such permits, authorizations, consents, waivers, clearances or approvals with respect to the Conversion to be received following the completion of the Offering and before the consummation of the Conversion) by August 16,
2004 or (b) either NHSB or Connecticut Bancshares (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger or the Bank
Merger, as set forth in Article IX, cannot be satisfied or fulfilled by the
Termination Date;

                11.1.9  By NHSB if (a) at any time prior to the Connecticut
Bancshares Shareholder meeting, the Connecticut Bancshares Board of Directors shall have failed for any reason to make its recommendation referred to in
Section 8.1, withdrawn such recommendation

                                      A-67

or modified or changed such recommendation in a manner adverse in any respect to the interests of NHSB, or (ii) the Connecticut Bancshares Board of Directors
shall have failed for any reason to call, give notice of, convene and hold the
Connecticut Bancshares Shareholder Meeting;

                11.1.10 By NHSB if a tender offer or exchange offer for 25% or more of the outstanding shares of Connecticut Bancshares Common Stock is commenced (other than by NHSB), and the Connecticut Bancshares Board of
Directors recommends that the shareholders of Connecticut Bancshares tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act;

                11.1.11 At any time prior to the Connecticut Bancshares
Shareholders Meeting, by Connecticut Bancshares in order to concurrently enter into an acquisition agreement or similar agreement (each, an "Acquisition
Agreement") with respect to a Superior Proposal which has been received and considered by Connecticut Bancshares and the Connecticut Bancshares Board of
Directors in compliance with Section 6.10 hereof, provided, however, that this
Agreement may be terminated by Connecticut Bancshares pursuant to this Section
11.1.11 only after the fifth Business Day following NHSB's receipt of written notice from Connecticut Bancshares advising NHSB that Connecticut Bancshares is prepared to enter into an Acquisition Agreement with respect to a Superior
Proposal, and only if, during such five-Business Day period, NHSB does not, in its sole discretion, make an offer to Connecticut Bancshares that the
Connecticut Bancshares' Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

          For purposes of this Section 11.1, termination of this Agreement by
NHSB shall be deemed to constitute a termination on behalf of NewAlliance
Bancshares.

          11.2  EFFECT OF TERMINATION.

                11.2.1  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.1, 11.3,
12.1, 12.2, 12.6, 12.9, 12.10, this Section 11.2, and (ii) any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

                11.2.2  In recognition of the efforts, expenses and other
opportunities foregone by NHSB while structuring and pursuing the Merger, the parties hereto agree that Connecticut Bancshares shall pay to NHSB a termination fee of Thirty Million Dollars ($30,000,000) (the "Connecticut Bancshares
Termination Fee") in the manner and subject to the conditions set forth below only if:

                        (i)   this Agreement is terminated by NHSB pursuant to
                              Section 11.1.9 or 11.1.10;

                                      A-68

                        (ii)  this Agreement is terminated by (A) NHSB pursuant
                              to Sections 11.1.2 or 11.1.3, or (B) by either
                              NHSB or Connecticut Bancshares pursuant to Section
                              11.1.5(a), and in the case of any termination
                              pursuant to clause (A) or (B) an Acquisition
                              Proposal shall have been publicly announced or
                              otherwise communicated or made known to the senior
                              management of Connecticut Bancshares or the
                              Connecticut Bancshares Board of Directors (or any
                              Person shall have publicly announced, communicated
                              or made known an intention, whether or not
                              conditional, to make an Acquisition Proposal) at
                              any time after the date of this Agreement and
                              prior to the taking of the vote of the
                              shareholders of Connecticut Bancshares
                              contemplated by this Agreement at the Connecticut
                              Bancshares Shareholder Meeting, in the case of
                              clause (B), or the date of termination of this
                              Agreement, in the case of clause (A); or
                        (iii) this Agreement is terminated by Connecticut
                              Bancshares pursuant to Section 11.1.11.

                In the event the Connecticut Bancshares Termination Fee shall become payable pursuant to Section 11.2.2(i) or (ii), (x) Connecticut Bancshares
shall pay to NHSB an amount equal to Ten Million Dollars ($10,000,000) on or before the third Business Day following termination of this Agreement, and (y)
if within 18 months after such termination Connecticut Bancshares or a
Connecticut Bancshares Subsidiary enters into any agreement with respect to, or consummates, any Acquisition Transaction, Connecticut Bancshares shall pay to
NHSB the Connecticut Bancshares Termination Fee (net of any payment made pursuant to clause (x) above) on the date of execution of such agreement or consummation of the Acquisition Transaction. In the event the Connecticut
Bancshares Termination Fee shall become payable pursuant to Section 11.2.2(iii),
Connecticut Bancshares shall pay to NHSB the entire Connecticut Bancshares
Termination Fee within three Business Days following the date of termination of this Agreement. Any amount that becomes payable pursuant to this Section 11.2.2 shall be paid by wire transfer of immediately available funds to an account designated by NHSB.

                11.2.3  In the event of a termination of this Agreement pursuant to Section 11.1.2 or 11.1.3 hereof resulting from the willful conduct or gross negligence of a party, such party shall be obligated to reimburse the other party for up to Two Million Dollars ($2,000,000) of out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (collectively referred to as "Costs"). The payment of Costs is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity or as is contemplated herein. Notwithstanding anything to the contrary herein, if (i)
Connecticut Bancshares makes the payment contemplated in Section 11.2.2 of this
Agreement or (ii) if NHSB makes the payment contemplated in Section 11.3 of this
Agreement, such party shall not have any further liability to the other party
(or its Subsidiaries), whether for Costs, breach or otherwise.

                                      A-69

                11.2.4  Except as provided in Sections 11.2.2, 11.2.3 and 11.3, whether or not the Merger is consummated, all Costs incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such Costs.

                11.2.5  In no event shall any officer, agent or director of
Connecticut Bancshares, any Connecticut Bancshares Subsidiary, NHSB or any NHSB
Subsidiary, be personally liable thereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or director.

          11.3  NHSB SPECIAL PAYMENT.

                11.3.1  NHSB Special Payment. As a condition of Connecticut
Bancshares' willingness to, and in order to induce Connecticut Bancshares to, enter into this Agreement, and to reimburse Connecticut Bancshares for incurring the damages, costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, NHSB hereby agrees to pay to Connecticut Bancshares, as liquidated damages and in lieu of any other rights or remedies under this Agreement, a cash payment in the amount of Thirty
Million Dollars ($30,000,000) (the "Special Payment") only if (i) the Agreement is terminated pursuant to Section 11.1.5(b) or 11.1.5(c) of this Agreement, or
(ii) the Agreement is terminated pursuant to Section 11.1.6 or 11.1.7, or (iii)
NHSB otherwise does not consummate the Merger by no later than the Termination
Date or such later date agreed as contemplated in Section 11.1.4(b), or (iv)
Connecticut Bancshares has terminated this Agreement in accordance with Section
11.1.2 or Section 11.1.3 because NHSB has intentionally and willfully breached any of its representations or warranties herein or intentionally and willfully failed to perform or comply with any of its covenants or agreements herein, to such extent as to permit such termination (each of such reasons for termination being hereinafter referred to as the "Special Payment Event"). Notwithstanding the foregoing, NHSB shall have no obligation to make the Special Payment to
Connecticut Bancshares if the Special Payment Event is primarily due to a breach of a representation or warranty of Connecticut Bancshares (subject to the standard set forth in Section 9.2.1 of this Agreement) or a breach by
Connecticut Bancshares of one or more covenants in this Agreement (subject to the standard set forth in Section 9.2.2 of this Agreement), which breach of representation, warranty or covenant is the principal cause of the occurrence of the Special Payment Event.

                11.3.2  Payments Required. Any payment required to be made under this Section 11.3 shall be paid by NHSB to Connecticut Bancshares by wire transfer of immediately available funds to an account designated by Connecticut
Bancshares within three (3) Business Days after demand by Connecticut
Bancshares.

                11.3.3  Exclusivity of Remedy. Notwithstanding anything to the contrary set forth in this Agreement, if NHSB pays or causes to be paid to
Connecticut Bancshares the Special Payment, NHSB will not have any further obligations or liabilities to Connecticut Bancshares or SBM with respect to this
Agreement or the transactions contemplated by this Agreement.

                                      A-70

                11.3.4  Return of Portion of NHSB Special Payment. In the event
NHSB pays the Special Payment to Connecticut Bancshares and prior to the earlier of (a) October 15, 2006 or (b) two years after demand for payment from
Connecticut Bancshares pursuant to Section 11.3.2 of this Agreement, Connecticut
Bancshares or a Connecticut Bancshares Subsidiary consummates any acquisition or merger transaction pursuant to which the shareholders of Connecticut Bancshares are entitled to receive per share merger consideration in excess of $51.60 (the
"Benchmark Price"), Connecticut Bancshares shall pay to NHSB Fifteen Million
Dollars ($15,000,000). The Benchmark Price shall be adjusted for any subsequent stock dividends or splits by Connecticut Bancshares. The Benchmark Price shall be determined on the date of closing of such acquisition or merger transaction.
If the consideration in such transaction includes or consists of shares of capital stock of another entity, the value of such shares shall equal the average of the last sales prices for such shares on the five trading days ending on the day prior to the consummation of such transaction. Any amount that becomes payable pursuant to this Section 11.3.4 shall be paid by wire transfer of immediately available funds to an account designed by NHSB within ten (10)
Business Days of the closing of such acquisition or merger transaction.

          11.4  AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Connecticut Bancshares), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d)
waive compliance with any of the agreements or conditions contained herein;
provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Connecticut Bancshares, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Connecticut Bancshares' shareholders or Option holders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE XII

                                  MISCELLANEOUS

          12.1  CONFIDENTIALITY. Except as specifically set forth herein, NHSB and Connecticut Bancshares mutually agree to be bound by the terms of the confidentiality agreements dated February 27, 2003 and March 13, 2003
(collectively, the "Confidentiality Agreements") previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements

                                      A-71

shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

          12.2  PUBLIC ANNOUNCEMENTS. Connecticut Bancshares and NHSB shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this
Agreement, except as may be otherwise required by law, and neither Connecticut
Bancshares nor NHSB shall issue any joint news releases with respect to this
Agreement unless such news releases have been mutually agreed upon in writing by the parties hereto, except as required by law.

          12.3  SURVIVAL. All representations, warranties and covenants in this
Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Date, other than those covenants set forth in Sections 2.4, 2.5, 2.6, 2.7, 7.6, 7.7, 7.8, 7.9 and 7.11,
or any other covenant that by its terms is to survive or be performed after the
Effective Date.

                                      A-72

          12.4  NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or fax addressed as follows:

          If to Connecticut Bancshares or SBM, to:

          923 Main Street
          Manchester, Connecticut 06040
          Attention: Richard P. Meduski, President and Chief Executive Officer
          Fax: (860) 533-3346

          With required copies to:

          Muldoon Murphy & Faucette, LLP
          5101 Wisconsin Avenue, N.W.
          Washington D.C.  20016
          Attention: Douglas P. Faucette, Esq.
          Fax: (202) 966-9409

          If to NHSB, to:

          195 Church Street
          New Haven, Connecticut 06510
          Attention: Peyton R. Patterson, President
          Fax: (203) 789-2650

          With required copies to:

          Tyler Cooper & Alcorn, LLP
          185 Asylum Street / 35th Floor
          Hartford, Connecticut 06103
          Attention: William W. Bouton III, Esq.
          Fax: (860) 278-3802

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

          12.5  PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

                                      A-73

          12.6  COMPLETE AGREEMENT. This Agreement, including the Exhibits and
Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, together with the
Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter.
There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings
(other than the Confidentiality Agreements referred to in Section 12.1 hereof)
between the parties, both written and oral, with respect to its subject matter.

          12.7  COUNTERPARTS. This Agreement may be executed in counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          12.8  SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

          12.9  GOVERNING LAW. This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to conflicts of laws principles that would require the application of any other law.

          12.10 INTERPRETATION. When a reference is made in this Agreement to
Sections or Exhibits, such reference shall be to a Section of or Exhibit to this
Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

          12.11 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and

                                      A-74

to enforce specifically the terms and provisions thereof in any court of the
United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                  [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

                                      A-75

          IN WITNESS WHEREOF, NHSB, Connecticut Bancshares and SBM have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

                                             THE NEW HAVEN SAVINGS BANK

                                        By:    /s/ Peyton R. Patterson
                                              ----------------------------------
                                        Name:  Peyton R. Patterson
                                              ----------------------------------
                                        Title: Chairman, President and Chief
                                               Executive Officer
                                              ----------------------------------

                                             CONNECTICUT BANCSHARES, INC.

                                        By:    /s/ Richard P. Meduski
                                              ----------------------------------
                                        Name:  Richard P. Meduski
                                              ----------------------------------
                                        Title: President and Chief Executive
                                               Officer

                                              ----------------------------------

                                             THE SAVINGS BANK OF MANCHESTER

                                        By:    /s/ Richard P. Meduski
                                              ----------------------------------
                                        Name:  Richard P. Meduski
                                              ----------------------------------
                                        Title: President and Chief Executive
                                               Officer
                                              ----------------------------------

                                      A-76

                  [SANDLER O'NEILL & PARTNERS, L.P. LETTERHEAD]

                                                                      APPENDIX B

February 11, 2004

Board of Directors
Connecticut Bancshares, Inc.
923 Main Street
Manchester, CT 06040

Ladies and Gentlemen:

     Connecticut Bancshares, Inc. ("Connecticut Bancshares") and its wholly owned subsidiary, The Savings Bank of Manchester, have entered into an Agreement and Plan of Merger (the "Agreement"), dated as of July 15, 2003, with The New
Haven Savings Bank ("New Haven"), pursuant to which Connecticut Bancshares will be acquired by NewAlliance Bancshares, Inc., a newly formed parent holding company of New Haven ("NewAlliance") through the merger of Connecticut
Bancshares with and into a newly formed subsidiary of NewAlliance (the
"Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Connecticut Bancshares common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "Connecticut
Bancshares Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive $52.00 in cash without interest (the
"Merger Consideration"). The Merger Consideration may be increased under certain circumstances as set forth in the Agreement. The terms and conditions of the
Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Connecticut Bancshares Shares.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain of the exhibits and schedules thereto;
(ii) certain publicly available financial statements and other historical financial information of Connecticut Bancshares that we deemed relevant; (iii)
certain historical financial information of New Haven and certain pro forma financial information of NewAlliance contained in the Prospectus of NewAlliance dated February 9, 2004 or that was otherwise publicly available or provided by
New Haven that we deemed relevant; (iv) internal financial projections for
Connecticut Bancshares for the years ending December 31, 2004 through 2006 prepared by and reviewed with management of

                                       B-1

Connecticut Bancshares and the views of senior management of Connecticut
Bancshares, based on limited discussions with them, regarding Connecticut
Bancshares' business, financial condition, results of operations and prospects;
(v) the views of senior management of New Haven, based on limited discussions with representatives of senior management, regarding New Haven's financial condition and prospects, including New Haven's proposed conversion from mutual to stock form and issuance of common stock in connection therewith and its proposed acquisition of Alliance Bancorp of New England, Inc. (as to which we have performed no independent investigation); (vi) the publicly reported historical price and trading activity for Connecticut Bancshares' common stock, including a comparison of certain financial and stock market information for
Connecticut Bancshares with similar publicly available information for certain other companies the securities of which are publicly traded; (vii) the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available; (viii) the current market environment generally and the banking environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Connecticut Bancshares or New Haven or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Connecticut
Bancshares and New Haven that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Connecticut Bancshares or New Haven or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of
Connecticut Bancshares or New Haven or any of their subsidiaries nor have we reviewed any individual credit files relating to Connecticut Bancshares or New
Haven or any of their subsidiaries and, with your permission, we have assumed that their respective allowances for loan losses are adequate to cover such losses. With respect to the financial projections reviewed with Connecticut
Bancshares' management, Connecticut Bancshares' management has confirmed that they reflect the best currently available estimates and judgments of such management of the future financial performance of Connecticut Bancshares and we have assumed that such performance will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Connecticut Bancshares'
or New Haven's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Connecticut
Bancshares and New Haven will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the

                                       B-2

Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the
Agreement are not waived.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which Connecticut Bancshares'
common stock may trade at any time.

     We have acted as Connecticut Bancshares' financial advisor in connection with the Merger and will receive a fee for our services, which is contingent upon consummation of the Merger. Under certain circumstances, we will also receive a fee if the Agreement is terminated. We have also received a fee for rendering this opinion. Connecticut Bancshares has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services for Connecticut Bancshares and have received compensation for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Connecticut Bancshares and New Haven or their affiliates. We may also actively trade the equity securities of Connecticut Bancshares for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Connecticut Bancshares in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Connecticut Bancshares as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Merger
Consideration to the holders of Connecticut Bancshares Shares from a financial point of view and does not address the underlying business decision of
Connecticut Bancshares to engage in the Merger, the relative merits of the
Merger as compared to any other alternative business strategies that might exist for Connecticut Bancshares or the effect of any other transaction in which
Connecticut Bancshares might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; PROVIDED, HOWEVER, that we hereby consent to the inclusion of this opinion as an annex to the Proxy
Statement of Connecticut Bancshares dated the date hereof and to the references to this opinion therein.

                                       B-3

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of
Connecticut Bancshares Shares is fair to such shareholders from a financial point of view.

                                        Very truly yours,
                                        /s/ Sandler O'Neill & Partners, L.P.

                                       B-4

                                                                      APPENDIX C

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and
"share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to
Section 251(g) of this title), Section 252, Section 254, Section 257, Section
258, Section 263 or Section 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                                       C-1

          b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities
          Dealers, Inc. or held of record by more than 2,000 holders;

          c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of

                                       C-2

     or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to Section
     228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares.
     Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.
Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d)

                                       C-3

hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in
Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the
Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may

                                       C-4

participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d)
of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                       C-5

Appendix D

PROSPECTUS

(Proposed Holding Company for The New Haven Savings Bank)

Up to 102,493,750 Shares of Common Stock

The New Haven Savings Bank, New Haven, Connecticut is converting from the mutual to stock form of organization. New Haven Savings Bank will become a wholly-owned subsidiary of NewAlliance Bancshares, Inc., a recently organized corporation that will be the holding company for New Haven Savings Bank. As part of the conversion, NewAlliance Bancshares is offering shares of its common stock. Currently, there are no outstanding shares of NewAlliance Bancshares common stock. Following the conversion, we expect that the common stock of NewAlliance Bancshares will be listed on the Nasdaq National Market under the symbol “NABC.”

At the same time as the conversion, NewAlliance Bancshares intends to acquire Connecticut Bancshares, Inc., Manchester, Connecticut and Alliance Bancorp of New England, Inc., Vernon, Connecticut. We expect to use $607.0 million of the net proceeds of the offering to acquire all of the common stock of Connecticut Bancshares and up to $18.0 million of the net proceeds, together with newly issued shares of our common stock, to acquire all of the common stock of Alliance. Our agreement to acquire all of Alliance’s common stock provides for payment to Alliance’s shareholders to be made in our newly issued common stock, provided, however, that up to 25% of the value of the aggregate consideration may be paid in cash to Alliance shareholders. We have prepared and provided to Alliance’s shareholders a separate proxy statement/prospectus for use in soliciting the vote of Alliance’s shareholders in favor of our acquisition of Alliance and registering the common stock of NewAlliance Bancshares to be issued to Alliance shareholders.

We are offering between 65,875,000 and 89,125,000 shares of common stock, which may be increased to up to 102,493,750 shares. In addition, 4,000,000 shares of common stock will be contributed to a new charitable foundation established by us. This $40,000,000 contribution, valued at the $10.00 initial stock offering price, will reduce shareholders’ pro forma equity per share on an after tax basis by $0.61 and $0.35 at the minimum and adjusted maximum of the offering range, respectively.

We must sell a minimum of 65,875,000 shares to complete the offering, including shares purchased by our directors and executive officers. The minimum purchase is 25 shares. The offering is expected to expire on March 11, 2004 at 10:00 a.m., New York time. We may extend this expiration date without notice to you until April 26, 2004, unless regulators approve a later date. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond April 26, 2004. If the offering is extended beyond April 26, 2004 subscribers will have the right to modify or rescind their purchase orders. In no event may we extend the offering beyond July 15, 2005.

Funds received during the offering will be held in a segregated account at New Haven Savings Bank and will earn interest at New Haven Savings Bank’s applicable passbook rate for the minimum interest-earning balance. If the offering is terminated, subscribers will have their funds returned promptly, with interest, without penalty or any deduction in principal for expenses.

Ryan Beck & Co., Inc. will assist us in our selling efforts but is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

TERMS OF THE OFFERING

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares:	65,875,000	89,125,000	102,493,750
Gross offering proceeds:	$658,750,000	$891,250,000	$1,024,937,500
Estimated offering expenses:	$9,317,000	$11,526,000	$12,796,000
Estimated net proceeds:	$649,433,000	$879,724,000	$1,012,141,500
Estimated net proceeds per share:	$9.86	$9.87	$9.88

This investment involves a degree of risk, including the possible loss of principal.

Please read “ RISK FACTORS” beginning on page 38.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Connecticut Department of Banking, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

If you have questions about the offering, please call our Stock Information Help Line, toll free, at 1-866-926-6222.

The date of this prospectus is February 9, 2004

NewAlliance Bancshares, Inc.

Shortly after Savings Bank of Manchester and Tolland Bank merge into New Haven Savings Bank, the combined bank will change its name to NewAlliance Bank. It will initially operate 74 branches. Its deposit market share will rank third highest in its market areas and fifth highest in the state.

Connecticut

County Map
VT
NH
MA
NY
CT
RI
PA
NJ
Hartford
Tolland
Windham
Litchfield
New London
New Haven
Middlesex
Fairfield
91
84
95
CT 15 / MERRITT PKWY
New Haven Savings Bank
Savings Bank of Manchester
Tolland Bank
NewAlliance Bancshares, Inc.
Executive Offices
195 Church Street
New Haven, Connecticut

i

ii

SUMMARY

The following summary explains the significant aspects of the conversion, the related offering and the acquisitions of Connecticut Bancshares, Inc. and Alliance Bancorp of New England, Inc. This summary may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the financial statements and the notes to the financial statements.

NewAlliance Bancshares, Inc.

NewAlliance Bancshares, Inc. is a Delaware business corporation that we organized in 2003 in connection with the proposed conversion of New Haven Savings Bank from mutual to capital stock form. NewAlliance Bancshares has had no operations to date and has never issued any capital stock prior to this offering. NewAlliance Bancshares has filed an application with the Board of Governors of the Federal Reserve System to become a bank holding company.

NewAlliance Bancshares will own all of New Haven Savings Bank’s outstanding capital stock following the conversion. A significant portion of the net proceeds of the offering will be used to fund the purchase of Connecticut Bancshares. See “HOW WE INTEND TO USE THE NET PROCEEDS FROM THE OFFERING” on page 46. NewAlliance Bancshares will own all of the assets and assume all of the liabilities of Connecticut Bancshares and Alliance upon completion of those acquisitions. As a result, NewAlliance Bancshares will assume Alliance’s obligations in connection with approximately $7.0 million of trust preferred securities. At September 30, 2003 the debt service on these trust preferred securities was $177,000 per quarter. NewAlliance Bancshares will have no significant liabilities and no assets other than the shares of New Haven Savings Bank and the loan to the employee stock ownership plan and NewAlliance Bancshares will not initially engage in any significant business activity other than to facilitate the acquisitions of Connecticut Bancshares and Alliance, hold all of the outstanding common stock of New Haven Savings Bank, pay the trust preferred obligations, and invest any funds it holds. NewAlliance Bancshares neither owns nor leases any property, but instead will use the premises, equipment and furniture of New Haven Savings Bank. NewAlliance Bancshares does not employ any persons other than certain officers, who are also officers of New Haven Savings Bank, and will use the support staff of New Haven Savings Bank from time to time. See “BUSINESS OF NEWALLIANCE BANCSHARES” on page 88.

NewAlliance Bancshares’ executive offices are located at 195 Church Street, New Haven, Connecticut 06510. NewAlliance Bancshares’ telephone number is (203) 787-1111.

New Haven Savings Bank

New Haven Savings Bank was organized in 1838 as a Connecticut-chartered mutual savings bank. We offer a range of personal and business banking products through our 36 branch offices, ATMs, 24-hour phone access and online banking. We offer business and retail loans, deposits, brokerage services, trust and insurance products. We are committed to the local communities we serve as evidenced by our focus on customer service and our charitable contributions. We are headquartered in New Haven and our offices are located in New Haven and Middlesex Counties, Connecticut. We are subject to comprehensive regulation and examination by the Connecticut Banking Commissioner and the Federal Deposit Insurance Corporation and we are a member of the Federal Home Loan Bank system. Our deposits are insured by the FDIC’s Bank Insurance Fund up to the maximum amount permitted by law. At September 30, 2003, we had $2.5 billion in assets, and $403.8 million in total equity.

Connecticut Bancshares, Inc.

Connecticut Bancshares, Inc. is a Delaware business corporation organized in October 1999 for the purpose of becoming the holding company for Savings Bank of Manchester upon the conversion of Savings Bank of Manchester’s former parent holding company, Connecticut Bankshares, M.H.C., from a mutual to stock form of organization. That conversion was completed on March 1, 2000. In connection with that conversion, Connecticut Bancshares sold 10,400,000 shares of its common stock, par value $0.01 per share, at a purchase price of $10.00 per share to Savings Bank of Manchester’s depositors in a subscription offering. In addition, Connecticut Bancshares issued an additional 832,000 shares, representing 8% of the shares sold in the subscription offering, to SBM Charitable Foundation, Inc., a charitable foundation established by Savings Bank of Manchester. Connecticut Bancshares does not transact any material business other than through Savings Bank of Manchester. At September 30, 2003, Connecticut Bancshares had $2.6 billion in assets, and $256.3 million in stockholders’ equity.

Savings Bank Of Manchester

Savings Bank of Manchester was organized in 1905 as a Connecticut-chartered mutual savings bank. In 1996, Savings Bank of Manchester converted to stock form as part of the formation of the mutual holding company that preceded the formation of Connecticut Bancshares. Savings Bank of Manchester is a traditional savings association, headquartered in Manchester, that accepts retail deposits from the general public in the areas surrounding its 28 full-service banking offices in Hartford, Tolland and Windham Counties. It uses those funds, together with funds generated from operations and borrowings, to originate residential and commercial mortgage loans, commercial business loans and home equity loans and lines of credit. Savings Bank of Manchester is subject to comprehensive regulation by the Connecticut Banking Commissioner and the FDIC and is a member of the Federal Home Loan Bank system. Savings Bank of Manchester’s deposits are insured by FDIC’s Bank Insurance Fund up to the maximum amount permitted by law.

Alliance Bancorp Of New England, Inc.

Alliance Bancorp of New England, Inc. is a Delaware business corporation organized in 1997 as the holding company for Tolland Bank. Alliance has established two Delaware statutory trusts for the sole purpose of facilitating the issuance of a total of $7.0 million of trust preferred securities which qualify as additional capital for Alliance. Alliance does not transact any material business other than through Tolland Bank. At September 30, 2003, Alliance had $423.7 million in assets and $29.9 million in shareholders’ equity.

Tolland Bank

Tolland Bank is a Connecticut-chartered savings bank founded in 1841 and headquartered in Vernon. In 1986, Tolland Bank converted from mutual to stock form. Tolland Bank is subject to comprehensive regulation by the Connecticut Banking Commissioner and the FDIC and is a member of the Federal Home Loan Bank system. Tolland Bank’s deposits are insured up to applicable limits by the FDIC.

Tolland Bank operates ten offices, eight of which are in Tolland County, and two of which are in Hartford County, Connecticut, and provides retail and commercial banking products and services. Tolland Bank’s retail activities include branch deposit services, and home mortgage and consumer lending. Commercial activities include merchant deposit services, business cash management, construction mortgages, permanent mortgages, and working capital and equipment loans. Through third party relationships, Tolland Bank also provides investment products, insurance products, and electronic payment services to retail and commercial customers.

Conversion From Mutual To Stock Form

New Haven Savings Bank’s conversion will result in changing our corporate form of ownership from our current status as a Connecticut-chartered mutual savings bank to a Connecticut-chartered stock savings bank. Following the conversion, New Haven Savings Bank will become a wholly-owned subsidiary of NewAlliance Bancshares, a bank holding company which will be regulated by the Federal Reserve Board. As a stock savings bank, we intend to continue our current business, and we will continue to be subject to the regulation and supervision of the Connecticut Banking Commissioner and the FDIC.

We decided to undertake the conversion at this time to further our growth strategy, to raise the capital necessary to complete our proposed acquisition of Connecticut Bancshares and to provide the shares of common stock necessary to complete our proposed acquisition of Alliance.

The following diagram depicts our structure before and after the conversion.

Current Structure:

After the conversion and offering are completed, our ownership structure will be as follows:

As part of the conversion, NewAlliance Bancshares is offering between 65,875,000 and 89,125,000 shares of its common stock for sale to the public. The maximum number of shares that we will sell in the offering may be increased to 102,493,750. In addition, we will contribute 4,000,000 shares of common stock to a new charitable foundation established by New Haven Savings Bank. The offering is first being made through a subscription offering to New Haven Savings Bank’s eligible depositors, its employee stock ownership plan and its directors, officers, employees and corporators. Shares not sold in the subscription offering to these persons may be made available to the public in a direct community offering. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering, without paying a commission.

We believe that our conversion, and the increased capital resources that will result from our sale of the common stock, provide us with the ability to:

•	finance the proposed acquisitions of Connecticut Bancshares and Alliance;

•	expand our lending and deposit gathering activities with broader distribution outlets throughout Connecticut;

•	structure and finance further expansion and diversification of our operations, including the potential acquisitions of other financial institutions and/or funding of de novo branching activities;

•	improve our overall competitive and market share positions;

•	manage our capital position effectively through the ability to pay dividends and repurchase shares of our common stock; and

•	raise additional capital in the future.

Other than our agreements to acquire Connecticut Bancshares and Alliance, we currently have no arrangements or understandings regarding any specific acquisition.

On July 15, 2003, our Board of Directors unanimously approved the conversion as being in the best interests of New Haven Savings Bank, our depositors and the communities we serve. On September 8, 2003, our corporators also approved the conversion. On July 21, 2003, New Haven Savings Bank filed an application with the FDIC requesting the FDIC to waive its requirement for a depositor vote on the conversion. The FDIC granted a waiver of the depositor vote requirement on November 14, 2003.

The Connecticut Banking Commissioner has conditionally approved the plan of conversion and the FDIC has issued a conditional non-objection letter to the plan of conversion; such approval and non-objection, however, do not constitute a recommendation or endorsement of the plan of conversion by the Connecticut Banking Commissioner or the FDIC. The Banking Commissioner’s approval included conditions requiring periodic updates on the Bank’s lending activities, deposit levels and information technology conversions, its “NewAlliance for Neighborhoods” community development initiative and related community advisory panel, and the establishment and activities of the NewAlliance Foundation and independent community foundation. See “RISK FACTORS—The Recent Local Controversy Regarding Our Conversion May Negatively Affect Our Operations and Financial Performance” on page 39. In addition, the approval prohibits NewAlliance Bancshares from implementing a recognition and retention plan and stock option plan for one year following the conversion. See “THE CONVERSION AND THE OFFERING” on page 248.

Restrictions on the Acquisition of NewAlliance Bancshares and New Haven Savings Bank after the Conversion

Although our Board of Directors is not aware of any effort that might be made to obtain control of NewAlliance Bancshares after the conversion, our Board believes it is appropriate to include as part of NewAlliance Bancshares’ Certificate of Incorporation certain provisions to protect the interests of NewAlliance Bancshares and its shareholders from takeovers which the Board might conclude are not in the best interest of New Haven Savings Bank, NewAlliance Bancshares or NewAlliance Bancshares’ shareholders. Those provisions include such provisions as:

•	staggered terms for directors;

•	restrictions on the call of special meetings of shareholders;

•	prohibitions on cumulative voting;

•	restrictions on removing directors from office;

•	limitations for the first five years following the conversion on voting rights of any holder of 10% or more of our voting stock;

•	the ability of the Board of Directors to issue authorized but unissued shares of capital stock to hinder a proposed hostile transaction;

•	the requirement of supermajority votes to approve certain business combination transactions not approved by the Board of Directors; and

•	the ability of the Board of Directors to amend many of the provisions of our Bylaws.

In addition, Delaware General Corporation Law, the corporate law pursuant to which NewAlliance Bancshares is incorporated, contain provisions intended to discourage certain takeover practices by impeding the ability of a hostile acquirer to engage in certain transactions with NewAlliance Bancshares. Moreover, the Federal Change in Bank Control Act and the Federal Bank Holding Company Act provide restrictions on the ability of any party from acquiring control of banks and bank holding companies. Finally, our plan of conversion contains a provision permitted by Connecticut law prohibiting any party from offering to acquire or acquiring 10% or more of NewAlliance Bancshares’ stock during the five years following the conversion without having first obtained permission to make such offer or acquisition from the Connecticut Banking Commissioner. See “RISK FACTORS—Our Stock Value May Suffer From Anti-Takeover Provisions That May Impede Potential Takeovers” on page 41 and “RESTRICTIONS ON ACQUISITION OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK” on page 277.

The Acquisitions of Connecticut Bancshares and Alliance

We decided to undertake the conversion in connection with our decisions to acquire Connecticut Bancshares and its subsidiary, Savings Bank of Manchester, and Alliance and its subsidiary, Tolland Bank. The combination of both acquisitions will enable us to expand our branch network into Hartford, Tolland and Windham Counties. As a result of the conversion and the acquisitions, we will have the third highest deposit market share in the five county market area where we will have branches and the fifth highest overall in Connecticut. We will initially operate 74 branches. Our pro forma assets and deposits, after giving effect to the acquisitions and the stock offering (at the maximum, as adjusted, of the offering range), would have been $6.23 billion and $3.75 billion, respectively, at September 30, 2003. See “PRO FORMA DATA” on page 52.

The following diagram depicts the acquisitions and our ownership structure upon the completion of the conversion and acquisitions.

The Connecticut Bancshares Acquisition

On July 15, 2003, at the time we adopted our plan of conversion, we entered into an agreement to acquire Connecticut Bancshares, the holding company of Savings Bank of Manchester. As of September 30, 2003, Connecticut Bancshares had assets of $2.6 billion, deposits of $1.6 billion and stockholders’ equity of $256.3 million. Connecticut Bancshares reported net income of $25.9 million for the year ended December 31, 2002 and $23.3 million for the nine months ended September 30, 2003.

Connecticut Bancshares will merge with and into NewAlliance Bancshares, and Savings Bank of Manchester will merge with and into New Haven Savings Bank. Connecticut Bancshares and Savings Bank of Manchester will cease to exist as separate entities. Each share of Connecticut Bancshares common stock, and each option to purchase Connecticut Bancshares common stock, will automatically convert into the right to receive $52.00 in cash. It is expected that the aggregate purchase price of the transaction will be approximately $607.0 million. If the closing of the acquisition is delayed beyond March 31, 2004 the acquisition price will be increased by the amount that Connecticut Bancshares’ net income exceeds dividends paid after that date. See “THE ACQUISITIONS OF CONNECTICUT BANCSHARES AND ALLIANCE” on page 231.

The Connecticut Bancshares acquisition is expected to close at the same time as the conversion, the offering and the closing of the Alliance acquisition. The Connecticut Bancshares acquisition is subject to approvals by Connecticut Bancshares’ shareholders at a meeting scheduled to be held on March 30, 2004, and by the Connecticut Banking Commissioner, the FDIC and the Federal Reserve Board. We anticipate completing the conversion, the offering and the acquisitions of both Connecticut Bancshares and Alliance during March 2004. The Connecticut Bancshares acquisition is conditioned upon the completion of the conversion and the offering. If the conversion is not completed by October 15, 2004, New Haven Savings Bank may be required to pay a $30.0 million cash payment to Connecticut Bancshares. We anticipate completing the conversion only after all conditions to the conversion are satisfied and conditions to the Connecticut Bancshares acquisition have been satisfied or waived. If the Connecticut Bancshares acquisition is terminated, we would review our alternatives before determining whether to complete the offering and conversion. Unless otherwise indicated, all pro forma data presented in this prospectus which reflect consummation of the conversion also reflect consummation of the Connecticut Bancshares acquisition.

The Alliance Acquisition

On July 15, 2003, at the time we adopted our plan of conversion, we also entered into an agreement to acquire Alliance, the holding company of Tolland Bank. As of September 30, 2003, Alliance had assets of $423.7 million, deposits of $327.4 million and shareholders’ equity of $29.9 million. Alliance reported net income of $3.5 million for the year ended December 31, 2002 and $1.6 million for the nine months ended September 30, 2003.

Alliance will merge with and into NewAlliance Bancshares and Tolland Bank will merge with and into New Haven Savings Bank. Alliance and Tolland Bank will cease to exist as separate entities. Each share of Alliance common stock and each option to purchase Alliance common stock will be converted into and become exchangeable for, at the election of the holder, $25.00 in NewAlliance Bancshares stock, or 2.5 shares of NewAlliance Bancshares common stock based on the expected $10.00 conversion offering price per share. Alternatively, shareholders may elect to receive $25.00 in cash, provided cash payments in total do not exceed 25% of the aggregate Alliance acquisition consideration. It is expected that the aggregate purchase price for the transaction will be approximately $71.8 million. Both the number of shares of NewAlliance Bancshares common stock and the cash amount are subject to increase by the cash or stock equivalent of $0.01 per day if the closing of the Alliance acquisition is delayed beyond March 31, 2004. In addition, if, as of August 16, 2004, it is determined that New Haven Savings Bank is unable or unwilling to complete the conversion by year-end 2004, Alliance will have a one-time option to elect to cause the acquisition consideration to be all cash in the amount of $30.00 for each share of Alliance common stock rather than a combination of cash and NewAlliance Bancshares common stock. See “THE ACQUISITIONS OF CONNECTICUT BANCSHARES AND ALLIANCE” on page 231.

The Alliance acquisition is expected to close at the same time as the conversion, and the offering and the closing of the Connecticut Bancshares acquisition. The Alliance acquisition is subject to approvals by Alliance’s shareholders at a meeting scheduled to be held on March 18, 2004, and by the Connecticut Banking Commissioner, the FDIC and the Federal Reserve Board. We anticipate completing the conversion, the offering and the two acquisitions during March 2004. The Alliance acquisition is not conditioned upon the completion of the conversion and the offering, although, as stated in the previous paragraph, if by August 16, 2004, it is determined that New Haven Savings Bank is unable or unwilling to complete the conversion by year-end 2004, Alliance can require New Haven Savings Bank to pay all cash consideration. In addition, if the Alliance acquisition is not completed by December 31, 2004, New Haven Savings Bank may be required to pay a $3.0 million cash payment to Alliance. The conversion is not dependent upon the Alliance acquisition, and it is expected that the conversion will be completed regardless of the status of the Alliance acquisition. Unless otherwise indicated, however, all pro forma data presented in this prospectus which reflect consummation of the conversion also reflect consummation of the Alliance acquisition.

Our Business Strategy

NewAlliance Bancshares will be the holding company for New Haven Savings Bank after its conversion and mergers with Savings Bank of Manchester and Tolland Bank. We plan to change the name of New Haven Savings Bank to NewAlliance Bank. As a result of the mergers, New Haven Savings Bank will be a larger, more diversified, well-capitalized community savings bank with a management and operating structure that will draw from the business strategies currently being used at New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. NewAlliance Bancshares believes that the proposed acquisitions will offer significant operating and strategic benefits because they will expand our geographic branching network and improve operating efficiencies. Our business strategy is to enhance profitability and strengthen our position as a leading Connecticut-based community bank by:

•	continuing our commitment to the communities we serve by maintaining our high level of customer service;

•	expanding our retail and business banking franchises through acquisitions and de novo branching;

•	promoting the growth of our core deposits, such as checking, money market and savings accounts through our increased branching network;

•	increasing our loan portfolio and, in particular, commercial real estate, commercial business and home equity loans;

•	increasing our fee income from a variety of products and services, such as fees from additional deposit related services, investment advisory services and insurance products;

•	expanding and strengthening our customer base by offering new products and services;

•	improving operating efficiency through increased scale;

•	managing credit risk to maintain our favorable asset quality including a low level of non-performing assets and charge-offs; and

•	managing our interest rate risk by maintaining an acceptable balance between maximizing potential returns and limiting exposure to changing interest rates.

Terms Of The Offering

We are offering between 65,875,000 and 89,125,000 shares of common stock of NewAlliance Bancshares for sale to the public. The subscription offering is made to New Haven Savings Bank’s eligible depositors, its employee stock ownership plan and its officers, directors, employees and corporators. Shares not sold to these persons may be made available to the public in a direct community offering. The maximum number of shares that we sell in the offering may increase by up to 15%, to 102,493,750 shares, as a result of regulatory considerations, demand for the shares in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. In addition, we will contribute 4,000,000 shares of common stock to NewAlliance Foundation, a new charitable foundation established by New Haven Savings Bank. The employee stock ownership plan is authorized to purchase up to 5% of the shares issued in the offering, including shares issued in the event of an increase in the offering range to 102,493,750 shares plus shares contributed to the NewAlliance Foundation. For example, the employee stock ownership plan may purchase between 3,493,750 and 4,656,250 shares of common stock, respectively, at the minimum and maximum of the offering range. The employee stock ownership plan may purchase shares in the open market after the conversion so that it owns up to 7% of NewAlliance Bancshares’ outstanding common stock after the conversion is completed, excluding common stock issued to Alliance shareholders in the acquisition.

Unless the number of shares to be sold is increased to more than 102,493,750 shares or decreased to below 65,875,000 shares or the offering is extended beyond April 26, 2004, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. All investors will pay the same purchase price per share of common stock in the offering. No commission will be charged to purchasers in the offering. Ryan Beck & Co., Inc. our financial and marketing advisor in connection with the conversion, will use its best efforts to assist us in selling our stock. Ryan Beck is not obligated to purchase any shares in the offering.

How We Determined The Offering Range And The $10.00 Price Per Share

The amount of common stock we are offering is based on an independent appraisal of the estimated pro forma market value of NewAlliance Bancshares, assuming the conversion, offering and acquisitions are completed. RP Financial, LC., our independent appraiser, has determined that, as of November 21, 2003, the estimated pro forma market value ranged from $658.8 million to $891.3 million, with a midpoint of $775.0 million. Based on this valuation, and the $10.00 per share price, the number of shares of common stock being offered for sale by NewAlliance Bancshares in the subscription offering will range from 65,875,000 shares to 89,125,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal was based in part on NewAlliance Bancshares’ financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, the acquisitions of Alliance and Connecticut Bancshares, and an analysis of a peer group of 12 publicly traded savings bank and thrift holding companies that RP Financial considered comparable to NewAlliance Bancshares.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for NewAlliance Bancshares. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion, the contribution to the NewAlliance Foundation, adoption of stock based benefit plans consistent with industry practice, and the proposed acquisitions.

	Pro forma price to earnings multiple	Pro forma price to book ratio	Pro forma price to tangible book value ratio
NewAlliance Bancshares (pro forma data as of September 30, 2003)
Adjusted maximum	26.3x	82.8%	130.0%
Maximum	22.7x	79.9%	132.6%
Midpoint	20.0x	76.9%	135.5%
Minimum	17.9x	73.4%	139.7%
Valuation of peer group companies as of November 21, 2003 Averages	17.3x	178.4%	203.6%

The independent appraisal does not indicate market value. Do not assume or expect that the valuation of NewAlliance Bancshares as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

The independent appraisal will be updated prior to the completion of the conversion. Any changes to the appraisal would be subject to regulatory approval. The estimated pro forma market value of NewAlliance Bancshares may be increased over the maximum level of $891.3 million by up to 15%, to up to $1.025 billion without notification to those who subscribed for shares in the offering. If this occurs, the maximum number of shares to be sold will increase. See “PRO FORMA DATA” on page 52. In the event that the updated appraisal results in an increase in the maximum valuation range to more than $1.025 billion, or a decrease in the minimum valuation range below $658.8 million, the offering would not be completed without a resolicitation of subscribers. See “PRO FORMA DATA” on page 52, and “THE CONVERSION AND THE OFFERING—Stock Pricing And Number Of Shares To Be Issued” on page 254.

After-Market Performance Information Provided by Independent Appraiser

The following information was provided to the Board of Directors by RP Financial as part of the appraisal. The table presents information for all standard mutual-to-stock conversion transactions completed between January 1, 2002 and November 21, 2003. The information shows the average and median after-market performance of the trading price of the conversion stock at certain points after the completion of the stock conversion. Based on the independent valuation, NewAlliance Bancshares has initial pro forma price-to-tangible book value ratios as of September 30, 2003 of 139.7%, 135.5%, 132.6% and 130.0% at the minimum, midpoint, maximum, and maximum as adjusted of the valuation range, respectively. During the period, although the average initial price to book ratios in the conversions are only slightly lower than the range of pro forma price to book ratios for NewAlliance Bancshares, there were no other mutual-to-stock conversions with pro forma price-to-tangible book value ratios exceeding 100%. The pro forma price-to-tangible book value ratios for NewAlliance Bancshares exceed by a significant amount any comparable pro forma pricing ratios for mutual-to-stock conversions completed during the January 1, 2002 to November 21, 2003 period. The high pro forma price-to-tangible book value ratios for NewAlliance Bancshares may have a negative effect on any price appreciation of our stock.

Standard Mutual-to-Stock Conversions with Completed

Closing Dates January 1, 2002 through November 21, 2003

# of Transactions	Average					Median
	Initial Pro Forma Price-to- Book	Initial Pro Forma Price-to- Tangible Book	Appreciation from Initial Trading Date			Initial Pro Forma Price-to- Book	Initial Pro Forma Price-to- Tangible Book	Appreciation from Initial Trading Date
			1 day	1 month	Thru 21-Nov-03			1 day	1 month	Thru 21-Nov-03
12(1)	69.7%	70.8%	33.3%	32.1%	74.3%	68.4%	68.4%	22.8%	26.8%	73.0%

(1)	None of the transactions contained in the table involved issuers that are part of the “peer group” of 12 publicly traded savings bank and thrift holding companies considered by RP Financial in the price-to-earnings, price-to-book and price-to-tangible book comparisons in its appraisal.

RP Financial advised the Board that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial also advised the Board that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology. In addition, the transaction being pursued by NewAlliance Bancshares is unique in a number of respects relative to the recent transactions. First, the size of the NewAlliance Bancshares offering, ranging from $658.8 million at the minimum to $1.025 billion at the maximum as adjusted, exceeds substantially the average and maximum offering of $127.8 million and $596.2 million, respectively, by companies in the recent transactions. Second, NewAlliance Bancshares is the only transaction involving the simultaneous acquisition of two companies, which has introduced a significant additional level of uncertainty relative to the recent conversion transactions by other companies. The substantial amount of proceeds that will be raised by NewAlliance Bancshares and the potential risks of consolidating two acquisitions may have a negative effect on our stock price performance. After reviewing the above factors, and considering that the recent conversion transactions were completed in a variety of different market conditions and in different geographic areas, the Board did not consider the recent conversion transaction data particularly relevant to NewAlliance Bancshares’ appraisal. See “THE CONVERSION AND THE OFFERING—Stock Pricing And Number Of Shares To Be Issued” on page 254.

The table above is not intended to be indicative of how our stock may perform. Stock appreciation is affected by many factors, including, but not limited to, the factors set forth below. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “RISK FACTORS” generally, beginning on page 38.

DATA REPRESENTED IN THE TABLE WERE CALCULATED USING A SMALL SAMPLE. THE DATA, THEREFORE, MAY NOT BE MEANINGFUL FOR INVESTORS. FOR EXAMPLE, IN THE PERIOD BETWEEN JANUARY 1, 2002 AND NOVEMBER 21, 2003, NO TRANSACTIONS HAD CLOSED WHERE THE INITIAL PRO FORMA PRICE-TO-TANGIBLE BOOK VALUE RATIO WAS 100% OR GREATER. WHILE STOCK PRICES OF CONVERTING INSTITUTIONS HAVE, ON AVERAGE, INCREASED FOR THE TRANSACTIONS PRESENTED, THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, AS HAS BEEN THE CASE FOR SOME CONVERTED THRIFT INSTITUTIONS. IN ADDITION, THE CONVERSION TRANSACTIONS FROM WHICH THE DATA ARE DERIVED OCCURRED PRIMARILY DURING A FALLING INTEREST RATE ENVIRONMENT, DURING WHICH TIME THE MARKET FOR FINANCIAL INSTITUTION STOCKS TYPICALLY INCREASES. IF INTEREST RATES RISE, OUR NET INTEREST INCOME AND THE VALUE OF OUR ASSETS COULD BE REDUCED, WHICH COULD NEGATIVELY AFFECT OUR STOCK PRICE. SEE “RISK FACTORS—There Can Be No Assurance That The Future Price Of Our Common Stock Will Be Higher Than The $10 Offering Price” on page 42 and “—We Will Have More Difficulty Managing Interest Rate Risk After The Acquisitions, And That Difficulty May Lead To Reduced Earnings” on page 40. THE INCREASE IN ANY PARTICULAR COMPANY’S STOCK PRICE IS SUBJECT TO VARIOUS FACTORS, INCLUDING THE AMOUNT OF PROCEEDS A COMPANY RAISES AND THE QUALITY OF MANAGEMENT AND MANAGEMENT’S ABILITY TO DEPLOY PROCEEDS (SUCH AS THROUGH INVESTMENTS, THE ACQUISITION OF OTHER FINANCIAL INSTITUTIONS OR OTHER BUSINESSES, THE PAYMENT OF DIVIDENDS AND COMMON STOCK REPURCHASES). SEE “RISK FACTORS—We Can Make No Assurances That We Will Be Able To Generate Internal Growth Or Identify Attractive Acquisition Candidates” on page 43. IN ADDITION, STOCK PRICES MAY BE AFFECTED BY GENERAL MARKET CONDITIONS, THE INTEREST RATE ENVIRONMENT, THE MARKET FOR FINANCIAL INSTITUTIONS, MERGER OR TAKEOVER TRANSACTIONS, THE PRESENCE OF PROFESSIONAL AND OTHER INVESTORS WHO PURCHASE STOCK ON SPECULATION, AS WELL AS OTHER UNFORESEEABLE EVENTS NOT NECESSARILY IN THE CONTROL OF MANAGEMENT. SEE “RISK FACTORS—We Have Never Issued Stock And We Cannot Guarantee That An Active Trading Market Will Develop, The Failure Of Which Development May Hinder Your Ability To Sell Your Stock” on page 42.

The Board of Directors carefully reviewed the information provided to it by RP Financial through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued on a price to tangible book basis, nor did the Board draw any conclusions regarding how the historical data reflected above may affect NewAlliance Bancshares’ appraisal. Instead, the Board engaged RP Financial to help it understand the regulatory process as it applies to the appraisal and to advise the Board as to how much capital NewAlliance Bancshares would be required to raise under the regulatory appraisal guidelines.

Who May Order Stock In The Offering

Under the terms of our plan of conversion, we are offering the shares of common stock of NewAlliance Bancshares in a “subscription offering,” in the following descending order of priority:

(1)    First, to depositors with accounts at New Haven Savings Bank with aggregate balances of at least $50.00 on June 30, 2002;

(2)    Second, to New Haven Savings Bank’s employee stock ownership plan;

(3)    Third, to depositors (other than New Haven Savings Bank officers and directors and their associates) with accounts at New Haven Savings Bank with aggregate balances of at least $50.00 on December 31, 2003;

(4)    Fourth, to New Haven Savings Bank’s officers, directors and employees who do not have a higher priority right; and

(5)    Fifth, to corporators of New Haven Savings Bank who do not have a higher priority right.

Any remaining shares may be offered for sale in a “direct community offering” that can begin concurrently with, during or immediately following the subscription offering. Orders received in the direct community offering are subordinate to subscription offering orders. Shares will be allocated in the community offering, to the extent available, first to natural persons who live in the Connecticut counties of New Haven, Middlesex, Hartford, Tolland and Windham, then to natural persons who live elsewhere in the State of Connecticut and then to the general public. Shares of common stock not purchased in the subscription offering or the direct community offering may be offered for sale through a “syndicated community offering” or an underwritten public offering, in either case, managed by Ryan Beck. We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering, syndicated community offering or underwritten public offering.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated pursuant to our plan of conversion. A detailed description of share allocation procedures can be found in the section entitled “THE CONVERSION AND THE OFFERING” on page 248.

How You May Purchase Shares

To purchase shares you must deliver a signed and completed original stock order form, accompanied by full payment or New Haven Savings Bank deposit account withdrawal authorization as detailed below, by 10:00 a.m., New York time on March 11, 2004. You can mail your order form in the reply envelope we provided so that it is received by us (not postmarked) by the offering deadline, or you may instead send it by overnight delivery to the address noted on the stock order form. You may not hand-deliver stock order forms. We are not required to accept photocopies or facsimiles of stock order forms.

In the subscription and direct community offering, you may pay for your shares by:

1.	Personal check, bank check, or money order. These will be cashed upon receipt. Third party and New Haven Savings Bank line of credit checks may not be remitted as payment for your order. We will pay interest on these funds at our applicable passbook rate for the minimum interest-earning balance, calculated from the date payment is received until completion or termination of our conversion. Wire transfers will not be accepted. You should not mail cash.

2.	Authorized account withdrawal. The stock order form outlines the types of New Haven Savings Bank deposit accounts you may authorize for direct withdrawal. The funds you authorize must be in your account at the time your stock order form is received. Funds will not be withdrawn from your accounts until the completion or termination of our conversion and will earn interest at the applicable deposit account rate until then. A hold will be placed on these funds when your stock order form is received, however, making the designated funds unavailable to you. You may authorize withdrawal of funds from your certificate of deposit accounts without incurring an early withdrawal penalty, with the agreement that the withdrawal is being made for the purchase of shares in the offering. You may not authorize direct withdrawals from New Haven Savings Bank IRA deposit accounts.

New Haven Savings Bank maintains both “self-directed” and “non-self-directed” individual retirement accounts. If you wish to use some or all of the funds in your New Haven Savings Bank IRA, the applicable funds must either be in a self-directed IRA or transferred to a self-directed account maintained by New Haven Savings Bank or by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Help Line promptly, at least two weeks before the March 11, 2004 offering deadline, for assistance with purchases using funds in your New Haven Savings Bank IRA or other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

We reserve the right to waive, or permit the correction of, incomplete or improperly executed stock order forms on a case by case basis, but do not represent that we will do so. Once received by us, you may not change, modify or cancel your order. We are not responsible for correcting or completing the information provided on the stock order forms we receive, including the account information requested for the purpose of verifying subscription rights.

We may not lend funds (including line of credit or overdraft checking) to anyone for the purpose of purchasing shares in the offering.

By signing the stock order form, you are acknowledging receipt of a prospectus and that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by New Haven Savings Bank or the Federal government.

Limits On The Amount Of Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

No person, or persons exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than 70,000 shares of common stock ($700,000) in the offering. If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed 210,000 shares ($2,100,000) in all categories of the offering, combined:

•	Your parents, spouse, sisters, brothers, children, or anyone married to any of these persons, who live in the same house as you;

•	Your parents, spouse, sisters, brothers, children, or anyone married to any of these persons, who is one of our officers or directors;

•	Persons exercising subscription rights through qualifying deposits registered to the same address;

•	Companies, trusts or other entities in which you have a financial interest or hold a management position; or

•	Other persons who may be acting together with you as associates or persons acting in concert.

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. For additional information on purchase limitations, including the detailed definitions of “associates” and “acting in concert,” see “THE CONVERSION AND THE OFFERING—Limitations On Common Stock Purchases” on page 259. We have the right to determine whether prospective purchasers are associates or acting in concert.

Deadline For Ordering Shares

If you wish to purchase shares, a properly completed original stock order form, together with full payment for the shares of common stock, must be received by us no later than 10:00 a.m., New York time, on March 11, 2004. You may submit your order form in one of two ways: by mail using the return envelope provided or by overnight courier to the address indicated on the order form. Stock order forms may not be hand-delivered. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond April 26, 2004.

You May Not Sell Or Transfer Your Subscription Rights

If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, you may not add the names of others for joint stock registration unless you share the same eligibility priority.

In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date, June 30, 2002 or December 31, 2003. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

How We Will Use The Proceeds From The Offering and Fund NewAlliance Bancshares Operating Expenses

Assuming we sell 77,500,000 shares or $775.0 million in the offering, the midpoint of the offering range, we intend to use approximately $607.0 million of the net proceeds to purchase all the outstanding shares of Connecticut Bancshares common stock, and each option to purchase Connecticut Bancshares common stock. Any proceeds of the offering remaining may be used to fund the purchase, in whole or in part, of shares by the employee stock ownership plan and for general operating purposes both at NewAlliance Bancshares and at New Haven Savings Bank. See “HOW WE INTEND TO USE THE NET PROCEEDS FROM THE OFFERING” on page 46.

Our Contribution Of Stock To The NewAlliance Foundation

To further our commitment to our local community, we intend to establish a new charitable foundation, NewAlliance Foundation, as part of the conversion. We will make an initial contribution to the NewAlliance Foundation of $40.0 million of NewAlliance Bancshares common stock, or 4,000,000 shares. The NewAlliance Foundation will be dedicated exclusively to supporting charitable causes and community development activities.

The contribution of these additional shares of common stock to the NewAlliance Foundation will:

•	dilute the voting interests of purchasers of NewAlliance Bancshares common stock in this offering;

•	result in an expense, and a reduction in earnings, of $40.0 million, offset in part by a corresponding tax benefit, during the quarter in which the contribution is made; and

•	reduce our pro forma market value and, accordingly, the number of shares that we otherwise would have offered.

See “RISK FACTORS—The Contribution Of Shares To The NewAlliance Foundation Will Dilute Your Ownership Interests And Adversely Affect Net Income” on page 43, “COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA FINANCIAL INFORMATION WITH AND WITHOUT NEWALLIANCE FOUNDATION” on page 87, and “THE CONVERSION AND THE OFFERING—Establishment Of The NewAlliance Foundation” on page 251.

Delivery Of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the certificate registration address noted on the order form, as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are available and delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Expiration Of The Offering

The subscription offering will expire at 10:00 a.m., New York time, on March 11, 2004. We expect that the direct community offering, if conducted, will also expire at that time. We may extend this expiration date without notice to you, until April 26, 2004, unless the Connecticut Banking Commissioner and the FDIC approve a later date. If the subscription offering and/or community offering extend beyond April 26, 2004, we will be required to resolicit subscribers before proceeding with the offering. In no event may we extend the offering beyond July 15, 2005.

Steps We May Take If We Do Not Receive Orders For The Minimum Number Of Shares

If we do not receive orders for at least 65,875,000 shares of common stock, we may take several steps in order to complete the offering, if any, at the minimum of the offering range. We may decrease or increase the purchase limitations and we may seek regulatory approval to extend the offering beyond April 26, 2004. Any such extension of the offering expiration date will require us to resolicit subscribers in the offering.

Purchases By Directors And Executive Officers

We expect our Directors and executive officers, together with their associates, to subscribe for 339,000 shares of common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. This is approximately 0.5% of shares at the midpoint of the offering range.

Benefits To Management And Potential Dilution To Shareholders Resulting From The Conversion

In order to align the interests of our employees, officers and directors more closely to our shareholders’ interests, we intend to establish certain benefit plans some of which use our common stock as compensation. Accordingly, we are adopting new benefit plans for our officers and employees at no cost to them, including an employee stock ownership plan. As part of our plan of conversion, we had initially proposed the adoption of both a stock option plan and a recognition and retention plan involving the issuance or purchase of NewAlliance Bancshares common stock for the benefit of Directors and management no sooner than six months from the completion of the conversion in amounts of up to 10% and 4%, respectively, of the number of shares issued in the offering, including shares contributed to NewAlliance Foundation but excluding shares issued in the acquisition of Alliance. The plans would have required approval of NewAlliance Bancshares’ shareholders prior to implementation. The value of the stock option plan and the pro forma after-tax expense of the recognition and retention plan could be as high as $64.0 million and $4.8 million, respectively, as of and for the six months ended September 30, 2003, and $64.0 million and $9.6 million, respectively, as of and for the year ended March 31, 2003, assuming they were adopted and implemented approximately one year after the completion of the conversion and assuming the issuance at the maximum, as adjusted, of the offering range and a market price of $17.35 per share. See “PRO FORMA DATA—Pro Forma Table (September 30, 2003)” Note (5) on page 81 and “—Pro Forma Table (March 31, 2003)” Note (5) on page 85. Plans of this type, including the issuance of shares of stock in amounts up to the amounts we had proposed, are customarily adopted in plans of conversion similar to ours. The approval by the Connecticut Banking Commissioner of our plan of conversion prohibits us from implementing any such plans prior to one year from the completion of the conversion and the mergers. See “THE CONVERSION AND THE OFFERING” on page 248. Adoption of any such plans after the one year period, if proposed, will require future approval of the Compensation Committee of the Board of Directors, the full Board of Directors and the shareholders of NewAlliance Bancshares.

We also plan to enter into employment and change of control agreements with certain of our executive officers, including our Chairman, President and Chief Executive Officer. Most of these officers have existing employment agreements and incentive benefit plans. Based solely on the current base compensation of the nine senior officers of New Haven Savings Bank for which employment agreements or change of control agreements are proposed, the aggregate change of control payments provided for in those agreements would be approximately $6.4 million. Such payments might tend to discourage future takeover attempts by increasing the costs to be incurred in the event of a takeover. See “MANAGEMENT OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK—Future Benefit Plans”, “—New Employment Agreements” and “—Change In Control Agreements” on pages 146, 144 and 145, respectively.

The following table summarizes the benefits that our officers and employees may receive as a result of the conversion, at the various levels of the offering range:

			Number of Shares at				Value of Shares at
Plan	Eligible Individuals	% of Shares Issued(1)	Minimum	Midpoint	Maximum	Adjusted Maximum	Minimum	Midpoint	Maximum	Adjusted Maximum
Employee stock ownership plan	Employees	7.0%	4,891,250	5,705,000	6,518,750	7,454,563	$48,912,500	$57,050,000	$65,187,500	$74,545,625

(1)	Reflects the number of shares in the employee stock ownership plan as a percentage of the aggregate amount of shares issued in the conversion offering and shares contributed to the NewAlliance Foundation, but excluding shares issued in the Alliance acquisition. Shares are valued at $10.00 per share.

The Market For Our Common Stock

Currently, there are no outstanding shares of NewAlliance Bancshares common stock. We have applied to have the common stock of NewAlliance Bancshares quoted on the Nasdaq National Market following the conversion, under the symbol “NABC”. See “MARKET FOR THE COMMON STOCK” on page 48.

Our Policy Regarding Dividends

Upon completion of the conversion, NewAlliance Bancshares’ Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. NewAlliance Bancshares’ Board of Directors intends to adopt a policy of paying regular cash dividends after the conversion, but has not decided the exact amount or range of amounts that may be paid, when the payments may begin or the frequency of any payments. Our Board of Directors expects to be able to pay dividends upon completion of the conversion in amounts comparable to those paid by similar financial institutions. Immediately after the conversion and the completion of the acquisitions of Connecticut Bancshares and Alliance, we expect that NewAlliance Bancshares will have additional cash available after paying for the acquisitions and the employee stock ownership plan from the offering at the minimum, midpoint, maximum and adjusted maximum of the offering range, of approximately $24.5 million, $98.9 million, $208.2 million, and $334.0 million, respectively, from the offering for general corporate purposes, including payment of dividends. See “HOW WE INTEND TO USE THE NET PROCEEDS FROM THE OFFERING” on page 46. We expect that NewAlliance Bancshares will also have the ability immediately after the completion of the acquisitions to obtain currently unquantified amounts of funds from unrestricted capital of Connecticut Bancshares and Alliance without regulatory approval. Such funds would also be available as a source of dividend payments. Payment of future dividends, however, depends upon a number of factors, including ongoing capital requirements, regulatory limitations, our future operating results and financial condition and general economic conditions. As a result, we cannot assure you that NewAlliance Bancshares will pay dividends, or if paid, the amounts of such dividends, or whether such dividends will continue to be paid in the future. See “OUR POLICY REGARDING DIVIDENDS” on page 47.

Tax Consequences Of The Conversion

The conversion will not be a taxable transaction, for purposes of federal or state income taxes, to NewAlliance Bancshares, New Haven Savings Bank or persons eligible to subscribe in the subscription offering. We have been advised by our independent tax counsel that they believe that it is more likely than not that subscription rights to purchase our common stock have no taxable value. The opinion of our tax counsel, however, is not binding on the Internal Revenue Service. See “RISK FACTORS—We Believe That Subscription Rights Have No Value For Tax Purposes, But The Internal Revenue Service May Disagree” on page 43 and “THE CONVERSION AND THE OFFERING—Tax Aspects Of The Conversion And The Acquisitions” on page 263.

Conditions To Completing Our Conversion

We cannot complete our conversion and related offering unless:

•	We issue at least the minimum number of shares of common stock offered;

•	We receive the approval of the Connecticut Banking Commissioner and non-objection from the FDIC to complete the conversion and offering;

•	We receive approval from the Federal Reserve Board for NewAlliance Bancshares to become a bank holding company and own 100% of New Haven Savings Bank’s stock; and

•	We complete the conversion by July 15, 2005.

In addition, we intend to complete the conversion together with the completion of the Connecticut Bancshares and Alliance acquisitions, but we also intend to complete the conversion if, for any reason, the Alliance acquisition cannot be completed.

How You Can Obtain Additional Information

The employees of the New Haven Savings Bank’s branch offices may not, by law, assist with investment related questions about the offering. If you have any questions regarding the stock offering, please call our Stock Information Help Line, toll free, at 1-866-926-6222, Monday through Friday between 9:00 a.m. and 4:00 p.m., New York time. The Stock Information Help Line will be closed on weekends and bank holidays.

To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 10:00 a.m., New York time, on March 11, 2004, whether or not we have been able to locate each person entitled to subscription rights.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF NEW HAVEN SAVINGS BANK

The following tables contain certain information concerning the financial position and results of operations of New Haven Savings Bank at the dates and for the periods indicated. This information should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of New Haven Savings Bank included in this prospectus. New Haven Savings Bank has changed its fiscal year end to December 31 effective December 31, 2003. The selected financial data and selected operating data of New Haven Savings Bank as of March 31, 2003 and 2002 and for the years then ended have been derived from New Haven Savings Bank’s consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants. See “EXPERTS” on page 280. See Note 1 of New Haven Savings Bank’s Notes to Consolidated Financial Statements for a discussion of the basis of the presentation and significant accounting policies of the consolidated financial information set forth below. The data presented at and for the six months ended September 30, 2003 and 2002 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the six months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the nine months ending December 31, 2003.

New Haven Savings Bank’s consolidated financial statements for the year ended March 31, 2001 and for earlier years were audited by Arthur Andersen LLP. Because Arthur Andersen has ceased accounting and auditing operations, New Haven Savings Bank is unable to obtain written consent of Arthur Andersen to incorporate their report in this prospectus. Because Arthur Andersen has not consented to incorporating their report in this prospectus, investors will not be able to recover against Arthur Andersen in connection with the use of their report. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to New Haven Savings Bank) is limited as a result of the diminished amount of assets of Arthur Andersen that are now or may in the future be available to satisfy claims. See “RISK FACTORS—Risks Related To Prior Auditors Of New Haven Savings Bank And Connecticut Bancshares ” on page 44.

	At September 30,		At March 31,
	2003	2002	2003	2002	2001	2000	1999
	(1)	(1)	(In thousands)
Selected Financial Data:
Total assets	$2,472,950	$2,387,938	$2,393,502	$2,260,561	$2,169,752	$2,084,236	$2,056,499
Loans(2)	1,274,069	1,182,873	1,177,858	1,168,566	1,114,745	1,137,400	1,220,670
Allowance for loan losses	18,808	20,941	18,932	20,805	23,290	23,571	24,124
Mortgage-backed securities:
Available for sale	803,380	712,035	767,855	596,181	516,537	487,073	418,448
Investment securities:
Available for sale	292,227	369,638	331,555	378,658	326,271	271,873	285,386
Held to maturity	350	445	350	945	101,584	92,613	50,931
Deposits	1,811,709	1,837,733	1,809,257	1,738,155	1,673,365	1,645,743	1,621,807
FHLB Advances and other borrowing	214,527	125,309	141,501	117,466	114,450	93,041	110,697
Total equity	403,803	386,371	396,150	373,099	349,926	317,437	292,106
Other real estate owned, net	75	2,530	66	—	569	321	135
Nonperforming loans(3)	2,754	8,113	3,922	11,220	6,129	7,525	11,397
Nonperforming assets(4)	2,829	10,643	3,988	11,220	6,698	7,846	11,532

	For the Six Months Ended September 30,		For the Years Ended March 31,
	2003	2002	2003	2002	2001	2000	1999
	(1)	(1)	(In thousands)
Selected Operating Data:
Interest and dividend income	$51,389	$61,737	$116,812	$131,939	$150,096	$139,070	$138,742
Interest expense	14,718	22,037	39,617	57,080	71,682	65,275	67,068

Net interest income before provision for loan losses	36,671	39,700	77,195	74,859	78,414	73,795	71,674
Provision for loan losses(5)	—	—	—	—	—	—	200

Net interest income after provision for loan losses	36,671	39,700	77,195	74,859	78,414	73,795	71,474
Non-interest income:
Service charges and fees	6,334	4,831	10,583	8,864	7,627	6,541	6,917
Trust income	1,000	948	1,857	2,043	1,975	1,929	1,002
Rental income	1,566	1,349	2,695	2,471	2,010	1,931	1,894
Net (loss) gain on limited partnerships	(1,554)	—	(2,529)	231	(118)	(127)	(73)
Net gain on sale/contribution of securities(6)	130	—	4,775	239	1,939	4,804	2,449
Impairment charge on investment securities(7)	—	(925)	(924)	(3,940)	(82)	—	—
Other	665	578	2,150	2,311	1,279	2,474	1,976
Total non-interest expense	31,259	30,490	59,564	52,400	49,495	44,287	42,391

Income before provision for income taxes	13,553	15,991	36,238	34,678	43,549	47,060	43,248
Provision for income taxes	4,653	5,409	12,361	11,748	14,926	14,348	14,923

Net income	$8,900	$10,582	$23,877	$22,930	$28,623	$32,712	$28,325

	At or For the Six Months Ended September 30,		At or For the Years Ended March 31,
	2003	2002	2003	2002	2001	2000	1999
	(1)	(1)
Selected Operating Ratios and Other Data(8):
Performance Ratios:
Average yield on interest-earning assets	4.45%	5.58%	5.22%	6.29%	7.42%	7.02%	7.27%
Average rate paid on interest-bearing liabilities	1.62	2.50	2.23	3.41	4.38	3.97	4.15
Interest rate spread(9)	2.83	3.08	2.99	2.88	3.04	3.05	3.12
Net interest margin(10)(11)	3.18	3.59	3.45	3.57	3.88	3.73	3.76
Ratio of interest-bearing assets to interest-bearing liabilities	126.93	125.64	125.79	125.39	123.42	120.52	118.15
Ratio of net interest income after provision for loan losses to non-interest expense	117.31	130.21	129.60	142.86	158.43	166.63	168.61
Non-interest expense as a percent of average assets	2.58	2.64	2.54	2.38	2.34	2.14	2.18
Return on average assets	0.74	0.92	1.02	1.04	1.35	1.58	1.46
Return on average equity	4.44	5.87	6.35	6.31	8.58	10.80	12.64
Ratio of average equity to average assets	16.57	15.63	16.04	16.47	15.76	14.64	11.55
Efficiency ratio(12)	62.36	61.94	63.18	55.67	49.90	49.39	44.24

Regulatory Capital Ratios:
Leverage capital ratio	16.44	16.09	16.45	16.29	16.09	15.35	13.95
Tier 1 capital to risk-weighted assets	27.26	25.57	27.19	25.14	24.51	24.45	22.49
Total risk-based capital ratio	28.51	26.85	28.44	26.42	25.77	25.71	23.75

Asset Quality Ratios:
Nonperforming loans as a percent of total loans(2)	0.22	0.69	0.33	0.96	0.55	0.66	0.93
Nonperforming assets as a percent of total assets(4)	0.11	0.45	0.17	0.50	0.31	0.38	0.56
Allowance for loan losses as a percent of total loans	1.48	1.77	1.61	1.78	2.09	2.07	1.97
Allowance for loan losses as a percent of non-performing loans	682.93	258.12	482.71	185.43	380.00	313.24	211.67
Net loans charged-off as a percent of average interest-earning assets	0.01	(0.01)	0.08	0.12	0.01	0.03	0.04

(1)	The data presented at and for the six months ended September 30, 2003 and 2002 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the six months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the nine months ending December 31, 2003.
(2)	Loans are stated at their principal amounts outstanding, net of deferred loan fees and costs.
(3)	Nonperforming loans include loans for which the Bank does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, and renegotiated loans due to a weakening in the financial condition of the borrower.
(4)	Nonperforming assets consist of nonperforming loans and other real estate owned. For fiscal year 2001, an investment security of $100,000 was deemed nonperforming but is not included in the total.
(5)	No loan loss provision was necessary for the four year period ending March 31, 2003, and for the six months ended September 30, 2003 as asset quality indicators for the portfolio, as a whole, continued to improve. The allowance set in March 1999 reflected the asset quality at that time, which included non-accrual loans of $11.5 million. Non-accrual loans have declined to $2.8 million as of September 30, 2003. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Asset Quality” on page 97.
(6)	Represents realized gains on investment securities sold, or in the fiscal years ended March 31, 2002, 2000 and 1999 on securities with fair values of $254,000,$2.4 million and $1.5 million, respectively, in excess of cost contributed to the New Haven Savings Bank Foundation, Inc. See Note 12 to the New Haven Savings Bank Consolidated Financial Statements at page F-32.
(7)	Represents write down on equity investment securities with other than temporary impairment.
(8)	Performance ratios are based on average daily balances during the periods indicated and are annualized where appropriate. Regulatory Capital Ratios and Asset Quality Ratios are end-of-period ratios.
(9)	Interest rate spread represents the difference between the weighted average yield on average interest-bearing assets and the weighted average cost of average interest-bearing liabilities.
(10)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(11)	No tax equivalent adjustments were made due to the fact that ratio would not be materially different.
(12)	The efficiency ratio represents the ratio of non-interest expenses, net of OREO expenses, conversion and merger-related expenses and expenses related to the termination of certain benefit plans, to the sum of net interest income and non-interest income, net of security gains or losses. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, New Haven Savings Bank believes such information is useful to investors in evaluating New Haven Savings Bank’s operations.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CONNECTICUT BANCSHARES

The following tables contain certain information concerning the financial position and results of operations of Connecticut Bancshares at the dates and for the periods indicated. This information should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of Connecticut Bancshares included elsewhere in this prospectus. The selected financial data and selected operating data of Connecticut Bancshares as of December 31, 2002 and for the year then ended have been derived from Connecticut Bancshares’ consolidated financial statements which have been audited by Deloitte & Touche LLP, independent auditors. See “EXPERTS” on page 280. See Note 1 of Connecticut Bancshares’ Notes to Consolidated Financial Statements for a discussion of the basis of the presentation and significant accounting policies of the consolidated financial information set forth below. Connecticut Bancshares acquired First Federal Savings and Loan Association of East Hartford (“First Federal”) on August 31, 2001. First Federal’s results are included in the amounts below for periods after August 31, 2001 which significantly affects the comparability of period to period results. The data presented at and for the nine months ended September 30, 2003 and 2002 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

Connecticut Bancshares’ consolidated financial statements for the year ended December 31, 2001 and for earlier years were audited by Arthur Andersen LLP. Because Arthur Andersen has ceased accounting and auditing operations, Connecticut Bancshares is unable to obtain written consent of Arthur Andersen to incorporate their report in this prospectus. Because Arthur Andersen has not consented to incorporating their report in this prospectus, investors will not be able to recover against Arthur Andersen in connection with the use of their report. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to Connecticut Bancshares) is limited as a result of the diminished amount of assets of Arthur Andersen that are now or may in the future be available to satisfy claims. See “RISK FACTORS—Risks Related To Prior Auditors Of New Haven Savings Bank And Connecticut Bancshares” on page 44.

	At September 30,		At December 31,
	2003	2002	2002	2001	2000	1999	1998
	(1)	(1)		(2)
	(In thousands)
Selected Financial Data:
Total assets	$2,566,033	$2,501,673	$2,547,542	$2,446,424	$1,403,311	$1,227,798	$1,108,287
Loans(3)	1,694,673	1,535,342	1,556,739	1,436,371	1,007,458	948,957	817,372
Allowance for loan losses	16,487	15,344	16,172	15,228	11,694	10,617	10,585
Mortgage-backed securities:
Available for sale	394,002	352,569	460,837	408,351	80,223	16,204	12,859
Held to maturity	—	—	—	—	—	25,474	22,742
Other investment securities:
Available for sale(4)	233,448	406,824	380,785	350,183	227,858	165,650	155,292
Held to maturity	—	—	—	—	—	20,586	29,855
Deposits	1,592,262	1,590,657	1,595,979	1,590,938	933,370	906,591	855,117
Short-term borrowed funds and advances from Federal Home Loan Bank	675,091	592,213	654,942	582,535	206,493	179,814	124,545
Stockholders’ equity	256,259	253,506	251,560	235,374	232,539	123,223	112,807
Other real estate owned, net	112	—	—	84	125	604	1,759
Nonperforming loans(5)(13)	2,051	9,844	2,894	7,679	6,921	11,485	1,524
Nonperforming assets(5)(14)	2,163	9,844	2,894	7,763	7,046	12,089	3,283

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2003	2002	2002	2001	2000		1999	1998
	(1)	(1)		(2)
	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$97,795	$105,561	$140,566	$115,387	$95,092		$78,834	$76,858
Interest expense	36,662	46,019	59,908	51,932	43,842		37,374	37,200

Net interest income before provision for loan losses	61,133	59,542	80,658	63,455	51,250		41,460	39,658
Provision for loan losses	975	1,125	1,500	2,000	1,200		1,100	1,200

Net interest income after provision for loan losses	60,158	58,417	79,158	61,455	50,050		40,360	38,458
Non-interest income:
Service charges and fees	11,415	9,211	12,902	9,556	7,649		5,866	5,448
Increase in cash surrender value of life insurance	1,784	1,808	2,407	1,032	—		—	—
Other than temporary impairment of investment securities	(359)	(680)	(1,493)	(4,076)	—		—	—
Gain on sales of securities, net(4)	5,458	1,671	2,703	481	445		1,372	2,621
Other	1,678	1,964	2,507	2,004	2,175		2,168	4,091
Total non-interest expense	45,212	45,046	59,609	51,313	49,277		36,586	37,092

Income before provision for income taxes	34,922	27,345	38,575	19,139	11,042		13,180	13,526
Provision for income taxes	11,588	8,920	12,626	6,375	3,659		4,426	4,208

Net income	$23,334	$18,425	$25,949	$12,764	$7,383		$8,754	$9,318

Per Share Data(6):
Basic earnings per share	$2.36	$1.82	$2.57	$1.26	$0.59	(7)	N/A	N/A
Diluted earnings per share	2.16	1.71	2.40	1.19	0.59	(7)	N/A	N/A
Dividends declared per share	0.54	0.27	0.43	0.42	—		N/A	N/A
Dividends paid per share	0.54	0.40	0.56	0.29	—		N/A	N/A

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(1)	(1)		(2)
Selected Operating Ratios and Other Data(8):
Performance Ratios:
Average yield on interest-earning assets	5.44%	6.10%	6.05%	6.89%	7.39%	7.22%	7.67%
Average rate paid on interest-bearing liabilities	2.29	2.97	2.88	3.63	4.11	3.81	4.02
Interest rate spread(9)	3.15	3.13	3.17	3.26	3.28	3.41	3.65
Net interest margin(10)(11)	3.41	3.45	3.49	3.81	4.00	3.82	3.98
Ratio of interest-earning assets to interest-bearing liabilities	112.45	112.08	112.28	117.73	121.03	111.92	109.00
Ratio of net interest income after provision for loan losses to non-interest expense	133.06	129.68	132.80	119.76	101.57	110.32	103.68
Non-interest expense as a percent of average assets	2.37	2.45	2.41	2.91	3.65	3.18	3.46
Return on average assets	1.22	1.00	1.05	0.72	0.55	0.76	0.87
Return on average equity	12.27	9.96	10.43	5.50	3.59	7.53	8.71
Ratio of average equity to average assets	9.95	10.07	10.06	13.19	15.24	10.11	9.99
Dividend payout ratio(6)	23.82	15.31	17.28	36.96	N/A	N/A	N/A
Efficiency ratio(12)	57.16	61.89	60.03	67.39	80.37	73.49	75.27

Regulatory Capital Ratios:
Leverage capital ratio	7.91	7.36	7.57	6.63	12.82	9.10	9.33
Total risk-based capital ratio	12.80	11.99	12.78	10.85	19.63	13.96	13.89

Asset Quality Ratios:
Nonperforming loans as a percentage of total loans(13)	0.12	0.64	0.19	0.53	0.69	1.21	0.19
Nonperforming assets as a percentage of total assets(14)	0.08	0.39	0.11	0.32	0.50	0.98	0.30
Allowance for loan losses as a percentage of total loans	0.97	1.00	1.04	1.06	1.16	1.12	1.30
Allowance for loan losses as a percentage of non-performing loans	803.85	155.87	558.81	198.31	168.96	92.44	694.55
Net loans charged-off as a percentage of average interest-earning assets	0.04	0.06	0.04	0.04	0.01	0.09	0.05

(1)	The data presented at and for the nine months ended September 30, 2003 and 2002 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.
(2)	On August 31, 2001, Connecticut Bancshares completed its acquisition of First Federal Savings and Loan Association of East Hartford in a transaction accounted for under the purchase method of accounting.
(3)	Loans are stated at their principal amounts outstanding, net of deferred loan fees.
(4)	During 2003, Connecticut Bancshares sold substantially all of its common stock portfolio.
(5)	During the fourth quarter of 2002, Connecticut Bancshares received $6.0 million to pay off its two largest nonperforming loans. The proceeds were applied to pay off the remaining balances of $4.8 million, record recoveries of previously charged off amounts of $734,000 and record interest income not previously accrued of $468,000. In December 2003, a $4.3 million commercial loan was placed on nonaccrual status. The loan is collateralized by real estate and machinery and equipment with an aggregate appraised value of approximately $5.0 million based on independent appraisals completed during the past 18 months.
(6)	Amounts are not applicable for periods prior to March 1, 2000.
(7)	Amount is for the ten month period from March 1, 2000 through December 31, 2000.
(8)	Performance ratios are based on average daily balances during the periods indicated and are annualized where appropriate. Regulatory Capital Ratios and Asset Quality Ratios are end-of-period ratios.
(9)	Interest rate spread represents the difference between the weighted average yield on average interest-bearing assets and the weighted average cost of average interest-bearing liabilities.
(10)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(11)	Fully taxable-equivalent yields are calculated assuming a 35% federal income tax rate.
(12)	The efficiency ratio represents the ratio of non-interest expenses, net of OREO expenses, to the sum of net interest income and non-interest income, net of security gains and other than temporary impairment of investment securities. The efficiency ratio for the nine months ended September 30, 2003 excludes merger related expenses of $1.7 million. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, Connecticut Bancshares believes such information is useful to investors in evaluating Connecticut Bancshares’ operations.
(13)	Nonperforming loans include loans for which Connecticut Bancshares does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest and renegotiated loans due to a weakening in the financial condition of the borrower.
(14)	Nonperforming assets consist of nonperforming loans and other real estate owned.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ALLIANCE

The following tables contain certain information concerning the financial position and results of operations of Alliance at the dates and for the periods indicated. This information should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of Alliance included elsewhere in this prospectus. The selected financial data and selected operating data of Alliance as of December 31, 2002 , 2001, 2000, 1999 and 1998 and for each year then ended have been derived from Alliance’s consolidated financial statements which have been audited by KPMG LLP, independent accountants. See “EXPERTS” on page 280. See Note 1 of Alliance’s Notes to Consolidated Financial Statements for a discussion of the basis of the presentation and significant accounting policies of the consolidated financial information set forth below. The data presented at and for the nine months ended September 30, 2003 and 2002 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

	September 30,		At December 31,
	2003	2002	2002	2001	2000	1999	1998
	(1)	(1)
	(In thousands)
Selected Financial Data:
Total assets	$423,722	$414,362	$414,514	$384,565	$348,178	$306,937	$283,581
Loans(2)	283,440	273,645	278,262	254,567	228,324	191,632	184,726
Allowance for loan losses	4,120	4,000	4,050	3,700	3,400	3,200	3,060
Mortgage-backed securities:
Available for sale	31,952	15,906	13,775	17,834	5,560	5,055	3,099
Held to maturity	—	1,994	1,109	4,265	4,101	7,079	12,601
Investment securities:
Available for sale	71,193	60,561	74,037	68,139	47,832	48,101	55,457
Held to maturity	—	4,260	4,263	8,132	18,912	20,778	2,830
Deposits(3)	327,386	335,156	330,832	303,358	280,516	251,391	239,985
FHLB advances and other borrowings	60,056	51,500	54,510	57,069	46,700	39,575	23,610
Shareholders’ equity	29,874	23,722	25,550	22,089	18,115	14,347	18,196
Real estate owned, net	—	—	—	—	—	53	80
Nonperforming loans(4)	3,682	3,249	2,433	2,149	1,130	1,218	574
Nonperforming assets(4)	3,682	3,249	2,433	2,149	1,130	1,271	654

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(1)	(1)
	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$16,355	$18,099	$24,007	$25,466	$24,651	$21,014	$18,371
Interest expense	7,190	8,746	11,459	13,255	12,759	10,668	9,343

Net interest income before provision for loan losses	9,165	9,353	12,548	12,211	11,892	10,346	9,028
Provision for loan losses	65	301	348	325	335	237	179

Net interest income after provision for loan losses	9,100	9,052	12,200	11,886	11,557	10,109	8,849
Non-interest income:
Service charges and other income	3,007	1,789	2,603	1,685	1,482	1,535	1,243
Net (losses) gains on securities	(570)	189	158	(476)	36	75	1,204
Net gains (losses) on assets	—	122	93	9	—	115	(11)
Total non-interest expense	8,930	7,489	10,153	8,932	8,621	7,808	7,364

Income before income taxes	2,607	3,663	4,901	4,172	4,454	4,026	3,921
Income tax expense	1,004	1,087	1,443	1,197	1,234	1,104	1,363

Net income	$1,603	$2,576	$3,458	$2,975	$3,220	$2,922	$2,558

Per Share Data:
Basic earnings per share	$0.59	$1.00	$1.33	$1.16	$1.26	$1.16	$0.97
Diluted earnings per share	0.57	0.95	1.26	1.12	1.24	1.12	0.94
Dividends declared	0.225	0.211	0.286	0.273	0.250	0.209	0.155

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(1)	(1)
Selected Operating Ratios and Other Data(6):
Performance Ratios:(5)
Average yield on interest-earning assets	5.61%	6.58%	6.45%	7.60%	8.13%	7.67%	7.91%
Average rate paid on interest-bearing liabilities	2.71	3.46	3.36	4.34	4.55	4.25	4.43
Interest rate spread(6)	2.90	3.12	3.09	3.26	3.58	3.42	3.48
Net interest margin(7)	3.18	3.44	3.42	3.71	4.02	3.88	4.02
Ratio of average interest-bearing assets to average interest-bearing liabilities	111.59	109.00	110.81	111.58	110.54	111.92	113.86
Ratio of net interest income after provision for loan losses to non-interest expense	101.90	120.87	120.16	133.07	134.06	129.47	120.17
Non-interest expense as a percent of average assets	2.81	2.51	2.52	2.47	2.60	2.65	2.93
Return on average assets	0.51	0.87	0.86	0.82	0.97	0.99	1.02
Return on average equity	7.59	15.05	14.86	14.80	20.66	17.68	14.24
Ratio of average equity to average assets	6.81	6.37	5.78	5.56	4.71	5.60	6.75
Dividend payout ratio	37.60	21.19	21.40	23.52	19.84	18.08	15.46
Efficiency ratio(8)	65.16	65.51	65.28	62.27	61.88	62.83	67.54
Regulatory Capital Ratios:
Leverage capital ratio	8.5	7.6	8.1	8.3	8.4	7.0	6.5
Total risk-based capital ratio	13.0	11.3	11.9	11.7	11.7	10.3	10.5
Asset Quality Ratios:
Nonperforming loans as a percent of total loans(4)	1.30	1.19	0.87	0.84	0.49	0.64	0.31
Nonperforming assets as a percent of total assets(4)	0.87	0.78	0.59	0.56	0.32	0.41	0.23
Allowance for loan losses as a percent of total loans(9)	1.45	1.46	1.46	1.45	1.49	1.67	1.66
Allowance for loan losses as a percent of non-performing loans	111.90	123.11	166.46	172.17	300.88	262.73	533.10
Net loans charged-off as a percent of average interest-earning assets	—	—	0.04	0.01	0.04	0.03	0.05

(1)	The data presented at and for the nine months ended September 30, 2003 and 2002 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.
(2)	Loans are stated at their principal amounts outstanding, net of deferred loan fees and costs and excluding loans held for sale.
(3)	Deposits include mortgagor’s escrow accounts of approximately $1.6 million and $1.3 million at September 30, 2003 and 2002, respectively, and $2.5 million, $1.9 million, $1.6 million, $1.2 million and $1.0 million at December 31, 2002, 2001, 2000, 1999 and 1998, respectively.
(4)	Nonperforming loans include loans for which Alliance does not accrue interest (nonaccrual loans). Nonperforming assets consist of nonperforming loans and real estate owned, net.
(5)	Performance ratios are based on average daily balances during the periods indicated and are annualized where appropriate. Regulatory Capital Ratios and Asset Quality Ratios are end-of-period ratios, except that the Leverage Capital Ratio is based on quarterly average assets.
(6)	The interest rate spread represents the difference between the weighted average fully taxable equivalent yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(7)	The net interest margin represents fully taxable equivalent net interest income as a percentage of average interest-earning assets.
(8)	The efficiency ratio represents the ratio of non-interest expenses to the sum of fully taxable equivalent net interest income and non-interest income, net of security gains or losses and net asset gains or losses. The efficiency ratio for the nine months ended September 30, 2003 excludes merger-related expenses of $818,000. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, Alliance believes such information is useful to investors in evaluating Alliance’s operations.
(9)	The ratio of the allowance for loan losses to total regular loans (total loans less government guaranteed loans) was 1.56% and 1.62% at September 30, 2003 and 2002, respectively, and 1.60%, 1.64%, 1.65%, 1.82% and 1.89% at December 31, 2002, 2001, 2000, 1999 and 1998, respectively.

RECENT DEVELOPMENTS OF NEW HAVEN SAVINGS BANK

The following tables contain certain audited and unaudited information concerning the financial position and results of operations of New Haven Savings Bank at the dates and for the periods indicated. The balance sheet data as of March 31, 2003 is derived from New Haven Savings Bank’s audited consolidated financial statements. You should read this information in conjunction with the audited consolidated financial statements included in this document. In the opinion of management, the financial information set forth below reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for the periods included.

	At December 31,	At March 31,
	2003	2003
	(unaudited)
	(In thousands)
	(1)	(1)
Selected Financial Data:
Total assets	$2,536,730	$2,393,502
Loans(2)	1,307,458	1,177,858
Allowance for loan losses	17,669	18,932
Mortgage-backed securities:
Available for sale	846,031	767,855
Investment securities:
Available for sale	273,249	331,555
Held to maturity	350	350
Deposits	1,801,291	1,809,257
FHLB Advances and other borrowings	277,681	141,501
Total equity	406,001	396,150
Other real estate owned, net	23	66
Nonperforming loans(3)	5,489	3,922
Nonperforming assets(4)	5,512	3,988

	For the Nine Months Ended December 31,
	2003	2002
	(unaudited)	(unaudited)
	(In thousands)
	(1)	(1)
Selected Operating Data:
Interest and dividend income	$77,867	$90,111
Interest expense	22,259	31,479

Net interest income before provision for loan losses	55,608	58,632
Provision for loan losses(5)	—	—

Net interest income after provision for loan losses	55,608	58,632
Non-interest income:
Service charges and fees	9,003	7,292
Trust income	1,509	1,403
Rental income	2,340	2,020
Net loss on limited partnerships	(1,554)	(2,553)
Net gain on sale of investment securities	153	4,178
Impairment charge on investment securities(6)	—	(924)
Other	791	1,659
Conversion and merger related charges	4,022	—
Other non-interest expense	45,763	44,410

Income before provision for income taxes	18,065	27,297
Provision for income taxes	5,989	9,260

Net income	$12,076	$18,037

	At or For the Nine Months Ended December 31,
	2003	2002
	(unaudited)	(unaudited)
	(1)	(1)
Selected Operating Ratios and Other Data(7):
Performance Ratios:
Average yield on interest-earning assets	4.44%	5.38%
Average rate paid on interest-bearing liabilities	1.61	2.36
Interest rate spread(8)	2.83	3.02
Net interest margin(9)(10)	3.17	3.50
Ratio of interest-bearing assets to interest-bearing liabilities	126.84	125.63
Ratio of net interest income after provision for loan losses to non-interest expense	111.70	132.02
Non-interest expense as a percent of average assets	2.71	2.53
Return on average assets	0.66	1.03
Return on average equity	4.01	6.50
Ratio of average equity to average assets	16.40	15.84
Efficiency ratio(11)	63.74	63.02

Regulatory Capital Ratios:
Leverage capital ratio	16.10	16.05
Tier 1 capital to risk-weighted assets	26.95	26.64
Total risk-based capital ratio	28.15	27.89

Asset Quality Ratios:
Nonperforming loans as a percent of total loans(2)	0.42	0.39
Nonperforming assets as a percent of total assets(4)	0.22	0.19
Allowance for loan losses as a percent of total loans	1.35	1.64
Allowance for loan losses as a percent of non-performing loans	321.90	416.94
Net loans charged-off as a percent of average interest-earning assets	0.05	0.07

(1)	The data presented at and for the nine months ended December 31, 2003, and for the nine months ended December 31, 2002, were derived from unaudited condensed consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for the periods included.
(2)	Loans are stated at their principal amounts outstanding, net of deferred loan fees and costs.
(3)	Nonperforming loans include loans for which the Bank does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, and renegotiated loans due to a weakening in the financial condition of the borrower.
(4)	Nonperforming assets consist of nonperforming loans and other real estate owned.
(5)	No loan loss provision was necessary for the nine months ended December 31, 2003 and December 31, 2002 as asset quality indicators for the portfolio, as a whole, continued to improve.
(6)	Represents write down on equity investment securities with other than temporary impairment.
(7)	Performance ratios are based on average daily balances during the periods indicated and are annualized where appropriate. Regulatory Capital Ratios and Asset Quality Ratios are end-of-period ratios.
(8)	Interest rate spread represents the difference between the weighted average yield on average interest-bearing assets and the weighted average cost of average interest-bearing liabilities.
(9)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(10)	No tax equivalent adjustments were made due to the fact that ratio would not be materially different.
(11)	The efficiency ratio represents the ratio of non-interest expenses, net of OREO expenses, conversion and merger-related expenses and expenses related to the termination of certain benefit plans, to the sum of net interest income and non-interest income, net of security gains or losses. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, New Haven Savings Bank believes such information is useful to investors in evaluating New Haven Savings Bank’s operations.

Comparison of Financial Condition at December 31, 2003 and March 31, 2003

Total assets increased $143.2 million, or 6.0%, to $2.54 billion at December 31, 2003 as compared to $2.39 billion at March 31, 2003. This increase was primarily the result of an increase in the loan and investment portfolios, partially off-set by decreases in cash and cash equivalents.

Net loans increased $130.9 million, or 11.3%, to $1.29 billion at December 31, 2003 from $1.16 billion at March 31, 2003. This increase was primarily attributable to residential one-to four-family loans which increased $51.1 million, or 8.7%, and home equity and equity lines of credit that increased $75.7 million, or 46.7%, primarily due to continued demand for these products due to the continued low interest rate environment. The growth in net loans was funded by the increases in Federal Home Loan Bank borrowings and earnings.

Nonperforming assets which include non-accrual loans, renegotiated loans and other real estate owned, totaled $5.5 million at December 31, 2003 compared to $4.0 million at March 31, 2003, an increase of $1.5 million, or 38.2%. The increase was primarily due to a $2.8 million increase of non-accrual commercial loans that relates to three borrowers, partially offset by a $1.1 million decrease in residential one-to four-family non-accrual loans. Despite the increase, non-performing loans are at low levels compared to historic levels and are adequately reserved for in the allowance for loan losses.

The investment portfolio increased $19.9 million, or 1.8%, to $1.12 billion at December 31, 2003 compared to $1.10 billion at March 31, 2003 and was all in the available for sale category. Mortgage-backed securities increased $78.2 million, or 10.2%, to $846.0 million at December 31, 2003 from $767.9 million at March 31, 2003. Other investment securities decreased $58.3 million, or 17.6%, to $273.6 million at December 31, 2003 from $331.9 million at March 31, 2003. The decrease in other investments was due to the shifting of lower yield short-term securities into higher yielding three and five year reset adjustable rate mortgage-backed securities.

Cash and cash equivalents decreased $4.0 million, or 7.9% to $46.6 million at December 31, 2003 from $50.6 million at March 31, 2003. The decrease was primarily due to a decrease of $4.2 million in fed funds sold which were redeployed in higher yielding assets.

Deposits totaled $1.80 billion at December 31, 2003, representing a decrease of $8.0 million, or 0.4%, compared to $1.81 billion at March 31, 2003. The decrease in deposits reflects a decrease of $68.9 million, or 12.6%, in time deposits and $40.0 million, or 7.5%, in savings accounts. These decreases were partially offset by increases of $81.0 million, or 14.7%, in money market accounts, $19.4 million, or 11.8%, in demand deposit accounts and $729,000, or 6.1%, in NOW accounts. The net increase in core deposits (savings, money market, NOW and demand) is the result of the Bank’s continuing effort to grow these types of accounts, while the decrease in time deposits is the result of efforts to attract relationship banking while discouraging higher cost deposits from non-core deposit customers.

Advances from the Federal Home Loan Bank and other borrowings increased $136.2 million, or 96.2%, to $277.7 million at December 31, 2003 from $141.5 million at March 31, 2003 and were used primarily to fund purchases of adjustable rate mortgage-backed securities and to fund loan commitments.

Total equity increased $9.9 million, or 2.5%, to $406.0 million at December 31, 2003 from $396.2 million at March 31, 2003. This increase was due to net income of $12.1 million and a decrease of $2.2 million in accumulated other comprehensive income at December 31, 2003.

Comparison of Operating Results For The Nine Months Ended December 31, 2003 And December 31, 2002

Net Income. Net income decreased by $6.0 million, or 33.0%, to $12.1 million for the nine months ended December 31, 2003 from $18.0 million for the nine months ended December 31, 2002. This decline is primarily attributable to a decrease of $3.0 million in net interest income, a decrease of $833,000 in non-interest income and an increase of $5.4 million in non-interest expense which is partially offset by a decrease of $3.3 million in income taxes due to the lower income.

Net Interest Income. Net interest income for the nine months ended December 31, 2003 decreased by $3.0 million, or 5.2%, primarily due to lower yields on interest earning assets offset by lower costs of funds on interest-bearing liabilities due to a lower market interest rate environment.

Interest Income. Interest and dividend income for the nine months ended December 31, 2003 was $77.9 million, compared to $90.1 million for the nine months ended December 31, 2002, a decrease of $12.2 million, or 13.6%. Substantially all of the decrease in interest income resulted from a drop in the average yield on interest-earning assets of 94 basis points from 5.38% to 4.44% due primarily to a decline in market interest rates. The effect of the lower rate environment on interest and dividend income was partially offset by an increase in average interest-earning assets of $103.8 million, or 4.6%, from $2.23 billion on December 31, 2002 to $2.33 billion at December 31, 2003. The increase in the average balance primarily occurred in mortgage-backed securities of $132.2 million, or 19.4%, and home equity loans and home equity lines of credit of $64.4 million, or 48.2%. Under the current rate environment, mortgage-backed securities offered more favorable yields for comparable risk. Home equity loans and lines of credit have increased due to continued sales efforts and new products with market leading pricing and features.

Interest Expense. Interest expense for the nine months ended December 31, 2003 was $22.3 million compared to $31.5 million for the nine months ended December 31, 2002, a decrease of $9.2 million, or 29.3%. This decrease resulted from a 75 basis point decrease in the rate paid on interest-bearing liabilities to 1.61% from 2.36% due to a decline in market interest rates, partially offset by an increase in the average balance of interest-bearing liabilities of $65.0 million to $1.84 billion from $1.78 billion and an increase in Federal Home Loan Bank advances used to fund purchases of mortgage-backed securities and to match fund certain fixed rate loans.

Provision for Loan Losses. New Haven Savings Bank did not record a provision for loan losses for the nine months ended December 31, 2003 and 2002. This reflects management’s assessment of exposure to losses that are inherent in the loan portfolio, as well as current economic conditions. At December 31, 2003, the allowance for loan losses was $17.7 million, which represented 321.9% of non-performing loans and 1.4% of total loans. This compared to the allowance for loan losses of $19.3 million at December 31, 2002 representing 416.9% of non-performing loans and 1.6% of total loans.

Non-interest Income. Non-interest income decreased $833,000, or 6.4%, to $12.2 million for the nine months ended December 31, 2003 compared to $13.1 million for the nine months ended December 31, 2002. This decrease was due primarily to decreases in the net gain on sale of investment securities of $4.0 million and other income of $868,000, partially offset by increases in service charges and fees of $1.7 million and decreases in the loss on limited partnerships of $1.0 million and in impairment charges on investment securities of $924,000.

Net gains on investment securities decreased primarily because the Bank restructured its investment portfolio during the prior year that resulted in the recording of securities gains. Other income declined mainly due to a decrease in net gains on the sale of loans of $695,000.

Services charges and fees increased $1.7 million primarily due to a reduction in mortgage servicing rights valuation reserve of $798,000; conventional real estate loan fees (primarily prepayment fees) of $803,000 and depositor service charges of $657,000, primarily due to implementation of revenue enhancement initiatives and the continuing expansion of the VISA Check Card Base, partially offset by a decrease of $615,000 in investment and insurance fees.

The loss on limited partnerships decreased $1.0 million to $1.6 million for the nine months ended December 31, 2003 from $2.6 million for the nine months ending December 31, 2002. The decrease in limited partnership losses was due to fewer write downs in the current period that were required to reflect the fair value of the partnerships.

There was no impairment charge recorded in the investment portfolio for the nine months ended December 31, 2003 compared to $924,000 for the same period in 2002. On a monthly basis, New Haven Savings Bank reviews available for sale investment securities with unrealized depreciation to assess whether the decline in fair value is temporary or other than temporary and whether the decline is likely to reverse and, if so, whether that reversal is likely to result in the recovery of the fair value in the near term. In accordance with this policy, for the nine months ended December 31, 2002, New Haven Savings Bank recorded other than temporary charges of $924,000. The charges were calculated using the closing price of the securities as of the respective impairment date. All of the securities impaired were publicly traded mutual funds, which are no longer held in portfolio.

Non-interest Expense. Non-interest expense increased by $5.4 million, or 12.1%, for the nine months ending December 31, 2003 due primarily to an increase in conversion and merger related charges and salaries and employee benefits, partially offset by a decrease in advertising, public relations and sponsorships and other expenses.

Conversion and merger related charges were $4.0 million for the nine months ended December 31, 2003 compared to zero in the prior year and are primarily made up of legal and consulting expenses incurred as New Haven Savings Bank prepares to convert from mutual to the stock form of ownership and acquire Connecticut Bancshares and Alliance.

Salaries and employee benefits increased $3.2 million, or 13.1%, from $24.5 million for the nine months ending December 31, 2002 to $27.7 million for the nine months ending December 31, 2003 due primarily to increased pension and medical costs, and additional salaries incurred for increased staffing levels as New Haven Savings Bank prepares to convert from a mutual savings bank to a stock savings bank and to normal salary increases.

Advertising, public relations and sponsorships decreased $1.1 million, or 41.0%, from $2.6 million for the nine months ending December 31, 2002 to $1.5 million for the nine months ending December 31, 2003. The decrease was primarily attributable to a decrease in advertising due to fewer advertising campaigns conducted during the period.

Other expenses decreased $971,000, or 23.3%, to $3.2 million for the nine months ending December 31, 2003 from $4.2 million for the nine months ending December 31, 2002. This decrease is due to a $725,000 write-down of an other real estate owned property recorded in the previous year and a net decrease in other OREO and foreclosed expenses during the nine months ended December 31, 2003.

Income Tax Expense. Income tax expense was $6.0 million for the nine months ending December 31, 2003, a decrease of $3.3 million, or 35.3%, compared to $9.3 million for the nine months ending December 31, 2002. The effective tax rate was 33.2% in 2003 compared to 33.9% in 2002. The decrease in tax expense was due to a decrease in taxable income.

RECENT DEVELOPMENTS OF CONNECTICUT BANCSHARES

The following tables contain certain information concerning the financial position and results of operations of Connecticut Bancshares at and for the years ended December 31, 2003 and 2002. You should read this information in conjunction with the audited consolidated financial statements of Connecticut Bancshares included in this document. The statement of operations and balance sheet data as of and for the year ended December 31, 2003 is unaudited. The statement of operations and balance sheet data as of and for the year ended December 31, 2002 is derived from Connecticut Bancshares’ audited consolidated financial statements. In the opinion of management, the financial information at December 31, 2003 and for the year then ended reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such period.

	At December 31,
	2003	2002
	(unaudited)
	(1)
	(In thousands)
Selected Financial Data:
Total assets	$2,587,806	$2,547,542
Loans(2)	1,687,271	1,556,739
Allowance for loan losses	16,543	16,172
Mortgage-backed securities:
Available for sale	425,979	460,837
Other investment securities:
Available for sale(3)	298,590	380,785
Deposits	1,606,292	1,595,979
Short-term borrowed funds and advances from Federal Home Loan Bank	666,384	654,942
Stockholders’ equity	263,833	251,560
Other real estate owned, net	112	—
Nonperforming loans(4)(5)	6,433	2,894
Nonperforming assets(4)(6)	6,545	2,894

	For the Years Ended December 31,
	2003	2002
	(unaudited)
	(1)
	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$128,810	$140,566
Interest expense	48,108	59,908

Net interest income before provision for loan losses	80,702	80,658
Provision for loan losses	1,275	1,500

Net interest income after provision for loan losses	79,427	79,158
Non-interest income:
Service charges and fees	15,422	12,902
Increase in cash surrender value of life insurance	2,347	2,407
Other than temporary impairment of investment securities	(359)	(1,493)
Gain on sales of securities, net(3)	5,666	2,703
Other	2,226	2,507
Merger charges	4,111	—
Other non-interest expense	58,720	59,609

Income before provision for income taxes	41,898	38,575
Provision for income taxes	14,468	12,626

Net income	$27,430	$25,949

Per Share Data:
Basic earnings per share	$2.76	$2.57
Diluted earnings per share	2.54	2.40
Dividends declared per share	0.72	0.43
Dividends paid per share	0.72	0.56

	At or For the Years Ended December 31,
	2003	2002
	(unaudited) (1)	(unaudited) (1)
Selected Operating Ratios and Other Data(7):
Performance Ratios:
Average yield on interest-earning assets	5.35%	6.05%
Average rate paid on interest-bearing liabilities	2.24	2.88
Interest rate spread(8)	3.11	3.17
Net interest margin(9)(10)	3.36	3.49
Ratio of interest-earning assets to interest-bearing liabilities	112.85	112.28
Ratio of net interest income after provision for loan losses to non-interest expense	126.41	132.80
Non-interest expense as a percent of average assets	2.45	2.41
Return on average assets	1.07	1.05
Return on average equity	10.72	10.43
Ratio of average equity to average assets	9.99	10.06
Dividend payout ratio	27.00	17.28
Efficiency ratio(11)	58.96	60.03

Regulatory Capital Ratios:
Leverage capital ratio	7.19	7.57
Total risk-based capital ratio	12.04	12.78

Asset Quality Ratios:
Nonperforming loans as a percentage of total loans(5)	0.38	0.19
Nonperforming assets as a percentage of total assets(6)	0.25	0.11
Allowance for loan losses as a percentage of total loans	0.98	1.04
Allowance for loan losses as a percentage of non-performing loans	257.16	558.81
Net loans charged-off as a percentage of average interest-earning assets	0.05	0.04

(1)	The data presented at and for the year ended December 31, 2003 was derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such period.
(2)	Loans are stated at their principal amounts outstanding, net of deferred loan fees.
(3)	During 2003, Connecticut Bancshares sold substantially all of its common stock portfolio.
(4)	In December 2003, a $4.3 million commercial loan relationship was placed on nonaccrual status. A forebearance agreement has been executed which requires scheduled loan paydowns through June 2004. In January 2004, two commercial real estate loans totaling $1.6 million were placed on nonaccrual status. One loan for $807,000 was reported as 60 days past due at December 31, 2003. The second loan for $778,000 was reported as 90 days past due and still accruing at December 31, 2003 and therefore is included in December 31, 2003 nonperforming loans. The estimated collateral value of all such loans exceeds the outstanding principal balance of the loans.
(5)	Nonperforming loans include loans for which Connecticut Bancshares does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest and renegotiated loans due to a weakening in the financial condition of the borrower.
(6)	Nonperforming assets consist of nonperforming loans and other real estate owned.
(7)	Performance ratios are based on average daily balances during the periods indicated. Regulatory Capital Ratios and Asset Quality Ratios are end-of-period ratios.
(8)	Interest rate spread represents the difference between the weighted average yield on average interest-bearing assets and the weighted average cost of average interest-bearing liabilities.
(9)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(10)	Fully taxable-equivalent yields are calculated assuming a 35% federal income tax rate.
(11)	The efficiency ratio represents the ratio of non-interest expenses, net of OREO expenses, to the sum of net interest income and non-interest income, net of security gains and other than temporary impairment of investment securities. The efficiency ratio for the year ended December 31, 2003 excludes merger related expenses of $4.1 million. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, Connecticut Bancshares believes such information is useful to investors in evaluating Connecticut Bancshares’ operations.

Comparison of Financial Condition at December 31, 2003 and 2002

Total assets increased $40.3 million, or 1.6%, to $2.59 billion at December 31, 2003 as compared to $2.55 billion at December 31, 2002. The increase was primarily due to a $130.2 million increase in net loans and a $23.8 million increase in cash and cash equivalents partially offset by a $117.1 million decrease in securities. The increase in loans was primarily due to real estate loans, as one- to four-family mortgages increased $73.8 million and construction, commercial and multi-family mortgages increased $38.3 million. The increase in cash and cash equivalents was primarily due to an increase in deposits in late December 2003. The decrease in securities was mainly due to management’s strategy of funding loan growth through proceeds from payoffs and sales of securities rather than through additional FHLB advances. The growth in assets was primarily funded by an increase in deposits of $10.3 million and an increase in advances from FHLB of $9.4 million. Stockholders’ equity increased $12.3 million, primarily due to net income for the period and the exercise of stock options inclusive of tax benefits, partially offset by the purchase of treasury stock, the declaration of dividends and a reduction in accumulated other comprehensive income.

Deposits totaled $1.61 billion at December 31, 2003, an increase of $10.3 million, or 0.6%, compared to $1.60 billion at December 31, 2002. The deposit growth reflects an increase in nonmaturity deposits partially offset by a decrease in certificates of deposit. Nonmaturity deposits (savings, money market, NOW and demand deposit accounts) increased $70.2 million, while certificates of deposits decreased $59.9 million. The Bank shifted its marketing focus starting in 2002 to obtain nonmaturity deposit accounts to take advantage of their lower cost of funds when compared to certificates of deposits. In addition, the Bank continues to market a short-term commercial transactional repurchase agreement (“repo”) account to commercial businesses. These repo accounts increased $2.0 million, or 1.7%, during 2003. Advances from Federal Home Loan Bank increased $9.4 million, or 1.8%, from $533.9 million in 2002, to $543.3 million at December 31, 2003. These funds were primarily used to fund real estate loan growth.

Nonperforming assets totaled $6.5 million at December 31, 2003 compared to $2.9 million at December 31, 2002, representing a increase of $3.6 million, or 124.1%. Nonperforming commercial business loans increased $3.9 million, due to four loans totaling $4.3 million to one borrower that were placed on nonaccrual status during December 2003. A forbearance agreement has been executed which requires scheduled loan paydowns through June 2004. In January 2004, two commercial real estate loans totaling $1.6 million were placed on nonaccrual status. One loan for $807,000 was reported as 60 days past due at December 31, 2003. The second loan for $778,000 was reported as 90 days past due and still accruing at December 31, 2003 and therefore is included in December 31, 2003 nonperforming loans. No specific allocations have been made to the allowance for loan losses for these loans as the estimated collateral value of all such loans exceeds the principal balance of the loans. Nonperforming loans as a percentage of gross loans increased to 0.38% at December 31, 2003 from 0.19% at December 31, 2002. Nonperforming assets as a percentage of total assets increased to 0.25% at December 31, 2003 from 0.11% at December 31, 2002. Other real estate owned increased $112,000, or 100.0%, to $112,000 as the Bank owns one residential foreclosed property as of December 31, 2003.

Total capital increased $12.3 million, or 4.8%, to $263.8 million at December 31, 2003 compared to $251.6 million at December 31, 2002. The increase was primarily due to net income for the period and the exercise of stock options inclusive of tax benefits, partially offset by the purchase of treasury stock, the declaration of dividends and a reduction in accumulated other comprehensive income.

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

Net Income. Net income for the year ended December 31, 2003 was $27.4 million compared to net income of $25.9 million for the prior year, an increase of $1.5 million, or 5.80%. Earnings per diluted share for the year ended December 31, 2003 were $2.54 based on 10.8 million weighted average shares outstanding, compared to earnings per diluted share for the prior year of $2.40 based on 10.8 million weighted average shares outstanding. During the year ended December 31, 2003, the Company recorded $5.7 million of net gains from securities transactions and a charge of $359,000 for other than temporary impairment of investment securities. During the year ended December 31, 2002, the Company recorded $2.7 million of net gains from securities transactions and a charge of $1.5 million for other than temporary impairment of investment securities. The Company also incurred $4.1 million of expenses related to the merger with New Haven Savings Bank during 2003.

Net Interest Income. Net interest income increased $44,000, or 0.1%, to $80.70 million for 2003 from $80.66 million for 2002. The increase was primarily due to a lower cost of funds on interest-bearing liabilities and a higher volume of loans partially offset by lower yields on loans and investments.

Interest and dividend income decreased $11.8 million, or 8.4%, to $128.8 million for 2003 from $140.6 million for 2002. The average yield on interest earning assets decreased 70 basis points from 6.1% in 2002 to 5.4% in 2003, primarily due to a decrease in market interest rates. Interest income on loans decreased $3.4 million, or 3.34%, to $97.6 million for 2003 compared to $101.0 million for 2002. The decrease was primarily due to a 79 basis point decrease in the average yield on loans primarily due to a lower interest rate environment, partially offset by a $146.0 million increase in the average balance of loans outstanding. The increase in the average balance of loans was primarily in residential and commercial real estate loans. Interest and dividend income from investment securities and other interest-bearing assets decreased $8.4 million, or 21.2%, to $31.2 million for 2003 compared to $39.6 million for 2002. The decrease in interest and dividend income from investment securities and other interest-bearing assets was due to a decrease in investment securities yields and average balances. Investment and other interest-bearing asset yields decreased 70 basis points in 2003 as compared to 2002 due to a decrease in market interest rates. Average balances of investment securities and other interest-bearing assets decreased $65.3 million, or 7.8%, to $765.9 million for the year ended December 31, 2003. The decrease in securities was mainly due to management’s strategy of funding loan growth through proceeds from payoffs and sales of securities rather than through additional FHLB advances.

Interest expense decreased $11.8 million, or 19.7%, to $48.1 million for 2003 from $59.9 million for 2002. Interest expense on deposits and escrow decreased $11.5 million primarily due to lower rates of 75 basis points and lower average balances of $17.1 million. The lower average balances were primarily due to the maturity of certificates of deposit, and the lower rates were due to a decrease in market interest rates. Interest expense on short-term borrowed funds represented by commercial transactional repurchase agreements decreased primarily due to lower rates of 75 basis points. Interest expense on FHLB advances increased $520,000 primarily due to higher average balances of $75.2 million, partially offset by lower rates of 57 basis points. The average cost of funds for the Company decreased 64 basis points from 2.88% in 2002 to 2.24% in 2003, mainly due to lower market interest rates.

Provision for Loan Losses. The provision for loan losses was $1.3 million for 2003 compared to $1.5 million for 2002. The allowance for loan losses was 0.98% of total loans and 257.16% of nonperforming loans at December 31, 2003 compared to 1.04% and 558.81%, respectively, at December 31, 2002. The decrease in provision is due to an improved economic outlook during 2003 and entering into 2004. The reduction in the allowance for loan losses to nonperforming loans ratio was due to the placement on nonaccrual status of four loans to one borrower in December 2003. A forbearance agreement has been executed which requires scheduled loan paydowns through June 2004. No specific allocations have been made to the allowance for loan losses for these loans as the estimated collateral value exceeds the principal balance of the loans.

Noninterest Income. Noninterest income increased $6.3 million or 33.2% to $25.3 million for 2003 as compared to $19.0 million for 2002. The increase in noninterest income was primarily due to increases in gains from sales of securities and service charges and fees. Gains on sales of securities increased $3.0 million from the prior year. During the third quarter of 2003, the Company substantially liquidated its marketable equity securities portfolio. Service charges and fees increased $2.5 million as compared to the prior year primarily due to increases in checking account, merchant services and commercial real estate loan prepayment fees. Checking account fees increased $1.7 million primarily due to increases in uncollected and nonsufficient funds fees. Merchant services fees increased $513,000 as the Bank continues to grow its merchant portfolio. Commercial mortgage real estate loan prepayment fees increased $349,000 as commercial mortgage borrowers refinanced into lower interest rate loans.

Noninterest Expense. Noninterest expense increased $3.2 million, or 5.4%, to $62.8 million for 2003 from $59.6 million for 2002. The increase in noninterest expense for 2003 was primarily due to merger-related expenses and higher salaries and employee benefits partially offset by lower amortization of other intangible assets, fees and services, marketing and furniture and equipment expenses.

The Company incurred $4.1 million in expenses related to the pending merger with New Haven Savings Bank during 2003. These expenses included $2.0 million in legal costs, a $1.4 million charge related to the acceleration of restricted stock to certain officers and approximately $700,000 in investment banking, accounting and other merger-related fees. Salaries increased $236,000, or 1.2%, mainly due to employee salary and bonus increases partially offset by higher deferral of costs related to the origination of residential real estate loans. Employee benefits increased $3.7 million, or 32.2%, from $11.5 million for the year ended December 31, 2002 to $15.2 million for the year ended December 31, 2003. The increase was due to an increase in pension expense of $1.2 million, increased restricted stock expense of $981,000, increased ESOP expense of $747,000 due to a higher average stock price and an increase in cost of nonqualified benefit plans of $474,000.

Amortization of other intangible assets decreased $2.4 million, or 61.5%, during 2003. In conjunction with the 2001 acquisition of First Federal, the Bank recorded an intangible asset for noncompete agreements with former First Federal executives. The agreements were amortized over their twelve-month term through the third quarter of 2002. The reduction in amortization is solely due to the full amortization of the noncompete agreements. Fees and services decreased $925,000 from $7.2 million for 2002 to $6.3 million for 2003. The decrease in fees and services was primarily due to a decrease in information technology and investment consulting. Marketing expenses decreased $561,000 as the bank reduced its image advertising. Furniture and equipment expenses decreased primarily to lower depreciation as certain assets became fully depreciated in late 2002.

Provision for Income Taxes. The provision for income taxes increased $1.9 million, or 15.1%, to $14.5 million for 2003 from $12.6 million for 2002. The effective tax rates were 34.5% for 2003 and 32.7% for 2002. The Bank increased its provision for income taxes in the fourth quarter of 2003 due to the nondeductibility of certain expenses.

RECENT DEVELOPMENTS OF ALLIANCE

The following tables contain certain information concerning the financial position and results of operations of Alliance at and for years ended December 31, 2003 and 2002. You should read this information in conjunction with the audited consolidated financial statements of Alliance included in this document. The statement of operations and balance sheet data as of and for the year ended December 31, 2003 are unaudited. The statement of operations and balance sheet data as of and for the year ended December 31, 2002 are derived from Alliance’s audited consolidated financial statements. In the opinion of management, the financial information as of and for the year ended December 31, 2003 reflects all adjustments (consisting only of normal recurring accruals) which are necessary to present fairly the results for such period.

	At December 31,
	2003	2002
	(unaudited) (1)
	(In thousands, except per share data)
Selected Financial Data:
Total assets	$438,443	$414,514
Loans(2)	276,352	278,262
Allowance for loan losses	4,175	4,050
Mortgage-backed securities:
Available for sale	30,979	13,775
Held to maturity	—	1,109
Investment securities:
Available for sale	78,396	74,037
Held to maturity	—	4,263
Deposits(3)	338,965	330,832
FHLB advances and other borrowings	58,052	54,510
Shareholders’ equity	32,841	25,550
Real estate owned, net	—	—
Nonperforming loans(4)	6,571	2,433
Nonperforming assets(4)	6,571	2,433

	For the Years Ended December 31,
	2003	2002
	(unaudited)
	(1)
Selected Operating Data:
Interest and dividend income	$21,518	$24,007
Interest expense	9,361	11,459

Net interest income before provision for loan losses	12,157	12,548
Provision for loan losses	103	348

Net interest income after provision for loan losses	12,054	12,200
Non-interest income:
Service charges and other income	3,779	2,603
Net (losses) gains on securities	(659)	158
Net gains on assets	—	93
Merger charges	1,542	—
Other non-interest expense	10,970	10,153

Income before income taxes	2,662	4,901
Income tax expense(5)	1,194	1,443

Net income	$1,468	$3,458

Per Share Data:
Basic earnings per share	$0.54	$1.33
Diluted earnings per share	0.51	1.26
Dividends declared	0.30	0.286

	At or for the Year Ended December 31,
	2003	2002
	(unaudited)	(unaudited)
Selected Operating Ratios and Other Data(6):	(1)	(1)
Performance Ratios:(6)
Average yield on interest-earning assets	5.53%	6.45%
Average rate paid on interest-bearing liabilities	2.64	3.36
Interest rate spread(7)	2.89	3.09
Net interest margin(8)	3.17	3.42
Ratio of average interest-earning assets to average interest-bearing liabilities	111.56	110.81
Ratio of net interest income after provision for loan losses to non-interest expense	96.34	120.16
Non-interest expense as a percent of average assets	2.96	2.52
Return on average assets	0.35	0.86
Return on average equity	5.09	14.86
Ratio of average equity to average assets	6.81	5.78
Dividend payout ratio	54.83	21.40
Efficiency ratio(9)	67.35	65.28
Regulatory Capital Ratios:(10)
Leverage capital ratio	9.1	8.1
Total risk-based capital ratio	14.1	11.9
Asset Quality Ratios:
Nonperforming loans as a percent of total loans(4)	2.38	0.87
Nonperforming assets as a percent of total assets(4)	1.50	0.59
Allowance for loan losses as a percent of total loans(11)	1.51	1.46
Allowance for loan losses as a percent of non-performing loans	63.54	166.46
Net loans charged-off as a percent of average interest-earning assets	(0.01)	—

(1)	The data presented at and for the year ended December 31, 2003 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such period.
(2)	Loans are stated at their principal amounts outstanding, net of deferred loan fees and costs and excluding loans held for sale.
(3)	Deposits include mortgagor’s escrow accounts of approximately $2.8 million and $2.5 million at December 31, 2003 and 2002, respectively.
(4)	Nonperforming loans include loans for which Alliance does not accrue interest (nonaccrual loans). Nonperforming assets consist of nonperforming loans and real estate owned, net (if any).
(5)	Certain merger related expenses are non-deductible in the calculation of income tax expense.
(6)	Performance ratios are based on average daily balances during the periods indicated. Regulatory Capital Ratios and Asset Quality Ratios are end-of-period ratios, except for the net loans charged-off ratio and for the Leverage Capital Ratio which is based on quarterly average assets.
(7)	The interest rate spread represents the difference between the weighted average fully taxable equivalent yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(8)	The net interest margin represents fully taxable equivalent net interest income as a percentage of average interest-earning assets.
(9)	The efficiency ratio represents the ratio of non-interest expenses to the sum of fully taxable equivalent net interest income and non-interest income, net of security gains or losses and net asset gains or losses. The efficiency ratio also excludes merger related expenses. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, Alliance believes such information is useful to investors in evaluating Alliance’s operations.
(10)	Regulatory capital ratios at December 31, 2003 are estimated.
(11)	The ratio of the allowance for loan losses to total regular loans (total loans less government guaranteed loans) was 1.61% and 1.60% at December 31, 2003 and December 31, 2002, respectively.

Comparison of Financial Condition at December 31, 2003 and 2002

Total assets increased by $23.9 million (5.8%) to $438.4 million at December 31, 2003, versus $414.5 million at December 31, 2002. Growth was primarily funded by deposits in the new Enfield office opened in November 2003 and proceeds were primarily held in short-term investments, which increased to $21.0 million at year-end; these holdings are expected to be reinvested primarily in higher yielding investment securities in 2004. Total regular loans (excluding government guaranteed loans) increased by 2.7% to $259.4 million, from $252.5 million at the end of the 2002 fiscal year. Total deposits increased by $8.1 million (2.5%) to $339.0 million at December 31, 2003, versus $330.8 million at the end of the 2002 fiscal year. Deposit growth included $18.6 million in balances opened in the new Enfield office.

Total investment securities increased to $109.4 million at December 31, 2003 versus $93.2 million at December 31, 2002. Securities purchases were concentrated in U.S. government agency and adjustable mortgage backed securities with three year interest rate maturities. During the first quarter of 2003, Alliance eliminated the held to maturity classification of investment securities, which had decreased to a balance of $5.4 million at year-end 2002. These securities were transferred to the available for sale category, where all security purchases will be recorded for the foreseeable future. Loans held for sale decreased to $1.4 million at December 31, 2003 versus $11.9 million at December 31, 2002 due to the decrease in mortgage demand near the end of 2003. Government guaranteed loans decreased to $16.9 million at December 31, 2003 versus $25.8 million at December 31, 2002 due to prepayments.

The loan loss allowance increased by $125,000 (3.1%) to $4.2 million at December 31, 2003, versus $4.1 million at the end of the 2002 fiscal year. Net loan recoveries of $22,000 were recorded in the year 2003, compared to net recoveries of $2,000 in the prior year. The allowance measured 1.61% of total regular loans at December 31, 2003, compared to 1.60% at the previous year-end. Nonperforming assets totaled $6.6 million (1.50% of total assets) at year-end, up from $2.4 million (0.59% of total assets) one year ago. This increase was primarily due to two commercial loan relationships which became impaired in 2003. These loans were on a non-accrual status as of December 31, 2003 and were being actively managed for collections. The most recent loan payments received on these relationships were in December, 2003 and August, 2003. The allowance for losses on impaired loans, which is included in the overall allowance for loan losses, totaled $407,000 at December 31, 2003 versus $127,000 at December 31, 2002. There were no foreclosed assets in 2003 or 2002.

Shareholders’ equity totaled $32.8 million at December 31, 2003 versus $25.6 million at the end of the 2002 fiscal year. Shareholders’ equity measured 7.5% of total assets, up from 6.2% at year-end 2002. Alliance’s capital remained in excess of all regulatory requirements and continued to exceed the requirement for the highest regulatory capital category of “Well Capitalized”. Shareholders’ equity increased principally due to an improvement of $3.8 million in net unrealized gains and losses on investment securities, $2.8 million in additional paid-in capital recorded for stock option exercises and related tax benefits, and net income of $1.5 million for 2003, partially offset by dividends of $805,000.

Comparison of Operating Results For The Twelve Months Ended December 31, 2003 and 2002

For the year ending December 31, 2003, Alliance reported net income of $1.5 million ($0.51 per diluted share) compared to net income of $3.5 million ($1.26 per diluted share) for the year 2002. For the year 2003, Alliance recorded $1.5 million in expenses related to the pending merger. Alliance also announced a quarterly dividend of 7.5 cents per share, payable on February 24, 2004 to shareholders of record at the close of February 10, 2004. Results in 2003 were adversely affected by the charges related to the merger, as well as by a tighter net interest margin resulting from continuing low interest rates. Alliance increased its regular loan and investment portfolios in order to help offset the impact of tighter margins.

Net interest income decreased to $12.2 million in 2003 versus $12.5 million in 2002. This was caused by a decline in the net interest margin to 3.17% in 2003, compared to 3.42% in 2002, due to lower interest rates. The decrease also reflected a shift in the asset mix to instruments with lower margins, reflecting shorter lives and less credit risk. The provision for loan losses totaled $103,000 in 2003 and $348,000 in 2002, primarily reflecting portfolio growth in both years and impairment provisions.

Non-interest income was $3.1 million in 2003 versus $2.9 million in 2002. Service charges and other income totaled $3.8 million in 2003 versus $2.6 million in 2002, reflecting higher secondary market income which totaled $1.3 million in 2003 versus $310,000 in 2002. Secondary market income in 2003 benefited from the record refinancing demand in response to low interest rates during the first half of the year. Service charges and other income also benefited from a $161,000 increase in prepayment fees due to higher commercial loan refinancings in 2003. Net losses on securities and assets totaled $659,000 in 2003 versus net gains of $251,000 in 2002. Gross securities gains totaled $1.8 million in 2003 and gross securities losses totaled $2.4 million. Securities gains were generally related to the sale of corporate bonds viewed as fully valued. The losses included $2.0 million in writedowns of corporate securities which were deemed to be impaired on an other-than-temporary basis and $370,000 in realized losses on the sale of two utility common stocks to reduce exposure in this sector.

Non-interest expense was $12.5 million in 2003 versus $10.2 million in 2002. Total merger related expenses were $1.5 million in 2003, consisting principally of legal and investment banking services. There were no merger related expenses in 2002. All other expenses increased by $817,000, principally due to a $789,000 increase in compensation and benefits expense. This increase included a $469,000 increase in incentive related compensation and temporary help due primarily to higher business volumes. Compensation and benefits expense also included a $216,000 increase in pension expense and payroll taxes. Due primarily to the non-deductibility of certain merger related expenses, the effective income tax rate also increased to 44.9% in 2003 from 29.5% in 2002.

RISK FACTORS

You should consider the following risk factors in evaluating an investment in the common stock.

There Is No Certainty That We Will Successfully Integrate The Connecticut Bancshares And Alliance Franchises Into Our Current Business

Our future operating performance will depend, in large part, on the success of the two acquisitions. The success of the acquisitions depends on a number of factors, including our ability to:

•	Integrate the operations and branches of Connecticut Bancshares and Alliance;

•	Retain the deposits and customers of Connecticut Bancshares and Alliance;

•	Control future non-interest expenses in a manner that enables us to improve our overall operating efficiencies; and

•	Retain and integrate key personnel of Connecticut Bancshares and Alliance into our operations.

Our management team includes officers with mergers and acquisitions experience at other institutions. However, New Haven Savings Bank has not made any prior acquisitions of this scale. Much of our senior management has been with us for less than two years. The integration of Connecticut Bancshares and Alliance following the acquisitions will require dedication of the time and resources of our management, and may temporarily distract management’s attention from our day-to-day business. No assurance can be given that we will successfully integrate the operations into our own, or that we will achieve anticipated benefits of the acquisitions or achieve earnings results in the future similar to those that Connecticut Bancshares, Alliance and we have achieved in the past.

We Will Be Expanding Into A New Geographic Market In Which Our Current Senior Management Has No Experience

The vast majority of our current deposits and loans are derived from and made to customers who live and work in Connecticut’s New Haven and Middlesex Counties. The market areas represented by Connecticut Bancshares and Alliance are areas in which we do not currently conduct significant lending or deposit activity. We must effectively integrate the new markets to retain and expand the business currently conducted by Connecticut Bancshares and Alliance. Our senior management team includes a number of new officers with substantial experience, but not in the Connecticut marketplace. Our ability to compete effectively in the new markets will be dependent on our ability to identify and retain certain employees from Connecticut Bancshares and Alliance who know their markets better than we do.

We Will Have Significant Acquisition Related Intangible Assets Which We May Need To Write Off (Expense) In The Future

If the acquisition of Connecticut Bancshares and Alliance had occurred on September 30, 2003, we would have had $497.7 million of acquisition-related intangible assets. See “PRO FORMA DATA” on page 52. Of this amount, $425.9 million would represent goodwill, $9.3 million would be the capitalized value of non-compete agreements and $62.4 million would be the core deposit intangible asset. Under current accounting rules we are not required to amortize goodwill but we will have to evaluate it for impairment periodically. If deemed impaired at any point in the future, we will have to record an impairment charge through our statement of income representing all or a portion of recorded goodwill. The capitalized value of non-compete agreements and core deposit intangible asset will be amortized over their estimated lives and are also subject to periodic impairment reviews. If these assets are deemed impaired, a charge to the statement of income will also have to be recorded.

Estimated amounts of goodwill can be significantly impacted by changes in interest rates between September 30, 2003 and the closing date of the offering and the acquisitions. Purchase accounting adjustments to record the fair value of investments, loans, deposits and borrowings that impact goodwill, can be subject to significant change depending on the movement of interest rates.

We Have Experienced Declining Earnings, And There Can Be No Assurance That Our Earnings Will Increase

Our net income peaked at $32.7 million for the year ended March 31, 2000. Our net income was lower in 2001, 2002, 2003 and, on an annualized basis, through the six months ended September 30, 2003. Net income was $23.9 million for the year ended March 31, 2003 and $8.9 million for the six months ended September 30, 2003. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Market Area” on page 89, and “BUSINESS OF NEW HAVEN SAVINGS BANK—Competition” on page 90. Net income declined because falling interest rates have led to reductions in net interest margin. Falling rates caused rapid prepayment of loans and securities, which reduced our yield on earning assets. Further, our gross loan portfolio has decreased. Lower yielding investments and loans replaced the assets that prepaid. Although the cost of funding earning assets has declined, the low level of interest rates has limited the ability of New Haven Savings Bank to reduce its deposit rates to completely offset the declines in asset yields. Also, operating expenses have increased as New Haven Savings Bank has incurred expenses to support the growth anticipated in connection with the acquisitions and conversion.

The Recent Local Controversy Regarding Our Conversion May Negatively Affect Operations and Financial Performance.

New Haven Savings Bank’s plans to convert to a public company and acquire Connecticut Bancshares and Alliance have raised concerns in our local market primarily emanating from the City of New Haven. The adverse publicity that has accompanied very public criticisms has resulted in the loss of some customer accounts and threats of additional withdrawals. As a result of concerns raised by the City of New Haven and others, New Haven Savings Bank agreed to increase from $30.0 million to $40.0 million the contribution it will make in shares of NewAlliance Bancshares common stock to NewAlliance Foundation and committed that the NewAlliance Foundation will make $25 million in contributions over time to a new, independent community charitable foundation focused on community development activities in and around New Haven. See “THE CONVERSION AND THE OFFERING—Establishment Of The NewAlliance Foundation” and “—Other Community Initiatives” on pages 251 and 253, respectively. The new community charitable foundation will be governed by a cross-section of government, community and NewAlliance Bancshares representatives. NewAlliance Bancshares also committed to directing $6 million of its previously announced $27.5 million “NewAlliance for Neighborhoods” program to low and moderate income borrowers and developers at the below market interest rate of 2%. While public officials have publicly expressed support for the new commitments and have endorsed the proposed conversion, other critics of New Haven Savings Bank’s conversion remain, and we cannot predict whether any continued criticism or activism by them will have a negative effect on our business. Should the public criticisms continue, New Haven Savings Bank could experience material additional customer losses or potential customer resistance to the establishment of new relationships.

In addition, the Bank and its directors have been sued by certain depositors seeking to represent all depositors, alleging breach of fiduciary duty in connection with the decision to convert. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Legal Proceedings” on page 115. Although the Bank believes the lawsuits are without merit, the Bank could be materially and adversely affected by the outcome of the lawsuits or any other lawsuits related to the conversion and/or the acquisitions.

We Will Need To Address The Additional Risks Inherent In The Larger, Generally Riskier, Construction, Commercial Real Estate And Commercial Loan Portfolios We Are Acquiring, But We Have Not Previously Managed Such Large Portfolios Of These Types Of Loans

At September 30, 2003 residential real estate loans represent the largest portion of our loan portfolio. Although this is also true at Connecticut Bancshares, both Alliance and Connecticut Bancshares have significant construction, commercial and commercial real estate portfolios. In general, construction loans, commercial and commercial real estate loans generate higher returns, but also pose greater credit risks, than do owner-occupied residential mortgage loans.

The repayment of construction and commercial real estate loans depends on the business and financial condition of borrowers and, in the case of construction loans, on the economic viability of projects financed. Economic events and changes in government regulations, which New Haven Savings Bank and its borrowers cannot control, could have an adverse impact on the cash flows generated by properties securing New Haven Savings Bank’s construction and commercial real estate loans and on the values of such properties. Commercial properties tend to decline in value more rapidly than residential owner-occupied properties during economic recessions.

Repayment of both secured and unsecured commercial loans depends substantially on borrowers’ underlying business, financial condition and cash flows. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by equipment, leases, inventory and accounts receivable. Compared to real estate, such collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed.

At September 30, 2003, New Haven Savings Bank had $625.5 million of residential real estate loans, $1.9 million of residential construction loans, $15.2 million of commercial construction, $49.4 million of multi-family real estate loans, $231.1 million of commercial real estate loans, $93.7 million of commercial loans and consumer loans of $252.8 million. For the same categories at the same date, Connecticut Bancshares had $996.3 million, $18.0 million, $48.0 million, $24.0 million, $284.6 million, $184.9 million and $138.9 million, respectively. Alliance, at the same date, had $97.7 million, $2.0 million, $11.3 million, $10.3 million, $95.3 million, $34.2 million and $36.4 million, respectively.

We will have to address the additional risks inherent in the larger construction, commercial real estate and commercial loan portfolios. We have not maintained or administered such large portfolios of these types of loans in the past.

The Alliance Acquisition Could Be Terminated, And Without The Alliance Franchise We Might Not Achieve The Market Penetration We Desire

We expect to complete the acquisitions of both Connecticut Bancshares and Alliance. At this time, we are not aware of any circumstances that are likely to cause either acquisition not to occur. However, certain conditions to the merger agreements have not yet been satisfied, including obtaining regulatory approvals and shareholder approvals, and a material adverse change in either organization may also preclude consummation of one or both acquisitions. If the acquisition with Connecticut Bancshares were not to occur, we would review our options and, if we proceed with the conversion, would issue a supplementary prospectus describing the changed situation and provide all subscribers with the ability to rescind or modify their subscriptions. If the acquisition of Alliance were not to occur, we would expect to proceed with the conversion and acquisition of Connecticut Bancshares. In that case, subscribers would not be provided with a supplementary prospectus or the ability to rescind or modify their subscriptions. If the acquisition of Alliance did not occur, we would not immediately achieve the level of market share in Hartford and Tolland Counties we anticipate from the two acquisitions, our return on equity may be negatively impacted, and the pro forma information supplied in this prospectus would change. We also would not achieve the cost savings that would result from completing both acquisitions at the same time. We also may incur significant termination fees if either or both of the acquisitions are terminated.

We Will Have More Difficulty Managing Interest Rate Risk After The Acquisitions, And That Difficulty May Lead To Reduced Earnings

Our results of operations and financial condition are and will continue to be significantly affected by changes in interest rates. Our results of operations are affected substantially by our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Changes in interest rates could have an adverse effect on net interest income.

Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity. Decreases in the fair value of securities available for sale resulting from increases in interest rates therefore could have an adverse effect on shareholders’ equity.

We are also subject to prepayment and reinvestment risk relating to interest rate movements. Changes in interest rates can affect the average life of loans, mortgage servicing rights and mortgage related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest such prepayments at rates that are comparable to the rates on existing loans or securities.

Increases in interest rates can result in higher costs for core deposits, or outflows of core deposits which would need to be replaced with higher cost borrowings. In such a scenario, these costs could go up faster than management has estimated.

The management of interest rate risk will be more difficult following the acquisitions. Connecticut Bancshares retains a higher percentage and volume of fixed-rate residential loans than we do. New Haven Savings Bank may experience reduced earnings in order to integrate its interest rate risk policies in the acquired institution. Also, the increase in goodwill will reduce the ratio of interest bearing assets to interest bearing liabilities, making it more difficult to manage interest rate risk.

We Operate In A Highly Regulated Environment And May Be Adversely Affected By Changes In Law And Regulations

We are subject to extensive regulation, supervision and examination by the Connecticut Banking Commissioner, our chartering authority, and by the FDIC, as insurer of our deposits. As a bank holding company, NewAlliance Bancshares also will be subject to regulation and oversight by the FRB. Such regulation and supervision govern the activities in which a bank and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and the adequacy of our allowance for loan losses. Any changes in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on our operations.

Our Stock Value May Suffer From Anti-Takeover Provisions That May Impede Potential Takeovers

Our Board of Directors has no current intention to sell control of NewAlliance Bancshares. The Board believes that NewAlliance Bancshares can survive and thrive as an independent, community-model banking institution. NewAlliance Bancshares’ Certificate of Incorporation and Bylaws contain provisions (known as “anti-takeover” provisions) which may impede efforts to acquire NewAlliance Bancshares or stock purchases in furtherance of such an acquisition. Such acquisition efforts or stock purchases might otherwise have a favorable effect on the price of the NewAlliance Bancshares common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	The Certificate of Incorporation and Bylaws. These provisions include:

•	staggered Directors’ terms;

•	restrictions on the acquisition of more than 10% of NewAlliance Bancshares’ outstanding voting stock for a period of five years after consummation of the conversion;

•	approval of certain actions, including certain business combinations, by “supermajority” shareholder voting percentages; and

•	our Board of Directors may issue shares of serial preferred stock, the rights and preferences of which may be designated by the Board, without the approval of NewAlliance Bancshares’ shareholders.

•	Employee Stock Ownership Plan. This plan, which we expect to purchase in the subscription offering 5% of the shares sold in the offering and issued to NewAlliance Foundation, contains provisions that permit participating employees to direct the voting of shares held in the plan, and such provisions may have anti-takeover effects. The plan also intends to purchase additional shares in the open market to increase its ownership to up to a total of 7% of the shares outstanding after the conversion is completed, excluding shares issued to Alliance shareholders in the Alliance acquisition.

•	Charitable Foundation. NewAlliance Foundation will be funded with 4,000,000 shares of our common stock, approximately 4.9% of the shares issued and outstanding after the conversion (at the midpoint of the valuation range), including shares issued to the NewAlliance Foundation, but excluding shares issued to Alliance shareholders in the Alliance acquisition. At least a majority of NewAlliance Foundation’s Board of Directors will consist of current Directors of New Haven Savings Bank.

•	Statutory Provisions. Federal and state regulations and laws may also have anti-takeover effects. The Change in Bank Control Act and the Bank Holding Company Act, together with FRB regulations promulgated under those acts, require that a person obtain the consent of the FRB before attempting to acquire control of a bank holding company. New Haven Savings Bank’s plan of conversion contains a provision allowed under Connecticut banking regulations requiring the approval of the Connecticut Banking Commissioner prior to an offer being made to purchase or the acquisition of 10% or more of NewAlliance Bancshares’ stock in the five years following conversion. In addition, the corporate law of the State of Delaware and Connecticut banking laws may place certain limitations on acquisitions of the stock of NewAlliance Bancshares.

For additional information regarding the anti-takeover effects of NewAlliance Bancshares’ Certificate of Incorporation and Bylaws, the employee stock ownership plan, the charitable foundation and certain federal and state regulations and laws, see “RESTRICTIONS ON ACQUISITION OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK” on page 277.

The Price Of Our Conversion Stock May Not Be As Favorable As Other Conversion Stock As A Result Of Our Pro Forma Pricing

The offering price as a percentage of pro forma tangible shareholders’ equity of the conversion shares, as of September 30, 2003, and assuming adoption of stock based benefit plans consistent with industry practices, ranges from 139.7% at the minimum of the offering range to 130.0% at the adjusted maximum of the offering range. The purchase price to pro forma tangible shareholders’ equity at which the shares are being sold in the offering substantially exceeds the ratio of the price to pro forma tangible shareholders’ equity of common stock sold in most mutual-to-stock conversions that do not also involve acquisitions of other financial institutions. Prospective investors should be aware that as a result of the relatively high pro forma pricing multiples, the after-market performance of the NewAlliance Bancshares stock may be less favorable during the period immediately following the conversion than the price performance of common stock sold in recent mutual-to-stock conversions that do not involve an acquisition of another institution.

Our Return On Equity May Initially Be Low Compared To Other Financial Institutions. A Low Return Could Lower The Trading Price Of Our Common Stock

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity may be reduced due to the costs of being a public company and added expenses associated with our employee stock ownership plan. The increase in our intangible assets will also have a negative impact on our return on equity. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average for public thrifts, which may negatively affect the value of our common stock. At the midpoint of the offering range, pro forma return on equity is estimated to be 4.0% compared to our comparable peer group return on equity of 10.8%.

There Can Be No Assurance That The Future Price Of Our Common Stock Will Be Higher Than The $10 Offering Price

We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price. The final aggregate purchase price of the common stock in the conversion will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of NewAlliance Bancshares and the outlook for the financial institution industry in general.

We Have Never Issued Stock And We Cannot Guarantee That An Active Trading Market Will Develop, The Failure Of Which Development May Hinder Your Ability To Sell Your Stock

We have never issued stock. Accordingly, there is no existing market for our common stock. Although we expect our common stock to be listed and to trade on the Nasdaq National Market following the conversion, we cannot guarantee that an active trading market will develop or continue. An active trading market will depend on there being willing buyers and sellers of our stock at any given time. We will not control these factors. The market value of our common stock may decline if an active market does not develop and continue.

The Costs Of Our Stock Based Benefit Plan Will Reduce Our Income And Shareholders’ Equity

We anticipate that our employee stock ownership plan will initially purchase 5% of the common stock sold in the offering and shares issued to the NewAlliance Foundation and, subsequently intends to purchase shares in the open market to increase its ownership to up to a total of 7% of shares outstanding after the conversion is completed excluding shares issued to Alliance shareholders. Open market purchases will be made with funds borrowed from NewAlliance Bancshares or by NewAlliance Bancshares from a third party lender. The cost of acquiring the employee stock ownership plan shares in the offering and through open market purchases will be between approximately $48.9 million at the minimum of the offering range and approximately $74.5 million at the adjusted maximum of the offering range. This cost may be greater if the price at which the employee stock ownership plan purchases the shares in the open market following completion of the conversion exceeds $10.00 per share. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. See “PRO FORMA DATA—Pro Forma Table (September 30, 2003)” Note (4) on page 80.

The Contribution Of Shares To The NewAlliance Foundation Will Dilute Your Ownership Interests And Adversely Affect Net Income

We will make a contribution to NewAlliance Foundation of 4,000,000 shares of common stock valued at the $10.00 offering price. Persons purchasing shares in the offering will have their ownership and voting interests in NewAlliance Bancshares diluted by up to 5.7% and 4.3% at the minimum and maximum of the offering range, respectively, due to the issuance of shares of common stock to NewAlliance Foundation not taking into account the shares of NewAlliance Bancshares common stock being issued in the Alliance acquisition.

The aggregate contribution also will have a material adverse effect on our reported net income for the quarter and year in which the contribution to the NewAlliance Foundation is made. Assuming management determines that it is more likely than not that the contribution will be fully deductible, the after-tax expense of the contribution will reduce net income to be reported by us in 2004 by approximately $26.0 million and will cause us to report a loss for the quarter in which the contribution is made. If the contribution is determined to be not fully deductible, the after-tax expense recorded in that quarter would exceed $26.0 million.

We believe that our contribution to the NewAlliance Foundation should be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the NewAlliance Foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to fully use the deduction over the six years allowed. For a further discussion of the contribution to the new foundation, see “THE CONVERSION AND THE OFFERING—Establishment Of The NewAlliance Foundation” on page 251.

We Can Make No Assurances That We Will Be Able To Generate Internal Growth Or Identify Attractive Acquisition Candidates

We intend to continue to expand our banking franchise, both internally and by acquiring financial institutions, branches and other financial services providers, in addition to the Connecticut Bancshares and Alliance acquisitions. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating such institutions or branches. We cannot assure prospective purchasers of common stock that we will be able to generate internal growth or identify attractive acquisition candidates, make acquisitions on favorable terms or successfully integrate any acquired institutions or branches. We currently have no specific plans, arrangements or understandings regarding any additional acquisitions.

Potential Voting Control By Management And Employees Could Make A Takeover Attempt More Difficult To Achieve

The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that may be awarded to participants under our employee stock ownership plan, could result in management and employees controlling a significant percentage of our common stock. We expect the executive officers and directors as a group to purchase 339,000 shares in the offering, representing 0.5% of the shares offered at the midpoint of the offering range. When combined with our employee stock ownership plan, our directors, officers and employees could control up to 7.4% of the 81,500,000 outstanding shares of our common stock assuming the issuance of shares at the midpoint of the offering range and the shares contributed to New Alliance Foundation; this does not take into account shares which will be issued to Alliance shareholders. If these individuals were to act together, they could have significant influence over the outcome of any shareholder vote. This voting power may discourage takeover attempts that other shareholders may desire.

We Believe That Subscription Rights Have No Value For Tax Purposes, But The Internal Revenue Service May Disagree

Our special tax counsel, Elias, Matz, Tiernan & Herrick L.L.P., believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no taxable value for federal income tax purposes. However, this opinion is not binding on the Internal Revenue Service. If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed for an amount equal to the value of those rights. Additionally, we could recognize a gain for tax purposes.

There May Be Delays In Completion Of The Offering And The Acquisitions

We may not complete or terminate the offering for an extended period of time. The completion of the offering may be delayed because its completion will be subject to various conditions, including the receipt of regulatory approvals of both the conversion and one or both of the acquisitions. Orders submitted in the offering are irrevocable, and subscribers will have no access to subscription funds unless the stock offering is terminated, or extended beyond April 26, 2004 or the number of shares to be sold in the offering is increased to more than 102,493,750 shares or decreased to less than 65,875,000 shares. We cannot assure potential investors that we will complete the offering on or before any particular date, except that if the offering period is extended beyond April 26, 2004, all subscribers will have the right to increase, decrease or rescind their subscriptions. Subscribers who do not respond before the end of the resolicitation period will have their subscription funds returned promptly with interest (or have applicable deposit account withdrawal authorizations canceled).

Risks Related To Prior Auditors Of New Haven Savings Bank And Connecticut Bancshares

Arthur Andersen LLP, which audited the financial statements included in this prospectus of New Haven Savings Bank for the year ended March 31, 2001 and Connecticut Bancshares as of December 31, 2001 and for the years ended December 31, 2001 and 2000, was convicted on June 15, 2002 of federal obstruction of justice arising from the government’s investigation of Enron Corp. As it has ceased operations, Arthur Andersen LLP has not consented to include in this prospectus their report on the financial statements of New Haven Savings Bank for the year ended March 31, 2001 or their report on the financial statements of Connecticut Bancshares as of December 31, 2001 and for the years ended December 31, 2001 and 2000. Under Section 11 of the Securities Act of 1933, investors may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the 2001 financial statements of New Haven Savings Bank or the 2001 and 2000 financial statements of Connecticut Bancshares included in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions, and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	our ability to consummate the acquisitions;

•	our ability to integrate the Connecticut Bancshares and Alliance mergers successfully;

•	our ability to capitalize on growth opportunities;

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	changes in consumer spending, borrowing and saving habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Public Company Accounting Oversight Board; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these uncertainties and others in “RISK FACTORS” above, beginning on page 38.

HOW WE INTEND TO USE THE NET PROCEEDS FROM THE OFFERING

The amount of net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial’s appraisal as well as regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds will be between $649.4 million and $879.7 million, or $1.012 billion if the offering is increased by 15%.

The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering is adjusted to reflect a change in the estimated pro forma market value of New Haven Savings Bank. Payments for shares made through withdrawals from existing deposit accounts at New Haven Savings Bank will not result in the receipt of new funds for investment but will result in a reduction of New Haven Savings Bank’s deposits.

We are undertaking the conversion and offering at this time primarily in order to provide the consideration for the acquisitions of Connecticut Bancshares and Alliance. For further information, see “THE ACQUISITIONS OF CONNECTICUT BANCSHARES AND ALLIANCE” on page 231.

The table below indicates the net proceeds to us based on the number of shares sold in the offering. In all cases except sales near the low end of the offering range, the proceeds will be sufficient to fund all conversion and acquisition expenses and the loan for the employee stock ownership plan. If sales of stock are near the low end of the range, we will borrow the funds necessary to fund the employee stock ownership plan from a third party lender.

	Minimum	Midpoint	Maximum	Maximum, As Adjusted
	(in thousands)
Gross proceeds	$658,750	$775,000	$891,250	$1,024,938
Conversion expenses	(9,317)	(10,421)	(11,526)	(12,796)

Net proceeds	649,433	764,579	879,724	1,012,142
Less:
Cash for Acquisition of Connecticut Bancshares	(606,973)	(606,973)	(606,973)	(606,973)
Cash for Acquisition of Alliance	(17,959)	(17,959)	(17,959)	(17,959)
Employee Stock Ownership Plan (5%)	—	(40,750)	(46,562)	(53,246)

Cash/Excess	$24,501	$98,897	$208,230	$333,964

The cash available at NewAlliance Bancshares, after paying the cash acquisition costs and lending funds to the employee stock ownership plan as shown above, would be used for general operating purposes. No specific uses are contemplated at this time. The additional funds available could be used as follows:

•	To lend funds to the employee stock ownership plan in order to permit it to purchase the additional 2% of the shares of common stock issued in the conversion in addition to the 5% purchased by it in the conversion;

•	To pay cash dividends to shareholders;

•	To repurchase shares of our common stock;

•	To invest in securities;

•	To finance the acquisition of financial institutions, branches or other financial services companies, although, except for the proposed acquisitions of Connecticut Bancshares and Alliance, we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•	for other general corporate purposes, including investment of additional funds in New Haven Savings Bank.

Initially, a substantial portion of the remaining net proceeds will be invested in short-term investments, investment grade debt obligations and mortgage-backed securities.

New Haven Savings Bank could use funds from the offering provided to it by NewAlliance Bancshares as follows:

•	to fund new loans, including single-family mortgage loans, multi-family residential and commercial mortgage loans, commercial business loans, construction loans and consumer loans;

•	to expand its retail banking franchise by establishing or acquiring new branches or other financial services companies, although, except for the proposed acquisitions of Savings Bank of Manchester and Tolland Bank, we do not now have any agreements or understandings regarding any acquisition transactions;

•	to enhance existing products and services and to support new products and services;

•	to invest in securities; and

•	for other general corporate purposes.

OUR POLICY REGARDING DIVIDENDS

NewAlliance Bancshares’ Board of Directors intends to adopt a policy of paying regular cash dividends after the conversion, but has not decided the exact amount or range of amounts that may be paid, when the payments may begin or the frequency of any payments. The payment of dividends, if any, and the amount of any such dividend, will be subject to the determination of our Board of Directors, which will take into account, among other factors, our financial condition, results of operations, tax considerations, industry standards, economic conditions and regulatory restrictions that affect the payment of dividends by New Haven Savings Bank to NewAlliance Bancshares.

Our Board of Directors expects to be able to pay dividends upon completion of the conversion in amounts comparable to those paid by similar financial institutions. Immediately after the conversion and the completion of the acquisitions of Connecticut Bancshares and Alliance, we expect that NewAlliance Bancshares will have additional cash available after paying for the acquisitions and the employee stock ownership plan from the offering at the minimum, midpoint, maximum and adjusted maximum of the offering range, of approximately $24.5 million, $98.9 million, $208.2 million, and $334.0 million, respectively, from the offering for general corporate purposes, including payment of dividends. See “HOW WE INTEND TO USE THE NET PROCEEDS FROM THE OFFERING” on page 46. We expect that NewAlliance Bancshares will also have the ability immediately after the completion of the acquisitions to obtain currently unquantified amounts of funds from unrestricted capital of Connecticut Bancshares and Alliance without regulatory approval. Such funds would also be available as a source of dividend payments. Payment of future dividends, however, depends upon a number of factors, including ongoing capital requirements, regulatory limitations, our future operating results and financial condition and general economic conditions. As a result, we cannot assure you that NewAlliance Bancshares will pay dividends, or if paid, the amounts of such dividends, or whether such dividends will continue to be paid in the future.

New Haven Savings Bank will provide a future source of funds for the payment of dividends by NewAlliance Bancshares. New Haven Savings Bank will not be permitted to pay cash dividends to NewAlliance Bancshares if its surplus and reserves would, as a result, be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. See “THE CONVERSION AND THE OFFERING—Effects Of The Conversion—Liquidation Account” on page 250 and “REGULATORY CAPITAL COMPLIANCE” on page 49. Additionally, under Connecticut banking law, New Haven Savings Bank may not, without approval by the Connecticut Banking Commissioner, pay a cash dividend in excess of its retained net profits for the last two fiscal years and that portion of the current fiscal year through the fiscal quarter preceding the dividend date.

NewAlliance Bancshares is subject to the requirements of Delaware law that generally limit dividends to an amount equal to the excess of its shareholders’ equity over its statutory capital or, if there is no excess, to its net earnings for the current and/or immediately preceding fiscal year. In addition, FRB regulations and policies may restrict NewAlliance Bancshares’ ability to pay dividends from time to time.

MARKET FOR THE COMMON STOCK

NewAlliance Bancshares has not yet commenced operations and has never issued capital stock. New Haven Savings Bank, as a mutual institution, has never issued capital stock. NewAlliance Bancshares expects to receive approval to have its common stock listed on the Nasdaq National Market under the symbol “NABC” subject to the completion of the offering and compliance with certain conditions.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

We also cannot assure that an Alliance shareholder receiving NewAlliance Bancshares shares in the Alliance acquisition will be able to sell those shares at or above $10.00 per share. See “RISK FACTORS—We Have Never Issued Stock And We Cannot Guarantee That An Active Market Will Develop, The Failure Of Which Development May Hinder Your Ability To Sell Your Stock” on page 42 and “THE ACQUISITIONS OF CONNECTICUT BANCSHARES AND ALLIANCE” on page 231.

REGULATORY CAPITAL COMPLIANCE

At September 30, 2003, New Haven Savings Bank, Connecticut Bancshares and Alliance independently exceeded all of their regulatory capital requirements. The following table sets forth the approximate pro forma regulatory capital of NewAlliance Bancshares and New Haven Savings Bank after giving effect to the conversion and the acquisitions. The pro forma risk-based capital amounts assume the investment of the estimated net proceeds if any received in assets which have a risk-weight of 20% under applicable regulations as if such net proceeds had been received and so applied at September 30, 2003. The FRB has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to the FDIC’s capital requirements for New Haven Savings Bank. On a pro forma basis after the conversion and the consummation of the acquisitions, NewAlliance Bancshares’ and New Haven Savings Bank’s pro forma regulatory capital will exceed these requirements. See “REGULATION AND SUPERVISION—Holding Company Regulation” on page 273.

	New Haven Historical at September 30, 2003		Pro Forma at September 30, 2003
			65,875,000 Shares Sold at $10.00 Per Share		77,500,000 Shares Sold at $10.00 Per Share		89,125,000 Shares Sold at $10.00 Per Share		102,493,750 Shares Sold at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in Thousands)
NewAlliance Bancshares, Inc.:
Total capital per financial statements	$403,803	16.33%	$1,076,125	18.25%	$1,183,134	19.71%	$1,290,141	21.11%	$1,413,201	22.67%

Tier 1 leverage capital	401,065	16.44%	584,024	10.72%	691,033	12.44%	798,040	14.10%	921,099	15.92%
Tier 1 leverage requirement	97,602	4.00	217,866	4.00	222,167	4.00	226,447	4.00	231,369	4.00

Excess capital	$303,463	12.44%	$366,138	6.72%	$468,866	8.44%	$571,593	10.10%	$689,730	11.92%

Tier 1 risk-based capital	401,065	27.26%	584,024	16.69%	691,033	19.63%	798,040	22.53%	921,099	25.83%
Tier 1 risk-based requirement(1)	58,857	4.00	139,951	4.00	140,807	4.00	141,663	4.00	142,647	4.00

Excess capital	$342,208	23.26%	$444,073	12.69%	$550,226	15.63%	$656,377	18.53%	$778,452	21.83%

Total risk-based capital	419,486	28.51%	623,872	17.83%	730,881	20.76%	837,888	23.66%	960,947	26.95%
Total risk-based requirement(1)	117,713	8.00	279,902	8.00	281,614	8.00	283,326	8.00	285,295	8.00

Excess capital	$301,773	20.51%	$343,970	9.83%	$449,267	12.76%	$554,562	15.66%	$675,652	18.95%

New Haven Savings Bank:
Total capital per financial statements	$403,803	16.33%	$1,013,927	17.25%	$1,069,437	18.00%	$1,056,228	17.80%	$1,077,634	18.06%

Tier 1 leverage capital	401,065	16.44%	514,825	9.61%	570,335	10.52%	557,126	10.28%	578,533	10.62%
Tier 1 leverage requirement	97,602	4.00	214,393	4.00	216,939	4.00	216,736	4.00	217,966	4.00

Excess capital	$303,463	12.44%	$300,432	5.61%	$353,396	6.52%	$340,390	6.28%	$360,567	6.62%

Tier 1 risk-based capital	401,065	27.26%	514,825	14.74%	570,335	16.27%	557,126	15.90%	578,533	16.48%
Tier 1 risk-based requirement(1)	58,857	4.00	139,723	4.00	140,232	4.00	140,192	4.00	140,438	4.00

Excess capital	$342,208	23.26%	$375,102	10.74%	$430,103	12.27%	$416,934	11.90%	$438,095	12.48%

Total risk-based capital	419,486	28.51%	554,673	15.88%	610,183	17.40%	596,974	17.03%	618,381	17.61%
Total risk-based requirement(1)	117,713	8.00	279,447	8.00	280,465	8.00	280,384	8.00	280,876	8.00

Excess capital	$301,773	20.51%	$275,226	7.88%	$329,718	9.40%	$316,590	9.03%	$337,505	9.61%

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate. Pro forma adjusted risk-weighted assets assume that funds infused into New Haven Savings Bank are held in assets that carry a risk-weighting of 20%.

CAPITALIZATION

The following table presents the historical capitalization of New Haven Savings Bank, Connecticut Bancshares and Alliance, respectively, at September 30, 2003, and the approximate pro forma consolidated capitalization of NewAlliance Bancshares after giving effect to the conversion and the acquisitions.

					NewAlliance Bancshares -Pro Forma Based Upon Sale At $10.00 Per Share
	New Haven Historical Capitalization	Connecticut Bancshares Historical Capitalization	Alliance Bancorp Historical Capitalization	New Haven Pro Forma Pre-Conversion(1)	Minimum 65,875,000 Price of $10.00 per share	Midpoint 77,500,000 Price of $10.00 per share	Maximum 89,125,000 Price of $10.00 per share	Maximum as adjusted(2) 102,493,750 Price of $10.00 per share
	(In thousands)
Deposits(3)	$1,811,709	$1,592,262	$327,386	$3,751,300	$3,751,300	$3,751,300	$3,751,300	$3,751,300
Borrowings(4)	214,527	675,091	60,056	977,169	1,026,082	977,169	977,169	977,169

Total deposits and borrowed funds	$2,026,236	$2,267,353	$387,442	$4,728,469	$4,777,382	$4,728,469	$4,728,469	$4,728,469

Equity/shareholders’ equity:
Common Stock, $0.01 par value, 190,000,000 shares authorized; shares to be issued as reflected	$—	$115	$29	$70	$769	$885	$1,001	$1,135
Additional paid-in capital	—	120,079	12,873	70,061	758,795	873,825	988,854	1,121,138
Retained earnings(5)	401,996	167,331	20,184	389,667	389,667	389,667	389,667	389,667
Less: expense of contribution to foundation(6)	—	—	—	—	(40,000)	(40,000)	(40,000)	(40,000)
Plus: tax benefit of contribution to foundation(7)	—	—	—	—	14,000	14,000	14,000	14,000
Less: treasury stock	—	(21,744)	(3,109)
Accumulated other comprehensive income (loss)	1,807	6,188	(103)	1,807	1,807	1,807	1,807	1,807
Less: ESOP unissued shares(8)	—	(6,979)	—	—	(48,913)	(57,050)	(65,188)	(74,546)
Less: restricted stock unearned compensation	—	(8,731)	—	—	—	—	—	—

Total equity/shareholders’ equity	$403,803	$256,259	$29,874	$461,605	$1,076,125	$1,173,129	$1,280,135	$1,403,196

(1)	Reflects pro forma impact of the cash acquisition of Connecticut Bancshares, the acquisition of Alliance assuming the entire purchase price is paid in newly issued shares of NewAlliance Bancshares at a price of $10.00 per share, and the purchase accounting mark-to-market adjustments required to adjust the deposits and borrowings of Connecticut Bancshares and Alliance to market values. Common Stock and Additional Paid-in Capital reflect the issuance of $70.1 million of common stock in the acquisition of Alliance.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range up to approximately 15% over the maximum to reflect changes in market and financial conditions before the conversion is completed.
(3)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(4)	Pro forma borrowings at the minimum of the range reflect a third party employee stock ownership plan loan. Pro forma borrowings at the midpoint, maximum and maximum, as adjusted, reflect the employee stock ownership plan loan funded internally and eliminated in consolidation.

(5)	The retained earnings of NewAlliance Bancshares will be substantially restricted after the conversion. See “THE CONVERSION AND THE OFFERING—Liquidation Account” on page 250.
(6)	Represents the pre-tax expense of the contribution of common stock to the NewAlliance Foundation.
(7)	Represents the tax benefit of the contribution of common stock to the NewAlliance Foundation based on an estimated tax rate of 35%.
(8)	Assumes that 7% of the common stock sold in the conversion offering including shares contributed to the NewAlliance Foundation but excluding shares to be issued to Alliance shareholders will be acquired by the employee stock ownership plan. The common stock acquired by the employee stock ownership plan is reflected as a reduction in shareholders’ equity.

PRO FORMA DATA

Pro Forma Unaudited Financial Statements

The following Pro Forma Unaudited Consolidated Balance Sheets at September 30, 2003 and March 31, 2003, and the Pro Forma Unaudited Consolidated Statements of Income for the six months ended September 30, 2003 and the year ended March 31, 2003 for New Haven Savings Bank and the year ended December 31, 2002 for Connecticut Bancshares and Alliance give effect to the proposed conversion and the acquisitions based on the assumptions set forth below. The pro forma unaudited financial statements are based on the unaudited consolidated financial statements of New Haven Savings Bank, Connecticut Bancshares and Alliance as of and for the six months ended September 30, 2003 and the audited consolidated financial statements of New Haven Savings Bank as of and for the year ended March 31, 2003 and Connecticut Bancshares and Alliance as of and for the year ended December 31, 2002. The pro forma unaudited financial statements give effect to the conversion and the acquisitions using purchase accounting as required by accounting principles generally accepted in the United States.

NewAlliance Bancshares will acquire Connecticut Bancshares for a price of $52.00 per share in cash and will acquire Alliance for a price of $25.00 per share in newly issued shares of NewAlliance Bancshares. Stockholders of Alliance can elect to receive up to 25% of the purchase price in cash, but the pro forma financial statements assume the entire purchase price of Alliance Bancorp will be paid in newly issued shares of NewAlliance Bancshares common stock. The purchase price for purposes of the pro forma presentation for Connecticut Bancshares and Alliance was calculated as follows:

	Connecticut Bancshares	Alliance Bancorp
	(In thousands)
As of September 30, 2003
Net assets acquired	$256,259	$29,874
Fair value adjustments:
Recovery of ESOP unearned compensation	6,979	—
Tax benefit of accelerating restricted stock vesting	3,056	—
Non-tax deductible merger costs	(11,700)	(1,250)
Tax deductible capitalized merger expenses	(52,900)	(10,750)
Loans (1)	3,262	1,625
Deposits (1)	(15,411)	(4,532)
Borrowings (1)	(24,533)	(2,962)
Fixed assets (2)	3,894	1,439
Core deposit intangible asset (3)	48,854	7,038
Non-compete agreements (4)	6,823	2,510
Write-off of other intangible assets	(1,026)	—
Tax impact of purchase accounting adjustments	10,863	1,971
Goodwill	359,815	45,168

Purchase price	$594,235	$70,131

(1)	Loans, CD’s and borrowing adjustments reflect the market value adjustment assigned to each class of these items. Market value adjustments are calculated using portfolio balances, portfolio rates and market rates as of September 30, 2003. Each adjustment was determined using present value analysis, discounting the difference between market rates of interest and portfolio rates of interest to present value over the contractual or estimated lives of the respective assets and liabilities. Cash flows were discounted at the estimated risk-adjusted market rate. Identifiable intangible assets are amortized using the interest method over the contractual or estimated lives of the respective assets and liabilities.
(2)	Fixed asset adjustments based on estimated current market values of acquired fixed assets. Fixed asset adjustments are amortized as depreciation expense over the estimated remaining lives of the fixed assets.
(3)	Core deposit intangibles reflect the present value benefit to NewAlliance Bancshares of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances. The core deposit intangible is calculated using deposit balances and interest rates as of September 30, 2003. Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated non-interest income to be derived from the core deposits. Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision. The yield benefit for each period is discounted to present value using a weighted average cost of capital. The core deposit intangibles are amortized over the estimated lives of the core deposits using the double declining balance accelerated amortization schedule.

(4)	Non-compete agreements reflect the aggregate costs of the payments entered into with the executives of Connecticut Bancshares and Alliance. Non-compete agreements are amortized over the lives of each agreement.

The pro forma adjustments in the tables assume the sale of 65,875,000 shares and 102,493,750 shares in the conversion offering at a price of $10.00 per share, which is the minimum and maximum, as adjusted of the offering range, respectively. In addition, the pro forma adjustments in the tables assume the issuance of 7,000,914 shares and 7,013,095 shares to Alliance shareholders in the acquisition at March 31, 2003 and September 30, 2003, respectively, and the contribution of 4,000,000 shares of NewAlliance Bancshares common stock to the NewAlliance Foundation. The net proceeds are based upon the following assumptions:

•	NewAlliance Bancshares will sell all shares of common stock offered in the conversion in the subscription offering;

•	NewAlliance Bancshares’ employee stock ownership plan will purchase 7% of the shares of common stock sold in the conversion offering and open market purchases, including shares contributed to the NewAlliance Foundation. At the low end of the offering range, NewAlliance Bancshares will borrow the needed funds for the employee stock ownership plan from a third party lender. At the maximum, as adjusted of the offering range, the employee stock ownership plan is assumed to be funded internally with a loan from NewAlliance Bancshares;

•	NewAlliance Bancshares will make a contribution to the NewAlliance Foundation amounting to 4,000,000 shares of its common stock with an assumed value of $10.00 per share;

•	fixed expenses of the conversion offering, other than the fees to be paid to Ryan Beck, are estimated to be $3.0 million;

•	Ryan Beck will receive a management fee of $100,000 plus fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the conversion offering, excluding any shares issued to the NewAlliance Foundation and any shares purchased by any employee benefit plans in the conversion offering and by any of NewAlliance Bancshares’ directors, officers or employees or members of their immediate families.

In addition, the expenses of the conversion and the acquisitions may vary from those estimated, and the fees paid to Ryan Beck will vary from the amounts estimated if the amount of shares of NewAlliance Bancshares common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary. Additionally, certain one-time charges to operating results are expected to occur following the conversion and the acquisitions, which expenses are currently estimated to be approximately $19.0 million, pre-tax. These items, net of income tax effects, are shown as a reduction in shareholders’ equity in the balance sheets but are not shown as a reduction in net income for the periods shown in the income statements.

Pro forma net income has been calculated for the six months ended September 30, 2003 and for the year ended March 31, 2003 for New Haven Savings Bank and for the year ended December 31, 2002 for Connecticut Bancshares and Alliance as if the shares of NewAlliance Bancshares common stock to be issued in the offering had been sold and the shares issued to Alliance shareholders happened as of the beginning of the first period presented. Pro forma net income has also been calculated assuming the acquisitions of Connecticut Bancshares and Alliance had happened as of the beginning of each period. Pro forma merger adjustments to net income include entries to reflect the estimated difference between contractual yields and costs on financial assets and liabilities and comparable market yields and costs, the amortization of identifiable intangible assets created in the acquisition, and the elimination of historical costs of benefit plans of Connecticut Bancshares that will be terminated. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest expense to be incurred on the cash required to fund the acquisitions of Connecticut Bancshares and Alliance and related expenses, and other estimated expense reductions from consolidating the operations of Connecticut Bancshares and Alliance with those of NewAlliance Bancshares. Such entries will be recorded as incurred, are non-recurring, and are thus not reflected in the calculations of pro forma income.

The pro forma unaudited consolidated statements of financial condition assume the conversion and the acquisitions were consummated on September 30, 2003 and as of the most recent fiscal year ended March 31, 2003 for NewAlliance Bancshares and December 31, 2002 for Connecticut Bancshares and Alliance. The pro forma unaudited consolidated balance sheets reflect the estimated impact of the offering on NewAlliance Bancshares and the estimated merger adjustments to reflect the acquisitions of Connecticut Bancshares and Alliance. Estimated merger adjustments reflect the application of the purchase method of accounting, including adjustments to reflect the difference between historical carrying values and estimated market values for financial assets and liabilities and fixed assets and the creation of intangible assets. The pro forma shareholders’ equity represents the combined book value of New Haven Savings Bank, Connecticut Bancshares and Alliance, as adjusted for the offering and the acquisitions, computed in accordance with generally accepted accounting principles used in the United States. This amount is not intended to represent fair market value nor does it represent amounts, if any, that would be available for distribution to shareholders in the event of liquidation.

New Haven Savings Bank and Connecticut Bancshares currently use different methodologies in determining their allowances for loan losses. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Allowance For Loan Losses” on page 100 and “BUSINESS OF CONNECTICUT BANCSHARES—Allowance For Loan Losses” on page 161. The pro forma unaudited statements have been prepared assuming that New Haven Savings Bank’s allowance for loan losses methodology will be applied to the combined institution. We anticipate that there will be no material changes to the existing allowance for loan losses with the adoption of New Haven Savings Bank’s methodology.

The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the market value of NewAlliance Bancshares or the actual results that would have been achieved had the conversion and the acquisitions been consummated on September 30, 2003, March 31, 2003 or December 31, 2002 or at the beginning of the periods presented, and is not indicative of future results. The pro forma unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of New Haven Savings Bank, Connecticut Bancshares and Alliance contained elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

The following table presents pro forma balance sheet information at September 30, 2003 assuming the sale of 65,875,000 shares in the conversion offering at the minimum of the valuation range.

	As of September 30, 2003
	NewAlliance Bancshares	Pro Forma Conversion Adjustments(1)		NewAlliance Bancshares As Converted	Connecticut Bancshares	Alliance Bancorp	Pro Forma Merger Adjustments(2)		Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$46,437	$—		$46,437	$115,591	$21,143	$—		$183,171
Investment securities available for sale	1,095,607	649,433	(3)	1,745,040	627,450	100,432	(679,767	)(11)	1,793,155
Investment securities held to maturity	350	—		350	—	—	—		350
Loans receivable, net	1,255,583	—		1,255,583	1,678,186	283,042	4,887	(12)	3,221,698
Federal Home Loan Bank stock	13,766	—		13,766	30,783	2,713	—		47,262
Bank premises and equipment	32,439	—		32,439	16,115	5,873	5,333	(13)	59,760
Goodwill and non amortizing intangible assets	564	—		564	20,336	49	404,983	(14)	425,932
Non-compete agreement	—	—		—	—	—	9,333	(15)	9,333
Core deposit intangible	—	—		—	6,543	—	55,892	(16)	62,435
Other amortizing intangible assets	153	—		153	1,026	—	(1,026	)(17)	153
Other assets	28,051	14,000	(4)	42,051	70,003	10,470	19,472	(18)	141,996

Total assets	$2,472,950	$663,433		$3,136,383	$2,566,033	$423,722	$(180,893)		$5,945,245

Liabilities
Deposits	$1,811,709	$—		$1,811,709	$1,592,262	$327,386	$19,943	(19)	$3,751,300
FHLB advances and other borrowings	214,527	48,913	(5)	263,440	675,091	60,056	27,495	(20)	1,026,082
Other liabilities	42,911	—		42,911	42,421	6,406	—		91,738

Total liabilities	2,069,147	48,913		2,118,060	2,309,774	393,848	47,438		4,869,120

Stockholders’ equity
Common stock	—	699	(6)	699	115	29	(74	)(21)	769
Additional paid-in capital	—	688,734	(7)	688,734	120,079	12,873	(62,891	)(22)	758,795
Retained earnings	401,996	(26,000	)(8)	375,996	167,331	20,184	(199,844	)(23)	363,667
Employee stock ownership plan shares	—	(48,913	)(9)	(48,913)	(6,979)	—	6,979	(24)	(48,913)
Recognition plan shares	—	—	(10)	—	(8,731)	—	8,731	(24)	—
Treasury stock	—	—		—	(21,744)	(3,109)	24,853	(24)	—
Accumulated other comprehensive income	1,807	—		1,807	6,188	(103)	(6,085	)(24)	1,807

Total stockholders’ equity	403,803	614,520		1,018,323	256,259	29,874	(228,331)		1,076,125

Total liabilities and stockholders’ equity	$2,472,950	$663,433		$3,136,383	$2,566,033	$423,722	$(180,893)		$5,945,245

(1)	Shows the effect of the mutual-to-stock conversion of NewAlliance Bancshares, assuming gross proceeds of $658.8 million (the minimum of the valuation range), offering expenses of $9.3 million, a contribution to NewAlliance Foundation of $40.0 million of conversion stock and establishment of an employee stock ownership plan that will acquire 7% of the shares issued in the conversion offering plus shares contributed to the NewAlliance Foundation. The employee stock ownership plan will purchase its shares in the offering and in open market purchases. Open market purchases by the employee stock ownership plan is assumed at $10.00 per share. The actual percentage of the employee stock ownership plan will be determined at the end of the offering, and will be based upon the pro forma capital levels of New Haven Savings Bank after the offering and after consultations with the regulatory authorities. The $26.0 million reduction in retained earnings reflects the expense of funding NewAlliance Foundation of $40.0 million net of a deferred tax asset of $14.0 million.
(2)	Reflects the purchase accounting and acquisition adjustments related to the cash acquisition of Connecticut Bancshares for a price of $52.00 per share in cash and the acquisition of Alliance Bancorp for a price of $25.00 per share in newly issued conversion stock.
(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $658.8 million, less offering expenses of $9.3 million.

(4)	Deferred tax asset resulting from the $40.0 million expense for funding NewAlliance Foundation based on marginal tax rate of 35%.
(5)	At the low end of the offering range, NewAlliance Bancshares will borrow the needed funds for the employee stock ownership plan from a third party lender, thus resulting in recording a borrowing liability on the balance sheet of NewAlliance Bancshares. At the midpoint, maximum and maximum, as adjusted, the employee stock ownership plan loan is assumed to be funded internally with a loan from NewAlliance Bancshares, thus no borrowing liability would be recorded on the consolidated balance sheet of NewAlliance Bancshares at the midpoint, maximum or maximum, as adjusted.
(6)	Reflects par value of common stock at $0.01 per share based on an offering of 65,875,000 shares and the contribution to NewAlliance Foundation of 4,000,000 shares.
(7)	Net proceeds of stock offering $649.4 million plus shares contributed to NewAlliance Foundation of $40.0 million, net of par value of common stock.
(8)	After-tax impact to retained earnings from the $40.0 million expense for funding NewAlliance Foundation based on a marginal tax rate of 35%.
(9)	Contra-equity account established to reflect unissued shares related to the employee stock ownership plan to purchase 7% of offering including NewAlliance Foundation shares.
(10)	NewAlliance Bancshares has no current plans to adopt for at least one year following the completion of the conversion a recognition and retention plan or stock option plan and, accordingly, no adjustments have been made for such plans. However, it is common practice in mutual-to-stock conversions of mutual savings banks to adopt stock recognition and retention plans and stock option plans which award stock and options for up to 4% and 10%, respectively, of the number of shares issued in the conversion offering. The adoption of any stock benefit plans by NewAlliance Bancshares in the future would require the approval of its shareholders.
(11)	Includes cash purchase price paid to holders of Connecticut Bancshares stock in the amount of $594.2 million, non-tax deductible transaction costs of $13.0 million and tax deductible acquisition costs of $63.6 million included in the purchase accounting for the acquisitions, merger charges of $8.7 million related to the acquisitions, $10.3 million of charges incurred by NewAlliance Bancshares, net of cash received from terminating the employee stock ownership plan and recognition and retention plan of Connecticut Bancshares of $10.0 million.
(12)	Yield adjustment to record the difference between portfolio yields and market rates as of September 30, 2003 for loans acquired in the acquisitions. Yield adjustments were calculated using present value analysis as follows: (a) the acquired loan portfolios were segregated into pools of similar loans; (b) cash flow projections were prepared for each loan pool based on actual interest rates, portfolio balances and remaining terms to maturity and using estimated prepayment speeds based on loan type and coupon; (c) cash flows were discounted to present value using risk adjusted discount rates for comparable loans based on information published by Freddie Mac, publicly-available information for index rates for adjustable rate mortgage loans, and risk-adjustments based on type of loan and underwriting characteristics; and (d) the yield adjustment is the difference between the present value of future cash flows for each pool and the current principal balance. Yield adjustments on acquired loans are amortized into interest income using the interest method over the estimated lives of the acquired loans which ranges from 0.3 years to 12.0 years, depending upon the type of loan (average of 4.6 years).
(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisitions.

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(Dollars in thousands, except per share data)
Purchase price per share ($)	$52.00	$25.00
Number of shares acquired	10,972,670	2,678,504
Number of options acquired	1,473,441	416,258
Average exercise price of options ($)	$27.30	$13.29

Cost of purchasing shares	$570,579	$66,963
Cost of purchasing options	36,394	4,874

Gross Purchase Price	$606,973	$71,837
Tax effect of purchasing options	(12,738)	(1,706)

Purchase price	594,235	70,131	$664,366
Less: acquired stockholders’ equity	(256,259)	(29,874)	(286,133)
Less: recovery of existing ESOP contra	(6,979)	—	(6,979)
Less: tax benefit of accelerated MRP vesting	(3,056)	—	(3,056)
Plus: non-tax deductible transaction costs	11,700	1,250	12,950
Plus: taxable purchase accounting adjustments
Tax deductible expenses (pretax)	52,900	10,750	63,650
Yield adjustment for acquired CDs	15,411	4,532	19,943
Yield adjustment for acquired borrowings	24,533	2,962	27,495
Yield adjusted for acquired loans	(3,262)	(1,625)	(4,887)
Core deposit intangible	(48,854)	(7,038)	(55,892)
Other amortizing intangible assets	1,026	—	1,026
Non-compete agreement intangible	(6,823)	(2,510)	(9,333)
Market value adjustment for fixed assets	(3,894)	(1,439)	(5,333)
Tax effect at 35% marginal tax rate	(10,863)	(1,971)	(12,834)

Goodwill	$359,815	$45,168	$404,983

(15)	Non-compete agreement is an identifiable intangible asset representing the aggregate payments to be made to senior management of Connecticut Bancshares and Alliance Bancorp pursuant to formal agreements. The non-compete agreement asset is amortized into expense on a straight-line basis over the terms of each agreement.
(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired deposit bases, calculated as the present value benefit of funding operations with the acquired deposit bases versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 9.4 years for Connecticut Bancshares and 9.9 years for Alliance Bancorp.
(17)	Other amortizing intangible assets of Connecticut Bancshares eliminated in purchase accounting.
(18)	Deferred tax asset of $12.8 million on taxable purchase accounting adjustments (see footnote 14) and deferred tax asset of $6.6 million on taxable merger charges (see footnote 23).
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2003 for time deposits acquired in the acquisition. Yield adjustment is calculated as the difference between portfolio balances for time deposits and the present value of projected cash flows related to the time deposits discounted using current market rates. Current market rates were based on average rates paid by institutions competing in the regional market rate based on rate surveys conducted by Connecticut Bancshares and Alliance on or around September 30, 2003. The yield adjustments for deposits will be accreted into income using the interest method over the lives of the actual time deposits based on their monthly maturity (2.6 years).
(20)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2003 for borrowings acquired in the acquisition. Yield adjustment is calculated as the difference between portfolio balances for fixed rate and amortizing Federal Home Loan Bank advances and the present value of projected cash flows related to the advances discounted using market rates offered by the Federal Home Loan Bank of Boston as of September 30, 2003. The yield adjustments for borrowing will be accreted into income using the interest method over the lives of the actual borrowings based on their monthly maturity (4.8 years).

(21)	Calculated as follows (in thousands):

Eliminate common stock pursuant to purchase accounting:
Connecticut Bancshares	$(115)
Alliance Bancorp	(29)
Common stock (par value) issued in acquisition	70

Adjustment to common stock	$(74)

(22)	Calculated as follows (in thousands):

Eliminate paid in capital pursuant to purchase accounting:
Connecticut Bancshares	$(120,079)
Alliance Bancorp	(12,873)
Common stock issued in acquisition	70,061

Adjustment to additional paid-in capital	$(62,891)

(23)	Adjustment to reflect the elimination of Connecticut Bancshares and Alliance retained earnings and the effects of estimated charges, which will be charged to earnings as incurred. Since the estimated charges are non-recurring, they have not been reflected in the pro forma consolidated income statement. The elimination of retained earnings and estimated non-recurring charges consist of the following (in thousands):

Eliminate retained earnings pursuant to purchase accounting:
Connecticut Bancshares	$(167,331)
Alliance Bancorp	(20,184)
Merger charges incurred:
Connecticut Bancshares transaction	(6,621)
Alliance Bancorp transaction	(2,064)
NewAlliance Bancshares	(10,282)
Tax effect at marginal rate of 35%	6,638

Adjustment to retained earnings	$(199,844)

(24)	Calculated as follows (in thousands):

	Employee Stock Ownership Plan	Recognition Plan Shares	Treasury Stock	Accumulated Other Comprehensive Income
Eliminate the capital account balances of acquired institutions pursuant to purchase accounting:
Connecticut Bancshares	$6,979	$8,731	$21,744	$(6,188)
Alliance Bancorp	—	—	3,109	103

Adjustment to capital account	$6,979	$8,731	$24,853	$(6,085)

The following table presents pro forma balance sheet information at September 30, 2003 assuming the sale of 102,493,750 shares in the conversion offering at the maximum of the valuation range, as adjusted.

	As of September 30, 2003
	NewAlliance Bancshares	Pro Forma Conversion Adjustments(1)		NewAlliance Bancshares As Converted	Connecticut Bancshares	Alliance Bancorp	Pro Forma Merger Adjustments(2)		Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$46,437	$—		$46,437	$115,591	$21,143	$—		$183,171
Investment securities available for sale	1,095,607	937,596	(3)	2,033,203	627,450	100,432	(679,767	)(11)	2,081,318
Investment securities held to maturity	350	—		350	—	—	—		350
Loans receivable, net	1,255,583	—		1,255,583	1,678,186	283,042	4,887	(12)	3,221,698
Federal Home Loan Bank stock	13,766	—		13,766	30,783	2,713	—		47,262
Bank premises and equipment	32,439	—		32,439	16,115	5,873	5,333	(13)	59,760
Goodwill and non amortizing intangible assets	564	—		564	20,336	49	404,983	(14)	425,932
Non-compete agreement	—	—		—	—	—	9,333	(15)	9,333
Core deposit intangible	—	—		—	6,543	—	55,892	(16)	62,435
Other amortizing intangible assets	153	—		153	1,026	—	(1,026	)(17)	153
Other assets	28,051	14,000	(4)	42,051	70,003	10,470	19,472	(18)	141,996

Total assets	$2,472,950	$951,596		$3,424,546	$2,566,033	$423,722	$(180,893)		$6,233,408

Liabilities
Deposits	$1,811,709	$—		$1,811,709	$1,592,262	$327,386	$19,943	(19)	$3,751,300
FHLB advances and other borrowings	214,527	—	(5)	214,527	675,091	60,056	27,495	(20)	977,169
Other liabilities	42,911	—		42,911	42,421	6,406	—		91,738

Total liabilities	2,069,147	—		2,069,147	2,309,774	393,848	47,438		4,820,207

Stockholders’ equity
Common stock	—	1,065	(6)	1,065	115	29	(74	)(21)	1,135
Additional paid-in capital	—	1,051,077	(7)	1,051,077	120,079	12,873	(62,891	)(22)	1,121,138
Retained earnings	401,996	(26,000	)(8)	375,996	167,331	20,184	(199,844	)(23)	363,667
Employee stock ownership plan shares	—	(74,546	)(9)	(74,546)	(6,979)	—	6,979	(24)	(74,546)
Recognition plan shares	—	—	(10)	—	(8,731)	—	8,731	(24)	—
Treasury stock	—	—		—	(21,744)	(3,109)	24,853	(24)	—
Accumulated other comprehensive income	1,807	—		1,807	6,188	(103)	(6,085	)(24)	1,807

Total stockholders’ equity	403,803	951,596		1,355,399	256,259	29,874	(228,331)		1,413,201

Total liabilities and stockholders’ equity	$2,472,950	$951,596		$3,424,546	$2,566,033	$423,722	$(180,893)		$6,233,408

(1)	Shows the effect of the mutual-to-stock conversion of NewAlliance Bancshares, assuming gross proceeds of $1.025 billion, the maximum, as adjusted, offering expenses of $12.8 million, a contribution to NewAlliance Foundation of $40.0 million of conversion stock and establishment of an employee stock ownership plan that will acquire 7% of the shares issued in the conversion offering plus shares contributed to the NewAlliance Foundation. The employee stock ownership plan will purchase its shares in the offering and in open market purchases. Open market purchases by the employee stock ownership plan are assumed at $10.00 per share. The actual percentage of the employee stock ownership plan will be determined at the end of the offering, and will be based upon the pro forma capital levels of the Bank after the offering and after consultations with the regulatory authorities. The $26.0 million reduction in retained earnings reflects the expense of funding NewAlliance Foundation of $40.0 million net of a deferred tax asset of $14.0 million.
(2)	Reflects the purchase accounting and acquisition adjustments related to the cash acquisition of Connecticut Bancshares for a price of $52.00 per share in cash and the acquisition of Alliance Bancorp for a price of $25.00 per share in newly issued conversion stock.
(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $1.025 billion, less offering expenses of $12.8 million and the purchase of shares by the employee stock ownership plan of $74.5 million.
(4)	Deferred tax asset resulting from the $40.0 million expense for funding NewAlliance Foundation based on marginal tax rate of 35%.
(5)	At the low end of the offering range, NewAlliance Bancshares will borrow the needed funds for the employee stock ownership plan from a third party lender, thus resulting in recording a borrowing liability on the balance sheet of NewAlliance Bancshares. At the maximum, as adjusted, the employee stock ownership plan loan is assumed to be funded internally with a loan from NewAlliance Bancshares, thus no borrowing liability would be recorded on the consolidated balance sheet of NewAlliance Bancshares at the maximum, as adjusted.

(6)	Reflects par value of common stock at $0.01 per share based on an offering of 102,493,750 shares and the contributed to NewAlliance Foundation of 4,000,000 shares.
(7)	Net proceeds of stock offering $1.012 billion plus shares contributed to the NewAlliance Foundation of $40.0 million, net of par value of common stock.
(8)	After-tax impact to retained earnings from the $40.0 million expense for funding the NewAlliance Foundation based on a marginal tax rate of 35%.
(9)	Contra-equity account established to reflect unissued shares related to the employee stock ownership plan to purchase 7% of offering including NewAlliance Foundation shares.
(10)	NewAlliance Bancshares has no current plans to adopt for at least one year following the completion of the conversion a recognition and retention plan or stock option plan and, accordingly, no adjustments have been made for such plans. However, it is common practice in mutual-to-stock conversions of mutual savings banks to adopt stock recognition and retention plans and stock option plans which award stock and options for up to 4% and 10%, respectively, of the number of shares issued in the conversion offering. The adoption of any stock benefit plans by NewAlliance Bancshares in the future would require the approval of its shareholders.
(11)	Includes cash purchase price paid to holders of Connecticut Bancshares stock in the amount of $594.2 million, non-tax deductible transaction costs of $13.0 million and tax deductible acquisition costs of $63.6 million included in the purchase accounting for the acquisitions, merger charges of $8.7 million related to the acquisitions, $10.3 million of charges incurred by NewAlliance Bancshares, net of cash received from terminating the employee stock ownership plan and recognition and retention of Connecticut Bancshares of $10.0 million.
(12)	Yield adjustment to record the difference between portfolio yields and market rates as of September 30, 2003 for loans acquired in the acquisitions. Yield adjustments were calculated using present value analysis as follows: (a) the acquired loan portfolios were segregated into pools of similar loans; (b) cash flow projections were prepared for each loan pool based on actual interest rates, portfolio balances and remaining terms to maturity and using estimated prepayment speeds based on loan type and coupon; (c) cash flows were discounted to present value using risk adjusted discount rates for comparable loans based on information published by Freddie Mac, publicly-available information for index rates for adjustable rate mortgage loans, and risk-adjustments based on type of loan and underwriting characteristics; and (d) the yield adjustment is the difference between the present value of future cash flows for each pool and the current principal balance. Yield adjustments on acquired loans are amortized into interest income using the interest method over the estimated lives of the acquired loans which ranges from 0.3 years to 12.0 years, depending on the type of loan (average of 4.6 years).
(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisitions.

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(Dollars in thousands, except per share data)
Purchase price per share ($)	$52.00	$25.00
Number of shares acquired	10,972,670	2,678,504
Number of options acquired	1,473,441	416,258
Average exercise price of options ($)	$27.30	$13.29

Cost of purchasing shares	$570,579	$66,963
Cost of purchasing options	36,394	4,874

Gross Purchase Price	606,973	71,837
Tax effect of purchasing options	(12,738)	(1,706)

Purchase price	594,235	70,131	$664,366
Less: acquired stockholders’ equity	(256,259)	(29,874)	(286,133)
Less: recovery of existing employee stock ownership plan contra	(6,979)	—	(6,979)
Less: tax benefit of accelerated RRP vesting	(3,056)	—	(3,056)
Plus: non-tax deductible transaction costs	11,700	1,250	12,950
Plus: taxable purchase accounting adjustments
Tax deductible expenses (pretax)	52,900	10,750	63,650
Yield adjustment for acquired CDs	15,411	4,532	19,943
Yield adjustment for acquired borrowings	24,533	2,962	27,495
Yield adjustment for acquired loans	(3,262)	(1,625)	(4,887)
Core deposit intangible	(48,854)	(7,038)	(55,892)
Other amortizing intangible assets	1,026	—	1,026
Non-compete agreement intangible	(6,823)	(2,510)	(9,333)
Market value adjustment for bank premises and equipment	(3,894)	(1,439)	(5,333)
Tax effect at 35% marginal tax rate	(10,863)	(1,971)	(12,834)

Goodwill	$359,815	$45,168	$404,983

(15)	Non-compete agreement is an identifiable intangible asset representing the aggregate payments to be made to senior management of Connecticut Bancshares and Alliance Bancorp pursuant to formal agreements. The non-compete agreement asset is amortized into expense on a straight-line basis over the terms of each agreement.
(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired deposit bases, calculated as the present value benefit of funding operations with the acquired deposit bases versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 9.4 years for Connecticut Bancshares and 9.9 years for Alliance Bancorp.
(17)	Other amortizing intangible assets of Connecticut Bancshares eliminated in purchase accounting.
(18)	Deferred tax asset of $12.8 million on taxable purchase accounting adjustments (see footnote 14) and deferred tax asset of $6.6 million on taxable merger charges (see footnote 23).
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2003 for time deposits acquired in the acquisition. Yield adjustment is calculated as the difference between portfolio balances for time deposits and the present value of projected cash flows related to the time deposits discounted using current market rates. Current market rates were based on average rates paid by institutions competing in the regional market rate based on rate surveys conducted by Connecticut Bancshares and Alliance on or around September 30, 2003. The yield adjustments for deposits will be accreted into income using the interest method over the lives of the actual time deposits based on their monthly maturity (2.6 years).
(20)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2003 for borrowings acquired in the acquisition. Yield adjustment is calculated as the difference between portfolio balances for fixed rate and amortizing Federal Home Loan Bank advances and the present value of projected cash flows related to the advances discounted using market rates offered by the Federal Home Loan Bank of Boston as of September 30, 2003. The yield adjustments for borrowing will be accreted into income using the interest method over the lives of the actual borrowings based on their monthly maturity (4.8 years).

(21)	Calculated as follows (in thousands):

Eliminate common stock pursuant to purchase accounting:
Connecticut Bancshares	$(115)
Alliance Bancorp	(29)
Common stock (par value) issued in acquisition	70

Adjustment to common stock	$(74)

(22)	Calculated as follows (in thousands):

Eliminate paid in capital pursuant to purchase accounting:
Connecticut Bancshares	$(120,079)
Alliance Bancorp	(12,873)
Common stock (par value) issued in acquisition	70,061

Adjustment to additional paid-in capital	$(62,891)

(23)	Adjustment to reflect the elimination of Connecticut Bancshares and Alliance retained earnings, and the effects of estimated charges, which will be charged to earnings as incurred. Since the estimated charges are non-recurring, they have not been reflected in the pro forma consolidated income statement. The elimination of retained earnings and estimated non-recurring charges consist of the following (in thousands):

Eliminate retained earnings pursuant to purchase accounting:
Connecticut Bancshares	$(167,331)
Alliance Bancorp	(20,184)
Merger charges incurred:
Connecticut Bancshares transaction	(6,621)
Alliance Bancorp transaction	(2,064)
NewAlliance Bancshares	(10,282)
Tax effect at marginal rate of 35%	6,638

Adjustment to retained earnings	$(199,844)

(24)	Calculated as follows (in thousands):

	Employee Stock Ownership Plan	Recognition Plan Shares	Treasury Stock	Accumulated Other Comprehensive Income
Eliminate the capital account balances of acquired institutions pursuant to purchase accounting:
Connecticut Bancshares	$6,979	$8,731	$21,744	$(6,188)
Alliance Bancorp	—	—	3,109	103

Adjustment to capital account	$6,979	$8,731	$24,853	$(6,085)

The following table presents pro forma balance sheet information at March 31, 2003 for NewAlliance Bancshares and December 31, 2002 for Connecticut Bancshares and Alliance Bancorp assuming the sale of 65,875,000 shares at the minimum of the valuation range.

	As of March 31, 2003 NewAlliance Bancshares	Pro Forma Conversion Adjustments(1)		NewAlliance Bancshares As Converted	As of December 31, 2002		Pro Forma Merger Adjustments(2)		Pro Forma Consolidated
					Connecticut Bancshares	Alliance Bancorp
	(In thousands)
Assets
Cash and cash equivalents	$50,632	$—		$50,632	$25,264	$18,461	$—		$94,357
Investment securities available for sale	1,099,410	649,433	(3)	1,748,843	841,622	85,207	(691,251	)(11)	1,984,421
Investment securities held to maturity	350	—		350	—	5,372	—		5,722
Loans receivable, net	1,161,058	—		1,161,058	1,540,567	286,154	4,287	(12)	2,992,066
Federal Home Loan Bank stock	13,766	—		13,766	30,783	2,605	—		47,154
Bank premises and equipment	32,870	—		32,870	17,793	5,104	5,333	(13)	61,100
Goodwill and non-amortizing intangible assets	564	—		564	20,336	49	425,033	(14)	445,982
Non-compete agreement	—	—		—	—	—	9,333	(15)	9,333
Core deposit intangible	—	—		—	7,372	—	55,063	(16)	62,435
Other amortizing intangible assets	166	—		166	1,378	—	(1,378	)(17)	166
Other assets	34,686	14,000	(4)	48,686	62,427	11,562	19,292	(18)	141,967

Total assets	$2,393,502	$663,433		$3,056,935	$2,547,542	$414,514	$(174,288)		$5,844,703

Liabilities
Deposits	$1,809,257	$—		$1,809,257	$1,595,979	$330,832	$19,665	(19)	$3,755,733
FHLB advances and other borrowings	141,501	48,913	(5)	190,414	654,942	54,510	25,477	(20)	925,343
Other liabilities	46,594	—		46,594	45,061	3,622	—		95,277

Total liabilities	1,997,352	48,913		2,046,265	2,295,982	388,964	45,142		4,776,353

Shareholders’ Equity
Common stock	—	699	(6)	699	113	29	(72	)(21)	769
Additional paid-in capital	—	688,734	(7)	688,734	110,345	12,791	(53,197	)(22)	758,673
Retained earnings	393,096	(26,000	)(8)	367,096	149,554	19,183	(181,066	)(23)	354,767
Employee stock ownership plan shares	—	(48,913	)(9)	(48,913)	(7,444)	—	7,444	(24)	(48,913)
Recognition plan shares	—	—	(10)	—	(10,880)	—	10,880	(24)	—
Treasury stock	—	—		—	(5,522)	(3,109)	8,631	(24)	—
Accumulated other comprehensive income	3,054	—		3,054	15,394	(3,344)	(12,050	)(24)	3,054

Total shareholders’ equity	396,150	614,520		1,010,670	251,560	25,550	(219,430)		1,068,350

Total liabilities and shareholders’ equity	$2,393,502	$663,433		$3,056,935	$2,547,542	$414,514	$(174,288)		$5,844,703

(1)	Shows the effect of the mutual-to-stock conversion of NewAlliance Bancshares, assuming gross proceeds of $658.8 million (the minimum of the valuation range), offering expenses of $9.3 million, a contribution to the foundation of $40.0 million of conversion stock and establishment of an employee stock ownership plan that will acquire 7% of the shares issued in the conversion offering plus shares contributed to NewAlliance Foundation. The employee stock ownership plan will purchase its shares in the offering and in open market purchases. Open market purchases by the employee stock ownership plan are assumed at $10.00 per share. The actual percentage of the employee stock ownership plan will be determined at the end of the offering, and will be based upon the pro forma capital levels of the Bank after the offering. The $26.0 million reduction in retained earnings reflects the expense of funding the foundation of $40.0 million net of a deferred tax asset of $14.0 million.
(2)	Reflects the purchase accounting and acquisition adjustments related to the cash acquisition of Connecticut Bancshares for a price of $52.00 per share in cash and the acquisition of Alliance Bancorp for a price of $25.00 per share in newly issued conversion stock.
(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $658.8 million, less offering expenses of $9.3 million.
(4)	Deferred tax asset resulting from the $40.0 million expense for funding NewAlliance Foundation based on marginal tax rate of 35%.

(5)	At the low end of the offering range, NewAlliance Bancshares will borrow the needed funds for the employee stock ownership plan from a third party lender, thus resulting in recording a borrowing liability on the balance sheet of NewAlliance Bancshares. At the midpoint, maximum and maximum, as adjusted, the employee stock ownership plan loan is assumed to be funded internally with a loan from NewAlliance Bancshares, thus no borrowing liability would be recorded on the consolidated balance sheet of NewAlliance Bancshares at the midpoint, maximum or maximum, as adjusted.
(6)	Reflects par value of common stock at $0.01 per share based on an offering of 65,875,000 shares and the contribution to NewAlliance Foundation of 4,000,000 shares.
(7)	Net proceeds of stock offering $649.4 million plus shares contributed to the NewAlliance Foundation of $40.0 million, net of par value of common stock.
(8)	After-tax impact to retained earnings from the $40.0 million expense for funding NewAlliance Foundation based on a marginal tax rate of 35%.
(9)	Contra-equity account established to reflect unissued shares related to the employee stock ownership plan to purchase 7% of offering including NewAlliance Foundation shares.
(10)	NewAlliance Bancshares has no current plans to adopt for at least one year following the completion of the conversion a recognition and retention plan or stock option plan and, accordingly, no adjustments have been made for such plans. However, it is common practice in mutual-to-stock conversions of mutual savings banks to adopt stock recognition and retention plans and stock option plans which award stock and options for up to 4% and 10%, respectively, of the number of shares issued in the conversion offering. The adoption of any stock benefit plans by NewAlliance Bancshares in the future would require the approval of its shareholders.
(11)	Includes cash purchase price paid to holders of Connecticut Bancshares stock in the amount of $606.9 million, non-tax deductible transaction costs of $13.0 million, tax deductible acquisition costs of $63.6 million included in the purchase accounting for the acquisitions, merger charges of $8.7 million related to the acquisitions, $10.3 million of charges incurred by NewAlliance Bancshares, net of cash received from terminating the employee stock ownership plan and recognition and retention of Connecticut Bancshares of $11.3 million.
(12)	Yield adjustment to record the difference between portfolio yields and market rates as of September 30, 2003 for loans acquired in the acquisitions. Yield adjustments were calculated using present value analysis as follows: (a) the acquired loan portfolios were segregated into pools of similar loans; (b) cash flow projections were prepared for each loan pool based on actual interest rates, portfolio balances and remaining terms to maturity and using estimated prepayment speeds based on loan type and coupon; (c) cash flows were discounted to present value using risk adjusted discount rates for comparable loans based on information published by Freddie Mac, publicly-available information for index rates for adjustable rate mortgage loans, and risk-adjustments based on type of loan and underwriting characteristics; and (d) the yield adjustment is the difference between the present value of future cash flows for each pool and the current principal balance. Yield adjustments on acquired loans are amortized into interest income using the interest method over the estimated lives of the acquired loans which ranges from 0.3 years to 12.0 years depending on the type of loan (average of 4.6 years).
(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisitions.

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(Dollars in thousands, except per share data)
Purchase price per share ($)	$52.00	$25.00
Number of shares acquired	11,105,546	2,667,506
Number of options acquired	1,733,788	427,256
Average exercise price of options ($)	$25.87	$13.04

Cost of purchasing shares	$577,488	$66,687
Cost of purchasing options	45,304	5,110

Gross Purchase Price	$622,792	$71,797
Tax effect of purchasing options	(15,856)	(1,788)

Purchase price	606,936	70,009	$676,945
Less: acquired shareholders’ equity	(251,560)	(25,550)	(277,110)
Less: recovery of existing employee stock ownership plan contra	(7,444)	—	(7,444)
Less: tax benefit of accelerated RRP vesting	(3,808)	—	(3,808)
Plus: non-tax deductible transaction costs	11,700	1,250	12,950
Plus: taxable purchase accounting adjustments
Tax deductible transaction expenses	52,900	10,750	63,650
Yield adjustment for acquired CDs	15,133	4,532	19,665
Yield adjustment for acquired borrowings	22,515	2,962	25,477
Yield adjustment for acquired loans	(2,662)	(1,625)	(4,287)
Core deposit intangible	(48,025)	(7,038)	(55,063)
Other amortizing intangible assets	1,378	—	1,378
Non-compete agreement intangible	(6,823)	(2,510)	(9,333)
Market value adjustment for bank premises and equipment	(3,894)	(1,439)	(5,333)
Tax effect at 35% marginal tax rate	(10,683)	(1,971)	(12,654)

Goodwill	$375,663	$49,370	$425,033

(15)	Non-compete agreement is an identifiable intangible asset representing the aggregate payments to be made to senior management of Connecticut Bancshares and Alliance Bancorp pursuant to formal agreements. The non-compete agreement asset is amortized into expense on a straight-line basis over the terms of each agreement.
(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired deposit bases, calculated as the present value benefit of funding operations with the acquired deposit bases versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 9.4 years for Connecticut Bancshares and 9.9 years for Alliance Bancorp.
(17)	Other amortizing intangible assets of Connecticut Bancshares eliminated in purchase accounting.
(18)	Deferred tax asset of $12.7 million on taxable purchase accounting adjustments (see footnote 14) and deferred tax asset of $6.6 million on taxable merger charges (see footnote 23).
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2003 for time deposits acquired in the acquisition. Yield adjustments will be accreted over the lives of the acquired CDs as a reduction in interest expense. Yield adjustment is calculated as the difference between portfolio balances for time deposits and the present value of projected cash flows related to the time deposits discounted using current market rates. Current market rates were based on average rates paid by institutions competing in the regional market rate based on rate surveys conducted by Connecticut Bancshares and Alliance on or around September 30, 2003. The yield adjustments for deposits will be accreted into income using the interest method over the lives of the actual time deposits based on their monthly maturity (2.6 years).
(20)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2003 for borrowings acquired in the acquisition. Yield adjustments will be accreted over the lives of the acquired borrowings as a reduction in interest expense. Yield adjustment is calculated as the difference between portfolio balances for fixed rate and amortizing Federal Home Loan Bank advances and the present value of projected cash flows related to the advances discounted using market rates offered by the Federal Home Loan Bank of Boston as of September 30, 2003. The yield adjustments for borrowing will be accreted into income using the interest method over the lives of the actual borrowings based on their monthly maturity (4.8 years).

(21)	Calculated as follows (in thousands):

Eliminate common stock pursuant to purchase accounting:
Connecticut Bancshares	$(113)
Alliance Bancorp	(29)
Common stock (par value) issued in acquisition	70

Adjustment to common stock	$(72)

(22)	Calculated as follows (in thousands):

Eliminate paid-in capital pursuant to purchase accounting:
Connecticut Bancshares	$(110,345)
Alliance Bancorp	(12,791)
Common stock (par value) issued in acquisition	69,939

Adjustment to additional paid-in capital	$(53,197)

(23)	Adjustment to reflect the elimination of Connecticut Bancshares and Alliance retained earnings, and the effects of estimated charges, which will be charged to earnings as incurred. Since the estimated charges are non-recurring, they have not been reflected in the pro forma consolidated income statement. The elimination of retained earnings and estimated non-recurring charges consist of the following (in thousands):

Eliminate retained earnings pursuant to purchase accounting:
Connecticut Bancshares	$(149,554)
Alliance Bancorp	(19,183)
Merger charges incurred:
Connecticut Bancshares transaction	(6,621)
Alliance Bancorp transaction	(2,064)
NewAlliance Bancshares	(10,282)
Tax effect at marginal rate of 35%	6,638

Adjustment to retained earnings	$(181,066)

(24)	Calculated as follows (in thousands):

	Employee Stock Ownership Plan	Recognition Plan Shares	Treasury Stock	Accumulated Other Comprehensive Income
Eliminate the capital account balances of acquired institutions pursuant to purchase accounting:
Connecticut Bancshares	$7,444	$10,880	$5,522	$(15,394)
Alliance Bancorp	—	—	3,109	3,344

Adjustment to capital account	$7,444	$10,880	$8,631	$(12,050)

The following table presents pro forma balance sheet information at March 31, 2003 for NewAlliance Bancshares and December 31, 2002 for Connecticut Bancshares and Alliance Bancorp assuming the sale of 102,493,750 shares at the maximum of the valuation range, as adjusted.

	As of March 31, 2003 NewAlliance Bancshares	Pro Forma Conversion Adjustments(1)		NewAlliance Bancshares As Converted	As of December 31, 2002		Pro Forma Merger Adjustments(2)		Pro Forma Consolidated
					Connecticut Bancshares	Alliance Bancorp
	(In thousands)
Assets
Cash and cash equivalents	$50,632	$—		$50,632	$25,264	$18,461	$—		$94,357
Investment securities available for sale	1,099,410	937,596	(3)	2,037,006	841,622	85,207	(691,251	)(11)	2,272,584
Investment securities held to maturity	350	—		350	—	5,372	—		5,722
Loans receivable, net	1,161,058	—		1,161,058	1,540,567	286,154	4,287	(12)	2,992,066
Federal Home Loan Bank stock	13,766	—		13,766	30,783	2,605	—		47,154
Bank premises and equipment	32,870	—		32,870	17,793	5,104	5,333	(13)	61,100
Goodwill and non-amortizing intangible assets	564	—		564	20,336	49	425,033	(14)	445,982
Non-compete agreement	—	—		—	—	—	9,333	(15)	9,333
Core deposit intangible	—	—		—	7,372	—	55,063	(16)	62,435
Other amortizing intangible assets	166	—		166	1,378	—	(1,378	)(17)	166
Other assets	34,686	14,000	(4)	48,686	62,427	11,562	19,292	(18)	141,967

Total assets	$2,393,502	$951,596		$3,345,098	$2,547,542	$414,514	$(174,288)		$6,132,866

Liabilities
Deposits	$1,809,257	—		1,809,257	1,595,979	330,832	19,665	(19)	3,755,733
FHLB advances and other borrowings	141,501	—	(5)	141,501	654,942	54,510	25,477	(20)	876,430
Other liabilities	46,594	—		46,594	45,061	3,622	—		95,277

Total liabilities	1,997,352	—		1,997,352	2,295,982	388,964	45,142		4,727,440

Shareholders’ Equity
Common stock	—	1,065	(6)	1,065	113	29	(72	)(21)	1,135
Additional paid-in capital	—	1,051,077	(7)	1,051,077	110,345	12,791	(53,197	)(22)	1,121,016
Retained earnings	393,096	(26,000	)(8)	367,096	149,554	19,183	(181,066	)(23)	354,767
Employee stock ownership plan shares	—	(74,546	)(9)	(74,546)	(7,444)	—	7,444	(24)	(74,546)
Recognition plan shares	—	—	(10)	—	(10,880)	—	10,880	(24)	—
Treasury stock	—	—		—	(5,522)	(3,109)	8,631	(24)	—
Accumulated other comprehensive income	3,054	—		3,054	15,394	(3,344)	(12,050	)(24)	3,054

Total shareholders’ equity	396,150	951,596		1,347,746	251,560	25,550	(219,430)		1,405,426

Total liabilities and shareholders’ equity	$2,393,502	$951,596		$3,345,098	$2,547,542	$414,514	$(174,288)		$6,132,866

(1)	Shows the effect of the mutual-to-stock conversion of NewAlliance Bancshares, assuming gross proceeds of $1.025 billion, the maximum, as adjusted, offering expenses of $12.8 million, a contribution to NewAlliance Foundation of $40.0 million of conversion stock and establishment of an employee stock ownership plan that will acquire 7% of the shares issued in the conversion offering plus shares contributed to NewAlliance Foundation. The employee stock ownership plan will purchase its shares in the offering and in open market purchases. Open market purchases by the employee stock ownership plan are assumed at $10.00 per share. The actual percentages of the employee stock ownership plan will be determined at the end of the offering, and will be based upon the pro forma capital levels of the Bank after the offering. The $26.0 million reduction in retained earnings reflects the expense of funding the foundation of $40.0 million net of a deferred tax asset of $14.0 million.
(2)	Reflects the purchase accounting and acquisition adjustments related to the cash acquisition of Connecticut Bancshares for a price of $52.00 per share in cash and the acquisition of Alliance Bancorp for a price of $25.00 per share in newly issued conversion stock.
(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $1.025 billion, less offering expenses of $12.8 million and the purchase of shares by the employee stock ownership plan of $74.5 million.
(4)	Deferred tax asset resulting from the $40.0 million expense for funding the NewAlliance Foundation based on marginal tax rate of 35%.

(5)	At the low end of the offering range, NewAlliance Bancshares will borrow the needed funds for the employee stock ownership plan from a third party lender, thus resulting in recording a borrowing liability on the balance sheet of NewAlliance Bancshares. At the midpoint, maximum and maximum, as adjusted, the employee stock ownership plan loan is assumed to be funded internally with a loan from NewAlliance Bancshares, thus no borrowing liability would be recorded on the consolidated balance sheet of NewAlliance Bancshares at the midpoint, maximum or maximum, as adjusted.
(6)	Reflects par value of common stock at $0.01 per share based on an offering of 102,493,750 shares and the contribution to NewAlliance Foundation of 4,000,000 shares.
(7)	Net proceeds of stock offering $1.012 billion plus shares contributed to NewAlliance Foundation of $40.0 million, net of par value of common stock.
(8)	After-tax impact to retained earnings from the $40.0 million expense for funding NewAlliance Foundation based on a marginal tax rate of 35%.
(9)	Contra-equity account established to reflect unissued shares related to the employee stock ownership plan to purchase 7% of offering including NewAlliance Foundation shares.
(10)	NewAlliance Bancshares has no current plans to adopt for at least one year following the completion of the conversion a recognition and retention plan or stock option plan and, accordingly, no adjustments have been made for such plans. However, it is common practice in mutual-to-stock conversions of mutual savings banks to adopt stock recognition and retention plans and stock option plans which award stock and options for up to 4% and 10%, respectively, of the number of shares issued in the conversion offering. The adoption of any stock benefit plans by NewAlliance Bancshares in the future would require the approval of its shareholders.
(11)	Includes cash purchase price paid to holders of Connecticut Bancshares stock in the amount of $606.9 million, non-tax deductible transaction costs of $13.0 million, tax deductible acquisition costs of $63.6 million included in the purchase accounting for the acquisitions, merger charges of $8.7 million related to the acquisitions, $10.3 million of charges incurred by NewAlliance Bancshares, net of cash received from terminating the employee stock ownership plan and recognition and retention of Connecticut Bancshares of $11.3 million.
(12)	Yield adjustment to record the difference between portfolio yields and market rates as of September 30, 2003 for loans acquired in the acquisitions. Yield adjustments were calculated using present value analysis as follows: (a) the acquired loan portfolios were segregated into pools of similar loans; (b) cash flow projections were prepared for each loan pool based on actual interest rates, portfolio balances and remaining terms to maturity and using estimated prepayment speeds based on loan type and coupon; (c) cash flows were discounted to present value using risk adjusted discount rates for comparable loans based on information published by Freddie Mac, publicly-available information for index rates for adjustable rate mortgage loans, and risk-adjustments based on type of loan and underwriting characteristics; and (d) the yield adjustment is the difference between the present value of future cash flows for each pool and the current principal balance. Yield adjustments on acquired loans are amortized into interest income using the interest method over the estimated lives of the acquired loans which ranges between 0.3 years and 12.0 years, depending upon type of loan (average of 4.6 years).
(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisitions.

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(Dollars in thousands, except per share data)
Purchase price per share ($)	$52.00	$25.00
Number of shares acquired	11,105,546	2,667,506
Number of options acquired	1,733,788	427,256
Average exercise price of options ($)	$25.87	$13.04

Cost of purchasing shares	$577,488	$66,687
Cost of purchasing options	45,304	5,110

Gross Purchase Price	$622,792	$71,797
Tax effect of purchasing options	(15,856)	(1,788)

Purchase price	606,936	70,009	$676,945
Less: acquired shareholders’ equity	(251,560)	(25,550)	(277,110)
Less: recovery of existing employee stock ownership plan contra	(7,444)	—	(7,444)
Less: tax benefit of accelerated RRP vesting	(3,808)	—	(3,808)
Plus: non-tax deductible transaction costs	11,700	1,250	12,950
Plus: taxable purchase accounting adjustments
Tax deductible transaction expenses	52,900	10,750	63,650
Yield adjustment for acquired CDs	15,133	4,532	19,665
Yield adjustment for acquired borrowings	22,515	2,962	25,477
Yield adjustment for acquired loans	(2,662)	(1,625)	(4,287)
Core deposit intangible	(48,025)	(7,038)	(55,063)
Other amortizing intangible assets	1,378	—	1,378
Non-compete agreement intangible	(6,823)	(2,510)	(9,333)
Market value adjustment for bank premises and equipment	(3,894)	(1,439)	(5,333)
Tax effect at 35% marginal tax rate	(10,683)	(1,971)	(12,654)

Goodwill	$375,663	$49,370	$425,033

(15)	Non-compete agreement is an identifiable intangible asset representing the aggregate payments to be made to senior management of Connecticut Bancshares and Alliance Bancorp pursuant to formal agreements. The non-compete agreement asset is amortized into expense on a straight-line basis over the terms of each agreement.
(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired deposit bases, calculated as the present value benefit of funding operations with the acquired deposit bases versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 9.4 years for Connecticut Bancshares and 9.9 years for Alliance Bancorp.
(17)	Other amortizing intangible assets of Connecticut Bancshares eliminated in purchase accounting.
(18)	Deferred tax asset of $12.7 million on taxable purchase accounting adjustments (see footnote 14) and deferred tax asset of $6.6 million on taxable merger charges (see footnote 23).
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2003 for time deposits acquired in the acquisition. Yield adjustments will be accreted over the lives of the acquired CDs as a reduction in interest expense. Yield adjustment is calculated as the difference between portfolio balances for time deposits and the present value of projected cash flows related to the time deposits discounted using current market rates. Current market rates were based on average rates paid by institutions competing in the regional market rate based on rate surveys conducted by Connecticut Bancshares and Alliance on or around September 30, 2003. The yield adjustments for loans will be accreted into income using the interest method over the lives of the actual time deposits based on their monthly maturity (2.6 years).
(20)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2003 for borrowings acquired in the acquisition. Yield adjustments will be accreted over the lives of the acquired borrowings as a reduction in interest expense. Yield adjustment is calculated as the difference between portfolio balances for fixed rate and amortizing Federal Home Loan Bank advances and the present value of projected cash flows related to the advances discounted using market rates offered by the Federal Home Loan Bank of Boston as of September 30, 2003. The yield adjustments for borrowing will be accreted into income using the interest method over the lives of the actual borrowings based on their monthly maturity (4.8 years).

(21)	Calculated as follows (in thousands):

Eliminate common stock pursuant to purchase accounting:
Connecticut Bancshares	$(113)
Alliance Bancorp	(29)
Common stock (par value) issued in acquisition	70

Adjustment to common stock	$(72)

(22)	Calculated as follows (in thousands):

Eliminate paid-in capital pursuant to purchase accounting:
Connecticut Bancshares	$(110,345)
Alliance Bancorp	(12,791)
Common stock (par value) issued in acquisition	69,939

Adjustment to additional paid-in capital	$(53,197)

(23)	Adjustment to reflect the elimination of Connecticut Bancshares and Alliance retained earnings, and the effects of estimated charges, which will be charged to earnings as incurred. Since the estimated charges are non-recurring, they have not been reflected in the pro forma consolidated income statement. The elimination of retained earnings and estimated non-recurring charges consist of the following (in thousands):

Eliminate retained earnings pursuant to purchase accounting:
Connecticut Bancshares	$(149,554)
Alliance Bancorp	(19,183)
Merger charges incurred:
Connecticut Bancshares transaction	(6,621)
Alliance Bancorp transaction	(2,064)
NewAlliance Bancshares	(10,282)
Tax effect at marginal rate of 35%	6,638

Adjustment to retained earnings	$(181,066)

(24)	Calculated as follows (in thousands):

	Employee Stock Ownership Plan	Recognition Plan Shares	Treasury Stock	Accumulated Other Compre- hensive Income
Eliminate the capital account balances of acquired institutions pursuant to purchase accounting:
Connecticut Bancshares	$7,444	$10,880	$5,522	$(15,394)
Alliance Bancorp	—	—	3,109	3,344

Adjustment to capital account	$7,444	$10,880	$8,631	$(12,050)

Unaudited Pro Forma Condensed Consolidated Income Statements

The following table presents pro forma income statement information for the six months ended September 30, 2003 for NewAlliance Bancshares, Connecticut Bancshares and Alliance assuming the sale of 65,875,000 shares at the minimum of the valuation range.

	For the Six Months Ended September 30, 2003
	NewAlliance Bancshares	Pro Forma Conversion Adjustments		NewAlliance Bancshares As Converted	Connecticut Bancshares	Alliance Bancorp	Pro Forma Merger Adjustments		Pro Forma Consolidated
	(In thousands)
Interest and dividend income	$51,389	$—		$51,389	$64,175	$10,670	$(6,159	)(2)	$120,075
Interest expense	(14,718)	—		(14,718)	(23,908)	(4,711)	8,695	(3)	(34,642)

Net interest income before provision for loan losses	36,671	—		36,671	40,267	5,959	2,536		85,433
Provision for loan losses	—	—		—	(600)	(19)	—		(619)

Net interest income after provision for loan losses	36,671	—		36,671	39,667	5,940	2,536		84,814
Non-interest income	8,141	—		8,141	14,967	1,602	—		24,710
Non-interest expense	(31,259)	(1,915	)(1)	(33,174)	(30,670)	(6,262)	(5,785	)(4)	(75,891)

Income before provision for income taxes	13,553	(1,915)		11,638	23,964	1,280	(3,249)		33,633
Provision for income taxes	(4,653)	670		(3,983)	(7,972)	(600)	1,137	(5)	(11,418)

Net income	$8,900	$(1,245)		$7,655	$15,992	$680	$(2,112)		$22,215

(1)	Employee stock ownership plan loan with a balance of $48.9 million and an amortization period of 30 years straight line. NewAlliance Bancshares will borrow the needed funds for the employee stock ownership plan from a third party lender. The expense of the employee stock ownership plan is recorded as a non-interest expense item calculated as the sum of the total principal payment (representing shares to be released to participants) and interest due on the loan for the period shown. The interest is calculated at a rate of 4.50%. The total expense is calculated as follows (in thousands):

Principal payment (six months)	$815
Interest at 4.50% (six months)	1,100

Total non-interest expense adjustment	$1,915

(2)	Adjustment to interest income represents the amortization of the market value adjustments for loans and investments. The amortization of investments is based on a total pre-tax premium of $12.1 million for Connecticut Bancshares. The amortization of premium for loans receivable is based on a premium of $5.7 million for Connecticut Bancshares and $1.6 million for Alliance. The premiums for investments are amortized over the estimated duration of the securities utilizing an accelerated amortization schedule ranging from 0.9 to 9.5 years (1.8 years average life). The premiums for loans are amortized using the interest method over the projected lives of the related loans (from 0.3 to 12.0 years (4.8 years average)).

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Amortization of investments premium from purchase accounting	$(4,104)	$—	$(4,104)
Amortization of loan premium from purchase accounting	(1,612)	(443)	(2,055)

Adjustment to interest income	$(5,716)	$(443)	$(6,159)

(3)

Adjustment to interest expense represents the accretion of the market value adjustments for both deposits and borrowings. The accretion of the deposit and borrowing premiums are based on carrying values for Connecticut Bancshares deposit and borrowing premiums of $15.6 million and $27.5 million, respectively. The accretion of deposit and borrowing premiums are based on carrying value for Alliance’s deposit premiums of $4.5 million and $3.0 million, respectively. The respective premiums are accreted into expense using the interest method over the actual maturities of the fixed term time deposits (2.6 years) and fixed rate borrowings (4.8 years) of Connecticut Bancshares and Alliance and over the projected terms of the amortizing Federal Home Loan Bank advances of Connecticut Bancshares and Alliance.

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Accretion of deposit premium from purchase accounting	$3,701	$1,069	$4,770
Accretion of borrowings premium from purchase accounting	3,561	364	3,925

Adjustment to interest expense	$7,262	$1,433	$8,695

(4)	Adjustment to non-interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Backout historical employee stock ownership plan and recognition and retention plan expenses due to termination of plans	$2,733	$—	$2,733
Amortization of non-compete agreements	(1,794)	(552)	(2,346)
Amortization of new core deposit intangible	(5,329)	(710)	(6,039)
Depreciation adjustment for market value of fixed assets	(97)	(36)	(133)

Adjustment to non-interest expense	$(4,487)	$(1,298)	$(5,785)

These pro forma non-interest expense adjustments exclude the impact of one-time charges.

(5)	Marginal tax rate of 35%.

The following table presents pro forma income statement information for the six months ended September 30, 2003 for NewAlliance Bancshares, Connecticut Bancshares and Alliance Bancorp assuming the sale of 102,493,750 shares at the maximum, as adjusted of the valuation range.

	For the Six Months Ended September 30, 2003
	NewAlliance Bancshares	Pro Forma Conversion Adjustments		NewAlliance Bancshares As Converted	Connecticut Bancshares	Alliance Bancorp	Pro Forma Merger Adjustments		Pro Forma Consolidated
	(In thousands)
Interest and dividend income	$51,389	$—		$51,389	$64,175	$10,670	$(6,159	)(2)	$120,075
Interest expense	(14,718)	—		(14,718)	(23,908)	(4,711)	8,695	(3)	(34,642)

Net interest income before provision for loan losses	36,671	—		36,671	40,267	5,959	2,536		85,433
Provision for loan losses	—	—		—	(600)	(19)	—		(619)

Net interest income after provision for loan losses	36,671	—		36,671	39,667	5,940	2,536		84,814
Non-interest income	8,141	—		8,141	14,967	1,602	—		24,710
Non-interest expense	(31,259)	(1,243	)(1)	(32,502)	(30,670)	(6,262)	(5,785	)(4)	(75,219)

Income before provision for income taxes	13,553	(1,243)		12,310	23,964	1,280	(3,249)		34,305
Provision for income taxes	(4,653)	435		(4,218)	(7,972)	(600)	1,137	(5)	(11,653)

Net income	$8,900	$(808)		$8,092	$15,992	$680	$(2,112)		$22,652

(1)	Employee stock ownership plan loan with a balance of $74.5 million and an amortization period of 30 years straight line. The employee stock ownership plan is funded by the holding company, so no interest expense is recorded on the consolidated income statements of NewAlliance. The expense of the employee stock ownership plan is recorded as a non-interest expense item calculated as the principal payment (representing shares to be released to participants) for the period shown. The total expense is calculated as follows:

Principal payment (six month)	$1,243
Interest expense (none on a consolidated basis)	—

Total non-interest expense adjustment	$1,243

(2)	Adjustment to interest income represents the amortization of the market value adjustments for loans and investments. The amortization of investments is based on a total pre-tax premium of $12.1 million for Connecticut Bancshares. The amortization of premium for loans receivable is based on a purchase premium of $5.6 million for Connecticut Bancshares and $1.6 million for Alliance Bancorp. The premiums for investments are amortized over (1.8 years average life) the estimated duration of the securities utilizing an accelerated amortization schedule ranging from 0.9 to 9.5 years. The premiums for loans are amortized using the interest method over the projected lives of the related loans from 0.3 to 12.0 years (4.8 years average).

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Amortization of investments premium from purchase accounting	$(4,104)	$—	$(4,104)
Amortization of loan premium from purchase accounting	(1,612)	(443)	(2,055)

Adjustment to interest income	$(5,716)	$(443)	$(6,159)

(3)	Adjustment to interest expense represents the accretion of the market value adjustments for both deposits and borrowings. The accretion of the deposit and borrowing premiums are based on carrying values for Connecticut Bancshares deposit and borrowing premiums of $15.6 million and $27.5 million, respectively. The accretion of deposit and borrowing premiums are based on carrying value for Alliance’s deposit premiums of $4.5 million and $3.0 million, respectively. The respective premiums are accreted into expense using the interest method over the actual maturities of the fixed term time deposits (2.6 years) and fixed rate borrowings of Connecticut Bancshares and Alliance and over the projected terms (4.8 years) for the amortizing Federal Home Loan Bank advances of Connecticut Bancshares and Alliance.

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Accretion of deposit premium from purchase accounting	$3,701	$1,069	$4,770
Accretion of borrowings premium from purchase accounting	3,561	364	3,925

Adjustment to interest expense	$7,262	$1,433	$8,695

(4)	Adjustment to non-interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Backout historical employee stock ownership plan and recognition and retention plan expenses due to termination of plans	$2,733	$—	$2,733
Amortization of non-compete agreements	(1,794)	(552)	(2,346)
Amortization of new core deposit intangible	(5,329)	(710)	(6,039)
Depreciation adjustment for market value of fixed assets	(97)	(36)	(133)

Adjustment to non-interest expense	$(4,487)	$(1,298)	$(5,785)

These pro forma non-interest expense adjustments exclude the impact of one-time charges.

(5)	Marginal tax rate of 35%.

The following table presents pro forma income statement information for the fiscal year ended March 31, 2003 for NewAlliance Bancshares and the fiscal year ended December 31, 2002 for Connecticut Bancshares and Alliance assuming the sale of 65,875,000 shares at the minimum of the valuation range.

	Year Ended March 31, 2003 NewAlliance Bancshares	Pro Forma Conversion Adjustments		NewAlliance Bancshares As Converted	Year Ended December 31, 2002		Pro Forma Merger Adjustments		Pro Forma Consolidated
					Connecticut Bancshares	Alliance Bancorp
	(In thousands)
Interest and dividend income	$116,812	$—		$116,812	$140,566	$24,007	$(17,510	)(2)	$263,875
Interest expense	(39,617)	—		(39,617)	(59,908)	(11,459)	15,195	(3)	(95,789)

Net interest income before provision for loan losses	77,195	—		77,195	80,658	12,548	(2,315)		168,086
Provision for loan losses	—	—		—	(1,500)	(348)	—		(1,848)

Net interest income after provision for loan losses	77,195	—		77,195	79,158	12,200	(2,315)		166,238
Non-interest income	18,607	—		18,607	19,026	2,854	—		40,487
Non-interest expense	(59,564)	(3,831	)(1)	(63,395)	(59,609)	(10,153)	(12,298	)(4)	(145,455)

Income before provision for income taxes	36,238	(3,831)		32,407	38,575	4,901	(14,613)		61,270
Provision for income taxes	(12,361)	1,341		(11,020)	(12,626)	(1,443)	5,114	(5)	(19,975)

Net income	$23,877	$(2,490)		$21,387	$25,949	$3,458	$(9,499)		$41,295

(1)	Employee stock ownership plan loan with a balance of $48.9 million and an amortization period of 30 years straight line. NewAlliance Bancshares will borrow the needed funds for the employee stock ownership plan loan from a third party lender. The expense of the employee stock ownership plan is recorded as a non-interest expense item calculated as the sum of the total principal payment (representing shares to be released to participants) and interest due on the loan for the period shown. The interest is calculated at a rate of 4.50%. The total expense is calculated as follows (in thousands):

Principal payment (one year)	$1,630
Interest at 4.50% (one year)	2,201

Total non-interest expense adjustment	$3,831

(2)	Adjustment to interest income represents the amortization of the market value adjustments for loans and investments. The amortization of investments is based on a total pre-tax premium of $20.5 million for Connecticut Bancshares. The amortization of premium for loans receivable is based on a purchase premium of $5.7 million for Connecticut Bancshares and $1.6 million for Alliance. The premiums for investments are amortized over the estimated duration of the securities utilizing an accelerated amortization schedule ranging from 0.9 to 9.5 years (1.8 years average life). The premiums for loans are amortized using the interest method over the projected lives of the related loans (from 0.3 to 12.0 years (4.8 years average)).

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Amortization of investments premium from purchase accounting	$(14,821)	$—	$(14,821)
Amortization of loan premium from purchase accounting	(1,962)	(727)	(2,689)

Adjustment to interest income	$(16,783)	$(727)	$(17,510)

(3)

Adjustment to interest expense represents the accretion of the market value adjustments for both deposits and borrowings. The accretion of the deposit and borrowing premiums are based on carrying values for Connecticut Bancshares deposit and borrowing premiums of $15.6 million and $27.5 million, respectively. The accretion of deposit and borrowing premiums are based on carrying value for Alliance’s deposit premiums of $4.5 million and $3.0 million, respectively. The respective premiums are accreted into expense using the interest method over the actual maturities of the fixed term time deposits (2.6 years) and fixed rate borrowings of Connecticut Bancshares and Alliance and over the projected terms (4.8 years) for the amortizing Federal Home Loan Bank advances of Connecticut Bancshares and Alliance.

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Accretion of deposit premium from purchase accounting	$5,782	$2,074	$7,856
Accretion of borrowings premium from purchase accounting	6,595	744	7,339

Adjustment to interest expense	$12,377	$2,818	$15,195

(4)	Adjustment to non-interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Backout historical employee stock ownership plan and recognition and retention plan expenses due to termination of plans	$4,233	$—	$4,233
Amortization of non-compete agreements	(3,512)	(1,104)	(4,616)
Amortization of new core deposit intangible	(10,229)	(1,419)	(11,648)
Depreciation adjustment for market value of fixed assets	(195)	(72)	(267)

Adjustment to non-interest expense	$(9,703)	$(2,595)	$(12,298)

These pro forma non-interest expense adjustments exclude the impact of one-time charges.

(5)	Marginal tax rate of 35%.

The following table presents pro forma income statement information for the fiscal year ended March 31, 2003 for NewAlliance Bancshares and the fiscal year ended December 31, 2002 for Connecticut Bancshares and Alliance assuming the sale of 102,493,750 shares at the maximum, as adjusted, of the valuation range.

	Year Ended March 31, 2003 NewAlliance Bancshares	Pro Forma Conversion Adjustments		NewAlliance Bancshares As Converted	Year Ended December 31, 2002		Pro Forma Merger Adjustments		Pro Forma Consolidated
					Connecticut Bancshares	Alliance Bancorp
	(In thousands)
Interest and dividend income	$116,812	$—		$116,812	$140,566	$24,007	$(17,510	)(2)	$263,875
Interest expense	(39,617)	—		(39,617)	(59,908)	(11,459)	15,195	(3)	(95,789)

Net interest income before provision for loan losses	77,195	—		77,195	80,658	12,548	(2,315)		168,086
Provision for loan losses	—	—		—	(1,500)	(348)	—		(1,848)

Net interest income after provision for loan losses	77,195	—		77,195	79,158	12,200	(2,315)		166,238
Non-interest income	18,607	—		18,607	19,026	2,854	—		40,487
Non-interest expense	(59,564)	(2,485	)(1)	(62,049)	(59,609)	(10,153)	(12,298	)(4)	(144,109)

Income before provision for income taxes	36,238	(2,485)		33,753	38,575	4,901	(14,613)		62,616
Provision for income taxes	(12,361)	870		(11,491)	(12,626)	(1,443)	5,114	(5)	(20,446)

Net income	$23,877	$(1,615)		$22,262	$25,949	$3,458	$(9,499)		$42,170

(1)	Employee stock ownership plan loan with a balance of $74.5 million and an amortization period of 30 years straight line. The employee stock ownership plan loan is funded by the holding company, so no interest expense is recorded on the consolidated income statements of NewAlliance. The expense of the employee stock ownership plan is recorded as a non-interest expense item calculated as the principal payment (representing shares to be released to participants) for the period shown. The total expense is calculated as follows (in thousands):

Principal payment (twelve months)	$2,485
Interest expense (none on a consolidated basis)	—

Total non-interest expense adjustment	$2,485

(2)	Adjustment to interest income represents the amortization of the market value adjustments for loans and investments. The amortization of investments is based on a total pre-tax premium of $20.5 million for Connecticut Bancshares. The amortization of premium for loans receivable is based on a purchase premium of $5.6 million for Connecticut Bancshares and $1.6 million for Alliance. The premiums for investments are amortized over the estimated duration of the securities utilizing an accelerated amortization schedule ranging from 0.9 to 9.5 years (1.8 years average life). The premiums for loans are amortized using the interest method over the projected lives of the related loans (0.3 years to 12.0 years (4.8 years average)).

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Amortization of investments premium from purchase accounting	$(14,821)	$—	$(14,821)
Amortization of loan premium from purchase accounting	(1,962)	(727)	(2,689)

Adjustment to interest income	$(16,783)	$(727)	$(17,510)

(3)	Adjustment to interest expense represents the accretion of the market value adjustment for both deposits and borrowings. The accretion of the deposit and borrowing premiums are based on carrying values for Connecticut Bancshares deposit and borrowing premiums of $15.6 million and $27.5 million, respectively. The accretion of deposit and borrowing premiums are based on carrying value for Alliance’s deposit premiums of $4.5 million and $3.0 million, respectively. The respective premiums are accreted into expense using the interest method over the actual maturities of the fixed term time deposits (2.6 years) and fixed rate borrowings (4.8 years) of Connecticut Bancshares and Alliance and over the projected terms for the amortizing Federal Home Loan Bank advances of Connecticut Bancshares and Alliance.

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Accretion of deposit premium from purchase accounting	$5,782	$2,074	$7,856
Accretion of borrowings premium from purchase accounting	6,595	744	7,339

Adjustment to interest expense	$12,377	$2,818	$15,195

(4)	Adjustment to non-interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Backout historical employee stock ownership plan and recognition and retention plan expenses due to termination of plans	$4,233	$—	$4,233
Amortization of non-compete agreements	(3,512)	(1,104)	(4,616)
Amortization of new core deposit intangible	(10,229)	(1,419)	(11,648)
Depreciation adjustment for market value of fixed assets	(195)	(72)	(267)

Adjustment to non-interest expense	$(9,703)	$(2,595)	$(12,298)

These pro forma non-interest expense adjustments exclude the impact of one-time charges.

(5)	Marginal tax rate of 35%.

Additional Pro Forma Data

The actual net proceeds from the sale of NewAlliance Bancshares common stock in the conversion offering cannot be determined until the conversion is completed. However, the conversion offering net proceeds are currently estimated to be between $649.4 million and $879.7 million, or up to $1.012 billion at the maximum, as adjusted, in the event the offering range is increased by approximately 15%, based upon the following assumptions:

•	NewAlliance Bancshares will sell all shares of common stock in the subscription offering;

•	NewAlliance Bancshares’ employee stock ownership plan will purchase 7% of the shares of common stock sold in the conversion offering, including shares contributed to the NewAlliance Foundation. At the low end of the offering range, it is assumed that NewAlliance Bancshares will borrow the needed funds for the employee stock ownership plan from a third party lender. At the midpoint, maximum and maximum, as adjusted, of the offering range, the employee stock ownership plan is assumed to be funded internally with a loan from NewAlliance Bancshares;

•	NewAlliance Bancshares will make a contribution to the NewAlliance Foundation amounting to 4,000,000 shares of its common stock with an assumed value of $10.00 per share;

•	Expenses of the conversion offering, other than the fees to be paid to Ryan Beck are estimated to be $3.0 million;

•	Ryan Beck will receive a management fee of $100,000 plus fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the conversion offering, excluding any shares purchased by any employee benefit plans, and any of NewAlliance Bancshares’ directors, officers or employees or members of their immediate families;

•	7,000,914 exchange shares and 7,013,095 exchange shares will be issued at March 31, 2003 and September 30, 2003, respectively, to Alliance shareholders in the acquisition; and

•	The cash required to fund the acquisitions of Connecticut Bancshares and Alliance was $691.3 million and $679.8 million as of March 31, 2003 and September 30, 2003.

NewAlliance Bancshares has prepared the following tables, which set forth New Haven Savings Bank’s historical consolidated net income and shareholders’ equity in combination with Connecticut Bancshares and Alliance prior to the conversion, and NewAlliance Bancshares’ pro forma consolidated net income and shareholders’ equity following the conversion and acquisition of Connecticut Bancshares and Alliance. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•	Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds, if any, had been invested at an average yield of 1.06% and 1.19% for the six months ended September 30, 2003 and the year ended March 31, 2003, respectively, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity (CMT) on September 30, 2003 and March 31, 2003, respectively;

•	The pro forma after-tax yield on the net proceeds from the conversion offering is assumed to be 0.69% and 0.77% for the six months ended September 30, 2003 and the year ended March 31, 2003, respectively, based on a marginal tax rate of 35.00%;

•	No withdrawals were made from New Haven Savings Bank’s deposit accounts for the purchase of shares in the conversion offering;

•	Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock issued in the conversion, issued to Alliance shareholders and issued to the NewAlliance Foundation, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan;

•	Pro forma shareholders’ equity amounts have been calculated as if NewAlliance Bancshares common stock had been sold in the conversion offering on September 30, 2003 and March 31, 2003, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions; and

•	Pro forma tangible shareholders’ equity amounts have been calculated by subtracting the estimated balances of intangible assets from pro forma shareholders’ equity; intangible assets include assets such as core deposit intangible and non-compete agreements and goodwill.

The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion and the acquisitions actually occur and should not be taken as indicative of future results of operations.

Pro forma shareholders’ equity represents the difference between the stated amount of NewAlliance Bancshares assets and liabilities computed in accordance with generally accepted accounting principles used in the United States. Shareholders’ equity does not give effect to intangible assets in the event of a liquidation. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

Book value gives no effect to the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders. See “THE CONVERSION AND THE OFFERING—Effects Of The Conversion—Liquidation Account ” on page 250.

The tables on the following pages present historical data of New Haven Savings Bank, Connecticut Bancshares and Alliance (as defined in the footnotes to the table), and NewAlliance Bancshares’ pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of the common stock following the conversion and the acquisitions.

PRO FORMA TABLE (September 30, 2003)

Minimum 65,875,000 $10.00 per share	Midpoint 77,500,000 $10.00 per share	Maximum 89,125,000 $10.00 per share	Maximum As Adjusted 102,493,750 $10.00 per share(1)
(In thousands, except per share data)
Gross proceeds	$658,750	$775,000	$891,250	$1,024,938
Plus: shares issued to NewAlliance Foundation(2)	40,000	40,000	40,000	40,000
Plus: shares issued to Alliance(3)	70,131	70,131	70,131	70,131

Pro Forma Market Capitalization	$768,881	$885,131	$1,001,381	$1,135,069

Gross proceeds	$658,750	$775,000	$891,250	$1,024,938
Less: conversion expenses	(9,317)	(10,421)	(11,526)	(12,796)

Estimated net proceeds	649,433	764,579	879,724	1,012,142
Less: common stock acquired by employee stock ownership plan(4)	—	(57,050)	(65,188)	(74,546)
Less: common stock acquired by recognition and retention plan(5)	—	—	—	—

Estimated net proceeds as adjusted	$649,433	$707,529	$814,536	$937,596

Estimated acquisition cash costs(6)	$(679,767)	$(679,767)	$(679,767)	$(679,767)

For the Six Months ended September 30, 2003
Net income
Historical net income(8)	$23,460	$23,460	$23,460	$23,460
Pro forma interest income on net proceeds	2,237	2,437	2,806	3,230
Pro forma expense of financing acquisition cash costs	(2,342)	(2,342)	(2,342)	(2,342)
Pro forma employee stock ownership plan adjustment(4)	(1,245)	(618)	(706)	(808)
Pro forma recognition and retention plan adjustment(5)	—	—	—	—

Pro forma net income	$22,110	$22,937	$23,218	$23,540

Per share net income
Historical net income	$0.33	$0.29	$0.25	$0.22
Pro forma interest income on net proceeds	0.03	0.03	0.03	0.03
Pro forma expense of financing acquisition cash costs	(0.03)	(0.03)	(0.02)	(0.02)
Pro forma employee stock ownership plan adjustment(4)	(0.02)	(0.01)	(0.01)	(0.01)
Pro forma recognition and retention plan adjustment(5)	—	—	—	—

Pro forma net income per share	$0.31	$0.28	$0.25	$0.22

Shares used for calculating pro forma earnings per share	72,078,366	82,903,178	93,727,991	106,176,525

Offering price as a multiple of pro forma earnings per share(5)	16.13	x	17.86	x	20.00	x	22.73	x
At September 30, 2003
Shareholders’ equity:
Historical shareholders’ equity(9)	$461,605	$461,605	$461,605	$461,605
Estimated net proceeds	649,433	764,579	879,724	1,012,142
Plus: tax benefit of shares issued to NewAlliance Foundation (2)	14,000	14,000	14,000	14,000
Plus: shares issued to NewAlliance Foundation(2)	40,000	40,000	40,000	40,000
Less: shares issued to NewAlliance Foundation(2)	(40,000)	(40,000)	(40,000)	(40,000)
Less: common stock acquired by employee stock ownership plan(4)	(48,913)	(57,050)	(65,188)	(74,546)
Less: common stock acquired by recognition and retention plan(5)	—	—	—	—

Pro forma shareholders’ equity	1,076,125	1,183,134	1,290,141	1,413,201
Intangible assets(8)	(497,700)	(497,700)	(497,700)	(497,700)

Pro forma tangible shareholders’ equity	$578,425	$685,434	$792,441	$915,501

Shareholders’ equity per share
Historical	$6.01	$5.21	$4.60	$4.07
Estimated net proceeds	8.45	8.64	8.79	8.92
Plus: tax benefit of shares issued to NewAlliance Foundation(2)	0.18	0.16	0.14	0.12
Plus: shares issued to NewAlliance Foundation(2)	0.52	0.45	0.40	0.35
Less: shares issued to NewAlliance Foundation(2)	(0.52)	(0.45)	(0.40)	(0.35)
Less: common stock acquired by employee stock ownership plan(4)	(0.64)	(0.64)	(0.65)	(0.66)
Less: common stock acquired by recognition and retention plan(5)	—	—	—	—

Pro forma shareholders’ equity per share	14.00	13.37	12.88	12.45
Intangible assets(7)	(6.48)	(5.63)	(4.97)	(4.38)

Pro forma tangible shareholders’ equity per share	$7.52	$7.74	$7.91	$8.07

Shares used for pro forma shareholders’ equity per share	76,888,095	88,513,095	100,138,095	113,506,845

Offering price as a percentage of equity per share(5)	71.43%	74.79%	77.64%	80.32%

Offering price as a percentage of tangible equity per share(5)(7)	132.98%	129.20%	126.42%	123.92%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimate valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.
(2)	NewAlliance Bancshares will make a contribution to the NewAlliance Foundation amounting to 4,000,000 shares of its common stock. The pro forma net income does not take into account the non-recurring expense that will be recognized in 2004 as a result of the establishment of the NewAlliance Foundation. NewAlliance Bancshares will recognize a tax benefit of $14.0 million and an after tax expense of $26.0 million related to the contribution to the NewAlliance Foundation .
(3)	Assumes 7,013,095 shares of NewAlliance Bancshares common stock will be issued to Alliance shareholders in the acquisition as of September 30, 2003.
(4)	It is assumed that the employee stock ownership plan will purchase up to 7% of the shares sold in the offering, including shares issued to the NewAlliance Foundation. At the low end of the offering range, NewAlliance Bancshares will borrow the needed funds for the employee stock ownership plan from a third party lender. Our total annual payment of the employee stock ownership plan debt is based upon 30 equal installments of principal, with an assumed interest rate of 4.5%. At the midpoint, maximum and adjusted maximum of the valuation range, the employee stock ownership plan is assumed to be funded internally with a loan from NewAlliance Bancshares. New Haven Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and the interest requirement of the debt. New Haven Savings Bank’s total annual payments on the employee stock ownership plan debt is based upon 30 equal installments of principal and interest. The pro forma adjustments assume the employee stock ownership plan shares are allocated in equal installments based on the number of loan repayment installments assumed to be paid by New Haven Savings Bank, the fair value of the common stock remains at the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 35%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders equity. No reinvestment rate is assumed on the proceeds contributed to the fund the employee stock ownership plan. The pro forma net income further assumes (i) that 81,521, 95,083, 108,646 and 124,243 shares were committed to be released during the period at the minimum, midpoint, maximum and the adjusted maximum of the offering range, respectively, and (ii) only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

The expense related to the employee stock ownership plan will be affected by the trading price of the NewAlliance Bancshares common stock at the time the shares are released to the employees’ accounts. The pro forma employee stock ownership plan adjustment shown in the pro forma data assumes the shares are released at a market price of $10 per share, equal to the initial offering price. The table below shows the pro forma employee stock ownership plan adjustment and the resulting pro forma net income per share under a range of market prices for NewAlliance Bancshares common stock ranging from $8 per share to $17.35 per share. If the share price exceeds $10 per share when the employee stock ownership plan shares are released, the expense related to the employee stock ownership plan would increase and pro forma net income per share would decrease. If the share price is less than $10 per share when the employee stock ownership plan shares are released, the expense related to the employee stock ownership plan would decrease and the pro forma net income per share would increase.

Share Price at the Time Employee Stock Ownership Plan Shares Are Released	Minimum	Midpoint	Maximum	Maximum As Adjusted

Pro forma Employee Stock Ownership Plan after-tax expense adjustment (In thousands, except per share amounts)
$8.00	$(1,139)	$(494)	$(565)	$(646)
10.00	(1,245)	(618)	(706)	(808)
12.00	(1,351)	(742)	(847)	(969)
14.00	(1,457)	(865)	(989)	(1,131)
16.00	(1,563)	(989)	(1,130)	(1,292)
17.35	(1,635)	(1,072)	(1,225)	(1,401)

Pro forma net income per share
$8.00	$0.31	$0.28	$0.25	$0.22
10.00	0.31	0.28	0.25	0.22
12.00	0.31	0.28	0.25	0.22
14.00	0.30	0.27	0.24	0.22
16.00	0.30	0.27	0.24	0.22
17.35	0.30	0.27	0.24	0.22

(5)	NewAlliance Bancshares has no current plans to adopt for at least one year following the completion of the conversion a recognition and retention plan or stock option plan and, accordingly, no adjustments have been made for such plans. However, it is common practice in mutual-to-stock conversions of mutual savings banks to adopt stock recognition and retention plans and stock option plans which award stock and options for up to 4% and 10%, respectively, of the number of shares sold in the conversion offering and issued to a charitable foundation. The adoption of any stock benefit plans by NewAlliance Bancshares in the future would require the approval of its shareholders.

If NewAlliance Bancshares were to adopt and shareholders approve a stock recognition and retention plan at least one year after the completion of the conversion consistent with the common practice, the recognition and retention plan would acquire a number of shares of common stock equal up to 4% of the aggregate amount of shares sold in the offering and issued to the NewAlliance Foundation or 2,795,000, 3,260,000, 3,725,000 and 4,259,750 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively. The recognition and retention plan shares could either be acquired through open market purchases or obtained from authorized but unissued shares of common stock or treasury stock of NewAlliance Bancshares. Funds used by the recognition and retention plan to purchase the shares would be contributed to the plan by NewAlliance Bancshares. Although not reflected in the pro forma table on page 79 as such a plan is not presently under consideration, the pro forma impact of such a recognition and retention plan is set forth below.

Pro Forma Effect as of September 30, 2003 Assuming Implementation of a Recognition and Retention Plan
	Minimum	Midpoint	Maximum	Maximum, As Adjusted
Pro forma earnings per share	$0.28	$0.25	$0.22	$0.19
Offering price as a multiple of pro forma earnings per share	17.86x	20.00x	22.73x	26.32x

Pro forma equity per share	$13.63	$13.00	$12.51	$12.08
Offering price as a percentage of equity per share	73.37%	76.92%	79.94%	82.78%

Pro forma tangible equity per share	$7.16	$7.38	$7.54	$7.69
Offering price as a percentage of tangible equity per share	139.66%	135.50%	132.63%	130.04%

In calculating the pro forma effect of a recognition and retention plan, it is assumed that the shares were purchased in the open market by the recognition and retention plan at the beginning of the period at $10.00 per share and that 10% of the amount contributed was an expense during the six month period ending September 30, 2003, the annualized amount of 20% is based upon an assumed five year gradual vesting period common to such plans. The issuance of authorized but unissued shares of common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 3.6%. No such plan is being considered at this time.

The expense related to a recognition and retention plan will be affected by the price paid by NewAlliance Bancshares for its shares of common stock at the time those shares are purchased by the recognition and retention plan. The table below estimates the after-tax expense of the pro forma recognition and retention plan, assuming the shares for such plan are purchased in a range of market prices from $8 per share to $17.35 per share, and that 10% of the amount contributed was an expense during the period.

Pro Forma Recognition and Retention Plan after-tax expense adjustment (in thousands, except per share amounts)
Share Price at the Time RRP Shares Are Purchased	Minimum	Midpoint	Maximum	Maximum As Adjusted
$ 8.00	$(1,453)	$(1,695)	$(1,937)	$(2,215)
10.00	(1,817)	(2,119)	(2,421)	(2,769)
12.00	(2,180)	(2,543)	(2,906)	(3,323)
14.00	(2,543)	(2,967)	(3,390)	(3,876)
16.00	(2,907)	(3,390)	(3,874)	(4,430)
17.35	(3,152)	(3,676)	(4,201)	(4,804)

The value of the stock options that would be issued under a stock option plan will be affected by the price of the NewAlliance Bancshares common stock at the time the stock option plan is implemented and the options are granted. If a stock option plan were to award stock options for 10.0% of the aggregate of the offering and foundation shares, the total shares subject to option would be 6,987,500, 8,150,000, 9,312,500 and 10,649,375 at the minimum, midpoint, maximum, and maximum, as adjusted, of the valuation range. The table below estimates the aggregate pre-tax value of a stock option plan that would grant options equal to 10.0% of the aggregate of the offering and foundation shares. The valuation utilizes the Black-Scholes option pricing model. Primary assumptions include: (a) an expected life for the options of 10 years, (b) the market price and exercise price of the NewAlliance Bancshares were the same at the date of grant, (c) the risk-free interest rate for the term of the option was the yield on the U.S. Treasury bond with a ten year maturity as of September 30, 2003, and (d) the volatility of the NewAlliance Bancshares common stock was equal to the volatility of an index of publicly-traded thrift institutions with asset sizes ranging from $1 billion to $5 billion for the year ended September 30, 2003. Because NewAlliance Bancshares has not specified a cash dividend at this time, no dividends were included in the valuation calculations. The aggregate value of the stock option plan assumes the options are granted under a range of market prices for NewAlliance Bancshares common stock ranging from $8 per share to $17.35 per share.

Aggregate Pre-Tax Value of Options Granted Pursuant to Stock Option Plan (in thousands, except per share amounts)
Share Price at the Time Stock Options Are Granted	Minimum	Midpoint	Maximum	Maximum As Adjusted
$ 8.00	$19,355	$22,576	$25,796	$29,499
10.00	24,247	28,281	32,314	36,953
12.00	29,068	33,904	38,740	44,301
14.00	33,889	39,528	45,166	51,649
16.00	38,711	45,151	51,591	58,998
17.35	41,995	48,982	55,968	64,003

(6)	Represents the cash purchase price of Connecticut Bancshares, transaction expenses related to both the Connecticut Bancshares and Alliance acquisitions, cash merger expenses of NewAlliance Bancshares and repayment of the existing employee stock ownership plan loan and accelerated vesting of the MRP of Connecticut Bancshares as follows:

(In thousands)
Acquisition of Connecticut Bancshares	$594,235
Transaction expenditures	76,600
Merger expenses	18,967
Terminate plans of Connecticut Bancshares	(10,035)

Total acquisition cash costs	$679,767

(7)	Equity is adjusted to exclude $497.7 million of goodwill and other intangibles on a pro forma basis reflecting the acquisitions as of September 30, 2003.
(8)	Historical net income includes the historical net income of New Haven Savings Bank, Connecticut Bancshares and Alliance, and the impact of the recurring purchase accounting adjustments.
(9)	Historical shareholders’ equity includes the historical equity of New Haven Savings Bank and the impact of the Connecticut Bancshares and Alliance acquisitions.

PRO FORMA TABLE (March 31, 2003)

Minimum 65,875,000 $10.00 per share	Midpoint 77,500,000 $10.00 per share	Maximum 89,125,000 $10.00 per share	Maximum As Adjusted 102,493,750 $10.00 per share(1)
In thousands, except per share data
Gross proceeds	$658,750	$775,000	$891,250	$1,024,938
Plus: shares issued to the NewAlliance Foundation(2)	40,000	40,000	40,000	40,000
Plus: shares issued to Alliance(3)	70,009	70,009	70,009	70,009

Pro forma market valuation	$768,759	$885,009	$1,001,259	$1,134,947

Gross proceeds	658,750	775,000	891,250	1,024,938
Less: conversion expenses	(9,317)	(10,421)	(11,526)	(12,796)

Estimated net proceeds	649,433	764,579	879,724	1,012,142
Less: common stock acquired by employee stock ownership plan(4)	—	(57,050)	(65,188)	(74,546)
Less: common stock acquired by recognition and retention plan(5)	—	—	—	—

Estimated net proceeds	$649,433	$707,529	$814,536	$937,596

Estimated acquisition cash costs(6)	$(691,251)	$(691,251)	$(691,251)	$(691,251)

For the Year Ended March 31, 2003
Consolidated net income
Historical net income(8)	$43,786	$43,786	$43,786	$43,786
Pro forma interest income on net proceeds	5,023	5,473	6,300	7,252
Pro forma expense of financing acquisition cash costs	(5,347)	(5,347)	(5,347)	(5,347)
Pro forma employee stock ownership plan adjustment(4)	(2,490)	(1,236)	(1,412)	(1,615)
Pro forma recognition and retention plan adjustment(5)	—	—	—	—

Pro forma net income	$40,972	$42,676	$43,327	$44,076

Per share net income
Historical	$0.60	$0.51	$0.47	$0.41
Pro forma interest income on net proceeds	0.07	0.07	0.07	0.07
Pro forma expense of financing acquisition cash costs	(0.07)	(0.06)	(0.06)	(0.05)
Pro forma employee stock ownership plan adjustment	(0.03)	(0.01)	(0.02)	(0.02)
Pro forma recognition and retention plan adjustment	—	—	—	—

Pro forma net income per share	$0.57	$0.51	$0.46	$0.41

Shares used for calculating pro forma earnings per share	72,147,705	82,986,080	93,824,455	106,288,587

Offering price as a multiple of pro forma earnings per share(5)	17.54	x	19.61	x	21.74	x	24.39	x
At March 31, 2003
Shareholders’ equity:
Historical shareholders’ equity(9)	$453,831	$453,831	$453,831	$453,831
Estimated net proceeds	649,433	764,579	879,724	1,012,141
Plus: tax benefit of shares issued to NewAlliance Foundation(2)	14,000	14,000	14,000	14,000
Plus: shares issued to NewAlliance Foundation(2)	40,000	40,000	40,000	40,000
Less: shares issued to NewAlliance Foundation(2)	(40,000)	(40,000)	(40,000)	(40,000)
Less: common stock acquired by employee stock ownership plan(4)	(48,913)	(57,050)	(65,188)	(74,546)
Less: common stock acquired by recognition and retention plan(5)	—	—	—	—

Pro forma shareholders’ equity	1,068,351	1,175,360	1,282,367	1,405,426
Intangible assets(8)	(517,750)	(517,750)	(517,750)	(517,750)

Pro forma tangible shareholders’ equity	$550,601	$657,610	$764,617	$887,676

Shareholders’ equity per share
Historical	$5.90	$5.13	$4.53	$4.00
Estimated net proceeds	8.46	8.63	8.79	8.92
Plus: tax benefit of shares issued to NewAlliance Foundation(2)	0.18	0.16	0.14	0.12
Plus: shares issued to NewAlliance Foundation(2)	0.52	0.45	0.40	0.35
Less: shares issued to NewAlliance Foundation(2)	(0.52)	(0.45)	(0.40)	(0.35)
Less: common stock acquired by employee stock ownership plan(4)	(0.64)	(0.64)	(0.65)	(0.66)
Less: common stock acquired by recognition and retention plan(5)	—	—	—	—

Pro forma shareholders’ equity per share	13.90	13.28	12.81	12.38
Intangible assets(8)	(6.74)	(5.85)	(5.17)	(4.56)

Pro forma tangible shareholders’ equity per share	$7.16	$7.43	$7.64	$7.82

Shares used for pro forma shareholders’ equity per share	76,875,914	88,500,914	100,125,914	113,494,664

Offering price as a percentage of equity per share(5)	71.94%	75.30%	78.06%	80.78%

Offering price as a percentage of tangible equity per share(5)(7)	139.66%	134.59%	130.89%	127.88%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimate valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.
(2)	NewAlliance Bancshares will make a contribution to the NewAlliance Foundation amounting to 4,000,000 shares of its common stock. The pro forma net income does not take into account the non-recurring expense that will be recognized in 2004 as a result of the establishment of the NewAlliance Foundation. NewAlliance Bancshares will recognize a tax benefit of $14.0 million and an after tax expense of $26.0 million related to the contribution to the NewAlliance Foundation.
(3)	Assumes 7,000,914 shares of NewAlliance Bancshares common stock will be issued to Alliance shareholders in the acquisition as of March 31, 2003.
(4)	It is assumed that the employee stock ownership plan will purchase up to 7% of the shares sold in the offering, including shares issued to the NewAlliance Foundation. At the low end of the offering range, NewAlliance Bancshares will borrow the needed funds for the employee stock ownership plan from a third party lender. Our total annual payment of the employee stock ownership plan debt is based upon 30 equal installments of principal, with an assumed interest rate of 4.5%. At the midpoint, maximum and maximum, as adjusted, the employee stock ownership plan is assumed to be funded internally with a loan from NewAlliance Bancshares. New Haven Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and the interest requirement of the debt. New Haven Savings Bank’s total annual payments on the employee stock ownership plan debt is based upon 30 equal installments of principal and interest. The pro forma adjustments assume the employee stock ownership plan shares are allocated in equal installments based on the number of loan repayment installments assumed to be paid by New Haven Savings Bank, the fair value of the common stock remains at that the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 35%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders equity. No reinvestment rate is assumed on the proceeds contributed to the fund the employee stock ownership plan. The pro forma net income further assumes (i) that 163,042, 190,167, 217,292 and 248,485 shares were committed to be released during the period at the minimum, midpoint, maximum and the adjusted maximum of the offering range, respectively, and (ii) only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

The expense related to the employee stock ownership plan will be affected by the trading price of the NewAlliance Bancshares common stock at the time the shares are released to the employees’ accounts. The pro forma employee stock ownership plan adjustment shown in the pro forma data assumes the shares are released at a market price of $10 per share, equal to the initial offering price. The table below shows the pro forma employee stock ownership plan adjustment and the resulting pro forma net income per share under a range of market prices for NewAlliance Bancshares common stock ranging from $8 per share to $17.35 per share. If the share price exceeds $10 per share when the employee stock ownership plan shares are released, the expense related to the employee stock ownership plan would increase and pro forma net income per share would decrease. If the share price is less than $10 per share when the employee stock ownership plan shares are released, the expense related to the employee stock ownership plan would decrease and the pro forma net income per share would increase.

Share Price at the Time Employee Stock Ownership Plan Shares Are Released	Minimum	Midpoint	Maximum	Maximum, As Adjusted
Pro forma Employee Stock Ownership Plan after-tax expense adjustment (In thousands)

$ 8.00	$(2,279)	$ (989)	$(1,130)	$(1,292)
10.00	(2,490)	(1,236)	(1,412)	(1,615)
12.00	(2,702)	(1,483)	(1,695)	(1,938)
14.00	(2,914)	(1,731)	(1,977)	(2,261)
16.00	(3,126)	(1,978)	(2,260)	(2,584)
17.35	(3,264)	(2,145)	(2,451)	(2,802)

Pro forma net income per share

$ 8.00	$ 0.57	$ 0.52	$ 0.46	$ 0.42
10.00	0.57	0.51	0.46	0.41
12.00	0.56	0.51	0.46	0.41
14.00	0.56	0.51	0.46	0.41
16.00	0.56	0.51	0.45	0.41
17.35	0.56	0.50	0.45	0.40

(5)	NewAlliance Bancshares has no current plans to adopt for at least one year following the completion of the conversion a recognition and retention plan or stock option plan and, accordingly, no adjustments have been made for such plans. However, it is common practice in mutual-to-stock conversions of mutual savings banks to adopt stock recognition and retention plans and stock option plans which award stock and options for up to 4% and 10%, respectively, of the number of shares sold in the conversion offering and issued to a charitable foundation. The adoption of any stock benefit plans by NewAlliance Bancshares in the future would require the approval of its shareholders.

If NewAlliance Bancshares were to adopt and shareholders approve a stock recognition and retention plan at least one year after the completion of the conversion consistent with the common practice, the recognition and retention plan would acquire a number of shares of common stock equal up to 4% of the aggregate amount of shares sold in the offering and issued to the NewAlliance Foundation or 2,795,000, 3,260,000, 3,725,000 and 4,259,750 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively. The recognition and retention plan shares could either be acquired through open market purchases or obtained from authorized but unissued shares of common stock or treasury stock of NewAlliance Bancshares. Funds used by the recognition and retention plan to purchase the shares would be contributed to the plan by NewAlliance Bancshares. Although not reflected in the pro forma table on page 83 as such a plan is not presently under consideration, the pro forma impact of such a recognition and retention plan is set forth below.

Pro Forma Effect as of March 31, 2003 Assuming Implementation of a Recognition and Retention Plan
	Minimum	Midpoint	Maximum	Maximum, As Adjusted
Pro Forma earnings per share	$0.51	$0.46	$0.41	$0.36
Offering price as a multiple of pro forma earnings per share	19.61x	21.74x	24.39x	27.78x

Pro Forma equity per share	$13.53	$12.91	$12.44	$12.01
Offering price as a percentage of equity per share	73.91%	77.46%	80.39%	83.26%

Pro Forma tangible equity per share	$6.80	$7.06	$7.26	$7.45
Offering price as a percentage of tangible equity per share	147.06%	141.64%	137.74%	134.23%

In calculating the pro forma effect of a recognition and retention plan, it is assumed that the shares were purchased in the open market by the recognition and retention plan at the beginning of the period at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period the 20% amount being based upon an assumed five year gradual vesting period common to such plans. The issuance of authorized but unissued shares of common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 3.6%. No such plan is being considered at this time.

The expense related to a recognition and retention plan will be affected by the price paid by NewAlliance Bancshares for its shares of common stock at the time those shares are purchased by the recognition and retention plan. The table below estimates the after-tax expense of the pro forma recognition and retention plan, assuming the shares for such plan are purchased in a range of market prices of from $8 per share to $17.35 per share, and that 20% of the amount contributed was an expense during the period.

Pro Forma Recognition and Retention Plan after-tax expense adjustment (in thousands, except per share amounts)
Share Price at the Time RRP Shares Are Purchased	Minimum	Midpoint	Maximum	Maximum As Adjusted
$8.00	$(2,907)	$(3,390)	$(3,874)	$(4,430)
10.00	(3,634)	(4,238)	(4,843)	(5,538)
12.00	(4,360)	(5,086)	(5,811)	(6,645)
14.00	(5,087)	(5,933)	(6,780)	(7,753)
16.00	(5,814)	(6,781)	(7,748)	(8,860)
17.35	(6,304)	(7,353)	(8,402)	(9,608)

The value of the stock options that would be issued under a stock option plan will be affected by the price of the NewAlliance Bancshares at the time the stock option plan is implemented and the options are granted. If a stock option plan were to award stock options for 10.0% of the aggregate of the offering and foundation shares, the total shares subject to option would be 6,987,500, 8,150,000, 9,312,500 and 10,649,375 at the minimum, midpoint, maximum and maximum, as adjusted, of the valuation range. The table below estimates the aggregate pre-tax value of a stock option plan that would grant options equal to 10.0% of the offering and foundation shares. The valuation utilizes the Black-Scholes option pricing model. Primary assumptions include: (a) an expected life for the options of 10 Years, (b) the market price and exercise price of the NewAlliance Bancshares were the same at the date of grant, (c) the risk-free interest rate for the term of the option was equal to the yield on the U.S. Treasury bond with a ten year maturity as of September 30, 2003, and (d) the volatility of the NewAlliance Bancshares common stock was equal to the volatility of an index of publicly-traded thrift institutions with asset sizes ranging from $1 billion to $5 billion for the year ended March 31, 2003. Because NewAlliance Bancshares has not specified a cash dividend at this time, no dividends were included in the valuation calculations. The aggregate value of the stock option plan assumes the options are granted under a range of market prices for NewAlliance Bancshares common stock ranging from $8 per share to $17.35 per shares.

Aggregate Pre-Tax Value of Options Granted Pursuant to Stock Option Plan (in thousands, except per share amounts)
Share Price at the Time Stock Options Are Granted	Minimum	Midpoint	Maximum	Maximum As Adjusted
$8.00	$19,355	$22,576	$25,796	$29,499
10.00	24,247	28,281	32,314	36,953
12.00	29,068	33,904	38,740	44,301
14.00	33,889	39,528	45,166	51,649
16.00	38,711	45,151	51,591	58,998
17.35	41,995	48,982	55,968	64,003

(6)	Represents the cash purchase price of Connecticut Bancshares, transaction expenses related to both the Connecticut Bancshares and Alliance acquisitions, cash merger expenses of NewAlliance Bancshares and repayment of the existing employee stock ownership plan loan and accelerated vesting of the recognition and retention plan of Connecticut Bancshares as follows:

(In thousands)
Acquisition of Connecticut Bancshares	$606,936
Transaction expenditures	76,600
One-time merger expenses	18,967
Terminate plans of Connecticut Bancshares	(11,252)

Total acquisition cash costs	$691,251

(7)	Equity is adjusted to exclude $518.2 million of goodwill and other intangibles on a pro forma basis reflecting the acquisitions as of March 31, 2003.
(8)	Historical net income includes the historical net income of New Haven Savings Bank, Connecticut Bancshares and Alliance, and the impact of the recurring purchase accounting adjustments.
(9)	Historical shareholders’ equity includes the historical equity of New Haven Savings Bank and the impact of the Connecticut Bancshares and Alliance acquisitions.

COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA FINANCIAL

INFORMATION WITH AND WITHOUT NEWALLIANCE FOUNDATION

As set forth in the following table, if NewAlliance Bancshares was not making a contribution to the foundation as part of the conversion, RP Financial estimates that the pro forma valuation of NewAlliance Bancshares would be greater, which would increase the amount of common stock offered for sale in the conversion offering. Without the foundation, the amount of common stock offered for sale in the conversion offering at the midpoint of the offering range would be approximately $40.0 million greater. If the foundation were not established, there is no assurance that the appraisal prepared at the time of conversion would conclude that the pro forma market value of NewAlliance Bancshares would be the same as the estimate set forth in the table below. The information presented in the following table is for comparative purposes only. It assumes that the conversion was completed at September 30, 2003. It shows gross proceeds of $775.0 million (the midpoint of the valuation range), offering expenses of $10.4 million, and establishment of an employee stock ownership plan that will acquire 7% of the gross proceeds plus the foundation shares. The employee stock ownership plan will purchase shares in the offering and open market. Open market purchases are assumed at $10.00 per share. The table also shows comparative information assuming no foundation and gross proceeds of $815.0 million.

	At the Minimum of the Offering Range		At the Midpoint of the Offering Range		At the Maximum of the Offering Range		At the Maximum, as Adjusted of the Offering Range
	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount(1)	$658,750	$692,750	$775,000	$815,000	$891,250	$937,250	$1,024,938	$1,077,838
Pro forma market capitalization(2)	$768,881	$762,881	$885,131	$885,131	$1,001,381	$1,007,381	$1,135,068	$1,147,968
Pro forma total assets(3)	$5,945,245	$5,964,902	$6,003,341	$6,028,941	$6,110,348	$6,141,471	$6,233,408	$6,270,883
Pro forma total liabilities(4)	$4,869,120	$4,868,700	$4,820,207	$4,820,207	$4,820,207	$4,820,207	$4,820,207	$4,820,207
Pro forma shareholders’ equity	$1,076,125	$1,096,202	$1,183,134	$1,208,734	$1,290,141	$1,321,264	$1,413,201	$1,450,676
Pro forma net income(5)	$22,110	$22,236	$22,937	$23,074	$23,218	$23,369	$23,540	$23,708
Pro forma shareholders’ equity per share	$14.00	$14.37	$13.37	$13.66	$12.88	$13.12	$12.45	$12.64
Pro forma tangible shareholders’ equity per share	$7.53	$7.85	$7.75	$8.04	$7.91	$8.18	$8.07	$8.30
Pro forma net income per share(5)	$0.31	$0.31	$0.28	$0.28	$0.25	$0.25	$0.22	$0.22
Pro Forma Pricing Ratios
Offering price as a percent of pro forma shareholders’ equity per share	71.43%	69.59%	74.79%	73.21%	77.64%	76.22%	80.32%	79.11%
Offering price as a percent of pro forma tangible shareholders’ equity per share	132.98%	127.39%	129.20%	124.38%	126.42%	122.25%	123.92%	120.48%
Offering price as a multiple of pro forma net income per share(6)	16.13	16.13	17.86	17.86	20.00	20.00	22.73	22.73
Offering price to assets	12.93%	12.79%	14.74%	14.68%	16.39%	16.40%	18.21%	18.31%
Pro Forma Financial Ratios
Return on assets(7)	0.74%	0.75%	0.76%	0.77%	0.76%	0.76%	0.76%	0.76%
Return on shareholders’ equity(8)	4.11%	4.06%	3.88%	3.82%	3.60%	3.54%	3.33%	3.27%
Shareholders’ equity to assets	18.10%	18.38%	19.71%	20.05%	21.11%	21.51%	22.67%	23.13%
Tangible shareholders’ equity to assets	10.62%	10.95%	12.45%	12.85%	14.12%	14.59%	15.96%	16.51%

(1)	Gross proceeds of the stock offering, based on the midpoint of the pro forma valuation prepared by RP Financial as of November 21, 2003.
(2)	Gross proceeds of the stock offering, plus shares issued to the foundation and shares issued to holders of Alliance Bancorp stock and options in the acquisition.
(3)	Pro forma total assets are equal to NewAlliance Bancshares’ total assets at September 30, 2003, plus estimated net proceeds and the tax benefit created by the shares issued to the foundation, plus the assets of Connecticut Bancshares and Alliance Bancorp, as adjusted to reflect acquisition and purchase accounting adjustments.
(4)	Pro forma total liabilities are equal to NewAlliance Bancshares’ total liabilities at September 30, 2003, plus the liabilities assumed through the acquisition of Connecticut Bancshares and Alliance Bancorp, as adjusted to reflect acquisition and purchase accounting adjustments.
(5)	Pro forma earnings per share for the six months ended September 30, 2003. If the contribution to the foundation had been expensed during the six months ended September 30, 2003, NewAlliance Bancshares earnings would have been substantially reduced.
(6)	Offering price of $10.00 per share divided by annualized pro forma net income per share.
(7)	If the contribution to the foundation had been expensed during the six months ended September 30, 2003, annualized pro forma return on assets would have been –0.13%, –0.10%, –0.09% and –0.08% at the minimum, midpoint, maximum, and maximum, as adjusted, respectively.
(8)	If the contribution to the foundation had been expensed during the six months ended September 30, 2003, annualized pro forma return on equity would have been –0.72%, –0.52%, –0.43% and –0.35% at the minimum, midpoint, maximum, and maximum, as adjusted, respectively.

BUSINESS OF NEWALLIANCE BANCSHARES

General

NewAlliance Bancshares was organized as a Delaware business corporation at the direction of New Haven Savings Bank in September 2003 to become the holding company for New Haven Savings Bank upon the completion of the conversion. As a result of the conversion, New Haven Savings Bank will be a wholly owned subsidiary of NewAlliance Bancshares. NewAlliance Bancshares will facilitate the Connecticut Bancshares and Alliance acquisitions.

Business

Upon completion of the conversion, NewAlliance Bancshares’ business activity will be the ownership of the outstanding capital stock of New Haven Savings Bank and investment management of the proceeds retained from the conversion. NewAlliance Bancshares, as the holding company of New Haven Savings Bank will be regulated by the Federal Reserve Board and will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. We expect that NewAlliance Bancshares may seek status as a “financial holding company” in the near future which will allow it to become involved in additional activities as permitted pursuant to the Gramm-Leach-Bliley Act of 1999. See “REGULATION AND SUPERVISION—Holding Company Regulation” on page 273 for a discussion of the activities that are permitted for bank holding companies. There are no current plans, arrangements, agreements or understandings, written or oral, regarding any acquisition transaction other than the Connecticut Bancshares and Alliance acquisitions.

Initially, NewAlliance Bancshares will neither own or lease any property, but will instead use the premises, equipment and furniture of New Haven Savings Bank with the payment of appropriate fees, as required by applicable laws and regulations. NewAlliance Bancshares’ cash flow will depend on earnings from the investment of any net proceeds we retain from the conversion, from any funds acquired from Connecticut Bancshares and Alliance, and dividends received from New Haven Savings Bank. At the present time, we intend to employ only persons who are officers of New Haven Savings Bank to serve as officers of NewAlliance Bancshares. We will, however, use the support staff of New Haven Savings Bank from time to time. These persons will not be employed by NewAlliance Bancshares. NewAlliance Bancshares may hire additional employees, as appropriate, to the extent it expands its business in the future.

Since NewAlliance Bancshares will own all of the outstanding capital stock of New Haven Savings Bank after the conversion, the competitive conditions applicable to NewAlliance Bancshares will be the same as those confronting New Haven Savings Bank. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Market Area” on page 89 and “BUSINESS OF NEW HAVEN SAVINGS BANK—Competition” on page 90.

BUSINESS OF NEW HAVEN SAVINGS BANK

General

New Haven Savings Bank was founded in 1838 as a Connecticut-chartered mutual savings bank. New Haven Savings Bank is regulated by the State of Connecticut Department of Banking and the Federal Deposit Insurance Corporation. New Haven Savings Bank deposits are insured to the maximum allowable amount by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. New Haven Savings Bank has been a member of the Federal Home Loan Bank System since 1974.

New Haven Savings Bank is a traditional savings bank, specializing in the acceptance of retail deposits from the general public in the areas surrounding its 36 banking offices and using those funds, together with funds generated from operations and borrowings, to originate residential mortgage loans, commercial and commercial real estate loans and consumer loans, primarily home equity loans and lines of credit.

New Haven Savings Bank retains in its portfolio loans that it originates except fixed-rate residential loans which will amortize over more than 15 years, which are generally sold in the secondary market, while generally retaining the servicing rights. See “Lending Activities” on page 90. New Haven Savings Bank also invests in mortgage-backed securities and debt securities and other permissible investments. New Haven Saving Bank’s revenues are derived principally from the generation of interest and fees on loans originated and, to a lesser extent, interest and dividends on investment and mortgage-backed securities. New Haven Savings Bank’s primary sources of funds are deposits, principal and interest payments on loans, investments and mortgage-backed securities and advances from the Federal Home Loan Bank.

New Haven Savings Bank’s results of operations depend to a large degree on its net interest income, which is the difference between interest income from loans and investments and interest expense for deposits and borrowings. See “RISK FACTORS—We Will Have More Difficulty Managing Interest Rate Risk After The Acquisitions, And That Difficulty May Lead To Reduced Earnings” on page 40.

Peyton R. Patterson was hired as Chairman, President and Chief Executive Officer in January 2002. Ms. Patterson brings substantial retail and management experience from her previous executive positions at larger banks headquartered in Philadelphia, Pennsylvania and New York City. Ms. Patterson has developed an experienced and diverse senior officer team, comprised of individuals with a mix of significant experience in the New Haven and Connecticut markets, and from larger bank experience in the New York City market. In addition to traditional line responsibilities, New Haven Savings Bank has created new senior officer positions for Chief Credit Officer and Chief Risk Officer.

New Haven Savings Bank believes that these management enhancements will enable New Haven Savings Bank to effectively grow the franchise, beginning with the Connecticut Bancshares and Alliance acquisitions. The acquisitions of Connecticut Bancshares and Alliance will increase the percentage of our loan portfolio to total assets. This increase is consistent with our plan to increase the amount of higher yielding assets in a controlled manner over time. New Haven Savings Bank believes that the existing platform of securities brokerage, insurance and trust services can be expanded into the markets served by Connecticut Bancshares and Alliance. We intend to continue our traditional focus of personal customer service to differentiate ourselves from some of our larger, less personal competitors.

For a description of certain effects of the acquisitions on NewAlliance Bancshares’ and New Haven Savings Bank’s business, see “THE ACQUISITIONS OF CONNECTICUT BANCSHARES AND ALLIANCE” on page 231.

Market Area

New Haven Savings Bank is headquartered in New Haven, Connecticut in New Haven County. New Haven Savings Bank’s primary deposit gathering area is concentrated in the communities surrounding its 36 banking offices located in New Haven and Middlesex Counties. New Haven Savings Bank’s lending area is broader than its deposit gathering area and includes the entire State of Connecticut, but most of our loans are made to borrowers in our primary deposit marketing area.

New Haven County is located in the South Central region of Connecticut, approximately 75 miles northeast of New York City and contains the City of New Haven. The region has a diversified mix of industry groups, including insurance and financial services, manufacturing, service, government and retail. The major employers in the area include Yale University, Yale-New Haven Hospital, Hospital of Saint Raphael, SBC Communications, Inc. and The United Illuminating Company. According to published statistics, New Haven County’s population as of 2000 was approximately 824,000 and consisted of approximately 319,000 households. The population increased approximately 2.5% from 1990. Per capita income in 1999 for

New Haven County was approximately $24,500, which was less than the Connecticut average of approximately $29,000 but higher than the national average of $21,500. Median household income in 1999 for New Haven County was approximately $49,000 compared to approximately $54,000 for Connecticut and $42,000 for the United States.

The Connecticut economy has seen a slowdown in activity over the year 2002 and into the first half of the year 2003. As of October 2002, the unemployment rate in the state of Connecticut was 4.5% as compared to the national unemployment rate of 5.8%. By October 2003, the Connecticut unemployment rate had increased to 4.9% while the national unemployment rate had increased to 6.0%. Within the state, there have been differences between regions and industries in regards to job growth. The Hartford and Bridgeport labor market areas have seen year over year job losses, while the New London and Danbury labor market areas have seen year over year job gains. In addition, over the past year there has been a decline of 6,300 jobs or 0.5% in service producing industries as compared to a decline of 12,600 jobs or 4.6% in goods producing industries.

The housing market continues to be robust, with the pace of new construction and housing price increases matching the levels seen in the year 2002. As of the end of the third quarter 2003, the median sales price of existing homes in the greater New Haven / Meriden region had increased 15.2% as compared to the previous year, while the greater Hartford region experienced an increase of 13.4% over the past year. This compares to the Northeast region of the United States which experienced an increase of 16.8% and the United States which experienced an increase of 10.1%.

Connecticut continued to maintain its position as having the highest per capita income of any state at $42,706 as of the end of 2002, due in large part to the income levels in Fairfield County which is linked with the New York City job market (New Haven Savings Bank does not currently have any branches in Fairfield County). This represented an increase of 3.2% year over year. However this rate of increase is also expected to slow over the year 2003 to approximately 2.5%. The forecast for real Connecticut Gross State Product over the next two years is 2.4% on an annual basis. This would follow the projected forecast for the year 2003 of only 0.4%. Additionally, the Connecticut Department of Labor is forecasting that the non-farm employment numbers will decline 0.4% over the following year, with manufacturing employment forecasted to decrease by 7.0% while service sector employment is forecasted to increase by 0.6%. Within the service sector the largest increases are expected in arts, entertainment and recreation at a projected growth rate of 12.6% and educational services at a projected growth rate of 4.8%. The largest expected decline in the service sector is in management of companies and enterprises with a forecasted decline of 6.4%.

Competition

New Haven Savings Bank faces intense competition for the attraction and retention of deposits and origination of loans in its primary market area. Its most direct competition for deposits has historically come from the many commercial and savings banks operating in New Haven Savings Bank’s primary market area and, to a lesser extent, from other financial institutions, such as brokerage firms, credit unions and insurance companies. While those entities still provide a source of competition for deposits, we face significant competition for deposits from the mutual fund industry as customers seek alternative sources of investment for their funds. Competition for loans comes from the significant number of traditional financial institutions, primarily savings banks and commercial banks in our market area, our most significant competition comes from other financial service providers, such as the mortgage companies and mortgage brokers operating in our primary market area. Additionally, competition may increase due to the increasing trend for non-depository financial services companies entering the financial services market, such as insurance companies, securities companies and specialty financial companies. Competition for deposits, for the origination of loans and for the provision of other financial services may limit our growth in the future. Similar competitive circumstances exist in the markets served by Alliance and Connecticut Bancshares.

Lending Activities

General.    The types of loans that New Haven Savings Bank may originate are limited by federal and state laws and regulations. Interest rates charged by New Haven Savings Bank on loans are affected principally by New Haven Savings Bank’s current asset/liability strategy, the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, federal and state tax policies and budgetary matters. New Haven Savings Bank’s total loan portfolio equaled $1.27 billion as of September 30, 2003, representing 51.3% of New Haven Savings Bank’s total assets on that date. New Haven Savings Bank makes residential real estate loans secured by one- to four-family residences, commercial real estate loans, residential and commercial construction loans, commercial loans, multi-family loans, home equity lines of credit and fixed rate loans, personal installment loans, auto loans, mobile home and boat loans, education loans and collateral loans. Real estate secures a majority of New Haven Savings Bank’s loans as of September 30, 2003, including some loans classified as commercial loans.

New Haven Savings Bank makes loans throughout Connecticut and originated $459.6 million in loans for portfolio and $117.7 million in loans for sale during fiscal year 2003 and $427.0 million in loans for portfolio and $28.6 million in loans for sale during the six months ended September 30, 2003. We sold, on a servicing retained basis, $111.2 million and $29.5 million in residential loans in the secondary market during those same periods, respectively.

The following table summarizes the composition of New Haven Savings Bank’s total loan portfolio as of certain dates:

Loan Portfolio Analysis

	At September 30, 2003
	Amount	Percent of Total
	(Dollars in thousands)
Real Estate Loans:
Residential (one- to four- family)	$625,503	49.3%
Commercial	231,097	18.2
Multi-family	49,366	3.9
Residential construction	1,880	0.1

Total real estate loans	907,846	71.5
Commercial Loans:
Commercial construction	15,223	1.2
Commercial loans	93,727	7.4

Total commercial loans	108,950	8.6
Consumer Loans:
Home equity and equity lines of credit	214,539	16.9
Mobile home and boat loans	14,796	1.2
Other	23,430	1.8

Total consumer loans	252,765	19.9
Total loans	1,269,561	100.0%
Net deferred loan origination costs (fees)	4,508
Allowance for loan losses	(18,808)

Total loans, net	$1,255,261

	At March 31,
	2003		2002		2001		2000		1999
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real Estate Loans:
Residential (one- to four- family)	$589,251	50.1%	$634,256	54.3%	$685,405	61.4%	$759,807	66.7%	$863,189	70.6%
Commercial	222,098	18.9	205,687	17.6	170,224	15.2	134,324	11.8	133,713	10.9
Multi-family	52,135	4.4	57,478	4.9	59,207	5.3	60,813	5.3	66,225	5.4
Residential construction	3,673	0.3	3,141	0.3	314	0.1	679	0.1	839	0.1

Total real estate loans	867,157	73.7	900,562	77.1	915,150	82.0	955,623	83.9	1,063,966	87.0
Commercial Loans:
Commercial construction	11,123	0.9	20,709	1.8	22,603	2.0	38,607	3.4	28,367	2.3
Commercial loans	89,667	7.6	86,559	7.4	61,035	5.5	47,871	4.2	41,807	3.4

Total commercial loans	100,790	8.5	107,268	9.2	83,638	7.5	86,478	7.6	70,174	5.7
Consumer Loans:
Home equity and equity lines of credit	162,104	13.8	112,913	9.6	82,015	7.4	69,177	6.1	59,512	4.9
Mobile home and boat loans	16,030	1.4	15,082	1.3	11,491	1.0	8,954	0.8	9,676	0.8
Other	29,477	2.6	32,161	2.8	23,431	2.1	18,386	1.6	19,830	1.6

Total consumer loans	207,611	17.8	160,156	13.7	116,937	10.5	96,517	8.5	89,018	7.3
Total loans	1,175,558	100.0%	1,167,986	100.0%	1,115,725	100.0%	1,138,618	100.0%	1,223,158	100.0%
Net deferred loan origination costs (fees)	2,300		580		(980)		(1,218)		(2,488)
Allowance for loan losses	(18,932)		(20,805)		(23,290)		(23,571)		(24,124)

Total loans, net	$1,158,926		$1,147,761		$1,091,455		$1,113,829		$1,196,546

Residential Real Estate Loans.    A principal lending activity of New Haven Savings Bank is to originate loans secured by first mortgages on one- to four-family residences in the State of Connecticut. We originate residential mortgages primarily through commissioned mortgage representatives and our branch offices. New Haven Savings Bank originates both fixed-rate and adjustable rate mortgages. Residential lending, while declining as a percentage of the loan portfolio, represents the largest single component of our total portfolio. As of September 30, 2003, $625.5 million, or 49.3% of the total portfolio consisted of one- to four-family residential real estate loans.

As of September 30, 2003, adjustable rate mortgage loans represented approximately 79.5% and fixed-rate mortgage loans represented approximately 20.5% of New Haven Savings Bank’s portfolio of residential mortgage loans secured by one- to four-family owner-occupied properties. New Haven Savings Bank originated $234.6 million, $191.1 million and $171.5 million of residential real estate loans in the six months ended September 30, 2003 and fiscal years 2003 and 2002, respectively. Over 84.1% of this portfolio is secured by single-family owner-occupied homes and the remainder is secured primarily by two-, three- or four-family owner-occupied homes.

New Haven Savings Bank currently sells all of the fixed-rate residential mortgage loans it originates with terms of over 15 years. We originate loans for sale under forward rate commitments. The percentage of loans we sell will vary depending upon interest rates and our strategy for the management of interest rate risk. New Haven Savings Bank continues to service loans that it sells to Federal Home Loan Mortgage Corporation or Federal National Mortgage Association and others, and receives a fee for servicing such loans generally in a range from 0.25% to 0.375% of the amounts outstanding on them. At September 30, 2003 New Haven Savings Bank serviced $283.8 million of loans for others.

The retention of adjustable rate mortgages, as opposed to longer term, fixed-rate residential mortgage loans, in our portfolio helps reduce our exposure to interest rate risk. However, adjustable rate mortgages generally pose credit risks different from the credit risks inherent in fixed-rate loans primarily because as interest rates rise, the underlying debt service payments of the borrowers rise, thereby increasing the potential for default. We believe that these risks, which have not had a material adverse effect on New Haven Savings Bank to date, generally are less onerous than the interest rate risks associated with holding long-term fixed-rate loans in our loan portfolio.

New Haven Savings Bank originated $171.6 million in adjustable rate loans in the six months ended September 30, 2003, and had $486.9 million of such loans in its loan portfolio, representing approximately 79.5% of such portfolio, as of September 30, 2003. New Haven Savings Bank offers adjustable rate mortgage loans with a fixed-rate period of one, three, five, seven or 10 years prior to annual interest rate adjustments. The interest rate adjustments on these loans are indexed to the applicable one-year LIBOR rates with corresponding add-on margins of varying amounts. Such loans are subject to certain requirements and limitations set forth in guidelines issued by the Connecticut Banking Commissioner, including limitations on the amount and frequency of interest rate changes. Rates adjust by no more than one to four percentage points in each adjustment period and by no more than five or six points over the life of a loan.

Commercial Real Estate And Multi-Family Loans.    New Haven Savings Bank makes commercial real estate loans throughout its market area. New Haven Savings Bank originated $33.6 million in commercial real estate loans in the six months ended September 30, 2003, and had $231.1 million in commercial real estate loans in its loan portfolio, representing 18.2% of such portfolio, as of September 30, 2003. We have increased our emphasis on commercial real estate lending. Commercial real estate loans have increased to 18.2% of our loan portfolio as of September 30, 2003 from 10.9% at March 31, 1999.

Properties used for borrowers’ businesses, such as office buildings, light industrial, retail facilities or multi-family income properties, normally collateralize New Haven Savings Bank’s commercial real estate loans. Substantially all of these properties are located in Connecticut. Among the reasons for our continued emphasis on commercial real estate lending is our desire to invest in assets bearing interest rates which are generally higher than interest rates on one- to four-family residential mortgage loans, and are more sensitive to changes in market interest rates. These loans typically have terms of up to 20 years and interest rates which adjust over periods of 3 to 10 years based on one of various rate indices.

Commercial real estate lending entails greater credit risks than residential mortgage lending to owner occupants. The repayment of commercial real estate loans depends on the business and financial condition of the borrower. Economic events and changes in government regulations, which New Haven Savings Bank and its borrowers cannot control, could have an adverse impact on the cash flows generated by properties securing New Haven Savings Bank’s commercial real estate loans and on the value of such properties. Commercial properties tend to decline in value more rapidly than residential owner-occupied properties during economic recessions. See “RISK FACTORS—We Will Need To Address The Additional

Risks Inherent In The Larger, Generally Riskier, Construction, Commercial Real Estate and Commercial Loan Portfolios We are Acquiring, But We Have Not Previously Managed Such Large Portfolios Of These Types Of Loans” on page 39.

Construction Loans.    New Haven Savings Bank makes both residential and commercial construction loans, primarily in New Haven and Middlesex Counties. New Haven Savings Bank typically makes the loans to owner-borrowers who will occupy the properties (residential construction) and to licensed and experienced developers for the construction of single-family home developments (commercial construction).

New Haven Savings Bank originated $8.5 million in construction loans for the six months ended September 30, 2003, and had $17.1 million in construction loans in its loan portfolio ($1.9 million in residential and $15.2 million in commercial), representing 1.3% of such portfolio, as of September 30, 2003.

New Haven Savings Bank disburses the proceeds of construction loans in stages and may require developers to pre-sell a certain percentage of the properties they plan to build before New Haven Savings Bank will advance any construction financing. New Haven Savings Bank officers, appraisers and/or independent engineers inspect each project’s progress before New Haven Savings Bank disburses additional funds to verify that borrowers have completed project phases.

Residential construction loans to owner-borrowers generally convert to a fully amortizing long-term mortgage loan upon completion of construction. Commercial construction loans generally have terms of six months to a maximum of two years. Some construction loans have fixed interest rates but New Haven Savings Bank originates mostly adjustable-rate construction loans.

Construction lending, particularly commercial construction lending, entails greater credit risk than residential mortgage lending to owner occupants. The repayment of construction loans depends on the business and financial condition of the borrower and on the economic viability of the project financed. A number of New Haven Savings Bank’s borrowers have more than one construction loan outstanding with the Bank. Economic events and changes in government regulations, which New Haven Savings Bank and its borrowers cannot control, could have an adverse impact on the value of properties securing construction loans and on the borrowers’ ability to complete projects financed and, if not the borrower’s residence, sell them for expected amounts at the time the projects were commenced. See “RISK FACTORS—We Will Need To Address The Additional Risks Inherent In The Larger, Generally Riskier, Construction, Commercial Real Estate and Commercial Loan Portfolios We are Acquiring, But We Have Not Previously Managed Such Large Portfolios Of These Types Of Loans” on page 39.

Commercial Loans.    New Haven Savings Bank’s commercial loans are generally collateralized by equipment, leases, inventory and accounts receivable. Many of New Haven Savings Bank’s commercial loans are also collateralized by real estate, but are not classified as commercial real estate loans because such loans are not made for the purpose of acquiring, refinancing or constructing the real estate securing the loan. Commercial loans provide, among other things, working capital, equipment financing, financing for leasehold improvements and financing for expansion. New Haven Savings Bank offers both term and revolving commercial loans. The former have either fixed or adjustable rates of interest and, generally, terms of between three and seven years. Term loans generally amortize during their life, although some loans require a lump sum payment at maturity. Revolving commercial lines of credit typically have two-year terms, renewable annually, and rates of interest which adjust on a daily basis. Such rates are normally indexed to New Haven Savings Bank’s prime rate of interest.

New Haven Savings Bank’s commercial borrowers are not concentrated in any one particular industry. As of September 30, 2003, New Haven Savings Bank’s outstanding commercial loans included manufacturing, special trades, professional services, wholesale trade, retail trade, educational and health services. Industry concentrations are reported quarterly to the Board Loan Committee.

New Haven Savings Bank originated $24.8 million in commercial loans during the six months ended September 30, 2003, and had $93.7 million in commercial loans in its loan portfolio, representing 7.4% of the loan portfolio as of September 30, 2003. Commercial lending entails greater credit risks than residential mortgage lending to owner occupants. Repayment of both secured and unsecured commercial loans depends substantially on the borrower’s underlying business, financial condition and cash flows. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrower’s business. Secured commercial loans are generally collateralized by equipment, leases, inventory and accounts receivable. Compared to real estate, such collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. See “RISK FACTORS—We Will Need To Address The Additional Risks Inherent In The Larger, Generally Riskier, Construction, Commercial Real Estate And Commercial Loan Portfolios We Are Acquiring, But We Have Not Previously Managed Such Large Portfolios Of These Types Of Loans” on page 39.

Consumer Loans.    New Haven Savings Bank makes various types of consumer loans, including auto, mobile home, boat, educational and personal installment loans. However, the largest portion of our consumer loan portfolio is comprised of home equity loans and lines of credit secured by one- to four-family owner-occupied properties. These loans are typically secured by second mortgages. Interest rates on home equity lines normally adjust based on New Haven Savings Bank’s prime rate of interest. The lines of credit are available for up to 9.5 years, at the end of which they become term loans amortized for 15 years. The aggregate sum of the first and second mortgages shall not exceed 80% of the appraised value and 100% of the appraised value for loans up to and including $100,000 that have mortgage insurance, and 80% of the appraised value for loans up to and including $50,000 for condominiums. Home equity loans are made in a set amount with a prescribed repayment period. New Haven Savings Bank had $214.5 million in home equity loans and equity lines of credit at September 30, 2003. Home equity loans totaled $82.2 million, representing 6.5% of our loan portfolio and 32.5% of the consumer loan portfolio. Home equity lines of credit totaled $132.3 million, representing 10.4% of our loan portfolio and 52.4% of the consumer portfolio. The undrawn portion of home equity lines of credit totaled $129.8 million at September 30, 2003.

Loan Origination.    New Haven Savings Bank generally originates adjustable-rate mortgage loans for portfolio and sells in the secondary market fixed-rate loans with terms over 15 years. Sales are generally to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation, with servicing rights retained. Loan sale strategy is determined by management’s Asset/Liability Committee and is generally based on prevailing market interest rates and overall interest sensitivity measures. New Haven Savings Bank usually obtains forward or standby commitments from the prospective loan purchaser.

New Haven Savings Bank’s lending activities are conducted by its salaried and commissioned loan personnel and through the use of a non-bank third-party correspondent. Currently, New Haven Savings Bank utilizes one loan correspondent who solicits and originates mortgage loans on behalf of New Haven Savings Bank. This loan correspondent accounted for approximately 28.2% of the adjustable-rate mortgage loans originated by New Haven Savings Bank for the six months ended September 30, 2003. This loan correspondent originated no fixed rate mortgages for New Haven Savings Bank during that period. Loan correspondents are compensated by market value pricing and a servicing released premium. All loans originated by loan correspondents are underwritten to conform to New Haven Savings Bank’s loan underwriting policies and procedures. New Haven Savings Bank is not an active purchaser of loans.

We rely on print, radio, television and cable advertising, on referrals from existing customers, attorneys and real estate professionals and on relationships with existing borrowers to originate loans. In addition, New Haven Savings Bank solicits consumer loans, including home equity loans, by direct mail to existing customers. We emphasize relationship building so that our customers will view New Haven Savings Bank as a source of support in the management of their personal finances or in the conduct of their businesses.

Individual loan officers may originate loans within certain approved lending limits. A senior loan committee, consisting of senior loan officers, the Chief Credit Officer, the Chief Financial Officer, the Chief Executive Officer and the Executive Vice Presidents of Business and Retail Banking, must approve all commercial loans to a total relationship that are between $1.0 million and $5.0 million and New Haven Saving Bank’s Board Loan Committee must approve all such loans over $5.0 million.

New Haven Savings Bank generally will not make loans aggregating more than 10% of our capital to any one borrower. At September 30, 2003, no borrowers had aggregate loans with New Haven Savings Bank which exceeded this limit. At that date, New Haven Savings Bank’s largest lending relationship totaled $14.3 million and consisted of three commercial real estate loans, one of which is secured by a commercial office building and the other two by an 18-hole golf course. All loans in this relationship were performing in accordance with their terms. New Haven Savings Bank’s internal lending limit is significantly lower than Connecticut’s statutory legal lending limit, which is 15% of a bank’s surplus and capital stock accounts, or $60.6 million for New Haven Savings Bank as of September 30, 2003.

Certain bank personnel have been delegated various levels of authority to approve new and used automobile loans, mobile home and boat loans and unsecured loans. These individuals’ authority ranges from $2,500 to $100,000 for automobile, mobile home and boat loans and between $2,500 to $5,000 for unsecured loans.

New Haven Savings Bank charges origination fees, or points, and collects fees to cover the costs of appraisals and credit reports on most new residential mortgage loans. New Haven Savings Bank also collects late charges on real estate loans and prepayment premiums on commercial mortgage loans. For information regarding New Haven Saving’s recognition of loan fees and costs, see Note 1 of the notes to the Consolidated Financial Statements of New Haven Savings Bank beginning on Page F-8.

The following table sets forth certain information concerning New Haven Savings Bank’s portfolio loan originations, inclusive of loan purchases:

Loan Origination Schedule

	For the Six Months Ended September 30,		For the Years Ended March 31,
	2003	2002	2003	2002	2001
	(In thousands)
Loans at beginning of period	$1,175,558	$1,167,986	$1,167,986	$1,115,725	$1,138,618
Originations:
Residential Real Estate	205,999	81,114	191,128	171,543	58,859
Commercial Loans:
Commercial mortgages	33,637	19,177	48,179	72,489	33,114
Commercial loans	24,666	30,743	45,603	57,187	50,040

Total commercial loans	58,303	49,920	93,782	129,676	83,154
Consumer Loans:
Home equity and equity lines of credit	157,613	66,946	151,023	79,596	39,954
Other	5,081	13,401	23,680	32,180	22,791

Total consumer loans	162,694	80,347	174,703	111,776	62,745
Deduct:
Principal loan repayments, prepayments and other, net	331,964	194,953	446,588	357,627	225,314
Net loan charge-offs	124	(136)	1,907	2,485	281
Transfers to REO	905	3,427	3,546	622	2,056

Total deductions	332,993	198,244	452,041	360,734	227,651

Net increase (decrease) in loans	94,003	13,137	7,572	52,261	(22,893)

Loans at end of period	$1,269,561	$1,181,123	$1,175,558	$1,167,986	$1,115,725

Loan Underwriting.    New Haven Savings Bank’s underwriting of loans varies depending on the type of loan underwritten. The process generally includes the use of credit applications, property appraisals and verification of an applicant’s credit history, employment and banking relationships to the extent management deems appropriate in each case. Additional information concerning the underwriting of specific types of loans follows.

New Haven Savings Bank’s residential mortgage loans generally are written in amounts up to 80% of the appraised value or selling price, whichever is less, of the property securing the loan. New Haven Savings Bank generally requires borrowers to obtain private mortgage insurance with respect to loans with a greater than 80% loan-to-value ratio.

New Haven Savings Bank primarily makes commercial loans to businesses that operate in and around New Haven and Middlesex Counties. New Haven Savings Bank reviews the financial resources, debt-to-equity ratios, cash flows and New Haven Savings Bank’s own experience with businesses when underwriting commercial loans. New Haven Savings Bank generally requires business owners to personally guarantee commercial loans.

New Haven Savings Bank primarily considers the quality of the borrower’s management as well as the property and borrower’s cash flows when it underwrites commercial real estate loans. New Haven Savings Bank generally makes commercial real estate loans in an amount equal to no more than 75% of the appraised value of the property securing the loan. New Haven Savings Bank generally requires the owners of businesses seeking commercial real estate loans to personally guarantee those loans.

New Haven Savings Bank makes construction loans to developers with prior successful development experience. New Haven Savings Bank generally increases the loan-to-value ratios on such loans as construction progresses. Before any work has commenced, New Haven Savings Bank will finance only up to 60% of the value of the approved, unimproved land. Once construction has begun, New Haven Savings Bank will generally make residential construction loans in amounts up to 80% (for primary homes) and 70% (for secondary homes) of the lesser of the appraised value of the property, as completed, or the property’s cost of construction. New Haven Savings Bank generally makes commercial construction loans in amounts up to 75% of the lesser of the property’s appraised value, as completed, or construction cost and generally requires developers seeking commercial construction loans to personally guarantee them.

New Haven Savings Bank has procedures for the assessment of environmental risks in connection with loans, and it believes that those procedures are adequate. Before originating any commercial mortgage loan, New Haven Savings Bank requires prospective borrowers to make a preliminary assessment of whether environmentally hazardous materials are located on the properties that would collateralize such loans. If a preliminary assessment raises concerns, New Haven Savings Bank requires borrowers to conduct further environmental analyses of the properties. In addition, before originating any commercial mortgage loan above $250,000, the borrower must provide a Phase 1 environmental assessment of the property.

Loan Purchases.    New Haven Savings Bank occasionally purchases participation interests in commercial and residential real estate loans originated by other banks in its market area. New Haven Savings Bank underwrites such loans as if it had originated them itself. New Haven Savings Bank’s interest in participation loans as of September 30, 2003 totaled $4.0 million.

Loan Maturity.    The following table shows the contractual maturity of New Haven Savings Bank’s loan portfolio at March 31, 2003. The table does not reflect prepayments or scheduled principal amortization.

Loan Maturity Schedule

	At March 31, 2003
	Residential Mortgage Loans (one to four family)	Commercial Mortgage Loans	Multi- Family Mortgage Loans	Residential Construction	Commercial Construction	Commercial Loans	Home Equity and Equity Lines of Credit	Mobile Home and Boat Loans	Other	Total
	(In thousands)
Due in one year or less	$206	$394	$23	$3,673	$5,348	$32,478	$918	$33	$2,492	$45,565
Due in one to three years	1,132	3,054	617	—	5,775	22,767	3,849	572	8,726	46,492
Due in three to five years	5,578	4,041	127	—	—	14,841	18,344	1,183	14,777	58,891
Due in five to ten years	62,432	24,641	8,665	—	—	17,261	103,968	3,662	183	220,812
Due in ten to twenty years	230,237	158,491	41,883	—	—	1,260	34,879	10,580	3,126	480,456
Due in twenty years and beyond	289,666	31,477	820	—	—	1,060	146	—	173	323,342

	$589,251	$222,098	$52,135	$3,673	$11,123	$89,667	$162,104	$16,030	$29,477	$1,175,558

The following table sets forth, at March 31, 2003, the dollar amount of total loans, net of unadvanced funds on loans, contractually due after March 31, 2004 and whether such loans have fixed interest rates or adjustable interest rates:

	At March 31, 2003
	Fixed	Adjustable	Total
	(In thousands)
Residential Mortgage Loans (one to four family)	$140,901	$448,144	$589,045
Commercial Mortgage Loans	20,991	200,713	221,704
Multi Family Mortgage Loans	3,925	48,187	52,112
Residential construction	—	—	—

Total Mortgage Loans	165,817	697,044	862,861

Commercial Construction	—	5,775	5,775
Commercial Loans	34,956	22,233	57,189
Home Equity and Equity Lines of Credit	77,146	84,040	161,186
Mobile Home and Boat Loans	9,583	6,414	15,997
Other	20,720	6,265	26,985

Total Loans	$308,222	$821,771	$1,129,993

Asset Quality

General.    One of our key objectives has been and continues to be to maintain a high level of asset quality. In addition to maintaining sound credit standards for new loan originations, we employ proactive collection and workout processes in dealing with delinquent or problem loans.

Delinquent Loans.    Management performs a monthly review of all delinquent loans. New Haven Savings Bank’s Special Assets Department is responsible for collection, workout and sales of Bank-owned assets. The manager of this Department discusses the current status and delinquency trends of non-accrual and selected accounts with Lending Department managers and executive officers at the monthly Loan Review Committee meeting and as otherwise required. In addition, New Haven Savings Bank’s Board of Directors reviews delinquency statistics by loan portfolio type on a monthly basis.

The actions taken with respect to delinquencies vary depending upon the nature of the delinquent loans and the period of delinquency. New Haven Savings Bank’s collection philosophy is predicated upon early detection and response to delinquent and default situations. New Haven Savings Bank seeks to make arrangements to cure the entire default over the shortest time frame. Generally, New Haven Savings Bank requires that a delinquency notice be mailed no later than the 10th or 15th day, depending on the loan type, after the payment due date. A late charge is normally assessed on loans where the scheduled payment is unpaid after a 10 or 15 day grace period. After mailing the delinquency notices, New Haven Savings Bank’s loan collection personnel call the borrower to ascertain the reasons for delinquency and the prospects for payment. On loans secured by one- to four-family owner occupied properties, New Haven Savings Bank attempts to work out a payment schedule with the borrower in order to avoid foreclosure. All restructured loans must be approved by the level of officer authority required for a new loan of that amount. If these efforts do not achieve a satisfactory arrangement, New Haven Savings Bank refers the loan to legal counsel and counsel initiates foreclosure proceedings. At any time prior to a sale of the property at foreclosure, New Haven Savings Bank will terminate foreclosure proceedings if the borrower and New Haven Savings Bank are able to work out a satisfactory payment plan. On loans secured by commercial real estate properties, New Haven Savings Bank also seeks to reach a satisfactory payment plan so as to avoid foreclosure. Prior to foreclosure, New Haven Savings Bank will generally obtain an updated appraisal of the property.

The following table sets forth delinquencies in New Haven Savings Bank’s loan portfolio as of the dates indicated:

Loan Delinquencies

	At September 30, 2003				At March 31, 2003
	60-89 Days		90 Days or More		60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Real estate loans:
Residential (one - to four - family)	3	$249	28	$1,888	7	$438	37	$2,333
Commercial	—	—	—	—	—	—	2	990
Multi-family	—	—	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—	—	—

Total real estate loans	3	249	28	1,888	7	438	39	3,323

Consumer loans:
Home equity and equity lines of credit	3	52	3	58	1	69	8	157
Mobile home and boat loans	1	12	2	39	—	—	2	49
Other	6	47	6	24	11	13	8	24

Total consumer loans	10	111	11	121	12	82	18	230

Commercial loans:
Commercial construction	—	—	—	—	—	—	—	—
Commercial loans	3	84	4	745	1	1	2	369

Total commercial loans	3	84	4	745	1	1	2	369

Total	16	$444	43	$2,754	20	$521	59	$3,922

Delinquent loans to total loans		0.03%		0.22%		0.04%		0.33%

	At March 31, 2002				At March 31, 2001
	60-89 Days		90 Days or More		60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Real estate loans:
Residential (one - to four - family)	12	$791	59	$4,089	14	$1,030	66	$5,093
Commercial	—	—	5	2,320	—	—	3	425
Multi-family	—	—	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—	—	—

Total real estate loans	12	791	64	6,409	14	1,030	69	5,518

Consumer loans:
Home equity and equity lines of credit	4	92	4	141	3	91	7	357
Mobile home and boat loans	6	72	3	22	3	80	3	80
Other	16	87	12	20	8	21	17	170

Total consumer loans	26	251	19	183	14	192	27	607

Commercial loans:
Commercial construction	—	—	6	3,267	—	—	—	—
Commercial loans	2	2	3	1,361	1	1	1	4

Total commercial loans	2	2	9	4,628	1	1	1	4

Total	40	$1,044	92	$11,220	29	$1,223	97	$6,129

Delinquent loans to total loans		0.09%		0.96%		0.11%		0.55%

Classification of Assets and Loan Review.    The Chief Credit Officer is responsible for this evaluation process and is assisted by the use of an independent third party loan review company. New Haven Savings Bank uses an internal risk rating system to monitor and evaluate the credit risk inherent in its loan portfolio. At the time of loan approval, all commercial and commercial real estate loans are assigned a risk rating based on all of the factors considered in originating the loan. The initial risk rating is recommended by the loan officer who originated the loan and approved by the loan approval authority. Current financial information is maintained for all borrowing relationships, and is evaluated on at least an annual basis to determine whether the risk rating classification is appropriate.

Under our internal risk rating system, we currently classify problem and potential problem assets as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. In addition, assets which do not currently expose New Haven Savings Bank to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated “special mention.” These loans are included in a monthly Criticized Asset report. This report serves as an integral part in the evaluation of the adequacy of New Haven Savings Bank’s loan loss reserve.

New Haven Savings Bank engages an independent third party to conduct a semi-annual loan review of the commercial and commercial real estate loan portfolios, including an 80% penetration of the commercial loan portfolio. The loan reviews provide a credit evaluation of individual loans to ensure the appropriateness of the risk rating classification. In addition, there is an independent loan review of the residential mortgage and consumer loan portfolios through a quarterly review of a sampling of new loans closed during the period. The independent reviews are presented directly to the Loan Committee of the Board of Directors.

On a quarterly basis, a Criticized Asset Committee composed of the Chief Credit Officer, Executive Vice President of Business Banking and other senior officers completes Criticized Asset Reports on commercial and commercial real estate loans that are risk rated Special Mention, Substandard, and Doubtful. The reports focus on the current status, strategy, financial data, and appropriate risk rating of the criticized loan.

At September 30, 2003, loans classified Substandard totaled $18.1 million, and consisted of $8.0 million in commercial real estate loans, $8.1 million in commercial loans, $1.9 million in residential mortgage loans, and $121,000 in consumer loans. Special Mention loans totaled $27.7 million, and consisted of $20.1 million of commercial real estate loans, $7.4 million of commercial loans, and $207,000 of construction loans. No loans were classified Doubtful or Loss as of September 30, 2003.

Other Real Estate Owned.    New Haven Savings Bank classifies property acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure as other real estate owned in its financial statements. When a property is placed in other real estate owned, the excess of the loan balance over the estimated fair market value of the collateral, based on a recent appraisal, is charged to the allowance for loan losses. Estimated fair value usually represents the sales price a buyer would be willing to pay on the basis of current market conditions, including normal loan terms from other financial institutions, less 10%, that is the estimated costs to sell the property. Management inspects all other real estate owned properties periodically. Subsequent writedowns in the carrying value of other real estate owned are charged to expense if the carrying value exceeds the other real estate owned’s fair value less estimated selling costs.

At September 30, 2003, other real estate owned totaled $75,000, consisting of two single family residential properties.

Non-Accrual Loans, Non-Performing Assets And Restructured Loans

Loans are placed on non-accrual if collection of principal or interest in full is in doubt, if the loan has been restructured, or if any payment of principal or interest is past due 90 days or more. The loan may be returned to accrual status if the loan has demonstrated sustained contractual performance, or all principal and interest amounts contractually due are reasonably assured of repayment within a reasonable period. For the six months ended September 30, 2003, and for the years ended March 31, 2003, 2002 and 2001, had interest been accrued at contractual rates on non-accrual and renegotiated loans, interest income would have increased by approximately $103,000, $578,000, $715,000 and $563,000, respectively.

The following table sets forth information regarding non-accrual loans, restructured loans, and other real estate owned:

	At September 30,		At March 31,
	2003	2002	2003	2002	2001	2000	1999
			(Dollars in thousands)
Non-accruing loans:(1)
Real estate loans:
Residential (one- to four- family)	$1,888	$2,773	$2,333	$4,089	$5,093	$4,315	$7,377
Commercial	—	5,020	990	2,320	425	253	458
Multi-family	—	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—	—

Total real estate loans	1,888	7,793	3,323	6,409	5,518	4,568	7,835
Commercial loans:
Commercial construction	—	—	—	3,267	—	—	—
Commercial loans(4)	745	103	369	1,361	4	2,142	2,410

Total commercial loans	745	103	369	4,628	4	2,142	2,410
Consumer loans:
Home Equity and Equity Lines of Credit	58	138	157	141	357	556	749
Mobile Home and Boat Loans	39	36	49	22	80	186	32
Other	24	43	24	20	170	73	371

Total consumer loans	121	217	230	183	607	815	1,152

Non-performing Loans	2,754	8,113	3,922	11,220	6,129	7,525	11,397
Real Estate Owned	75	2,530	66	—	569	321	135

Total Non-performing Assets(2)	$2,829	$10,643	$3,988	$11,220	$6,698	$7,846	$11,532

Allowance for loan losses as a percent of total loans(3)	1.48%	1.77%	1.61%	1.78%	2.09%	2.07%	1.97%
Allowance for loan losses as a percent of total non-performing loans	682.93%	258.12%	482.71%	185.43%	380.00%	313.24%	211.67%
Total non-performing loans as a percentage of total loans(3)	0.22%	0.69%	0.33%	0.96%	0.55%	0.66%	0.93%
Total non-performing assets as a percentage of total assets	0.11%	0.45%	0.17%	0.50%	0.31%	0.38%	0.56%

(1)	Non-accrual loans include all loans 90 days or more past due, restructured loans and other loans which have been identified by New Haven Savings Bank as presenting uncertainty with respect to the collectibility of interest or principal.
(2)	Total non-performing assets at March 31, 2001 excludes a $100,000 nonperforming security. Total nonperforming assets as shown in the March 31, 2001 audited financial statements was $6.798 million.
(3)	Total loans are stated at their principal amounts outstanding.
(4)	At September 30, 2003 there was one loan for $74,000 that was 90 days past due and still accruing.

Non-performing assets, totaling $10.6 million as of September 30, 2002, were reduced to $2.8 million at September 30, 2003 through a combination of writedowns, taking title and sale of real estate properties, and the return of several loans to performing status after demonstrating performance for a period of time, with a guideline of 6 months. None of the loans were sold.

In November 2003, a $4.8 million commercial loan relationship was placed on non-accrual status. The obligations are secured by business assets and real estate, and the Bank is currently in the process of obtaining updated appraisals/valuations of the collateral.

In addition to non-performing loans, New Haven Savings Bank also has $16.1 million of potential problem loans. Potential problem loans are loans that are performing but are classified as substandard in accordance with New Haven Savings Bank’s internal risk rating system. While substandard loans do not exhibit the weaknesses of non-performing loans, there is potential for losses due to deterioration in the borrower’s financial position or concerns over collateral valuations.

Allowance For Loan Losses

The Board of Directors and management of the New Haven Savings Bank are committed to the establishment and maintenance of an adequate Allowance for Loan Losses, determined in accordance with generally accepted accounting principles. Our approach is to follow the most recent guidelines that have been provided by our regulators and the SEC (Staff Accounting Bulletin 102 “Selected Loan Loss Allowance Methodology and Documentation Issues”). On July 2, 2001, the

Federal Financial Institutions Examination Council issued a joint Policy Statement on “Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions.” The Policy Statement provides guidance on the design and implementation of methodologies and supporting documentation practices for determining the appropriate allowance for loan losses.

New Haven Savings Bank believes that the methodology it employs to develop, monitor and support the allowance for loan losses is consistent with these pronouncements. While New Haven Savings Bank believes that it has established adequate specific and general allowances for losses on loans, there can be no assurance that the regulators, in reviewing New Haven Savings Bank’s loan portfolio, will not request New Haven Savings Bank to increase its allowance for losses, thereby negatively affecting New Haven Savings Bank’s financial condition and earnings. Moreover, actual losses may be dependent upon future events and, as such, further additions to the allowance for loan losses may become necessary.

The allowance for loan losses is established through provisions for loan losses based on management’s on-going evaluation of the risks inherent in New Haven Savings Bank’s loan portfolio. Charge-offs against the allowance for loan losses are taken on loans when New Haven Savings Bank determines that the collection of loan principal is unlikely. Recoveries made on loans that have been charged-off are credited to the allowance for loan losses.

The following table sets forth activity in New Haven Savings Bank’s allowance for loan losses for the periods indicated:

Schedule of Allowance for Loan Losses

At or For the Six Months Ended September 30, 2003
(Dollars in thousands)
Balance at beginning of period	$18,932
Provision for loan losses	—

Charge-offs:
Residential and commercial mortgage loans	19
Commercial loans	939
Consumer loans	158

Total charge-offs	1,116

Recoveries:
Residential and commercial mortgage loans	622
Commercial loans	303
Consumer loans	67

Total recoveries	992

Net charge-offs	124

Balance at end of period	$18,808

Ratios:
Net loans charged-off to average interest-earning loans	0.01%
Allowance for loan losses to total loans	1.48%
Allowance for loan losses to nonperforming loans	682.93%
Net loans charged-off to allowance for loan losses	0.66%
Recoveries to charge-offs	88.89%

Schedule of Allowance for Loan Losses

	At or For the Years Ended March 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Balance at beginning of period	$20,805	$23,290	$23,571	$24,124	$24,679
Provision for loan losses	—	—	—	—	200

Charge-offs:
Residential and commercial mortgage loans	1,323	3,079	656	805	2,522
Commercial loans	2,354	298	213	729	124
Consumer loans	331	368	431	368	794

Total charge-offs	4,008	3,745	1,300	1,902	3,440

Recoveries:
Residential and commercial mortgage loans	1,611	366	243	733	1,377
Commercial loans	302	775	682	501	1,129
Consumer loans	222	119	94	115	179

Total recoveries	2,135	1,260	1,019	1,349	2,685

Net charge-offs	1,873	2,485	281	553	755

Balance at end of period	$18,932	$20,805	$23,290	$23,571	$24,124

Ratios
Net loans charged-off to average interest-earning loans	0.16%	0.22%	0.03%	0.05%	0.07%
Allowance for loan losses to total loans	1.61%	1.78%	2.09%	2.07%	1.97%
Allowance for loan losses to nonperforming loans	482.71%	185.43%	380.00%	313.24%	211.67%
Net loans charged-off to allowance for loan losses	9.89%	11.94%	1.21%	2.35%	3.13%
Recoveries to charge-offs	53.27%	33.64%	78.38%	70.93%	78.05%

The following tables set forth New Haven Savings Bank’s percent of allowance by loan category and the percent of the loans to total loans in each of the categories listed at the dates indicated:

Allocation of Allowance for Loan Losses

	At September 30, 2003
	Amount	Percent of Allowance in Each Category to total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Residential Mortgage Loans	$2,953	15.70%	49.42%
Commercial Mortgage Loans	6,296	33.47	23.29
Commercial Loans	5,337	28.38	7.38
Consumer	3,320	17.65	19.91
Unallocated	902	4.80

Total allowance for loan losses	$18,808	100.00%	100.00%

	At March 31,
	2003			2002
	Amount	Percent of Allowance in Each Category to total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Residential Mortgage Loans	$2,868	15.15%	50.44%	$4,585	22.04%	54.57%
Commercial Mortgage Loans	6,861	36.24	24.27	7,333	35.25	24.31
Commercial Loans	5,313	28.06	7.63	4,698	22.58	7.41
Consumer	2,783	14.70	17.66	2,482	11.93	13.71
Unallocated	1,107	5.85		1,707	8.20

Total allowance for loan losses	$18,932	100.00%	100.00%	$20,805	100.00%	100.00%

	At March 31,
	2001
	Amount	Percent of Allowance in Each Category to total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Residential Mortgage Loans	$6,718	28.84%	61.46%
Commercial Mortgage Loans	5,844	25.09	22.59
Commercial Loans	5,799	24.90	5.47
Consumer	1,902	8.17	10.48
Unallocated	3,027	13.00

Total allowance for loan losses	$23,290	100.00%	100.00%

	At March 31,
	2000			1999
	Amount	Percent of Allowance in Each Category to total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Residential Mortgage Loans	$7,165	30.40%	66.79%	$8,714	36.13%	70.64%
Commercial Mortgage Loans	5,237	22.22	20.53	6,222	25.79	18.66
Commercial Loans	5,384	22.84	4.20	3,781	15.67	3.42
Consumer	1,598	6.78	8.48	1,549	6.42	7.28
Unallocated	4,187	17.76		3,858	15.99

Total allowance for loan losses	$23,571	100.00%	100.00%	$24,124	100.00%	100.00%

New Haven Savings Bank determines its allowance and provisions for loan losses based upon a detailed evaluation of the loan portfolio through a process which considers numerous factors, including estimated credit losses based upon internal and external portfolio reviews, delinquency levels and trends, estimate of the current value of underlying collateral, concentrations, portfolio volume and mix, changes in lending policy, current economic conditions and the historical loan loss experience over the business cycle. New Haven Savings Bank has used the same reserve methodology since 1999, with adjustments to the reserve percentage allocations based on improving asset quality over the period.

The allowance is computed by segregating the portfolio into various risk rating and product categories. Some loans have been further segregated and carry specific reserve amounts. All other loans that do not have specific reserves assigned are reserved based on a loss percentage assigned to the outstanding balance. The percentage applied to the outstanding balance varies depending on the loan’s risk rating and product category. Management uses historical loss rates, industry data, peer comparisons and other observable data to determine these loss rates. Saving Bank of Manchester and Tolland Bank have different methodologies in determining the adequacy of the Allowance for Loan and Lease Losses. Upon the completion of the acquisition of these two banks, the New Haven Savings Bank’s loan loss methodology will be used in evaluating the adequacy of reserves relative to the combined loan portfolios. Based on our preliminary review of each bank’s methodology, we anticipate that there will be no material change to the existing allowance for loan loss with the adoption of New Haven Savings Bank’s methodology.

Management takes a long-term view in establishing the loss rates in each risk rating category due to the fact that by its very nature, New Haven Savings Bank has a concentration of real estate risk and as such is susceptible to conditions in the real estate markets in which it operates, and to potential cyclical downturns in such markets and in the economy. As a result, allowance allocations by risk rating category reflect higher levels of charge-offs experienced during the last economic downturn beginning in the early 1990’s. During the last significant downturn in the early 1990’s, non-performing assets increased from $53.5 million (3.9% of loans) in 1990 to $128 million (8.7% loans) in 1993. Subsequent net charge-offs and OREO losses reached a peak in 1995 at $23.9 million or 1.68% of the loan portfolio. Throughout the 1990’s, management added to the allowance in response to the deterioration in the loan portfolio resulting in a ratio of allowance to total loans of 2.11% in 1998. For the 3-year period ending March 31, 1998, annualized net charge-offs were $13 million (0.92%), $7.4 million (0.54%) and $15.5 million (1.24%), respectively. Including OREO write-downs, the 3 year total losses were $58 million or an average of $19.3 million per year, which equates to annual credit-related losses of 1.44% of the average loan portfolio during this same three-year period.

The allowance for loan losses of $24.7 million as of March 31, 1998 reflected allowance allocations based on a three-year period where total losses were $58.0 million or $19.3 million per year and higher unallocated allowances that reflect inherent uncertainty due to rapid deterioration of certain credits in years preceding 1998 and very high losses and delinquencies for New Haven Savings Bank and many of its competitors in prior years. Of the $24.7 million in the allowance for loan losses at March 31, 1998, $5.7 million were specific allocations to problem credits and $19.0 million were allocations to the rest of the portfolio based on New Haven Savings Bank’s internal risk rating system. Beginning in 1999, improvements in the local real estate market began to have a positive impact on our customers, and asset quality began to improve. Non-performing assets were reduced from $30.7 million at March 31, 1998 to $11.5 million at March 31, 1999 and continued to decrease through September 30, 2003. The reductions of non-performing loans were, as mentioned above, a result of a combination of the improved local real estate market and changes made by New Haven Savings Bank in the credit administration function in the mid 1990’s. The local environment factors that significantly resulted in the significant decline in the level of non-performing loans and net charge-offs during the most recent five years were an improvement in the Connecticut real estate markets, and a general decline in interest rates. A significant portion of New Haven Savings Bank’s commercial and commercial real estate loans are at variable rates, and lower interest rates have resulted in borrowers being able to lower their payments. New Haven Savings Bank’s real estate markets have also enjoyed a healthy economic period since 1998, as evidenced by a reduced number of foreclosures across the market and lower commercial vacancy rates. During that period, New Haven Savings Bank was able to dispose of foreclosed properties or otherwise resolve problem loans, resulting in significantly smaller average losses in the 1999 through 2003 period than in the previous five-year period. Net charge-offs over the last 5 years have ranged from 0.03% to 0.22% and ended fiscal year March 31, 2003 at 0.16%. Non-performing loans over the last 5 years have ranged from $2.8 million to $11.4 million since 1999 and were $2.8 million at September 30, 2003, or 0.22% of outstanding loans. No loan loss provision was necessary during the four-year period ending March 31, 2003, and for the six months ended September 30, 2003 as asset quality indicators for the portfolio, as a whole, continued to improve. Accordingly, management concluded each year during the 2000 through 2003 period and for the six months ended September 30, 2003 that no loan loss provision was needed and that only a nominal provision of $200,000 was necessary in 1999.

The primary changes with respect to New Haven Savings Bank’s loan administration function commencing in 1995 included the hiring of more experienced personnel in key lending functions, expanding the Special Assets department and outsourcing the loan review function. In addition, the Credit Department was separated from those involved with loan origination to provide for better segregation of duties. Also, New Haven Savings Bank established a stronger credit culture, tighter credit underwriting standards and a more proactive position in its loss mitigation practices.

The allowance for loan losses is reviewed and approved by New Haven Savings Bank’s Board of Directors on a quarterly basis.

Investment Activities

General.    Under Connecticut law, New Haven Savings Bank has authority to purchase a wide range of investment securities. As a result of changes in federal banking laws, however, financial institutions such as New Haven Savings Bank may not engage as principals in any activities that are not permissible for a national bank, unless the Federal Deposit Insurance Corporation has determined that the investments would not pose a significant risk to the Bank Insurance Fund and New Haven Savings Bank is in compliance with applicable capital standards.

The investment policy of New Haven Savings Bank is reviewed and updated by senior management and submitted to the Board of Directors for their approval on an annual basis. The primary objective of the investment portfolio is to achieve a competitive rate of return on the investments over a reasonable period of time based on prudent management practices and sensible risk taking. The portfolio is also used to help manage the net interest rate risk position of the bank. In view of New Haven Savings Bank’s lending capacity and generally higher rates of return on loans, management prefers lending activities as its primary source of revenue with the securities portfolio serving a secondary role. The investment portfolio, however, is expected to continue to represent a significant portion of New Haven Savings Bank’s assets, consisting of U.S. Government and Agency securities, mortgage-backed securities, collateralized mortgage obligations, asset backed securities, high quality corporate debt obligations and possibly corporate equities. The portfolio will continue to serve New Haven Savings Bank’s liquidity needs as projected by management and as required by regulatory authorities.

New Haven Savings Bank’s current investment strategy has emphasized the purchase of hybrid adjustable rate mortgage backed securities with reset dates ranging between three years and seven years. These securities were emphasized due to their lower prepayment levels as compared to other structured mortgage product, their yield advantage over asset backed securities and their monthly cash flows that provide the bank with liquidity. In addition, at the end of the initial fixed rate period, the remaining balance of these securities become adjustable rate instruments thereby assisting the bank in the asset/liability management process. New Haven Savings Bank is however, amortizing any premium paid on hybrid adjustable rate mortgage backed securities to the initial reset date due to management’s experience with prepayments by the initial reset date.

The investment policy prohibits the use of hedging with such instruments as financial futures, interest rate options and swaps without specific approval from the New Haven Savings Bank Board of Directors. The Chief Financial Officer, the First Vice President of Investments, Vice President—Asset/Liability Analyst and the Assistant Treasurer—Investments are authorized to execute portfolio transactions but are limited in regards to asset class selection, ratings limitations, industry concentration and position size by the Investment Policy Statement. Portfolio sales require the approval of the Chief Financial Officer regardless of the amount. Purchases and sales activity are monitored monthly by New Haven Savings Bank’s ALCO Committee. The listing of purchases and sales of the New Haven Savings Bank’s investment portfolio is reviewed and approved by New Haven Savings Bank’s Board of Directors on a monthly basis and the investment portfolio inventory is reviewed on a quarterly basis.

At September 30, 2003, New Haven Savings Bank had total investments of $1.10 billion, or 44.3% of total assets. These investment securities consisted of U.S. Government and Agency obligations of $58.7 million, corporate obligations of $50.0 million, mortgage-backed securities of $803.4 million, other bonds and obligations of $66.1 million, marketable and trust preferred equity securities of $89.0 million and money market mutual funds of $28.8 million.

SFAS No. 115 requires New Haven Savings Bank to designate its securities as held to maturity, available for sale or trading depending on New Haven Savings Bank’s intent regarding its investments at the time of purchase. New Haven Savings Bank does not currently maintain a trading portfolio of securities. As of September 30, 2003, $1.10 billion, or 99.9% of the portfolio, was classified as available for sale and $350,000, or 0.1% of the portfolio was classified as held to maturity. The net unrealized gain on securities classified as available for sale was $2.8 million, with $77,000 of that amount attributable to marketable equity securities as of September 30, 2003.

U.S. Government and Agency Obligations.    At September 30, 2003, New Haven Savings Bank’s U.S. Government and Agency securities portfolio totaled $58.7 million, all of which was classified as available for sale. There were no structured notes in the portfolio.

Corporate Obligations.    At September 30, 2003, New Haven Savings Bank’s portfolio of corporate obligations totaled $50.0 million, all of which was classified as available for sale. New Haven Savings Bank policy requires that investments in corporate obligations be restricted only to those obligations rated “A” or better by a nationally recognized rating agency at the time of purchase and are confined only to those obligations that are readily marketable. As of September 30, 2003, $39.8 million of New Haven Savings Bank’s investments in corporate obligations were invested in finance company bonds and $10.2 million in bank and trust company bonds. As of September 30, 2003, all corporate obligations were rated “A” or better.

Mortgage-Backed Securities.    At September 30, 2003, New Haven Savings Bank’s portfolio of mortgage-backed securities totaled $803.4 million. Such securities are guaranteed by the Government National Mortgage Association, FNMA and FHLMC or are rated “AAA”. All mortgage-backed securities were classified as available for sale. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees or credit enhancements that reduce credit risk. Mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings.

At September 30, 2003, the mortgage backed securities portfolio was comprised of agency adjustable rate mortgages with initial reset dates of six months, three years, five years and seven years. The portfolio also included AAA rated whole loan hybrid adjustable rate mortgages with initial reset dates of three, five and seven years. The portfolio also included agency collateralized mortgage obligations and AAA rated private collateralized mortgage obligations.

As of September 30, 2003, hybrid adjustable rate mortgages with reset dates of three years, five years or seven years totaled $535.3 million or 66.6% of the mortgage backed securities portfolio. Within this portfolio, $40.2 million were AAA rated private hybrid adjustable rate mortgages, with the balance being secured by either the Federal National Mortgage Association or by the Federal Home Loan Mortgage Corporation. Adjustable rate mortgages with reset dates of every six months totaled $8.8 million or 1.1% of the mortgage backed securities portfolio as of September 30, 2003. The total adjustable rate mortgage-backed portfolio carried a weighted average life of two years as of September 30, 2003.

As of September 30, 2003, agency collateralized mortgage obligations totaled $258.8 million or 32.2% of the mortgage backed securities portfolio, with $208,000 carrying a floating rate coupon and the balance carrying a fixed rate coupon. Within this total $114.4 million were US Agency CMO’s backed by 15 year collateral, and $99.9 million were US Agency CMO’s backed by 30 year collateral. Over the past year, New Haven Savings Bank has emphasized the purchase of agency collateralized mortgage obligations with underlying collateral consisting of fifteen and twenty year mortgage loans. In addition, New Haven Savings Bank has targeted purchases in the two year to three year weighted average life tranches with expected extensions up to a maximum of five years in a rising rate environment. The objective of this decision has been to limit the potential interest rate risk due to extension of this portfolio in a rising rate environment. The structures of these instruments have been in either a planned amortization class format or tightly structured sequential pay format.

The private AAA rated collateralized mortgage obligation portfolio as of September 30, 2003 totaled $44.3 million or 5.5% of the mortgage backed securities portfolio. Within this total $40.2 million were private issue CMO’s backed by 15 year collateral and $4.1 million were private issue CMO’s backed by 30 year collateral. The private collateralized mortgage obligation portfolio also contains instruments with planned amortization class or sequential pay structures.

Other Bonds and Obligations.    At September 30, 2003, New Haven Savings Bank’s portfolio of other bonds and obligations totaled $66.1 million, $7.0 million of which was invested in taxable obligations of states and political subdivisions, $28.3 million of which was invested in asset-backed securities, $30.5 million of which was invested in short-term obligations and $350,000 of which was invested in foreign bonds and other bonds held to maturity.

Marketable Equity Securities.    At September 30, 2003, New Haven Savings Bank’s marketable equity securities portfolio totaled $30.7 million, all of which was in preferred stock. New Haven Savings Bank’s policy requires that investments in preferred stock, including money market preferred, trust preferred, auction preferred and adjustable-rate preferred, be confined to quality issuers that have a past record of profitability and growth with the prospect of continued performance. The policy also requires that New Haven Savings Bank make investments in preferred stocks so that there is a reasonable and prudent industry distribution within the portfolio. New Haven Savings Bank does not view short-term trading, short sales, margin transactions and option speculation as prudent investment policy objectives and does not permit them. Investments in common stock are subject to similar quality ratings and activities as preferred stocks, with the additional requirement that the stocks are traded on a major exchange.

Trust Preferred Securities.    At September 30, 2003, New Haven Savings Bank’s trust preferred securities portfolio totaled $58.3 million, all of which was rated A or better.

Money Market Mutual Funds.    At September 30, 2003, New Haven Savings Bank’s money market mutual fund portfolio totaled $28.8 million, all of which was in funds rated AAA.

The following table sets forth certain financial information regarding the amortized cost and market value of New Haven Savings Bank’s investment portfolio at the dates indicated. There is no tax equivalent calculation on obligations of state and political subdivisions because all such investments in the portfolio are taxable.

	At September 30, 2003		At March 31,
			2003		2002		2001
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$1,093	$1,094	$498	$498	$500	$500	$493	$494
U.S. Government agencies	57,566	57,618	64,601	64,702	75,922	75,960	43,474	43,607
Obligations of states and political subdivisions	6,627	6,972	8,666	9,048	8,743	8,932	8,820	8,863
Asset-backed securities	28,186	28,269	22,120	22,163	45,071	45,294	135,851	137,151
Marketable equity securities	30,597	30,674	34,611	34,691	26,331	30,499	14,411	14,906
Money market funds	28,800	28,800	25,800	25,800	18,400	18,400	24,700	24,700
Trust preferred securities	60,540	58,279	60,502	57,587	60,259	57,397	51,070	49,594
Short-term obligations	30,500	30,500	65,988	65,988	94,929	94,929	—	—
Other bonds	50,048	50,021	52,030	51,078	47,510	46,747	47,294	46,956

Total investment securities	293,957	292,227	334,816	331,555	377,665	378,658	326,113	326,271

Mortgage-backed securities:
Pass thru securities	541,110	544,603	466,838	472,542	51,137	52,216	128,619	131,284
U.S. Agency issued collateralized mortgage obligations	213,753	214,445	238,447	240,307	283,633	285,974	275,205	277,043
Private issued collateralized mortgage obligations	44,077	44,332	54,609	55,006	256,433	257,991	107,277	108,210

Total mortgage-backed securities	798,870	803,380	759,894	767,855	591,203	596,181	511,101	516,537

Total securities available for sale	1,092,827	1,095,607	1,094,710	1,099,410	968,868	974,839	837,214	842,808
Securities held to maturity:
Investment securities:
Short-term obligations	—	—	—	—	—	—	100,789	100,789
Foreign bonds	300	300	300	300	800	800	645	645
Other bonds	50	50	50	50	145	145	150	150

Total securities held to maturity	350	350	350	350	945	945	101,584	101,584

Total securities	$1,093,177	$1,095,957	$1,095,060	$1,099,760	$969,813	$975,784	$938,798	$944,392

The following table sets forth certain information regarding the carrying value, weighted average yield and contractual maturities of New Haven Savings Bank’s investment portfolio as of September 30, 2003. In the case of mortgage backed securities and asset-backed securities, the table shows the securities by their contractual maturities; however, there are scheduled principal payments and there will be unscheduled prepayments prior to their contractual maturity. Income on obligations of states and political subdivisions are taxable and no yield adjustment for dividend receivable deduction is made because it is not material.

	One year or less
	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$1,093	1.01%
U.S. Government agencies	23,961	2.06
Obligations of states and political subdivisions	—	—
Asset-backed securities	69	3.07
Marketable equity securities	30,576	1.10
Money market funds	28,800	1.03
Trust preferred securities	—	—
Short-term obligations	30,500	1.11
Other bonds	5,000	1.46

Total investment securities	119,999	1.29
Mortgage-backed securities:
Pass thru securities	—	—
U.S. Agency issued collateralized mortgage obligations	—	—
Private issued collateralized mortgage obligations	—	—

Total mortgage-backed securities	—	—

Total securities available for sale	119,999	1.29
Securities held to maturity:
Investment securities:
Short-term obligations
Foreign bonds	—	—
Other bonds	50	6.00

Total securities held to maturity	50	6.00

Total securities	$120,049	1.30%

	Over one year through five years		Over five years through ten years
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$—	—%	$—	—%
U.S. Government agencies	10,185	2.13	—	—
Obligations of states and political subdivisions	2,000	2.00	—	—
Asset-backed securities	11,643	2.30	5,045	3.19
Marketable equity securities	—	—	—	—
Money market funds	—	—	—	—
Trust preferred securities	—	—	—	—
Short-term obligations	—	—	—	—
Other bonds	45,048	2.11	—	—

Total investment securities	68,876	2.14	5,045	3.19
Mortgage-backed securities:
Pass thru securities	94	7.65	448	8.12
U.S. Agency issued collateralized mortgage obligations	1,725	3.23	16,441	3.30
Private issued collateralized mortgage obligations	—	—	—	—

Total mortgage-backed securities	1,819	3.45	16,889	3.43

Total securities available for sale	70,695	2.17	21,934	3.37
Securities held to maturity:
Investment securities:
Short-term obligations
Foreign bonds	300	1.53	—	—
Other bonds	—		—	—

Total securities held to maturity	300	1.53	—	—

Total securities	$70,995	2.17%	$21,934	3.37%

	After ten years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$—	—%	$1,093	1.01%
U.S. Government agencies	23,420	1.58	57,566	1.88
Obligations of states and political subdivisions	4,627	6.03	6,627	4.87
Asset-backed securities	11,429	2.58	28,186	2.57
Marketable equity securities	21	7.68	30,597	1.11
Money market funds	—	—	28,800	1.03
Trust preferred securities	60,540	2.24	60,540	2.24
Short-term obligations	—	—	30,500	1.11
Other bonds	—	—	50,048	2.04

Total investment securities	100,037	2.30	293,957	1.87
Mortgage-backed securities:
Pass-thru securities	540,568	3.76	541,110	3.77
U.S. Agency issued collateralized mortgage obligations	195,587	3.42	213,753	3.41
Private issued collateralized mortgage obligations	44,007	4.00	44,007	4.00

Total mortgage-backed securities	780,162	3.69	798,870	3.68

Total securities available for sale	880,199	3.53	1,092,827	3.20
Securities held to maturity:
Investment securities:
Short-term obligations	—	—	—
Foreign bonds	—	—	300	1.53
Other bonds	—	—	50	6.00

Total securities held to maturity	—	—	350	2.16

Total securities	$880,199	3.53%	$1,093,177	3.19%

Deposit Activities And Sources Of Funds

General.    New Haven Savings Bank uses deposits, repayments and prepayments of loans, proceeds from sales of loans and securities and proceeds from maturing securities, borrowings and cash flows generated by operations to fund its lending, investing and general operations. Deposits represent New Haven Savings Bank’s primary source of funds.

Deposits.    New Haven Savings Bank offers a variety of deposit accounts with a range of interest rates and other terms. The accounts include passbook savings accounts, NOW accounts (checking), demand deposit accounts, money market deposit accounts, club accounts and certificates of deposit. New Haven Savings Bank also offers IRA’s, Roth/IRA, Education IRA and Simple IRA accounts, KEOGH and SEP accounts. Both individuals and commercial enterprises maintain accounts with New Haven Savings Bank. The FDIC insures deposits up to certain limits (generally, $100,000 per depositor).

Deposit flows are influenced greatly by economic conditions, the general level of interest rates and the relative attractiveness of competing deposit and investment alternatives. Deposit pricing strategy is monitored monthly by the Asset/Liability Committee. Deposit pricing is set weekly by the Product Pricing Committee, a subcommittee of the Asset/Liability Committee. When considering our deposit pricing, we consider competitive market rates, deposit flows, funding commitments and investment alternatives, FHLB advance rates and rates on other sources of funds. See “RISK FACTORS—We Have Experienced Declining Earnings, And There Can Be No Assurance That Our Earnings Will Increase” on page 39.

At September 30, 2003, New Haven Savings Bank’s deposits of $1.81 billion were comprised of $178.8 million of non-interest-bearing checking accounts and $1.63 billion of interest-bearing deposit accounts, of which $502.1 million, or 27.7% of total deposits, were certificates of deposit. Of this total of certificates of deposit at September 30, 2003, $360.7 million, or 71.8%, were scheduled to mature within one year. However, based on New Haven Savings Bank’s monitoring of historical trends, its current pricing strategy for deposits and its avoidance of brokered deposits, management believes that New Haven Savings Bank will retain a significant portion of its certificates of deposit accounts upon maturity.

New Haven Savings Bank places emphasis on sales of its products and quality of its service to attract and retain customers. Management measures the sales performance of customer service personnel based on the cross-sales of additional products and services above the initial product that the customer requests. Branch managers actively participate in a business development call program to develop new banking relationships.

In the interest of customer convenience and product alternatives, New Haven Savings Bank has introduced a “call center”, staffed with individuals who are trained to answer telephone inquiries about customer accounts and about New Haven Savings Bank’s various products and services. New Haven Savings Bank also introduced a 24-hour automated touch-tone telephone voice response system, which allows customers to obtain information about their accounts, to make account transfers and to receive information about New Haven Savings Bank’s products and services.

New Haven Savings Bank uses direct mail and customer service personnel at each of its branches and at its main office to solicit deposits and advertises its deposits through the print media, on billboards and radio. New Haven Savings Bank also offers its services over the Internet.

National, regional and local economic conditions, changes in money market rates, prevailing interest rates and competing deposit and investment alternatives all have a significant impact on the level of New Haven Savings Bank’s deposits. See “RISK FACTORS— We Will Have More Difficulty Managing Interest Rate Risk After The Acquisitions, And That Difficulty May Lead To Reduced Earnings” on page 40, and “RISK FACTORS—We Have Experienced Declining Earnings, And There Can Be No Assurance That Our Earnings Will Increase” on page 39.

The following table sets forth certain information regarding the distribution of New Haven Savings Bank’s average deposit accounts and the weighted average interest rate on each category of deposits:

Average Balance and Rates Paid Schedule

	For the six months ended September 30, 2003
	Average Balance	Percent of Total Average Deposits	Weighted Average Rate
	(Dollars in thousands)
Money market accounts	$561,192	31.15%	1.29%
NOW accounts	34,964	1.94	0.54
Regular savings accounts	521,923	28.97	0.57
Time deposits	513,704	28.52	2.27
Demand deposits	169,782	9.42	—

	$1,801,565	100.00%	1.35%

	For the Year Ended March 31,
	2003			2002			2001
	Average Balance	Percent of Total Average Deposits	Weighted Average Rate	Average Balance	Percent of Total Average Deposits	Weighted Average Rate	Average Balance	Percent of Total Average Deposits	Weighted Average Rate
	(Dollars in thousands)
Money market accounts	$393,446	21.81%	1.61%	$142,919	8.45%	1.07%	$115,829	7.03%	1.71%
NOW accounts	28,017	1.55	1.66	38,679	2.28	2.38	50,872	3.09	2.75
Regular savings accounts	589,278	32.67	1.06	611,787	36.16	2.16	575,867	34.93	3.23
Time deposits	635,389	35.22	3.20	752,634	44.49	4.64	780,580	47.35	5.53
Demand deposits	157,917	8.75	—	145,818	8.62	—	125,317	7.60	—

	$1,804,047	100.00%	2.03%	$1,691,837	100.00%	3.27%	$1,648,465	100.00%	4.28%

New Haven Savings Bank had $110.2 million in certificates of deposit of $100,000 or more outstanding as of September 30, 2003, maturing as follows:

	Amount	Weighted Average Rate
	(Dollars in thousands)
Maturity period
Three months or less	$45,638	1.41%
Over three months through six months	16,553	1.46
Over six months through twelve months	20,491	4.18
Over twelve months	27,504	2.38

	$110,186	2.17%

Borrowings.    New Haven Savings Bank borrows funds from the Federal Home Loan Bank of Boston. Federal Home Loan Bank loans finance New Haven Savings Bank’s loans and other funding needs. Federal Home Loan Bank loans are collateralized primarily by certain of New Haven Savings Bank’s mortgage loans and can be collateralized by certain other investments. The maximum amount that the Federal Home Loan Bank will loan fluctuates from time to time based on the Federal Home Loan Bank’s policies. See “REGULATION AND SUPERVISION—Federal Home Loan Bank System” on page 272.

New Haven Savings Bank had $187.0 million in outstanding advances from the Federal Home Loan Bank as of September 30, 2003. The Federal Home Loan Bank charges a fixed rate of interest on its loans. Based on eligible mortgage loan collateral, New Haven Savings Bank may borrow up to $435.5 million from the Federal Home Loan Bank, including $25.2 million under a preapproved line of credit.

The following table shows selected information on advances from the Federal Home Loan Bank of Boston.

	Six months ended September 30,		Year ended March 31,
	(Dollars in thousands)
	2003	2002	2003	2002	2001
Advances from Federal Home Loan Bank of Boston
Average balance outstanding	$150,058	$89,192	$92,056	$90,060	$80,124
Maximum amount outstanding at any month end during the period	$186,961	$89,193	$115,332	$91,201	$91,202
Approximate weighted average interest rate during the period	4.71%	6.30%	6.17%	6.29%	6.33%
Balance outstanding at the end of period	$186,961	$89,193	$115,332	$89,193	$91,202
Weighted average interest rate at end of period	4.27%	6.19%	5.48%	6.19%	6.25%

Trust Services

In 1987, New Haven Savings Bank established a trust department, now called the Trust and Investment Management Department, which provides trust and investment management services to individuals and families. These services are provided to existing and potential banking customers. Consistent with New Haven Savings Bank’s operating strategy, the Trust and Investment Management Department will continue to emphasize the growth of its trust and investment management services to increase fee-based income. The Trust and Investment Management Department has implemented several policies governing its practices and procedures, policies relating to maintaining confidentiality of trust records, investment of trust property, handling conflicts of interest, and maintaining impartiality. At September 30, 2003, this trust department managed 486 account relationships with aggregate assets of $355.3 million. For the six months ended September 30, 2003 and for the fiscal year ended March 31, 2003, the Trust and Investment Management Department generated revenues of $1.0 million and $1.9 million, respectively.

Subsidiary Activities

We currently have the following subsidiaries all of which are incorporated in Connecticut:  Fairbank Corporation, NHSB Community Development Corporation, The Loan Source, Inc., NHSB Servicing Company and NHSB Financial Services, Inc. New Haven Savings Bank has no special purpose entities and has not participated in asset securitizations.

Fairbank Corporation owns a 121 unit apartment building in New Haven, Connecticut. The building includes tenants eligible for federal “Section 8” housing cost assistance. This subsidiary was formed and the investment made in 1971 in furtherance of New Haven Savings Bank’s commitment to the New Haven community. In connection with the formation of NewAlliance Bancshares, Fairbank Corporation will become a wholly-owned subsidiary of NHSB Community Development Corporation.

NHSB Community Development Corporation (the “CDC”) was organized in 1999 pursuant to a federal law which encourages the creation of such bank subsidiaries to further community development programs. We funded the CDC with $2.5 million to provide flexible capital for community development and neighborhood revitalization. The CDC can invest in the form of equity, debt or mezzanine financing. Current investments include artist housing, affordable housing loan pool’s and small business development funds.

The Loan Source, Inc. is used to hold certain real estate that we may acquire through foreclosure and other collection actions. The Loan Source currently has no such property under ownership, but does have a limited partnership.

NHSB Servicing Company operates as New Haven Savings Bank’s “passive investment company” (a “PIC”). A 1998 Connecticut law allows for the creation of PICs. A properly created and maintained PIC allows New Haven Savings Bank to contribute its real estate loans to the PIC where they are serviced. The PIC does not recognize income generated by the PIC for the purpose of Connecticut business corporations tax, nor does New Haven Savings Bank recognize income for these purposes on the dividends it receives from the PIC. Since its establishment in 1998, our PIC has allowed us, like many other banks with Connecticut operations, to experience substantial savings on the Connecticut business corporations tax that otherwise would have applied. See “FEDERAL AND STATE TAXATION OF NEWALLIANCE BANCSHARES AND SUBSIDIARY—State Taxation” on page 266.

NHSB Financial Services, Inc.     New Haven Savings Bank currently offers brokerage and investment advisory services through a contract with a non-affiliated registered broker-dealer. In addition, NHSB Financial Services, Inc. offers to customers of New Haven Savings Bank fixed annuities and other insurance products. NHSB Financial Services, Inc. recently obtained a registration as a broker-dealer and is now a member of the NASD. It is anticipated that, by January 31, 2004, substantially all of the brokerage accounts originating through the non-affiliated registered broker-dealer will be transferred to NHSB Financial Services, Inc. In addition, the brokerage products and services currently offered by Savings Bank of Manchester and Tolland Bank through contractual arrangements with a third party NASD-registered broker-dealer will be transferred to NHSB Financial Services, Inc. following the completion of the acquisitions of Connecticut Bancshares and Alliance.

In addition to its subsidiary’s activities, New Haven Savings Bank is an issuing bank with Savings Bank Life Insurance. For the six months ended September 30, 2003, the revenue generated from these activities was $1.1 million. During our last full fiscal year, which ended March 31, 2003, New Haven Savings Bank generated $3.2 million from these combined activities.

New Haven Savings Bank Foundation, Inc.

In 1998, New Haven Savings Bank established a private charitable foundation, the New Haven Savings Bank Foundation, Inc. This foundation, which is not a subsidiary of New Haven Savings Bank, provides grants to charitable organizations that focus primarily on community development, health and human services, youth and education and the arts in the communities in which New Haven Savings Bank operates. For the year ended March 31, 2003 New Haven Savings Bank did not make a contribution to the foundation. For the year ended March 31, 2002, New Haven Savings Bank contributed $1.2 million in cash and a security with a fair value of approximately $254,000 at the date of the donation and the transfer. At September 30, 2003, New Haven Savings Bank Foundation, Inc. had assets of approximately $8.8 million. Federal law requires the foundation to distribute at least 5% of its assets annually, and will also require this of the NewAlliance Foundation. Since 1998, the New Haven Savings Bank Foundation has made contributions of approximately $2.3 million to local non-profit organizations. The foundation’s current three (3) member Board of Trustees consists of current directors of New Haven Savings Bank. After the conversion and acquisitions of Connecticut Bancshares and Alliance, New Haven Savings Bank will continue to maintain New Haven Savings Bank Foundation, Inc., however, it does not expect to make any further contributions to it. See “THE CONVERSION AND THE OFFERING—Establishment Of The NewAlliance Foundation” on page 251 and Note 12 of the Notes to the New Haven Savings Bank Consolidated Financial Statements on page F-32.

Properties

New Haven Savings Bank conducts its business through its main office located in New Haven, Connecticut, 35 other banking offices and two remote ATM facilities located in New Haven and Middlesex Counties. The following table sets forth information about our offices and ATM facilities as of September 30, 2003.

Location	Leased or Owned	Original Year Leased or Acquired	Date of Lease Expiration
195 Church Street New Haven, CT 06510	Owned	1974	N/A

1248-54 Dixwell Avenue Hamden, CT 06514	Owned	1949	N/A

201 Grand Avenue New Haven, CT 06513	Leased	1972	2005

322 Main Street West Haven, CT 06516	Owned	1950	N/A

36 Fountain Street New Haven, CT 06515	Owned	1950	N/A

245 Main Street East Haven, CT 06512	Owned	1956	N/A

Location	Leased or Owned	Original Year Leased or Acquired	Date of Lease Expiration
724 Boston Post Road Madison, CT 06443	Owned	1969	N/A

110 Washington Avenue North Haven, CT 06473	Leased	1972	2012

2856 Whitney Avenue Hamden, CT 06518	Leased	1975	2004

1246 Whitney Avenue Hamden, CT 06517	Owned	1975	N/A

34 Old Tavern Road Orange, CT 06477	Leased	1976	2007

First Street	Leased	1979	2004
Seymour, CT 06483

2364 Foxon Road, Units 1&2 North Branford, CT 06471	Leased	1979	2005

176 Amity Road Woodbridge, CT 06525	Leased	1979	2006

20 Ocean Avenue West Haven, CT 06516	Leased	1986	2008

50 Frontage Road East Haven, CT 06512	Leased	1980	2006

1021 Boston Post Road Guilford, CT 06437	Leased	1973	2008

200 Boston Post Road Madison, CT 06443	Leased	1985	2005

1349 Boston Post Road Milford, CT 06460	Leased	1975	2003

1157 Highland Avenue Cheshire, CT 06410	Leased	1987	2004

1024 Main Street Branford, CT 06405	Leased	1987	2004

670 North Colony Road Wallingford, CT 06492	Leased	1989	2006

20 Main Street Old Saybrook, CT 06475	Owned	1970	N/A

250 East Main Street Clinton, CT 06413	Leased	1991	2007

9 Water Street Chester, CT 06412	Owned	1991	N/A

Cheshire Road Wallingford, CT 06492	Leased	1995	2005

63 Main Street Centerbrook, CT 06409	Owned	1994	N/A

Location	Leased or Owned	Original Year Leased or Acquired	Date of Lease Expiration
Bokum Road	Leased	1995	2006
Essex, CT 06426

1238 Boston Post Road Westbrook, CT 06498	Owned	1996	N/A

12 Main Street Essex, CT 06426	Leased	1996	2005

200 Leeder Hill Road Hamden, CT 06517	Leased	1996	2005

18 Tower Lane New Haven, CT 06519	Leased	1996	2004

367 East Main Street Branford, CT 06405	Leased	2000	2010

316 Main Street Yalesville, CT 06492	Owned	2001	N/A

68 South Broad Street Milford, CT 06460	Leased	2001	2011

52 Southwick Court Cheshire, CT 06410	Leased	1999	2004

300 Orange Avenue West Haven, CT 06516	Leased	1998	2004

355 Ferry St. New Haven, CT 06513	Owned	1972	N/A

Legal Proceedings

We are not involved in any pending legal proceedings other than the matter described below and routine legal proceedings occurring in the ordinary course of business. We believe that those routine proceedings involve, in the aggregate, amounts which are immaterial to the financial condition and results of operations of New Haven Savings Bank.

Two substantially similar actions have been initiated in the Connecticut Superior Court by Joanne Turonis and by Towana Marks and others, by service on September 29, 2003 and January 26, 2004, respectively, against New Haven Savings Bank and its Directors and, in the second action, its Corporators, alleging breach of fiduciary duty in connection with the decision to convert to a public company. The actions claim, among other things, that New Haven Savings Bank should have sought the approval of its depositors for the conversion and should modify the plan of conversion to be fair to its depositors. The actions also seek certification of a class consisting of the depositors of New Haven Savings Bank. The defendants believe that the suits are without merit and intend to vigorously defend the allegations. The defendants have filed a motion to dismiss the first action for failure of the plaintiffs to have exhausted their administrative remedies and expect to do the same in the second action.

Personnel

As of September 30, 2003, we had 422 full-time and 136 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good. See “MANAGEMENT OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK—Benefit Plans” on page 140 for a description of certain compensation and benefit programs offered to our employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

NEW HAVEN SAVINGS BANK

The following discussion should be read in conjunction with the “SELECTED CONSOLIDATED FINANCIAL INFORMATION OF NEW HAVEN SAVINGS BANK” on page 15 and New Haven Savings Bank’s Consolidated Financial Statements and Notes appearing elsewhere in the prospectus. In addition to historical information, the following “MANAGEMENT’S DISCUSSION AND ANALYSIS OF NEW HAVEN SAVINGS BANK” contains forward-looking statements as a result of certain factors, including those discussed in “RISK FACTORS,” contained elsewhere in this prospectus.

General

New Haven Savings Bank’s results of operations depend primarily on its net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by New Haven Savings Bank’s provision for loan losses, income and expenses pertaining to other real estate owned, gains and losses from sales of loans and securities and non-interest income and expenses. New Haven Savings Bank’s non-interest expenses consist principally of compensation and employee benefits, occupancy, data processing, marketing and professional services costs and other operating expenses. Results of operations are also significantly affected by general economic and competitive conditions and changes in interest rates as well as government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect NewAlliance Bancshares and New Haven Savings Bank. See “RISK FACTORS—We Operate In A Highly Regulated Environment And May Be Adversely Affected By Changes In Law And Regulations” on page 41 .

Following the completion of the conversion, non-interest-expenses can be expected to increase as a result of the increase in costs associated with managing a public company, increased compensation expenses associated with adopting and funding our employee stock ownership plan and the costs of funding the NewAlliance Foundation.

Assuming that the adjusted maximum number of shares is sold in the offering, (i) the contribution to the NewAlliance Foundation will be approximately $40.0 million, all of which will be expensed in the quarter during which the conversion is completed and (ii) the employee stock ownership plan will acquire 7,454,563 shares with a $74.5 million loan from NewAlliance Bancshares that is expected to be repaid over 30 years, resulting in an annual expense (pre-tax) of approximately $2.5 million (assuming that the common stock maintains a value of $10.00 per share). The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares released to employees over the term of the loan. Accordingly, increases in the stock price above $10.00 per share will increase the employee stock ownership plan expense.

New Haven Savings Bank’s fiscal year ends on March 31. References to a year in this Management’s Discussion and Analysis and in “Business of New Haven Savings Bank” refer to a fiscal year ended on March 31. New Haven Savings Bank has changed its fiscal year end to December 31 effective December 31, 2003.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that our most critical accounting policies upon which our financial condition depends, and which involve the most complex subjective decisions or assessment, are as follows:

Allowance for Loan Losses.    Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. New Haven Savings Bank’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. For a full discussion of the allowance for loan losses, see “BUSINESS OF NEW HAVEN SAVINGS BANK—Asset Quality” on page 97.

Income Taxes.    Management considers accounting for income taxes as a critical accounting policy due to the subjective nature of certain estimates that are involved in the calculation. Management uses the asset liability method of accounting for income taxes in which deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Bank’s assets and liabilities. Management must assess the reliability of the deferred tax asset and to the extent that management believes that recovery is not likely, a valuation allowance is established. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

Pension and Other Post Retirement Benefits.    The determination of the Bank’s obligation and expense for pension and other post-retirement benefits is dependent upon certain assumptions used by actuaries in calculating such amounts. Key assumptions used in the actuarial valuations include the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation. Actual results could differ from the assumptions and market driven rates may fluctuate. Significant differences in actual experience or significant changes in the assumptions may materially affect the future pension and other post-retirement obligations and expense.

Intangible Assets.     For acquisitions accounted for under purchase accounting NewAlliance will be required to follow SFAS No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 141 requires us to record as assets on our financial statements both goodwill, an intangible asset which is equal to the excess of the purchase price which we pay for another company over the estimated fair value of the net assets acquired, and identifiable intangible assets such as core deposit intangibles and non-compete agreements. Under SFAS No. 142, goodwill is regularly evaluated for impairment, in which case we will reduce its carrying value through a charge to earnings. Core deposit and other identifiable intangible assets are amortized to expense over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The valuation techniques used by us to determine the carrying value of tangible and intangible assets acquired in the acquisitions and the estimated lives of identifiable intangible assets involve estimates for discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Future events or changes in the estimates, which we used to determine the carrying value of our goodwill and identifiable intangible assets or which otherwise adversely, affects their value or estimated lives could have a material adverse impact on our results of operations.

Mortgage Servicing Rights.    Mortgage servicing rights represent the present value of the future servicing fees from the right to service loans in the portfolio. The most critical accounting policy associated with mortgage servicing is the methodology used to determine the fair value of capitalized mortgage servicing rights, which requires the development of a number of estimates, the most critical of which is the mortgage loan prepayment speeds assumption. The mortgage loan prepayment speeds assumption is significantly impacted by interest rates. In general, during periods of falling interest rates, the mortgage loans prepay faster and the value of New Haven Savings Bank’s mortgage servicing assets declines. Conversely, during periods of rising rates, the value of mortgage servicing rights generally increases due to slower rates of prepayments. The amount and timing of mortgage servicing rights amortization is adjusted quarterly based on actual results and updated projections. In addition, on a quarterly basis, New Haven Savings Bank performs a valuation review of mortgage servicing rights for potential declines in value. Based on the significance of any changes in assumptions since the preceding independent appraisal, this valuation may include an independent appraisal of the fair value of our servicing portfolio. This quarterly valuation review entails applying current assumptions to the portfolio stratified by predominate risk characteristics such as loan type, interest rate and loan term.

Other Than Temporary Impairment of Securities.    On a quarterly basis New Haven Savings Bank performs an impairment review of its investment securities for potential other than temporary declines in fair value. Generally, any security that has experienced a decline in value of more than 20% is reviewed for impairment. Significant judgment is involved in determining when a decline in fair market value is considered other than temporary. Some of these judgments related to the investment include financial condition, earnings prospects, adverse events causing the decline that are not expected to reverse in the near term, declines in debt ratings, and length of time to which fair value has been below cost. Not withstanding the above, when any investment with equity characteristics or credit considerations has declined in value by more than 30%, an other than temporary impairment loss is recorded.

Amortization and Accretion on Investment Securities.    Premiums and discounts on fixed income securities are amortized or accreted into interest income over the term of the security that approximates the level yield method. For investments with a stated maturity, premiums and discounts are amortized or accreted over the contractual terms of the related security. New Haven Savings Bank has a significant portfolio of mortgage-backed securities and collateralized mortgage obligations for which the average life can vary significantly depending on prepayments on the underlying mortgage loans. Therefore, the prepayment speed assumption is critical to this accounting estimate. At purchase date, New Haven Savings Bank uses prepayment speed assumptions from reputable sources. Then, for purposes of computing amortization or accretion on mortgage-backed securities and collateralized mortgage obligations, New Haven Savings Bank adjusts the prepayment speed assumptions on a regular basis. Included in the mortgage-backed securities are hybrid adjustable rate mortgage-backed securities with reset dates ranging between three years and seven years. Premium amortization or discount accretion on these hybrid adjustable rate mortgage-backed securities is generally based on a prepayment rate applied up to the initial reset date. In the current interest rate environment, management has experienced significant prepayments on these hybrid adjustable rate mortgage-backed securities by the time of or immediately following the initial reset date. In periods of falling market interest rates, accelerated loan prepayment speeds require an acceleration of the premium amortization or discount accretion for these mortgage-backed securities and collateralized mortgage obligations.

Comparison Of Financial Condition At September 30, 2003 And March 31, 2003

Total assets increased $79.4 million, or 3.3%, to $2.47 billion at September 30, 2003 as compared to $2.39 billion at March 31, 2003. This increase was primarily the result of an increase in the loan portfolio, offset by the decrease in federal funds sold, the investment portfolio and other assets.

Net loans increased $96.3 million, or 8.3%, to $1.26 billion at September 30, 2003 from $1.16 billion at March 31, 2003. This increase was primarily attributable to increased loan originations in residential adjustable rate mortgages and home equity and home equity lines of credit due to continued sales efforts and new products with market leading features and pricing offset by high levels of refinance activity and repayment activity. Residential real estate loans increased $36.3 million, or 6.2%, to $625.5 million at September 30, 2003 from $589.3 million at March 31, 2003. Home equity and equity lines of credit increased $52.4 million, or 32.4%, to $214.5 million at September 30, 2003 from $162.1 million at March 31, 2003. The growth in net loans was funded by the increases in deposits, Federal Home Loan Bank borrowings and earnings.

Nonperforming assets which include nonaccrual loans, renegotiated loans and other real estate owned, totaled $2.8 million at September 30, 2003 compared to $4.0 million at March 31, 2003, a decrease of 1.2 million, or 30.0%. The decrease was primarily due to a $1.4 million, or 43.2%, decrease in the amount of nonaccruing one- to four-family loans from $3.3 million at March 31, 2003 to $1.9 million at September 30, 2003. The decrease in nonaccruing one- to four-family loans was primarily due to an improving local economy, interest rates staying near historically low levels, which has allowed borrowers to refinance and lower their payments and to a lesser extent, the implementation of more focused loan collection efforts.

The investment portfolio decreased $3.8 million, or 0.4%, to $1.09 billion at September 30, 2003 compared to $1.10 billion at March 31, 2003 and was all in the available for sale category. Mortgage-backed securities increased $35.5 million, or 4.6%, to $803.4 million at September 30, 2003 from $767.9 million at March 31, 2003. Other investment securities decreased $39.3 million, or 11.9%, to $292.2 million at September 30, 2003 from $331.6 million at March 31, 2003. The change in the makeup of the portfolio is due to comparably more favorable yields available with mortgage-backed securities.

Federal funds sold decreased $4.0 million, or 95.2%, to $200,000 at September 30, 2003 as compared to $4.2 million at March 31, 2003. The decrease in federal funds sold is due to normal redeployment of liquid assets into other investment options.

Other assets decreased $7.1 million, or 29.8%, to $16.7 million at September 30, 2003 from $23.9 million at March 31, 2003 due primarily to a decrease of $8.3 million, or 90.4%, in the expected principal payments due on mortgage-backed securities that are paid 45 days in arrears and a decrease in the investment in limited partnerships of $1.6 million, or 42.5%. The decrease in the limited partnership was principally due to a writedown of $1.5 million that was recorded to reflect the fair value of the partnerships as they were deemed to be other than temporarily impaired. These decreases were offset by an increase in deferred expenses of $3.1 million for activities related to the bank converting to a stock based institution from a mutual savings bank and to the due diligence performed in connection with the proposed acquisitions of Alliance and Connecticut Bancshares.

Deposits totaled $1.81 billion at September 30, 2003, representing an increase of $2.5 million, or 0.1%, compared to $1.81 billion at March 31, 2003. The deposit growth reflects increases of $57.0 million, or 10.3%, in money market accounts, $14.7 million, or 9.0%, in demand deposit accounts and $1.4 million, or 10.5%, in NOW and Club accounts. These increases were offset by a decrease of $43.0 million, or 7.9%, in time deposits, and $27.6 million, or 5.2%, in regular savings. The increase in money market accounts was the result of an attractive rate offering for that product. The increase in demand deposits was primarily due to efforts to attract business and consumer deposits through sales training and marketing support.

The decrease in time deposits is the result of efforts to attract relationship banking while discouraging higher cost deposits from non-core deposit customers. The decrease in regular savings was due to the shifting of funds into higher yielding money market accounts.

Advances from the Federal Home Loan Bank and other borrowings increased $73.0 million, or 51.6% to $214.5 million at September 30, 2003 from $141.5 million at March 31, 2003 and were used primarily to fund loan commitments.

Total equity increased $7.7 million, or 1.9%, to $403.8 million at September 30, 2003 from $396.2 million at March 31, 2003. This increase was due to net income of $8.9 million and a decrease of $1.2 million in accumulated other comprehensive income for the period ended September 30, 2003.

Comparison Of Operating Results For The Six Months Ended September 30, 2003 And September 30, 2002

Net Income.    Net income decreased by $1.7 million, or 15.9%, to $8.9 million for the six months ended September 30, 2003 from $10.6 million for the six months ended September 30, 2002. The decline was attributable to a decrease of $3.0 million in net interest income and an increase of $769,000 in non-interest expense which is partially offset by an increase of $1.4 million in non-interest income and a decrease of $756,000 in income taxes due to the lower income.

Net Interest Income.    The tables on pages 126 and 128 set forth the components of New Haven Savings Bank’s net interest income, yields on interest earning assets and interest bearing funds, and the impact on net interest income due to changes in volume and rate.

Net interest income for the six months ended September 30, 2003 was $36.7 million compared to $39.7 million for the same period in the prior year. This $3.0 million, or 7.6%, decline is due to a 41 basis point decline in the net interest margin offset by an increase in the volume of interest earning assets. The 41 basis point decline in the net interest margin is due to the effects of the lower interest rate environment experienced throughout 2003 as compared to 2002. During the last two years both short-term and long-term rates have decreased to historically low levels. As further discussed in “Management of Market and Interest Rate Risk” on page 129, New Haven Savings Bank is in an asset sensitive position, which means that New Haven Savings Bank’s assets generally re-price faster than its liabilities over a short-term period (one year or less) resulting in lower margins in a decreasing rate environment. Reductions in the net interest margins were mitigated to some extent by a shift in deposit liabilities from higher cost certificates of deposit to lower cost money market accounts and into non-interest bearing demand deposits.

Interest Income.    Interest income for the six months ended September 30, 2003 was $51.4 million, compared to $61.7 million for the six months ended September 30, 2002, a decrease of $10.3 million, or 16.8%. Substantially all of the decrease in interest income resulted from a drop in the average yield on interest-earning assets of 113 basis points from 5.58% to 4.45% due primarily to a decline in market interest rates. The effect of the lower rate environment on interest and dividend income was partially offset by an increase in average interest-earning assets of $94.6 million, or 4.3%, from $2.21 billion at September 30, 2002 to $2.31 billion at September 30, 2003. The increase in the average balance primarily occurred in mortgage-backed securities (increased $141.2 million or 21.4%) and home equity loans and lines of credit (up $56.8 million or 44.9%). Under the current rate environment, mortgage-backed securities increased due to favorable rates for comparable risk. Home equity loans and lines of credit have increased due to continued sales efforts and new products with favorable interest rates.

Interest Expense.    Interest expense for the six months ended September 30, 2003 was $14.7 million, compared to $22.0 million for the six months ended September 30, 2002, a decrease of $7.3 million, or 33.2%. This decrease resulted from a 88 basis point decrease in the rate paid on interest-bearing liabilities to 1.62% from 2.50% due to a decline in market interest rates, partially offset by an increase in the average balance of interest-bearing liabilities of $56.7 million to $1.82 billion from $1.76 billion. The increase in the average interest-bearing liabilities was due to increases in long term Federal Home Loan Bank advances used to match-fund new fixed rate loans and increases in deposits is due to a campaign to attract money market accounts.

Provision for Loan Losses.    New Haven Savings Bank did not record a provision for loan losses for the six months ended September 30, 2003 and 2002. This reflects management’s assessment of exposure to losses that are inherent in the loan portfolio, as well as current economic conditions. At September 30, 2003, the allowance for loan losses was $18.8 million, which represented 682.9% of non-performing loans and 1.5% of total loans. This compared to the allowance for loan losses of $20.9 million at September 30, 2002 representing 258.1% of non-performing loans and 1.8% of total loans. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Asset Quality” on page 97 for a further discussion of New Haven Savings Bank’s loan loss allowance.

Non-interest Income.    Non-interest income increased $1.4 million, or 20.1%, to $8.1 million for the six months ended September 30, 2003 compared to $6.8 million for the six months ended September 30, 2002. The increase was due primarily to increases in loan and servicing fees of $1.2 million, net gain on sale of investment securities and depositor service charges of $615,000, partially offset by net losses on limited partnerships of $1.5 million.

Loan and servicing fees increased primarily due to a net recovery from the mortgage servicing rights valuation reserve and lower mortgage servicing rights amortization on New Haven Savings Bank’s serviced portfolio due to an up-tick in the interest rate environment, as well as prepayment fees on commercial real estate loans. Depositor service charges increased primarily due to implementation of revenue enhancement initiatives and the continuing expansion of the VISA Check Card Base.

Gains on sales of investment securities was $130,000 for the six months ended September 30, 2003 compared to a loss of $925,000 during the same period in the previous year. On a monthly basis, New Haven Savings Bank reviews available for sale investment securities with unrealized depreciation to assess whether the decline in fair value is temporary or other than temporary and whether the decline is likely to reverse and, if so, whether that reversal is likely to result in the recovery of the fair value in the near term. In accordance with this policy, for the six months ended September 30, 2002 New Haven Savings Bank recorded other than temporary impairment charges of $925,000. The charges were calculated using the closing price of the securities as of the respective impairment date. All of the securities impaired were publicly traded mutual funds, which are no longer held in portfolio. There were no impairment charges recorded for the six months ended September 30, 2003 in the investment portfolio.

The decrease in limited partnerships was due to a write down on limited partnerships of $1.5 million that was required to reflect the fair value of the partnerships.

Non-interest Expense.    Non-interest expense increased by $769,000 for the six months ending September 30, 2003 due to an increase in salaries and employee benefits and acquisition related charges, partially offset by a decrease in advertising, public relations and sponsorships, and other expenses.

Salaries and employee benefits increased $1.6 million or 9.2%, from $16.9 million for the six months ending September 30, 2002 to $18.4 million for the six months ending September 30, 2003 due primarily to increased pension and medical costs, additional salaries incurred for increased staffing levels as New Haven Savings Bank prepares to convert from a mutual savings bank to a stock savings bank, and charges related to restructuring New Haven Savings Bank’s compensation plans to align them with other publicly traded financial institutions.

Conversion related charges were $1.2 million for the six months ending September 30, 2003 compared to zero in the prior year and are primarily made up of legal and consulting expenses incurred as New Haven Savings Bank prepares to convert from mutual to capital stock form of ownership and acquire Connecticut Bancshares and Alliance.

Advertising, public relations, and sponsorships decreased $1.1 million, or 53.7% from $1.9 million for the six months ending September 30, 2002 to $909,000 for the six months ending September 30, 2003. The decrease was primarily attributable to a decrease in advertising due to fewer advertising campaigns conducted during the period.

Other expenses decreased $854,000, or 29.0%, to $2.1 million for the six months ending September 30, 2003 from $2.9 million for the six months ending September 30, 2002. This decrease is due to a $725,000 write-down of an other real estate owned property recorded in the previous year and a net decrease in other OREO and foreclosed expenses in the current year.

Income Tax Expense.    Income tax expense was $4.7 million for the six months ended September 30, 2003, a decrease of $756,000, or 13.9%, compared to $5.4 million for the six months ending September 30, 2002. The effective tax rate was 34.3% in 2003 compared to 33.8% in 2002. The decrease in tax expense was due primarily to a decrease in taxable income.

Comparison Of Financial Condition At March 31, 2003 And March 31, 2002

Total assets increased $132.9 million, or 5.9%, to $2.39 billion at March 31, 2003 as compared to $2.26 billion at March 31, 2002. This increase was primarily the result of increases in the investment and loan portfolios, bank premises and equipment, other assets and cash and due from banks, partially offset by decreases in federal funds sold and in the net deferred tax asset.

Investment securities available for sale increased $124.6 million or 12.8%, to $1.10 billion at March 31, 2003 from $974.8 million at March 31, 2002. The increase was in mortgage-backed securities, which increased $171.7 million or 28.8%, partially offset by a decrease of $47.1 million or 12.4%, in other investments. The change in the portfolio mix was made to take advantage of more favorable yields available with mortgage-backed securities. This increase was primarily funded by an increase in deposits and Federal Home Loan Bank borrowings.

Net loans increased $11.2 million, or 1.0%, from $1.15 billion at March 31, 2002 to $1.16 billion at March 31, 2003. The increase was primarily in consumer home equity and equity lines of credit which increased $49.2 million, or 43.6%, from $112.9 million at March 31, 2002 to $162.1 million at March 31, 2003. The increase was due to new product offerings and a focused marketing effort. The increase in the home equity portfolio was primarily offset by a net decrease in the real estate loan portfolio, which decreased $33.4 million or 3.7%, from $900.6 million at March 31, 2002 to $867.2 million at March 31, 2003. The decrease was the result of refinance payoffs and repayment activity that exceeded new originations held for portfolio due to the low interest rate environment.

Nonperforming assets, which include nonaccrual loans, renegotiated loans and other real estate owned, totaled $4.0 million at March 31, 2003 compared to $11.2 million at March 31, 2002, a decrease of $7.2 million, or 64.5%. The decrease was mainly due to a $7.3 million, or 65.0%, decrease in nonaccrual loans from $11.2 million at March 2002 to $3.9 million at March 31, 2003. The decrease in nonaccrual loans was due primarily to the migration of nonaccrual loans to a performing status, charge-offs and, to a lesser extent, the reclassification of loans to OREO and subsequent disposal.

Bank premises and equipment increased $1.4 million, or 4.5%, from $31.5 million at March 31, 2002 to $32.9 million at March 31, 2003. The increase in bank premises and equipment was due primarily to renovations to the main bank building and upgrades to the data processing infrastructure.

Other assets increased $4.8 million, or 25.2%, from $19.1 million at March 31, 2002 to $23.9 million at March 31, 2003. The increase was due primarily to increases in principal payments due on mortgage-backed securities, which are paid 45 days in arrears and a receivable due on a tax refund, partially offset by decreases in the value of the Bank’s investment in limited partnerships, and a decrease in mortgage servicing rights which was the result of accelerated mortgage loan payments. Cash and due from banks increased $5.9 million, or 14.6%, from $40.5 million at March 31, 2002 as compared to $46.4 million at March 31, 2003. The increase was due primarily to an increase in the bank’s deposit at the Federal Reserve Bank of Boston and was temporary in nature and attributable to normal fluctuations in activity.

These increases were partially offset by decreases in federal funds sold and in the net deferred tax asset. Federal funds sold decreased $12.9 million, or 75.4%, from $17.1 million at March 31, 2002 to $4.2 million at March 31, 2003 due primarily to high levels of liquidity at March 31, 2002 that were invested in federal funds at that time and have since dropped to more normal levels. The net deferred tax asset decreased $1.7 million, or 41.8% from $4.2 million at March 31, 2002 as compared to $2.4 million at March 31, 2003 primarily due to an increase in the deferred tax liability for deferred loan origination costs.

At March 31, 2003 deposits totaled $1.81 billion, representing an increase of $71.1 million, or 4.1%, compared to $1.74 billion at March 31, 2002. The deposit growth reflects an increase of $358.3 million, or 185.7%, in money market accounts and an increase of $6.6 million, or 4.2%, in demand deposit accounts. These increases were offset by a decrease of $173.0 million or 24.1%, in time deposits, a decrease of $120.3 million or 18.4%, in regular savings. The increase in money market accounts was the result of an attractive rate offering and advertising for that product. The increase in demand deposits was due primarily to efforts to attract business deposits. The decrease in time deposits was the result of a pricing structure that discouraged deposits from non-core depositors and the decrease in regular savings was due to the shifting of funds into higher yielding money market accounts.

Mortgage escrow and other deposits, which consist of internal and official checking accounts increased $12.4 million, or 92.9%, due to bank check balances that can fluctuate widely on any given day. Advances from the Federal Home Loan Bank and other borrowings increased $24.0 million or 20.5%, and were used primarily to fund loan commitments and security purchases.

Total equity increased $23.1 million to $396.2 million at March 31, 2003 as compared to $373.1 million at March 31, 2002. This increase was due to net income of $23.9 million partially offset by a decrease of $826,000 in accumulated other comprehensive income to $3.1 million at March 31, 2003 from $3.9 million at March 31, 2002 caused by a decrease in the after-tax net unrealized gain on available for sale securities.

Comparison Of Operating Results For The Years Ended March 31, 2003 And March 31, 2002

Net Income.    Net income increased by $947,000, or 4.1%, to $23.9 million for the year ended March 31, 2003 compared to $22.9 million for year ended March 31, 2002. The increase was primarily attributable to a $2.3 million increase in net interest income and a $6.4 million increase in non-interest income, offset by increases of $7.2 million in non-interest expense and $613,000 in income taxes.

Net Interest Income.    The tables on pages 127 and 129 set forth the components of New Haven Savings Bank’s net interest income, yields on interest earning assets and interest bearing funds, and the impact on net interest income due to changes in volume and rate.

Net interest income for the year ended March 31, 2003 was $77.2 million compared to $74.9 million for the same period in the prior year. This $2.3 million, or 3.1%, increase is due to growth in interest earning assets of $140.6 million, or 6.7%, offset by a 12 basis point decline in net interest margin. The 12 basis point decline in the net interest margin is due to the effects of the lower interest rate environment experienced throughout fiscal 2003 as compared to fiscal 2002. During the last two years both short-term and long-term rates have decreased to historically low levels. As further discussed in “Management Of Market And Interest Rate Risk” on page 129, New Haven Savings Bank is in an asset sensitive position which means that New Haven Savings Bank’s assets generally re-price faster than its liabilities over a short-term period (one year or less) resulting in lower margins. Reductions in the net interest margins were mitigated significantly by a shift in deposit liabilities from higher cost certificates of deposit to lower cost money market accounts and into non-interest bearing demand deposits.

Interest Income.    Interest and dividend income decreased $15.1 million, or 11.5%, to $116.8 million for 2003 from $131.9 million in the prior year. The decrease in interest income was due primarily to a decrease in the average yield of 107 basis points on interest-earning assets to 5.22% in 2003 from 6.29% in 2002. The decrease in the daily average weighted yield on earning assets was due mainly to a decline in mortgage lending rates, including the prime rate, throughout 2003 as compared to the previous year. The effect of the lower rate environment on interest and dividend income was partially offset by an increase of $140.6 million, or 6.7%, in average interest-earning assets, from $2.10 billion in 2002 to $2.24 billion in 2003. The increase in the average interest-earning assets was due primarily to the purchase of mortgage-backed securities funded primarily by deposit growth. Interest income on loans decreased $8.0 million, or 9.4%, to $77.6 million for 2003 compared to $85.6 million for the prior year. This decrease was due to an 82 basis point decline in the yield earned on the loan portfolio, partially offset by an increase of $19.2 million in the average balance of loans outstanding. In addition, interest income on investment securities decreased $8.6 million, or 52.9%, to $7.7 million for 2003 compared to $16.2 million for the prior year. This decrease was due to a 177 basis point decrease in the yield earned on the investment portfolio, primarily due to a decline in market interest rates, and by a decrease of $56.1 million in the average balance of investments outstanding. The decrease in interest and dividend income on loans and investment securities was partially offset by an increase in interest income from mortgage-backed securities of $1.7 million, or 5.8%, from $29.3 million for 2002 to $31.0 million for 2003. The increase in interest income from mortgage-backed securities was primarily due to an increase of $176.1 million, or 33.7%, to $699.0 million in the average balance of mortgage-backed securities partially offset by a 117 basis point decrease in the average yield. The net increase in mortgage-backed securities and the decrease in investment securities reflects management’s restructuring of its securities portfolio to take advantage of higher yields available with mortgage-backed securities.

Interest Expense.    Interest expense decreased $17.5 million, or 30.6%, to $39.6 million for the year ended March 31, 2003 from $57.1 million in the prior year. The decrease was due primarily to a 118 basis point decrease in the average rate paid on interest-bearing liabilities to 2.23% for 2003 from 3.41% in the prior year due to a decline in market interest rates.

Interest on deposits decreased $17.2 million, or 34.0%, to $33.4 million in 2003 compared to $50.6 million in 2002. Interest paid on certificates of deposits decreased $14.6 million, or 41.8%, from $34.9 million for 2002 to $20.3 million for 2003 due to a decrease of $117.2 million in the average daily balance and a 144 basis point decrease in the average rate paid. Interest paid on NOW accounts and savings accounts decreased $454,000 and $7.0 million to $466,000 and $6.2 million, respectively for the year ended March 31, 2003 from the year ended March 31, 2002. The decrease in interest paid was due to decreases in the average daily balance of $10.7 million in NOW accounts and $22.5 million in savings accounts and basis point decreases of 72 and 110, respectively. These decreases in interest expense were partially offset by an increase in interest paid on money market accounts of $4.8 million, or 315.1%, to $6.3 million for 2003 from $1.5 million in the prior year. The increase was due to an increase of $250.5 million, or 175.3%, in the average daily balance of these accounts to

$393.4 million in 2003 from $142.9 million in 2002 and an increase of 54 basis points in the average rate paid on these deposits. The increased rate on money market accounts was due to a rate promotion campaign during the year ended 2003 to encourage deposit growth in a variable rate deposit product.

Interest paid on Federal Home Loan Bank advances and other borrowings decreased $269,000, or 4.1%, from $6.5 million in 2002 to $6.3 million in 2003 due to a 44 basis point decrease in the average rate paid, offset by an increase of $6.4 million in the average daily balance.

Provision for Loan Losses.    New Haven Savings Bank did not record a provision for loan losses for the years ended March 31, 2003 and 2002. This reflects management’s assessment of exposure to losses that may be inherent in the loan portfolio, as well as current economic conditions. At March 31, 2003, the allowance for loan losses was $18.9 million, which represented 482.7% of non-performing loans and 1.6% of total loans. This compared to the allowance for loan losses of $20.8 million at March 31, 2002, representing 185.4% of non-performing and 1.8% of total loans. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Asset Quality” on page 97 for a further discussion of New Haven Savings Bank’s loan loss allowance.

Non-interest Income.    Non-interest income totaled $18.6 million and $12.2 million for 2003 and 2002, respectively. The $6.4 million increase was primarily attributable to an increase in net gains on the sale of investment securities of $7.6 million, to $3.9 million for year ended March 31, 2003 from a loss of $3.7 million in the prior year. On a monthly basis, New Haven Savings Bank reviews available for sale investment securities with unrealized depreciation to assess whether the decline in fair value is temporary or other than temporary and whether the decline is likely to reverse and, if so, whether that reversal is likely to result in the recovery of the fair value in the near term. New Haven Savings Bank considers whether the decline is from company-specific events, industry developments, general economic conditions or other reasons. In accordance with this policy, for the year ended March 31, 2002 New Haven Savings Bank recorded other than temporary impairment charges of $3.7 million. The charges were calculated using the closing price of the securities as of the respective impairment date. All of the securities impaired were publicly traded mutual funds, which are no longer held in portfolio. There were no impairment charges recorded for the year ended March 31, 2003 in the investment portfolio. The gain of $3.9 million recorded during the year ended March 31, 2003 was a result of New Haven Savings Bank selling securities to restructure the investment portfolio. New Haven Savings Bank has reinvested the proceeds primarily in mortgage-backed securities to increase the yield on its available for sale securities portfolio. In addition, investment and insurance fees for 2003 were $3.2 million, compared to $1.6 million for 2002, an increase of $1.6 million, or 105.1%. Investment and insurance fees increased primarily due to increased fees derived from annuity sales which were attractive investment opportunities given prevailing market conditions. Depositor service charges increased $941,000, or 15.9%, from $5.9 million in 2002 to $6.8 million in 2003, primarily due to the growth in commercial deposits and resulting activity based fees. These increases were partially offset by decreases on limited partnership gains, loan and servicing fees, and other income. The $2.8 million decrease in the limited partnerships to a loss of $2.5 million in 2003 from $231,000 in 2002 was the result of a write down that was necessary to reflect the fair value of the partnership, which were deemed to be other than temporarily impaired. The partnership invests primarily in private equity and debt securities that were negatively affected by equity market conditions. The decrease in loan and servicing fees of $861,000, or 61.5%, to $540,000 in 2003 from $1.4 million in 2002 was primarily the result of accelerated amortization and valuation reserves for mortgage servicing rights due to accelerated principal payments due to the lower interest rate environment. The decrease was partially offset by prepayment fees on commercial loans that were prepaid. Other non-interest income decreased $939,000, or 60.4%, to $617,000 in 2003 as compared to $1.6 million in 2002 primarily due to decreased gains on the servicing portion of loan sales and decreases in gains on the sale of OREO for which there was unusually high level of gains in the prior year and for the gain on the sale of a non-marketable equity.

Non-interest Expense.    Non-interest expense increased $7.2 million, or 13.7%, to $59.6 million in 2003 compared to $52.4 million for 2002. The increase was primarily due to increases in salaries and employee benefits, occupancy and furniture and fixtures, outside services and other expenses, offset by a decrease in the contribution to the existing New Haven Savings Bank Foundation. Salaries and employee benefits increased $4.6 million, or 16.0%, from $28.7 million for 2002 to $33.3 million for 2003. The increase was primarily due to costs associated with the Voluntary Early Retirement Program, as well as additional salaries for increased staff to support the growth strategy. Occupancy and furniture and fixture expenses increased $1.1 million, or 12.1%, from $9.4 million for 2002 to $10.5 million in 2003. The increase was primarily due to increases in property taxes, lease payments, building insurance, and utilities. Outside services increased $1.3 million, or 20.8%, to $7.3 million in 2003 as compared to $6.1 million in 2002 due primarily to increases in consulting services that were utilized to implement new programs for fee enhancement and sales techniques, legal and consulting services associated with growth strategies, corporate governance, voluntary early retirement plan, and data processing fees for technological enhancements. Other expenses increased $1.1 million, or 26.6%, from $4.1 million in 2002 to $5.2 million in 2003 due primarily to provisions for OREO and OREO expense. These increases were offset by a decrease in contributions to the existing New Haven Savings Bank Foundation. There was no contribution to the existing New Haven Savings Bank Foundation in 2003, a decrease of $1.5 million from 2002 as the Bank completed its previously planned funding commitment to the existing New Haven Savings Bank Foundation in 2002.

Income Tax Expense.    Income taxes increased $613,000 or 5.22%, to $12.4 million for 2003 compared to $11.7 million for the prior year. The effective tax rate increased to 34.1% for 2003 from 33.9% for 2002. The increase in income taxes was due primarily to an increase in income before taxes and the effect of a lesser percentage of tax exempt income to total taxable income.

Comparison Of Operating Results For The Years Ended March 31, 2002 And March 31, 2001

Net Income.    Net income decreased by $5.7 million, or 19.9% to $22.9 million for the year ended March 31, 2002 from $28.6 million for 2001. The decrease was primarily attributable to a $3.6 million decrease in net interest income, a $2.4 million decrease in non-interest income, and a $2.9 million increase in non-interest expense, partially offset by a $3.2 million decrease in income taxes.

Net Interest Income.    The tables on pages 127 and 129 set forth the components of New Haven Savings Bank’s net interest income, yields on interest earning assets and interest bearing funds, and the impact on net interest income due to changes in volume and rate.

Net interest income for the year ended March 31, 2002 was $74.9 million compared to $78.4 million for the same period in the prior year. This $3.6 million, or 4.5%, decrease is due to a 31 basis point, or 8.0%, decline in net interest margin offset by changes in the mix of interest bearing liabilities to lower cost savings and money market accounts, and non-interest bearing demand deposits. The 31 basis point decline in the net interest margin is due to the effects of the lower interest rate environment experienced throughout fiscal 2002 as compared to fiscal 2001. Throughout the fiscal year ended March 31, 2002, the Federal Reserve Board took aggressive actions to lower the level of interest rates by reducing the benchmark federal funds rate. New Haven Savings Bank is traditionally in an asset sensitive position which means that its assets generally re-price faster than its liabilities over a short-term period (one year or less) resulting in lower margins during a decreasing rate environment.

Interest Income.    Interest and dividend income decreased $18.2 million, or 12.1%, to $131.9 million for 2002 from $150.1 million for 2001. The average yield on interest-earning assets declined 113 basis points to 6.29% in 2002 from 7.42% in 2001 primarily due to a decline in market interest rates. The effect of the lower rate environment on interest and dividend income was partially offset by an increase of $76.7 million, or 3.8%, in average interest-earning assets, from $2.02 billion in 2001 to $2.10 billion in 2002. Interest income on loans decreased $5.7 million, or 6.2%, to $85.6 million for 2002 compared to $91.3 million for the prior year. This decrease was due to a 72 basis point decrease in the yield earned on the loan portfolio, due primarily to a decline in market interest rates, offset by an increase of $31.3 million in the average balance of loans outstanding. In addition, interest income on investment securities decreased $8.8 million, or 35.1%, to $16.2 million for 2002 compared to $25.0 million for the prior year. This decrease was due to a 237 basis point decrease in the yield earned on the investment portfolio, primarily due to a decline in market interest rates, partially offset by an increase of $16.8 million in average balance of investments outstanding. Interest income on mortgage-backed securities decreased $3.2 million, or 9.8%, to $29.3 million for 2002, compared to $32.5 million for the prior year. The decrease was due to a 97 basis point decrease in the yield earned on these securities due to lower market interest rates, partially offset by a $28.6 million increase in the average balance of mortgage-backed securities.

Interest Expense.    Interest expense decreased $14.6 million, or 20.4% to $57.1 million for 2002 from $71.7 million in the prior year. The decrease was due primarily to a 97 basis point decrease in the rate paid on interest-bearing liabilities to 3.41% for 2002 from 4.38% in the prior year due to a decline in market interest rates. Interest paid on certificates of deposit decreased $8.2 million, or 19.0%, from $43.1 million for 2001 to $34.9 million for 2002 due to a decrease of $27.9 million in the average balance of certificates of deposit and an 89 basis point decrease in the rate paid. Interest on savings accounts decreased $5.4 million, or 29.2%, from $18.6 million for 2001 to $13.2 million for the current year due to a 107 basis point decrease in the rate paid, partially offset by an increase of $35.9 million in the average balance of savings accounts. Interest paid on money market and NOW accounts decreased $930,000, or 27.5%, to $2.4 million in 2003 from $3.4 million in the prior year, primarily due to a 68 basis point decrease in the average rate paid, partially offset by a $14.9 million increase in the average balance of money market and NOW accounts.

Provision for Loan Losses.    New Haven Savings Bank did not record a provision for loan losses for the years ended March 31, 2002 and 2001. This reflects management’s assessment of exposure to losses that may be inherent in the loan portfolio, as well as current economic conditions. At March 31, 2002, the allowance for loan losses was $20.8 million, which represented 185.4% of non-performing loans and 1.8% of total loans. This compared to the allowance for loan losses of $23.3 million at March 31, 2001 representing 380.0% of non-performing and 2.1% of total loans. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Asset Quality” on page 97 for a further discussion of New Haven Savings Bank’s loan loss allowance.

Non-interest Income.    Non-interest income decreased $2.4 million or 16.5%, from $14.6 million for 2001 to $12.2 million for 2002. The decrease was mainly attributable to a decrease in net gains on the sale of investment securities of $5.6 million to a loss of $3.7 million for the year ended March 31, 2002 from a gain of $1.9 million for the same period in the prior year. On a monthly basis, New Haven Savings Bank reviews available for sale investment securities with unrealized depreciation to assess whether the decline in fair value is temporary or other than temporary and whether the decline is likely to reverse and, if so, whether that reversal is likely to result in the recovery of the fair value in the near term. New Haven Savings Bank considers whether the decline is from company-specific events, industry developments, general economic conditions or other reasons. In accordance with this policy, for the year ended March 31, 2002, New Haven Savings Bank recorded other than temporary impairment charges of $3.7 million. The charges were calculated using the closing price of the securities as of the respective impairment date. All of the securities impaired were publicly traded mutual funds, which are no longer held in portfolio. There were no impairment charges recorded for the year ended March 31, 2001. The gain of $1.9 million recorded during the year ended March 31, 2001 was due to the sale of one year ARMs and two separate capital gain distributions from two different publicly traded mutual funds. The decrease in the net gain on sale of investment securities was partially offset by an increase of $1.0 million, or 21.3%, in depositor service charges, $636,000, or 534.5%, on the net gain on sales of loans and $461,000, or 22.9% in rental income. The increase in depositor service charges was due to increased overdraft fees, ATM fees and debit card income. The net increase in gains on the sale of loans was due to higher sales volume in 2002 due to management’s decision to originate for sale certain fifteen year fixed rate mortgages that had previously been originated for portfolio. These loans were sold to reduce interest rate risk. Rental income increased primarily to increased occupancy at the 195 Church Street building and to a lesser degree normal rental increases.

Non-interest Expense.    Non-interest expense increased $2.9 million, or 5.9%, from $49.5 million for 2001 to $52.4 million for 2002. The increase was due to salaries and employee benefits, occupancy, and furniture and fixture expenses. The increases were offset primarily by decreases in contributions to the existing New Haven Savings Bank Foundation and other expenses.

Salaries and employee benefits increased $3.3 million, or 13.0%, from $25.4 million for 2001 to $28.7 million for 2002 due primarily to the cost of the long term incentive program. Occupancy expense increased $880,000, or 17.0%, from $5.2 million for 2001 to $6.1 million for 2002 mainly due to increases in depreciation, which resulted from the addition of a new branch and improvements made to administrative offices, real estate property taxes and lease payments. Furniture and fixture expense increased $516,000, or 18.3%, to $3.3 million for 2002 from $2.8 million for 2001 primarily due to equipment depreciation expense, equipment maintenance contracts and personal property taxes. The contributions to the New Haven Savings Bank Foundation decreased $1.3 million, or 47.7%, from $2.8 million for 2001 to $1.5 million for 2002 because New Haven Savings Bank completed its previously planned funding commitment to the New Haven Savings Bank Foundation during the year. Other expenses decreased $414,000, or 9.1%, to $4.1 million for 2002 from $4.5 million for 2001 primarily due to decreases in OREO costs and OREO provisions.

Income Tax Expense.    Income taxes were $11.7 million for the year ended March 31, 2002 compared to $14.9 million for the year ended March 31, 2001. The effective tax rate decreased to 33.9% in 2002 from 34.3% in 2001 primarily because total expenses in 2001 included a relatively high percentage of non-deductible expenses.

Analysis Of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

Average Balance Sheets.    The following tables set forth certain information relating to New Haven Savings Bank for the six months ended September 30, 2003 and 2002 and the fiscal years ended March 31, 2003, 2002 and 2001. The average yields and costs are derived by dividing income or expenses by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown and reflect annualized yields and costs. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields. No tax equivalent adjustments were made due to the fact that amounts and ratios would not be materially different.

	For the Six Months Ended September 30,
	2003			2002
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$1,192,879	$34,989	5.87%	$1,163,516	$40,136	6.90%
Federal Funds sold	2,190	10	0.91%	6,027	48	1.59%
Investment securities	297,829	2,454	1.65%	369,930	4,265	2.31%
Mortgage-backed securities	800,866	13,722	3.43%	659,707	17,029	5.16%
Federal Home Loan Bank stock	13,766	214	3.11%	13,766	259	3.76%

Total interest earning assets	2,307,530	51,389	4.45%	2,212,946	$61,737	5.58%
Non-interest earning assets	113,297			94,052

Total assets	$2,420,827			$2,306,998

Interest-bearing liabilities:
Deposits:
Money market accounts	$561,192	$3,606	1.29%	$298,866	$2,561	1.71%
NOW accounts	34,964	95	0.54%	25,595	277	2.16%
Savings accounts	521,923	1,481	0.57%	623,301	3,930	1.26%
Certificates of deposit and retirement accounts	513,704	5,821	2.27%	682,553	12,145	3.56%

Total interest-bearing deposits	1,631,783	11,003	1.35%	1,630,315	18,913	2.32%
Federal Home Loan Bank advances and other borrowing(2)	186,228	3,715	3.99%	131,038	3,124	4.77%

Total interest bearing liabilities	1,818,011	14,718	1.62%	1,761,353	22,037	2.50%
Non-interest-bearing demand deposits	169,782			156,750
Other non-interest bearing liabilities	31,902			28,288

Total liabilities	2,019,695			1,946,391
Equity	401,132			360,607

Total liabilities and equity	$2,420,827			$2,306,998

Net interest-earning assets	$489,519			$451,593

Net interest income		$36,671			$39,700

Interest rate spread			2.83%			3.08%
Net interest margin (net interest income as a percentage of total interest earning assets)			3.18%			3.59%
Ratio of total interest-earning assets to total interest-bearing liabilities			126.93%			125.64%

(1)	Average balances include non-accrual loans.
(2)	Includes mortgagors’ escrow balances.

	For the Years Ended March 31,
	2003			2002			2001
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$1,160,677	$77,577	6.68%	$1,141,476	$85,585	7.50%	$1,110,189	$91,255	8.22%
Federal Funds sold	6,057	82	1.35%	4,608	110	2.39%	4,622	291	6.30%
Investment securities	359,366	7,650	2.13%	415,503	16,225	3.90%	398,699	24,981	6.27%
Mortgage-backed securities	698,988	31,013	4.44%	522,905	29,327	5.61%	494,299	32,513	6.58%
Federal Home Loan Bank stock	13,766	490	3.56%	13,766	692	5.03%	13,766	1,056	7.67%

Total interest earning assets	$2,238,854	$116,812	5.22%	$2,098,258	$131,939	6.29%	$2,021,575	$150,096	7.42%
Non-interest earning assets	104,821			107,147			95,556

Total assets	$2,343,675			$2,205,405			$2,117,131

Interest-bearing liabilities:
Deposits:
Money market accounts	$393,446	$6,334	1.61%	$142,919	$1,526	1.07%	$115,829	$1,979	1.71%
NOW accounts	28,017	466	1.66%	38,679	920	2.38%	50,872	1,397	2.75%
Savings accounts	589,278	6,239	1.06%	611,787	13,193	2.16%	575,867	18,627	3.23%
Certificates of deposit and retirement accounts	635,389	20,325	3.20%	752,634	34,919	4.64%	780,580	43,133	5.53%

Total interest-bearing deposits	1,646,130	33,364	2.03%	1,546,019	50,558	3.27%	1,523,148	65,136	4.28%
Federal Home Loan Bank advances and other borrowings(2)	133,737	6,253	4.68%	127,308	6,522	5.12%	114,851	6,546	5.70%

Total interest bearing liabilities	1,779,867	39,617	2.23%	1,673,327	57,080	3.41%	1,637,999	71,682	4.38%
Non-interest-bearing demand deposits	157,917			145,818			125,317
Other non-interest bearing liabilities	29,854			23,078			20,131

Total liabilities	1,967,638			1,842,223			1,783,447
Equity	376,037			363,182			333,683

Total liabilities and equity	$2,343,675			$2,205,405			$2,117,130

Net interest-earning assets	$458,987			$424,931			$383,576

Net interest income		$77,195			$74,859			$78,414

Interest rate spread			2.99%			2.88%			3.04%
Net interest margin (net interest income as a percentage of total interest earning assets)			3.45%			3.57%			3.88%
Ratio of total interest-earning assets to total interest-bearing liabilities			125.79%			125.39%			123.42%

(1)	Average balances include non-accrual loans.
(2)	Includes mortgagors’ escrow balances.

Rate/Volume Analysis.    The following table presents the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected New Haven Savings Bank’s interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Six Months Ended September, 30 2003 Compared to Six Months Ended September 30, 2002
	Increase (Decrease) Due to
	Rate	Volume	Net
	(In thousands)
Interest-earning assets :
Loans	$(6,136)	$989	$(5,147)
Federal Funds sold	(15)	(23)	(38)
Investment securities	(1,078)	(733)	(1,811)
Mortgage-backed securities	(6,464)	3,157	(3,307)
Federal Home Loan Bank stock	(45)	—	(45)

Total interest-earning assets	$(13,738)	$3,390	$(10,348)

Interest-bearing liabilities:
Deposits:
Money market accounts	$(753)	$1,798	$1,045
NOW accounts	(258)	76	(182)
Savings accounts	(1,888)	(561)	(2,449)
Certificates of deposit and retirement accounts	(3,762)	(2,562)	(6,324)

Total deposits	(6,661)	(1,249)	(7,910)
Federal Home Loan Bank advances	(571)	1,162	591

Total interest-bearing liabilities	(7,232)	(87)	(7,319)

Increase (decrease) in net interest income	$(6,506)	$3,477	$(3,029)

	Year Ended March 31,2003 Compared to Year Ended March 31,2002			Year Ended March 31,2002 Compared to Year Ended March 31,2001
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Net	Rate	Volume	Net
	(In thousands)
Interest-earning assets:
Loans	$(9,431)	$(1,423)	$(8,008)	$(8,184)	$2,514	$(5,670)
Federal Funds sold	(56)	28	(28)	(180)	(1)	(181)
Investment securities	(6,652)	(1,923)	(8,575)	(9,766)	1,010	(8,756)
Mortgage-backed securities	(6,906)	8,592	1,686	(4,992)	1,806	(3,186)
Federal Home Loan Bank Stock	(202)	—	(202)	(364)	—	(364)

Total interest-earning assets	$(23,247)	$8,120	$(15,127)	$(23,486)	$5,329	$(18,157)

Interest-bearing liabilities:
Deposits:
Money market accounts	$1,070	$3,738	$4,808	$(849)	$396	$(453)
NOW accounts	(237)	(217)	(454)	(171)	(306)	(477)
Savings accounts	(6,486)	(468)	(6,954)	(6,534)	1,100	(5,434)
Certificates of deposit and retirement accounts	(9,710)	(4,884)	(14,594)	(6,719)	(1,495)	(8,214)

Total deposits	(15,363)	(1,831)	(17,194)	(14,273)	(305)	(14,578)
Federal Home Loan Bank advances	(589)	320	(269)	(699)	675	(24)

Total interest-bearing liabilities	(15,952)	(1,511)	(17,463)	(14,972)	370	(14,602)

Increase (decrease) in net interest income	$(7,295)	$9,631	$2,336	$(8,514)	$4,959	$(3,555)

Management Of Credit Risk

Management considers credit risk to be the most important risk factor affecting the financial condition and operating results of New Haven Savings Bank. The potential for loss associated with this risk factor is managed through a combination of policies established by New Haven Savings Bank’s Board of Directors, the monitoring of compliance with these policies and the periodic reporting and evaluation of loans with problem characteristics. Policies relate to the maximum amount that can be granted to a single borrower and his or her related interests, the aggregate amount of loans outstanding by type in relation to total assets and capital, loan concentrations, loan to collateral value ratios, approval limits and other underwriting criteria. Policies also exist with respect to performing periodic credit reviews, the rating of loans, when loans should be placed in a non-performing status and the factors that should be considered in establishing New Haven Savings Bank’s allowance for loan losses. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Lending Activities” on page 90.

Management Of Market And Interest Rate Risk

General.    Market risk is the exposure to losses resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. New Haven Savings Bank has no foreign currency or commodity price risk. Credit risk related to investments in corporate securities is low as all are investment grade. The chief market risk factor affecting the financial condition and operating results of NewAlliance Bancshares is interest rate risk. Interest rate risk is the exposure of a bank’s current and future earnings and capital arising from adverse movements in interest. This risk is managed by periodic evaluation of the interest rate risk inherent in certain balance sheet accounts, determination of the level of risk considered appropriate given New Haven Savings Bank’s capital and liquidity requirements, business strategy, performance objectives and operating environment and maintenance of such risks within guidelines approved by the Board. Through such management, New Haven Savings Bank seeks to reduce the vulnerability of its net earnings to changes in interest rates. New Haven Savings Bank’s Asset/Liability Committee, comprised of the Chief Executive Officer, the Chief Financial Officer, the Senior Accounting Officer, the Senior Risk Officer, the Senior Investment Officer, the Executive Vice President of Business Banking, the Executive Vice President of Retail Banking and the Senior Financial Analyst, is responsible for managing interest rate risk. On a quarterly basis, the Board of Directors reviews New Haven Savings Bank’s gap position described below and Asset/Liability Committee minutes detailing New Haven Savings Bank’s activities and strategies, the effect of those strategies on New Haven Savings Bank’s operating results, New Haven Savings Bank’s interest rate risk position and the effect changes in interest rates would have on New Haven Savings Bank’s net interest income. The extent of movement of interest rates is an uncertainty that could have a negative impact on the earnings of NewAlliance Bancshares. See “RISK FACTORS—We Will Have More Difficulty Managing Interest Rate Risk After The Acquisitions, And That Difficulty May Lead To Reduced Earnings” on page 40.

The principal strategies New Haven Savings Bank uses to manage interest rate risk include (i) emphasizing the origination and retention of adjustable-rate loans, and origination of loans with maturities matched with those of the deposits and borrowings funding the loans, (ii) investing in debt securities with relatively short maturities and/or average lives and (iii) classifying a significant portion of its investment portfolio as available for sale so as to provide sufficient flexibility in liquidity management.

New Haven Savings Bank employs two approaches to interest rate risk measurement; gap analysis and income simulation analysis.

Gap Analysis.    The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset or liability is deemed to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The “interest rate sensitivity gap” is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest bearing-liabilities maturing or repricing within that same time period. At September 30, 2003, New Haven Savings Bank’s cumulative one-year interest rate gap (which is the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year), was $218.5 million, or positive 8.84% of total assets. The Bank’s approved policy limit is plus or minus 20%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

The following table sets forth the cumulative maturity distribution of New Haven Savings Bank’s interest-earning assets and interest-bearing liabilities at September 30, 2003, New Haven Savings Bank’s interest rate sensitivity gap, New Haven Savings Bank’s cumulative interest rate sensitivity gap, New Haven Savings Bank’s cumulative interest rate sensitivity gap ratio, and New Haven Savings Bank’s cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities ratio. This table indicates the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. Assumptions are also made on the rate of prepayment of principal on loans and investment securities. However, this table does not necessarily indicate the impact of general interest rate movements on New Haven Savings Bank’s net interest yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures. Additionally, certain assets, such as adjustable rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the gap analysis. As a result, various assets and liabilities indicated as repricing within the same time period may, in fact, reprice at different times and at different rate levels. It should also be noted that this table reflects certain assumptions regarding the categorization of assets and liabilities and represents a one-day position; in fact, variations occur daily as New Haven Savings Bank adjusts its interest rate sensitivity throughout the year.

Interest Rate Sensitivity

	September 30, 2003
	1 - 3 Months	4 - 6 Months	7 - 12 Months	1 - 5 Years	5+ Years	Total
	(Dollars in thousands)
Interest-earning assets:
Investment securities	$312,321	$82,783	$121,681	$547,196	$32,176	$1,096,157
Loans	313,207	98,964	174,938	576,365	108,162	1,271,636
FHLB Stock	13,766	—	—	—	—	13,766

Total interest-earning assets	639,294	181,747	296,619	1,123,561	140,338	2,381,559

Interest-bearing liabilities:
Savings accounts	2,530	6,553	59,478	170,775	278,167	517,503
Checking accounts	—	—	15,920	88,166	41,153	145,239
Money market accounts	76,201	85,424	247,050	64,561	—	473,236
Certificates of deposit	163,144	95,302	107,569	132,323	3,806	502,144
FHLB advances and other borrowings	31,408	2,827	5,721	127,248	47,323	214,527

Total interest-bearing liabilities	273,283	190,106	435,738	583,073	370,449	1,852,649

Interest rate sensitivity gap	$366,011	$(8,359)	$(139,119)	$540,488	$(230,111)	$528,910

Cumulative interest rate sensitivity gap	$366,011	$357,652	$218,533	$759,021	$528,910

Cumulative interest rate sensitivity gap ratio	14.8%	14.5%	8.8%	30.7%	21.4%

Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities	233.9%	177.2%	124.3%	151.2%	128.5%

Income Simulation Analysis.    Income simulation analysis considers the maturity and repricing characteristics of assets and liabilities, as well as the relative sensitivities of these balance sheet components over a range of interest rate scenarios. Tested scenarios include instantaneous rate shocks, rate ramps over a six month or one year period, static rates, non-parallel shifts in the yield curve and a forward rate scenario. The simulation analysis is used to measure the exposure of net interest income to changes in interest rates over a specified time horizon, usually a three year period. Simulation analysis involves projecting future balance sheet structure and interest income and expense under the various rate scenarios. New Haven Savings Bank’s internal guidelines on interest rate risk specify that for a range of interest rate scenarios, the estimated net interest margin over the next 12 months should decline by less than 20%. However, in practice, New Haven Savings Bank manages interest rate risk well within these 20% guidelines.

As of September 30, 2003, New Haven Savings Bank’s estimated exposure as a percentage of estimated net interest margin for the next twelve-month period are as follows:

Percentage Change in Estimated Net Interest Margin Over 12 months
200 basis point increase in rates	7.32%
50 basis point decrease in rates	(2.84)%

The forward yield curve is used by New Haven Savings Bank as a base case rate scenario for projecting net interest margin and net interest income. The forward yield curve is an unbiased prediction of future interest rates as it is determined by the current shape of the yield curve.

In the current rate environment, an instantaneous and sustained downward rate shock of 50 basis points is a realistic representation of the potential risk facing New Haven Savings Bank due to declining rates. For an increase in rates, a 200 basis points instantaneous and sustained rate shock is also a relevant representation of the potential risk facing New Haven Savings Bank given the current rate structure and the current state of the economy.

Based on the scenarios above, net income would be adversely affected (within New Haven Savings Bank’s internal guidelines) in the 12-month period after an immediate decrease in rates, however would be affected positively after an immediate increase in rates. Computation of prospective effects of hypothetical interest rate changes are based on a number of assumptions including the level of market interest rates, the degree to which certain assets and liabilities with similar maturities or periods to repricing react to changes in market interest rates, the degree to which non-maturity deposits react to changes in market rates the expected prepayment rates on loans and investments, the degree to which early withdrawals occur on certificates of deposit and other deposit flows. As a result, these computations should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions that management may undertake in response to changes in interest rates.

Liquidity And Capital Resources

New Haven Savings Bank has expanded its use of borrowings from the Federal Home Loan Bank as part of its management of interest rate risk. Such borrowings increased by $95.8 million between March 31, 2001 and September 30, 2003. At September 30, 2003, total borrowings from the Federal Home Loan Bank amounted to $187.0 million and New Haven Savings Bank had the capacity to increase that total to $435.5 million. Depending on market conditions and New Haven Savings Bank’s liquidity and gap position, New Haven Savings Bank may continue to borrow from the Federal Home Loan Bank.

NewAlliance Bancshares’ most liquid assets are cash and due from banks, short-term investments and debt securities. The levels of these assets are dependent on New Haven Savings Bank’s operating, financing, lending and investment activities during any given period. At September 30, 2003, cash and due from banks, short-term investments and debt securities maturing within one year amounted to $224.6 million, or 9.1% of total assets.

At September 30, 2003, New Haven Savings Bank had commitments to originate loans, unused outstanding lines of credit, standby letters of credit and undisbursed proceeds of loans totaling $232.8 million. New Haven Savings Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit maturing within one year from September 30, 2003 amounted to $360.1 million. New Haven Savings Bank expects that substantially all maturing certificate accounts will be retained by New Haven Savings Bank at maturity. At September 30, 2003, New Haven Savings Bank exceeded all of its regulatory requirements with leverage capital of $401.1 million, or 16.44% of average assets, which is above the required level of $97.6 million or 4%, and total risk-based capital of $419.5 million, or 28.51% of adjusted assets, which is above the required level of $117.7 million, or 8%. NewAlliance Bancshares also exceeded all regulatory capital requirements applicable to bank holding companies. See “REGULATION AND SUPERVISION—Federal Regulations—Capital Requirements” on page 269 and “REGULATION AND SUPERVISION—Insurance Of Deposit Accounts” on page 272.

The following tables present information indicating various obligations and commitments made by New Haven Savings Bank as of September 30, 2003 and the respective maturity dates.

Contractual Obligations

	Total	One Year or Less	More than One Year Through Three Years	More than Three Years Through Five Years	Over Five Years
	(Dollars in thousands)
Federal Home Loan Bank advances(1)	$186,961	$3,000	$53,100	$61,268	$69,593
Repurchase agreements	25,602	25,602	—	—	—
Operating leases(2)	3,250	432	1,218	744	856

Total Contractual Obligations	$215,813	$29,034	$54,318	$62,012	$70,449

(1)	Secured under a blanket security agreement on qualifying assets, principally, mortgage loans.
(2)	Represents non-cancelable operating leases for offices.

Other Commitments

	Total	One Year or Less	More than One Year Through Three Years	More than Three Years Through Five Years	Over Five Years
	(Dollars in thousands)
Real estate loan commitments(1)	$30,937	$30,937	$—	$—	$—
Consumer loan commitments	—	—	—	—	—
Commercial loan commitments(1)	2,084	2,084	—	—	—
Commercial loan lines of credit	46,394	35,124	10,124	175	971
Unused portion of home equity loans(2)	129,814	858	2,024	6,653	120,279
Unused portion of construction loans(3)	15,415	7,610	7,805	—	—
Unused checking overdraft lines of credit(4)	3,496	—	—	—	3,496
Commercial letters of credit	4,654	3,980	444	130	100

Total Other Commitments	$232,794	$80,593	$20,397	$6,958	$124,846

General:  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and generally have fixed expiration dates or other termination clauses.

(1)	Commitments for loans are extended to customers for up to 180 days after which they expire.
(2)	Unused portions of home equity loans are available to the borrower for up to 10 years.
(3)	Unused portions of construction loans are available to the borrower for up to 1 year.
(4)	Unused portion of checking overdraft lines of credit are available to customers in “good standing” indefinitely.

Impact Of Inflation And Changing Prices

The Consolidated Financial Statements and their Notes presented within this document have been prepared in accordance with generally accepted accounting principles (“GAAP”), which requires the measurement of financial position and operating results in terms of historical dollar amounts without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of New Haven Savings Bank operations. Unlike industrial companies, nearly all of the assets and liabilities of New Haven Savings Bank are monetary in nature. As a result, interest rates have a greater impact on New Haven Savings Bank performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact Of New Accounting Standards

In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized and depreciated as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier adoption is permitted. Adoption of this statement did not have a material impact on New Haven Savings Bank’s consolidated financial statements.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that long-lived assets be measured at the lower of carrying amount or fair value less the cost to sell, and broadens the reporting of discontinued operations. This statement was effective in fiscal year 2003 but did not affect New Haven Savings Bank’s consolidated financial statements.

SFAS No. 145, “Rescission of FASB statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” updates, clarifies and simplifies several existing accounting pronouncements. Among other things, SFAS No. 145 eliminates the requirement in SFAS No. 4 to report material gains and losses from extinguishments of debt as extraordinary items, net of related income taxes. Adoption of this statement did not affect New Haven Savings Bank’s consolidated financial statements.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” requires that a liability be recognized for these costs only when incurred. Prior to SFAS No. 146, a liability was recognized when an entity committed to an exit plan. Initial adoption of this statement, which is effective for exit or disposal activities initiated after December 31, 2002, did not affect New Haven Savings Bank’s consolidated financial statements.

SFAS No. 147, “Acquisitions of Certain Financial Institutions,” eliminates the requirement to amortize an excess of fair value of liabilities assumed over the fair value of assets acquired in certain acquisitions of financial institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions, such as core deposit intangibles. Adoption of this statement did not affect New Haven Savings Bank’s consolidated financial statements.

SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment, of FASB Statement No. 123,” amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair values based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures to both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. Adoption of this statement did not affect New Haven Savings Bank’s consolidated financial statements.

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” addresses disclosures to be made by a guarantor in its financial statements about its obligations under guarantees. The disclosure requirements applicable to New Haven Savings Bank are included in Note 10 to the consolidated financial statements. The interpretation also requires the recognition, at fair value, of a liability by a guarantor at the inception of certain guarantees issued or modified after December 31, 2002. This recognition requirement did not have a material affect on New Haven Savings Bank’s consolidated financial statements.

FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” (FIN 46) provides guidance on the identification of entities controlled through means other than voting rights. FIN 46 specifies how New Haven Savings Bank should evaluate its interests in variable interest entities to determine whether to consolidate that entity. FIN 46 was effective immediately for entities created after January 31, 2003 (for which New Haven Savings Bank had none), and for New Haven Savings Bank, applies to previously existing entities for the quarter beginning on October 1, 2003. New Haven Savings Bank is the limited partner in certain low-income housing tax credit partnerships. As a limited partner in these unconsolidated projects, New Haven Savings Bank is allocated tax credits and deductions associated with the underlying properties. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these projects and believes that consolidation will not be necessary because New Haven Savings Bank is not the primary beneficiary. New Haven Savings Bank’s maximum exposure to loss from its involvement in these low-income housing tax credit partnerships is the unamortized investment balance plus certain tax credits claimed, but subject to recapture. New Haven Savings Bank also makes investments, mainly for community involvement purposes, in companies that construct, acquire and rehabilitate local real estate projects. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these and anticipates that consolidation will not be necessary because New Haven Savings Bank is not the primary beneficiary. New Haven Savings Bank’s maximum exposure to loss from its involvement in these projects is the investment balance of $1.0 million. New Haven Savings Bank also is a limited partner in SBIC Limited Partnerships that make equity and debt investments in individual companies. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these investments in SBIC Limited Partnerships and believes that consolidation will not be necessary because New Haven Savings Bank is not the primary beneficiary. New Haven Savings Bank’s maximum exposure to loss from its involvement in these SBIC Limited Partnerships projects is the investment balance of $2.2 million.

SFAS No. 149, “Amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities,” amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133. This Statement was effective for contracts and hedging relationships entered into or modified after June 30, 2003. This Statement did not affect New Haven Savings Bank’s consolidated financial statements.

SFAS No. 150, “Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not affect New Haven Savings Bank’s consolidated financial statements.

MANAGEMENT OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK

Shared Management Structure

Upon completion of the conversion, the Directors of NewAlliance Bancshares will be the same persons who are the Directors of New Haven Savings Bank. In addition, upon the completion of the Connecticut Bancshares and Alliance acquisitions, two directors from Connecticut Bancshares (who are also directors of Savings Bank of Manchester), and Joseph H. Rossi, a director (and President and Chief Executive Officer) of Alliance and Tolland Bank, will join the Boards of Directors of NewAlliance Bancshares and New Haven Savings Bank.

The Board of Directors of New Haven Savings Bank has implemented a corporate governance planning process for NewAlliance Bancshares and New Haven Savings Bank. This process involves review by an outside consulting firm of the Board’s governance structure, committee structure, committee charters and related policies and procedures. One result of this process has been the creation of a Governance Committee, comprised entirely of independent Directors. The Board previously adopted a self-assessment program for the Board and its Committees, as well as a Director education program. We believe that 10 of the current 11 Directors, and 12 of the 14 anticipated Directors after completion of the two mergers, will be “independent” pursuant to the Sarbanes-Oxley Act of 2002 and the Nasdaq listing rules.

Initially, NewAlliance Bancshares will not separately compensate its Directors and officers. We expect to continue this practice after the offering until we have a business purpose to establish separate compensation programs.

Directors Of NewAlliance Bancshares

The Board of Directors of NewAlliance Bancshares currently consists of 11 members, each of whom belongs to one of three classes. Directors will serve three-year staggered terms so that only approximately one-third of the Directors will be elected at each annual meeting of shareholders. Directors have not yet been assigned to particular terms. The Governance Committee will make recommendations to the independent members of the Board of Directors who will determine the initial staggered terms of NewAlliance Bancshares’ Board of Directors. The new Directors from Connecticut Bancshares and Mr. Rossi from Alliance will be added to the Board upon the completion of the acquisitions of their respective companies. Under the Merger Agreement with Alliance, Mr. Rossi will be appointed to a three-year term. It has not yet been determined what terms will apply to the new Directors from Connecticut Bancshares. The biographical information regarding the existing NewAlliance Bancshares Directors and Mr. Rossi is set forth under “—Directors Of New Haven Savings Bank” on page 135. The Directors of NewAlliance Bancshares and New Haven Savings Bank are expected to be identical for the foreseeable future.

Directors Of New Haven Savings Bank

We currently have 11 Directors. The following table sets forth their names, ages as of September 30, 2003, the years when they began serving as Directors, and when their current term expires.

Name	Age	Position	Director Since	Term Expires*
Peyton R. Patterson	47	Chairman of the Board, President and Chief Executive Officer	2002	2004
Roxanne J. Coady	54	Director	1995	2004
John F. Croweak	67	Director	1989	2004
Richard J. Grossi	68	Director	1989	2004
Robert J. Lyons, Jr.	52	Director	1992	2004
Julia M. McNamara	61	Director	1990	2004
Gerald B. Rosenberg	55	Director	2000	2004
Robert N. Schmalz	70	Director	1973	2004
Cornell Scott	68	Director	1989	2004
Nathaniel D. Woodson	62	Director	2000	2004
Joseph A. Zaccagnino	57	Director	1992	2004

*	All New Haven Savings Bank Directors currently serve a one year term.

In addition to the Directors set forth in this table, two members of Connecticut Bancshares’ board of directors will be appointed to New Haven Savings Bank’s Board of Directors upon consummation of the Connecticut Bancshares acquisition. Also, Joseph H. Rossi, a director and President and Chief Executive Officer of Alliance, will be appointed to the New Haven Savings Bank Board of Directors to serve initially for a three year term. Mr. Rossi is 52 years old and has served on the Alliance Board of Directors since 1995.

The principal occupation and business experience for the last five years for each of New Haven Savings Bank’s Directors and executive officers is set forth below. All Directors and executive officers have held their present positions for five years unless otherwise stated.

Peyton R. Patterson joined New Haven Savings Bank in January 2002, as Chairman, President and Chief Executive Officer. From May 1996 to December 2001, she was an Executive Vice President of Dime Bancorp, New York, New York. Ms. Patterson has twenty-one years of commercial and thrift banking experience with New Haven Savings Bank, Dime Bancorp, Chemical Bank/Chase Manhattan and Corestates Financial Corporation of Pennsylvania. She has extensive experience in the areas of retail and business lending, retail banking, asset management, marketing and mergers and acquisitions.

Roxanne J. Coady is the founder, President and Chief Executive Officer of R.J. Julia Booksellers, Ltd. located in Madison, Connecticut. Ms. Coady practiced as a certified public accountant and was a partner and the national tax director for BDO Seidman. Ms. Coady was chairperson of the Tax Division of the New York Society of Certified Public Accountants and served on and chaired various committees for the Tax Division of the American Institute of Certified Public Accountants.

John F. Croweak was the Chairman of Anthem Blue Cross and Blue Shield of Connecticut, a health care coverage company, until he retired in 1997. He is a director of UIL Holdings Corporation.

Richard J. Grossi was the Chairman and Chief Executive Officer of The United Illuminating Company, a regional electric distribution utility company serving the Greater New Haven and Bridgeport areas, until he retired in 1999. He presently serves on the Boards of the New York System Operator, The University of Connecticut Foundation, Inc. and The Arts Council of Greater New Haven. He is also serving as Chairman and President of Science Park Development Corp. in New Haven.

Robert J. Lyons, Jr. is the President and Chief Executive Officer of The Bilco Company, a privately held manufacturer located in West Haven, Connecticut. Mr. Lyons is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants.

Julia M. McNamara is the President of Albertus Magnus College located in New Haven, Connecticut.

Gerald B. Rosenberg is Senior Vice President and General Manager of Bayer Diagnostics, a provider of medical diagnostics systems and services, located in Tarrytown, New York. Bayer Diagnostics is a division of Bayer AG, an international healthcare, crop science, polymers and chemicals company.

Robert N. Schmalz is an attorney with the law firm of Murtha Cullina LLP, a regional law firm with offices in Connecticut and Massachusetts.

Cornell Scott is the Chief Executive Officer of Hill Health Corporation, a private, non-profit community health center located in New Haven, Connecticut. The company provides comprehensive preventive and primary care services from 18 locations in the New Haven area.

Nathaniel D. Woodson currently serves as the Chairman, President and Chief Executive Officer of UIL Holdings Corporation and is Chairman and Chief Executive Officer of its subsidiary, The United Illuminating Company located in New Haven, Connecticut. He is also Chairman of the Board of Directors, United Resources, Inc., a direct subsidiary of UIL Holdings Corporation. Mr. Woodson served as President of The United Illuminating Company during the period February 23, 1998 to May 20, 1998; President and Chief Executive Officer during the period of May 20, 1998 to December 31, 1998; and Chairman of the Board of Directors, President and Chief Executive Officer of The United Illuminating Company during the period December 31, 1998 to February 1, 2001. He has served as Chairman of the Board of Directors and Chief Executive Officer of The United Illuminating Company since February 1, 2001 and Chairman of the Board of Directors, President and Chief Executive Officer of UIL Holdings Corporation since its inception on March 22, 1999.

Joseph A. Zaccagnino is the President and Chief Executive Officer of Yale-New Haven Health System and its subsidiary, Yale-New Haven Hospital, located in New Haven, Connecticut.

Joseph H. Rossi is the President and Chief Executive Officer of Alliance and Tolland Bank. Upon consummation of the Alliance acquisition, Mr. Rossi will be appointed as Director of New Haven Savings Bank and NewAlliance Bancshares.

Meetings Of The Board Of Directors And Committees

New Haven Savings Bank’s Board of Directors meets on a monthly basis and may hold additional special meetings. During 2002, the Board held twelve regular meetings, three special meetings and one annual meeting.

The Board of Directors of NewAlliance Bancshares did not meet in 2002 because NewAlliance Bancshares was not formed until September 2003. Following the offering, the Board of Directors of NewAlliance Bancshares is expected to meet quarterly, or more often as may be necessary.

The Board of Directors of New Haven Savings Bank initially is expected to retain the current Board Committees of New Haven Savings Bank following the conversion. Those Committees are the Asset Management Group Committee, Audit Committee, Compensation Committee, Governance Committee, and Loan Committee. Each of the Audit Committee, Compensation Committee and Governance Committee will be joint committees of New Haven Savings Bank and NewAlliance Bancshares and comprised solely of independent directors within the meaning of the rules promulgated under the Sarbanes-Oxley Act of 2002 and the Nasdaq listing requirements. The Board of Directors may, by resolution, designate one or more additional committees.

The Asset Management Group Committee consists of Directors Coady, Schmalz and Woodson with Director Coady serving as Chair. The Asset Management Group Committee oversees the trust, securities brokerage and insurance activities of New Haven Savings Bank and subsidiaries. The Asset Management Group Committee met ten times during the year ended December 31, 2002.

The Audit Committee consists of Directors Coady, Lyons, Grossi and Woodson, with Director Lyons serving as Chair. Ms. Coady has been designated the “financial expert” under Sarbanes-Oxley. Each member of the Audit Committee is an independent director as determined in accordance with the Sarbanes-Oxley Act of 2002 and the Nasdaq listing requirements. The Audit Committee, which operates under a charter, oversees the independent auditor relationship, the internal audit and compliance functions and Community Reinvestment Act performance. The Compliance and CRA Committee, which met four times in 2002, was combined into the Audit Committee in August 2003. The Audit Committee met eight times during the year ended December 31, 2002.

The Compensation Committee consists of Directors Croweak, Grossi, McNamara and Zaccagnino, with Director Grossi serving as Chair. The Compensation Committee oversees Director and executive officer and compensation and certain employee benefit plans. The Compensation Committee met three times during the year ended December 31, 2002. The Compensation Committee has engaged an outside consultant as its independent advisor on compensation matters.

The Governance Committee consists of Directors Grossi, McNamara, Woodson and Zaccagnino, with Director McNamara serving as Chair. The Governance Committee was established in August 2003 and is responsible for establishing criteria for Directors, making recommendations for the nomination of Directors, overseeing self-assessment evaluations for the Board and its Committees and addressing other governance issues.

The Loan Committee consists of Directors Lyons, Patterson, Rosenberg and Woodson, with Director Woodson serving as Chair. The Loan Committee reviews certain loan applications in accordance with New Haven Savings Bank’s loan policy. The Loan Committee met six times during the year ended December 31, 2002.

Compensation Of Directors

Members of the New Haven Savings Bank Board of Directors receive an annual retainer of $23,000 and a per meeting fee of $700 - $2,000 depending on the length of the meeting. The Chairs of Committees also receive an additional $700 per meeting attended. Ms. Patterson does not receive any fees for service on the Board of Directors of New Haven Savings Bank or for service on any Committees of the Board. The Board of Directors will consider, with the assistance of an outside compensation consultant, whether these fees should be adjusted to reflect New Haven Savings Bank’s increase in size and change to public company form following the conversion. Directors may defer their fees pursuant to a plan substantially similar to that described below for executive officers. See “Deferred Compensation Plan” on page 142.

Executive Officers

Ms. Patterson, Mr. Blanksteen and Ms. Brathwaite will be officers of NewAlliance Bancshares.

Executive Officers Of New Haven Savings Bank

The names, ages as of September 30, 2003 and positions of the executive officers of New Haven Savings Bank, other than Ms. Patterson, are set forth below.

Name	Age	Position
Merrill B. Blanksteen	49	Executive Vice President, Chief Financial Officer and Treasurer
Gail E.D. Brathwaite	44	Executive Vice President and Chief Operating Officer
Donald T. Chaffee	55	Executive Vice President and Chief Credit Officer
Koon-Ping Chan	56	Senior Vice President and Chief Risk Officer
J. Edward Diamond	61	Executive Vice President, Asset Management
Paul A. McCraven	47	Senior Vice President, Community Relations
David H. Purcell	45	Executive Vice President, Retail Banking
Diane L. Wishnafski	50	Executive Vice President, Business Banking

Executive Officers Who Are Not Directors

Merrill B. Blanksteen is Executive Vice President, Chief Financial Officer and Treasurer of New Haven Savings Bank. He has been the Chief Financial Officer since 1993, when he first joined the Bank.

Gail E.D. Brathwaite, Executive Vice President and Chief Operating Officer, joined New Haven Savings Bank in March 2002. Previously, Ms. Brathwaite was Senior Vice President, director of Branch Administration, Compliance and Loss Control for the Consumer Financial Services Division of the Dime Savings Bank, New York, New York.

Donald T. Chaffee, Executive Vice President and Chief Credit Officer, joined New Haven Savings Bank in September 2002. Prior to that time and starting in 1993, Mr. Chaffee was employed by Dime Savings Bank, New York, New York. While at Dime Savings, he held the positions of director of Residential Credit and Risk Management and director of Consumer Credit and Originations.

Koon-Ping Chan joined New Haven Savings Bank as Senior Vice President, Chief Risk Officer in February 2003. From May 2002 until February 2003, he performed various consulting services for New Haven Savings Bank. From May 1997 to April 2002, Mr. Chan was employed by Dime Bancorp where his positions included Senior Vice President, Director of Financial Management, MIS and Channel Planning for Retail Banking, Private Banking, insurance, asset management and consumer lending.

J. Edward Diamond, Executive Vice President, Asset Management, joined New Haven Savings in February, 2002. Prior to that time, Mr. Diamond was employed as President of Dime Securities, Inc., a subsidiary of Dime Bancorp.

Paul A. McCraven, Senior Vice President, Community Relations, has served in various officer positions at New Haven Savings Bank since 1997.

David H. Purcell has been Executive Vice President, Retail Banking of New Haven Savings since March 2002. From 1997 through 2000, Mr. Purcell served as Senior Vice President, Product Management at Dime Savings Bank, New York, New York, and became Senior Vice President, Product Management and Distribution beginning in 2001.

Diane L. Wishnafski is Executive Vice President, Business Banking. She has served in various officer positions at New Haven Savings Bank since 1985. Prior to that she served in various capacities at Dime Savings Bank of Wallingford, First Bank and Connecticut Bank & Trust Company, all from locations in the greater New Haven area.

Indemnification And Limitation Of Liability

NewAlliance Bancshares’ and New Haven Savings Bank’s Certificates of Incorporation and Bylaws contain provisions which limit the liability of and indemnify its Directors, officers, employees and agents. Such provisions provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer or was serving at NewAlliance Bancshares’ request as a director, officer, employee or agent of another corporation or business entity shall be indemnified and held harmless by NewAlliance Bancshares to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred. Under certain circumstances, the right to indemnification shall include the right to be paid by NewAlliance Bancshares the expenses incurred in defending any such proceeding in advance of its final disposition. In addition, a Director of NewAlliance Bancshares shall not be personally liable to NewAlliance Bancshares or its shareholders for monetary damages, except for liability for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the Director derived an improper personal benefit. Similar provisions to those described above are contained in the Certificate of Incorporation and Bylaws of New Haven Savings Bank.

Executive Officer Compensation

Summary Compensation Table.    The following table sets forth certain information as to the total remuneration paid by New Haven Savings Bank during the fiscal year ended March 31, 2003 to the Chairman, President and Chief Executive Officer of New Haven Savings Bank and the four most highly compensated executive officers of New Haven Savings Bank other than the Chairman, President and Chief Executive Officer who received total annual compensation in excess of $100,000. Each of the individuals listed on the table below is referred to as a Named Executive Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation(1)				Long-Term Compensation LTIP Payouts(5)	All Other Compensation
	Year(1)	Salary(2)	Bonus(3)	Other Annual Compensation(4)
Peyton R. Patterson Chairman, President and Chief Executive Officer	2003	$496,257	$488,377	$76,549	$270,000	$4,212	(6)

Merrill B. Blanksteen Executive Vice President, Chief Financial Officer and Treasurer	2003	$250,000	$159,925		$154,980	$18,251	(7)(8)

Gail E.D. Brathwaite Executive Vice President and Chief Operating Officer	2003	$225,000	$143,932		$94,500	$3,963	(9)

David Purcell Executive Vice President, Retail Banking	2003	$225,000	$143,932		$94,500	$4,055	(10)

Diane Wishnafski Executive Vice President, Business Banking	2003	$200,000	$137,740		$126,000	$12,216	(7)(11)

(1)	For the fiscal year ended March 31. New Haven Savings Bank has changed its fiscal year to December 31 effective December 31, 2003.
(2)	Also includes amounts deferred under New Haven Savings Bank’s 401(k) plan. Pursuant to employment contracts with each Named Executive Officer, base salary will be reviewed periodically and may be increased. Current annual salaries are as follows: Ms. Patterson—$592,000; Mr. Blanksteen—$290,000; Ms. Brathwaite—$265,000; Mr. Purcell—$234,000; and Ms. Wishnafski—$209,000. After the conversion and acquisitions are completed, we expect to continue to pay base salaries to the Named Executive Officers at their respective current base salary levels, although base salaries are reviewed on an annual basis and may be increased in the future. We also intend to enter into new employment agreements with such persons as described below.

(3)	Represents cash bonuses including bonuses earned in the fiscal year ending March 31 under the short term, Executive Incentive Plan.
(4)	New Haven Savings Bank provides various cash benefits and perquisites to the Named Executive Officers. The costs of providing such benefits to the Named Executive Officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each of such individuals except for Ms. Patterson, who had $76,549 of such benefits in fiscal year 2003, including relocation and related tax reimbursement costs of $47,106.
(5)	Amounts earned in the fiscal year ending March 31 that were paid subsequent to March 31 pursuant to New Haven Savings Bank’s Performance Unit Plan and existing employment agreements for Ms. Patterson, Ms. Brathwaite and Mr. Purcell.
(6)	Includes $1,725 for the payment of group term life insurance premiums for coverage in excess of $50,000; also includes $2,487 for employer payment of health insurance premiums.
(7)	Under New Haven Savings Bank’s 401(k) plan for the fiscal year ending March 31, 2003, $7,000 was allocated to the accounts of both Mr. Blanksteen and Ms. Wishnafski.
(8)	Includes $1,764 for the payment of group term life insurance premiums for coverage in excess of $50,000; also includes $9,487 for employer payment of health insurance premiums.
(9)	Includes $1,281 for the payment of group term life insurance premiums for coverage in excess of $50,000; also includes $2,682 for employer payment of health insurance premiums.
(10)	Includes $1,568 for the payment of group term life insurance premiums for coverage in excess of $50,000; also includes $2,487 for employer payment of health insurance premiums.
(11)	Includes $1,659 for the payment of group term life insurance premiums for coverage in excess of $50,000; also includes $3,557 for employer payment of health insurance premiums.

Benefit Plans

Current Compensation Plans.    We currently have the five compensation plans described below in which executive officers participate. As part of its conversion planning, New Haven Savings Bank has engaged an outside consulting firm to work with the Compensation Committee to recommend to our Board of Directors compensation plans that are appropriate for a public company. It is expected that New Haven Savings Bank will enter into new employment or change in control severance agreements with executive officers, as described below.

Performance Unit Plan.    New Haven Savings Bank adopted a long-term management incentive plan, the Performance Unit Plan, in June 1999. The Performance Unit Plan is designed to reward executive officers and selected key managers for achieving three-year performance goals identified each year in New Haven Savings Bank’s strategic plan. The Performance Unit Plan provides for cash payments, equal to a certain percentage of a participant’s base salary, with the amount of the payment tied to the achievement of two performance goals during three-year cycles. A new, three-year cycle begins each year. Payments, if any, are set at 50% of the target award for attaining the minimum or threshold level of performance, at 100% of the target award for attaining the target level of performance, and 200% of the target for attaining the superior level of performance. The Performance Unit Plan is administered by the Compensation Committee of the Board of Directors. Eligibility in the Performance Unit Plan is limited to the Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents and First Vice Presidents, but may be extended to include other officers. Participants are approved by the Compensation Committee at the beginning of each three-year cycle. All of the executive officers named in the summary compensation table participate in the Performance Unit Plan and, for Ms. Patterson, Ms. Brathwaite and Mr. Purcell, awards in 2003 were accelerated on negotiated terms.

In connection with the conversion, New Haven Savings Bank has determined that it is appropriate to terminate the existing Performance Unit Plan in anticipation of the adoption at some time in the future not less than one year from the completion of the conversions of new stock-based compensation programs, such as a stock option plan and a recognition and retention plan that will enable New Haven Savings Bank to provide Directors and officers with performance incentives directly linked to the performance of NewAlliance Bancshares’ common stock. The Performance Unit Plan was terminated as of December 31, 2003. Payments will be made to participants who remain employed at New Haven Savings Bank, as provided under the program, in 2004, 2005 and 2006. Those payments will be pro-rated for the nine month 2003 fiscal year. Payments in connection with the termination of the Performance Unit Plan are expected to total $3.1 million, of which $1.9 million had been expensed through September 30, 2003.

The following table sets forth certain information concerning awards granted under the Performance Unit Plan to the executive officers named in the summary compensation table in the fiscal year ending March 31, 2003:

Long-Term Incentive Plan—Awards in Last Fiscal Year

			Future Payouts under Non-Stock Price-Based Plans
Name	Number of Units(#)	Performance or Other Period Until Maturation or Payout(1)	Target(2)
Peyton R. Patterson	4,900	3/31/05	$449,167

Merrill B. Blanksteen	1,750	3/31/05	$160,417

Gail E. D. Brathwaite	1,575	3/31/05	$144,375

David Purcell	1,575	3/31/05	$144,375

Diane Wishnafski	1,400	3/31/05	$128,333

(1)	The Units were awarded for the three-year performance cycle for fiscal years 4/1/02 – 3/31/05. Subsequently, New Haven Savings Bank determined to change its fiscal year to December 31, effective December 31, 2003.
(2)	The Plan provides for payments based on performance at a threshold, target or maximum level. The Plan will be terminated effective December 31, 2003 with awards paid in January 2005 at an assumed “target” level, provided employment continues until that date. The amounts shown reflect a three month reduction for the nine month fiscal year ending December 31, 2003.

Executive Short Term Incentive Plan.    New Haven Savings Bank also maintains the Executive Short Term Incentive Plan, a short-term management incentive plan designed to reward executive management for contributing to the profitability of New Haven Savings Bank, with the more senior officers being entitled to a higher percentage award. The Executive Short Term Incentive Plan provides for cash payments, equal to a percentage of a participant’s base salary tied to the achievement of specific individual, team, and/or corporate goals during a 12 month period. In the case of the most senior officers, such percentages can be equal to up 200% of her or his base salary, the Executive Short Term Incentive Plan is administered by the Compensation Committee of the New Haven Savings Bank Board of Directors. The maximum payout under the Executive Incentive Plan for the Chief Executive Officer, assuming her current annual base salary of $592,000, would be $1,184,000. Award recipients may elect to defer payment of awards under New Haven Savings Bank’s Deferred Compensation Plan. In the event there is a change in control of New Haven Savings Bank and within the one-year period after such a change in control either New Haven Savings Bank terminates a participant’s employment without good cause or a participant voluntarily terminates his or her employment with New Haven Savings Bank with good reason, New Haven Savings Bank must pay the participant in full all the incentive awards earned during any plan year that ends before the date the participant’s employment is terminated. In addition, the participant will be paid any portion of an incentive award that is applicable to the part of a fiscal year that ends on the date of his or her termination of employment. In the event a participant is discharged from employment with New Haven Savings Bank for cause, competes with New Haven Savings Bank or interferes with its business relationships while employed at New Haven Savings Bank or following his or her termination, or discloses confidential information of New Haven Savings Bank, the Compensation Committee has discretion to discontinue the payment of any incentive awards.

Performance Bonus Plan for Edward Diamond.    New Haven Savings Bank also maintains a Performance Bonus Plan as part of its employment agreement with Edward Diamond, a short-term management incentive plan based on the revenue generated and overall profitability of the Trust, Investment and Insurance Departments (the “Departments”) of New Haven Savings Bank. The Performance Bonus Plan for Edward Diamond provides Mr. Diamond with cash payments of benefits determined in accordance with the formula in effect for a 12 month performance period. The formula used to calculate Mr. Diamond’s performance bonus for the the 2003 performance period is the sum of (a) 1% of the Departments’ gross revenues, and (b) 5% of the Departments’ profit if they achieve at least a 20% but less than 30% profit margin or, as the case may be, 6% of the Departments’ profit if they achieve more than a 30% profit margin. In the event there is a change in control of New Haven Savings Bank, New Haven Savings Bank must pay Mr. Diamond in full all the incentive awards earned during any plan year that ends before the date of his termination of employment. In addition, Mr. Diamond will be paid a pro-rata portion of an incentive award that is applicable to the performance period in which he terminates employment, provided that his termination date occurs after the sixth month of such performance period.

Supplemental Executive Retirement Plans.    New Haven Savings Bank maintains the Supplemental Executive Retirement Plan (“SERP”), a non-tax-qualified, supplemental retirement plan that provides certain executives with pension benefits that cannot be provided directly through New Haven Savings Bank’s tax-qualified employee pension plan because of limitations in the Internal Revenue Code on benefits that are payable through a tax-qualified plan. The SERP pays to each participant an amount equal to the amount that would have been payable under the terms of the pension plan but for the limitations in the Internal Revenue Code, less the amount payable under the terms of the pension plan. The SERP also includes short-term incentive compensation in the definition of income. The benefits under the SERP are payable at the same times and in the same forms as the benefits payable under the pension plan. As of March 31, 2003, New Haven Savings Bank had accrued approximately $34,995; $7,172; $119,995; $8,016; and $99,873 on behalf of Ms. Patterson, Ms. Brathwaite, Mr. Blanksteen, Mr. Purcell and Ms. Wishnafski, respectively, in connection with its obligations to those officers under the SERP. In September 2003, New Haven Savings Bank amended the SERP in connection with the conversion to freeze the future accrual of benefits under the SERP. This change will result in a one-time gain of approximately $900,000 which will be recognized in 2004. In addition, New Haven Savings Bank adopted a new supplemental executive retirement plan (“New SERP”) in which a smaller number of employees, including the Named Executive Officers, will be participants. Benefits under such amended SERP will be substantially similar to those currently provided such officers. However, in the event of a change of control, under the terms of the proposed new employment agreements, Mesdames Patterson and Brathwaite and Mr. Blanksteen will receive additional years of age and service credit for purposes of determining their benefits under the New SERP.

In connection with the conversion, NewAlliance Bancshares and New Haven Savings Bank intend to implement two additional supplemental executive retirement plans to provide for supplemental benefits to certain employees, including the Named Executive Officers, whose benefits under NewAlliance Bancshares’ employee stock ownership plan and New Haven Savings Bank’s 401(k) plan, which are described below, are reduced by limitations imposed by the Internal Revenue Code. The supplemental benefits will equal the amount of the additional benefits the participants would receive if there were no income limitations imposed by the Internal Revenue Code. From time to time, NewAlliance Bancshares’ and New Haven Savings Bank’s Boards of Directors will designate which employees may participate in these additional supplemental executive retirement plans. It is expected that all the Named Executive Officers will be participants in these two plans. NewAlliance Bancshares and New Haven Savings Bank may establish a grantor trust in connection with the plans to satisfy their obligations under the plans. The assets of the grantor trust would be subject to the claims of NewAlliance Bancshares’ and New Haven Savings Bank’s general creditors in the event of their insolvency. The grantor trust would be permitted to invest in a wide-variety of investments, including NewAlliance Bancshares common stock.

Deferred Compensation Plan.    New Haven Savings Bank maintains the Deferred Compensation Plan, a non-qualified plan that provides for the deferral of up to 30% of an eligible employee’s base salary and up to 100% of his or her incentive awards under the Executive Incentive Plan in any calendar year. Amounts deferred are credited to an account established for the benefit of each participant, and earn interest at New Haven Savings Bank’s 30 month rate for certificates of deposit. Following a participant’s termination of service with New Haven Savings Bank, he or she may receive the deferred payments in a lump sum or in equal annual installments for a period no longer than 10 years, at the election of New Haven Savings Bank’s Chief Executive Officer, except that in the event of death, New Haven Savings Bank will make a lump sum payment. In the event a participant is discharged from employment with New Haven Savings Bank for cause, competes with New Haven Savings Bank or interferes with its business relationships while employed at New Haven Savings Bank or following his or her termination, or discloses confidential information of New Haven Savings Bank, the Compensation Committee has discretion to cause the forfeiture of any of the participant’s deferred incentive awards from the Executive Incentive Plan, including interest.

Pension Plan.    New Haven Savings Bank maintains a non-contributory defined benefit plan intended to satisfy the tax-qualification requirements of Section 401(a) of the Internal Revenue Code. Generally, employees of New Haven Savings Bank become eligible to participate in the Pension Plan once they reach age 21 and complete 1,000 hours of service in a consecutive 12-month period. Participants become fully vested in their benefits under the Pension Plan upon the completion of five years of vesting service. Participants are credited with a year of vesting service for each plan year in which they complete at least 1,000 hours of service.

In general, a participant’s normal retirement benefit under the Pension Plan is the product of (1) the participant’s years of benefit service up to 30, multiplied by the sum of (a) 1% of the participant’s average final compensation (defined as the average annual compensation for the three consecutive year period that produces the highest average), and (b) 1% of the amount by which the participant’s average final compensation exceeds “covered compensation” (determined in accordance with tables issued by the Social Security Administration). However, because the benefit formula under the Pension Plan has been amended over the years, the formula used to determine a participant’s benefit may vary depending upon when years of benefit service were credited.

In general, the Pension Plan provides for a normal retirement monthly benefit that, unless otherwise deferred, is payable beginning on the first day of the month following the later of the participant’s 65th birthday and the fifth anniversary of his or her participation in the Pension Plan. A participant may also receive a benefit under the Pension Plan on his or her early retirement date, which is the first day of the month following the later of the date he or she attains age 55 and completes 10 years of benefit service. Benefits received prior to a participant’s normal retirement date are reduced by certain factors set forth in the Pension Plan. In addition, a participant may also receive a disability benefit under the Pension Plan in the event of certain circumstances set forth in the Pension Plan. Participants credited with five years of vesting service who terminate employment with New Haven Savings Bank may also receive benefits under the Pension Plan.

The following table sets forth the estimated annual benefits payable upon a participant’s normal retirement at age 65 for the period ended December 31, 2002, assuming various levels of compensation and various specified years of benefit service1:

Average Final Compensation	15	20	25	30
$50,000	$9,150	$12,200	$15,250	$18,300
$75,000	$16,650	$22,200	$27,750	$33,300
$100,000	$24,150	$32,200	$40,250	$48,300
$150,000	$39,150	$52,200	$65,250	$78,300
$200,000	$54,150	$72,200	$90,250	$108,300

At December 31, 2002, the Pension Plan’s obligations exceeded assets by approximately $3.0 million. The approximate years of benefit service credited under the Pension Plan as of December 31, 2002 for the Named Executive Officers are as follows:

Name	Years of Service
Peyton R. Patterson	0
Merrill B. Blanksteen	10
Gail E.D. Brathwaite	0
David Purcell	0
Diane Wishnafski	18

[1]	Under the Internal Revenue Code, maximum annual benefits under the Pension Plan are limited to $160,000 per year and annual compensation for calculation purposes is limited to $200,000 per year for the 2002 calendar year. Estimated benefits below are not subject to offset. Benefits in excess of the limitation are provided through New Haven Savings Bank’s Supplemental Executive Retirement Plan, discussed above.

401(k) Plan.    New Haven Savings Bank maintains the Profit Sharing Plan with Cash or Deferred Arrangement, referred to as the 401(k) plan, a tax-qualified plan under Section 401(a) of the Internal Revenue Code with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. In general, all salaried and hourly employees who are at least age 20 1/2, become eligible to make salary reduction contributions in the 401(k) plan on the first day of the month following the completion of 90 consecutive days beginning on the date the employee first completes an hour of service. Eligible employees become eligible to receive matching contributions from New Haven Savings Bank under the 401(k) plan upon the completion of one year of eligibility service. In addition, eligible employees become eligible to share in discretionary profit sharing contributions immediately upon completing two years of eligibility service. For purposes of the 401(k) plan, an employee earns one year of eligibility service when he or she completes 1,000 or more hours of service within the plan year. An employee’s first service period is the one-year period beginning on the employee’s date of hire.

Under the 401(k) plan, participants may elect to have New Haven Savings Bank contribute up to 100% of their compensation to the 401(k) plan, subject to certain limitations imposed by the Internal Revenue Code. New Haven Savings Bank currently makes matching contributions to the 401(k) plan equal to $.50 for each $1.00 of compensation (other than catch-up contributions) deferred by a participant up to 3% of an employee’s compensation, for a total matching contribution of up to 1.5% of a participant’s compensation. In connection with the conversion, the match is being amended to increase the amount of deferred compensation subject to the match to 6%, effective with the completion of the conversion, such match being made as a part of the employee stock ownership plan discussed below. Compensation for purposes of the 401(k) plan generally consists of total taxable income of a participant as reported on Form W-2, including salary reductions, if any, made pursuant to the 401(k) plan and certain other fringe benefit plans, but excluding compensation related to equity compensation. The level of matching contributions under the 401(k) plan may change from time to time.

Currently, participants in the 401(k) plan may direct the investment of their accounts in several types of investment funds. In connection with the conversion, New Haven Savings Bank has amended the 401(k) plan to permit plan participants to invest their account balances in NewAlliance Bancshares common stock through an employer stock fund. However, no individual participant may purchase more than $700,000 in aggregate value of the common stock in the conversion (subject to the overall purchase limitations) using his or her 401(k) account. A participant’s ability to direct all or some of his vested account to purchase common stock in the offerings will be dependent upon such individual being an eligible account holder, a supplemental eligible account holder or an officer or employee. A participant may direct the voting of shares of common stock held in his or her 401(k) plan account.

Participants are always 100% vested in their elective deferrals, related earnings and their profit sharing benefits under the 401(k) plan. Participants become fully vested in matching contributions and related earnings upon the completion of five years of vesting service. Participants also become 100% vested in matching contributions and related earnings upon the earlier of attainment of normal retirement age (age 65), death, disability, or the satisfaction of the requirements for early retirement (separation from service on or after the attainment of age 55 and completion of 10 years of vesting service).

Participants may receive distributions from the 401(k) plan in the form of a single lump sum payment or monthly, quarterly, semi-annual or annual installments.

New Employment Agreements.    New Haven Savings Bank and NewAlliance Bancshares each intend to enter into new employment agreements with Peyton R. Patterson, Merrill B. Blanksteen, Gail E. D. Brathwaite, Donald Chaffee, J. Edward Diamond, David H. Purcell and Diane Wishnafski in connection with the conversion and the acquisitions. The employment agreements are intended to ensure that New Haven Savings Bank and NewAlliance Bancshares will be able to maintain a stable and competent management base after the conversion. The continued success of New Haven Savings Bank and NewAlliance Bancshares depends to a significant degree on the skills and competence of their respective officers. New Haven Savings Bank currently has employment agreements with all of the foregoing and provide for an amendment to the agreement or a change of control payment in the event New Haven Savings Bank converts to capital stock form. The current agreements will be terminated and new employment agreements will be entered into in lieu of amending the existing agreements.

The employment agreements will provide for initial terms of two or three years (Ms. Patterson, Ms. Brathwaite and Mr. Blanksteen will have agreements with three year terms). The term of the employment agreements will be extended on an annual basis unless written notice of non-renewal is given by the Board of Directors of NewAlliance Bancshares or New Haven Savings Bank, provided, however, that the agreement cannot be extended beyond the executive’s 65th birthday. In addition, the employment agreements are not operative beyond the executive’s 65th birthday. The employment agreements provide that each executive’s base salary will be reviewed annually. In addition to the base salary, the employment agreements provide for participation in New Haven Savings Bank’s cash incentive plans, stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements also provide that New Haven Savings Bank and NewAlliance Bancshares will indemnify the executive to the fullest extent legally allowable. The employment agreements provide that if the executive is terminated other than for cause, death or disability or if the executive terminates his or her employment for certain specified circumstances as set forth in the agreements, he or she will receive on an installment basis an amount equal to the sum of the executive’s base salary at the date of termination and the greater of the average of the cash incentive compensation earned by the executive during the three calendar years immediately preceding the year in which the termination occurs or the executive’s target bonus under the Executive Incentive Plan (or such other short-term compensation plans that NewAlliance Bancshares and/or New Haven Savings Bank may adopt in the future) for the year in which the termination occurs multiplied by, with respect to Ms. Patterson, 3, and with respect to the other six executive officers, a fraction equal to either the remaining term of the agreement or 24 months, whichever is greater, divided by 365. In addition, the executive will receive the contributions that would have been made on the executive’s behalf to any employee benefit plan of New Haven Savings Bank or NewAlliance Bancshares during the same periods over which the severance benefits are being paid as described in the immediately preceding sentence (three years for Ms. Patterson and either the remaining term of the agreement or 24 months, whichever is greater, for the other executive officers). In addition, the executive will receive a pro rata portion of his or her target bonus under the Executive Incentive Plan (or such other short-term compensation plans that NewAlliance Bancshares and/or New Haven Savings Bank may adopt in the future) for the part of the calendar year that ends on the date of his or her termination. In addition, if Mesdames Patterson or Brathwaite or Mr. Blanksteen surrenders his or her shares of unvested restricted stock within 30 days of the termination of his or her employment, they will receive a lump sum payment equal to the fair market value of his or her shares of restricted stock. New Haven Savings Bank and NewAlliance Bancshares would also continue and/or pay for the executive’s life, health, dental and disability coverage for the period during which severance benefits are being provided. Upon termination of the executive, the executive must adhere to a non-competition restriction for the lesser of two years or the remaining term of the agreement. Such provision is not operative in the event the executive is terminated upon or subsequent to a change in control provided such termination is for reasons other than cause. Each employment agreement also provides that for two years after the executive’s termination for any reason, the executive agrees not to solicit New Haven Savings Bank’s customers or to solicit its employees to accept other employment. In addition, any compensation that the executive earns subsequent to the first year after termination through the end of the period for which severance benefits are to be provided will offset dollar for dollar the severance benefit obligations of NewAlliance Bancshares and New Haven Savings Bank. In addition, to the extent the officers obtain employment which provides substantially similar health and welfare benefits, the remaining health and welfare benefits due to the officer will be reduced.

Under the new employment agreements, if voluntary or involuntary termination follows a change in control of New Haven Savings Bank or NewAlliance Bancshares, the executive or, if the executive dies, his/her beneficiary, would be entitled to a severance payment calculated in substantially the same manner as described above except that the payments will be in a lump sum, will amount to three times the sum of the base salary and highest level of cash incentive compensation earned in any one of the three calendar years immediately preceding the year on which the date of termination occurs and will include the value of the contributions that would have been made on the executive’s behalf to any employee benefit plans of New Haven Savings Bank or NewAlliance Bancshares for a three year period after termination. The executive would also receive the pro rata portion of any cash incentive award as described above. In addition, Mesdames Patterson and Brathwaite and Mr. Blanksteen would receive the value of their stock benefits as described above and would also receive additional age and service credit under the terms of the New SERP in which they will be participants as previously described. New Haven Savings Bank and NewAlliance Bancshares would also continue and/or pay for the executive’s life, health, dental and disability coverage for three years. Mesdames Patterson and Brathwaite and Mr. Blanksteen would also be entitled to receive an additional tax indemnification payment if payments under the employment agreements or any other payments triggered liability under Section 280G of the Internal Revenue Code as an excise tax constituting “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed three times the executive’s average annual compensation over the five calendar years preceding the change in control. The excise tax equals 20% of the amount of the payment in excess of one times the executive’s average compensation over the preceding five calendar year period. With respect to the other four executives, in the event payments and benefits under the employment agreements, together with other payments and benefits the executives may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such payments would be reduced to an amount necessary to avoid such payments constituting parachute payments unless the amount they would receive without regard to the Section 280G limit, after taking into account the imposition of excise and income taxes, would be greater than the after tax amount of the amount of benefits permitted by Section 280G. If the executive is terminated in connection with a change in control, neither the non-competition provision nor the mitigation provision described above will apply.

In the event of a change in control, as defined in the employment agreements, of NewAlliance Bancshares the total payment that would be due under the seven employment agreements described above, based solely on the current annual compensation to be paid to such officers, and assuming the change in control occurs at the end of 2003, and the remaining term of the agreements at the time of the change in control is three years or two years, as the case may be, and excluding any tax indemnification payments or benefits under any employee benefit plan which may be payable, would be approximately $5.9 million, allocated as follows: Ms. Patterson—$1.8 million; Mr. Blanksteen—$870,000; Ms. Brathwaite—$795,000; Mr. Purcell—$702,000; Ms. Wishnafski—$627,000; Mr. Diamond—$450,000; and Mr. Chaffee—$675,000. Such payments may tend to discourage takeover attempts by increasing the costs to be incurred in the event of a takeover.

Change in Control Agreements.    Upon the completion of the conversion, NewAlliance Bancshares and New Haven Savings Bank intend to enter into two-year change in control agreements with Koon-Ping Chan and Paul A. McCraven, Senior Vice Presidents, neither of whom will be covered by an employment agreement. The terms of the change in control agreements will be renewed on an annual basis unless written notice of non-renewal is given by either NewAlliance Bancshares’ or New Haven Savings Bank’s Board of Directors. The change in control agreements will provide that in the event of a change in control of us, as defined, the officer, upon his voluntary (for good reason as defined in the agreement) or involuntary termination, would be entitled to receive a severance payment equal to two times the sum of the officer’s base salary in effect as of the date of termination and the highest level of the cash incentive compensation earned by him during any one of the three calendar years immediately preceding the calendar year in which the termination occurs. In addition, the officer will receive a pro rata portion of the officer’s target bonus under the Executive Incentive Plan (or such other short-term incentive compensation that NewAlliance Bancshares and/or New Haven Savings Bank may adopt in the future) that is applicable to the part of the calendar year that ends on the date of his termination of employment. New Haven Savings Bank will also maintain and provide, at no greater cost to the officer than he is currently paying, for his continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other similar employee benefit plans and arrangements for the period ending the earlier of the expiration of the remaining term of the change in control agreement or the date of the officer’s full-time employment with another employer pursuant to which he receives substantially similar benefits. In the event such continued participation is not possible, New Haven Savings Bank will pay the officer the value of such benefits. In addition, the officer must adhere to a one year non-solicitation provision.

In the event payments and benefits under the change in control agreements, together with other payments and benefits the officers may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such payments would be reduced to an amount necessary to avoid such payments constituting parachute payments. In the event of a change in control of NewAlliance Bancshares or New Haven Savings Bank, as defined, the total payments that would be due under the change in control agreements, based solely on the current annual compensation paid to the officers covered by such agreements and the highest level of cash incentive compensation earned during any one of the last three calendar years, and excluding any benefits under any employee benefit plan which may be payable, would be approximately $528,000, subject to reduction to the extent necessary to avoid such payments being deemed parachute payments.

Employee Severance Plan.    Upon consummation of the conversion, New Haven Savings Bank intends to establish the New Haven Savings Bank Employee Severance Plan, referred to as the severance plan, which will provide eligible employees with severance pay benefits in the event of a change in control, as defined, of New Haven Savings Bank or NewAlliance Bancshares. Generally, all salaried employees other than management personnel with employment agreements or change in control agreements will be eligible to participate in the severance plan. The severance plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the severance plan, in the event of a change in control, as defined, eligible employees who are terminated from or, in certain cases, terminate their employment (for reasons specified under the severance plan), will be entitled to receive a severance payment, the amount of such payment depending on the participant’s title as of the date of termination and the number of full years of service with New Haven Savings Bank. The participant will be entitled to a cash severance payment equal to between 1/26th and 1/13th of the participant’s annual compensation, depending on the participant’s title, for each full year of service with New Haven Savings Bank up to a maximum of 150% of annual compensation for Vice Presidents and above, 100% for other officers and 50% for employees who are not officers. The minimum payment for participants who are Vice Presidents or higher is 50% of their annual compensation (whether or not they have been employed for a full year). The definition of annual compensation is the aggregate base salary and cash incentive compensation earned by the employee during the calendar year immediately preceding the calendar year in which the date of termination occurs. In addition, New Haven Savings Bank will also maintain and provide officers participating in the severance plan, at no greater cost to the officer then he or she is currently paying, for his or her continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other similar employee benefit plans and arrangements for the period ending the earlier of the expiration of the severance period (which is either 18 or 12 months depending on the officer’s title) or the date of the officer’s full-time employment with another employer pursuant to which he or she receives substantially similar benefits. In the event such continued participation is not possible, New Haven Savings Bank will pay the officer the value of such benefits.

Future Benefit Plans

Employee Stock Ownership Plan.    NewAlliance Bancshares has established an employee stock ownership plan for its and New Haven Savings Bank’s employees in connection with the conversion. Employees, other than those paid solely on a retainer or fee basis, who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 20 1/2 are eligible to participate in NewAlliance Bancshares’ employee stock ownership plan.

As part of the conversion, the employee stock ownership plan intends to purchase up to 5% of the common stock issued in the offering, including the shares to be contributed to the NewAlliance Foundation (4,656,250 shares or 5,324,688 shares based on the maximum and 15% above the maximum of the offering range, respectively) as well as to purchase additional shares of common stock up to 2% of the stock issued in the offering, including the shares to be contributed to the

NewAlliance Foundation, in the open market after completion of the conversion (for an aggregate of up to 7% of the shares issued in the offering plus the shares contributed to the NewAlliance Foundation). NewAlliance Bancshares anticipates that the employee stock ownership plan will borrow from NewAlliance Bancshares to fund these purchases. In the event that shares issued in the offering are at the low end of the offering range, NewAlliance Bancshares will borrow the needed funds for the employee stock ownership plan from a third party lender. If needed, it is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the NewAlliance Bancshares employee stock ownership plan. The loan from NewAlliance Bancshares to the employee stock ownership plan will be repaid principally from New Haven Savings Bank’s contributions to the employee stock ownership plan over a period of 30 years and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan from NewAlliance Bancshares will be fixed and is expected to be at New Haven Savings Bank’s prime rate at the date the loan is entered into with the employee stock ownership plan. New Haven Savings Bank also intends to use matching contributions made with respect to the employee stock ownership plan participants’ 401(k) plan contribution to satisfy the loan obligation. NewAlliance Bancshares may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by NewAlliance Bancshares or upon the sale of treasury shares by NewAlliance Bancshares. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from NewAlliance Bancshares or from New Haven Savings Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the NewAlliance Bancshares employee stock ownership plan will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Upon the completion of seven years of service, the account balances of participants within the employee stock ownership plan, other than those related to the 401(k) plan match, will become 100% vested. Credit is given for years of service with New Haven Savings Bank prior to adoption of the employee stock ownership plan. In the event of a “change of control”, as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

It is currently expected that an independent corporate trustee will be appointed by NewAlliance Bancshares to serve as the trustee of the NewAlliance Bancshares employee stock ownership plan. Under the terms of the NewAlliance Bancshares employee stock ownership plan, the trustee must generally vote all allocated shares held in the employee stock ownership plan in accordance with the instructions from the participating employees, and unallocated shares will generally be voted in the same manner as the majority of the allocated shares for which instructions are given are voted, in each case subject to the requirements of applicable law and the fiduciary duties of the trustee.

Generally accepted accounting principles require that any third party borrowing by the NewAlliance Bancshares employee stock ownership plan be reflected as a liability on NewAlliance Bancshares’ balance sheet. If the employee stock ownership plan borrows the necessary funds from NewAlliance Bancshares, the loan will not be treated as a liability but instead will be excluded from shareholders’ equity. If the employee stock ownership plan purchases newly issued shares from NewAlliance Bancshares, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

NewAlliance Bancshares’ employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the Internal Revenue Service and the Department of Labor.

Transactions With Directors And Executive Officers

Federal law and regulation generally require that all loans or extensions of credit to Directors and executive officers must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit Directors and executive officers to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the Director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to Directors and executive officers, which loans are on substantially the same terms as those prevailing at the time for comparable transactions with the general public. These loans do not involve more than the normal risk of repayment or present other unfavorable features.

Compensation Committee Interlocks And Insider Participation

The members of the Compensation Committee during the fiscal year ending March 31, 2003 were John F. Croweak, Julia M. McNamara and Joseph A. Zaccagnino, with Mr. Zaccagnino as Chairman. Mr. Grossi has since joined the Committee and is serving as its Chairman.

No person who served as a member of the Compensation Committee during the fiscal year ending March 31, 2003 was a current or former officer or employee of New Haven Savings Bank or NewAlliance Bancshares or engaged in certain transactions with New Haven Savings Bank or NewAlliance Bancshares that are required to be disclosed by SEC regulations. Additionally, there were no compensation committee “interlocks” during the fiscal year ending March 31, 2003, which generally means that no executive officer of New Haven Savings Bank served as a director or member of the compensation committee of another entity, one of whose executive officers served as a Director or member of the Compensation Committee.

PURCHASES BY NEW HAVEN SAVINGS BANK MANAGEMENT IN THE OFFERING

The following table sets forth information regarding intended common stock purchases by each of the Directors and executive officers of New Haven Savings Bank and their associates, and by all Directors and executive officers as a group, assuming the availability of shares. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the employee stock ownership plan. The Directors and executive officers have indicated their intention to purchase in the offering an aggregate of $3.4 million of common stock, less than one percent of the number of shares to be sold in the offering.

Directors(1)	Aggregate Purchase Price	Number of Shares
Roxanne J. Coady	$100,000	10,000
John F. Croweak	$100,000	10,000
Richard J. Grossi	$100,000	10,000
Robert J. Lyons, Jr.	$100,000	10,000
Julia M. McNamara	$250,000	25,000
Peyton R. Patterson	$500,000	50,000
Gerald B. Rosenberg	$200,000	20,000
Robert N. Schmalz	$100,000	10,000
Cornell Scott	$10,000	1,000
Nathaniel D. Woodson	$600,000	60,000
Joseph A. Zaccagnino	$250,000	25,000

Executive Officers Who Are Not Directors
Merrill B. Blanksteen	$200,000	20,000
Gail E.D. Brathwaite	$200,000	20,000
Donald T. Chaffee	$200,000	20,000
Koon-Ping Chan	$200,000	20,000
J. Edward Diamond	$100,000	10,000
Paul A. McCraven	$30,000	3,000
David H. Purcell	$100,000	10,000
Diane L. Wishnafski	$50,000	5,000

All Directors and Executive Officers as a Group	$3,390,000	339,000

(1)	In addition, Joseph H. Rossi, President and Chief Executive Officer of Alliance, who will become a Director of New Haven Savings Bank and NewAlliance Bancshares following the Alliance acquisition, expects to acquire 433,352 shares of NewAlliance Bancshares as merger consideration for the exchange of his Alliance stock in connection with the Alliance acquisition.

BUSINESS OF CONNECTICUT BANCSHARES

General.    Connecticut Bancshares, a Delaware corporation, was organized in October 1999 for the purpose of becoming the holding company for Savings Bank of Manchester upon the conversion of Savings Bank of Manchester’s former parent holding company, Connecticut Bankshares, M.H.C., from a mutual to stock form of organization. That conversion was completed on March 1, 2000. In connection with that conversion, Connecticut Bancshares sold 10,400,000 shares of its common stock, par value $0.01 per share at a purchase price of $10.00 per share, to depositors of Savings Bank of Manchester in a subscription offering. In addition, Connecticut Bancshares issued an additional 832,000 shares, representing 8.00% of the shares sold in the subscription offering, to SBM Charitable Foundation, Inc., a charitable foundation established by Savings Bank of Manchester. Connecticut Bancshares does not transact any material business other than through Savings Bank of Manchester. Connecticut Bancshares used 50% of the net proceeds from the March 1, 2000 conversion to buy all of the common stock of Savings Bank of Manchester and retained the remaining 50% which was primarily invested in fixed income securities.

On August 31, 2001, Connecticut Bancshares acquired First Federal Savings and Loan Association of East Hartford for $106.3 million in cash. Immediately after the completion of the acquisition, First Federal was merged into Savings Bank of Manchester. The results of First Federal are included in the historical results of Connecticut Bancshares subsequent to August 31, 2001.

Savings Bank of Manchester was founded in 1905 as a Connecticut-chartered mutual savings bank. In 1996, Savings Bank of Manchester converted to stock form as part of a mutual holding company formation. Savings Bank of Manchester is regulated by the Connecticut Banking Commissioner and the Federal Deposit Insurance Corporation. Savings Bank of Manchester’s deposits are insured to the maximum allowable amount by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. Savings Bank of Manchester is a member of the Federal Home Loan Bank (“FHLB”) system.

Connecticut Bancshares is a savings association that accepts retail deposits from the general public in the areas surrounding its 28 full-service banking offices and uses those funds, together with funds generated from operations and borrowings, to originate residential mortgage loans, commercial loans and consumer loans, primarily home equity loans and lines of credit. Connecticut Bancshares primarily retains in its portfolio loans that it originates for investment. However, Connecticut Bancshares also sells loans, primarily fixed-rate mortgage loans, in the secondary market, while generally retaining the servicing rights. Connecticut Bancshares also invests in mortgage-backed securities, debt and equity securities and other permissible investments. Connecticut Bancshares’ revenues are derived principally from the generation of interest and fees on loans originated and, to a lesser extent, interest and dividends on investment and mortgage-backed securities. Connecticut Bancshares’ primary sources of funds are deposits, principal and interest payments on loans and investments and mortgage-backed securities and advances from the FHLB of Boston.

Connecticut Bancshares’ internet website is www.sbmct.com. Connecticut Bancshares makes available free of charge on or through its website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after Connecticut Bancshares electronically files such material with, or furnishes it to, the Securities and Exchange Commission.

Market Area

Connecticut Bancshares is headquartered in Manchester, Connecticut in Hartford County. Connecticut Bancshares’ primary deposit gathering and lending areas are concentrated in the communities surrounding its 28 banking offices located in Hartford, Tolland and Windham Counties.

Hartford County is located in central Connecticut approximately two hours from both Boston and New York City and contains the City of Hartford. The region serves as the governmental and as a financial center of Connecticut. Hartford County has a diversified mix of industry groups, including insurance and financial services, manufacturing, service, government and retail. The major employers in the area include several prominent international and national insurance and manufacturing companies, such as Aetna, Inc., The Hartford Financial Services Group, Inc., United Technologies Corp., and The Stanley Works, as well as many regional banks and the Connecticut state government.

Competition

Connecticut Bancshares faces intense competition in attracting deposits and loans in its primary market area. Historically, Connecticut Bancshares’ most direct competition for deposits came from the several commercial and savings banks operating in its primary market area and, to a lesser extent, from other financial institutions, such as brokerage firms, credit unions and insurance companies. Although these entities continue to provide a source of competition for deposits, Connecticut Bancshares faces increasingly significant competition for deposits from the mutual fund industry as customers seek alternative sources of investment for their funds. Connecticut Bancshares must also compete for investors’ funds which may be used to purchase short-term money market securities and other corporate and government securities. While Connecticut Bancshares faces competition for loans from the significant number of traditional financial institutions, primarily savings banks and commercial banks in its market area, its most significant competition comes from other financial services providers, such as the mortgage companies and mortgage brokers operating in its primary market area. Additionally, Connecticut Bancshares faces increased competition as a result of regulatory actions and legislative changes, most notably the enactment of the Financial Services Modernization Act of 1999. These changes have eased, and likely will continue to ease, restrictions on interstate banking and entry into the financial services market by non-depository and non-traditional financial services providers, including insurance companies, securities brokerage and underwriting firms, and specialty financial services companies such as Internet-based providers.

Lending Activities

General.    The types of loans that Savings Bank of Manchester may originate are limited by federal and state laws and regulations. Interest rates charged by Savings Bank of Manchester on loans are affected principally by Savings Bank of Manchester’s current asset/liability strategy, the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by general and economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

Loan Portfolio Analysis.    The following tables set forth the composition of Connecticut Bancshares’ loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

	At September 30,
	2003		2002
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real estate loans:
One- to four-family	$996,319	58.8%	$893,037	58.2%
Construction(1)	65,922	3.9	83,531	5.4
Commercial and multi-family	308,611	18.2	261,593	17.0

Total real estate loans	1,370,852	80.9	1,238,161	80.6

Commercial loans	184,874	10.9	176,080	11.5

Consumer loans:
Home equity lines of credit	63,703	3.8	41,284	2.7
Other	75,244	4.4	79,817	5.2

Total consumer loans	138,947	8.2	121,101	7.9

Total loans	1,694,673	100.0%	1,535,342	100.0%

Allowance for loan losses	(16,487)		(15,344)

Total loans, net	$1,678,186		$1,519,998

(1)	Includes construction to permanent residential and commercial real estate loans.

	At December 31,
	2002		2001		2000		1999		1998
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real estate loans:
One- to four-family	$907,188	58.3%	$841,895	58.6%	$586,536	58.2%	$544,732	57.4%	$464,623	56.9%
Construction(1)	64,182	4.1	76,551	5.3	32,590	3.3	40,690	4.3	35,860	4.4
Commercial and multi-family	275,818	17.7	231,644	16.1	162,411	16.1	155,085	16.3	131,717	16.1

Total real estate loans	1,247,188	80.1	1,150,090	80.0	781,537	77.6	740,507	78.0	632,200	77.4

Commercial loans	180,612	11.6	166,314	11.6	146,360	14.5	134,637	14.2	114,650	14.0

Consumer loans:
Home equity lines of credit	43,958	2.8	35,592	2.5	27,203	2.7	23,019	2.4	21,605	2.6
Other	84,981	5.5	84,375	5.9	52,358	5.2	50,794	5.4	48,917	6.0

Total consumer loans	128,939	8.3	119,967	8.4	79,561	7.9	73,813	7.8	70,522	8.6

Total loans	1,556,739	100.0%	1,436,371	100.0%	1,007,458	100.0%	948,957	100.0%	817,372	100.0%

Allowance for loan losses	(16,172)		(15,228)		(11,694)		(10,617)		(10,585)

Total loans, net	$1,540,567		$1,421,143		$995,764		$938,340		$806,787

(1)	Includes construction to permanent residential and commercial real estate loans.

One- to Four-Family Real Estate Loans.    Savings Bank of Manchester’s primary lending activity is to originate loans secured by one- to four-family residences located in its primary market area. Of the one- to four-family loans outstanding at September 30, 2003, approximately 76.2% were fixed-rate mortgage loans and 23.8% were adjustable-rate loans.

Savings Bank of Manchester originates fixed-rate fully amortizing loans with maturities ranging between 10 and 30 years. Savings Bank of Manchester’s management establishes the loan interest rates based on market conditions. Savings Bank of Manchester offers mortgage loans that conform to FNMA and FHLMC guidelines, as well as jumbo loans, which are presently loans in amounts over $322,700. Fixed-rate conforming loans are generally originated to be held in Savings Bank of Manchester’s portfolio. However, Savings Bank of Manchester may sell such loans from time to time. Savings Bank of Manchester’s management periodically determines whether or not to sell loans based on changes in prevailing market interest rates. Loans that are sold are generally sold to Freddie Mac, with the servicing rights retained.

Savings Bank of Manchester also offers adjustable-rate mortgage loans, with an interest rate based on the one year Constant Maturity Treasury index, which is adjusted annually at the outset of the loan or which is adjusted annually after a three or five year initial fixed period and with terms of up to 30 years. Interest rate adjustments on such loans are limited to no more than 2% during any adjustment period and 6% over the life of the loan. Adjustable-rate loans may possess a conversion option, whereby the borrower may opt to convert the loan to a fixed interest rate after a predetermined period of time, generally within the first 60 months of the loan term.

Adjustable-rate mortgage loans help reduce Savings Bank of Manchester’s exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by borrowers. It is possible that during periods of rising interest rates the risk of default on adjustable-rate mortgage loans may increase as a result of repricing and the increased payments required to be paid by borrowers. In addition, although adjustable-rate mortgage loans allow Savings Bank of Manchester to adjust the sensitivity of its asset base to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations, Savings Bank of Manchester has no assurance that yields on adjustable-rate mortgage loans will be sufficient to offset increases in Savings Bank of Manchester’s cost of funds during periods of rising interest rates.

Savings Bank of Manchester underwrites fixed-rate and variable-rate one- to four-family residential mortgage loans with loan-to-value ratios of up to 97% and 95%, respectively, provided that a borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value or sales price, whichever is less, of the secured property. Savings Bank of Manchester also requires that fire, casualty, title, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans made by Savings Bank of Manchester. An independent licensed appraiser generally appraises all properties.

In an effort to provide financing for moderate income and first-time home buyers, Savings Bank of Manchester offers FHA (Federal Housing Authority) and CHFA (Connecticut Housing Finance Authority) loans and has its own First-Time Home Buyer loan program. These programs offer residential mortgage loans to qualified individuals. These loans are offered with adjustable- and fixed-rates of interest and terms of up to 30 years. Such loans may be secured by one- to four-family residential property, in the case of FHA and CHFA loans, and must be secured by a single-family owner-occupied unit in the case of First-Time Home Buyer loans. All of these loans are originated using modified underwriting guidelines. FHA loans are closed in the name of Savings Bank of Manchester and immediately sold in the secondary market to Countrywide Mortgage Company with the loan servicing rights released. CHFA loans are immediately assigned after closing to the Connecticut Housing Finance Authority with servicing rights retained by Savings Bank of Manchester. Countrywide Mortgage and CHFA establish their respective rates and terms upon which such loans are offered. First-Time Home Buyer loans are offered with a discounted interest rate (approximately 50 basis points) and usually with no application or loan origination fees. All such loans are originated in amounts of up to 97% of the lower of the property’s appraised value or the sale price. Private mortgage insurance is required on all such loans.

Savings Bank of Manchester also offers to its full-time employees who satisfy certain criteria and the general underwriting standards of Savings Bank of Manchester fixed and adjustable-rate mortgage loans with reduced interest rates, which are currently 50 to 100 basis points below the rates offered to Savings Bank of Manchester’s other customers. The Employee Mortgage Rate is limited to the purchase, construction or refinancing of an employee’s owner-occupied residence. The Employee Mortgage Rate normally ceases upon termination of employment or if the property no longer is the employee’s residence. Upon termination of the Employee Mortgage Rate, the interest rate reverts to the contract rate in effect at the time that the loan was extended. All other terms and conditions contained in the original mortgage and note continue to remain in effect. As of September 30, 2003 Savings Bank of Manchester had $17.1 million of Employee Mortgage Rate loans, or 1.0% of total loans.

Construction Loans.    Savings Bank of Manchester originates construction loans to individuals for the construction and acquisition of personal residences. At September 30, 2003 the unadvanced portion of construction loans totaled $18.5 million.

Savings Bank of Manchester’s residential construction loans generally provide for the payment of interest only during the construction phase, which is usually twelve months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Loans can be made with a maximum loan-to-value ratio of 90%, provided that the borrower obtains private mortgage insurance on the loan if the loan balance exceeds 80% of the appraised value or sales price, whichever is less, of the secured property. Construction loans to individuals are generally made on the same terms as Savings Bank of Manchester’s one- to four-family mortgage loans.

Before making a commitment to fund a residential construction loan, Savings Bank of Manchester requires an appraisal of the property by an independent licensed appraiser. Savings Bank of Manchester also reviews and inspects each property before disbursing any funds during the term of the construction loan. Loan proceeds are disbursed after each inspection based on the percentage-of-completion method.

Savings Bank of Manchester also originates residential development loans primarily to finance the construction of single-family homes and subdivisions. At September 30, 2003 residential development loans totaled $39.5 million, or 2.3%, of Savings Bank of Manchester’s total loans. These loans are generally offered to experienced builders with whom Savings Bank of Manchester has an established relationship. Residential development loans are typically offered with terms of up to 24 months. The maximum loan-to-value limit applicable to these loans is 80% for contract sales and 75% for speculative properties. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspection by an approved appraiser of Savings Bank of Manchester warrants.

Savings Bank of Manchester also makes construction loans for commercial development projects. The projects include multi-family, apartment, industrial, retail and office buildings. These loans generally have an interest-only phase during construction and then convert to permanent financing. Disbursement of funds are at the sole discretion of Savings Bank of Manchester and are based on the progress of construction. The maximum loan-to-value limit applicable to these loans is 80%. At September 30, 2003 commercial construction loans totaled $8.5 million, or 0.5%, of total loans.

Savings Bank of Manchester also originates land loans to local contractors and developers for the purpose of improving the property, or for the purpose of holding or developing the land for sale. Such loans are secured by a lien on the property, are limited to 70% of the lower of the acquisition price or the appraised value of the land and have a term of up to two years with a floating interest rate based on Savings Bank of Manchester’s internal base rate. Savings Bank of Manchester’s land loans are generally secured by property in its primary market area. Savings Bank of Manchester requires title insurance and, if applicable, an environmental site assessment.

Construction and development financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, Savings Bank of Manchester may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value proves to be inaccurate, Savings Bank of Manchester may be confronted with a project, when completed, having a value which is insufficient to assure full repayment.

Commercial and Multi-Family Real Estate Loans.    Savings Bank of Manchester originates multi-family and commercial real estate loans that are generally secured by five or more unit apartment buildings and properties used for business purposes such as small office buildings, industrial facilities or retail facilities primarily located in Savings Bank of Manchester’s primary market area. Savings Bank of Manchester’s multi-family and commercial real estate underwriting policies provide that such real estate loans may be made in amounts of up to 80% of the appraised value of the property provided such loan complies with Savings Bank of Manchester’s loans-to-one-borrower limit, which at September 30, 2003 was $37.8 million. Savings Bank of Manchester’s multi-family and commercial real estate loans are made with terms of up to 20 years and are offered with fixed interest rates as well as interest rates that adjust periodically which are generally indexed to the Federal Home Loan Bank Advance rates with a comparable term or repricing period. In reaching its decision on whether to make a multi-family or commercial real estate loan, Savings Bank of Manchester considers the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. In addition, with respect to commercial real estate rental properties, Savings Bank of Manchester will also consider the term of the lease and the quality of the tenants. Savings Bank of Manchester has generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental surveys are generally required for commercial real estate loans. Generally, multi-family and commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals.

Loans secured by multi-family and commercial real estate properties generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family and commercial real estate properties often depend on the successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. Savings Bank of Manchester tries to minimize these risks through its underwriting standards.

Commercial Loans.    Savings Bank of Manchester makes commercial business loans primarily in its market area to a variety of professionals, sole proprietorships and businesses. Savings Bank of Manchester offers a variety of commercial lending products, including term loans for fixed assets and working capital, revolving lines of credit, letters of credit, and Small Business Administration guaranteed loans. The maximum amount of a commercial business loan is limited by Savings Bank of Manchester’s loans-to-one-borrower limit which at September 30, 2003 was $37.8 million. Term loans are generally offered with initial fixed rates of interest for one to five years and with terms of up to ten years. Business lines of credit have adjustable rates of interest and are payable on demand, subject to annual review and renewal. Business loans with variable rates of interest adjust on a daily basis and are indexed to Savings Bank of Manchester’s base rate. At September 30, 2003 Savings Bank of Manchester had $72.3 million of unadvanced commercial lines of credit.

When making commercial business loans, Savings Bank of Manchester considers the financial statements of the borrower, Savings Bank of Manchester’s lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral. Commercial business loans are generally secured by a variety of collateral, primarily accounts receivable, inventory and equipment, and are supported by personal guarantees. Depending on the collateral used to secure the loans, commercial loan relationships are made in amounts of up to 90% of the value of the collateral securing the loan. Savings Bank of Manchester generally does not make unsecured commercial loans.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans.    Savings Bank of Manchester offers a variety of consumer loans, including second mortgage loans and home equity lines of credit, both of which are secured by owner-occupied one- to four-family residences. At September 30, 2003 second mortgage loans and equity lines of credit totaled $109.8 million, or 6.5%, of Savings Bank of Manchester’s total loans and 79.0% of consumer loans. Additionally, at September 30, 2003 the unadvanced amounts of home equity lines of credit totaled $64.9 million. The underwriting standards employed by Savings Bank of Manchester for second mortgage loans and equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. Home equity lines of credit have adjustable rates of interest which are indexed to the prime rate as reported in The Wall Street Journal. Interest rate adjustments on home equity lines of credit are limited to no more than a maximum of 17%. Generally, the maximum loan-to-value ratio on home equity lines of credit is 90%. A home equity line of credit may be drawn down by the borrower for a period of 10 years from the date of the loan agreement. During this period, the borrower has the option of paying, on a monthly basis, either principal and interest or only the interest. The borrower has to pay back the amount outstanding under the line of credit at the end of a 20-year period. Savings Bank of Manchester offers fixed- and adjustable-rate second mortgage loans with terms up to 20 years. The loan-to-value ratios of both fixed-rate and adjustable-rate home equity loans are generally limited to 90%.

Savings Bank of Manchester offers fixed-rate automobile loans through local dealerships for new or used vehicles with terms of up to 72 months and loan-to-value ratios of the lesser of the purchase price or the retail value shown in the NADA Used Car Guide. At September 30, 2003, automobile loans totaled $14.3 million, or 0.8%, of Savings Bank of Manchester’s total loans and 10.3% of consumer loans. For the nine months ended September 30, 2003 and 2002, Savings Bank of Manchester purchased $2.4 million and $4.0 million, respectively of automobile loans from local dealerships.

Other consumer loans at September 30, 2003 amounted to $14.8 million, or 0.9%, of Savings Bank of Manchester’s total loans and 10.7% of consumer loans. These loans include unsecured personal loans, collateral loans, credit card loans and education loans. Unsecured personal loans generally have a fixed-rate, a maximum borrowing limitation of $25,000 and a maximum term of five years. Collateral loans are generally secured by a passbook account, a certificate of deposit or marketable securities.

Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loans to One Borrower.    The maximum amount that Savings Bank of Manchester may lend to one borrower is limited by statute. At September 30, 2003 Savings Bank of Manchester’s statutory limit on loans to one borrower was $37.8 million. At that date, Savings Bank of Manchester’s largest relationship was $17.5 million. The loan was performing according to its terms as of September 30, 2003.

Maturity of Loan Portfolio.    The following table shows the remaining contractual maturity of Connecticut Bancshares’ total loans at September 30, 2003, excluding the effect of prepayments.

	At September 30, 2003
	One-to four-family	Construction(1)	Commercial and multi- family real estate	Commercial	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$195	$23,577	$6,974	$36,334	$2,499	$69,579
After one year:
More than one year to three years	1,910	17,772	2,380	35,979	11,025	69,066
More than three years to five years	4,284	953	7,236	35,658	19,635	67,766
More than five years to 10 years	46,306	2,382	73,591	43,984	26,126	192,389
More than 10 years to 15 years	348,400	750	75,808	15,640	17,471	458,069
More 15 years	595,224	20,488	142,622	17,279	62,191	837,804

Total amounts due	$996,319	$65,922	$308,611	$184,874	$138,947	$1,694,673

(1)	Includes construction to permanent residential and commercial real estate loans.

The following table sets forth at September 30, 2003 the dollar amount of loans contractually due after September 30, 2004 and whether such loans have fixed interest rates or adjustable interest rates. Adjustable rate loans in the table below refer to loans in which the interest rate is subject to adjustment prior to the loan’s final maturity dates.

	Due After September 30, 2004
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One-to four-family	$759,620	$236,504	$996,124
Construction (1)	14,509	27,836	42,345
Commercial and multi-family	39,141	262,496	301,637

Total real estate loans	813,270	526,836	1,340,106
Commercial loans	55,780	92,760	148,540
Consumer loans	68,434	68,014	136,448

Total loans	$937,484	$687,610	$1,625,094

(1)	Includes construction to permanent residential and commercial real estate loans.

The average life of a loan is substantially less than its contractual term because of prepayments. In addition, due-on-sale clauses on loans generally give Savings Bank of Manchester the right to declare loans immediately due and payable if, among other things, the borrower sells the real property with the mortgage and the loan is not repaid. The average life of a mortgage loan tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, tends to decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates.

Loan Approval Procedures and Authority.    Savings Bank of Manchester’s lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by Savings Bank of Manchester’s Board of Directors and management. Savings Bank of Manchester’s policies and loan approval limits are established by management and are approved by the Board of Directors. The Board of Directors has designated certain individuals of Savings Bank of Manchester and certain branch managers to consider and approve loans within their designated authority.

All one- to four-family mortgage loans secured by the borrower’s primary residence in amounts of up to $500,000 and all residential construction and second mortgage loans and home equity lines of credit in amounts of up to $250,000 may be approved by a designated individual. All second mortgage loans and home equity lines of credit in excess of $250,000 and up to $500,000 require the approval of Savings Bank of Manchester’s loan committee. All residential and residential construction loans in excess of $500,000 require the approval of Savings Bank of Manchester’s loan committee. All residential loans in excess of $1.0 million require the approval of the Executive Committee of the Board of Directors.

All commercial loans, including commercial real estate loans, multifamily loans, commercial construction and development loans and commercial business loans in amounts of up to $500,000 may be approved by any two of the designated individuals with the appropriate authority. All commercial loans in excess of $500,000 require the approval of Savings Bank of Manchester’s loan committee; and all commercial loans where an individual loan is in excess of $1.0 million or the aggregate indebtedness exceeds $3.0 million require the approval of the Executive Committee of the Board of Directors.

With regard to consumer loans, automobile loans in amounts of up to $50,000 and unsecured personal loans in amounts of up to $25,000 may be approved by either one or two of the designated individuals depending on the credit score; automobile loans in excess of $50,000 and unsecured personal loans in excess of $25,000 must be approved by Savings Bank of Manchester’s loan committee. Collateral loans of up to $25,000 may be approved by any branch manager.

Loan Originations, Purchases and Sales.    Savings Bank of Manchester’s lending activities are conducted by its salaried and commissioned loan personnel and through non-bank third-party correspondents. Currently, Savings Bank of Manchester uses 16 loan originators who solicit and originate mortgage loans on behalf of Savings Bank of Manchester. These loan originators accounted for approximately 75% of the adjustable-rate and fixed-rate mortgage loans originated by Savings Bank of Manchester in the nine months ended September 30, 2003. Loan originators are compensated by a commission that is based on product, mortgage type, and new or existing customer relationship. The commission currently ranges from 20 to 60 basis points of the loan amount. All loans originated by the loan originators are underwritten in conformity with Savings Bank of Manchester’s loan underwriting policies and procedures. At September 30, 2003 Savings Bank of Manchester serviced $85.4 million of loans for others.

From time to time when market conditions are favorable, Savings Bank of Manchester will purchase loans, primarily secured by one- to four-family residential properties located outside of Savings Bank of Manchester’s primary market area, usually in Fairfield County, Connecticut or in Massachusetts. Purchased loans are underwritten according to Savings Bank of Manchester’s own underwriting criteria and procedures and are generally purchased without the accompanying servicing rights. Amounts outstanding related to loan purchases totaled $18.3 million at September 30, 2003.

Substantially all of Savings Bank of Manchester’s adjustable-rate mortgage loans are originated for inclusion in Savings Bank of Manchester’s loan portfolio. Historically, Savings Bank of Manchester originated fixed-rate mortgage loans for sale in the secondary market. However, since 1998 and due to the low demand for adjustable-rate mortgage loans, Savings Bank of Manchester has retained for its portfolio a significant portion of fixed-rate mortgage loans. Sales are generally to Freddie Mac, with servicing rights retained. Loan sale decisions are made by Savings Bank of Manchester’s management and are generally based on prevailing market interest rates and Savings Bank of Manchester’s loan-to-asset ratio.

The following tables present Connecticut Bancshares’ loan activity during the periods indicated.

	For the Nine Months Ended September 30,
	2003	2002
	(In thousands)
Loans at beginning of year	$1,556,739	$1,436,371

Originations:
Real estate:
One- to four- family	316,463	186,926
Construction(1)	81,519	88,271
Commercial and multi-family	44,872	39,514

Total real estate loans	442,854	314,711
Commercial	79,019	82,031
Consumer	65,545	45,486

Total loans originated	587,418	442,228
Amortization of fair market adjustment for loans acquired from First Federal	(599)	(981)

Total loans originated, net of amortization of fair market adjustment for loans acquired from First Federal	586,819	441,247

Deduct:
Principal loan repayments and prepayments	444,309	336,977
Loan sales	3,362	3,947
Charge-offs	900	1,261
Transfers to other real estate owned	314	91

Total deductions	448,885	342,276

Net increase in loans	137,934	98,971

Loans at end of period	$1,694,673	$1,535,342

	For the Years Ended December 31,
	2002	2001	2000
	(In thousands)
Loans at beginning of year	$1,436,371	$1,007,458	$948,957

Originations:
Real estate:
One- to four-family	287,281	226,876	81,722
Construction(1)	111,845	90,364	53,376
Commercial and multi-family	60,746	51,381	15,915

Total real estate loans	459,872	368,621	151,013
Commercial	115,261	110,032	93,537
Consumer	70,408	45,818	35,485

Total loans originated	645,541	524,471	280,035
Loans acquired from First Federal	—	279,956	—
Fair market adjustment for loans acquired from First Federal	—	4,699	—
Amortization of fair market adjustment for loans acquired from First Federal	(1,213)	(497)	—
Loans purchased	—	—	27,337

Total loans originated and purchased, net of amortization of fair market adjustment for loans acquired from First Federal	644,328	808,629	307,372

Deduct:
Principal loan repayments and prepayments	517,887	371,305	228,245
Loan sales	4,201	6,976	19,989
Charge-offs	1,781	1,131	433
Transfers to other real estate owned	91	304	204

Total deductions	523,960	379,716	248,871

Net increase in loans	120,368	428,913	58,501

Loans at end of year	$1,556,739	$1,436,371	$1,007,458

(1)	Includes construction to permanent residential and commercial real estate loans.

Loan Commitments.    Savings Bank of Manchester issues loan commitments to prospective borrowers on the condition that certain events occur. Commitments are made in writing on specified terms and conditions and are generally honored for up to 60 days from approval. At September 30, 2003, Savings Bank of Manchester had loan commitments and unadvanced loans and lines of credit totaling $252.2 million.

Loan Fees.    In addition to interest earned on loans, Savings Bank of Manchester receives income from fees derived from loan originations, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period depending upon the volume and type of loans made and competitive conditions. On loans originated by third-party originators, Savings Bank of Manchester may pay a premium to compensate an originator for loans where the borrower is paying a higher rate on the loan.

Savings Bank of Manchester charges loan origination fees which are calculated as a percentage of the amount borrowed. As required by applicable accounting principles, loan origination fees, discount points and certain loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. At September 30, 2003, Savings Bank of Manchester had $1.3 million of net deferred loan fees. Savings Bank of Manchester amortized approximately $151,000 and $28,000 of net deferred loan fees during the nine months ended September 30, 2003 and September 30, 2002, respectively.

Nonperforming Assets, Delinquencies and Impaired Loans.    All loan payments are due on the first day of each month. When a borrower fails to make a required loan payment, Savings Bank of Manchester attempts to cure the deficiency by contacting the borrower and seeking the payment. A late notice is mailed on the 16th day of the month. In most cases, deficiencies are cured promptly. If a delinquency continues beyond the 30th day of the month, the account is referred to an in-house collector. Savings Bank of Manchester generally prefers to work with borrowers to resolve problems, but Savings Bank of Manchester will institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

On a monthly basis, Savings Bank of Manchester’s management informs its Board of Directors of the amount of loans delinquent for more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that Savings Bank of Manchester owns. Savings Bank of Manchester ceases accruing interest on mortgage loans when principal or interest payments are delinquent 90 days or more unless Savings Bank of Manchester’s management determines that the loan principal and interest is fully secured and in the process of collection. Once the accrual of interest on a loan is discontinued, all interest previously accrued is reversed against current period interest income once Savings Bank of Manchester’s management determines that interest is uncollectible.

On January 1, 1995, Savings Bank of Manchester adopted SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118 “Accounting by Creditors for Impairment of a Loan—an amendment to SFAS No. 114.” At September 30, 2003 and 2002, Savings Bank of Manchester had a recorded investment in impaired loans of $2.1 million and $9.8 million, respectively, for which an additional allowance for loan losses of $55,000 and $171,000, respectively, was required.

At September 30, 2003, Savings Bank of Manchester’s largest nonperforming loan was a commercial real estate loan with a balance of $286,000. The nonperforming loan is secured by an industrial building in central Connecticut.

The following tables set forth information regarding Connecticut Bancshares’ nonperforming loans and other real estate owned at the dates indicated.

	At September 30,
	2003	2002
	(Dollars in thousands)
Nonperforming loans(1):
One- to four-family real estate	$515	$1,063
Construction mortgages	—	2,393
Commercial and multi-family real estate	286	998
Commercial	1,006	5,157
Consumer	244	233

Total nonperforming loans	2,051	9,844
Other real estate owned	112	—

Total nonperforming assets	$2,163	$9,844

Total nonperforming loans as a percentage of total loans	0.12%	0.64%
Total nonperforming assets as a percentage of total assets	0.08%	0.39%

(1) In December 2003, a $4.3 million commercial loan was placed on nonaccrual status. The loan is collateralized by real estate and machinery and equipment with an aggregate appraised value of approximately $5.0 million based on independent appraisals completed during the past 18 months.

	At December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands)
Nonperforming loans:
One- to four-family real estate	$833	$1,272	$485	$501	$456
Commercial and multi-family real estate	788	2,601	3,685	10,513	388
Commercial	1,165	3,262	2,529	454	665
Consumer	108	544	222	17	15

Total nonperforming loans	2,894	7,679	6,921	11,485	1,524
Other real estate owned	—	84	125	604	1,759

Total nonperforming assets	$2,894	$7,763	$7,046	$12,089	$3,283

Total nonperforming loans as a percentage of total loans	0.19%	0.53%	0.69%	1.21%	0.19%
Total nonperforming assets as a percentage of total assets	0.11%	0.32%	0.50%	0.98%	0.30%

Interest income that would have been recorded for the nine months ended September 30, 2003 and 2002 had nonaccruing loans been current according to their original terms amounted to approximately $67,000 and $340,000, respectively. No interest related to these loans was included in interest income.

The following tables set forth the delinquencies in Connecticut Bancshares’ loan portfolio as of the dates indicated. All loans noted as 90 days or more past due in the tables below were still accruing interest at September 30, 2003 and 2002 and December 31, 2002, 2001 and 2000, respectively.

	At September 30, 2003				At September 30, 2002
	60-89 Days		90 Days or More		60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	2	$119	4	$390	5	$171	7	$670
Commercial and multi- family	1	813	—	—	—	—	1	605

Total real estate loans	3	932	4	390	5	171	8	1,275
Commercial loans	4	145	3	187	13	1,553	8	1,394
Consumer loans	26	125	57	244	27	108	73	228

Total	33	$1,202	64	$821	45	$1,832	89	$2,897

Delinquent loans to total loans		0.07%		0.05%		0.12%		0.19%

	At December 31, 2002				At December 31, 2001
	60-89 Days		90 Days or More		60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	1	$72	5	$527	4	$660	6	$727
Commercial and multi-family	—	—	1	395	3	740	—	—

Total real estate loans	1	72	6	922	7	1,400	6	727
Commercial loans	2	9	3	313	7	783	7	217
Consumer loans	25	153	34	108	54	476	59	160

Total	28	$234	43	$1,343	68	$2,659	72	$1,104

Delinquent loans to total loans		0.02%		0.09%		0.19%		0.08%

	At December 31, 2000
	60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	2	$42	6	$301
Commercial and multi-family	—	—	—	—

Total real estate loans	2	42	6	301
Commercial loans	7	310	3	139
Consumer loans	24	71	63	212

Total	33	$423	72	$652

Delinquent loans to total loans		0.04%		0.06%

Other Real Estate Owned.    Other real estate acquired by Savings Bank of Manchester as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned until sold. When property is acquired, it is recorded at fair market value at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition are expensed. At September 30, 2003, Savings Bank of Manchester had $112,000 of other real estate owned, consisting of one, one- to- four family property.

Asset Classification.    Banking regulators have adopted various regulations and practices regarding problem assets of savings institutions. Under such regulations, federal and state examiners have authority to identify problem assets during examinations and, if appropriate, require their classification.

There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectable and of such little value that it’s continued status as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover probable losses related to assets classified substandard or doubtful can be included in determining an institution’s regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated “special mention.” Savings Bank of Manchester performs an internal analysis of its loan portfolio and assets to classify such loans and assets similar to the manner in which such loans and assets are classified by the federal banking regulators. In addition, Savings Bank of Manchester regularly analyzes the losses inherent in its loan portfolio and its nonperforming loans in determining the appropriate level of the allowance for loan losses.

Allowance for Loan Losses.    Savings Bank of Manchester devotes significant attention to maintaining high loan quality through its underwriting standards, active servicing of loans and aggressive management of nonperforming assets. The allowance for loan losses is maintained at a level estimated by Savings Bank of Manchester’s management to provide adequately for probable loan losses which are inherent in the loan portfolio. Probable loan losses are estimated based on a quarterly review of the loan portfolio, loss experience, specific problem loans, economic conditions and other pertinent factors. In assessing risks inherent in the portfolio, Savings Bank of Manchester’s management considers the risk of loss on nonperforming and classified loans including an analysis of collateral in each situation. Savings Bank of Manchester’s methodology for assessing the appropriateness of the allowance includes several key elements. Problem loans are identified and analyzed individually to estimate specific losses including an analysis of estimated future cash flows for impaired loans. The loan portfolio is also segmented into pools of loans that are similar in type and risk characteristics (i.e., commercial, consumer and mortgage loans). Loss factors based on Savings Bank of Manchester’s historical chargeoffs are applied using Savings Bank of Manchester’s historical experience and may be adjusted for significant factors that, in Savings Bank of Manchester’s management’s judgment, affect the collectability of the portfolio as of the evaluation date. Additionally, the portfolio is segmented into pools based on internal risk ratings with estimated loss factors applied to each rating category. Other factors considered in determining probable loan losses are any changes in concentrations in the portfolio, trends in loan growth, the relationship and trends in recent years of recoveries as a percentage of prior chargeoffs and peer bank’s loss experience.

The allowance for loan losses is increased or decreased by provisions or credits charged to operations, which represent an estimate of losses that occurred during the period and a correction of estimates of losses recorded in prior periods. Confirmed losses, net of recoveries, are charged directly to the allowance and the loans are written down.

The allowance for loan losses consists of a formula allowance for various loan portfolio classifications and an amount for loans identified as impaired, if necessary. The allowance is an estimate, and ultimate losses may vary from current estimates. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.

A portion of the allowance for loan losses is not allocated to any specific segment of the loan portfolio. This unallocated reserve is maintained for two primary reasons: there exists an inherent subjectivity and imprecision to the analytical processes employed, and the prevailing business environment, as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. Moreover, management has identified certain risk factors, which could impact the degree of loss sustained within the portfolio. These include: market risk factors, such as the effects of economic variability on the entire portfolio, and unique portfolio risk factors that are inherent characteristics of Savings Bank of Manchester’s loan portfolio. Market risk factors may consist of changes to general economic and business conditions that may impact Savings Bank of Manchester’s loan portfolio customer base in terms of ability to repay and that may result in changes in value of underlying collateral. Unique portfolio risk factors may include industry or geographic concentrations, or trends that may exacerbate losses resulting from economic events which Savings Bank of Manchester may not be able to fully diversify out of its portfolio.

Due to the inherent imprecise nature of the loan loss estimation process and ever changing conditions, these risk attributes may not be adequately captured in data related to the formula-based loan loss components used to determine allocations in Savings Bank of Manchester’s analysis of the adequacy of the allowance for loan losses. Management, therefore, has established and maintains an unallocated allowance for loan losses. The amount of the unallocated allowance was $3.6 million at September 30, 2003 compared to $2.0 million at September 30, 2002. As a percentage of the allowance for loan losses, the unallocated was 21.8% of the total allowance for loan losses at September 30, 2003 and 13.0% of the total allowance for loan losses at September 30, 2002.

At September 30, 2002, Savings Bank of Manchester’s largest nonperforming asset was a $2.4 million loan secured by real estate. On October 24, 2002, Savings Bank of Manchester received $3.2 million to payoff this loan, representing payment of the remaining book balance, a recovery of $700,000 which was recorded as an increase in the allowance for loan losses and interest income of $136,000 not previously accrued. This loan had been on nonaccrual status since 1999. The payoff, recovery to the allowance for loan losses and unaccrued interest income were recorded during October 2002.

Savings Bank of Manchester uses three separate methods to estimate the allowance for loan losses and then uses a weighted average formula to estimate the final allowance for loan losses. Savings Bank of Manchester uses a portfolio segmentation method, a risk rating method, and a historical method for estimating the allowance for loan losses. In 2000, Savings Bank of Manchester’s weighting factors for these three methods were 40%, 40% and 20%, respectively, while in 2001 and 2002 the weighting factors were 45%, 45% and 10%, respectively. The historic method weighting factor was reduced during 2001 as it has consistently and substantially produced a lower reserve amount than the other two methods and management believes less emphasis should be placed on this method given changes in the economic environment after December 31, 2000.

Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Savings Bank of Manchester believes it has established its existing allowance for loan losses consistent with accounting principles generally accepted in the United States, there can be no assurance that regulators, in reviewing Savings Bank of Manchester’s loan portfolio, will not request Savings Bank of Manchester to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Material increases in the allowance for loan losses will adversely affect Savings Bank of Manchester’s financial condition and results of operations.

The following tables present an analysis of Connecticut Bancshares’ allowance for loan losses at and for the periods indicated.

	At or For the Nine Months Ended September 30,
	2003	2002
	(Dollars in thousands)
Allowance for loan losses, beginning of year	$16,172	$15,228

Charged-off loans:
One-to four-family real estate	25	16
Commercial	500	649
Consumer(2)	375	596

Total charged-off loans	900	1,261

Recoveries on loans previously charged off:
One-to four-family real estate	94	23
Construction	2	3
Commercial and multi-family real estate	8	45
Commercial	50	91
Consumer	86	90

Total recoveries	240	252

Net loans charged-off	660	1,009

Provision for loan losses	975	1,125

Allowance for loan losses, end of period	$16,487	$15,344

Net loans charged-off to average gross loans	0.05%	0.09%
Allowance for loan losses to total loans	0.97	1.00
Allowance for loan losses to nonperforming loans and troubled debt restructurings(1)	803.85	155.87
Net loans charged-off to allowance for loan losses	4.00	6.58
Recoveries to charge-offs	26.67	19.98

	At or For the Years Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands)
Allowance for loan losses, beginning of year	$15,228	$11,694	$10,617	$10,585	$9,945

Acquisition of First Federal Savings and Loan Association of East Hartford	—	2,174	—	—	—
Charged-off loans:
One-to four-family real estate	16	327	84	110	340
Commercial and multi-family real estate	—	102	14	790	112
Commercial	1,066	488	244	337	483
Consumer(2)	699	214	91	123	152

Total charged-off loans	1,781	1,131	433	1,360	1,087

Recoveries on loans previously charged off:
One-to four-family real estate	24	123	153	55	146
Commercial and multi-family real estate(1)	904	82	80	98	12
Commercial	121	256	26	96	283
Consumer	176	30	51	43	86

Total recoveries	1,225	491	310	292	527

Net loans charged-off	556	640	123	1,068	560

Provision for loan losses	1,500	2,000	1,200	1,100	1,200

Allowance for loan losses, end of year	$16,172	$15,228	$11,694	$10,617	$10,585

Net loans charged-off to average gross loans	0.04%	0.06%	0.01%	0.12%	0.07%
Allowance for loan losses to total loans	1.04	1.06	1.16	1.12	1.30
Allowance for loan losses to nonperforming loans and troubled debt restructurings(1)	558.81	198.31	168.96	92.44	694.55
Net loans charged-off to allowance for loan losses	3.44	4.20	1.05	10.06	5.29
Recoveries to charge-offs	68.78	43.41	71.59	21.47	48.48

(1)	During the fourth quarter of 2002, Connecticut Bancshares received $6.0 million to pay off its two largest nonperforming loans. The proceeds were applied to pay off the remaining balances of $4.8 million, record recoveries of previously charged off amounts of $734,000 and record interest income not previously accrued of $468,000.
(2)	Change in consumer loan chargeoffs in 2002 is primarily due to indirect auto loans acquired from First Federal.

The following tables present the approximate allocation of Connecticut Bancshares’ allowance for loan losses by loan categories at the dates indicated and the percentage of such amounts to the total allowance and to total loans. Connecticut Bancshares’ management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not indicative of future losses and does not restrict the use of any of the allowance to absorb losses in any category. The non-specific allowance previously mentioned has been allocated in proportion to the allocated allowance for purposes of this table.

	At September 30,
	2003			2002
	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate	$11,596	70%	81%	$10,092	66%	80%
Commercial	4,150	25	11	4,383	28	12
Consumer	741	5	8	869	6	8

Total allowance for loan losses	$16,487	100%	100%	$15,344	100%	100%

	At December 31,
	2002			2001			2000
	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate	$11,000	68%	80%	$9,450	62%	80%	$6,221	53%	78%
Commercial	4,288	27	12	4,474	29	12	4,470	38	14
Consumer	884	5	8	1,304	9	8	1,003	9	8

Total allowance for loan losses	$16,172	100%	100%	$15,228	100%	100%	$11,694	100%	100%

	At December 31,
	1999			1998
	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate	$5,198	49%	78%	$4,995	47%	77%
Commercial	4,473	42	14	4,714	45	14
Consumer	946	9	8	876	8	9

Total allowance for loan losses	$10,617	100%	100%	$10,585	100%	100%

Investment Activities

General.    Under Connecticut law, Connecticut Bancshares has authority to purchase a wide range of investment securities. As a result of recent changes in federal banking laws, however, financial institutions such as Connecticut Bancshares may not engage as principals in any activities that are not permissible for a national bank, unless the Federal Deposit Insurance Corporation has determined that the investments would pose no significant risk to the FDIC’s Bank Insurance Fund (“BIF”) and that Savings Bank of Manchester is in compliance with applicable capital standards. In 1993, the Regional Director of the Federal Deposit Insurance Corporation approved a request by Savings Bank of Manchester to invest in certain listed stocks and/or registered stocks subject to certain conditions.

Connecticut Bancshares’ Board of Directors has the overall responsibility for Connecticut Bancshares’ investment portfolio, including approval of Connecticut Bancshares’ investment policy, appointment of Connecticut Bancshares’ investment adviser and approval of Connecticut Bancshares’ investment transactions. All investment transactions are reviewed by the Board on a monthly basis. Connecticut Bancshares’ President and/or Chief Financial Officer, or their designees are authorized to make investment decisions consistent with Connecticut Bancshares’ investment policy and the recommendations of Connecticut Bancshares’ investment adviser and the Board’s Investment Committee. The Investment Committee meets quarterly with the President and Chief Financial Officer in order to review and determine investment strategies.

Connecticut Bancshares’ investment policy is designed to complement Savings Bank of Manchester’s lending activities, provide an alternative source of income through interest, dividends and capital gains, diversify Connecticut Bancshares’ assets and improve liquidity while minimizing Connecticut Bancshares’ tax liability. Investment decisions are made in accordance with Connecticut Bancshares’ investment policy and are based upon the quality of a particular investment, its inherent risks, the composition of the balance sheet, market expectations, Connecticut Bancshares’ liquidity, income and collateral needs and how the investment fits within Connecticut Bancshares’ interest rate risk strategy. Although Connecticut Bancshares utilizes the investment advisory services of a Boston-based investment firm, management is ultimately and completely responsible for all investment decisions.

Connecticut Bancshares’ investment policy divides investments into two categories, fixed income and equity portfolios. The primary objective of the fixed income portfolio is to maintain an adequate source of liquidity sufficient to meet regulatory and operating requirements, and to safeguard against deposit outflows, reduced loan amortization and increased loan demand. The fixed income portfolio primarily includes debt issues, including mortgage-backed and asset-backed securities, as well as collateralized mortgage obligations. Substantially all of Connecticut Bancshares’ mortgage-backed securities are issued or guaranteed by agencies of the U.S. Government. Accordingly, they carry lower credit risk than mortgage-backed securities of a private issuer. Substantially all of the collateralized mortgage obligations are issued or guaranteed by agencies of the U.S. Government. Accordingly, they carry lower credit risk than collateralized mortgage obligations of a private issuer. Asset-backed securities are typically collateralized by the cash flow from a pool of auto loans, credit card receivables, consumer loans and other similar obligations.

Connecticut Bancshares’ investment policy permits Connecticut Bancshares to be a party to financial instruments with off-balance sheet risk in the normal course of business in order to manage interest rate risk. Connecticut Bancshares’ derivative position is reviewed by the Investment Committee on a quarterly basis. The investment policy authorizes Connecticut Bancshares to be involved in and purchase various types of derivative transactions and products including interest rate swap, cap and floor agreements. At September 30, 2003 and 2002, Connecticut Bancshares was not party to any interest rate swap, cap or floor arrangements.

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” requires that investments be categorized as “held to maturity,” “trading securities” or “available for sale,” based on management’s intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as held to maturity and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as held to maturity. Connecticut Bancshares had no securities classified as held to maturity at September 30, 2003 and 2002. Debt and equity securities held for current resale are classified as trading securities. These securities are reported at fair value, and unrealized gains and losses on the securities would be included in earnings. Connecticut Bancshares does not currently use or maintain a trading account. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of shareholders’ equity.

On a quarterly basis, Connecticut Bancshares reviews available for sale investment securities with unrealized depreciation for six consecutive months as well as other securities with circumstances warranting review to assess whether the decline in fair value is temporary or other than temporary. Connecticut Bancshares judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. In accordance with this policy, during the nine months ended September 30, 2003, Connecticut Bancshares recorded other than temporary impairment charges for one equity security and one investment in a limited partnership for a total of $359,000. The charge for the equity investment was computed using the closing price of the security as of the date of impairment. The equity security impaired is publicly traded. The impairment charge for the limited partnership was equal to the difference between the carrying value of the investment and the fair value of Connecticut Bancshares’ share of the partner’s capital as calculated by the partnership on the date of impairment. The limited partnership is not publicly traded. Connecticut Bancshares recorded an other than temporary impairment charge during the nine months ended September 30, 2002 of $680,000 for three equity securities that are publicly traded. The charges for the equity investments were computed using the closing price of the securities as of the date of impairment. There were no material unrealized impairment losses as of September 30, 2003 or 2002.

All of Connecticut Bancshares’ debt, collateralized mortgage obligations, mortgage-backed and asset-backed securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. They also carry prepayment risk insofar as they may be called or repaid before maturity in times of low market interest rates, so that Connecticut Bancshares may have to invest the funds at a lower interest rate. The marketable equity securities portfolio also carries equity price risk in that, if equity prices decline due to unfavorable market conditions or other factors, Connecticut Bancshares’ capital would decrease.

The following tables present the amortized cost and fair value of Connecticut Bancshares’ available for sale securities, by type of security, at the dates indicated.

	At September 30,
	2003		2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Debt securities:
Asset-backed securities	$67,075	$68,480	$103,590	$105,968
U.S. Government and agency obligations	69,925	75,852	168,144	176,990
Municipal obligations	22,888	23,918	23,497	24,448
Corporate securities	51,152	53,493	63,141	65,905

Total	211,040	221,743	358,372	373,311

Equity securities:
Marketable equity securities(1)	1,000	1,000	20,000	23,085
Debt mutual funds	9,404	9,351	9,185	9,203
Other equity securities	1,354	1,354	1,225	1,225

Total	11,758	11,705	30,410	33,513

Total debt and equity securities	222,798	233,448	388,782	406,824

Mortgage-backed securities:
Mortgage-backed securities	176,496	178,986	135,158	139,002
Collateralized mortgage obligations	215,969	215,016	208,068	213,567

Total mortgage-backed securities	392,465	394,002	343,226	352,569

Total investment securities	$615,263	$627,450	$732,008	$759,393

(1)	In 2003, Connecticut Bancshares liquidated substantially all of its common stock portfolio.

	At December 31,
	2002		2001		2000
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Debt securities:
Asset-backed securities	$91,370	$93,676	$23,907	$25,208	$32,717	$33,816
U.S. Government and agency obligations	156,466	164,580	180,106	183,813	82,068	85,254
Municipal obligations	23,357	23,978	23,717	23,194	2,915	2,949
Corporate securities	63,209	66,143	53,138	55,420	55,398	56,263

Total	334,402	348,377	280,868	287,635	173,098	178,282

Equity securities:
Marketable equity securities(1)	17,427	21,753	26,349	37,670	35,221	49,144
Debt mutual funds	9,249	9,267	23,872	23,886	—	—
Other equity securities	1,388	1,388	992	992	432	432

Total	28,064	32,408	51,213	62,548	35,653	49,576

Total debt and equity securities	362,466	380,785	332,081	350,183	208,751	227,858

Mortgage-backed securities:
Mortgage-backed securities	205,569	210,409	147,901	149,750	79,079	80,223
Collateralized mortgage obligations	247,236	250,428	257,581	258,601	—	—

Total mortgage-backed securities	452,805	460,837	405,482	408,351	79,079	80,223

Total investment securities	$815,271	$841,622	$737,563	$758,534	$287,830	$308,081

At September 30, 2003, Connecticut Bancshares did not own any debt, equity or mortgage-backed securities of a single issuer, other than securities guaranteed by the U.S. Government or its agencies, which had an aggregate book value in excess of 10% of Connecticut Bancshares’ capital at that date.

The following presents the activity in Connecticut Bancshares’ available for sale investment securities and mortgage-backed securities portfolios for the periods indicated.

	For the Nine Months Ended September 30,
	2003	2002
	(In thousands)
Mortgage-backed and asset-backed securities(1):
Mortgage-backed and asset-backed securities, beginning of year	$554,513	$433,559
Purchases:
Asset-backed securities	—	104,427
Mortgage-backed securities	53,074	30,891
Collateralized mortgage obligations	125,476	—
Sales:
Collateralized mortgage obligations	—	(15)
Asset-backed securities	(15,013)	(23,100)
Repayments and prepayments	(243,471)	(91,710)
Decrease in net premium	(4,699)	(3,067)
Change in unrealized net gain on securities	(7,398)	7,552

Net (decrease) increase in mortgage-backed and asset-backed securities	(92,031)	24,978

Mortgage-backed and asset-backed securities, end of period	462,482	458,537

Investment securities(1):
Investment securities, beginning of year	287,109	324,975
Purchases	22,198	125,043
Sales	(38,687)	(135,363)
Maturities and calls	(97,590)	(11,011)
Repayments and prepayments	(16)	—
Other than temporary impairment of investment securities	(359)	(680)
Decrease in net premium	(922)	(970)
Change in unrealized net gain on securities	(6,765)	(1,138)

Net decrease in investment securities	(122,141)	(24,119)

Investment securities, end of period	164,968	300,856

Total mortgage-backed, asset-backed and investment securities, end of period	$627,450	$759,393

(1)	Available for sale securities are presented at market value. For purposes of this schedule, collateralized mortgage obligations are included in mortgage-backed securities.

	For the Years Ended December 31,
	2002	2001	2000
	(In thousands)
Mortgage-backed and asset-backed securities(1):
Mortgage-backed and asset-backed securities, beginning of year	$433,559	$114,039	$59,159
Purchases:
Asset-backed securities	104,427	—	25,136
Mortgage-backed securities	117,599	17,403	57,220
Collateralized mortgage obligations	61,385	—	—
Sales:
Mortgage-backed securities	—	—	(14,256)
Collateralized mortgage obligations	(15)	(75,033)	—
Asset-backed securities	(34,592)	(2,149)	(5,418)
Repayments and prepayments	(129,803)	(91,129)	(10,713)
Asset-backed securities called prior to maturity	—	(3,014)	—
Mortgage-backed and asset-backed securities acquired from First Federal	—	472,923	—
(Decrease) increase in net premium	(4,215)	(1,408)	132
Change in unrealized net gain on securities	6,168	1,927	2,779

Net increase in mortgage-backed and asset-backed securities	120,954	319,520	54,880

Mortgage-backed and asset-backed securities, end of year	554,513	433,559	114,039

Investment securities(1):
Investment securities, beginning of year	324,975	194,042	168,755
Purchases	134,234	88,197	127,592
Sales	(142,405)	(67,387)	(72,566)
Maturities and calls	(26,151)	(24,468)	(31,774)
Other than temporary impairment of investment securities	(1,493)	(4,076)	—
Investment securities acquired from First Federal	—	139,570	—
(Decrease) increase in net premium	(1,263)	304	615
Change in unrealized net gain on securities	(788)	(1,207)	1,420

Net (decrease) increase in investment securities	(37,866)	130,933	25,287

Investment securities, end of year	287,109	324,975	194,042

Total mortgage-backed, asset-backed and investment securities, end of year	$841,622	$758,534	$308,081

(1)	Available for sale securities are presented at market value. For purposes of this schedule, collateralized mortgage obligations are included in mortgage-backed securities.

The following table presents certain information regarding the carrying value, weighted average coupon yields and maturities of Connecticut Bancshares’ debt securities at September 30, 2003.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
U.S. Government and agency obligations	$15,148	6.13%	$37,605	5.88%	$9,093	5.88%	$14,006	5.92%	$75,852	5.94%
Municipal obligations	—	—	—	—	552	5.06	23,366	5.66	23,918	5.64
Corporate securities	16,775	5.49	34,493	6.87	2,225	6.00	—	—	53,493	6.40
Mortgage-backed securities	—	—	61,713	4.40	36,610	4.75	80,663	6.70	178,986	5.51
Collateralized mortgage obligations	—	—	16,193	7.04	13,276	6.08	185,547	4.57	215,016	4.85
Asset-backed securities	—	—	52,886	5.41	15,594	4.61	—	—	68,480	5.23

Total debt securities at fair value	$31,923	5.79%	$202,890	5.57%	$77,350	5.11%	$303,582	5.28%	$615,745	5.38%

Cash Surrender Value of Life Insurance.    In 2001, Connecticut Bancshares purchased $20.0 million of Bank Owned Life Insurance (“BOLI”). Connecticut Bancshares purchased these policies for the purpose of protecting itself against the cost/loss due to the death of key employees and to offset Connecticut Bancshares’ future obligations to its employees under various retirement and benefit plans. On August 31, 2001, Connecticut Bancshares acquired $20.4 million of BOLI as a result of the acquisition of First Federal. The total value of BOLI at September 30, 2003 was $45.6 million. Connecticut Bancshares recorded income from BOLI of $1.8 million for both the nine months ended September 30, 2003 and 2002.

Deposit Activities And Other Sources Of Funds

General.    Deposits are the major external source of funds for Savings Bank of Manchester’s lending and other investment activities. In addition, Savings Bank of Manchester also generates funds internally from loan principal repayments and prepayments and maturing investment securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Savings Bank of Manchester may use borrowings from the FHLB of Boston to compensate for reductions in the availability of funds from other sources.

Deposit Accounts.    Substantially all of Savings Bank of Manchester’s depositors reside in Connecticut. Savings Bank of Manchester offers a wide variety of deposit accounts with a range of interest rates and terms. Savings Bank of Manchester’s deposit accounts consist of interest-bearing checking, noninterest-bearing checking, regular savings, money market savings and certificates of deposit. The maturities of Savings Bank of Manchester’s certificate of deposit accounts range from seven days to five years. In addition, Savings Bank of Manchester offers retirement accounts, including IRAs and Keogh accounts and simplified employee pension plan accounts. Savings Bank of Manchester also offers commercial business products to small businesses operating within its primary market area. Deposit account terms vary with the principal differences being the minimum balance deposit, early withdrawal penalties, limits on the number of transactions and the interest rate. Savings Bank of Manchester reviews its deposit mix and pricing on a weekly basis.

Savings Bank of Manchester believes it offers competitive interest rates on its deposit products. Savings Bank of Manchester determines the rates paid based on a number of factors, including rates paid by competitors, Savings Bank of Manchester’s need for funds and cost of funds, borrowing costs and movements of market interest rates. While certificate accounts in excess of $100,000 are accepted by Savings Bank of Manchester, and may receive preferential rates, Savings Bank of Manchester does not actively seek such deposits as they are more difficult to retain than core deposits. Savings Bank of Manchester does not utilize brokers to obtain deposits and at September 30, 2003, had no brokered deposits.

At September 30, 2003, Connecticut Bancshares had $79.3 million in certificate of deposit accounts in amounts of $100,000 or more maturing as follows:

Maturity Period	Amount	Weighted Average Rate
	(In thousands)
Three months or less	$15,996	1.56%
Over 3 months through 6 months	8,285	2.25
Over 6 months through 12 months	14,902	2.10
Over 12 months	40,144	4.62

Total	$79,327	3.28%

The following tables present information concerning average balances and weighted average interest rates for the periods indicated.

	For the Nine Months Ended September 30,
	2003			2002
	Average Balance	Percent of Total Average Deposits	Weighted Average Rate	Average Balance	Percent of Total Average Deposits	Weighted Average Rate
	(Dollars in thousands)
Savings accounts	$397,420	25.1%	0.43%	$381,035	24.0%	1.15%
Money market accounts	210,348	13.3	1.01	185,843	11.7	2.10
NOW accounts	226,568	14.3	0.31	209,684	13.2	0.57
Certificates of deposit	615,964	38.9	3.05	698,360	43.9	3.79
Demand deposits	132,509	8.4	—	114,696	7.2	—

Total	$1,582,809	100.0%	1.47%	$1,589,618	100.0%	2.26%

	For the Years Ended December 31,
	2002			2001			2000
	Average Balance	Percent of Total Average Deposits	Weighted Average Rate	Average Balance	Percent of Total Average Deposits	Weighted Average Rate	Average Balance	Percent of Total Average Deposits	Weighted Average Rate
	(Dollars in thousands)
Savings accounts	$381,540	24.0%	1.05%	$268,162	23.2%	1.80%	$223,700	24.8%	2.28%
Money market accounts	192,872	12.1	1.93	113,883	9.9	3.15	73,576	8.1	4.24
NOW accounts	211,276	13.3	0.53	150,693	13.0	0.70	115,819	12.8	1.19
Certificates of deposits	686,683	43.2	3.71	542,888	47.0	4.99	432,624	47.9	5.47
Demand deposit	118,078	7.4	—	80,142	6.9	—	57,871	6.4	—

Total	$1,590,449	100.0%	2.16%	$1,155,768	100.0%	3.15%	$903,590	100.0%	3.68%

Certificates of Deposit by Rates and Maturities.    The following table presents by various rate categories, the amount of Connecticut Bancshares’ certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at September 30, 2003.

	Period to Maturity from September 30, 2003				Total at September 30, 2003
	Less than One Year	One to Two Years	Two to Three Years	Over Three Years
	(In thousands)
0.00-2.00%	$273,771	$30,272	$3,218	$119	$307,380
2.01-4.00%	42,900	34,740	268	41,923	119,831
4.01-5.00%	14,976	3,959	4,922	57,899	81,756
5.01-6.00%	10,519	4,761	20,142	2,456	37,878
6.01-7.00%	6,743	29,632	9,135	59	45,569
7.01-8.00%	—	—	7	—	7

Total	$348,909	$103,364	$37,692	$102,456	$592,421

Borrowings.    Connecticut Bancshares may use advances from the FHLB of Boston to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Boston functions as a central reserve bank providing credit for savings banks and certain other member financial institutions. As a member of the FHLB of Boston, Connecticut Bancshares is required to own capital stock in the FHLB of Boston and is authorized to apply for advances on the security of the capital stock and certain of its mortgage loans and other assets, principally securities that are obligations of, or guaranteed by, the U.S. Government or its agencies, provided certain creditworthiness standards have been met. Advances are made under several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. At September 30, 2003, Connecticut Bancshares had the ability to borrow a total of approximately $717.8 million from the FHLB of Boston. Of the total maximum borrowing capacity, Connecticut Bancshares had $551.8 million outstanding as of September 30, 2003. In accordance with accounting principles generally accepted in the United States of America, Connecticut Bancshares recorded the FHLB advances acquired from First Federal at the-then market value on the date of acquisition. Connecticut Bancshares recorded an adjustment of $9.5 million to record the advances at market value. Connecticut Bancshares is amortizing this premium on a level yield basis over the remaining lives of the advances. The unamortized premium at September 30, 2003 was $3.0 million.

Federal banking laws and regulations prohibit a bank from paying interest on commercial checking accounts. However, Savings Bank of Manchester offers to its commercial customers a transactional repurchase agreement, a form of non-deposit borrowing by Savings Bank of Manchester, that is designed as a mechanism to offer business customers the functional equivalent of a commercial checking account that pays interest. This account, overseen by an outside agent, is not a FDIC-insured deposit account, but is backed by a security interest in U.S. Government and agency securities at a ratio of 1.1 to 1.0 or higher. At September 30, 2003, Savings Bank of Manchester had such accounts with balances aggregating $119.4 million backed by a security interest of $166.8 million, or a ratio of 1.4 to 1.0.

The following tables present certain information regarding Connecticut Bancshares’ FHLB advances and short-term borrowed funds at the dates or for the periods indicated.

	At or for the Nine Months Ended September 30,
	2003	2002
	(Dollars in thousands)
Average balance outstanding:
Federal Home Loan Bank advances	$559,331	$467,998
Short-term borrowed funds	117,405	113,400
Maximum amount outstanding at any month-end during the period:
Federal Home Loan Bank advances	$571,825	$477,021
Short-term borrowed funds	123,703	121,852
Balance outstanding at end of period:
Federal Home Loan Bank advances	$551,775	$466,927
Short-term borrowed funds	120,333	119,532
Weighted average interest rate during the period:
Federal Home Loan Bank advances	4.39%	4.98%
Short-term borrowed funds	0.66	1.54
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	4.20%	4.94%
Short-term borrowed funds	0.62	1.33

	At or For the Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Average balance outstanding:
Federal Home Loan Bank advances	$477,042	$235,440	$105,692
Short-term borrowed funds	116,318	110,823	110,520
Maximum amount outstanding at any month-end during the period:
Federal Home Loan Bank advances	$562,901	$457,033	$124,000
Short-term borrowed funds	124,315	125,866	119,821
Balance outstanding at end of period:
Federal Home Loan Bank advances	$528,889	$457,033	$100,000
Short-term borrowed funds	121,052	117,180	106,493
Weighted average interest rate during the period:
Federal Home Loan Bank advances	4.92%	5.20%	6.39%
Short-term borrowed funds	1.41	2.60	3.31
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	4.65%	5.01%	6.15%
Short-term borrowed funds	0.90	1.77	3.20

Subsidiary Activities

The following are descriptions of Savings Bank of Manchester’s wholly owned subsidiaries, which are indirectly owned by Connecticut Bancshares.

SBM, Ltd., a Connecticut corporation, was organized to acquire, hold and dispose of real estate acquired through foreclosure. At September 30, 2003, SBM, Ltd. held no properties and had no assets.

923 Main Inc., a Connecticut corporation, was incorporated for the purpose of maintaining an ownership interest in a third party registered broker-dealer, Infinex Financial Group (“Infinex”). Infinex maintains an office at Savings Bank of Manchester and offers to customers a complete range of nondeposit investment products, including mutual funds, debt, equity and government securities, retirement accounts, insurance products and fixed and variable annuities. Savings Bank of Manchester receives a portion of the commissions generated by Infinex from sales to customers. For the nine months ended September 30, 2003 and 2002, Savings Bank of Manchester received fees of $1.1 million and $1.3 million, respectively, through its relationship with Infinex.

Savings Bank of Manchester Mortgage Company, Inc., a Connecticut corporation, was established to service and hold loans secured by real property. SBM Mortgage was established and is managed to qualify as a “passive investment company” for Connecticut income tax purposes. Income earned by a qualifying passive investment company is exempt from Connecticut income tax. Accordingly, no state income taxes were provided since December 31, 1998.

SBM Charitable Foundation, Inc.

During 2000, Savings Bank of Manchester funded and formed SBM Charitable Foundation, Inc. (the “New SBM Charitable Foundation”), a not-for-profit organization in connection with the conversion. The New SBM Charitable Foundation, which is not a subsidiary of Savings Bank of Manchester, provides grants to individuals and not-for-profit organizations within the communities that Savings Bank of Manchester serves. The New SBM Charitable Foundation was funded with a contribution of 832,000 common shares, with a cost basis and fair market value of $8.3 million at the date of contribution and transfer, or an amount equal to 8% of the common stock sold in the conversion. In 1998, Savings Bank of Manchester contributed marketable equity securities with a fair market value of $700,000 and $3.0 million, respectively, at the date of contribution and transfer to the Savings Bank of Manchester Foundation, Inc. (the “Old SBM Foundation”), also a not-for-profit organization. In 2001, the Old SBM Foundation was merged into the New SBM Charitable Foundation, with the New SBM Charitable Foundation being the surviving entity. At September 30, 2003, the New SBM Charitable Foundation had assets of approximately $41.5 million, consisting primarily of common stock of Connecticut Bancshares. The New SBM Charitable Foundation’s Board of Trustees consists of current directors, officers and employees of Connecticut Bancshares. Connecticut Bancshares intends to maintain the New SBM Charitable Foundation, but does not expect to make any further contributions to the New SBM Charitable Foundation.

Regulation and Supervision

General.    As a savings bank chartered by the State of Connecticut, Savings Bank of Manchester is extensively regulated under state law by the Connecticut Banking Commissioner with respect to many aspects of its banking activities. In addition, as a bank whose deposits are insured by the FDIC through its Bank Insurance Fund (“BIF”), Savings Bank of Manchester must pay deposit insurance assessments and is examined and supervised by the FDIC. These laws and regulations have been established primarily for the protection of depositors, customers and borrowers of Savings Bank of Manchester, not its shareholders.

Connecticut Bancshares is also required to file reports with, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision (“OTS”), the Connecticut Banking Commissioner, and the Securities and Exchange Commission (“SEC”) under the federal securities laws. The following discussion of the laws and regulations material to the operations of Connecticut Bancshares and Savings Bank of Manchester is a summary and is qualified in its entirety by reference to such laws and regulations.

Savings Bank of Manchester and Connecticut Bancshares, as a savings and loan holding company, are extensively regulated and supervised. Regulations, which affect Savings Bank of Manchester on a daily basis, may be changed at any time and the interpretation of the relevant law and regulations also may change because of new interpretations by the authorities who interpret those laws and regulations. Any change in the regulatory structure or the applicable statutes or regulations, whether by the Connecticut Banking Commissioner, the State of Connecticut, the OTS, the FDIC or the U.S. Congress, could have a material impact on Connecticut Bancshares and Savings Bank of Manchester. For a more complete description of Connecticut banking laws and supervision and federal regulations applicable to Connecticut-chartered banks, including Savings Bank of Manchester, see “REGULATION AND SUPERVISION” on page 268.

Connecticut Bancshares Holding Company Regulations.    Federal law allows a state savings bank that qualifies as a “Qualified Thrift Lender,” discussed below, to elect to be treated as a savings association for purposes of the savings and loan holding company provisions of the Homeowners’ Loan Act (“HOLA”). Such election allows its holding company to be regulated as a savings and loan holding company by the OTS rather than as a bank holding company by the FRB. Savings Bank of Manchester has made such election, and Connecticut Bancshares is a nondiversified savings and loan holding company within the meaning of the HOLA. Connecticut Bancshares is registered with the OTS and is subject to the OTS’s regulations and reporting requirements. In addition, the OTS may examine and supervise Connecticut Bancshares, and the OTS has enforcement authority over Connecticut Bancshares and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Additionally, Savings Bank of Manchester is required to notify the OTS at least 30 days before declaring any dividend to Connecticut Bancshares. By regulation, the OTS may restrict or prohibit Savings Bank of Manchester from paying dividends.

Connecticut Bancshares is a unitary savings and loan holding company under federal law because Savings Bank of Manchester is its only insured subsidiary. Formerly, a unitary savings and loan holding company was not restricted as to the types of business activities in which it could engage, provided that its subsidiary savings association continued to be a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing or applied for before May 4, 1999 to activities permissible for a financial holding company as defined under the legislation, including insurance and securities activities, and those permitted for a multiple savings and loan holding company as described below. Connecticut Bancshares is subject to these activities restrictions. Upon any non-supervisory acquisition by Connecticut Bancshares of another savings association as a separate subsidiary, Connecticut Bancshares would become a multiple savings and loan holding company. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHCA, provided the prior approval of the OTS is obtained, to activities permitted for financial holding companies and to other activities authorized by OTS regulation. Multiple savings and loan holding companies are generally prohibited from acquiring or retaining more than 5% of a non-subsidiary company engaged in activities other than those permitted by the HOLA or those permitted for financial holding companies.

The HOLA prohibits a savings and loan holding company from, directly or indirectly, acquiring more than 5% of the voting stock of another savings association or savings and loan holding company or from acquiring such an institution or company by merger, consolidation or purchase of its assets, without prior written approval of the OTS. In evaluating applications by holding companies to acquire savings associations, the OTS considers the financial and managerial resources and future prospects of Connecticut Bancshares and the institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

To be regulated as a savings and loan holding company by the OTS (rather than as a bank holding company by the FRB), Savings Bank of Manchester must qualify as a Qualified Thrift Lender (“QTL”). To qualify as a QTL, Savings Bank of Manchester must maintain compliance with the test for a “domestic building and loan association,” as defined in the Internal Revenue Code, or with a QTL Test. Under the QTL Test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. As of September 30, 2003 Savings Bank of Manchester maintained in excess of 80% of its portfolio assets in qualified thrift investments. Savings Bank of Manchester also met the QTL test in each of the last 12 months and, therefore, met the QTL Test.

Acquisition of Connecticut Bancshares.    Under the Federal Change in Bank Control Act (the “CIBCA”), a notice must be submitted to the OTS if any person (including a company), or group acting in concert, seeks to acquire 10% or more of Connecticut Bancshares’ outstanding voting stock, unless the OTS has found that the acquisition will not result in a change of control of Connecticut Bancshares. Under the CIBCA, the OTS has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Acquisition of Savings Bank of Manchester.    In connection with its conversion to public form in 2000, Savings Bank of Manchester adopted a provision in its plan of conversion preventing any person from acquiring, or offering to acquire, directly or indirectly, Savings Bank of Manchester for a five year period, without approval by the Connecticut Banking Commissioner. On July 14, 2003, New Haven Savings Bank obtained the approval of the Connecticut Banking Commissioner to offer to acquire Savings Bank of Manchester.

Connecticut Holding Company Regulations.    Under Connecticut banking law, no person may acquire beneficial ownership of more than 10% of any class of voting securities of a Connecticut-chartered bank, or any holding company of such a bank, without prior notification of, and lack of disapproval by, the Connecticut Banking Commissioner. Similar restrictions apply to any person who holds in excess of 10% of any such class and desires to increase its holdings to 25% or more of such class. The Commissioner will evaluate the effect of the acquisition on the financial condition of Savings Bank of Manchester and the holding company. The Commissioner will also disapprove the acquisition if Savings Bank of Manchester or holding company to be acquired has been in existence for less than five years, unless the Commissioner waives this requirement, or if the acquisition would result in the acquirer controlling 30% or more of the total amount of deposits in insured depository institutions in Connecticut.

Federal Income Taxation

General.    Connecticut Bancshares and Savings Bank of Manchester report their income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to Connecticut Bancshares and Savings Bank of Manchester in the same manner as to other corporations with some exceptions, including particularly Savings Bank of Manchester’s reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Savings Bank of Manchester or Connecticut Bancshares. Savings Bank of Manchester’s federal income tax returns have been either audited or closed under the statute of limitations through tax year 1999. For its 2003 tax year, Savings Bank of Manchester’s maximum federal income tax rate is 35%.

Bad Debt Reserves.    For fiscal years beginning before December 31, 1995, thrift institutions which qualified under certain definitional tests and other conditions of the Internal Revenue Code of 1986, as amended, were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method.

Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $19.0 million of Savings Bank of Manchester’s accumulated bad debt reserves would not be recaptured into taxable income unless Savings Bank of Manchester makes a “non-dividend distribution” to Connecticut Bancshares as described below.

Distributions.    If Savings Bank of Manchester makes “non-dividend distributions” to Connecticut Bancshares, they will be considered to have been made from Savings Bank of Manchester’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Savings Bank of Manchester’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Savings Bank of Manchester’s taxable income. Non-dividend distributions include distributions in excess of Savings Bank of Manchester’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Savings Bank of Manchester’s current or accumulated earnings and profits will not be so included in Savings Bank of Manchester’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Savings Bank of Manchester makes a non-dividend distribution to Connecticut Bancshares, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. Savings Bank of Manchester does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

Connecticut Taxation

Connecticut Bancshares is subject to the Connecticut corporation business tax. Connecticut Bancshares is eligible to file a combined Connecticut corporation business tax return and will pay the regular corporation business tax (income tax).

The Connecticut corporation business tax is based on the federal taxable income before net operating loss and special deductions of Connecticut Bancshares and makes certain modifications to federal taxable income to arrive at Connecticut taxable income. Connecticut taxable income is multiplied by the state tax rate (7.5% for 2000 and thereafter) to arrive at Connecticut income tax.

In May 1998, the State of Connecticut enacted legislation permitting the formation of PICs by financial institutions. This legislation exempts qualifying PICs from the Connecticut corporation business tax and excludes dividends paid from a PIC from the taxable income of the parent financial institution. Connecticut Bancshares established a PIC in January 1999 and eliminated the state income tax expense of Connecticut Bancshares effective December 31, 1998 through September 30, 2003. The State of Connecticut continues to be under pressure to find new sources of revenue, and therefore could propose legislation to eliminate the PIC exemption. If such legislation were enacted, Connecticut Bancshares would be subject to state income taxes in Connecticut.

Properties

Connecticut Bancshares currently conducts its business through its main office located in Manchester, Connecticut, and 27 other full-service banking offices. Connecticut Bancshares believes that its facilities are adequate to meet their present and immediately foreseeable needs.

Location	Leased, Licensed or Owned	Original Year Leased or Acquired		Date of Lease/ License Expiration

Main Branch and Executive Office:

923 Main Street Manchester, CT 06040	Owned	1932		N/A

Branch Offices:

285 East Center Street Manchester, CT 06040	Leased	1956		2016

220 North Main Street Manchester, CT 06040	Leased	1970		2005

344 West Middle Turnpike Manchester, CT 06040	Owned	2001	(2)	N/A

214 Spencer Street Manchester, CT 06040	Leased	2001	(2)	2005

1065 Main Street East Hartford, CT 06108	Leased	2001	(2)	2010

950 Silver Lane East Hartford, CT 06108	Leased	2001	(2)	2006

955 Sullivan Avenue South Windsor, CT 06074	(1)	1965		2010

481 Buckland Road South Windsor, CT 06074	Leased	2001	(2)	2003

Eastford Center, County Road Eastford, CT 06242	Leased	1985		2004

122A Prospect Hill Road East Windsor, CT 06088	Leased	1985		2004

6 Storrs Road Mansfield, CT 06250	Leased	1986		2005

200 Merrow Road Tolland, CT 06084	Leased	1989		2004

1320 Manchester Road Glastonbury, CT 06033	(1)	1987		2007

2510 Main Street Glastonbury, CT 06033	Owned	2001	(2)	N/A

Location	Leased, Licensed or Owned		Original Year Leased or Acquired		Date of Lease/ License Expiration
902 Main Street South Glastonbury, CT 06073	Leased		2001	(2)	2005

435 Hartford Turnpike Vernon, CT 06066	Leased		1988		2003

35 Talcottville Road Vernon, CT 06066	Leased		2001	(2)	2007

1078 N. Main Street Dayville (Killingly), CT 06241	Leased		1990		2005

Route 66 Columbia, CT 06237	Owned		1991		N/A

1671 Boston Turnpike Coventry, CT 06238	Leased		1993		2013

Route 31 & Stonehouse Road Coventry, CT 06238	Leased		2001	(2)	2003

596 Middle Turnpike Storrs, CT 06268	Owned		1995		N/A

49 Hazard Avenue Enfield, CT 06082	Leased		1995		2007

2133 Poquonock Avenue Windsor, CT 06095	Leased		1996		2006

38 Wells Road Wethersfield, CT 06109	Leased		1996		2008

55 South Main Street West Hartford, CT 06107	Leased		1997		2006

175 West Road Ellington, CT 06029	Leased		2001	(2)	2012

Drive/Walk-In Facility:

Annex - Maple Street Manchester, CT 06040	Owned		2001	(2)	N/A

ATM Facilities:

Rt.6 Andover, CT 06232	Leased		1974		2004

700 Burnside Ave. East Hartford, CT 06108	Leased		1966		2003

1 Main Street East Hartford, CT 06118	Leased		1975		2005

60 Bidwell Street Manchester, CT 06040	Licensed	(4)	1990		(4)

Buckland Hills Mall Manchester, CT 06040	Leased		1992		2004

469 Hartford Rd Manchester, CT 06040	Leased		1970		2003

Location	Leased, Licensed or Owned		Original Year Leased or Acquired		Date of Lease/ License Expiration
71 Haynes Street Manchester, CT 06040	Licensed	(4)	1989		(4)

317 Highland Street Manchester, CT 06040	Leased		2001	(2)	2003

241 West Middle Turnpike Manchester, CT 06040	(1)		1983		2023

62 Buckland Street Manchester, CT 06040	Leased		1990		2004

31 Union Street Rockville, CT 06066	Licensed	(4)	1995		(4)

Route 195 Storrs, CT 06268	Leased		2002		2007

Administrative Offices:

469 Hartford Road Manchester, CT 06040	Leased		1970		2003

50-56 Cottage Street Manchester, CT 06040	Owned		1986		N/A

935 Main Street Manchester, CT 06040	Owned		(3)		N/A

935 Main Street Units B102 & B102A Manchester, CT 06040	Leased		1997		2006

945 Main Street Unit 305 Manchester, CT 06040	Owned		1998		N/A

945 Main Street Unit 309 Manchester, CT 06040	Owned		1997		N/A

903 Main Street Manchester, CT 06040	Owned		2001		N/A

35-43 Oak Street Manchester, CT 06040	Owned		1995		N/A

681 Main Street Plantsville, CT 06479	Leased		1997		2003

(1)	Connecticut Bancshares owns the building and leases the land and only owns the building as long as the lease is in effect.
(2)	Connecticut Bancshares acquired these properties on August 31, 2001 from First Federal.
(3)	Connecticut Bancshares owns seventeen commercial condominiums, which were all acquired at various times between 1990 and 2000 and are used for administrative offices.
(4)	Connecticut Bancshares maintains a license to possess the property. Generally, the holder of a license has less property rights than the possessor of a leasehold interest. The license has no expiration date.

Personnel

As of September 30, 2003, Connecticut Bancshares had 429 full-time employees and 98 part-time employees, none of whom is represented by a collective bargaining unit. Connecticut Bancshares believes its relationship with its employees is good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONNECTICUT BANCSHARES

The following discussion should be read in conjunction with “SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CONNECTICUT BANCSHARES” and the Consolidated Financial Statements of Connecticut Bancshares and Subsidiary and related Notes appearing elsewhere in this prospectus.

Forward-Looking Statements

This management’s discussion and analysis of Connecticut Bancshares’ financial condition and results of operations contains forward-looking statements that are based on assumptions and describe future plans, strategies and expectations of Connecticut Bancshares, including those with respect to its pending acquisition by New Haven Savings Bank. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Connecticut Bancshares’ ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of Connecticut Bancshares include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in Savings Bank of Manchester’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Subject to applicable laws and regulations, Connecticut Bancshares does not undertake—and specifically disclaims any obligation—to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

General

Connecticut Bancshares has only one subsidiary, Savings Bank of Manchester. Savings Bank of Manchester’s results of operations depend primarily on net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and securities, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. Savings Bank of Manchester also generates noninterest income primarily from fees charged on customers’ accounts and fees earned on activities such as investment services provided through a third party registered broker-dealer. Gains on sales of securities are another source of noninterest income. Savings Bank of Manchester’s noninterest expenses primarily consist of employee compensation and benefits, occupancy expense, advertising and other operating expenses. Savings Bank of Manchester’s results of operations are also affected by general economic and competitive conditions, notably changes in market interest rates, government policies and regulations. Savings Bank of Manchester exceeded all of its regulatory capital requirements at December 31, 2002 and at September 30, 2003.

Acquisition Of First Federal

On August 31, 2001, Connecticut Bancshares completed its acquisition of First Federal in a transaction accounted for under the purchase method of accounting. Accordingly, the assets and liabilities of First Federal are reflected in Connecticut Bancshares’ consolidated balance sheets at September 30, 2003, December 31, 2002 and December 31, 2001, and the results of operations of First Federal since August 31, 2001 are included in the consolidated statements of operations for the nine months ended September 30, 2003 and the years ended December 31, 2002 and December 31, 2001, as required by the purchase method of accounting.

Critical Accounting Policies

Note 1 of the Notes to Connecticut Bancshares’ Consolidated Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of Connecticut Bancshares’ consolidated financial statements. The following is a brief discussion of the more significant critical accounting policies and methods used by Connecticut Bancshares in preparation of financial statements.

General.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods. The most significant estimates and assumptions relate to determining the allowance for loan losses, other than temporary impairment of securities, income taxes, impairments of intangible assets and pension and other postretirement benefits. Actual amounts could differ significantly from these estimates. Senior management has discussed the development and selection of these accounting estimates and the related disclosures with the audit committee of Connecticut Bancshares’ Board of Directors.

Allowance For Loan Losses.    Savings Bank of Manchester devotes significant attention to maintaining high loan quality through its underwriting standards, active servicing of loans and aggressive management of nonperforming assets. The allowance for loan losses is maintained at a level estimated by management to provide adequately for probable loan losses which are inherent in the loan portfolio. Probable loan losses are estimated based on a quarterly review of the loan portfolio, loss experience, specific problem loans, economic conditions and other pertinent factors. In assessing risks inherent in the portfolio, management considers the risk of loss on nonperforming and classified loans including an analysis of collateral in each situation. Savings Bank of Manchester’s methodology for assessing the appropriateness of the allowance for loan losses includes several key elements. Problem loans are identified and analyzed individually to detect specific losses including an analysis of estimated cash flows for impaired loans. The loan portfolio is also segmented into pools of loans that are similar in type and risk characteristics (i.e., commercial, consumer and mortgage loans). Loss factors based on Savings Bank of Manchester’s historical chargeoffs are applied using Savings Bank of Manchester’s historical experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. Additionally, the portfolio is segmented into pools based on internal risk ratings with estimated loss factors applied to each rating category. Other factors considered in determining probable loan losses are any changes in concentrations in the portfolio, trends in loan growth, the relationship and trends in recent years of recoveries as a percentage of prior chargeoffs and peer bank’s loss experience. Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Savings Bank of Manchester believes it has established its existing allowance for loan losses consistent with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing Savings Bank of Manchester’s loan portfolio, will not request Savings Bank of Manchester to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Material increases in the allowance for loan losses will adversely affect Savings Bank of Manchester’s financial condition and results of operations.

Other Than Temporary Impairment Of Securities.    On a quarterly basis, Connecticut Bancshares reviews available for sale investment securities with unrealized depreciation for six consecutive months and other securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. Connecticut Bancshares judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. Unrealized losses which are not expected to reverse in the near term are charged to operations.

Income Taxes.    Connecticut Bancshares has not provided for Connecticut state income taxes since December 31, 1998 because it has a PIC as permitted by Connecticut law. Connecticut Bancshares believes it complies with the state PIC requirements and that no state taxes are due from December 31, 1998 through September 30, 2003; however, Connecticut Bancshares has not been audited by the state for such periods. If the state were to determine that the PIC was not in compliance with statutory requirements a material amount of taxes could be due.

Impairment Of Intangibles.    Connecticut Bancshares periodically evaluates intangible assets for potential impairment indicators and reviews goodwill for impairment at least on an annual basis. Connecticut Bancshares’ judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of acquired operations. Future events or changes in the fair value of Connecticut Bancshares’ common stock could cause Connecticut Bancshares to conclude that impairment indicators exist and that intangible assets are impaired. Any resulting impairment loss could have a material adverse impact on Connecticut Bancshares’ consolidated financial condition and results of operations. See Note 1 to the consolidated financial statements for further discussion.

Pension And Other Postretirement Employee Benefits.    The determination of Connecticut Bancshares’ obligation and expense for pension and other postretirement benefits is dependent on Connecticut Bancshares’ selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions are described in Note 14 to the consolidated financial statements and in “Liquidity and Capital Resources” on page 197, and include, among others, the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and healthcare costs. In accordance with accounting principles generally accepted in the United States, actual results that differ from Connecticut Bancshares’ assumptions are accumulated and amortized over future periods and therefore, generally affect Connecticut Bancshares’ recognized expense and recorded obligation in such future periods. While Connecticut Bancshares believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect pension and other postretirement obligations and Connecticut Bancshares’ future expense.

Changes In Connecticut Bancshares’ Financial Condition And Results Of Operations

The following analysis discusses changes in the financial condition and results of operations for the nine months ended September 30, 2003 and 2002, and for the years ended December 31, 2002 and 2001, and should be read in conjunction with Connecticut Bancshares’ condensed consolidated financial statements and the Notes thereto, appearing elsewhere herein.

Comparison Of Connecticut Bancshares’ Financial Condition At September 30, 2003 And December 31, 2002

Connecticut Bancshares’ total assets increased $18.5 million, or 0.7%, to $2.57 billion at September 30, 2003 as compared to $2.55 billion at December 31, 2002. The increase in assets was mainly attributable to a $137.6 million increase in net loans and a $90.3 million increase in cash and cash equivalents partially offset by a $214.2 million decrease in securities. The increase in net loans was primarily due to an $89.1 million increase in one- to four-family mortgages, a $37.1 million increase in commercial business loans and commercial and multi-family mortgages and a $10.0 million increase in installment loans. The increase in cash and cash equivalents was mainly due to prepayments on mortgage-backed securities and collateralized mortgage obligations as well as $97.6 million of securities that were called or matured during the first nine months of 2003. The growth in assets was primarily funded by an increase in advances from FHLB of $20.9 million and from the proceeds of maturities, sales and calls of available for sale securities.

The following table presents the amortized cost and fair value of Connecticut Bancshares’ available for sale securities, by type, at the dates indicated:

	At September 30, 2003		At December 31, 2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Debt securities:
Asset-backed securities	$67,075	$68,480	$91,370	$93,676
U.S. Government and agency obligations	69,925	75,852	156,466	164,580
Municipal obligations	22,888	23,918	23,357	23,978
Corporate securities	51,152	53,493	63,209	66,143

Total	211,040	221,743	334,402	348,377

Equity securities:
Marketable equity securities	1,000	1,000	17,427	21,753
Debt mutual funds	9,404	9,351	9,249	9,267
Other equity securities	1,354	1,354	1,388	1,388

Total	11,758	11,705	28,064	32,408

Total debt and equity securities	222,798	233,448	362,466	380,785

Mortgage-backed securities:
Collateralized mortgage obligations	215,969	215,016	247,236	250,428
Mortgage-backed securities	176,496	178,986	205,569	210,409

Total mortgage-backed securities	392,465	394,002	452,805	460,837

Total available for sale securities	$615,263	$627,450	$815,271	$841,622

Available for sale securities decreased $214.2 million, or 25.4%, from a fair value of $841.6 million at December 31, 2002 to a fair value of $627.5 million at September 30, 2003. Connecticut Bancshares had proceeds from sales of $59.2 million (including net gains of $5.5 million); maturities and calls of $97.6 million and principal payments of $243.1 million of securities during the nine months ended September 30, 2003. During the third quarter of 2003, Connecticut Bancshares substantially liquidated its marketable equity security portfolio. The net decrease in unrealized gains on securities was $14.2 million from December 31, 2002 to September 30, 2003. Securities purchased totaled $200.7 million during the nine months ended September 30, 2003.

Net loans increased $137.6 million, or 8.9%, from $1.5 billion at December 31, 2002 to $1.7 billion at September 30, 2003. Residential mortgages (including residential construction mortgages) increased $89.2 million, or 9.6%, from

$925.1 million at December 31, 2002 to $1.01 billion at September 30, 2003 due to continuing loan demand mainly due to refinancing activity in a low interest rate environment. Commercial real estate, commercial construction and business loans increased $38.7 million, or 7.7%, from $502.7 million at December 31, 2002, to $541.4 million at September 30, 2003, primarily due to an increase in commercial mortgage originations. As of September 30, 2003, commercial loans represented 31.9% of Savings Bank of Manchester’s loan portfolio.

Deposits totaled $1.59 billion at September 30, 2003, a decrease of $3.7 million, or 0.2%, compared to $1.60 billion at December 31, 2002. Checking accounts increased $21.2 million, or 5.9%, from $360.4 million at December 31, 2002 to $381.5 million at September 30, 2003. Savings and money market accounts increased $25.9 million, or 4.4%, from $592.4 million at December 31, 2002 to $618.3 million at September 30, 2003. Certificates of deposit decreased $50.8 million, or 7.9%, from $643.2 million at December 31, 2002 to $592.4 million at September 30, 2003. With certificate of deposit rates at a relatively low level, retail depositors may be holding their funds in savings, money market and checking accounts until interest rates rise. In addition, Savings Bank of Manchester offers a short-term transactional repurchase agreement (repo) account to commercial businesses and retail customers. These repo accounts are shown as short-term borrowed funds in the accompanying consolidated statements of condition. Short-term borrowed funds decreased $720,000, or 0.6%, from $121.1 million to $120.3 million during the first nine months of 2003. Advances from the FHLB increased $20.9 million, or 3.9%, from $533.9 million to $554.8 million during the first nine months of 2003.

Nonperforming assets totaled $2.2 million at September 30, 2003, compared to $2.9 million at December 31, 2002, a decrease of $731,000, or 25.3%. Other real estate owned totaled $112,000 at September 30, 2003 compared to $0 at December 31, 2002. During the first nine months of 2003 Savings Bank of Manchester foreclosed on three residential properties and subsequently sold two of those properties.

The following table sets forth information regarding Connecticut Bancshares’ nonperforming loans and other real estate owned:

	September 30, 2003	December 31, 2002
	(Dollars in thousands)
Nonperforming loans(1):
Loans past due 90 days and still accruing:
One- to four- family mortgages	$390	$527
Commercial and multifamily mortgages	—	395
Commercial business	187	313
Installment	244	108

Total loans past due 90 days and still accruing	821	1,343

Loans on nonaccrual:
One- to four- family mortgages	125	306
Commercial and multifamily mortgages	286	393
Commercial business	819	852

Total loans on nonaccrual	1,230	1,551

Total nonperforming loans	2,051	2,894
Other real estate owned	112	—

Total nonperforming assets	$2,163	$2,894

Total nonperforming loans as a percentage of gross loans	0.12%	0.19%

Total nonperforming assets as a percentage of total assets	0.08%	0.11%

(1) In December 2003, a $4.3 million commercial loan was placed on nonaccrual status. The loan is collateralized by real estate and machinery and equipment with an aggregate appraised value of approximately $5.0 million based on independent appraisals completed during the past 18 months.

On a monthly basis, management informs the Board of Directors of the amount of loans delinquent for more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that Savings Bank of Manchester owns. Savings Bank of Manchester ceases accruing interest on mortgage loans when principal or interest payments are delinquent 90 days or more unless management determines that the loan principal and interest is fully secured and in the process of collection. Once the accrual of interest on a loan is discontinued, all interest previously accrued is reversed against current period interest income once management determines that interest is uncollectable.

The allowance for loan losses was $16.5 million at September 30, 2003; an increase of $315,000 from the $16.2 million recorded at December 31, 2002. The allowance for loan losses as a percentage of gross loans was 0.97% at September 30, 2003 as compared to 1.04% at December 31, 2002. The allowance for loan losses as a percentage of nonperforming loans was 803.9% at September 30, 2003 as compared to 558.8% at December 31, 2002.

Savings Bank of Manchester devotes significant attention to maintaining high loan quality through its underwriting standards, active servicing of loans and aggressive management of nonperforming assets. The allowance for loan losses is maintained at a level estimated by management to provide adequately for probable loan losses which are inherent in the loan portfolio. Probable loan losses are estimated based on a quarterly review of the loan portfolio, loss experience, specific problem loans, economic conditions and other pertinent factors. In assessing risks inherent in the portfolio, management considers the risk of loss on nonperforming and classified loans including an analysis of collateral in each situation. Savings Bank of Manchester’s methodology for assessing the appropriateness of the allowance for loan losses includes several key elements. Problem loans are identified and analyzed individually to estimate specific losses including an analysis of estimated future cash flows for impaired loans. The loan portfolio is also segmented into pools of loans that are similar in type and risk characteristics (i.e., commercial, consumer and mortgage loans). Loss factors based on Savings Bank of Manchester’s historical chargeoffs are applied using Savings Bank of Manchester’s historical experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. Additionally, the portfolio is segmented into pools based on internal risk ratings with loss factors applied to each rating category. Other factors considered in determining probable loan losses are any changes in concentrations in the portfolio, trends in loan growth, the relationship and trends in recent years of recoveries as a percentage of prior chargeoffs and peer banks’ loss experience.

The allowance for loan losses consists of a formula allowance for various loan portfolio classifications and an amount for loans identified as impaired, if necessary. The allowance is an estimate, and ultimate losses may vary from current estimates. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.

A portion of the allowance for loan losses is not allocated to any specific segment of the loan portfolio. This unallocated reserve is maintained for two primary reasons: there exists an inherent subjectivity and imprecision to the analytical processes employed, and the prevailing business environment, as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. Moreover, management has identified certain risk factors, which could impact the degree of loss sustained within the portfolio. These include: market risk factors, such as the effects of economic variability on the entire portfolio, and unique portfolio risk factors that are inherent characteristics of Savings Bank of Manchester’s loan portfolio. Market risk factors may consist of changes to general economic and business conditions that may impact Savings Bank of Manchester’s loan portfolio customer base in terms of ability to repay and that may result in changes in value of underlying collateral. Unique portfolio risk factors may include industry or geographic concentrations, or trends that may exacerbate losses resulting from economic events which Savings Bank of Manchester may not be able to fully diversify out of its portfolio.

Due to the inherent imprecise nature of the loan loss estimation process and ever changing conditions, these risk attributes may not be adequately captured in data related to the formula-based loan loss components used to determine allocations in Savings Bank of Manchester’s analysis of the adequacy of the allowance for loan losses. Management, therefore, has established and maintains an unallocated allowance for loan losses. The amount of the unallocated allowance was $3.6 million at September 30, 2003 as compared to $3.2 million at December 31, 2002. As a percentage of the allowance for loan losses, the unallocated was 21.8% of the total allowance for loan losses at September 30, 2003 and 20.0% of the total allowance for loan losses at December 31, 2002.

Savings Bank of Manchester uses three separate methods to estimate the allowance for loan losses as discussed above and then uses a weighted average formula to estimate the final allowance for loan losses. Savings Bank of Manchester uses a portfolio segmentation method, a risk rating method, and a historical method for estimating the allowance for loan losses. The weighting factors were 45%, 45% and 10%, respectively, at both September 30, 2003 and December 31, 2002.

Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Savings Bank of Manchester believes it has established its existing allowance for loan losses consistent with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing Savings Bank of Manchester’s loan portfolio, will not request Savings Bank of Manchester to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Material increases in the allowance for loan losses will adversely affect Savings Bank of Manchester’s financial condition and results of operations.

Total stockholders’ equity increased $4.7 million, or 1.9%, to $256.3 million at September 30, 2003 compared to $251.6 million on December 31, 2002. The increase is due primarily to net income of $23.3 million for the nine months ended September 30, 2003 and the exercise of stock options and related tax benefits of $7.6 million. Partially offsetting this increase was the repurchase of 393,219 shares of Company common stock during the first nine months of 2003 for $16.2 million and a reduction in accumulated other comprehensive income. The decrease in accumulated other comprehensive income was due to a reduction in the unrealized gain on securities available for sale, net of taxes of $9.2 million. The decline in the unrealized gain was due to the realization of $5.5 million of security gains during the nine months ended September 30, 2003 and a higher interest rate environment reducing the fair value of Connecticut Bancshares fixed income portfolio. As of September 30, 2003, Connecticut Bancshares has repurchased 558,641 shares of its common stock since its conversion to a public company on March 2, 2000 at a weighted average price of $38.92 per share, for a total of $21.7 million. Connecticut Bancshares had previously announced that its Board of Directors has authorized the repurchase of up to 561,600, or approximately 5%, of its outstanding shares of its common stock.

Comparison Of Connecticut Bancshares’ Operating Results For The Nine Months Ended September 30, 2003 And 2002

Net Income.    Net income for the nine months ended September 30, 2003 was $23.3 million compared to $18.4 million for the nine months ended September 30, 2002. The results for the nine months ended September 30, 2003 include a $1.6 million increase in net interest income, primarily due to a lower cost of funds and higher volume of loans, partially offset by lower asset yields. Net income also increased as a result of increases in service charge and fee income of $2.2 million, higher net gains on sales of securities of $3.8 million and lower amortization of other intangible assets of $2.4 million due to noncompete agreements with former First Federal executives which became fully amortized during the third quarter of 2002. Net income was reduced due to higher employee benefits of $2.8 million primarily due to increased restricted stock, pension and ESOP expenses. During the first nine months of 2003 Connecticut Bancshares incurred $1.7 million in merger related expenses.

Net Interest Income.    Net interest income increased $1.6 million, or 2.7%, to $61.1 million for the first nine months of 2003 compared to $59.5 million for the first nine months of 2002. The increase was primarily due to higher average loans and a lower cost of funds, partially offset by lower asset yields. Total interest and dividend income decreased $7.8 million, or 7.4%, to $97.8 million for the first nine months of 2003 from $105.6 million for the first nine months of 2002. Interest income on loans decreased $1.7 million, or 2.2%, to $73.9 million for the nine months ended September 30, 2003 compared to $75.5 million for the nine months ended September 30, 2002. The decrease was due to a 74 basis point decrease in the average yield on loans partially offset by a $145.8 million increase in the average balance of loans outstanding. The decrease in yield and the increase in loan volume were mainly due to a lower interest rate environment and higher prepayments and refinancings of residential mortgages. Interest and dividend income from investment securities, short-term investments and FHLB stock decreased $6.1 million, or 20.3%, to $23.9 million for the nine months ended September 30, 2003 compared to $30.0 million for the nine months ended September 30, 2002. The decrease in income was mainly due to lower yields resulting from a lower interest rate environment. The yield on investment securities, short-term investments and FHLB stock decreased 70 basis points to 4.23% for the nine months ended September 30, 2003 as compared to 4.93% for the nine months ended September 30, 2002.

Interest Expense.    Interest expense decreased $9.3 million, or 20.3%, to $36.7 million for the nine months ended September 30, 2003 compared to $46.0 million for the nine months ended September 30, 2002. The decrease was primarily due to a decrease in the overall cost of funds for interest-bearing liabilities of 68 basis points. The cost of funds for the first nine months of 2003 was 2.29% as compared to 2.97% for the first nine months of 2002. The decrease in the cost of funds was primarily due to a lower interest rate environment.

Average Balances, Interest and Average Yields/Cost.    The following table presents certain information for the periods indicated regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. The yields and rates include fees which are considered adjustments to yields.

	For the Nine Months Ended September 30,
	2003			2002
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans(1)(6)(7):
Real estate	$1,317,692	$59,778	6.05%	$1,201,801	$60,962	6.76%
Consumer	135,609	5,706	5.61	120,399	6,120	6.78
Commercial(5)	186,856	8,429	6.03	172,108	8,492	6.60

Total loans(5)	1,640,157	73,913	6.01	1,494,308	75,574	6.75

Mortgage-backed securities(2)	202,233	6,531	4.31	123,371	5,749	6.21
Collateralized mortgage obligations(2)	220,610	6,562	3.97	229,227	9,077	5.28
Investment securities(2)(5):
U.S. Government and agency obligations	100,604	3,828	5.09	166,055	5,573	4.49
Municipal obligations	23,171	1,245	7.16	23,650	1,256	7.08
Corporate securities	55,706	2,189	5.24	57,093	2,702	6.31
Common stock and mutual funds	22,191	558	3.35	36,920	1,089	3.93
Other investment securities	1,327	5	0.50	1,007	7	0.93
Asset-backed securities	72,919	2,454	4.49	102,827	3,522	4.57
Other interest-bearing assets:
FHLB stock	30,783	725	3.14	30,783	863	3.74
Short-term investments	41,019	331	1.08	57,643	783	1.82

Total interest-earning assets(5)	2,410,720	$98,341	5.44%	2,322,884	$106,195	6.10%

Noninterest-earning assets	144,287			134,708

Total assets	$2,555,007			$2,457,592

Interest-bearing liabilities:
Deposits:
NOW accounts	$226,568	$527	0.31%	$209,684	$899	0.57%
Savings and money market accounts	607,768	2,880	0.63	566,878	6,206	1.46
Certificates of deposit	615,964	14,029	3.05	698,360	19,785	3.79
Escrow deposits	12,908	148	1.53	9,210	117	1.70

Total interest-bearing deposits	1,463,208	17,584	1.61	1,484,132	27,007	2.43
Short-term borrowed funds	117,405	582	0.66	113,400	1,304	1.54
Advances from FHLB	563,226	18,496	4.39	475,028	17,708	4.98

Total interest-bearing liabilities	2,143,839	$36,662	2.29%	2,072,560	$46,019	2.97%

Noninterest-bearing liabilities	156,926			137,627

Total liabilities	2,300,765			2,210,187
Stockholders’ equity	254,242			247,405

Total liabilities and stockholders’ equity	$2,555,007			$2,457,592

Net interest-earning assets	$266,881			$250,324

Net interest income(5)		$61,679			$60,176

Interest rate spread(3)(5)			3.15%			3.13%
Net interest margin(4)(5)			3.41%			3.45%
Ratio of interest-earning assets to interest-bearing liabilities			112.45%			112.08%

Taxable-equivalent adjustments:
Loans		$36			$33
Investment securities		510			601

Total		$546			$634

(1)	Balances are net of undisbursed proceeds of construction loans in process and include nonperforming loans.
(2)	Yields are calculated on amortized cost and exclude the impact of unrealized gains and losses on available for sale securities.
(3)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Net interest margin represents fully taxable-equivalent net interest income as a percentage of average interest-earning assets.
(5)	Fully taxable-equivalent yields are calculated assuming a 35% federal income tax rate.
(6)	Interest on nonperforming loans has been included only to the extent reflected in the Consolidated Statements of Operations.
(7)	Includes amortization of net deferred loan fees (net of costs) of $151,000 and $28,000 for the nine months ended September 30, 2003 and 2002, respectively.

Rate/Volume Analysis.    The following table presents the effects of changing rates and volumes on the interest income and interest expense of Connecticut Bancshares. The table presents the effects on a fully taxable-equivalent basis using amortized cost as described in footnotes 2, 4 and 5 in the previous section. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate/volume column shows the effects attributable to changes in both rate and volume, which cannot be segregated. The net column represents the sum of the prior columns.

	For the Nine Months Ended September 30, 2003 Compared to the Nine Months Ended September 30, 2002
	Increase (Decrease) Due to
	Rate	Volume	Rate/Volume	Net
	(In thousands)
Interest-earning assets:
Loans:
Real estate	$(6,441)	$5,879	$(622)	$(1,184)
Consumer	(1,054)	773	(133)	(414)
Commercial	(728)	728	(63)	(63)

Total loans	(8,223)	7,380	(818)	(1,661)
Mortgage-backed securities	(1,765)	3,675	(1,128)	782
Collateralized mortgage obligations	(2,259)	(341)	85	(2,515)
Investment securities	(380)	(3,971)	(109)	(4,460)

Total interest-earning assets	(12,627)	6,743	(1,970)	(7,854)

Interest-bearing liabilities:
Deposits:
NOW accounts	(411)	72	(33)	(372)
Savings and money market accounts	(3,520)	448	(254)	(3,326)
Certificates of deposit	(3,879)	(2,334)	457	(5,756)
Other	(11)	47	(5)	31

Total deposits	(7,821)	(1,767)	165	(9,423)
Short-term borrowed funds	(742)	46	(26)	(722)
Advances from FHLB	(2,108)	3,288	(392)	788

Total interest-bearing liabilities	(10,671)	1,567	(253)	(9,357)

(Decrease) increase in net interest income	$(1,956)	$5,176	$(1,717)	$1,503

Provision for Loan Losses.    The provision for loan losses was $975,000 for the nine months ended September 30, 2003 and $1.13 million for the nine months ended September 30, 2002. Savings Bank of Manchester lowered its provision for loan losses as nonperforming loans are at lower levels than prior years. Additionally, Savings Bank of Manchester had less past due loans and less net charge-offs than in the prior year. There were some encouraging signs in the economy in the third quarter of 2003 as well. Manufacturing output was slightly higher and, with wartime concerns subsided, manufacturers are ordering new equipment. The allowance for loan losses was 0.97% of total loans and 803.9% of nonperforming loans at September 30, 2003 compared to 1.04% and 558.8%, respectively, at December 31, 2002.

Noninterest Income.    Noninterest income was $20.0 million for the nine months ended September 30, 2003 as compared to $14.0 million for the nine months ended September 30, 2002. The increase was primarily due to higher service charges and fees and an increase in net gains on sales of securities. Service charges and fees were $11.4 million for the nine months ended September 30, 2003 compared to $9.2 million for the nine months ended September 30, 2002, an increase of

$2.2 million, or 23.9%. Income from service charges and fees increased $1.4 million from demand deposit account fees, $521,000 from prepayment penalties on loans and $311,000 from increased fees on merchant services. Gains on sales of securities increased $3.8 million from the prior year period. During the third quarter of 2003, Connecticut Bancshares substantially liquidated its marketable equity securities portfolio.

Noninterest Expense.    Noninterest expense increased $166,000, or 0.4%, from $45.0 million for the nine months ended September 30, 2002 to $45.2 million for the nine months ended September 30, 2003. The increase in noninterest expense from the prior year period was primarily due to merger related expenses and an increase in employee benefits, partially offset by decreases in amortization of other intangible assets ($2.4 million), fees and services ($721,000), salaries ($432,000), marketing ($347,000), and furniture and equipment expenses ($403,000). Connecticut Bancshares incurred $1.7 million in expenses, primarily professional fees, relating to the pending merger with New Haven Savings Bank in the nine months ended September 30, 2003. Employee benefits increased primarily due to increased restricted stock, pension and ESOP expenses. In conjunction with the 2001 acquisition of First Federal, Savings Bank of Manchester recorded an intangible asset for noncompete agreements with former First Federal executives. The agreements were amortized over their twelve-month term through the third quarter of 2002. Fees and services decreased primarily due to lower information technology and investment consulting expenses. Salary expense decreased primarily due to higher cost deferrals relating to the origination of residential mortgages. Marketing expenses decreased as Savings Bank of Manchester reduced its expense related to various media advertising. Furniture and equipment expenses decreased as certain assets became fully depreciated.

Provision for Income Taxes.    Income tax expense increased $2.7 million from $8.9 million for the first nine months of 2002 to $11.6 million for the nine months ended September 30, 2003. The effective tax rate for the nine months ended September 30, 2003 was 33.2% compared to 32.6% in the prior year period.

Comparison Of Connecticut Bancshares’ Financial Condition At December 31, 2002 And 2001

Connecticut Bancshares’ total assets increased $101.1 million, or 4.1%, to $2.5 billion at December 31, 2002 as compared to $2.4 billion at December 31, 2001. The increase was primarily due to a $119.4 million increase in net loans and an $83.1 million increase in securities, partially offset by a $97.4 million decrease in cash and cash equivalents. The increase in loans was primarily due to real estate loans, as one- to four-family mortgages increased $65.3 million and construction, commercial and multi-family mortgages increased $31.8 million. The increase in securities was mainly due to the deployment of cash and cash equivalents as Savings Bank of Manchester sold collateralized mortgage obligations previously acquired from First Federal in December 2001 and had not reinvested the funds in longer term securities as of year-end 2001. The increase in securities was mainly in mortgage-backed and asset-backed securities, partially offset by the sale of collateralized mortgage obligations. The growth in assets was primarily funded by an increase in advances from FHLB of $68.5 million. Stockholders’ equity increased $16.2 million, primarily due to net income for the period, partially offset by the funding of the trustees’ repurchase of restricted stock associated with the October 21, 2002 restricted stock awards under Connecticut Bancshares’ 2002 Equity Compensation Plan and the declaration of $0.43 per share, or $4.5 million, of dividends during 2002.

Deposits at Savings Bank of Manchester totaled $1.6 billion at December 31, 2002, an increase of $5.0 million, or 0.3%, compared to $1.6 billion at December 31, 2001. The deposit growth reflects an increase in nonmaturity deposits partially offset by a decrease in certificates of deposit. Nonmaturity deposits (savings, money market, NOW and demand deposit accounts) increased $98.8 million, while certificates of deposits decreased $93.8 million. Savings Bank of Manchester shifted its marketing focus during 2002 to obtain nonmaturity deposit accounts to take advantage of their lower cost of funds when compared to certificates of deposits. In addition, Savings Bank of Manchester continues to market a short-term commercial transactional repurchase agreement (“repo”) account to commercial businesses. These repo accounts increased $3.9 million, or 3.3%, during 2002. Advances from Federal Home Loan Bank increased $68.5 million, or 14.7%, from $465.4 million in 2001, to $533.9 million at December 31, 2002. These funds were primarily used to fund real estate loan growth.

Nonperforming assets totaled $2.9 million at December 31, 2002 compared to $7.8 million at December 31, 2001, representing a decrease of $4.9 million, or 62.8%. The decrease in nonperforming loans was in commercial loans of $2.1 million, construction, commercial real estate and multifamily mortgages of $1.8 million, one- to four-family mortgages of $439,000, and consumer loans of $436,000. During the fourth quarter of 2002, Savings Bank of Manchester received $6.0 million to pay off its two largest nonperforming loans. The first nonperforming loan, a $2.4 million construction mortgage, was paid off in October 2002. Savings Bank of Manchester received $3.2 million which paid off the remaining principal and resulted in a recovery of previously charged off principal of $700,000 and a recovery of interest income not previously accrued of $136,000. In December 2002, Savings Bank of Manchester received $2.8 million to repay a commercial loan that was in nonaccrual status. Savings Bank of Manchester paid off the remaining principal of $2.4 million and recorded a recovery of previously charged off principal of $34,000 and a recovery of interest income not previously accrued of $332,000. Nonperforming loans as a percentage of gross loans decreased to 0.19% at December 31, 2002 from 0.53% at December 31, 2001. Nonperforming assets as a percentage of total assets decreased to 0.11% at December 31, 2002 from 0.32% at December 31, 2001. Other real estate owned declined $84,000, or 100.00%, to zero as of December 31, 2002 due to property sales.

Other intangible assets decreased $3.3 million from $12.9 million at December 31, 2001 to $9.6 million at December 31, 2002. The decrease is primarily due to the amortization of intangible assets recorded from the First Federal acquisition in 2001. Savings Bank of Manchester amortized a total of $3.9 million during 2002 of which $3.5 million was related to the acquisition of First Federal. In 1997 and 1995, Savings Bank of Manchester acquired certain fixed assets and assumed certain deposit liabilities of three branches in Central and Northern Connecticut. Savings Bank of Manchester amortized $432,000 during 2002 relating to these branch purchases. During 2002, Savings Bank of Manchester acquired certain assets of On Line Services (“OLS”), a company that provided merchant processing services mainly in western Massachusetts. Savings Bank of Manchester recorded a $300,000 intangible asset in connection with the purchase and is amortizing the asset on a straight line basis over an eight year period. Savings Bank of Manchester amortized $25,000 during 2002 relating to OLS. Partially offsetting the $3.9 million amortization was the recording of the OLS intangible asset as well as an increase in an additional minimum pension liability. Savings Bank of Manchester recorded an intangible asset of $299,000 related to the additional minimum pension liability. The additional minimum pension liability relates to Savings Bank of Manchester’s qualified defined benefit pension plan, supplemental retirement plans for certain executives and a consultation plan for certain outside directors.

Goodwill decreased $482,000 from $20.0 million at December 31, 2001 to $19.5 million at December 31, 2002. During 2002, Savings Bank of Manchester finalized its allocation of the purchase price for the First Federal acquisition which resulted in a reduction in goodwill and income taxes payable. The adjustment primarily represented a reduction in tax reserves as of the acquisition date.

Other assets increased $1.7 million, from $4.3 million at December 31, 2001 to $6.0 million at December 31, 2002. The increase was due mainly to the funding of a previously established supplemental retirement plan for executives.

Other liabilities increased $3.0 million from $27.0 million at December 31, 2001 to $30.0 million at December 31, 2002. The increase in other liabilities was primarily due to increased benefit plan accruals.

Total capital increased $16.2 million, or 6.9%, to $251.6 million at December 31, 2002 compared to $235.4 million at December 31, 2001. The increase was primarily due to net income for the period, partially offset by the funding of the trustees’ repurchase of restricted stock associated with the October 21, 2002 restricted stock awards under Connecticut Bancshares’ 2002 Equity Compensation Plan, the repurchase of 165,422 shares of treasury stock for $5.5 million and the declaration of $0.43 per share, or $4.5 million, of dividends during 2002.

Comparison Of Connecticut Bancshares’ Operating Results For The Years Ended December 31, 2002 And 2001

Net Income.    Net income for the year ended December 31, 2002 was $25.9 million compared to net income of $12.8 million for the prior year, an increase of $13.2 million, or 103.4%. Earnings per diluted share for the year ended December 31, 2002 were $2.40 based on 10.8 million weighted average shares outstanding, compared to earnings per diluted share for the prior year of $1.19 based on 10.7 million weighted average shares outstanding.

During the year ended December 31, 2002, Connecticut Bancshares recorded $2.7 million ($1.8 million, net of tax) of net gains from securities transactions and a charge of $1.5 million ($969,000, net of tax) for other than temporary impairment of investment securities. During the year ended December 31, 2001, Connecticut Bancshares recorded $481,000 ($313,000, net of tax) of net gains from securities transactions and a charge of $4.1 million ($2.7 million, net of tax) for other than temporary impairment of investment securities. In addition, during the third quarter of 2001 Connecticut Bancshares recorded $1.4 million of director and employee retirement expenses and $872,000 of relocation and branch closing costs resulting from the 2001 acquisition of First Federal.

Net Interest Income.    Net interest income increased $17.2 million, or 27.1%, to $80.7 million for 2002 from $63.5 million for 2001. The increase was primarily a result of higher interest income from an increase in the level of average interest earning assets, partially offset by lower yields. The increase in interest income was partially offset by higher interest expense resulting from an increase in the level of average interest bearing liabilities, partially offset by lower rates. The higher levels of average interest earning assets and average interest bearing liabilities was primarily due to the acquisition of First Federal in August 2001. Lower asset yields and lower deposit and borrowing rates were primarily caused by a lower overall interest rate environment in 2002 as compared to 2001.

Interest Income.    Interest and dividend income increased $25.2 million, or 21.8%, to $140.6 million for 2002 from $115.4 million for 2001. The average yield on interest earning assets decreased 84 basis points from 6.9% in 2001 to 6.1% in 2002, primarily due to a decrease in market interest rates. Interest income on loans increased $14.6 million, or 16.9%, to $101.0 million for 2002 compared to $86.4 million for 2001. The increase was primarily due to a $345.7 million increase in the average balance of loans outstanding, partially offset by a 74 basis point decrease in the average yield on loans primarily due to a lower interest rate environment. The increase in the average balance of loans was due to the First Federal acquisition and post-acquisition loan growth. Total gross loans increased by $120.4 million, or 8.4%, from December 31, 2001 to December 31, 2002 and by $175.0 million, or 12.7%, from September 30, 2001, the first quarter-end after the First Federal acquisition, to December 31, 2002. Most of the loan growth during these periods was related to loans secured by residential and commercial real estate. Interest and dividend income from investment securities and other interest-bearing assets increased $10.6 million, or 36.4%, to $39.6 million for 2002 compared to $29.0 million for 2001. The increase in interest and dividend income from investment securities and other interest-bearing assets was due to an increase in the average balance of $309.8 million, or 59.4%, to $831.2 million for the year ended December 31, 2002, primarily due to the First Federal acquisition. Investment and other interest-bearing asset yields decreased 81 basis points in 2002 as compared to 2001 due to a decrease in market interest rates.

Interest Expense.    Interest expense increased $8.0 million, or 15.4%, to $59.9 million for 2002 from $51.9 million for 2001. The increase reflects an increase in expense on advances from FHLB of $11.6 million, partially offset by a decrease in expense on deposits and escrow of $2.3 million and a decrease in expense for short-term borrowed funds of $1.2 million. Interest expense on advances from FHLB increased primarily due to increased average volume of $248.2 million, partially offset by lower rates of 28 basis points. Interest expense on deposits and escrow decreased primarily due to lower rates of 108 basis points partially offset by higher average volume of $399.4 million. The higher volumes were primarily due to the First Federal acquisition, and the lower rates were due to a decrease in market interest rates. Interest expense on short-term borrowed funds represented by commercial transactional repurchase agreements decreased primarily due lower rates of 119 basis points. The average cost of funds for Connecticut Bancshares decreased 75 basis points from 3.6% in 2001 to 2.9% in 2002, mainly due to lower market interest rates.

Provision for Loan Losses.    The provision for loan losses was $1.5 million for 2002 compared to $2.0 million for 2001. The allowance for loan losses was 1.04% of total loans and 558.8% of nonperforming loans at December 31, 2002 compared to 1.06% and 198.3%, respectively, at December 31, 2001. The decrease in provision is due to an additional provision of $500,000 recorded in the third quarter of 2001 related to First Federal and a recovery of $700,000 recorded in the fourth quarter of 2002 in connection with the repayment of Savings Bank of Manchester’s largest nonperforming loan. Management increased the loan loss provision for the third quarter of 2001 to increase the reserve for First Federal loans to the amounts recorded by Savings Bank of Manchester on comparable loans.

Noninterest Income.    Noninterest income increased $10.0 million or 111.4% to $19.0 million for 2002 as compared to $9.0 million for 2001. The increase in noninterest income was primarily due to increases in service charges and fees, gains from sales of securities, income from cash surrender value life insurance, income from brokerage commissions and a decrease in other than temporary impairment of investment securities. Service charges and fee income increased $3.3 million, or 34.9%, from $9.6 million in 2001 to $12.9 million in 2002. Service charges on checking accounts and ATM fees increased $1.2 million over the prior year primarily due to the First Federal acquisition. Merchant service fees increased $859,000 over the prior year as transaction levels at Savings Bank of Manchester’s merchants increased.

Loan related fees increased $698,000 over the prior year mainly due to commercial mortgage prepayment penalties, late charges and reduced amortization of mortgage servicing rights. For each commercial mortgage loan originated, Savings Bank of Manchester typically will include a prepayment clause that would require the borrower to pay a prepayment fee if the borrower repays the loan prior to maturity. Depending on the original term of the loan, these clauses typically range from 5 to 10 years from the date of origination. During 2002, primarily in the fourth quarter, commercial mortgages totaling $18.7 million were prepaid by the borrower. In all cases, Savings Bank of Manchester granted new loans with market interest rates and terms including additional prepayment provisions. Fees of $325,000 were collected and recorded as income in relation to these loan repayments. Management believes that if Savings Bank of Manchester had chosen not to modify these interest rates, the majority of the borrowers would have paid the prepayment penalty and left Savings Bank of Manchester. Debit and credit card fees increased $452,000 year primarily due to the First Federal acquisition.

Gains on sales of securities increased $2.2 million over the prior year mainly due to sales of equity securities. Income from cash surrender value life insurance and brokerage commissions increased primarily due to the First Federal acquisition and the related increase in life insurance.

On a quarterly basis, Connecticut Bancshares reviews available for sale investment securities with unrealized depreciation for six consecutive months and other securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. Connecticut Bancshares judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. In accordance with this policy, for the year ended December 31, 2002 and 2001 Connecticut Bancshares recorded other than temporary impairment charges of $1.5 million and $4.1 million, respectively. The charges were computed using the closing price of the securities as of the respective impairment date. All of the securities impaired are publicly traded. There were no material unrecognized impairment losses as of December 31, 2002 and 2001.

Noninterest Expense.    Noninterest expense increased $8.3 million, or 16.2%, to $59.6 million for 2002 from $51.3 million for 2001. The increase in noninterest expense for 2002 was primarily due to higher salaries, employee benefits, fees and services, amortization of other intangible assets, occupancy and furniture and equipment expenses. Partially offsetting these increases was the 2001 charges pertaining to director and employee retirement expenses and relocation and branch closing costs. The primary reason for increases in noninterest expense was the acquisition of First Federal. Salaries increased $2.3 million, or 12.4%, from $18.2 million at December 31, 2001 to $20.5 million at December 31, 2002, mainly due to the addition of 108 full time equivalent employees due to the First Federal acquisition. Employee benefits increased $2.9 million, or 33.3%, from $8.6 million for the year ended December 31, 2001 to $11.5 million for the year ended December 31, 2002. The increase was due to an increase in pension expense of $795,000 primarily due to the First Federal acquisition, increased ESOP expense of $498,000 due to a higher average stock price, increased payroll taxes of $376,000 due primarily to more employees, an increase in cost of nonqualified benefit plans of $321,000 and an increase in health insurance costs of $296,000.

Fees and services increased $1.5 million from $5.7 million for 2001 to $7.2 million for 2002. Within fees and services, several areas had increased costs. Consulting fees increased $376,000 primarily due to the hiring of outside information systems consultants. Programming and software licensing fees increased $307,000 as Savings Bank of Manchester continues to upgrade its software programs. Debit card expenses increased $207,000 as more debit card transactions were processed. Investment consulting fees increased $192,000 as Savings Bank of Manchester’s portfolio grew due to the acquisition of First Federal. Director fees increased $142,000 primarily due to the addition of two former First Federal directors to Savings Bank of Manchester Board and one former First Federal director to the Connecticut Bancshares Board, as well as more committee meetings.

Amortization of other intangible assets increased $1.9 million, or 98.5%, during 2002. Due to the acquisition of First Federal, Connecticut Bancshares recorded other intangible assets for noncompete agreements with former First Federal executives and a core deposit intangible. The noncompete agreement intangible amortized four months during 2001 and eight months in 2002, as it was amortized on a straight line basis over its term of twelve months. The core deposit intangible amortized four months in 2001 and twelve months in 2002, as it is being amortized on a straight line basis over its estimated life of eight years.

Occupancy expenses increased $555,000 and furniture and equipment expenses increased $512,000 primarily due to the acquisition of First Federal. During the third quarter of 2001, Connecticut Bancshares recorded noninterest expenses totaling $2.3 million that are nonrecurring in nature including director and employee retirement expenses of $1.4 million and $872,000 of relocation and branch closing costs. Savings Bank of Manchester offered an early retirement package to certain employees resulting in a charge of $547,000. Connecticut Bancshares granted stock options and restricted stock to the former Chairman of the Board, incurring $541,000 of expense. Connecticut Bancshares also accelerated the vesting of previously granted stock options and restricted stock to a director who retired on December 31, 2001. The charge incurred with the vesting acceleration was $331,000. Savings Bank of Manchester recorded $872,000 of relocation and branch closing costs primarily due to the closing of five Savings Bank of Manchester branches that were no longer necessary due to overlap of market areas caused by the acquisition of First Federal.

Provision for Income Taxes.    The provision for income taxes increased $6.3 million, or 98.0%, to $12.6 million for 2002 from $6.4 million for 2001. The effective tax rates were 32.7% for 2002 and 33.3% for 2001. The slight decrease in effective rate is primarily due to certain tax advantaged assets acquired from First Federal, including municipal bonds and bank owned life insurance. The increase in tax expense is due to an increase in taxable income.

Comparison Of Connecticut Bancshares’ Operating Results For The Years Ended December 31, 2001 And 2000

Net Income.    Net income increased by $5.4 million, or 72.9%, to $12.8 million for 2001 from $7.4 million for 2000. Earnings per diluted share for the year ended December 31, 2001 were $1.19 based on 10.7 million weighted average diluted shares outstanding. During 2001, Connecticut Bancshares recorded charges of $4.1 million of other than temporary impairment of investment securities. In addition, during 2001 Connecticut Bancshares recorded director and employee retirement expenses of $1.4 million and $872,000 of relocation and branch closing costs resulting from the acquisition of First Federal. Net income for the year ended December 31, 2000 was reduced by a one-time nonrecurring expense of $8.3 million ($5.4 million, net of tax) relating to Connecticut Bancshares’ establishment of SBM Charitable Foundation, Inc. in March 2000 in connection with Savings Bank of Manchester’s conversion from the mutual holding company form of organization to the stock holding company form of organization. Due to the timing of that conversion, earnings per share for the year ended December 31, 2000 are not meaningful.

Net Interest Income.    Net interest income increased $12.2 million, or 23.8%, to $63.5 million for 2001 from $51.3 million for 2000. The increase was primarily a result of higher interest income from an increase in the level of interest earning assets, partially offset by lower yields. The increase in interest income was partially offset by higher interest expense resulting from an increase in the level of interest bearing liabilities, partially offset by lower rates. The higher levels of interest earning assets and interest bearing liabilities was primarily due to the acquisition of First Federal. Lower asset yields and lower deposit and borrowing rates were primarily caused by a lower overall interest rate environment in 2001 as compared to 2000.

Interest and dividend income increased $20.3 million, or 21.4%, to $115.4 million for 2001 from $95.1 million for 2000. The average yield on interest earning assets decreased 50 basis points from 7.4% in 2000 to 6.9% in 2001, primarily due to a decrease in general market interest rates. Interest income on loans increased $10.2 million, or 13.4%, to $86.4 million for 2001 compared to $76.2 million for 2000. The increase was primarily due to a $170.1 million increase in the average balance of loans outstanding, partially offset by a 25 basis point decrease in the average yield on loans primarily due to a lower interest rate environment. Interest and dividend income from investment securities and other interest-bearing assets increased $10.1 million, or 53.4%, to $29.0 million for 2001 compared to $18.9 million for 2000. The increase in interest and dividend income from investment securities and other interest-bearing assets was due to an increase in the average balance of $220.0 million, or 73.0%, to $521.4 million for the year ended December 31, 2001, primarily due to the First Federal acquisition. Investment and other interest-bearing asset yields decreased 74 basis points in 2001 as compared to 2000 due to a decrease in market interest rates.

Interest Expense.    Interest expense increased $8.1 million, or 18.5%, to $51.9 million for 2001 from $43.8 million for 2000. The increase reflects an increase in expense on advances from FHLB of $5.5 million, and deposits and escrow of $3.4 million, partially offset by a decrease in expense for short-term borrowed funds of $771,000. Interest expense on advances from FHLB increased primarily due to increased average volumes of $129.8 million, partially offset by lower rates of 119 basis points. Interest expense on deposits and escrow increased primarily due to higher average volumes of $231.2 million, partially offset by lower rates of 53 basis points. The higher volumes were primarily due to the First Federal acquisition, and the lower rates were due to a decrease in general market interest rates. Interest expense on short-term borrowed funds represented by commercial transactional repurchase agreements decreased primarily due lower rates of 71 basis points. The average cost of funds for Connecticut Bancshares decreased 48 basis points from 4.1% in 2000 to 3.6% in 2001, mainly due to lower general market interest rates.

Provision for Loan Losses.    The provision for loan losses was $2.0 million for 2001 compared to $1.2 million for 2000. The allowance for loan losses was 1.06% of total loans and 198.3% of nonperforming loans at December 31, 2001 compared to 1.16% and 169.0%, respectively, at December 31, 2000. The increase in provision is primarily due to an additional provision of $500,000 recorded in the third quarter of 2001 related to First Federal. Management increased the loan loss provision for the third quarter of 2001 to bring the reserves on First Federal loans to the amounts recorded by Savings Bank of Manchester on comparable loans.

Noninterest Income.    Noninterest income decreased $1.3 million or 12.4% to $9.0 million for 2001 as compared to $10.3 million for 2000. On a quarterly basis, Connecticut Bancshares reviews available for sale investment securities with unrealized depreciation for six consecutive months and other securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. Connecticut Bancshares judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. In accordance with this policy, for the year ended December 31, 2001 and 2000 Connecticut Bancshares recorded other than temporary impairment charges of $4.1 million and $0, respectively. The charges were computed using the closing price of the securities as of the respective impairment date. All of the securities impaired are publicly traded. There were no material unrecognized impairment losses as of December 31, 2001 and 2000. Partially offsetting this charge, fee income from service charges and account fees was $9.6 million in 2001 compared with $7.6 million for 2000. The increase in fee income and service charges is primarily due to the acquisition of deposits from First Federal. Savings Bank of Manchester had earnings on life insurance of $1.0 million in 2001 as compared to $0 in 2000. Savings Bank of Manchester acquired $20.4 million of life insurance from First Federal during the third quarter of 2001. Additionally, on June 15, 2001, Savings Bank of Manchester purchased $20.0 million of life insurance with cash surrender value of $20.0 million. The life insurance was purchased on key Savings Bank of Manchester officers.

Noninterest Expense.    Noninterest expense increased $2.0 million, or 4.1%, to $51.3 million for 2001 from $49.3 million for 2000. The increase in noninterest expense for 2001 was primarily due to higher salaries, employee benefits, fees and services, amortization of other intangible assets and to charges pertaining to director and employee retirement expenses and relocation and branch closing costs. Partially offsetting these increases was the 2000 expense of $8.3 million of securities contributed to SBM Charitable Foundation, Inc. in connection with Connecticut Bancshares’ March 2000 initial public offering. Excluding the charges pertaining to director and employee retirement expenses and relocation and branch closing costs in 2001 and the contribution to the New Foundation in 2000, noninterest expenses increased $8.1 million, or 19.7%, to $49.0 million for 2001 from $41.0 million in 2000. The primary reason for increases in noninterest expense was the acquisition of First Federal. Salaries increased $1.9 million, or 11.7%, mainly due to the addition of 108 full time equivalent employees. Employee benefits increased $2.6 million, or 43.9%, from $6.0 million for the year ended December 31, 2000 to $8.6 million for the year ended December 31, 2001. The increase was due to the granting of restricted stock under the 2000 Stock-Based Incentive Plan resulting in a charge of $1.6 million in 2001, increased ESOP expense of $513,000 due to a higher average stock price, an increase in cost of nonqualified benefit plans of $246,000 and an increase in health insurance costs of $207,000.

Fees and services increased $912,000, or 19.0%, from $4.8 million for 2000 to $5.7 million for 2001. The increase in this category was mainly due to increased legal, director, software licensing and franchise tax fees. Many of these increases resulted directly and indirectly from the conversion from mutual holding company form to stock holding company form of organization as well as the acquisition of First Federal.

Amortization of other intangible assets increased $1.6 million, or 360.5%, during 2001. Due to the acquisition of First Federal, Connecticut Bancshares recorded other intangible assets for noncompete agreements with former First Federal executives and a core deposit intangible. The noncompete agreement intangible totaled $2.4 million at December 31, 2001, and is being amortized on a straight line basis over its term of twelve months. The core deposit intangible totaled $8.5 million at December 31, 2001, and is being amortized on a straight line basis over its estimated life of eight years.

During the third quarter of 2001, Connecticut Bancshares recorded noninterest expenses totaling $2.3 million that are nonrecurring in nature. Connecticut Bancshares recorded director and employee retirement expenses of $1.4 million and $872,000 of relocation and branch closing costs. Savings Bank of Manchester offered an early retirement package to certain employees resulting in a charge of $547,000. Connecticut Bancshares granted stock options and restricted stock to the former Chairman of the Board, incurring $541,000 of expense. Connecticut Bancshares also accelerated the vesting of previously granted stock options and restricted stock to a director who retired on December 31, 2001. The charge incurred with the vesting acceleration was $331,000. Savings Bank of Manchester recorded $872,000 of relocation and branch closing costs primarily due to the closing of five Savings Bank of Manchester branches that were no longer necessary due to overlap of market areas caused by the acquisition of First Federal.

Provision for Income Taxes.    The provision for income taxes increased $2.7 million, or 74.3%, to $6.4 million for 2001 from $3.7 million for 2000. The effective tax rates were 33.3% for 2001 and 33.1% for 2000. The increase in tax expense is due to an increase in taxable income.

Average Balances, Interest And Average Yields/Cost

The following table presents certain information for the periods indicated regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

Average balances were derived from average daily balances. The yields and rates include fees which are considered adjustments to yields.

	For the Years Ended December 31,
	2002			2001			2000
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans(1)(6)(7):
Real estate	$1,211,503	$81,317	6.71%	$914,824	$66,802	7.30%	$773,358	$57,200	7.40%
Consumer	121,522	8,052	6.63	95,133	7,228	7.60	76,588	6,321	8.25
Commercial(5)	173,860	11,653	6.70	151,267	12,391	8.19	141,212	12,704	9.00

Total loans(5)	1,506,885	101,022	6.70	1,161,224	86,421	7.44	991,158	76,225	7.69

Mortgage-backed securities(2)	131,189	7,860	5.99	104,200	6,792	6.52	61,117	4,499	7.36
Collateralized mortgage obligations(2)	224,268	11,633	5.19	115,979	6,111	5.27	—	—	—
Investment securities(2)(5):
U.S. Government and agency obligations	164,452	7,434	4.52	95,861	5,509	5.75	83,540	5,399	6.46
Municipal obligations	23,606	1,684	7.13	9,899	703	7.10	2,955	213	7.21
Corporate securities	58,430	3,591	6.15	51,638	3,848	7.45	51,103	3,584	7.01
Common stock and mutual funds	34,789	1,400	4.02	39,301	1,464	3.73	33,855	1,360	4.02
Other equity securities	1,092	8	0.73	701	3	0.43	432	—	—
Asset-backed securities	102,553	4,610	4.50	27,104	1,986	7.33	27,330	1,796	6.57
Other interest-bearing assets:
Federal Home Loan Bank stock	30,783	1,135	3.69	15,227	824	5.41	6,477	460	7.10
Federal funds sold	60,050	1,037	1.73	61,492	2,300	3.74	34,607	2,001	5.78

Total interest-earning assets(5)	2,338,097	$141,414	6.05%	1,682,626	$115,961	6.89%	1,292,574	$95,537	7.39%

Noninterest-earning assets	134,865			77,981			55,676

Total assets	$2,472,962			$1,760,607			$1,348,250

	For the Years Ended December 31,
	2002			2001			2000
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-bearing liabilities:
Deposits:
NOW accounts	$211,276	$1,115	0.53%	$150,693	$1,055	0.70%	$115,819	$1,378	1.19%
Savings and money market accounts	574,412	7,720	1.34	382,045	8,420	2.20	297,276	8,225	2.77
Certificates of deposit	686,683	25,459	3.71	542,888	27,113	4.99	432,624	23,672	5.47
Escrow deposits	10,013	167	1.67	7,332	211	2.88	6,069	163	2.69

Total interest-bearing deposits	1,482,384	34,461	2.32	1,082,958	36,799	3.40	851,788	33,438	3.93
Short-term borrowed funds	116,318	1,644	1.41	110,823	2,882	2.60	110,520	3,653	3.31
Advances from Federal Home Loan Bank	483,641	23,803	4.92	235,440	12,251	5.20	105,692	6,751	6.39

Total interest-bearing liabilities	2,082,343	$59,908	2.88%	1,429,221	$51,932	3.63%	1,068,000	$43,842	4.11%

Noninterest-bearing liabilities	141,729			99,224			74,828

Total liabilities	2,224,072			1,528,445			1,142,828
Stockholders’ equity	248,890			232,162			205,422

Total liabilities and stockholders’ equity	$2,472,962			$1,760,607			$1,348,250

Net interest-earning assets	$255,754			$253,405			$224,574

Net interest income(5)		$81,506			$64,029			$51,695

Interest rate spread(3)(5)			3.17%			3.26%			3.28%
Net interest margin(4)(5)			3.49%			3.81%			4.00%
Ratio of interest-earning assets to interest- bearing liabilities			112.28%			117.73%			121.03%
Taxable-equivalent adjustments:
Loans		$44			$62			$62
Investment securities		804			512			383

Total		$848			$574			$445

(1)	Balances are net of undisbursed proceeds of construction loans in process and include nonperforming loans.
(2)	Yields are calculated on amortized cost and exclude the impact of unrealized gains and losses on available for sale securities.
(3)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Net interest margin represents fully taxable-equivalent net interest income as a percentage of average interest-earning assets.
(5)	Fully taxable-equivalent yields are calculated assuming a 35% federal income tax rate.
(6)	Interest on nonperforming loans has been included only to the extent reflected in the Consolidated Statements of Income.
(7)	Includes amortization of net deferred loan fees (net of costs) of $110,000, $157,000, and $301,000 in 2002, 2001 and 2000, respectively.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on the interest income and interest expense of Savings Bank of Manchester on a fully taxable equivalent basis. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume, which cannot be segregated, are shown in the rate/volume column.

	2002 Compared to 2001				2001 Compared to 2000
	Increase (Decrease) Due to				Increase (Decrease) Due to
	Rate	Volume	Rate/Volume	Net	Rate	Volume	Rate/Volume	Net
	(In thousands)
Interest-earning assets:
Loans:
Real estate	$(5,398)	$21,664	$(1,751)	$14,515	$(728)	$10,463	$(133)	$9,602
Consumer	(925)	2,005	(256)	824	(502)	1,531	(122)	907
Commercial	(2,252)	1,851	(337)	(738)	(1,137)	905	(81)	(313)

Total loans	(8,575)	25,520	(2,344)	14,601	(2,367)	12,899	(336)	10,196
Mortgage-backed securities	(549)	1,759	(142)	1,068	(515)	3,171	(363)	2,293
Collateralized mortgage obligations	(95)	5,706	(89)	5,522	—	6,111	—	6,111
Investment securities	(3,996)	11,571	(3,313)	4,262	(1,084)	3,714	(806)	1,824

Total interest-earning assets	(13,215)	44,556	(5,888)	25,453	(3,966)	25,895	(1,505)	20,424

Interest-bearing liabilities:
Deposits:
NOW accounts	(260)	424	(104)	60	(567)	415	(171)	(323)
Savings and money market accounts	(3,285)	4,240	(1,655)	(700)	(1,673)	2,345	(477)	195
Certificates of deposit	(6,985)	7,181	(1,850)	(1,654)	(2,066)	6,033	(526)	3,441
Escrow deposits	(89)	77	(32)	(44)	12	34	2	48

Total deposits	(10,619)	11,922	(3,641)	(2,338)	(4,294)	8,827	(1,172)	3,361
Short-term borrowed funds	(1,316)	143	(65)	(1,238)	(779)	10	(2)	(771)
Advances from FHLB	(664)	12,915	(699)	11,552	(1,251)	8,288	(1,537)	5,500

Total interest-bearing liabilities	(12,599)	24,980	(4,405)	7,976	(6,324)	17,125	(2,711)	8,090

(Decrease) increase in net interest income	$(616)	$19,576	$(1,483)	$17,477	$2,358	$8,770	$1,206	$12,334

Liquidity And Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Connecticut Bancshares further defines liquidity as the ability to respond to the needs of depositors and borrowers as well as maintaining the flexibility to take advantage of investment opportunities. Primary sources of funds consist of deposit inflows, loan repayments, maturities, paydowns, and sales of collateralized mortgage obligations, investment and mortgage-backed securities and advances from the FHLB. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Connecticut Bancshares’ primary investing activities are: (1) originating residential one- to four-family mortgage loans and, to a lesser extent, commercial business and real estate loans, multi-family loans, single-family construction loans, home equity loans and lines of credit and consumer loans and (2) investing in mortgage-backed securities, collateralized mortgage obligations, asset-backed securities, U.S. Government and agency obligations, corporate equity securities and debt obligations. These activities are funded primarily by principal and interest payments on loans, maturities of securities, deposit growth and FHLB advances.

During the nine months ended September 30, 2003, Savings Bank of Manchester’s loan originations, net of repayments, totaled $142.9 million. For the nine months ended September 30, 2003, Connecticut Bancshares purchased investments in mortgage-backed securities, U.S. Government and agency obligations and corporate equity securities and debt obligations totaling $200.7 million, had proceeds from principal payments of mortgage-backed securities and collateralized mortgage obligations of $243.1 and had proceeds from maturities and calls of available for sale securities of $97.6 million. Savings Bank of Manchester experienced a net decrease in total deposits of $3.7 million for the nine months ended September 30, 2003. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Savings Bank of Manchester and its local competitors and other factors. During the nine months ended September 30, 2003, Connecticut Bancshares repurchased 393,219 shares of its common stock at a weighted average price of $41.25 per share, for a total of $16.2 million and has repurchased 558,641 shares of its common stock since its conversion to a public company on March 2, 2000 at a weighted average price of $38.92 per share, for a total of $21.7 million. Connecticut Bancshares had previously announced that its Board of Directors has authorized the repurchase of up to 561,600, or approximately 5%, of its outstanding shares of its common stock.

During the years ended December 31, 2002 and 2001, Savings Bank of Manchester’s loan originations and purchases, net of repayments totaled $125.7 million and $153.2 million, respectively. During 2001, Savings Bank of Manchester also acquired $284.7 million in gross loans from First Federal. During the years ended December 31, 2002 and 2001, Savings Bank of Manchester purchased securities classified as available for sale of $417.6 million and $115.7 million, respectively. During 2001, Savings Bank of Manchester also acquired $612.5 million in securities from First Federal. Savings Bank of Manchester experienced a net increase in total deposits, exclusive of the First Federal acquisition, of $7.1 million and $24.7 million for the years ended December 31, 2002 and 2001, respectively, primarily as a result of retail and commercial programs designed to attract deposits. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Savings Bank of Manchester and its local competitors and other factors. During 2001, Savings Bank of Manchester also acquired $635.1 million in deposits from First Federal. Proceeds from sales of loans, maturities, calls and sales of securities, principal payments on mortgage-backed securities and collateralized mortgage obligations and net FHLB advances were $4.4 million, $205.9 million, $129.8 million, and $71.9 million respectively, for the year ended December 31, 2002. Proceeds from sales of loans, maturities, calls and sales of securities, principal payments on mortgage-backed securities and collateralized mortgage obligations and net FHLB advances were $7.3 million, $172.5 million, $91.1 million, and $50.0 million respectively, for the year ended December 31, 2001. During 2001, Savings Bank of Manchester also acquired $316.5 million in FHLB advances from First Federal. During the year ended December 31, 2002, Connecticut Bancshares repurchased 165,422 shares of its common stock at a weighted average price of $33.38 per share, for a total of $5.5 million. These were the first repurchases under Connecticut Bancshares’ stock repurchase program.

Savings Bank of Manchester closely monitors its liquidity position on a daily basis. If Savings Bank of Manchester should require funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances and through repurchase agreement borrowing facilities.

Outstanding commitments for all loans and unadvanced construction loans and lines of credit totaled $252.2 million and $270.5 million at September 30, 2003 and December 31, 2002, respectively. Management of Savings Bank of Manchester anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that are scheduled to mature in one year or less from September 30, 2003 totaled $348.9 million and from December 31, 2002 totalled $398.9 million. Savings Bank of Manchester relies primarily on competitive rates, customer service, and long-standing relationships with customers to retain deposits. Occasionally, Savings Bank of Manchester will also offer special competitive promotions to its customers to increase retention and promote deposit growth. Based upon Savings Bank of Manchester’s historical experience with deposit retention, management believes that a significant portion of its deposits will remain with Savings Bank of Manchester.

Savings Bank of Manchester has a non-contributory defined benefit pension plan covering substantially all employees. The benefits are based on years of service and average compensation as defined in the Pension Plan. Connecticut Bancshares’ policy is to contribute annually the amount necessary to satisfy the requirements of the Employee Retirement Income Security Act of 1974.

Pension expense for the Savings Bank of Manchester’s Pension Plan was $1.7 million and $873,000 (excluding $509,000 relating to the acquisition of First Federal and $264,000 in special termination benefits) for the years ended December 31, 2002 and 2001, respectively, and is calculated based upon a number of actuarial assumptions, including an expected long-term rate of return on Savings Bank of Manchester’s Pension Plan assets of 8.5% each year. In developing

Savings Bank of Manchester’s expected long-term rate of return assumption, Savings Bank of Manchester evaluated input from its actuaries, including their review of asset class return expectations as well as long-term inflation assumptions. Savings Bank of Manchester anticipates that its investment managers will continue to generate long-term returns of at least 8.5%. Savings Bank of Manchester regularly reviews its asset allocation and periodically rebalance the Pension Plan when considered appropriate. Savings Bank of Manchester continues to believe that 8.5% is a reasonable long-term rate of return on its Pension Plan assets, despite the recent market downturn in which its Pension Plan assets had a loss of 9.2% for the year ended December 31, 2002. Savings Bank of Manchester will continue to evaluate its actuarial assumptions, including its expected rate of return, at least annually, and will adjust as necessary.

Savings Bank of Manchester bases its determination of pension expense or income on a market-related valuation of assets which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a four-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a four-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

The discount rate that Savings Bank of Manchester utilizes for determining future pension obligations is based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The discount rate determined on this basis has decreased from 7.0% at December 31, 2001 to 6.5% at December 31, 2002. Based on an expected rate of return on Savings Bank of Manchester’s Pension Plan assets of 8.5%, a discount rate of 6.5% and various other assumptions, Savings Bank of Manchester estimates that its pension expense for the Pension Plan will approximate $2.9 million, $3.4 million and $3.9 million in 2003, 2004 and 2005, respectively. Future actual pension expense will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the Savings Bank of Manchester Pension Plan.

Lowering the expected long-term rate of return on Savings Bank of Manchester’s Pension Plan assets by 0.5% (from 8.5% to 8.0%) would have increased its pension expense for 2002 by approximately $157,000. Lowering the discount rate and the salary increase assumptions by 0.5% would have increased its pension expense for 2002 by approximately $44,000.

The value of Savings Bank of Manchester’s Pension Plan assets has decreased from $30.4 million at December 31, 2001 to $26.0 million at December 31, 2002. The investment performance returns and declining discount rates have further increased the underfunded status of its Pension Plan, net of benefit obligations, from $6.9 million at December 31, 2001 to $19.0 million at December 31, 2002. Due to the recent reductions in the funded status of Savings Bank of Manchester’s Pension Plan, it believes that, based on its actuarial assumptions, Savings Bank of Manchester will be required to continue to make cash contributions to its Pension Plan.

During 2002, Savings Bank of Manchester contributed $1.4 million to the Pension Plan which was the minimum required and maximum deductible for the 2001 plan year. During 2003, Savings Bank of Manchester expects to contribute $2.2 million to the Pension Plan which is the minimum required and maximum deductible for the 2002 plan year. In the absence of significant changes, it is estimated that the minimum required contribution for the 2003 plan year will be between $2.5 million and $2.7 million. The estimated increase in the minimum required contribution takes into account the phase-in of investment losses experienced by the Pension Plan.

Savings Bank of Manchester also has supplemental retirement agreements with certain officers and outside directors. The benefit obligation as of December 31, 2002 is $6.8 million and is unfunded.

Savings Bank of Manchester must satisfy various regulatory capital requirements administered by the federal banking agencies including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.

At September 30, 2003, Savings Bank of Manchester exceeded all of its regulatory capital requirements with a leverage capital level of $201.6 million, or 7.91% of average assets, which is above the required level of $101.9 million, or 4.00%, and total risk-based capital of $218.1 million, or 12.8% of risk weighted assets, which is above the required level of $136.3 million, or 8.0%. Savings Bank of Manchester is considered “well capitalized” under regulatory guidelines.

At December 31, 2002, Savings Bank of Manchester exceeded all of its regulatory capital requirements with a leverage capital level of $188.0 million, or 7.57% of average quarterly assets, which is above the required level of $99.4 million, or 4.00%, and total risk-based capital of $204.2 million, or 12.78% of risk weighted assets, which is above the required level of $127.8 million, or 8.00%. Savings Bank of Manchester is considered “well capitalized” under regulatory guidelines.

Off Balance Sheet Information

Connecticut Bancshares is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit of approximately $270.5 million and $235.5 million as of December 31, 2002 and 2001, respectively, and standby letters of credit of approximately $4.8 million and $6.8 million as of December 31, 2002 and 2001, respectively. Management of Connecticut Bancshares anticipates that it will have sufficient funds available to meet its current loan commitments.

These consolidated financial instruments involve, to varying degrees, elements of credit and interest rate risk. Connecticut Bancshares’ exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. Connecticut Bancshares uses the same credit policies in making commitments as it does for existing loans. Management believes that Connecticut Bancshares controls the credit risk of these financial instruments through credit approvals, lending limits, monitoring procedures and the receipt of collateral when deemed necessary.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Connecticut Bancshares’ management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Connecticut Bancshares, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include income producing commercial properties, accounts receivable, inventory and property, plant and equipment.

Standby letters of credit are conditional commitments issued by Connecticut Bancshares to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in existing loan facilities to customers. Connecticut Bancshares holds real estate and marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

As of December 31, 2002, Connecticut Bancshares’ contractual obligations by payment due period were (in thousands):

Contractual Obligations	2003	2004	2005	2006	2007	Thereafter	Total
FHLB advances	$83,000	$132,000	$91,000	$47,000	$18,000	$157,889	$528,889
Operating leases	1,144	1,035	818	526	377	1,617	5,517

Total contractual obligations	$84,144	$133,035	$91,818	$47,526	$18,377	$159,506	$534,406

Impact Of Inflation And Changing Prices

The consolidated financial statements of Connecticut Bancshares and related data presented in this document have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike many industrial companies, substantially all of the assets and liabilities of Connecticut Bancshares are monetary in nature. As a result, interest rates have a more significant impact on Connecticut Bancshares’ performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Impact Of New Accounting Standards

Effective January 1, 2002, Connecticut Bancshares adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires Connecticut Bancshares to test goodwill for impairment by applying an annual fair-value-based test rather than amortizing the goodwill. Recognized intangible assets, such as core deposit intangibles, will continue to be amortized over their useful lives. Connecticut Bancshares evaluated the useful lives as required by SFAS No. 142, and no change was made regarding lives upon adoption. SFAS No. 142 prohibits the amortization of goodwill but requires that it be tested for impairment at least annually at the reporting unit level. In accordance with SFAS No. 142, goodwill related to the First Federal acquisition on August 31, 2001 was never amortized. Connecticut Bancshares completed its initial assessment of the goodwill recorded in conjunction with the 2001 acquisition of First Federal as of January 1, 2002, in accordance with the provisions of SFAS No. 142 and as of September 30, 2002, Connecticut Bancshares completed its annual assessment of goodwill. No impairment charges were recorded as a result of the initial or first annual assessment. Connecticut Bancshares will perform its annual assessment of impairment on September 30 of each subsequent year or sooner if impairment indicators are present.

In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt” and an amendment of that statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. SFAS No. 145 also rescinds SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers”. SFAS No. 145 amends SFAS No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of SFAS No. 145 is not expected to have a material effect on Connecticut Bancshares’ consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 will affect any restructuring activities of Connecticut Bancshares after December 31, 2002.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions” which is effective October 1, 2002. SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions” and FASB Interpretation No. 9, “Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or Similar Association is Acquired in a Business Combination Accounted for by the Purchase Method” and requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. In addition, SFAS No. 147 amends SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to include in its scope long-term customer relationship intangible assets of financial institutions. The adoption of SFAS No. 147 on October 1, 2002 had no effect on Connecticut Bancshares’ consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure and amendment to FASB No. 123”, which provides three optional transition methods for entities that decide to voluntarily adopt the fair value recognition principles of SFAS No. 123, “Accounting for Stock-Based Compensation”, and modifies the disclosure requirements of that Statement. Connecticut Bancshares has not adopted the fair value recognition principles of SFAS No. 123. Connecticut Bancshares has included the disclosures required by SFAS No. 148 in this filing.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). The Interpretation requires certain guarantees to be recorded at fair value and also requires a guarantor to make new disclosures, even when the likelihood of making payments under the guarantee is remote. In general, the Interpretation applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying contract that is related to an asset, liability, or an equity security of the guaranteed party. The recognition provisions of FIN 45 are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. Adoption of this statement did not have a material impact on Connecticut Bancshares’ consolidated financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, which requires an enterprise to assess if consolidation is appropriate based upon its variable economic interests in variable interest entities. The initial determination of whether an entity is a variable interest entity shall be made on the date at which an enterprise becomes involved with the entity. An entity is considered to be a variable interest entity if it lacks a sufficient amount of voting equity interests (e.g. 10% of total assets) that are subject to the risk of loss or residual return of the entity. An enterprise shall consolidate a variable interest entity if it has a variable interest that will absorb a majority of the variable interest entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur or both. A direct or indirect ability to make decisions that significantly affect the results of the activities of a variable interest entity is a strong indication that an enterprise has one or both of the characteristics that would require consolidation of the variable interest entity. Interpretation No. 46 is effective for new variable interest entity’s established subsequent to February 1, 2003 and must be adopted for existing variable interest entity’s by July 1, 2003. Connecticut Bancshares does not invest in investment structures that require analysis under this Interpretation and the adoption of Interpretation No. 46 will not have any impact on Connecticut Bancshares’ consolidated financial condition or results of operations.

Quantitative And Qualitative Disclosures About Market Risk

Connecticut Bancshares’ most significant form of market risk is interest rate risk. The principal objectives of Connecticut Bancshares’ interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given its business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with its established policies. Connecticut Bancshares has an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets quarterly and reports trends and interest rate risk position to the Executive Committee of the Board of Directors and the Board of Directors. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of Connecticut Bancshares. Connecticut Bancshares manages interest rate risk by:

(1)	maintaining a high quality securities portfolio that provides adequate liquidity and flexibility to take advantage of opportunities that may arise from fluctuations in market interest rates, the overall maturity and duration of which is monitored in relation to the repricing of its loan portfolio;

(2)	promoting lower cost liability accounts such as demand deposits and business repurchase accounts; and

(3)	using advances from the Federal Home Loan Bank of Boston (“FHLB”) to better structure maturities of its interest rate sensitive liabilities.

Connecticut Bancshares’ investment policy authorizes it to be a party to financial instruments with off-balance sheet risk in the normal course of business to reduce its exposure to fluctuations in interest rates. All counter-parties must be pre-approved by Connecticut Bancshares’ Executive Committee and reported to its Investment Committee. At September 30, 2003 and at December 31, 2002 Connecticut Bancshares had no material derivative instruments.

Quantitative Aspects Of Market Risk

Connecticut Bancshares analyzes its interest rate sensitivity position to manage the risk associated with interest rate movements through the use of balance sheet simulation. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive”. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.

Connecticut Bancshares’ goal is to manage asset and liability positions so as to moderate the effects of interest rate fluctuations on net interest income. Balance sheet simulations are completed quarterly and presented to the Asset/Liability Committee. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the Asset/Liability Committee on a quarterly basis. Changes to these assumptions can significantly effect the results of the balance sheet simulation. The simulation incorporates assumptions regarding potential delays in the repricing of certain assets and liabilities when market rates change and changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

Simulation analysis is only an estimate of Connecticut Bancshares’ interest rate risk exposure at a particular point in time. Connecticut Bancshares continually reviews the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The table below sets forth an approximation of Connecticut Bancshares’ exposure as a percentage of estimated net interest income for the next twelve and twenty-four month periods using balance sheet simulation. The simulation uses projected repricing of assets and liabilities at September 30, 2003 and at December 31, 2002 on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments. Prepayment rates can have a significant impact on Connecticut Bancshares’ balance sheet simulation. Because of the large percentage of loans, collateralized mortgage obligations and mortgage-backed securities held by Connecticut Bancshares, rising or falling interest rates have a significant impact on the prepayment speeds of Connecticut Bancshares’ earning assets, which in turn effect Connecticut Bancshares’ rate sensitivity position. When open-market interest rates rise, prepayments tend to slow. When open-market interest rates fall, prepayments tend to rise. Connecticut Bancshares’ asset sensitivity would be reduced if prepayments slow, and vice versa. While Connecticut Bancshares believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security, collateralized mortgage obligation and loan repayment activity.

	At September 30, 2003 Percentage Change in Estimated Net Interest Income Over
	12 months	24 months
200 basis point increase in rates	(2.60)%	(3.57)%
100 basis point decrease in rates	0.42%	(0.81)%

	At December 31, 2002 Percentage Change in Estimated Net Interest Income Over
	12 months	24 months
200 basis point increase in rates	(0.98)%	0.35%
200 basis point decrease in rates	(1.00)%	(4.47)%

Prior to the June 30, 2003 quarter, the Asset/Liability Committee policy stated that Connecticut Bancshares has established acceptable levels of interest rate risk as follows:

“Projected Net Interest Income over the next twelve months will not be reduced by more than 10% given a change in interest rates of 200 basis points (+ or -) over a one year horizon. This limit will be re-evaluated on a periodic basis (not less than annually) and may be modified, as appropriate.”

Management believes that under the current rate environment, a change of interest rates downward of 200 basis points is a highly remote interest rate scenario. Therefore management modified the limit and a 100 basis point decrease in interest rates will be used for policy purposes rather than a 200 basis point decrease. This limit will be re-evaluated periodically and may be modified as appropriate.

The two hundred and one hundred basis point change in rates in the above table at September 30, 2003 is assumed to occur evenly over the next twelve months. Based on the scenario above, net income would be adversely affected (within Connecticut Bancshares’ internal guidelines) in both the twelve and twenty-four month periods in both a rising and declining rate environment. Using data at September 30, 2003, for each percentage point change in net interest income, the effect on net income would be $511,000, assuming a 35% tax rate.

The two hundred basis point change in rates in the above table at December 31, 2002 is assumed to occur evenly over the next twelve months. Based on the scenario above, net income would be adversely affected (within Connecticut Bancshares’ internal guidelines) in both the twelve and twenty-four month periods in a declining rate environment. In a rising rate environment net income would be adversely affected over the next twelve months and positively affected over a twenty-four month period. Using data at December 31, 2002, for each percentage point change in net interest income, the effect on net income would be $544,000, assuming a 35% tax rate.

BUSINESS OF ALLIANCE

Forward-Looking Statements

This section on the BUSINESS OF ALLIANCE and the following section on MANAGEMENT’S DISCUSSION AND ANALYSIS OF ALLIANCE contain certain “forward-looking statements.” These forward-looking statements, which are included principally in MANAGEMENT’S DISCUSSION AND ANALYSIS OF ALLIANCE, describe future plans or strategies and include Alliance’s expectations of future financial results. The words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “project” and similar expressions identify forward-looking statements. Alliance’s ability to predict results or the effect of future plans or strategies or qualitative or quantitative changes based on market risk exposure is inherently uncertain. Factors which could affect actual results include but are not limited to changes in general market interest rates, general economic conditions, legislative/regulatory/tax changes, fluctuations of interest rates, changes in the quality or composition of Alliance’s loan and investment portfolios, deposit flows, competition, demand for financial services in Alliance’s markets, and changes in accounting principles. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

General

Alliance Bancorp of New England, Inc. is a Delaware corporation that was organized in 1997 as the holding company for Tolland Bank, which is its principal asset.

Tolland Bank is a Connecticut-chartered savings bank founded in 1841 and headquartered in Vernon, as is Alliance. In 1986, Tolland Bank converted from mutual to stock form. Tolland Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation.

Tolland Bank operates eight offices in Tolland County, and two offices in Hartford County, Connecticut, and provides retail and commercial banking products and services in Tolland County and surrounding towns. Retail activities include branch deposit services, and home mortgage and consumer lending. Commercial activities include merchant deposit services, business cash management, construction mortgages, permanent mortgages, and working capital and equipment loans. Through third party relationships, Tolland Bank also provides investment products, insurance products, and electronic payment services to retail and commercial customers.

At September 30, 2003, Alliance had total deposits of $327.4 million, total loans of $283.4 million, and total assets of $423.7 million. There are no material concentrations of loans or deposits with one customer or a group of related customers. Real estate related assets comprise a substantial portion of total assets, including residential mortgages, commercial mortgages, commercial loans, and home equity loans. Loans to commercial entities organized to hold real estate are a significant component of commercial mortgages. Corporate investment securities industry concentrations are limited by policy to 6% of assets excluding government and agency securities. The largest concentration at September 30, 2003 was to insurance companies, totaling $14 million.

Market Area

Tolland Bank’s market area is centered in Tolland County, a suburban and rural area east of Hartford. Tolland Bank operates ten offices and its wider market area extends throughout much of northeastern and central Connecticut. Much of the market is part of the Greater Hartford metropolitan area. Tolland Bank’s South Windsor office is in Hartford County, together with the newly opened Enfield office.

Lending Activities

Tolland Bank originates personal and commercial loans in and around its market area. Retail lending includes the origination of residential first mortgages and home equity lines of credit, which are generally secured by second mortgages. Commercial lending focuses primarily on mortgage loans, along with general commercial and industrial loans and subdivision development and construction loans. Additionally, Tolland Bank has a portfolio of 100% Government guaranteed loans which are purchased in the secondary market as an alternative to investment purchases. Alliance does not purchase syndicated loans or operate subprime lending programs; asset based loans are related primarily to construction loans.

Most of Tolland Bank’s residential mortgage originations are underwritten to secondary market standards, and many are sold on a non-recourse, servicing released basis. Loans held for sale consist principally of newly originated residential mortgages scheduled for delivery to investors. Consumer loans primarily consist of home equity lines and loans and are normally secured by second mortgages. These loans are subject to the same general underwriting standards as residential mortgage loans, with modified documentation requirements, and Tolland Bank retains ownership and servicing of all home equity lines and loans that it originates. Consumer loan originations include “Fee-Free Refi” first mortgages which are processed similarly to other consumer loans, but are included with residential mortgages in the consolidated financial statements.

Commercial mortgages are primarily first mortgage loans on a variety of commercial properties including retail, office, light manufacturing, and recreation. Commercial mortgages normally amortize over 15–20 years and typically mature in 10 years. Commercial mortgages are normally guaranteed by the principals. Other commercial loans include commercial and industrial loans, and real estate secured term loans, as well as subdivision development and construction loans. The majority of commercial mortgages are priced at a spread over the five year Federal Home Loan Bank borrowing rate. Tolland Bank’s underwriting policy generally requires minimum annual debt service coverage of 125% and a maximum loan to value of 75%. Alliance originates commercial mortgages throughout Connecticut.

Government guaranteed loans are purchased in the secondary market and are 100% guaranteed by either the Small Business Administration or the U.S. Department of Agriculture. These are business term loans and mortgages, and are primarily loan certificates registered with and serviced by a national service corporation.

All loan originations are governed by a Board approved credit policy, which requires that all policy exceptions be reported to the Board. All loans over $1 million are approved by the Board. The loan policy sets certain limits on concentrations of credit related to one borrower. Tolland Bank’s policy is to assign a risk rating to all commercial loans. Tolland Bank conducts an ongoing program of commercial loan reviews and quality control sample inspections of residential and consumer loan originations.

The allowance for loan losses is determined based on a methodology described in Alliance’s accounting policies. See Note 1 to the Alliance Consolidated Financial Statements beginning on page F-ANE-8. The allowance is evaluated quarterly by management and the Board. Adverse developments in credit performance in Alliance’s markets can develop quickly, and the determination of the allowance is based on management’s assessment of both short and long term risk factors.

Total real estate secured loans were $253 million at September 30, 2003 (95% of total loans and loans held for sale other than purchased government guaranteed loans). Tolland Bank conducts an overall review of real estate market trends periodically, and real estate lending activities are governed by real estate lending and appraisal policies. New construction has primarily been active in certain residential markets.

Investment Activities

Securities investments are a source of interest and dividend income, provide for diversification, are a tool for asset/liability management, and are a source of liquidity. Alliance’s securities portfolio is primarily composed of publicly traded U.S. corporate securities and U.S. government and agency securities. Investment activities are governed by a Board-approved investment policy, and the Board reviews all investment activities on a monthly basis. Alliance uses the services of an investment advisor in managing its portfolio. An Investment Committee of the Board meets quarterly to review detailed information on the ratings, yields and values of securities, as well as management’s plans for investment security transactions. Premiums on investment securities with prepayment risk are limited to a maximum of 3%.

Deposits and Other Sources of Funds

Tolland Bank’s major source of funds is deposits, along with borrowings, principal payments on loans and securities, and maturities of investments. Deposit growth has been achieved through opening new offices and through growth in existing offices. Borrowings are generally used to fund long-term assets and short-term liquidity requirements. Tolland Bank is a member of the Federal Home Loan Bank of Boston and may borrow from the FHLBB subject to certain limitations. Tolland Bank also has available informal arrangements for federal funds purchases and reverse repurchase agreements, and is also eligible for short-term borrowings from the Federal Reserve Bank of Boston.

Competition

Alliance’s market area is highly competitive with a wide range of financial institutions. Competitors include national, regional and local institutions. Factors affecting competition include the consolidation of bank competitors, expansion of non-bank competitors, expansion of secondary markets for bank products, and the growth of internet banking. Conversions of mutual banks to stock ownership have also affected local competition. Tolland Bank competes through pricing, product development, focused marketing, and providing more convenience through technology and business hours. Tolland Bank strives to provide the personal service advantage of a community bank and to take advantage of potential market changes following mergers and consolidations by the large regional banks. Tolland Bank has expanded its offerings of third party financial products to both the consumer and commercial markets.

Technology

The development of internet e-commerce has been prominent throughout the economy, including the banking industry. Most of Alliance’s competitors offer some level of internet and electronic banking services. While the local demand for these technologies has been modest, the level of demand is increasing rapidly. Alliance has a goal to be an active user of proven new technologies, both in its product offerings and in its internal operations. A significant effect of technological change has been to enable community banks to more easily access emerging technologies previously available principally to larger competitors.

Employees

As of September 30, 2003, Alliance had 107 full-time equivalent employees. None of the employees are represented by a collective bargaining group, and Alliance’s management considers relations with its employees to be good.

Regulation and Supervision

Alliance and Tolland Bank are heavily regulated. As a bank holding company, Alliance is supervised by the Board of Governors of the Federal Reserve System, and it is also subject to the jurisdiction of the Connecticut Banking Commissioner. As a Connecticut-chartered savings bank, Tolland Bank is subject to regulation and supervision by the Connecticut Banking Commissioner and by the FDIC. Alliance, as a public company, is subject to the enhanced corporate governance, disclosure and enforcement provisions of the Sarbanes-Oxley Act of 2002. Changes to such laws and regulations can affect Alliance’s operating environment in substantial and unpredictable ways. For a more complete description of Connecticut banking laws and supervision and federal regulations applicable to Alliance and Connecticut-chartered banks, including Tolland Bank, see “REGULATION AND SUPERVISION” on page 268.

Properties

The premises of Alliance are located in Connecticut as follows (see Note 5, “Premises and Equipment, Net,” and Note 12, “Commitments and Contingencies” to the Alliance Consolidated Financial Statements for additional information about Alliance’s premises):

Location—Town (Street)	Owned/Leased	Year Lease Expires
Tolland—(215 Merrow Road)	Leased	2023
Vernon—(348 Hartford Turnpike)	Owned	N/A
Vernon—(62 Hyde Avenue)	Owned	N/A
Coventry—(Routes 31 and 44)	Owned	N/A
Ellington—(287 Somers Road)	Owned	N/A
Stafford Springs—(34 West Stafford Road)	Leased	2005
Willington—(Routes 74 and 32)	Leased	2005
Hebron—(31 Main Street)	Leased	2003
South Windsor—(1665 Ellington Road)	Owned	N/A
Enfield—(73 Hazard Avenue)	Owned	N/A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF ALLIANCE

Introduction

Alliance Bancorp of New England, Inc. is the holding company for Tolland Bank. The consolidated financial statements and related notes should be read in conjunction with this discussion. All references to changes in fiscal year 2002 in this discussion are compared to fiscal year 2001 unless otherwise specified, and all references to changes at December 31, 2002 are compared to December 31, 2001 unless otherwise specified. All share and per share data for prior periods has been adjusted to reflect the eleven-for-ten stock split effected in the form of a 10% stock dividend distributed to Alliance shareholders on May 21, 2002.

Discussion Of Critical Accounting Policies

The material estimates made by management in preparing Alliance’s consolidated financial statements are summarized in Note 1 to the Alliance Consolidated Financial Statements beginning on page F-ANE-8 which should be read in conjunction with this discussion and analysis. Further discussion of the two most critical accounting estimates and their impact on the consolidated financial statements is as follows:

Loan Loss Allowance.    The allowance for loan losses is based on management’s assessment of both short and long term risk factors. Loan loss experience has been cyclical since 1990, with earlier periods of relatively high credit losses followed by much lower levels of losses in recent years. The adequacy of the allowance for loan losses is sensitive to the assessment of impaired loans and their related reserves which, in turn, is linked to the level, trend, and collateral protection of commercial substandard loans. Commercial real estate collateral values and collateral liquidity can decline quickly, particularly if accompanied by rising interest rates from current very low levels. Banking industry loan performance in general has been very strong for several years, and consensus economic forecasts do not predict destabilizing factors. However, such factors could nonetheless emerge under more adverse conditions, with a negative effect on the adequacy of Alliance’s loan loss allowance.

Securities Impairment.    Alliance has a portfolio of corporate debt and equity securities, all of which were purchased under investment grade guidelines. Corporate credit ratings and interest spreads have deteriorated at a nearly record rate due to factors including corporate governance issues, the impact of terrorist attacks in 2001, and the end of the decade of unprecedented economic growth in the nineties. Alliance’s portfolio includes several insurance company securities, and many large and traditionally strong insurers have repeatedly announced unexpected reserve increases and other reductions to surplus. The portfolio also includes utility company common stocks. The market index for these stocks declined by about 26% in 2002, after performing satisfactorily for several years. The unrealized losses on Alliance’s securities in these sectors are viewed as temporary, but continued unfavorable developments could change management’s view and result in future writedowns.

Financial Condition At September 30, 2003 And Results Of Operations For The Three And Nine Months Ended September 30, 2003

Summary.    Alliance reported a net loss of $239,000 in the third quarter of 2003, compared to net income of $861,000 in the third quarter of 2002. Diluted loss per share was $(0.09) in the third quarter of 2003 versus diluted earnings per share of $0.32 for the same period in 2002. Alliance earned a negative return on average equity of (3.10)% in the third quarter of 2003 versus 14.47% for the same period in 2002. Book value per share increased to $11.15 at September 30, 2003, versus $9.16 at the same date in 2002.

For the nine month period, Alliance reported net income of $1.60 million compared to earnings of $2.58 million for the same period in 2002. Diluted earnings per share decreased to $0.57 from $0.95 for these periods. Return on average equity for the nine months ended September 30, 2003, decreased to 7.59% from 15.05% for the nine month period ended September 2002.

Alliance announced a quarterly dividend of $0.075 per share, payable on November 25, 2003 to shareholders of record on November 11, 2003.

Quarterly results in 2003 were adversely affected by the charges related to the merger and a security writedown, as well as by a tighter net interest margin resulting from continuing low interest rates. Third quarter 2003 results benefited from the large pipeline of mortgage loans that had built up before mortgage rates turned up sharply at the beginning of the quarter. Alliance increased its loan and investment portfolios in order to help offset the impact of tighter margins.

Alliance’s total assets were $423.7 million at September 30, 2003, versus $414.5 million at the end of the 2002 fiscal year. Total regular loans (excluding government guaranteed loans) increased to $263.7 million, from $252.5 million at the end of the 2002 fiscal year, while deposits declined to $327.4 million from $330.8 million at December 31, 2002.

The provision for loan losses declined by $51,000 for the third quarter of 2003 and by $236,000 for the year-to-date, reflecting lower commercial loan growth. Net loan recoveries of $5,000 were recorded in the first nine months of 2003, compared to net charge-offs of $1,000 in the same period of 2002. The loan loss allowance measured 1.56% of total regular loans at September 30, 2003, compared to 1.60% at the previous year-end. Nonperforming assets totaled $3.7 million (0.87% of total assets) at quarter-end, up from $3.2 million (0.78% of assets) one year ago primarily due to one commercial relationship. There were no foreclosed assets during the first nine months of 2003.

Non-interest income was $517,000 versus $751,000 for the third quarter of 2002. The decline was caused by a securities loss of $504,000 in the third quarter of 2003, partially offset by an increase of $278,000 in service charges and other income. The growth in service charges and other income of $278,000 in the third quarter and $1.22 million in the first nine months of 2003 was primarily due to higher secondary market income related to the higher volume of residential mortgage originations and sales. Secondary market income, which consists principally of gains on sale of loans, increased by $297,000 for the third quarter and by $1.01 million for the year-to-date in 2003, over the same periods in 2002. Service charge income for the first nine months also benefited from a $212,000 increase in non-deposit investment product commissions and a $124,000 increase in loan prepayment fees.

In the first nine months of 2003, Alliance recorded a net securities loss of $570,000 versus a gain of $311,000 for the same period in 2002. For the three month period ended September 30, 2003, net loss on securities was $504,000 versus a gain of $8,000 for the same period in 2002. The securities loss in the third quarter was recorded on an equity security issued by a utility company which was deemed to be impaired on an other than temporary basis. During the first quarter of 2003, Alliance eliminated the held to maturity classification of investment securities, which had decreased to a balance of $5 million at year-end 2002. These securities were transferred to the available for sale category, where all security purchases will be recorded for the foreseeable future.

Non-interest expense increased by $894,000 (35%) in the third quarter and by $1.44 million (19%) in the first nine months of 2003 compared to 2002. Total merger related expenses were $748,000 in the third quarter and $818,000 for the first nine months of 2003, consisting principally of legal and investment banking services. For the nine month period, total compensation related costs increased by $609,000 (15%) due primarily to higher business volumes, including a $443,000 increase in commissions and temporary help, along with a $111,000 increase in pension expense. All other expenses increased by a net amount of $14,000. Full time equivalent staff totaled 107 at quarter-end, compared to 109 at year-end 2002. For the first nine months of 2003, the efficiency ratio (excluding merger related expenses) improved to 65.2% compared to 65.5% in the same period of 2002 despite the impact of lower interest spreads. Due to the non-deductibility of certain merger related expenses, the effective income tax rate increased to 39% for the first nine months of 2003, compared to 30% in the same period of 2002.

Shareholders’ equity totaled $29.9 million at quarter-end versus $25.6 million at the end of the 2002 fiscal year and measured 7.1% of total assets, up from 6.2% at year-end 2002. Alliance’s capital remained in excess of all regulatory requirements and continued to exceed the requirement for the highest regulatory capital category of “Well Capitalized”. Shareholders’ equity increased principally due to $3.2 million in net appreciation of investment securities and net income of $1.6 million for the nine month period, partially offset by dividends of $602,000.

Consolidated Selected Financial Data (Unaudited)

	As of and for the three months ended September 30,		As of and for the nine months ended September 30,
	2003	2002	2003	2002
For the Period (in thousands)
Net interest income	$2,912	$3,090	$9,165	$9,353
Provision for loan losses	13	64	65	301
Service charges and other income	1,021	743	3,007	1,789
Net (loss) gain on securities and other assets	(504)	8	(570)	311
Non-interest expense	3,464	2,570	8,930	7,489
Net (loss) income	$(239)	$861	$1,603	$2,576

Per Share
(Loss) earnings—basic	$(0.09)	$0.33	$0.59	$1.00
(Loss) earnings—diluted	(0.09)	0.32	0.57	0.95
Dividends declared	0.075	0.075	0.225	0.211
Book value	11.15	9.16	11.15	9.16
Common stock price:
High	33.75	15.70	33.75	15.70
Low	23.05	12.94	18.51	10.68
Close	33.34	15.30	33.34	15.30

At Period End (in millions)
Total assets	$423.7	$414.4	$423.7	$414.4
Total loans	283.4	269.3	283.4	269.3
Other earning assets	112.9	120.5	112.9	120.5
Deposits	327.4	335.2	327.4	335.2
Borrowings	60.1	51.5	60.1	51.5
Shareholders’ equity	29.9	23.7	29.9	23.7

Operating Ratios
Return on average equity	(3.10)%	14.47%	7.59%	15.05%
Return on average assets	(0.22)	0.83	0.51	0.87
Net interest margin	3.00	3.31	3.18	3.44
Efficiency ratio	67.50	65.24	65.16	65.51
Equity/total assets	7.05	5.72	7.05	5.72
Dividend payout ratio	n/a	22.57	37.60	21.19

Loan Related Ratios
Net charge-offs/average regular loans	—%	0.02%	—%	—%
Loan loss allowance/regular loans	1.56	1.62	1.56	1.62
Nonperforming assets/total assets	0.87	0.78	0.87	0.78

Growth
Net income	n/a	4.9%	(37.8)%	4.4%
Regular loans	8.1%	21.7	5.9	11.3
Deposits	(10.2)	5.5	(1.4)	14.0

(1)	All share and per share data for the nine months ended September 30, 2002 has been adjusted to reflect the eleven-for-ten stock split effected in the form of a 10% stock dividend distributed in May 2002.
(2)	The efficiency ratio is non-interest expense divided by the sum of net interest income (fully taxable equivalent) and service charges and other income. The efficiency ratio excludes merger related expenses. Return, margin and charge-off ratios are annualized based on average balances for the period. Net interest margin is fully taxable equivalent.
(3)	Regular loans are total loans excluding government guaranteed loans.
(4)	Growth of net income is compared to the same period in the prior year. Growth was not applicable in the three months ended September 30, 2003 due to the net loss. Growth of regular loans and deposits is compared to the beginning of the period, annualized.

Average Balances and Interest Rates—Fully Taxable Equivalent (FTE). The following tables set forth, for the periods indicated, the average balances and their associated average interest rates. Average balances are based on average daily balances. The balance and yield on all securities is based on amortized cost and not on fair value.

(Dollars in thousands)	Average Balance		Rate (FTE Basis)
Quarters ended September 30	2003	2002	2003	2002
Residential mortgage loans	$91,622	$64,130	5.71%	6.84%
Commercial mortgage loans	91,850	90,868	6.81	7.65
Other commercial loans	37,683	38,696	6.04	6.49
Consumer loans	36,485	41,088	4.11	4.99
Government guaranteed loans	20,274	26,845	6.80	6.44

Total loans	277,914	261,627	5.99	6.70
Securities	95,594	96,033	4.26	6.49
All other earning assets	26,709	28,364	1.62	1.95

Total earning assets	400,217	386,024	5.29	6.32
Other assets	27,631	23,921

Total assets	$427,848	$409,945

NOW deposits	$40,463	$35,105	0.36%	0.91%
Money market deposits	46,535	49,800	1.22	2.02
Savings deposits	81,669	72,535	0.80	1.92
Time deposits	128,249	139,597	3.43	4.15

Total interest bearing deposits	296,916	297,037	1.94	2.86
Borrowings	58,476	50,674	5.78	6.16

Interest bearing liabilities	355,392	347,711	2.58	3.34
Demand deposits	40,354	34,542
Other liabilities	2,481	2,110
Shareholders’ equity	29,621	25,582

Total liabilities and equity	$427,848	$409,945

Net Interest Spread			2.71%	2.98%
Net Interest Margin			3.00%	3.31%

(Dollars in thousands)	Average Balance		Rate (FTE Basis)
Nine months ended September 30	2003	2002	2003	2002
Residential mortgage loans	$85,649	$61,889	6.09%	6.98%
Commercial mortgage loans	93,822	89,100	6.99	7.79
Other commercial loans	39,119	38,887	6.22	6.57
Consumer loans	37,903	40,530	4.30	5.23
Government guaranteed loans	22,730	28,160	6.52	6.66

Total loans	279,223	258,566	6.20	6.87
Securities	92,057	89,091	4.63	7.05
All other earning assets	24,242	20,836	2.56	1.67

Total earning assets	395,522	368,493	5.61	6.58
Other assets	27,694	29,586

Total assets	$423,216	$398,079

NOW deposits	$39,502	$35,755	0.40%	0.93%
Money market deposits	45,544	44,484	1.34	2.07
Savings deposits	80,162	70,716	0.95	1.99
Time deposits	131,067	137,104	3.60	4.34

Total interest bearing deposits	296,275	288,059	2.11	2.99
Borrowings	58,163	50,004	5.78	6.17

Interest bearing liabilities	354,438	338,063	2.71	3.46
Demand deposits	37,910	32,697
Other liabilities	2,049	1,975
Shareholders’ equity	28,819	25,344

Total liabilities and equity	$423,216	$398,079

Net Interest Spread			2.90%	3.12%
Net Interest Margin			3.18%	3.44%

FTE basis net interest income presents earnings on tax-advantaged securities on a basis equivalent to yields on fully-taxable securities. A tax rate of 40% was used to compute the tax-equivalent adjustment for all periods presented. A reconciliation of net interest income follows:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(In thousands)
Net interest income as reported in the consolidated statements of operations	$2,912	$3,090	$9,165	$9,353
Tax-equivalent adjustment	91	106	277	289

FTE basis	$3,003	$3,196	$9,442	$9,642

Net Interest Income.    Net interest income decreased by $178,000 (6%) in the third quarter and by $188,000 (2%) in the first nine months of 2003, compared to the same periods in 2002. Net interest income had been nearly flat for the first six months of 2003, with growth in earning assets offsetting margin compression. There was further margin compression in the third quarter of 2003, and year-to-year growth in average earning assets declined to 4% in the third quarter, compared to 7% in the first six months of the year.

Interest rates continued to decline in 2003, following the steep declines in 2002. Short term treasury rates declined by about 0.35% in the first six months of 2003, while the ten year treasury rate declined by about 0.80% to a low of 3.11% near the end of the second quarter. The decrease in interest rates in the second quarter led to demand for refinancings. A recovery in the stock market, together with the low interest rates, also muted the strong deposit demand experienced in recent years. The slower deposit growth constrained opportunities to offset lower yields with higher volume. In the third quarter, long term interest rates increased, closing the quarter near the 4.00% level. The volume of loan applications declined, although loan originations and payoffs remained high due to the lengthy processing pipelines at June 30. Alliance is asset sensitive, and net interest income tends to decline during periods of comparatively low interest rates such as those which have been experienced in 2003. See “Financial Condition—Interest Rate Sensitivity” on page 215.

Average earning assets increased by $27 million (7%) for the nine month period. This growth was concentrated in average residential mortgages, which increased by $24 million (38%). Decreases of $5 million each in average short term investments and average government guaranteed loans were mostly offset by an $8 million increase in average loans held for sale. Average total commercial mortgages and loans increased by $5 million (4%), while average consumer loans decreased by $3 million (6%). Average interest bearing liabilities grew by $16 million (5%), with the increase concentrated in a $9 million (13%) increase in savings accounts. An $8 million (16%) increase in average borrowings offset a $6 million (4%) decrease in average time accounts. Total transactions accounts (demand deposit and NOW) increased by $9 million (13%).

For the first nine months of 2003, most asset yields and liability costs continued to decrease due to the ongoing effects of lower interest rates. The yield on earning assets fell to 5.29% in the third quarter, from 6.32% in the same quarter of 2002. The greatest decrease was in the securities yield, which declined to 4.26% from 6.49%, reflecting securities sales and runoff, followed by reinvestment into shorter duration government agency and mortgage backed securities. The cost of liabilities has also declined steadily, but more slowly than the yield on assets, due to the low prevailing level of interest rates. The cost of interest bearing liabilities measured 2.58% in the third quarter of 2003, compared to 3.34% in the same quarter of 2002. These changes produced a decline in the net interest margin to 3.00% in the third quarter of 2003 from 3.31% in the same period of 2002. The net interest margin improved to 3.09% in the month of September, reflecting the benefit of loan and security growth booked near the end of the quarter.

Provision for Loan Losses.    The provision is made to maintain the allowance for loan losses at a level deemed adequate by management. The provision was $65,000 for the first nine months of the year, compared to $301,000 in the same period of the prior year. During the third quarter of 2003 the provision was $13,000 versus $64,000 for the 2002 period. The higher provisions in 2002 related to growth in commercial loans and to an increase in the impairment reserve on one loan. The allowance totaled $4.12 million, or 1.56% of regular loans at September 30, 2003, which was down slightly from 1.60% at the previous year-end due to the higher proportion of lower risk residential mortgages in 2003.

Non-Interest Income.    Third quarter total non-interest income was $517,000, versus $751,000 in 2002, a decrease of $234,000 (31%) due to a $504,000 writedown on an investment security partially offset by a $278,000 increase in service charges and other income. For the nine month period, non-interest income increased by $337,000 (16%) to $2.4 million from $2.1 million due to a $1.22 million increase in service charges and other income. The increase in service charges and other income was partially offset by an $881,000 decrease attributable to net gains (losses) on securities and other assets (a net gain of $311,000 for the nine months ended in September 2002 compared to a net loss of $570,000 for the same period in 2003).

For the first nine months of 2003, Alliance recorded a net securities loss of $570,000, including gross gains of $1.10 million and gross losses of $1.67 million. The losses were due to writedowns of $1.17 million in the first half of the year of an insurance company debt security and a $504,000 third quarter writedown of an electric utility common stock. The gains were realized on the sale of fully valued corporate debt and equity securities which reflected the benefit of lower interest rates and improved corporate spreads.

Service charges and other income grew by $278,000 (37%) in the third quarter and by $1.22 million (68%) in the first nine months of 2003. The very low long term interest rates in the second quarter caused a surge in residential mortgage refinancings into long term fixed rate mortgages, most of which were sold to the secondary market. Proceeds from loans sold totaled $90 million for the first nine months of 2003, compared to $14 million for the same period in 2002, and secondary marketing income rose to $1.2 million in the 2003 period from $177,000 in the first nine months of 2002. The volume of new applications declined in the third quarter after the sharp increase in long-term interest rates, but loan sales remained strong due to the pipeline of mortgages in process at the beginning of the quarter. Alliance also benefited from a $212,000 increase in non deposit investment product commissions during the first nine months of 2003. Under a new third party agreement which became effective in the fourth quarter of 2002, Alliance employs the investment product representative and is responsible for the majority of the direct costs of operating the program. Under the previous agreement, the previous vendor was responsible for employing the representative and for paying all program costs. The new agreement provides an increased revenue sharing formula to Alliance compared to the previous program; revenues are calculated as a percentage of commissions generated by product sales. The higher commissions income in 2003 reflects this new operating structure, together with an increase in sales volume. The expenses of the program are primarily recorded in compensation and benefits expense. Total program expenses for the first nine months of 2003 were $94 thousand. Additionally, Alliance recorded a $124,000 increase in loan prepayment fees, primarily related to commercial loan refinancings in the first nine months of 2003. Excluding the above, all other service charges and other income decreased by $124,000 (8%) for the first nine months of 2003. This reflected a $102,000 decrease in annuity sales income and lower checking account overdraft volumes.

Non-Interest Expense and Income Tax Expense.    Non-interest expense increased by $894,000 (35%) in the third quarter and by $1.44 million (19%) in the first nine months of 2003 compared to 2002. These increases were mainly due to merger related expenses and compensation expenses. All other expenses increased by a net amount of $14,000. Total merger related expenses were $748,000 in the third quarter and $818,000 for the first nine months of 2003, consisting principally of legal and investment banking services. Compensation related expenses increased by $125,000 (9%) for the third quarter and $609,000 (15%) for the first nine months due primarily to higher business volumes. The nine month results included a $443,000 increase in commissions and temporary help, along with a $111,000 increase in pension expense. Full time equivalent staff totaled 107 at quarter-end, compared to 109 at year-end 2002. For the first nine months of 2003, the efficiency ratio (excluding merger related expenses) improved to 65.2% compared to 65.6% in the same period of 2002 despite the impact of lower interest spreads. Certain merger related expenses have been treated as non deductible for purposes of the financial statement tax provision. As a result, the effective income tax rate increased to 39% for the first nine months of 2003, compared to 30% in the same period of 2002. The effective income tax rate benefits from the dividends received deduction on equity securities, accrued increases in cash surrender value of life insurance, and the state income tax benefit of Alliance’s passive investment corporation.

Comprehensive Income.    Comprehensive income includes changes (after tax) in the unrealized market gains and losses of investment securities available for sale. Comprehensive income was $4.84 million in the first nine months of 2003, compared to $2.05 million in the same period last year. The net unrealized loss on securities declined substantially in 2003 due to lower interest rates, improved market spreads on corporate debt securities, and the writedown of corporate securities discussed previously. Please see the following discussion on investment securities.

Financial Condition—September 30, 2003 Versus December 31, 2002

General.    At September 30, 2003, total assets were $423.7 million, shareholders’ equity was $29.9 million and deposits were $327.4 million versus assets of $414.5 million, shareholders’ equity of $25.5 million and deposits of $330.8 million at year end 2002.

Cash and Cash Equivalents.    Total cash and equivalents increased by $3 million to $21 million at September 30, 2003. Total cash and equivalents had increased to $39 million at June 30, 2003. Most of this increase was reinvested into higher yielding loans and investment securities during the third quarter.

Investment Securities.    As previously noted, during the first quarter of 2003, Alliance eliminated the category of securities held to maturity and transferred the outstanding balance of these securities to the available for sale category. This represented a change in intent regarding the entire balance of securities held to maturity, which consisted of ten securities with an amortized cost of $5.1 million. Subsequent to the transfer, all purchases of investment securities have been categorized as available for sale and the same treatment will be applied to all purchases for the foreseeable future.

Total investment securities increased by $10 million (11%) during the first nine months of 2003. This growth partially offset runoff of government guaranteed loans ($6 million) and a decrease in the balance of loans held for sale ($8 million). Securities purchases totaled $39 million during this period and consisted entirely of U.S. government agency and mortgage backed securities with interest rates fixed for no more than four years, and in most cases for no more than three years. Other liabilities included $5 million representing securities purchased and not settled at September 30, 2003.

At September 30, 2003, total securities of $103 million included government agency and mortgage backed securities totaling $59 million (57%). All of these securities were rated AA or AAA. Corporate debt and equity securities totaled $41 million (40%) and investments in Federal Home Loan Bank and Bankers Bank Northeast totaled $3 million (3%). All of the corporate securities had ratings by Moody’s and/or Standard & Poors, except for $8 million in utility common stocks, all of which were ranked B or above by Standard & Poors and a $2.5 million ultrashort bond fund. Excluding non-investment grade rated securities (discussed below), the rated corporate debt securities had an average rating of BBB+ at September 30, 2003. This decreased from an average rating of A- at year end 2002 due to maturing corporate securities which were replaced with government agency securities.

The securities portfolio includes six corporate debt securities which are rated non-investment grade. Four of these securities, with a net amortized cost of $4.6 million were rated in the BB- to BB+ range with a total unrealized loss of $0.4 million (8% of amortized cost). Two securities were defaulted and had been written down to a net balance of $0.6 million at September 30, 2003; these two securities were being held without accrual of interest. The equity security portfolio had a net unrealized loss of $0.8 million, concentrated in two utility common equity securities. Management’s assessment was that these declines are temporary and the prices of these securities are expected to improve over a reasonable period of time.

The total investment securities portfolio had a $0.3 million net unrealized gain as of September 30, 2003, measuring 0.2% of amortized cost, compared to a net unrealized loss of $3.3 million at year-end 2002, measuring 3.3% of amortized cost. This improvement was due to generally lower interest rates, improved spreads on corporate securities, and the writedowns of corporate securities.

The average balance of investment securities increased by $3 million (3%) for the nine months ended September 30, 2003, compared to 2002. The third quarter yield declined to 4.26% in 2003 from 6.49% in 2002, reflecting securities sales and runoff, and reinvestment into shorter duration government agency and mortgage backed securities.

Total Loans.    Total loans increased by $5 million (2%) to $283 million for the first nine months of 2003. Total regular loans increased by $11 million (4%) to $264 million. The growth was mostly in residential mortgage loans, which increased by $17 million (22%). Alliance actively promoted its fee-free mortgage refinance loans, with fixed rates in the 3-15 year range. Additionally, in the third quarter, Alliance retained for portfolio some conforming residential mortgages with similar interest rate characteristics. As previously noted, prepayment speeds of many loan types accelerated sharply in the second quarter until long term rates increased after quarter end. During the first nine months of 2003, Alliance closed $97 million of conforming residential mortgages, plus an additional $24 million of fee-free refinance mortgages. Total commercial and consumer loans decreased by $6 million (4%) in the first nine months, reflecting the impact of accelerated prepayments and a slow economy. The balance of residential mortgage loans held for sale declined to $4 million at September 30, 2003, reflecting the lower pipeline of loans in process at that time.

The average balance of total loans increased by $21 million (8%) for the first nine months of 2003, compared to 2002. The third quarter yield on total loans decreased to 5.99% in 2003 from 6.70% in 2002 due to the continuing effects of prime rate decreases and to ongoing refinancings at lower interest rates.

Nonperforming Assets.    Nonperforming assets totaled $3.7 million (0.87% of total assets) at quarter-end, up from $2.4 million (0.59% of assets) at year end 2002, due primarily to one $2.2 million commercial mortgage relationship. Alliance initiated foreclosure proceedings on this owner occupied industrial property at the end of the third quarter. There were no properties acquired through foreclosure during the first nine months of 2003.

Allowance for Loan Losses.    The allowance totaled $4.12 million (1.56% of regular loans) at September 30, 2003, compared to $4.05 million (1.60% of regular loans) at year-end 2002. The allowance increased due to growth in residential mortgages, but the ratio of the allowance to total regular loans decreased due to the higher proportion of lower risk residential mortgages in 2003. Alliance recorded $5,000 in net loan recoveries during the first nine months of 2003. Total impaired loans increased to $3.11 million at September 30, 2003 compared to $1.76 million at year-end 2002. For these dates, the valuation allowance on impaired loans decreased to $104 thousand from $127 thousand, respectively. Loans newly designated as impaired in 2003 did not require material new valuation allowances because the fair value of related collateral exceeded the recorded investment in the impaired loans. The most significant new impaired loan totaled $2.25 million and is secured by a first mortgage on an owner occupied industrial property.

Deposits and Borrowings.    Total deposits decreased by $9 million (3%) in the third quarter and by $3 million (1%) for the first nine months of 2003. Lower interest rates and an improvement in the stock market are believed to have contributed to this change. All non maturity deposit account types had increased during the first half of the year, but decreased in the third quarter, except for savings accounts, which continued to increase in the third quarter and registered total growth of $4 million (6%) for the year-to-date 2003. Time accounts continued to decline, as some maturing longer term account balances were withdrawn in the current low rate environment. For the year-to-date 2003, time accounts decreased by $8 million (6%). For the first nine months of the year, average deposits increased by $13 million (4%). The third quarter cost of interest bearing deposits decreased to 1.94% in 2003 from 2.86% in 2002, reflecting lower rates on all major account categories. Alliance opened its tenth branch in the fourth quarter of 2003. Total borrowings increased by $6 million from

December 31, 2002, a portion of which was medium term Federal Home Loan Bank of Boston (FHLBB) borrowings which were used to offset time account runoff. An additional $2 million of short term FHLBB borrowings were outstanding at September 30, 2003.

Interest Rate Sensitivity.    Alliance’s interest rate sensitivity was not significantly changed at September 30, 2003, compared to the previous year-end. The one year interest rate gap remained at 10% of earning assets, which is the policy limit. Net interest income at risk was 12% and (9%) based on upward and downward rate changes evaluated in the model; the policy limit is 10% and the overlimit in an upward rate environment was viewed as minor. Equity at risk was 9% and (15%) based on upward and downward rate changes evaluated in the model; the policy limit is 15%. Alliance believes that income and equity value would increase in a rising rate environment and decrease in a decreasing rate environment, primarily due to rate adjustments in its portfolio of prime based commercial and consumer loans. With interest rates at comparatively low levels and widely forecasted to increase, Alliance generally seeks to limit the acquisition of new long term fixed rate assets in order to improve equity at risk in a rising rate environment. Due to the low and volatile nature of the interest rate environment, uncertainty in the modeling process has increased. Loan prepayment speeds had accelerated in the second quarter due to the unusually low rate environment, but were estimated to be slowing at the end of the third quarter due to the increase in long term rates in the third quarter. Future deposit flows also reflect uncertainties related to the competitiveness of other financial products in a possible rising rate environment.

Liquidity and Cash Flows.    Tolland Bank’s primary net use of funds in the first nine months of 2003 was the purchase of investment securities. These purchases were funded by sales and runoff from other investment securities and government guaranteed loans, together with a decrease in loans held for sale. Tolland Bank increased FHLB borrowings to fund loan growth and offset runoff of maturing time accounts. Short term investments increased by a relatively small $2 million to $6 million. Borrowings and time deposits are the primary sources of liquidity for additional balance sheet growth, along with deposits from the new Enfield branch. Short term investments and securities available for sale provide additional sources of liquidity. Further, the portfolio of government guaranteed loans represents a readily marketable pool of assets, although management has no present intent to sell these assets. Alliance’s primary source of funds is dividends received from Tolland Bank, and its primary use of funds is dividends paid to shareholders and to trust preferred security holders. Additionally, due to the planned merger, another use of funds by Alliance is merger related expenses and an anticipated source of funds in the fourth quarter of 2003 will be proceeds from the exercise of stock options in accordance with the merger agreement.

Capital Resources.    Shareholders’ equity increased by $4 million to $30 million during the first nine months of 2003, benefiting from comparatively high comprehensive income. Total equity measured 7.1% of assets at September 30, which was up from 6.2% at year-end 2002. At September 30, both Alliance and Tolland Bank continued to be capitalized at the “Well Capitalized” level for regulatory purposes.

As discussed in Note 1 to the Alliance Consolidated Financial Statements, the adoption of FASB Interpretation No. 46 was originally required in the third quarter of 2003, but was later postponed to the fourth quarter of the year. This interpretation may affect the financial reporting in the consolidated financial statements (and therefore the regulatory capital treatment) of Alliance’s two statutory business trusts that have issued trust preferred securities totaling $7 million. These financial reporting and regulatory determinations are currently under review, and no assurance can be given that the present treatment of these securities will continue.

Financial Condition At December 31, 2002 And Results Of Operations For The Year Ended December 31, 2002

Summary

Alliance reported record earnings of $3.5 million in 2002, representing a 16% increase over earnings of $3.0 million in 2001. On a diluted basis, earnings per share were $1.26 in 2002, compared to $1.12 in the prior year. Alliance earned a 15% return on shareholders’ equity in 2002, matching the return in the prior year. Results for 2002 included a net securities gain of $158 thousand compared to a net securities loss of $476 thousand in 2001. For the year 2002, cash dividends declared totaled $0.286 per share, an increase of 5% over the dividend paid in 2001.

Highlights of Alliance’s performance in 2002 included:

•	Strong loan and deposit growth offset shrinking margins due to low interest rates.

•	Service charges and other income rose by 54%, including insurance/investment services, mortgage banking, deposit services, merchant processing, and electronic banking income.

•	Alliance’s ranking as one of the 15 highest performing companies among the 218 small public thrifts in the annual performance ranking by SNL Financial in its May, 2002 issue of Thrift Investor.

•	Tolland Bank’s 18% share of Tolland County bank deposits.

•	Achievement in 2002 of Alliance’s objective of returning at least 15% on shareholders’ equity, notwithstanding a difficult economic environment and falling interest rates. A 16% increase in net profit and an 11% increase in loans and deposits. No net loan charge-offs or foreclosed assets were recorded for 2002.

•	An eleven-for-ten stock split effected in the form of a 10% stock dividend and a $0.286 cash dividend.

Results Of Operations—2002 Versus 2001

Earnings Summary

Net income was a record $3.5 million in 2002, representing a 16% increase over net income of $3.0 million in 2001. On a diluted basis, earnings per share were $1.26 in 2002, compared to $1.12 in the prior year. Alliance earned a 15% return on shareholders’ equity in 2002, matching the return in the prior year.

The return on average assets increased to 0.86% in 2002, compared to 0.82% in the prior year. This increase was achieved despite a 0.29% decrease in the net interest margin due to the low interest rates experienced in 2002. The return on assets benefited from a net securities gain in 2002, compared to a net loss in 2001.

The efficiency ratio (ratio of non-interest expense to the sum of taxable equivalent net interest income plus service charges and other income) increased to 65% in 2002 from 62% in the prior year. The increase in 2002’s efficiency ratio was due to the tightening of the net interest margin.

In 2002, Alliance recorded $1.61 million in securities gains and $1.45 million in securities losses for a net gain of $158,000. The gains on securities resulted from sales of securities consistent with Alliance’s long-term strategy of reducing the portfolio’s long duration corporate debt securities in favor of locally originated loans with shorter expected average lives. The losses in 2002 were related to two insurance company debt securities which were written down to fair value. Alliance also recorded net gains of $93 thousand on the sale of land in 2002.

Net interest income increased by $337,000 (3%) in 2002. Total average earning assets increased by $37.0 million (11%), but this increase was mostly offset by a 0.29% decline in the net interest margin from 3.71% in 2001 to 3.42% in 2002. The net interest margin measured 3.37% in the fourth quarter of 2002. The yield on earning assets declined by 1.15% in 2002, reflecting the impact of falling rates as well as higher levels of overnight investments in 2002. The cost of interest bearing liabilities declined by a lesser 0.98%.

At the end of the year, Alliance maintained an asset sensitive one year interest rate gap which was expected to benefit interest income based on anticipated future interest rate increases.

Service charges and other income increased by $918,000 (54%) in 2002. This income totaled a record $2.60 million, representing 0.65% of average assets and 17% of revenues. Sources of growth in 2002 included deposit account income ($133,000); residential and commercial loan secondary market income ($170,000); annuity commissions ($114,000); and bank-owned life insurance income ($171,000). Alliance has a strategic emphasis on fee based services, which expand the product offerings available to the customer base and also reduce the sensitivity of total income to changes in interest margins.

The loan loss provision increased by $23,000 for the year. As noted, there were no net loan chargeoffs in 2002, and negligible net loan chargeoffs were reported in 2001.

Non-interest expense increased by $1.22 million (14%) in 2002, primarily due to increased compensation related expense ($974,000). Other major expense increases included a $150,000 increase in legal expenses for corporate and shareholder related matters and a $170,000 increase in legal expenses related to loan collections and recoveries. All other total overhead remained essentially unchanged consistent with management’s objectives.

Net Interest Income—Fully Taxable Equivalent Basis (FTE)

	Years Ended December 31,
	2002		2001		2000
	Average
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Residential mortgage loans	$68,873	6.67%	$61,938	7.43%	$56,875	7.62%
Commercial mortgage loans	90,176	7.71	73,208	8.47	61,661	8.83
Other commercial loans	39,007	6.49	45,349	8.17	39,768	9.12
Consumer loans	40,505	5.12	37,704	6.80	33,874	7.97
Government guaranteed loans	27,656	6.72	26,179	7.10	17,350	7.44

Total loans	266,217	6.76	244,378	7.75	209,528	8.30
Securities	94,514	6.41	86,394	7.65	80,953	8.22
Short-term investments	17,447	1.73	10,285	3.61	19,567	5.93

Total earning assets	378,178	6.45	341,057	7.60	310,048	8.13
Other assets	24,417		20,384		20,898

Total assets	$402,595		$361,441		$330,946

NOW deposits	$36,082	0.86	$31,677	1.57	$28,174	1.78
Money market deposits	45,145	1.98	41,073	3.48	36,179	4.46
Savings deposits	71,980	1.82	49,907	2.42	45,402	2.52
Time deposits	137,014	4.25	135,501	5.29	126,654	5.38

Total interest bearing deposits	290,221	2.87	258,158	3.99	236,409	4.26
Borrowings and trust preferred securities	51,061	6.12	47,491	6.20	44,081	6.10

Total interest bearing liabilities	341,282	3.36	305,649	4.34	280,490	4.55
Demand deposits	33,784		30,862		28,736
Other liabilities	4,258		4,836		6,134
Shareholders’ equity	23,271		20,094		15,586

Total liabilities and shareholders’ equity	$402,595		$361,441		$330,946

Net Interest Spread		3.09%		3.26%		3.58%
Net Interest Margin		3.42%		3.71%		4.02%

The average balance of loans includes loans held for sale (which were not material), nonaccruing loans and deferred fees and costs. Also, the balance and yield on all securities is based on amortized cost and not on fair value.

The components of FTE net interest income are as follows:

	Years Ended December 31,
	2002	2001	2000
	(In thousands)
Interest income	$24,007	$25,466	$24,651
Tax-equivalent adjustment	401	449	558
Interest expense	(11,459)	(13,255)	(12,759)

Net interest income (FTE)	$12,949	$12,660	$12,450

The tax-equivalent adjustment presents earnings on tax-advantaged securities on a basis equivalent to yields on fully-taxable securities. A tax rate of 40% was used to compute the adjustment for each year presented.

Rate and Volume Analysis—FTE Basis.    The following table presents the effects of changing rates and volumes on the interest income and interest expense of Alliance (presented on a fully taxable equivalent basis).

	2002 versus 2001 Change Due to			2001 versus 2000 Change Due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest income:
Loans	$1,603	$(2,527)	$(924)	$2,755	$(1,218)	$1,537
Securities available for sale	1,023	(1,046)	(23)	1,250	(408)	842
Securities held to maturity	(515)	25	(490)	(806)	(77)	(883)
Other earning assets	181	(250)	(69)	(432)	(358)	(790)

Total Change	2,292	(3,798)	(1,506)	2,767	(2,061)	706

Interest expense:
Deposits	1,170	(3,143)	(1,973)	892	(655)	237
Borrowings	219	(41)	178	211	48	259

Total Change	1,389	(3,184)	(1,795)	1,103	(607)	496

Net Change	$903	$(614)	$289	$1,664	$(1,454)	$210

Note:	Changes attributable jointly to volume, rate and mix have been allocated proportionately.

The $337,000 (3%) increase in net interest income was due to growth of $37 million (11%) in average earning assets. This was partially offset by the negative effect of tighter margins. Net interest income in 2002 was a record annual amount, and fourth quarter net interest income was the highest quarter on record. Strong growth of loans and deposits was the primary basis for the increase in net interest income in 2002.

The increase in FTE basis net interest income consisted of a $903 thousand volume variance, reduced by a ($614,000) rate variance. Interest rates continued to decline in 2002, falling to forty year lows, and also producing a less steeply inclined yield curve. Alliance’s sensitivity to changes in interest rates is discussed further in “Interest Rate Risk” on page 227.

The growth in average earning assets reflected growth in all major categories, including $20 million (9%) growth in average regular loans. Asset growth was funded primarily by deposit growth, with average total deposits increasing by $32 million (12%). Deposit growth was also recorded in all major categories, including $22 million (44%) growth in average savings deposits. Importantly deposits grew while interest expense for deposits decreased.

This combination of strong loan and deposit growth was favorable for Alliance, allowing it to add higher yielding assets funded with lower cost funds, and improving market share in Alliance’s central/eastern Connecticut market. This represents the third consecutive year of strong loan and deposit growth. The results were supported by Alliance’s emphasis on sales and marketing programs, together with the benefit of account growth originated in recently opened branches, and overall growth and expansion of Tolland Bank’s markets. Additionally, the market for bank loans and deposits has benefited from capital market conditions. Unusually low interest rates have boosted loan demand, while declining stock prices have contributed to reintermediation of savings into the safety of insured bank deposits.

Investment activities contributed to the lower net interest margin in 2002. Alliance shifted its emphasis to securities with lower average lives and increased the proportion of government agency and mortgage-backed securities. These strategies contributed to a reduction of interest rate risk and credit risk in the investment portfolio, while also resulting in a lower yield on the portfolio. Additionally, Alliance had a higher balance of short-term investments during the year. Deposits increased in the second quarter, but the surge in loan demand crested in the fourth quarter, resulting in higher than average balances of lower yielding short-term investments during the intervening period.

For the year, the yield on earning assets decreased to 6.45% from 7.60% in the prior year, declining to 6.11% in the fourth quarter. The cost of interest bearing liabilities decreased to 3.36% from 4.34% in the prior year, declining to 3.07% in the fourth quarter. Reflecting these changes, the net interest spread decreased to 3.09% from 3.26%, declining to 3.05% in the fourth quarter. Yields decreased in all major asset categories, reflecting the impact of declining rates in the last two years. Deposits were less sensitive to interest rates, and decreases in deposit costs were also restrained by the very low prevailing rates.

The 0.17% decrease in the net interest spread contributed to the 0.29% decrease in the net interest margin. The remaining 0.12% reduction primarily reflected the impact of overall lower asset yields on the $37 million of average earning assets funded by non-interest bearing funds sources. These assets increased by $2 million compared to the prior year. Average non-interest earning assets increased by $4 million (bank-owned life insurance and Federal Reserve Bank balances) which was more than offset by a $6 million increase in non-interest bearing funds sources (demand deposits and shareholders’ equity).

The net interest margin measured 3.67% in the first quarter of 2002, and then declined to an average of 3.35% in the following three quarters, and was generally stable from quarter to quarter. Most of the decline in interest rates was in the second half of the year, with the prime interest rate decreasing by 0.5% in November and with the ten year Treasury note rate declining by about 1.23%. Fully taxable equivalent net interest income includes a $401 thousand tax equivalent adjustment, down from $449,000 in the prior year due to a lower average dividend rate on equity securities.

Provision for Loan Losses.    The provision for loan losses is a charge to earnings in an amount sufficient to maintain the allowance for loan losses at a level deemed adequate by Alliance. The provision for loan losses in 2002 totaled $348,000, which was little changed from $325,000 in 2001. The loan loss allowance increased to $4.1 million at year-end 2002, compared to $3.7 million at year-end 2001. See the discussion on the allowance for loan losses in “Nonperforming Assets” on page 225, and the Summary of Significant Accounting Policies in Note 1 to the Alliance Consolidated Financial Statements on page F-ANE-8.

Non-Interest Income.    The components of non-interest income are summarized below.

	Years Ended December 31,
	2002	2001	% Change (1)
	(Dollars in thousands)
Loan related income	$755	$454	66%
Deposit account income	822	689	19
Increase in cash surrender value of life insurance	316	145	118
Miscellaneous income	710	397	79

Total service charges and other income	2,603	1,685	54

Gross gains on securities	1,611	244
Gross losses on securities	(1,453)	(720)

Net gains (losses) on securities	158	(476)

Gross gains on assets	148	11
Gross losses on assets	(55)	(2)

Net gains on assets	93	9

Total non-interest income	$2,854	$1,218	134%

(1)	Percentage change shown if meaningful.

Service charges and other income totaled a record $2.6 million in 2002, increasing by $918,000 (54%) for the year. The low rate environment was the basis for emphasis on Alliance’s fee-based growth initiatives, including: (1) a restructured sales management program with new targets, incentives, training and monitoring; (2) new product offerings including insurance and investment products, commercial loan secondary marketing, and commercial internet banking; and (3) new vendor arrangements enhancing service offerings and revenues, including merchant processing and investment products.

The $301,000 (66%) increase in loan related income was comprised primarily of $170,000 in residential and commercial mortgage secondary market income and $122,000 in commercial loan prepayment fees. Both of these sources benefited from the low interest rates in the second half of the year. Sales of residential mortgages totaled $24 million in 2002 compared to $11 million in the prior year. Deposit account income increased by $133,000 (19%) due primarily to growth of $88,000 in net overdraft fees, along with a $34,000 (47%) increase in personal transaction account charges. The $171,000 increase in cash surrender value of life insurance was due to the purchase of $3.0 million in additional bank-owned life insurance contracts at the end of 2001. The $313,000 (79%) increase in other miscellaneous income included growth in various deposit related services (debit card and merchant processing), as well as $186,000 in insurance sales related income, including $75,000 of insurance commissions that are not expected to reoccur.

The securities gains and losses in 2002 principally related to activities in the corporate securities portfolio. These activities are discussed in the Securities section of Management’s Discussion and Analysis. The $1.61 million in gains arose from sales of securities available for sale, while the $1.45 million in losses were primarily due to writedowns of corporate debt securities deemed to be other-than-temporarily impaired. These activities resulted in a net $158,000 securities gain for 2002. In 2001, securities losses included $589,000 in writedowns on securities deemed to be other-than-temporarily impaired. Other security gains and losses were generally recognized as a result of securities sales to shorten the life of the portfolio, as well as the sale of fully valued equity securities.

Net gains on assets totaled $93,000 in 2002, compared to $9,000 in the prior year. In 2002, Alliance recorded gross gains of $148,000 on the sale of two parcels of excess land which had been owned for many years. One parcel is adjacent to a branch and is being independently developed into a commercial retail property which management believes will enhance the desirability of Tolland Bank’s branch office location.

Non-Interest Expense.    Total non-interest expense increased by $1.22 million (14%) in 2002. This increase was greater than Alliance’s plan and was primarily related to staff expense incurred as sales efforts were bolstered and lending processes were very active in the second half of the year.

Total full time equivalent staff increased from 107 to 109 at the end of the year. Total staff was 107 at year-end 2000, with the result that year-end staff increased by only 2% over the last two years while total year-end assets increased by 19% over this same period. Total assets per employee increased to $3.8 million at year-end 2002, continuing the long-term improvement in this efficiency measure.

Total compensation and benefits expense increased by $974,000 (21%) in 2002. The three major components of this increase included salaries ($466,000), incentives ($238,000), and benefits ($277,000). The 11% salary increase reflected staff growth and merit increases. As noted above, staff growth had been reduced to 2% as of year-end 2002. Incentive pay increased by 132% primarily due to higher commissions reflecting higher sales volumes and higher payout formulas. Benefits related costs increased by 35% including higher pension, insurance, and payroll tax expenses. The largest component of the increase was a $132,000 increase in retirement plan expense due to higher current service costs and lower asset returns due to declining equity market values.

The other main contributor to higher expenses was legal expense, which increased by $322 thousand due to loan collection activities, and corporate and shareholder related matters. Excluding legal expense and compensation and benefits expense, all other non-interest expense decreased by 2% in 2002, reflecting ongoing expense controls managed by Alliance. The ratio of total non-interest expense to average total assets was 2.52% in 2002, up from 2.47% in 2001 but down from 2.60% in 2000.

Income Tax Expense.    The effective income tax rate measured 29% in 2002. Alliance operates a passive investment corporation for the purpose of servicing real estate related loans. Under State statutes, income in passive investment corporations and dividends to their parents are not subject to Connecticut Corporate Business Tax. Income tax expense also benefited from investments in marketable equity securities; dividends on these securities are substantially exempt from taxation. The effective tax rate increased by 0.75% in 2002 compared to 2001 due to a lower proportionate balance of equity investments, together with lower average yields on investments.

Comprehensive Income.    In addition to net income recorded in the consolidated income statements, comprehensive income includes changes in unrealized gains and losses on securities available for sale, net of the associated income tax effect. In 2002, Alliance recorded comprehensive income of $2.99 million, compared to $4.61 million in 2001. The components of comprehensive income are detailed in the consolidated statements of changes in shareholders’ equity. The decrease in comprehensive income is primarily due to an unfavorable change in the unrealized loss on investment securities in 2002, after a favorable change in 2001.

Financial Condition—December 31, 2002 Versus 2001

Balance Sheet Summary.    Total assets increased to a year-end record total of $415 million in 2002, rising by $30 million (8%) from $385 million at the prior year-end. Asset growth was propelled by increases in regular loans, which increased by $28 million (12%) (regular loans exclude purchased government guaranteed loans). Loan increases were attributable to lower interest rates in the second half of the year, together with the popularity of Tolland Bank’s consumer loan products and active sales development efforts in both the consumer and commercial markets. Total investment securities decreased by $5 million. Securities sales totaled $36 million, consisting primarily of longer maturity corporate debt securities to shorten asset duration. Securities purchases were concentrated in 1-3 year government agencies, adjustable mortgage-backed securities, and AA rated corporate debt securities. The combined result of these balance sheet strategies was to reduce the percentage of long lived assets held by Tolland Bank. Residential mortgages held for sale increased by $9 million in 2002 due to the high originations volume in the fourth quarter.

The allowance for loan losses increased by $350,000 to $4.05 million in 2002. The allowance measured 1.60% of total regular loans at year-end 2002 compared to 1.64% at the prior year-end, reflecting the higher proportion of lower risk residential mortgages in 2002. The allowance measured 166% of nonaccruing loans, which totaled $2.4 million at year-end 2002, compared to $2.1 million at the prior year-end. The ratio of nonaccruing loans/assets measured 0.59% of assets at year-end 2002, compared to 0.56% at the prior year-end. Alliance had no foreclosed assets at any time during 2002.

Total deposits increased in 2002 by $27 million (9%), with increases in all major categories. Most of the growth was in savings account balances, which grew by $17 million (29%). Average transaction account balances grew by $7 million (12%); these accounts include checking and NOW accounts. Both savings and transactions accounts represent lower cost funding sources, which helped offset lower loan rates, and represent relationships with customers closely tied to Tolland Bank’s growing branch system.

Shareholders’ equity totaled $25.6 million at December 31, 2002, increasing by 16% during the year, including the benefit of retained earnings and additional paid-in capital related to stock option exercises. The ratio of shareholders’ equity to total assets improved to 6.2% at year-end 2002, increasing from 5.7% at the prior year-end. This reflects Alliance’s long term strategy of supporting internal growth and improving capital adequacy. Alliance’s capital continued to exceed the requirement for the highest regulatory capital category of “Well Capitalized”.

Total book value per share increased to $9.58 at year-end 2002, an increase of 12% from $8.58 at the prior year-end. The quarterly dividend payout ratio measured 22% of earnings in the most recent quarter, reflecting the higher dividends after the stock split.

Cash and Cash Equivalents.    While short-term investments were at nominal levels at the start and end of 2002, average short-term investments increased by $7 million (70%) to $17 million in 2002. A surge of deposit growth in the second and third quarters was followed by a surge of loan growth in the third and fourth quarters. Additionally, due to expectations that rates would rise in the second half of the year, short-term investments were preferred until it became clear that interest rate expectations were softening in the second half of the year. Short-term investments were generally held in agented federal funds, money market mutual funds, money market preferred stock, and Federal Home Loan Bank deposits. As previously noted, due to deposit growth, average reserve balances held with the Federal Reserve Bank increased by about $2 million. The yield on average short-term investments decreased sharply to 1.73% in 2002 from 3.61% in 2001 due to declining interest rates in both years.

Securities.    Alliance invests in securities primarily to produce income, in conjunction with the loan portfolio. Investment securities also play a role in other aspects of asset/liability management, including liquidity, interest rate sensitivity, and capital adequacy. Alliance also purchases 100% U.S. Government guaranteed loans as an alternative to securities, based on market conditions.

In 2002, Alliance took advantage of strong demand and improved interest rate spreads in the home equity lending markets to channel deposit growth into loan growth and to reduce its investment portfolio. This was consistent with Alliance’s long run approach to build the loan portfolio and reduce the reliance on investment securities as conditions allow. In 2002, in addition to reducing the size of the investment portfolio, Alliance restructured the portfolio with the objective of reducing credit and interest rate risk by selling longer duration corporate securities and purchasing primarily government agency and mortgage-backed securities.

At year-end 2002, the total amortized cost of investment securities was $97 million. Government, agency, and mortgage-backed securities totaled $42 million (43% of total cost), with $55 million (57%) in corporate debt and equity securities. In comparison, these respective totals were $34 million (34%) and $68 million (66%) at year-end 2001. The total amortized cost of the portfolio decreased by $5 million (5%) during the year. The $42 million in government and mortgage-related securities at December 31, 2002 were all AA or AAA securities.

The corporate securities portfolio at December 31, 2002 included $19 million of corporate bonds, $17 million of trust preferred securities, and $19 million of equity securities. The equity securities were mostly publicly traded shares of issuers with investment grade debt, consisting primarily of utility common stocks and financial institution preferred stocks. Of the bonds and trust preferred securities, $30 million were investment grade securities with an average credit rating of A and $6 million were non-investment grade securities which had investment grade ratings when purchased. The largest industry concentrations in the corporate securities portfolio included insurance companies ($17 million), banks ($11 million), electric utilities ($8 million), REITs ($5 million), and brokerage/finance ($5 million). Alliance’s investment policy limits exposure to one issuer to $1.5 million.

The $6 million of debt securities which were non-investment grade consisted primarily of five issues rated in the range of BB- to BB+ with a total unrealized loss of $2 million. These securities included $4 million in insurance company obligations and $2 million in industrial company obligations. Management assessed each of these unrealized losses and concluded that they were temporary in nature. These securities have performed, and are expected to continue to perform, in accordance with their terms. Management has no current plans to sell any of these securities, and the prices of these securities are expected to improve over time. During the year 2002, Alliance wrote off the $0.5 million balance of one security and wrote down another security by $0.8 million to a balance of $0.2 million based on management’s assessment that they were impaired on an other-than-temporary basis.

The $3 million net unrealized loss on the overall securities portfolio measured 3% of amortized cost at year-end 2002, which was improved from 4% a year earlier due to the decline in interest rates, portfolio restructuring and the aforementioned writedowns. The net unrealized loss consisted mainly of the aforementioned unrealized loss on noninvestment grade securities and a $2 million net unrealized loss on equity securities. The loss on equity securities increased from $1 million at the prior year-end due primarily to a decline in the overall market for utility common stocks in the second half of the year. Management’s assessment was that this decline was temporary and the prices of these securities are expected to improve over time. Excluding the above securities, all other investment securities had a net unrealized gain at year-end 2002.

The securities portfolio is purchased for yield and most securities are held for long term income. Management anticipates that the securities portfolio will continue to contribute satisfactorily to Alliance’s earnings and risk management objectives. Debt security values are determined by management based in most cases on estimates provided by Alliance’s securities accounting vendor, which is a large correspondent bank. However, proceeds realized in actual transactions may differ from the market value estimates.

Securities purchases totaled $55 million in 2002. All purchases were government, agency, and mortgage-backed securities except for $5 million in corporate debt and $4 million in corporate equity securities. All debt securities purchased had expected average lives under five years. Nearly all mortgage-backed securities purchased were adjustable rate mortgage securities with initial rate resets in 3-5 years. Mortgage-backed securities with interest rate extension risk at year-end 2002 totaled $7 million, compared to $20 million at the prior year-end. Securities sales totaled $36 million in 2002, consisting of corporate debt and equity securities, along with collateralized mortgage obligations.

While the total securities portfolio declined from year-end to year-end, the average balance of investment securities increased by $8 million (9%). The average taxable equivalent yield decreased to 6.41% in 2002 compared to 7.65% in 2001, due to the combined effects of the securities sales and purchases. The average repricing life of all debt securities excluding the trust preferred securities was 6 years at year-end 2002.

The following table presents the amortized cost and fair value of Alliance’s securities at the dates indicated.

	December 31,
	2002		2001		2000
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available for sale
U.S. Government and agency debt	$26,167	$26,326	$10,149	$10,105	$5,000	$4,963
U.S. Agency mortgage-backed debt	13,615	13,775	17,876	17,834	3,457	3,457
Other mortgage-backed debt	—	—	—	—	2,093	2,103
Trust preferred	17,551	16,998	24,526	22,452	24,122	20,896
Other corporate debt	15,841	14,277	22,047	21,408	6,042	6,053
Marketable equity	15,758	13,651	12,387	11,594	14,659	13,639
Non-marketable equity	2,785	2,785	2,580	2,580	2,281	2,281

Total available for sale	$91,717	$87,812	$89,565	$85,973	$57,654	$53,392

Held to maturity
U.S. Government and agency debt	$1,047	$1,112	$2,063	$2,107	$986	$1,002
U.S. Agency mortgage-backed debt	850	870	2,747	2,800	3,850	3,831
Other mortgage-backed debt	259	267	1,518	1,550	251	255
Trust preferred	—	—	—	—	3,098	3,001
Other corporate debt	3,216	3,735	6,069	5,530	14,828	14,099

Total held to maturity	$5,372	$5,984	$12,397	$11,987	$23,013	$22,188

Alliance’s policy is to classify newly purchased securities as available for sale unless deemed otherwise. There were no purchases of held to maturity securities in 2002. During the year, three securities with an amortized cost of $3 million and an unrealized loss of $1 million were transferred from held to maturity to available for sale due to declines in the issuers’ credit ratings. On January 1, 2001, Alliance adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities. Under the provisions of SFAS No. 133, Alliance had a one-time opportunity to reclassify securities out of the held to maturity category. As permitted by this accounting standard, Alliance reclassified certain debt securities between held to maturity and available for sale, as is further described in Note 3 to the consolidated financial statements.

Lending Activities. The following table presents Alliance’s loan portfolio, by major category, at the dates indicated:

	December 31,
	2002		2001		2000		1999		1998
	(Dollars in millions)
Residential mortgages	$78.8	28.3%	$60.0	23.6%	$58.3	25.5%	$54.2	28.3%	$57.6	31.2%
Commercial mortgages	94.7	34.0	87.5	34.4	73.9	32.4	52.7	27.5	46.7	25.3
Other commercial loans	39.6	14.2	37.7	14.8	38.7	17.0	35.0	18.2	25.1	13.6
Consumer loans	39.4	14.2	39.8	15.5	35.6	15.6	33.8	17.7	32.5	17.6

Total regular loans	252.5	90.7	225.0	88.3	206.5	90.5	175.7	91.7	161.9	87.7
Government guaranteed loans	25.8	9.3	29.6	11.7	21.8	9.5	15.9	8.3	22.8	12.3

Total loans	$278.3	100%	$254.6	100%	$228.3	100%	$191.6	100%	$184.7	100%

Total regular loans increased by $28 million in 2002. This increase reflected in part the benefit of low interest rates, mitigated somewhat by the sluggish economy. The combined amount of loans originated totaled a record $120 million, representing a 29% increase over the prior year. This increase was primarily due to higher originations of residential mortgages, including Alliance’s “Fee-Free Refinance” consumer mortgage loans. In accordance with its ongoing plan, Alliance sold most of its conforming residential mortgage loans, with loan sales reaching $24 million in 2002, compared to $11 million in the prior year. During the year, loan originations slowed in the first and second quarters, and then increased in the subsequent two quarters. At year-end 2002, commitments to originate new loans totaled $26 million, or twice the amount at the prior year-end, indicating the continuing strong demand. In accordance with Alliance’s policy, those commitments which were rate locked and intended for sale were covered by specific forward sale commitments on a servicing released basis at prices exceeding the expected cost basis of those loans.

Commercial loans originated and funded in 2002 totaled $39 million, compared to $40 million in 2001. Originations were primarily related to permanent commercial mortgages and subdivision development and construction loans. Total commercial mortgages and other commercial loans increased by $9 million in 2002. Year-end 2002 outstandings related to commercial construction and land development totaled $12 million, compared to $9 million at the prior year-end. Year-end 2002 multifamily loans were $13 million, unchanged from the prior year-end. All other loans secured by nonresidential real estate totaled $90 million at year-end 2002, compared to $84 million at the prior year-end.

Commercial loans in excess of $2 million outstanding at year-end 2002 totaled $39 million (29% of total commercial mortgages and other commercial loans). Among these loans were four industrial mortgages ($10 million), two hotels ($7 million), three office properties ($8 million), two hospitals ($4 million), an apartment property ($2 million), a subdivision developer ($3 million), an insurance broker ($3 million), and a golf course ($2 million). All of these loans were being paid in accordance with their terms at year-end. During 2002, Alliance introduced a new commercial mortgage secondary market program under which $1 million in loans were originated and sold without recourse to an independent investor. This program makes available new long term fixed rate financing options to qualifying customers, and revenues from these loan sales contributed to the increase in total secondary market income reported by Alliance in 2002.

Consumer loan demand continued to improve in 2002, primarily in the second half of the year. Demand benefited from improving real estate prices, lower interest rates, and Alliance’s competitive product offerings. Residential mortgage originations rose to $47 million in 2002, compared to $29 million in 2001. Generally, fixed rate 15 and 30 year mortgages were originated for sale. Residential mortgages originated for sale totaled $32 million in 2002, compared to $13 million in the prior year. A total of $15 million in mortgages were originated for retention in the residential mortgage portfolio. Consumer home equity loans and line of credit originations also increased significantly to $35 million in 2002, compared to $24 million in the prior year. Consumer loan originations also benefited from the installation of a new origination system in 2002. Originations in 2002 included $17 million of “Fee-Free Refi” loans which were booked in the residential mortgage portfolio. The combination of these home equity loans plus the conforming mortgages originated for portfolio produced the $19 million increase in the total residential mortgage portfolio. Additionally, the year-end balance of mortgages held for sale totaled $12 million in 2002, compared to $3 million at the prior year-end. Alliance had nonrecourse commitments to sell all loans held for sale and rate locked origination commitments intended for sale at both dates. Loan sales are made with servicing released on a flow basis primarily to one investor.

Throughout the year, management limited the retention of long-term fixed rate loans to limit interest rate risk based on the anticipated future increase in long-term rates. While the mortgage portfolio increased, the total amount of all loans with repricing dates over fifteen years decreased to $20 million at year-end 2002 from $31 million at the prior year-end. Reflecting this emphasis, Alliance also refrained from any significant purchases of fixed rate government guaranteed loans in 2002, with the result that this portfolio decreased by $4 million to $26 million during 2002.

The average balance of total loans increased by $22 million (9%) in 2002. This reflects the higher volume of regular loans, which increased on average by $20 million (9%). The average yield on loans declined to 6.76% in 2002 from 7.75% in the prior year due to falling interest rates.

Contractual Maturities of Construction and Commercial Loans.    The following table shows the contractual maturities of Alliance’s construction and commercial loans at December 31, 2002.

	December 31, 2002
	1 Year or Less	1-5 Years	Over 5 Years	Total
	(In thousands)
Construction loans:
Residential	$—	$—	$2,559	$2,559
Commercial	8,426	3,667	—	12,093
Commercial loans	6,776	17,763	97,610	122,149

Total	$15,202	$21,430	$100,169	$136,801

Interest rate sensitivity:
Predetermined rates	$797	$11,577	$37,256	$49,630
Variable rates	14,405	9,853	62,913	87,171

Total	$15,202	$21,430	$100,169	$136,801

Nonperforming Assets.    The following table summarizes Alliance’s nonperforming assets at the dates indicated.

	December 31,
	2002	2001	2000	1999	1998
	(Dollars in millions)
Nonaccruing loans	$2.4	$2.1	$1.1	$1.2	$0.6
Foreclosed assets	—	—	—	0.1	0.1

Total nonperforming assets	$2.4	$2.1	$1.1	$1.3	$0.7

Nonperforming assets as a percentage of total assets	0.6%	0.6%	0.3%	0.4%	0.2%

Total nonperforming assets remained at a generally low level at year-end 2002, totaling $2.4 million, or 0.59% of total assets. There were no foreclosed properties at that date. Nonaccruing loans were comprised of residential mortgages (34%), SBA guaranteed loans (29%), and all other loans (37%). Loans delinquent 30-89 days totaled $3.4 million at year-end 2002, measuring 1.36% of total regular loans, reduced from 1.96% at the prior year-end. At year-end 2002, commercial classified loans with a potential to become nonperforming based on identified credit weaknesses totaled $7.1 million, compared to $7.0 million at the prior year-end. The total at December 31, 2002, included two loans totaling $4 million which were being paid in accordance with terms and were viewed as adequately protected by established repayment sources.

Allowance for Loan Losses.    The following table summarizes activity in Alliance’s allowance for loan losses for the periods indicated.

	Years Ended December 31,
	2002	2001	2000	1999	1998
	(In thousands)
Beginning balance	$3,700	$3,400	$3,200	$3,060	$3,000
Charge-offs:
Residential mortgage	(1)	(17)	(85)	(28)	(150)
Consumer	(51)	(20)	(22)	(114)	(200)
Commercial	(5)	(111)	(107)	(4)	(51)

Total Charge-offs	(57)	(148)	(214)	(146)	(401)

Recoveries:
Residential mortgage	15	62	22	—	1
Consumer	38	57	29	31	101
Commercial	6	4	28	18	180

Total Recoveries	59	123	79	49	282

Net Recoveries (Charge-offs)	2	(25)	(135)	(97)	(119)
Provision for losses	348	325	335	237	179

Ending balance	$4,050	$3,700	$3,400	$3,200	$3,060

The following table shows additional information regarding net charge-offs (recoveries) and the allowance for loan losses at the dates and for the periods indicated.

	At or for the Years Ended December 31,
	2002	2001	2000	1999	1998
Net charge-offs (recoveries) as a percentage of average loans by type:
Residential mortgage	(0.01)%	(0.07)%	0.11%	0.05%	0.32%
Consumer	0.01	(0.10)	(0.02)	0.25	0.32
Commercial	—	0.09	0.08	(0.02)	(0.20)
Total	—	0.01	0.06	0.05	0.07
Allowance as a percentage of outstanding loans by type at year end:
Residential mortgage	0.90%	0.94%	0.90%	0.82%	0.58%
Consumer	0.83	0.91	0.91	1.33	1.31
Commercial	1.80	1.75	1.80	2.10	1.86
Subtotal (regular loans)	1.60	1.64	1.65	1.82	1.89
Government guaranteed loans	—	—	—	—	—
Total loans	1.46	1.44	1.49	1.67	1.66

The following table presents the allocation of Alliance’s allowance for loan losses at the dates indicated:

	December 31,
	2002		2001		2000		1999		1998
	(Dollars in thousands)
Residential mortgage	$708	17.5%	$567	15.3%	$525	15.4%	$442	13.8%	$334	10.9%
Consumer	327	8.1	363	9.8	326	9.6	449	14.0	426	13.9
Commercial	2,423	59.8	2,186	59.1	2,021	59.4	1,842	57.6	1,340	43.9
Unallocated	592	14.6	584	15.8	528	15.6	467	14.6	960	31.3

Total	$4,050	100.0%	$3,700	100.0%	$3,400	100.0%	$3,200	100.0%	$3,060	100.0%

The total allowance for loan losses increased to $4.05 million at year-end 2002, compared to $3.7 million a year earlier. For the last five years, net loan charge-offs and nonperforming loans have been at comparatively low levels. While the allowance has increased each year, the ratio of the allowance to regular loans has declined due to the improving composition of the portfolio. The methodology for the determination of the allowance for loan losses is described earlier as a critical accounting policy and in Note 1 to the consolidated financial statements.

The allowance for loan losses absorbs net loan charge-offs. Alliance recorded $2,000 in net recoveries in 2002, compared to net charge-offs of $25,000 in 2001. The allowance is augmented by the provision for loan losses, which totaled $348,000 in 2002, compared to $325,000 in 2001. There were no significant changes in the ratio of the allowance to the various loan pools in 2002. The ratio of the allowance to nonperforming loans decreased to 166% at year-end 2002, compared to 172% at year-end 2001.

The impaired loan allowance is included with the total commercial loan allowance in the accompanying tables. Total impaired loans were $1.8 million at year-end 2002, compared to $4.2 million at the prior year-end. The valuation allowance on impaired loans was $127,000 and $129,000 at year-end 2002 and 2001, respectively. The $2.4 million decrease in impaired loans was due to the reclassification of loans assessed as impaired in 2001 but which performed in accordance with terms in 2002 and were no longer assessed as impaired at year-end. Commercial loans newly delinquent for 90 days are evaluated for impairment. The trend of delinquencies and collateral coverage of those loans can affect the future level of the impaired loan allowance.

Cash Surrender Value of Life Insurance.    Alliance invests in bank-owned life insurance on directors and certain officers as part of its benefits program. These policies are issued on the general account of the insurance companies. At the end of 2001, Alliance entered into purchase agreements for an additional $3.0 million of insurance. Of this amount, $1.5 million was included in Other assets at year-end 2001, pending completion of insurance documentation. The increase in cash surrender value of life insurance to $6.2 million in 2002 included the reclassification of this amount when documentation was completed, together with the benefit of accrued increases in the cash surrender value of policies.

Deposits, Borrowings and Other Liabilities.    The following table summarizes Alliance’s deposit balances at the dates indicated.

	December 31,		% Change
	2002	2001
	(Dollars in millions)
Demand deposits	$35.6	$33.7	5.6%
NOW deposits	39.1	36.4	7.4
Money market deposits	44.0	41.2	6.8
Savings deposits	77.6	60.2	28.9
Time deposits < $100 thousand	109.5	105.3	4.0
Time deposits ≥ $100 thousand	25.1	26.6	(5.6)

Total deposits	$330.9	$303.4	9.1%

Personal	$270.0	$245.0	10.2%
Non-personal	60.9	58.4	4.3

Total deposits	$330.9	$303.4	9.1%

The $27 million increase in total deposits was spread among most major categories of accounts and included growth in both the personal and non-personal components. Growth was concentrated in savings accounts, which increased by a record $17 million (29%). Total average deposits increased by 12% in 2002 while deposit interest expense decreased by 19%. Alliance’s deposit volume benefited from unsettled capital market conditions while deposit costs benefited from low interest rates. Deposit growth also included about $5 million of municipal money market balances which were held in relation to a construction program.

During the first half of 2002, Alliance promoted medium-term time accounts in anticipation of future interest rate increases. After economic indicators softened in mid-year, Alliance reduced the interest rate paid on all categories of deposits in conjunction with lower interest rates in bank deposit markets. Average costs also decreased in 2002 due to the unprecedented effects of the 4.75% decrease in short-term interest rates in 2001. In both years, Alliance reduced rates paid on account types which are not normally viewed as interest rate sensitive. Time account demand generally favored shorter-term maturities due to the unwillingness of customers to lock in longer-term rates at a time when rates were at the lowest levels in four decades. Deposit demand in 2002 also benefited from an improved rate spread compared to money market mutual funds.

About $15 million of the deposit growth in 2002 represented deposits in the three new branches opened in recent years, which together grew by 33% during the year. These three offices contributed positively to earnings and increased their overall contribution to profitability. Deposits in the more established offices grew by $12 million (5%) in 2002. Total average deposit balances increased by $35 million (12%) in 2002, including 9% growth in average demand deposits and 14% growth in average NOW account balances. The average cost of interest bearing accounts decreased to 2.87% in 2002 compared to 3.99% in the prior year.

Alliance does not generally solicit higher rate jumbo deposits, and does not solicit wholesale deposits outside of its market area. In addition to its on-balance sheet deposit account offerings, Alliance also offers an agented third party commercial sweep money market fund product. At year-end 2002, sweep balances totaled $14 million.

During 2002, Alliance borrowed an additional $6 million in 3-7 year loans from the Federal Home Loan Bank of Boston (FHLBB) to fund commercial mortgage growth. Alliance repaid $9 million in short-term borrowings which had been outstanding at year-end 2001. FHLBB short-term advances averaged $633,000 for the year and the use of other short-term borrowings averaged only $118,000 in 2002 due to the high average balances of short-term investments. At year-end 2002, Alliance had $32.5 million in callable FHLBB advances, of which $17.5 million was callable at December 31, 2002. No callable borrowings were expected to be called based on market conditions existing at December 31, 2002, although this is subject to change depending on movements in market interest rates. During the year, Alliance used short-term FHLBB advances to supplement overnight liquidity as appropriate.

At year-end 2002, other liabilities included a $2 million securities settlement liability on two security purchases pending settlement.

Market Risk

Interest Rate Risk.    Market risk is the sensitivity of income and equity to changes in interest rates and other market driven rates or prices. Alliance’s most significant form of market risk is interest rate risk, which is the sensitivity of income and of equity to fluctuations in interest rates. Alliance manages its assets and liabilities to maximize net interest income, while also giving consideration to interest rate risk, liquidity, credit risk, capital adequacy, customer demand, and other market factors. Alliance’s main interest rate risk focus is to limit the risks related to rising interest rates. Actions taken to limit these risks contribute to Alliance’s sensitivity to lower earnings in the event of declining interest rates and have reduced the interest spread. The unanticipated decrease in rates during the last two years to the lowest rates in decades has contributed to the decline in the net interest margin.

Alliance has an Asset/Liability Committee (ALCO) which meets weekly. ALCO sets interest rates and product prices, monitors the balance sheet, and establishes goals and strategies. On a monthly basis, the Board of Directors reviews key Asset/Liability ratios and ALCO minutes, and on a quarterly basis the Board reviews interest rate sensitivity analyses, related assumptions, and ALCO strategies. The Board also approves ALCO policies.

Alliance uses a quarterly dynamic simulation model to measure interest rate risk. This model evaluates changes which might result from a 200 basis point rate shock. Income is modeled on a monthly basis over 24 months. Cash flows are discounted to measure the economic value of assets and liabilities, in order to measure equity at risk. Due to the very low interest rate environment, in 2002 Alliance changed its methodology to limit the downward rate shock to 150 basis points. Alliance’s model normally assumes that rate shocks will not change the shape of the yield curve. With the short-term Treasury rate at 1.20% at year-end 2002, even a 150 basis point negative rate shock was viewed as improbable.

Model assumptions are made for each major category of interest bearing assets and liabilities regarding their index, margin, spread, optionality, repricing life, and growth. The base case model is based on Alliance’s budget, and rate shocks are compared to this base case. Budgeted growth and asset quality is normally assumed to be insensitive to rate shocks within the range tested. Alliance evaluates movements in market interest rates and prices, peer group comparisons, and actual product behaviors. A review is performed quarterly to compare actual experience to expectations based on the model. The model is also an integral component of Alliance’s budgeting and planning processes.

Modeling assumptions involve significant estimations and uncertainties, and actual results may differ from estimated results. Factors which could cause such differences include economic conditions, banking industry profitability and competitive factors, changing consumer preferences, and changes in capital markets’ behavior.

Management’s most significant judgment is the modeling of the interest sensitivity of non-maturity deposits. Alliance models money market deposits as adjusting for 60% of three month interest rate changes. Demand deposits are modeled as non interest rate sensitive; NOW accounts are modeled as 20% sensitive in 24-48 months, and the remaining 80% sensitive in eight years. Savings accounts were previously modeled as 30% sensitive in eight years and 70% sensitive in twelve years. Due to the account growth in 2002, Alliance changed this assumption so that savings accounts are now modeled as 30% sensitive in six months, 20% sensitive in eighteen months, 30% sensitive in eight years, and 20% sensitive in twelve years.

The most significant events affecting interest rate sensitivity during the year were: (1) the growth of savings accounts which were modeled as discussed above; (2) the sale of long duration investment securities; (3) the purchase of $17 million of investment securities with a duration under one year at year-end; and (4) the growth of mortgages with interest rates fixed in the 3-15 year range. Additionally, with interest rates so low, the proportionate impact of interest rate shocks on discounted cash flows is magnified. These events tended to increase Alliance’s interest sensitivity in 2002.

Alliance measures its static interest rate sensitivity by computing interest rate gaps between interest sensitive assets and liabilities for specific timeframes and cumulatively, based on the assumptions used in the dynamic model. Alliance’s policy limits the one year interest rate gap as a percentage of earning assets to a range of (10%) – 10%. This one year interest rate gap ratio increased from 3% at year-end 2001 to 10% at year-end 2002 indicating an increased sensitivity in the repricing of assets over liabilities (e.g., a positive one year gap). Alliance normally has a positive one year gap, due in part to its portfolio of prime based consumer and commercial loans, which reprice within a month when the prime interest rate changes.

For net interest income at risk, Alliance has a policy limiting the change in net interest income to 10% based on modeled rate shocks. Because of the positive one year gap, net income is normally projected to increase if interest rates rise, and to decrease if interest rates fall. At year-end 2001, income at risk (i.e. the change in net interest income) was an increase of 8% and a decrease of 9% based on upward and downward rate changes, respectively. At year-end 2002, income was more at risk, increasing 9% and decreasing 10% based on the modeled upward and downward rate shocks, respectively.

For equity at risk, Alliance has a policy limit of 15% based on modeled rate shocks. Equity is normally projected to increase modestly if interest rates rise and to decrease if interest rates fall. Equity at risk normally includes the long run optionality of major asset and liability categories. At year-end 2001, equity at risk was 3% and (13%) based on upward and downward rate changes, respectively. At year-end 2002, equity at risk increased to 8% and (16%) based on the modeled upward and downward rate shocks, respectively. The downward risk was approved as a minor exception to the policy limit.

Consensus economic forecasts at year-end 2002 predicted a 1.00 – 1.50% increase in interest rates within 18 months. These circumstances would benefit Alliance’s net interest income and equity based on the model analysis. The forecasts also predict a flattening of the yield curve and a narrowing of spreads, which were not included in the model’s assumptions. Short-term interest rates have decreased by 5.25% over the last two years, and the model does not address risks associated with a reversal of this change. The impact of other capital market conditions may also significantly affect interest rate sensitivity. Management believes that the uncertainty of the modeling process has increased due to these and other factors.

Market Price Risk.    Market driven prices that affect Alliance’s market risk are primarily prices in the markets for corporate debt and equity securities. Changes in market risk perceptions and risk tolerance can contribute to changes in securities prices affecting Alliance’s capital and liquidity, and indirectly affecting earnings if market changes constrict portfolio management alternatives available to Alliance or contribute to circumstances affecting the potential impairment of a security. Alliance monitors the prices of its investment securities at least once a month. Alliance manages this risk primarily by setting portfolio limits, including limits by issuer, by industry, by security type, and for the overall size of the corporate debt and equity security portfolios.

Liquidity and Capital Resources

Liquidity and Cash Flows.    Alliance’s primary source of funds is dividends received from Tolland Bank, and its primary uses of funds are dividends paid to shareholders and semi-annual interest payments on its trust preferred securities. In recent years, dividends from Tolland Bank have been paid from current period earnings of Tolland Bank, although additional amounts could be paid subject to regulatory restrictions as further described in Note 9 to the consolidated financial statements. In the past, Alliance has also issued trust preferred securities as a source of funds for additional equity investments in Tolland Bank to fund asset growth.

Tolland Bank’s primary liquidity needs are to fund loan originations and the use of credit commitments, along with deposit withdrawals and maturing borrowings. Tolland Bank manages its day-to-day liquidity by maintaining short-term investments and/or utilizing short-term borrowings. In addition to its FHLBB relationship, Tolland Bank maintains credit facilities for short-term borrowings and repurchase agreements. Additionally, Tolland Bank is eligible to obtain short-term advances from the Federal Reserve Bank of Boston. Over the year, loan originations and asset purchases are funded by amortization of loans and investments, as well as by deposit growth and FHLBB borrowings. In 2002, the primary uses of funds were the origination of loans, drawdowns on loan commitments, and purchases of investment securities. The primary sources of funds were growth in the various categories of deposits, securities sales and the liquidation of short-term investments. In the event of additional funding needs, Tolland Bank could choose to utilize its various credit sources, or obtain funds from the investment portfolio either by selling securities available for sale or obtaining loans collateralized by investment securities. Additionally, the portfolio of government guaranteed loans represents a readily marketable pool of assets, although Management has no present intent to sell these assets.

During 2002, short-term investments averaged $17 million. This generally provided Tolland Bank with ample liquidity for day-to-day operations, and there was accordingly minimal use of short-term FHLBB advances and other borrowings, which averaged $0.7 million. Tolland Bank did not encounter any unusual liquidity needs during 2002.

Capital Resources.    In 2002, Alliance achieved its long term objective of funding strong growth from internal operations while also improving capital levels and providing an enhanced cash return to shareholders.

Total shareholders’ equity increased by $3.5 million (16%) in 2002, following a $4.0 million (22%) increase in 2001. At December 31, 2002, the ratio of shareholders’ equity to total assets had increased to 6.2% from 5.7% a year earlier.

Capital ratios for Alliance and Tolland Bank exceeded all applicable regulatory requirements for all periods presented. At December 31, 2002, Alliance and Tolland Bank were “Well Capitalized”, the highest capital category defined by banking regulators. Alliance had $7.0 million outstanding in trust preferred securities at year-end 2002. These securities provide regulatory capital using an instrument with the lower costs associated with debt financing, as compared to equity financing. The Board assesses capital levels quarterly in accordance with the Capital and Dividends policy.

Book value per share increased to $9.58 at the end of 2002, compared to $8.58 at the end of 2001, and measured $10.83 excluding the ($1.25) per share in accumulated other net comprehensive loss at year-end 2002. Alliance declared total dividends of $0.286 per share in 2002, a 5% increase compared to the previous year. The dividend payout ratio measured 21% in 2002, compared to 24% in the prior year. The dividend yield was 1.4% based on the closing stock price of $20.15 at year-end 2002.

Financial Condition At December 31, 2001 And Results Of Operations For The Year Ended December 31, 2001

Alliance reported net income totaling $3.0 million for the year 2001, an 8% decrease from $3.2 million in the prior year. Earnings per share measured $1.12 in 2001, a 10% decrease from $1.24 in the prior year, on a diluted basis. Total dividends declared in 2001 were $0.273 per share, a 9% increase from $0.25 per share in 2000. Return on shareholders’ equity measured 14.8% in 2001, compared to 20.7% in the prior year.

Results for 2001 included a pre-tax charge of $515,000 to write down the carrying value of a debt security. This was a non-cash charge to earnings of an unrealized market loss which had previously been a direct deduction from shareholders’ equity.

Deposits grew by 8%, and loans grew by 10% in 2001. This growth in Alliance’s basic business, together with higher fee income, produced gains in operating earnings. This growth also produced an increasing share of business in Alliance’s expanding local market. This was achieved despite the tighter margins resulting from the steep drop in interest rates during 2001 and other effects from the onset of an economic slowdown.

Tolland Bank initiated improvements in fee-based services, including insurance products, commercial internet banking, Visa Check Cards, merchant card services and a new checking account product. Consolidations of Tolland Bank’s competitors continue to provide marketing opportunities to solicit new personal and commercial relationships.

The net interest margin decreased to 3.71% in 2001, compared to 4.02% in 2000 due to the 4.75% decline in short-term interest rates to a forty year low. The net interest margin fell to a low of 3.56% in the third quarter of the year, before increasing to 3.63% in the fourth quarter of 2001. Near the end of the year, the benefit of time deposit repricings began to offset the adverse effects of loan repricings, which responded more quickly to the sharp decline in short-term interest rates during the year.

Service charges and other income was up 14% in 2001. This reflected a higher volume of fee-based deposit and loan services, along with the benefit of commercial loan prepayment fees and penalty fees. Non-interest expense only increased by 4% in 2001 due to controls instituted to help offset tighter margins. Expense growth was tied to increased volumes, expanded marketing, and conversion related costs recorded in the first and fourth quarters.

For the year 2001, total assets increased by 10% due primarily to growth in loans and deposits. Total regular loans increased by 10% in 2001, with growth in both retail and commercial loans. Purchased assets (including investment securities and purchased government guaranteed loans) increased by 30%, reflecting the reinvestment of short-term investments primarily into government and mortgage-backed loans and securities. Deposit growth totaling 8% in 2001 included increases in all major categories except time accounts.

Tolland Bank had no foreclosed assets at December 31, 2001, and nonaccruing loans totaled $2.1 million (0.56% of total assets). The $3.7 million loan loss allowance measured 1.62% of total regular loans at year-end 2001. For the year 2001, net loan chargeoffs measured 0.01% of average loans, resulting in the fourth favorable consecutive year of net chargeoffs below 0.10% of average loans.

Shareholders’ equity totaled $22.1 million at December 31, 2001, increasing by 22% during the year. In addition to growth from retained earnings, shareholders’ equity also benefited from the net change in unrealized securities gains and losses, which provided additional net comprehensive income of $1.6 million for the year 2001. Book value per share was $8.58 at year-end 2001, compared to $7.06 at the prior year-end. Shareholders’ equity measured 5.7% of total assets at year-end 2001, up from 5.2% a year earlier. Alliance and Tolland Bank were deemed “Well Capitalized” based on their regulatory capital ratios at year-end 2001.

THE ACQUISITIONS OF CONNECTICUT BANCSHARES AND ALLIANCE

We decided to undertake the conversion in connection with our decisions to enter into separate, independent Agreements and Plans of Merger with Connecticut Bancshares and Alliance. Based on September 30, 2003 unaudited financials for all three organizations at the minimum value range, the combined entity would have total assets of $5.91 billion, total deposits of $3.75 billion, and net loans of $3.22 billion. For pro forma income statements and balance sheets, see “PRO FORMA DATA” on page 52. For historical financial information about Connecticut Bancshares, see “SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CONNECTICUT BANCSHARES on page 18 and the CONNECTICUT BANCSHARES CONSOLIDATED FINANCIAL STATEMENTS on page F-CBI-1 and for Alliance, see “SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ALLIANCE” on page 21, and the ALLIANCE CONSOLIDATED FINANCIAL STATEMENTS on page F-ANE-1.

We believe that the acquisitions of Connecticut Bancshares, the parent of the Savings Bank of Manchester, and Alliance, the parent of Tolland Bank, further our expansion strategies regarding geographic market area, customer base and asset size, while maintaining our loan portfolio quality and relatively low cost of funds. Although both are savings banks, Connecticut Bancshares and Alliance have significant amounts of commercial loans, which furthers our goal of increasing such loans. We believe that our current product offerings and corporate culture will blend well with those of Connecticut Bancshares and Alliance, which will facilitate the integration of the three companies after the acquisitions.

Our Board of Directors determined over the course of several years that we needed to grow the institution in order to have not only the scale to effectively compete with the larger institutions which were increasing their market share in our existing and potential market areas, but also to be able to continue to provide meaningful financial services to our communities. In August of 2002, our Board authorized management to implement a strategy of growth by internal expansion and, if available, by pursuing external acquisition opportunities. The Board indicated that it was willing to consider a mutual to stock conversion if necessary or appropriate to effect an expansion opportunity. In reviewing the Connecticut Bancshares and Alliance opportunities, it was apparent that a full conversion to a public company (as opposed to a mutual holding company conversion) would be necessary in order to provide the cash funds necessary to complete the Connecticut Bancshares acquisition as well as to permit the issuance of the stock consideration that Alliance required. We discussed the need for conversion in our initial discussions with Connecticut Bancshares and Alliance.

Representatives of Connecticut Bancshares and New Haven Savings Bank began discussions about a possible combination in November 2002. Connecticut Bancshares’ President, Richard Meduski, and New Haven Savings Bank’s Chairman, President, and Chief Executive Officer, Peyton R. Patterson, as well as their respective financial advisors, Sandler O’Neill & Partners, L.P. and Ryan Beck & Co., Inc., held a series of informal discussions. In early March 2003, New Haven Savings Bank was permitted to perform certain preliminary due diligence based on materials provided by Connecticut Bancshares. New Haven Savings Bank held several meetings of its Board of Directors at which a potential transaction was discussed. On March 20, 2003, New Haven Savings Bank provided Connecticut Bancshares with a written preliminary indication of interest. Although Connecticut Bancshares expressed an interest in all cash consideration, given the size of Connecticut Bancshares, it became apparent that New Haven Savings Bank would have to raise additional capital to fund the acquisition. Discussions continued but due diligence was not completed and discussions were terminated by Connecticut Bancshares following its Board of Directors meeting on April 28, 2003, based on its view that the price proposed by New Haven Savings Bank was inadequate.

New Haven Savings Bank accepted the termination and did not attempt to resume discussions. Instead, New Haven Savings Bank turned its attention to Alliance, with which it had previously had informal and preliminary discussions of potential interest. We engaged in substantive discussions with Alliance during late April and early May concerning a possible combination. In evaluating a combination with Alliance, New Haven Savings Bank realized that an acquisition of both Alliance and Connecticut Bancshares would justify a higher valuation for both Alliance and Connecticut Bancshares, based on the higher market penetration and cost savings that could be achieved. We again contacted Connecticut Bancshares expressing interest in restarting negotiations. Following their receipt of a new written indication of interest from us dated June 11, 2003, Connecticut Bancshares agreed to resume negotiations.

Due diligence by New Haven Savings Bank proceeded in late May and June, first on Alliance, and then on Connecticut Bancshares. New Haven Savings Bank also arranged for Connecticut Bancshares and Alliance to review due diligence materials relating not only to New Haven Savings Bank but also with respect to each other. Draft agreements were prepared and negotiated between the parties. New Haven’s Board of Directors held meetings on June 11, 2003; June 26, 2003; July 8,

2003; July 11, 2003; and July 15, 2003 to review the results of due diligence, matters relating to the conversion and the transactions. In addition, our Audit Committee reviewed due diligence results relative to both Connecticut Bancshares and Alliance at meetings on July 8 and July 11, 2003. The boards of directors of all three institutions unanimously approved the mergers at their meetings on July 15, 2003. Our Board also approved the plan of conversion on that date.

The acquisitions will immediately expand our geographic market and result in a larger branch network. We currently operate in a market that is, for the most part, separate from the market areas of both Connecticut Bancshares and Alliance. New Haven Savings Bank currently operates 36 branches in New Haven and Middlesex Counties. Connecticut Bancshares currently operates 28 branches in Hartford, Tolland and Windham Counties. Alliance currently operates eight branches in Tolland County and two in Hartford County. We will not be exiting any markets in which Connecticut Bancshares and Alliance operate, however, we will consider branch consolidations where appropriate after completing the acquisitions. We believe that the combination of New Haven Savings Bank’s market area and branch network with those of Connecticut Bancshares and Alliance will enable us both to better serve our existing customers and to attract new customers due in part to the greater convenience afforded by our larger branch and proprietary ATM network. Because our branch and ATM locations will cover a larger portion of the state, we can service commercial and retail customers whose needs would not be met by the networks of the individual banks. We also believe that the mergers represent a more cost-effective and efficient means of expansion into Hartford, Tolland and Windham Counties than attempting to establish new branches in those areas.

In 2004, we expect to adopt a change of name to NewAlliance Bank, which will align the holding company and bank names and will be more appropriate to the expanded geographic scope of our franchise.

Our Board of Directors believes that the combination with Connecticut Bancshares and Alliance will enhance the competitive position for the combined entities and will enable the resulting institution to compete more effectively than can the institutions alone. Presently, we compete with a variety of financial institutions including many that have competitive advantages due to greater financial resources, larger loan limits, larger branch networks and a broader offering of financial services. The combination with Connecticut Bancshares and Alliance will result in a larger company with a larger branch network and greater financial resources that can be utilized to enhance the services we offer. Among the factors considered by our Board were the following:

•	The ability of New Haven Savings Bank to establish its presence in Hartford, Tolland and Windham Counties which are contiguous markets that offer the opportunity for us to reach new customers and expand our franchise;

•	The beneficial impact of the conversion and the acquisitions on the depositors, employees, customers and communities served by the three institutions. The conversion and acquisitions result in a larger and well-capitalized company that will have greater resources and more locations to serve its depositors, customers and communities. The creation of the charitable foundation will provide additional benefits to the community. As a larger company, we will be better able provide career development opportunities for our employees.

•	The difficulty and expense of expanding our presence through de novo branching in contrast to the efficacy of expanding through acquisition;

•	Information concerning the pro forma financial condition, results of operations, capital levels, asset quality and prospects of the combined institutions which provided a basis for the board of directors to understand and ultimately approve of the transactions;

•	The ability to substantially increase our commercial and commercial real estate loans which are areas that are key components of our lending activities;

•	The ability to acquire two financial institutions with overlapping branch networks that should provide opportunities to realize efficiencies;

•	The general structure of the transactions and the compatibility of the respective managements and business philosophies which are thought to have beneficial implications with respect to the integration of the companies;

•	The ability of the combined enterprise to compete more effectively as described above; and

•	General industry and economic conditions which were viewed as favorable with respect to our plans for expansion through acquisition.

In addition to enabling us to effect the acquisitions with Connecticut Bancshares and Alliance, the conversion will structure NewAlliance Bancshares in stock form, the organizational structure used by most business entities, including bank holding companies. The conversion will permit New Haven Savings Bank’s customers and members of the local New Haven community to share in the economic future of New Haven Savings Bank.

As a result of the acquisitions, two members of Connecticut Bancshares’ Board of Directors will be selected by our Board of Directors to serve on both the NewAlliance Bancshares and the New Haven Savings Bank Boards of Directors. In addition, we have agreed that Joseph H. Rossi, President and Chief Executive Officer of Alliance will serve on the Boards of Directors of both NewAlliance Bancshares and New Haven Savings Bank.

We anticipate that when the acquisitions are completed, most of the employees of Savings Bank of Manchester and Tolland Bank will become employees of New Haven Savings Bank. Former employees of those banks will be entitled to benefits generally afforded to our existing employees. We will be working to identify operational efficiencies that may be obtained through the consolidation of the entities in the acquisitions. It is anticipated that some management and support positions will be eliminated following the acquisitions. We have no continuing obligation under the terms of the mergers to retain any specific employees of Connecticut Bancshares or Alliance as our employees.

Pursuant to the terms of both the Connecticut Bancshares and the Alliance merger agreements, we have agreed to certain termination and release agreements with management personnel from both companies who have change of control agreements with their companies. The officers affected are Richard P. Meduski, Charles L. Pike, Douglas K. Anderson, Roger A. Sommerville, Nancy A. Elliott, Harry S. Gaucher, III, John H. Hamby, Michael J. Hartl, Dale B. Lynch, Christopher Martin, Patricia McLaughlin, Brian A. Orenstein, John F. Smith, William T. Thomas, Joyce R. Trainer, and Carol L. Yungk of Connecticut Bancshares and Joseph H. Rossi, Patrick J. Logiudice, David H. Gonci, Gerald Coia, Cynthia Harris, Karen Ouimet-Matusek and Donald G. Lorusso of Alliance. Under their agreements with Connecticut Bancshares and Alliance, those persons are entitled to receive severance benefits following a “change in control”. The termination and release agreements specify the amounts of the change in control payments and other customary provisions. In addition, Messrs. Meduski, Pike, Anderson, Sommerville, Rossi, Logiuduce and Gonci have entered into Noncompetition Agreements with us. We estimate that the total change of control liability to the above to be approximately $39.7 million. Notwithstanding these agreements, we have agreed to retain the services of Mr. Anderson as a consultant for a period of one year, and hope to retain certain others from the aforementioned to perform transitional consulting services.

We have also agreed to indemnify those individuals who served as officers and directors of both Connecticut Bancshares and Alliance prior to the acquisitions and to the purchase of directors and officers “tail” liability coverage for six years from the time the mergers become effective, subject to certain cost limitations. That insurance may also protect NewAlliance Bancshares and New Haven Savings Bank in connection with their obligations to indemnify those directors and officers.

Merger Integration

Following the consummation of the conversion and the acquisitions, New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank will be combined as one entity. Planning for the integration of the banks began shortly after the definitive merger agreements were executed. Management created integration teams composed of employees from all three banks with responsibility for planning and executing specific aspects of the integration. Converting the banks to a common data processing system will be a critical component in this process. We retained a nationally recognized merger integration advisor to assist us in this process. At present, we expect to convert Tolland Bank and Savings Bank of Manchester to our systems during the second quarter of 2004 and the third quarter of 2004, respectively. As part of the integration process we expect to achieve expense reductions most of which will be realized during the first year following the acquisitions through the elimination or reduction of redundant managerial, administrative and back office functions, the reduction or elimination of other expenses as a result of operational efficiencies and a reduction in occupancy costs due to a reduction of administrative office space as well as selective branch consolidations.

The Connecticut Bancshares Acquisition

On July 15, 2003, our Board of Directors and the Board of Directors of Connecticut Bancshares approved an Agreement and Plan of Merger among New Haven Savings Bank, Connecticut Bancshares and its subsidiary Savings Bank of Manchester. The Connecticut Bancshares merger agreement provides that upon the completion of the conversion and the offering, Connecticut Bancshares will merge with and into NewAlliance Bancshares through an interim merger with a wholly-owned shell subsidiary of NewAlliance Bancshares formed for only that purpose. As a result of the Connecticut Bancshares acquisition, each share of Connecticut Bancshares common stock, par value $0.01 per share, and each option to purchase such a share, will automatically convert into the right to receive $52.00 per share in cash, subject to increase if the closing of the acquisition is delayed beyond March 31, 2004, by the amount of Connecticut Bancshares net income that exceeds dividends paid after that date. At the end of the acquisition process, Savings Bank of Manchester will be acquired by New Haven Savings Bank and both Connecticut Bancshares and Savings Bank of Manchester will cease to exist as separate entities.

The Connecticut Bancshares acquisition is expected to close at the same time as the consummation of the conversion and completion of the offering. The conversion and the Connecticut Bancshares acquisition are interdependent, and we do not expect to complete the offering as currently described unless and until all conditions to the consummation of the conversion and the Connecticut Bancshares acquisition have been satisfied or waived. The Connecticut Bancshares acquisition is subject to approval by Connecticut Bancshares’ shareholders at a meeting scheduled to be held on March 30, 2004, and by the Connecticut Banking Commissioner, the FDIC and FRB. We anticipate simultaneously completing the conversion, the offering, the Connecticut Bancshares acquisition and the Alliance acquisition in March of 2004.

The acquisition consideration payable to the Connecticut Bancshares shareholders was the result of arms length negotiations between New Haven Savings Bank and Connecticut Bancshares. In negotiating the acquisition consideration value, we considered a variety of matters including Connecticut Bancshares, franchise and market share, the historical stock price performance of Connecticut Bancshares’ common stock, Connecticut Bancshares’ historical and projected results of operation and financial condition, an analysis of the performance of a number of financial institutions considered to be a representative peer group on a variety of financial measures, potential cost savings resulting from the acquisition and the Alliance acquisition, and the terms of comparable acquisition transactions announced since January 1, 2002 involving thrifts located in the New England region.

On July 15, 2003, the closing sales price for Connecticut Bancshares’ common stock was $46.45 and the average closing sales price for the immediately preceding 15 trading days prior to the announcement of the entering into the merger agreement was $41.301. The acquisition consideration represented an 11.9% and 25.9% premium, respectively, to these amounts. At February 6, 2004, the last practicable date prior to mailing the prospectus, the closing sales price of Connecticut Bancshares’ common stock was $51.82.

Conditions To The Acquisition of Connecticut Bancshares

The Connecticut Bancshares merger agreement provides that consummation of the acquisition is subject to the satisfaction of certain conditions, or the waiver of certain conditions by NewAlliance Bancshares and New Haven Savings Bank, on the one hand, and Connecticut Bancshares on the other. Each of the parties’ obligations under the Connecticut Bancshares merger agreement are subject to the following conditions, among others:

•	The receipt of all necessary regulatory approvals and the expiration of all waiting periods with respect to such approvals;

•	The conversion shall have been completed;

•	Approval of the merger agreement by the shareholders of Connecticut Bancshares;

•	Compliance with or satisfaction of all representations, warranties and agreements in the merger agreement, unless waived by the other party;

•	Filing of a certificate of merger with the Delaware Secretary of State with respect to the merger of Connecticut Bancshares with and into NewAlliance Bancshares;

•	The absence of any order, decree or injunction of a court or agency, restricting or making consummation of the acquisition illegal;

•	The accuracy in all material respects as of July 15, 2003 and as of the date of the completion of the acquisition of the representations and warranties of each party except:

•	As to any representation or warranty which specifically relates to an earlier date; or

•	(Subject to certain exceptions) any inaccuracies in the representations and warranties shall not prevent the satisfaction of this condition unless the cumulative effect of all such inaccuracies, taken in the aggregate, represent a material adverse change to the financial condition, results of operation or business of the affected party or materially impairs the ability of the affected party to consummate the acquisition or any of the transactions contemplated by the merger agreement; and

•	Receipt from New Haven Savings Bank and NewAlliance Bancshares, on the one hand, and Connecticut Bancshares, on the other, of certificates of its officers or others and other documents to evidence fulfillment of the conditions as the party receiving the certificates may reasonably request.

If either NewAlliance Bancshares or Connecticut Bancshares determines that a condition to its respective obligations to complete the acquisition cannot be fulfilled on or prior to termination of the merger agreement, it will promptly notify the other party. New Haven Savings Bank and Connecticut Bancshares agreed to promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the acquisition, the conversion or other transactions contemplated by the merger agreement by any regulatory authority or third party whose approval, non-objection or consent is required or which would otherwise prevent or materially delay completion of such transactions.

Conduct Of Business Prior To The Connecticut Bancshares Merger

New Haven Savings Bank and Connecticut Bancshares have agreed to conduct their respective businesses and engage in transactions only in the ordinary course of business and consistent with past practice except as expressly contemplated or permitted under the merger agreement or except with the prior written consent of the other party. Each of New Haven Savings Bank and Connecticut Bancshares has also agreed to use, and to cause each of their respective subsidiaries to use, its reasonable best efforts to preserve its business organization intact, to keep available to itself and the other parties the present services of its employees, and to preserve the goodwill of its customers and others with whom business relationships exist.

In addition, Connecticut Bancshares has agreed that, except as otherwise agreed to or as permitted by the merger agreement, it will not, and will cause each of its subsidiaries not to:

•	Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination) in respect of the Connecticut Bancshares common stock, except for regular quarterly cash dividends at a rate not in excess of $0.18 per share through December 31, 2003 and $0.20 per share thereafter; provided, however, that Connecticut Bancshares’ subsidiaries will not be restricted in their ability to pay dividends on their capital stock to Connecticut Bancshares;

•	Issue any shares of its capital stock, other than upon exercise of options existing as of July 15, 2003 to purchase shares of Connecticut Bancshares common stock, or issue, grant, modify or authorize any warrants, options, rights or convertible securities or other arrangements or commitments which would obligate Connecticut Bancshares to issue or dispose of any of its capital stock or other ownership rights; purchase any shares of Connecticut Bancshares common stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

•	Amend its certificate of incorporation, bylaws or similar organizational documents; impose, or suffer the imposition on any share of stock or other ownership interest held in a subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

•	Increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except:

•	As may be required pursuant to previously disclosed commitments existing on July 15, 2003;

•	As may be required by law; and

•	Merit increases made in accordance with past practices, normal cost-of-living increases and normal increases related to promotions or increased job responsibilities limited in the aggregate to 4% over existing levels;

•	Enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit-sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to Connecticut Bancshares’ pension plan or employee stock ownership plan other than as required by law or regulation or in a manner and amount consistent with past practices and except as specifically provided in the agreement;

•	Enter into:

•	Any transaction, agreement, arrangement or commitment not made in the ordinary course of business;

•	Any agreement, indenture or other instrument relating to the borrowing of money or guarantee of any such obligation, except in the case of Savings Bank of Manchester for deposits, borrowings from the FHLB, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice;

•	Make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on July 15, 2003;

•	File any applications or make any contract with respect to branching or site location or relocation;

•	Enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

•	Change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority; or make any loans in excess of those limits contained in the Connecticut Bancshares merger agreement;

•	Enter into any futures contract, option contract, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	Take any action that would result in any of the representations and warranties contained in the merger agreement not to be true and correct in any material respect at the date of completion of the acquisition or that would cause any of the conditions to consummation of the acquisition from being satisfied;

•	Materially increase or decrease the rate of interest paid on time deposits or certificates of deposit except in a manner and pursuant to policies consistent with past practices; or

•	Agree to do any of the foregoing.

Connecticut Bancshares’ Board Of Directors’ Agreement To Recommend The Connecticut Bancshares Merger Agreement

Connecticut Bancshares agreed to take all action necessary to convene as soon as reasonably practicable a meeting of shareholders to consider and vote upon the approval of the merger agreement. In addition, the merger agreement requires Connecticut Bancshares’ Board of Directors to recommend that Connecticut Bancshares’ shareholders approve the merger agreement at all times prior to and during the meeting of Connecticut Bancshares’ shareholders at which the merger agreement is to be considered by them. Nothing in the merger agreement, however, prevents the Connecticut Bancshares’ Board of Directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of Connecticut Bancshares to comply with their fiduciary duties to the Connecticut Bancshares’ shareholders under applicable law.

Connecticut Bancshares Shareholder Agreements

Each director of Connecticut Bancshares entered into a shareholder agreement with New Haven Savings Bank pursuant to which each director agreed that at any meeting of the shareholders of Connecticut Bancshares, or in connection with any written consent of the shareholders of Connecticut Bancshares, the director shall:

•	appear at such meeting or otherwise cause all shares of Connecticut Bancshares common stock owned by him or her to be counted as present for purposes of calculating a quorum; and

•	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of Connecticut Bancshares common stock beneficially owned by him or her or as to which he or she has directly or indirectly, the right to direct the voting:

•	in favor of adoption and approval of the merger agreement and the acquisition;

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Connecticut Bancshares contained in the merger agreement or of the director contained in the shareholder agreement; and

•	against any acquisition proposal from a third party or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Connecticut Bancshares acquisition or the shareholder agreement.

Each Connecticut Bancshares director also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of Connecticut Bancshares common stock owned by him or her prior to the meeting at which shareholders of Connecticut Bancshares will consider the merger agreement, except as may be permitted under the terms of the termination and release agreement between each Connecticut Bancshares director and New Haven Savings Bank.

The shareholder agreements will remain in effect until the earlier of the effective time of the Connecticut Bancshares acquisition or the termination of the Connecticut Bancshares merger agreement in accordance with its terms.

Third Party Proposals To Acquire Connecticut Bancshares

The Connecticut Bancshares merger agreement provides that neither Connecticut Bancshares nor any of its subsidiaries shall, and that Connecticut Bancshares shall direct and use its reasonable best efforts to cause its and each of its subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an acquisition proposal by a third party which means any proposal or offer with respect to any of the following (other than the transactions contemplated by the Connecticut Bancshares merger agreement):

•	Any merger, consolidation, share exchange, business combination, or other similar transaction involving Connecticut Bancshares or any of its subsidiaries;

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets, in a single transaction or series of transactions, of Connecticut Bancshares or any of its subsidiaries;

•	Any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Connecticut Bancshares or any of its subsidiaries or the filing of a registration statement in connection with such transaction; or

•	Any public announcement of a proposal, plan or intention to do any of these things or any agreement to engage in any of these things.

Connecticut Bancshares also agreed that neither it nor any of its subsidiaries shall, and that Connecticut Bancshares shall direct and use its reasonable best efforts to cause its and each of its subsidiary’s directors, officer, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussion with, any person relating to an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal. However, nothing in the merger agreement prevents Connecticut Bancshares or its board of directors from:

•	Complying with its disclosure obligations under federal or state law;

•	Providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the Connecticut Bancshares board of directors receives from the person so requesting such information an executed confidentiality agreement the terms of which are substantially similar to the confidentiality agreement that New Haven Savings Bank and Connecticut Bancshares entered into;

•	Engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

•	Recommending such an acquisition proposal to the shareholders of Connecticut Bancshares;

if and only to the extent that in each of the last three cases referred to above, (1) the Connecticut Bancshares Board of Directors determines in good faith after consultation with outside counsel that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) the Connecticut Bancshares Board of Directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to Connecticut Bancshares’ shareholders from a financial point of view than the acquisition with NewAlliance Bancshares. Connecticut Bancshares is required to notify New Haven Savings Bank immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with Connecticut Bancshares or any of its representatives.

In the event Connecticut Bancshares does receive a superior proposal meeting the above criteria, Connecticut Bancshares must notify New Haven Savings Bank in writing of its intent to terminate the merger agreement and to enter into an agreement with respect to or recommend acceptance of the superior proposal. New Haven Savings Bank shall have five business days to evaluate and respond to Connecticut Bancshares’ notice. If New Haven Savings Bank notifies Connecticut Bancshares prior to the expiration of the five-day period that it will increase the value of the consideration to be paid in the acquisition to an amount at least equal to that of the superior proposal, Connecticut Bancshares cannot terminate the merger agreement to accept the superior proposal or recommend its shareholders accept the superior proposal. Connecticut Bancshares shall have five business days to evaluate New Haven Savings Bank’s proposal to increase the value of the consideration. In the event the Connecticut Bancshares Board of Directors determines in good faith, upon advice of its financial advisor and outside counsel, that the proposal by New Haven Savings Bank to increase the value of the acquisition consideration is not at least equal to the superior proposal, Connecticut Bancshares can terminate the merger agreement with New Haven Savings Bank or recommend that its shareholders accept the superior proposal. In the event the superior proposal involves consideration consisting of securities, in whole or in part, New Haven Savings Bank’s proposal shall be deemed to be at least equal to the superior proposal if the New Haven Savings Bank proposal offers consideration that equals or exceeds the consideration being offered to Connecticut Bancshares’ shareholders by the superior proposal, valuing the securities being offered by the superior proposal at their cash equivalent based upon either (1) the average trading price of such securities for the 20 trading days immediately preceding the submission of New Haven Savings Bank’s proposal or (2) if the securities are not traded on a nationally recognized exchange or will be newly issued securities of a class not then trading on a nationally recognized exchange, by the written valuation of such securities by a nationally recognized banking firm.

Representations And Warranties In The Connecticut Bancshares Merger Agreement

The Connecticut Bancshares merger agreement contains representations and warranties of New Haven Savings Bank and Connecticut Bancshares which are customary in acquisition transactions, including, but not limited to, representations and warranties concerning the organization and capitalization of New Haven Savings Bank and Connecticut Bancshares and their respective subsidiaries; the due authorization, execution, delivery and enforceability of the merger agreement, the consent or approvals required, and the lack of conflicts or violations under applicable articles of incorporation, articles of association, bylaws, instruments and laws, with respect to the transactions contemplated by the merger agreement; the absence of material adverse changes; the documents to be filed with the SEC and other regulatory agencies; and with respect to Connecticut Bancshares and its subsidiaries, the conduct of business in the ordinary course and absence of certain changes; the financial statements; the compliance with laws; and the allowance for loan losses and other real estate owned. The representations and warranties of New Haven Savings Bank and Connecticut Bancshares will not survive beyond the completion of the acquisition. If the merger agreement is terminated without completion of the merger, there will be no liability on the part of any parties to the merger agreement except in certain circumstances as discussed below and except that no party shall be relieved from any liability arising out of a willful misrepresentation in the merger agreement. See “Termination and Amendment of the Connecticut Bancshares Merger Agreement” on page 238.

New Haven Savings Bank and Connecticut Bancshares agreed to promptly supplement or amend any information previously disclosed and delivered to the other party in connection with the merger agreement (1) with respect to any matter arising after the date of the merger agreement which, if it had been known at the date the merger agreement was entered into, would have been required to have been disclosed to the other party or (2) to correct information previously disclosed. Such amendment or supplement will not be deemed to have modified the representations, warranties and covenants of the parties to the merger agreement for purposes of determining whether the conditions to closing have been satisfied.

Termination And Amendment Of The Connecticut Bancshares Merger Agreement

The Connecticut Bancshares merger agreement may be terminated prior to the completion of the acquisition by the mutual written consent of New Haven Savings Bank and Connecticut Bancshares or, subject to certain exceptions in the merger agreement:

•	By either New Haven Savings Bank or Connecticut Bancshares in the event of:

•	Failure of Connecticut Bancshares’ shareholders to approve the merger agreement after a vote taken thereon at a meeting called for such purpose;

•	A material breach by the other party of any material covenant or undertaking if such breach would have a material adverse effect on the financial condition, results of operation or business of the party or materially impairs the ability of the other party to consummate the acquisition or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

•	Any material breach of any representation or warranty of the other party if such breach would have a material adverse effect on the financial condition, results of the operation or business of the party or materially impairs the ability of the other party to consummate the acquisition or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

•	If any approval, consent or waiver of a governmental authority required to permit consummation of the merger, the conversion or the other transactions contemplated by the merger agreement has been denied or any governmental authority of competent jurisdiction has issued a final unappealable order prohibiting completion of the merger, the conversion or the other transactions contemplated by the merger agreement; or

•	The acquisition is not completed by October 15, 2004, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in accordance with the merger agreement resulted in the acquisition not being completed by this date;

•	By New Haven Savings Bank in the event:

•	The Board of Directors of Connecticut Bancshares fails to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the approval of the merger agreement or has failed, prior to holding the meeting of Connecticut Bancshares’ shareholders to consider the merger agreement, to recommend approval of the merger agreement or has modified or change its recommendation in a manner adverse to New Haven Savings Bank;

•	Connecticut Bancshares has failed, prior to holding the meeting of Connecticut Bancshares’ shareholders to consider the merger agreement, to comply with its agreement not to solicit a competing acquisition transaction; or

•	A tender or exchange offer for 25% or more of the outstanding shares of common stock of Connecticut Bancshares is started and the Board of Directors of Connecticut Bancshares either recommends that Connecticut Bancshares’ shareholders tender their shares or fails to recommend that its shareholders reject such tender offer or exchange offer within specified time frames; and

•	By Connecticut Bancshares in the event:

•	Connecticut Bancshares has, prior to holding the meeting of Connecticut Bancshares’ shareholders to consider and approve the merger agreement, notified New Haven Savings Bank that it intends to enter into a merger agreement with another entity with respect to a superior proposal; provided, however, that Connecticut Bancshares may only terminate the merger agreement under this provision in the event that Connecticut Bancshares has provided written notice of such superior proposal to New Haven Savings Bank and New Haven Savings Bank has not within five business days submitted a proposal to Connecticut Bancshares that its board of directors believes is at least equal to the superior proposal (see “Third Party Proposals To Acquire Connecticut Bancshares” on page 237).

In the event of the termination of the Connecticut Bancshares merger agreement, as provided above, the merger agreement shall become void and have no effect, and there will be no liability on the part of any party to the merger agreement or their respective officers or directors, except that certain provisions regarding confidential information, expenses and termination fees shall survive and remain in full force and effect; and no party shall be relieved from any liability arising out of the willful breach by such party of any covenant or agreement of it or the willful misrepresentation in the merger agreement of any material fact.

The merger agreement provides that Connecticut Bancshares must pay New Haven Savings Bank a $30.0 million termination fee if the merger agreement is terminated by:

•	New Haven Savings Bank, because Connecticut Bancshares has breached its covenant not to solicit a competing acquisition transaction, or Connecticut Bancshares’ Board of Directors has failed to recommend approval of the merger agreement, withdrawn such recommendation or changed its recommendation in a manner adverse to New Haven Savings Bank or Connecticut Bancshares has failed to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the approval of the merger agreement;

•	New Haven Savings Bank, because a tender or exchange offer for Connecticut Bancshares common stock has been commenced and Connecticut Bancshares’ Board of Directors has either recommended that shareholders of Connecticut Bancshares tender their shares or otherwise failed to recommend that shareholders reject such tender or exchange offer;

•	New Haven Savings Bank, due to a material breach by Connecticut Bancshares of representation or warranty or a material covenant contained in the merger agreement and such breach would have a material adverse effect on Connecticut Bancshares and such breach is not timely cured after notice; or by New Haven Savings Bank or Connecticut Bancshares in the event the merger agreement is not approved by Connecticut Bancshares’ shareholders after a vote thereon at a meeting called for such purpose and in each case at the time of such termination (or prior to the holding of the Connecticut Bancshares’ shareholders meeting to consider the merger agreement in the case of termination as a result of Connecticut Bancshares’ Board of Directors not approving the merger agreement) an acquisition proposal (or the intention to make an acquisition proposal) has been publicly announced or otherwise made known to Connecticut Bancshares’ senior management or its board of directors; or

•	Connecticut Bancshares, to enter into an acquisition agreement with respect to a superior proposal.

If the termination fee becomes payable by Connecticut Bancshares pursuant to a termination under any one of the first three bullets above, the merger agreement provides that Connecticut Bancshares must pay New Haven Savings Bank $10.0 million on the third business day following termination and if within 18 months after such termination, Connecticut Bancshares or one of its subsidiaries enters into an agreement with respect to or consummates an acquisition transaction, Connecticut Bancshares must pay New Haven Savings Bank the remaining $20.0 million on the date of execution of such agreement for such acquisition transaction. If the termination fee becomes payable due to the fourth bullet, the entire termination fee is due within three business days following the termination of the merger agreement.

Under the terms of the merger agreement, New Haven Savings Bank must pay a $30.0 million special payment fee to Connecticut Bancshares if the merger agreement is terminated by Connecticut Bancshares because:

•	New Haven Savings Bank and NewAlliance Bancshares do not receive all regulatory approvals required to complete the merger, the conversion and the other transactions contemplated by the merger agreement or any regulatory authority shall have issued a final, nonappealable order enjoining or prohibiting completion of the merger, the conversions or other transactions contemplated by the merger agreement;

•	The acquisition is not consummated by October 15, 2004; or

•	Connecticut Bancshares has terminated the merger agreement because New Haven Savings Bank has intentionally and willfully breached any of the representations and warranties or agreements it made in the merger agreement.

However, New Haven Savings Bank shall not be required to pay such fee if at the time of termination of the merger agreement, Connecticut Bancshares had materially breached its representations, warranties or covenants or if the failure to obtain any required regulatory approvals, waivers or authorizations was the result of facts or circumstances relating to Connecticut Bancshares or its subsidiaries. In addition, Connecticut Bancshares will be required to return to New Haven Savings Bank one-half of the $30.0 million fee paid by New Haven Savings Bank if, prior to the earlier of October 15, 2006 or two years from Connecticut Bancshares demand for payment of the $30.0 million fee, Connecticut Bancshares completes any acquisition or merger transaction for merger consideration in excess of $51.60 per share.

The Connecticut Bancshares merger agreement may be amended or supplemented at any time by mutual agreement of the parties to the merger agreement, subject to certain limitations.

The Alliance Acquisition

Also on July 15, 2003, our Board of Directors and the Board of Directors of Alliance independently approved an Agreement and Plan of Merger among New Haven Savings Bank, Alliance and Tolland Bank, Alliance’s bank subsidiary. The Alliance merger agreement provides that upon completion of the conversion and the offering, Alliance will merge with and into NewAlliance Bancshares. As a result of the Alliance acquisition, each share of Alliance common stock, par value $0.01 per share, and each option to purchase such a share, will automatically convert into and become exchangeable for, at the election of the holder, either $25.00 in cash (provided that no more than 25% of the aggregate consideration to the Alliance shareholders consists of cash) or $25.00 worth of NewAlliance Bancshares common stock, currently 2.5 shares of NewAlliance Bancshares common stock assuming a $10.00 per share price. The value to Alliance shareholders will increase by $0.01 per day if the closing of the Alliance acquisition is delayed beyond March 31, 2004. In addition, if as of August 16, 2004, New Haven Savings Bank is unable or unwilling to complete the conversion, Alliance will have a one time opportunity to elect to have the acquisition consideration be converted into only cash in the amount of $30.00 per share of Alliance common stock. We expect the Alliance acquisition to be completed at the same time the offering is completed. While the

Alliance acquisition and the conversion are related, the conversion is not dependent on the Alliance acquisition, and we expect to complete the conversion and the offering regardless of the status of the Alliance acquisition at the time that all conditions to the consummation of the conversion have been satisfied or waived. The Alliance acquisition is subject to the approval of the Alliance shareholders at a special meeting scheduled to be held on March 30, 2004, and by the Connecticut Department of Banking, the FDIC and the FRB. We anticipate simultaneously completing the conversion, the offering, the Alliance acquisition and the Connecticut Bancshares acquisition in March of 2004.

The acquisition consideration payable to the Alliance shareholders was the result of arms length negotiations between New Haven Savings Bank and Alliance. In negotiating the acquisition consideration value, we considered a variety of matters including Alliance franchise and market share, the historical stock price performance of Alliance’s common stock, Alliance’s historical and projected results of operation and financial condition, an analysis of the performance of a number of financial institutions considered to be a representative peer group on a variety of financial measures, potential cost savings resulting from the acquisition and the Connecticut Bancshares acquisition, and the terms of comparable acquisition transactions announced since January 1, 2002 involving thrifts located in the New England region.

On July 15, 2003, the closing sales price for Alliance’s common stock was $26.40 and the average closing sales price for the immediately preceding 15 trading days prior to the announcement of the entering into the merger agreement was $23.873. The acquisition consideration represented a discount of 5.3% and a premium of 4.7%, respectively. Since July 16, 2003 (the date the acquisition was announced), the closing sales price of Alliance’s common stock has been as high as $43.00 and as of February 6, 2004, the last practicable date prior to mailing the prospectus, the closing sales price of Alliance’s common stock was $42.75.

Conditions To The Alliance Acquisition

The Alliance merger agreement provides that consummation of the acquisition is subject to the satisfaction of certain conditions, or the waiver of certain conditions by NewAlliance Bancshares and New Haven Savings Bank, on the one hand, and Alliance on the other. Each of the parties’ obligations under the Alliance merger agreement are subject to the following conditions, among others:

•	Receipt of all necessary regulatory approvals and the expiration of all waiting periods with respect to such approvals;

•	The conversion shall have been completed, unless Alliance shall have elected to convert the acquisition consideration to cash;

•	Approval of the merger agreement by the shareholders of Alliance;

•	Approval by the corporators of New Haven;

•	Compliance with or satisfaction of all representations, warranties, covenants and agreements in the merger agreement, unless waived by the other party;

•	Filing of a certificate of merger with the Delaware Secretary of State with respect to the merger of Alliance with and into NewAlliance Bancshares;

•	The absence of any order, decree or injunction of a court or agency, restricting or making consummation of the acquisition illegal;

•	The accuracy in all material respects as of July 15, 2003 and as of the date of the completion of the acquisition of the representations and warranties of each party except:

•	As to any representation or warranty which specifically relates to an earlier date; or

•	(Subject to certain exceptions) any inaccuracies in the representations and warranties shall not prevent the satisfaction of this condition unless the cumulative effect of all such inaccuracies, taken in the aggregate, represent a material adverse change to the financial condition, results of operation or business of the affected party or materially impairs the ability of the affected party to consummate the acquisition or any of the transactions contemplated by the merger agreement;

•	Receipt from New Haven Savings Bank and NewAlliance Bancshares, on the one hand, and Alliance, on the other, of certificates of its officers or others and other documents to evidence fulfillment of the conditions as the party receiving the certificates may reasonably request; and

•	No event has occurred since December 31, 2002 which would have a material adverse effect on New Haven or Alliance.

If either NewAlliance Bancshares or Alliance determines that a condition to its respective obligations to complete the acquisition cannot be fulfilled on or prior to termination of the merger agreement, it will promptly notify the other party. New Haven Savings Bank and Alliance agreed to promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the acquisition, the conversion or other transactions contemplated by the merger agreement by any regulatory authority or third party whose approval, non-objection or consent is required or which would otherwise prevent or materially delay completion of such transactions.

Conduct Of Business Prior To The Alliance Acquisition

New Haven Savings Bank and Alliance have agreed to conduct their respective businesses and engage in transactions only in the ordinary course of business and consistent with past practice except as expressly contemplated or permitted under the merger agreement or except with the prior written consent of the other party. Each of New Haven Savings Bank and Alliance has also agreed to use, and to cause each of their respective subsidiaries to use, its reasonable best efforts to preserve its business organization intact, to keep available to itself and the other parties the present services of its employees, and to preserve the goodwill of its customers and others with whom business relationships exist.

In addition, Alliance has agreed that, except as otherwise agreed to or as permitted by the merger agreement, it will not, and will cause each of its subsidiaries not to:

•	Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination) in respect of the Alliance common stock, except for regular quarterly cash dividends at a rate not in excess of $0.075 per share through December 31, 2003 and $0.085 per share thereafter; provided, however, that Alliance’s subsidiaries will not be restricted in their ability to pay dividends on their capital stock to Alliance;

•	Issue any shares of its capital stock, other than upon exercise of options existing as of July 15, 2003 to purchase shares of Alliance common stock, or issue, grant, modify or authorize any warrants, options, rights or convertible securities or other arrangements or commitments which would obligate Alliance to issue or dispose of any of its capital stock or other ownership rights; purchase any shares of Alliance common stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

•	Amend its certificate of incorporation, bylaws or similar organizational documents; impose, or suffer the imposition on any share of stock or other ownership interest held in a subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

•	Increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except:

•	As may be required pursuant to previously disclosed commitments existing on July 15, 2003;

•	As may be required by law;

•	Merit increases made to non-officer employees in the ordinary course of business consistent with past practice limited in the aggregate to 4% over existing levels; and

•	Bonuses made to non-officer employees in the ordinary course of business consistent with past practice and in consultation with the Chief Operating Officer of New Haven Savings Bank or as set forth in a schedule in the agreement.

•	Enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit-sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to Alliance’s pension plan or employee stock ownership plan other than as required by law or regulation or in a manner and amount consistent with past practices and except as specifically provided in the agreement;

•	Enter into:

•	Any transaction, agreement, arrangement or commitment not made in the ordinary course of business;

•	Any agreement, indenture or other instrument relating to the borrowing of money or guarantee of any such obligation, except in the case of Tolland Bank for deposits, borrowings from the FHLB, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice;

•	Make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on July 15, 2003 or as set forth in a schedule in the agreement;

•	File any applications or make any contract with respect to branching or site location or relocation;

•	Enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

•	Change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority; or make any loans in excess of those limits contained in the Alliance merger agreement, unless authorized by New Haven;

•	Enter into any futures contract, option contract, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	Take any action that would result in any of the representations and warranties contained in the merger agreement not to be true and correct in any material respect at the date of completion of the acquisition or that would cause any of the conditions to consummation of the acquisition from being satisfied;

•	Materially increase or decrease the rate of interest paid on time deposits or certificates of deposit except in a manner and pursuant to policies consistent with past practices; or

•	Agree to do any of the foregoing.

Board Of Directors’ Agreement To Recommend The Alliance Merger Agreement

Alliance agreed to take all action necessary to convene as soon as reasonably practicable a meeting of shareholders to consider and vote upon the approval of the merger agreement. In addition, the merger agreement requires Alliance’s Board of Directors to recommend that Alliance shareholders approve the merger agreement at all times prior to and during the meeting of Alliance’s shareholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents Alliance’s Board of Directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of Alliance to comply with their fiduciary duties to the Connecticut Bancshares’ shareholders under applicable law.

Alliance Shareholder Agreements

Each director of Alliance entered into a shareholder agreement with New Haven Savings Bank pursuant to which each director agreed that at any meeting of the shareholders of Alliance, or in connection with any written consent of the shareholders of Alliance, the director shall:

•	appear at such meeting or otherwise cause all shares of Alliance common stock owned by him or her to be counted as present for purposes of calculating a quorum; and

•	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of Alliance common stock beneficially owned by him or her or as to which he or she has directly or indirectly, the right to direct the voting:

•	in favor of adoption and approval of the merger agreement and the merger,

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Alliance contained in the merger agreement or of the director contained in the shareholder agreement, and

•	against any acquisition proposal from a third party or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the acquisition or the shareholder agreement.

Each Alliance director also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of Alliance common stock owned by him or her prior to the meeting at which shareholders of Alliance will consider the merger agreement.

The shareholder agreements will remain in effect until the earlier of the effective time of the Alliance acquisition or the termination of the Alliance merger agreement in accordance with its terms.

Third Party Proposals To Acquire Alliance

The Alliance merger agreement provides that neither Alliance nor any of its subsidiaries shall, and that Alliance shall direct and use its reasonable best efforts to cause its and each of its subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an acquisition proposal by a third party which means any proposal or offer with respect to any of the following (other than the transactions contemplated by the Alliance merger agreement):

•	Any merger, consolidation, share exchange, business combination, or other similar transaction involving Alliance or any of its subsidiaries;

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets, in a single transaction or series of transactions, of Alliance or any of its subsidiaries;

•	Any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Alliance or any of its subsidiaries or the filing of a registration statement in connection with such transaction; or

•	Any public announcement of a proposal, plan or intention to do any of these things or any agreement to engage in any of these things.

Alliance also agreed that neither it nor any of its subsidiaries shall, and that Alliance shall direct and use its reasonable best efforts to cause its and each of its subsidiary’s directors, officer, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussion with, any person relating to an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal. However, nothing in the merger agreement prevents Alliance or its board of directors from:

•	Complying with its disclosure obligations under federal or state law;

•	Providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the Alliance Board of Directors receives from the person so requesting such information an executed confidentiality agreement the terms of which are substantially similar to the confidentiality agreement that New Haven Savings Bank and Alliance entered into;

•	Engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

•	Recommending such an acquisition proposal to the shareholders of Alliance;

if and only to the extent that in each of the last three cases referred to above, (1) the Alliance Board of Directors determines in good faith after consultation with outside counsel that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) the Alliance Board of Directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to Alliance shareholders from a financial point of view than the acquisition by NewAlliance Bancshares. Alliance is required to notify New Haven Savings Bank orally within one business day if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with Alliance or any of its representatives.

In the event Alliance in good faith after consulting its financial adviser and outside counsel and the Board of Directors of Alliance does receive a superior proposal meeting the above criteria, Alliance must notify New Haven Savings Bank in writing of its intent to terminate the merger agreement and to enter into an agreement with respect to or recommend acceptance of the superior proposal. New Haven Savings Bank shall have five business days to evaluate and respond to

Alliance’s notice. If New Haven Savings Bank notifies Alliance prior to the expiration of the five-day period that it will increase the value of the consideration to be paid in the acquisition to an amount at least equal to that of the superior proposal, Alliance cannot terminate the merger agreement to accept the superior proposal or recommend its shareholders accept the superior proposal. Alliance shall have five business days to evaluate New Haven Savings Bank’s proposal to increase the value of the consideration. In the event the Alliance Board of Directors determines in good faith, upon advice of its financial advisor and outside counsel, that the proposal by New Haven Savings Bank to increase the value of the acquisition consideration is not at least equal to the superior proposal, Alliance can terminate the merger agreement with New Haven Savings Bank or recommend that its shareholders accept the superior proposal. In the event the superior proposal involves consideration consisting of securities, in whole or in part, New Haven Savings Bank’s proposal shall be deemed to be at least equal to the superior proposal if the New Haven Savings Bank proposal offers consideration that equals or exceeds the consideration being offered to Alliance’s shareholders by the superior proposal, valuing the securities being offered by the superior proposal at their cash equivalent based upon either (1) the average trading price of such securities for the 20 trading days immediately preceding the submission of New Haven Savings Bank’s proposal or (2) if the securities are not traded on a nationally recognized exchange or will be newly issued securities of a class not then trading on a nationally recognized exchange, by the written valuation of such securities by a nationally recognized banking firm.

Representations And Warranties In The Alliance Merger Agreement

The merger agreement contains representations and warranties of New Haven Savings Bank and Alliance which are customary in acquisition transactions, including, but not limited to, representations and warranties concerning the organization and capitalization of New Haven Savings Bank and Alliance and their respective subsidiaries; the due authorization, execution, delivery and enforceability of the merger agreement, the consent or approvals required, and the lack of conflicts or violations under applicable articles of incorporation, articles of association, bylaws, instruments and laws, with respect to the transactions contemplated by the merger agreement; the absence of material adverse changes; the documents to be filed with the SEC and other regulatory agencies; and with respect to Alliance and its subsidiaries, the conduct of business in the ordinary course and absence of certain changes; the financial statements; the compliance with laws; and the allowance for loan losses and other real estate owned. The representations and warranties of New Haven Savings Bank and Alliance will not survive beyond the completion of the acquisition. If the merger agreement is terminated without completion of the merger, there will be no liability on the part of any parties to the merger agreement except in certain circumstances as discussed below and except that no party shall be relieved from any liability arising out of a willful misrepresentation in the merger agreement. See “Termination And Amendment Of The Alliance Merger Agreement” on page 245.

New Haven Savings Bank and Alliance agreed to promptly supplement or amend any information previously disclosed and delivered to the other party in connection with the merger agreement (1) with respect to any matter arising after the date of the merger agreement which, if it had been known at the date the merger agreement was entered into, would have been required to have been disclosed to the other party or (2) to correct information previously disclosed. Such amendment or supplement will not be deemed to have modified the representations, warranties and covenants of the parties to the merger agreement for purposes of determining whether the conditions to closing have been satisfied.

Termination And Amendment Of The Alliance Merger Agreement

The Alliance merger agreement may be terminated prior to the completion of the acquisition by the mutual written consent of New Haven Savings Bank and Alliance or, subject to certain exceptions set forth in the merger agreement:

•	By either New Haven Savings Bank or Alliance in the event of:

•	Failure of Alliance’s shareholders to approve the merger agreement after a vote taken thereon at a meeting called for such purpose;

•	A material breach by the other party of any material covenant or undertaking if such breach would have a material adverse effect on the financial condition, results of operation or business of the party or materially impairs the ability of the other party to consummate the acquisition or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

•	Any material breach of any representation or warranty of the other party if such breach would have a material adverse effect on the financial condition, results of the operation or business of the party or materially impairs the ability of the other party to consummate the acquisition or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

•	If any approval, consent or waiver of a governmental authority required to permit consummation of the merger, the conversion or the other transactions contemplated by the merger agreement has been denied or any governmental authority of competent jurisdiction has issued a final unappealable order prohibiting completion of the merger, the conversion or the other transactions contemplated by the merger agreement; or

•	The acquisition is not completed by December 31, 2004, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in accordance with the merger agreement resulted in the acquisition not being completed by this date;

•	By New Haven Savings Bank in the event:

•	The board of directors of Alliance fails to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the approval of the merger agreement or has failed, prior to holding the meeting of Alliance’s shareholders to consider the merger agreement, to recommend approval of the merger agreement or has modified or change its recommendation in a manner adverse to New Haven Savings Bank;

•	Alliance has failed, prior to holding the meeting of Alliance’s shareholders to consider the merger agreement, to comply with its agreement not to solicit a competing acquisition transaction; or

•	A tender or exchange offer for 25% or more of the outstanding shares of common stock of Alliance is started and the board of directors of Alliance either recommends that Alliance’s shareholders tender their shares or fails to recommend that its shareholders reject such tender offer or exchange offer within specified time frames; and

•	By Alliance in the event:

•	Alliance has, prior to holding the meeting of Alliance’s shareholders to consider and approve the merger agreement, notified New Haven Savings Bank that it intends to enter into an acquisition agreement with another entity with respect to a superior proposal; provided, however, that Alliance may only terminate the merger agreement under this provision in the event that Alliance has provided written notice of such superior proposal to New Haven Savings Bank and New Haven Savings Bank has not within five business days submitted a proposal to Alliance that New Haven Savings Bank’s Board of Directors believes is at least equal to the superior proposal (see “Third Party Proposals To Acquire Alliance” on page 244).

In the event of the termination of the Alliance merger agreement, as provided above, the merger agreement shall become void and have no effect, and there will be no liability on the part of any party to the merger agreement or their respective officers or directors, except that certain provisions regarding confidential information, expenses and termination fees shall survive and remain in full force and effect; and no party shall be relieved from any liability arising out of the willful breach by such party of any covenant or agreement of it or the willful misrepresentation in the merger agreement of any material fact.

The merger agreement provides that Alliance must pay New Haven Savings Bank a $3.0 million termination fee if the merger agreement is terminated by:

•	New Haven Savings Bank, because Alliance has breached its covenant not to initiate or solicit a competing acquisition proposal, or Alliance’s Board of Directors has failed to recommend approval of the merger agreement, withdrawn such recommendation or changed its recommendation in a manner adverse to New Haven Savings Bank or Alliance has failed to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the approval of the merger agreement;

•	New Haven Savings Bank, because a tender or exchange offer for Alliance common stock has been commenced and Alliance’s Board of Directors has either recommended that shareholders of Alliance tender their shares or otherwise failed to recommend that shareholders reject such tender or exchange offer;

•	New Haven Savings Bank, due to a material breach by Alliance of a representation or warranty or a material covenant contained in the merger agreement and such breach would have a material adverse effect on Alliance and such breach is not timely cured after notice to Alliance; or by New Haven Savings Bank or Alliance in the event the merger agreement is not approved by Alliance’s shareholders after a vote thereon at a meeting called for such purpose and in each case at the time of such termination (or prior to the holding of the Alliance’s shareholders meeting to consider the merger agreement in the case of termination as a result of Alliance’s Board of Directors not approving the merger agreement) an acquisition proposal (or the intention to make an acquisition proposal) has been publicly announced or otherwise made known to Alliance’s senior management or its Board of Directors; or

•	By Alliance, to enter into an merger agreement with respect to a superior proposal.

If the termination fee becomes payable by Alliance pursuant to a termination under any one of the first three items above, the merger agreement provides that Alliance must pay New Haven Savings Bank $2.0 million on the third business day following termination and if within 18 months after such termination, Alliance or one of its subsidiaries enters into an agreement with respect to or consummates an acquisition transaction, Alliance must pay New Haven Savings Bank the remaining $1.0 million on the date of execution of such agreement for such acquisition transaction. If the termination fee becomes payable due to the fourth item, termination because of a superior proposal, the entire termination fee is due within three business days following the termination of the merger agreement.

Under the terms of the Alliance merger agreement, New Haven Savings Bank must pay a $3.0 million termination fee if the merger agreement is terminated by Alliance because:

•	As of August 16, 2004, New Haven Savings Bank is unable or unwilling to complete the conversion and, in the case of New Haven Savings Bank’s unwillingness to do so, has notified Alliance of such unwillingness;

•	The acquisition is not consummated by December 31, 2004; or

•	Alliance has terminated the merger agreement because New Haven Savings Bank has intentionally and willfully breached any of the representations and warranties or covenants it made in the merger agreement.

However, New Haven Savings Bank shall not be required to pay such fee if at the time of termination of the merger agreement, Alliance had materially breached its representations, warranties or covenants or if the failure to obtain any required regulatory approvals, waivers or authorizations was the result of facts or circumstances relating to Alliance or its subsidiaries.

The Alliance merger agreement may be amended or supplemented at any time by mutual agreement of the parties to the merger agreement, subject to certain limitations.

THE CONVERSION AND THE OFFERING

Our Board of Directors and corporators have approved a plan of conversion. The Connecticut Banking Commissioner has also conditionally approved the plan of conversion, and the FDIC has issued a conditional non-objection letter to the plan of conversion; such approval and non-objection, however, do not constitute a recommendation or endorsement of the plan of conversion by the Connecticut Banking Commissioner or the FDIC. The Banking Commissioner’s approval included conditions requiring periodic updates on the Bank’s lending activities, deposit levels and information technology conversions, its “NewAlliance for Neighborhoods” community development initiative and related community advisory panel, and the establishment and activities of the NewAlliance Foundation and independent community foundation. See “RISK FACTORS—The Recent Local Controversy Regarding Our Conversion May Negatively Affect Our Operations and Financial Performance” on page 39. In addition, the approval prohibits NewAlliance Bancshares from implementing a recognition and retention plan and stock option option plan for one year following the conversion and the mergers.

Our Board of Directors also has approved the separate merger agreements for the acquisition of Connecticut Bancshares and Alliance. These merger agreements also have been approved by the Boards of Directors of Connecticut Bancshares and Alliance, as applicable, but have not yet been approved by the shareholders of Connecticut Bancshares or Alliance.

General

We adopted the plan of conversion on July 15, 2003. Pursuant to the plan, we will convert from a Connecticut-chartered mutual savings bank to a Connecticut-chartered capital stock savings bank. New Haven Savings Bank will become a wholly-owned subsidiary of NewAlliance Bancshares, a recently formed Delaware corporation. As part of the conversion, NewAlliance Bancshares is offering between 65,875,000 and 89,125,000 shares of common stock to the public, which offering may be increased to 102,493,750, and is forming a new charitable foundation, to which 4,000,000 additional shares of NewAlliance Bancshares common stock will be contributed.

The plan of conversion provides that, at any time before the conversion is completed, we may decide not to use the holding company form of organization in implementing the conversion. If such a decision is made, NewAlliance Bancshares will withdraw its registration statement from the Securities and Exchange Commission and New Haven Savings Bank will take all steps necessary to complete the conversion without NewAlliance Bancshares, including filing any necessary documents. In this case, the acquisitions of Connecticut Bancshares and Alliance would have to be restructured or abandoned. No assurance can be given that either party would agree to restructuring the transactions. If New Haven Savings Bank decides to complete the conversion, it will, if permitted by the Connecticut Banking Commissioner, issue and sell its common stock, and subscribers will be notified that a holding company structure will not be used. Subscribers will be allowed to affirm, modify or rescind their orders. Subscribers who do not respond before the end of the resolicitation period will have their funds refunded, with interest at New Haven Savings Bank’s applicable passbook rate for the minimum interest-earning balance. The following description of the plan of conversion assumes that a holding company form of organization will be used in the conversion. If a holding company form of organization is not used, all other pertinent terms of the plan of conversion as described below will apply to the conversion of New Haven Savings Bank from a mutual savings bank to a capital stock savings bank and the sale of New Haven Savings Bank’s common stock.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our employee stock ownership plan, supplemental eligible account holders, officers, directors and employees of New Haven Savings Bank, and corporators of New Haven Savings Bank. Subject to the purchase priority rights of these holders of subscription rights, we may also offer the common stock for sale in a direct community offering to members of the general public, with a preference given in the following order: (1) to natural persons residing in the Connecticut counties of New Haven, Hartford, Tolland, Windham and Middlesex; (2) to natural persons residing elsewhere in the State of Connecticut; and (3) to the public at large.

The direct community offering may begin at the same time as, during or after the subscription offering. We may sell any shares of NewAlliance Bancshares common stock that are not sold in the subscription offering or the direct community offering to the general public in a syndicated community offering or an underwritten public offering. We must complete the sale of all shares of NewAlliance Bancshares common stock in the direct community offering, syndicated community offering, or underwritten public offering within 45 days after the expiration of the subscription offering unless the regulatory authorities approve an extended time period for sale. The conversion must be completed by July 15, 2005.

We determined the number of shares of common stock to be offered for sale based upon an independent appraisal of the estimated pro forma market value of NewAlliance Bancshares, which takes into account the sale of shares and the anticipated Connecticut Bancshares and Alliance acquisitions. All shares of common stock to be sold in the offering will be sold at $10.00 per share. The independent valuation will be updated and the final number of the shares to be issued in the offering will be determined prior to the completion of the conversion. See “Stock Pricing And Number Of Shares To Be Issued” on page 254 for more information as to the determination of the estimated pro forma market value of the common stock.

Reasons For The Conversion

In adopting the plan of conversion, our Board of Directors determined that the conversion was in the best interests of New Haven Savings Bank, its depositors, employees and the communities it serves.

The primary reasons for the conversion are to further our growth strategy and to provide the consideration for the Connecticut Bancshares and Alliance acquisitions. On July 15, 2003, when our Board of Directors approved the plan of conversion, it also approved merger agreements with Connecticut Bancshares and its subsidiary, Savings Bank of Manchester and with Alliance and its subsidiary, Tolland Bank. The proceeds from the offering will provide us with cash needed for the Connecticut Bancshares acquisition. The conversion will also provide us with cash and the ability to issue common stock which we will be able to exchange for the shares of Alliance common stock in the Alliance acquisition.

In addition, the conversion will facilitate acquisitions of other financial institutions and financial services companies as opportunities arise, support internal growth through lending in communities we serve, support the development of new products and services and improve our overall competitive position. Our new structure will enable us to issue and sell capital stock, which is a source of capital not available to a mutual savings bank, and we will take advantage of this new ability by issuing common stock in the offering. The holding company form of organization is expected to provide additional flexibility to expand and diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions.

Effects Of The Conversion

General.    Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata interest in the equity of the institution based upon the balance in the depositor’s account. This interest may only be realized in the event of a liquidation of the savings institution. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such depositor’s account receives the balance in the account but receives nothing for such depositor’s ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, except in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

When a mutual savings bank converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution’s equity and the former pro rata interest of depositors is thereafter represented exclusively by their liquidation rights as described below. Capital stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock sold in connection with the conversion. The stock certificates are transferable, and, therefore, the stock may be sold or traded with no effect on any deposit account the seller or trader may hold in the institution.

Continuity.    While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. New Haven Savings Bank will continue to be a Connecticut-chartered savings bank and will continue to be regulated by the Connecticut Banking Commissioner and the FDIC. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The Directors serving New Haven Savings Bank at the time of the conversion will serve as Directors of New Haven Savings Bank after the conversion provided that, assuming completion of the Connecticut Bancshares and Alliance mergers, two directors from Connecticut Bancshares and Joseph H. Rossi, who is currently a Director of Alliance, will be Directors of New Haven Savings Bank. The Directors of NewAlliance Bancshares will consist of those individuals serving on the Board of Directors of New Haven Savings Bank at

the time of conversion provided that, assuming the completion of the Connecticut Bancshares and Alliance mergers, will also include two directors from the Connecticut Bancshares Board of Directors and Joseph H. Rossi from the Alliance Board of Directors.

Effect on Deposit Accounts.    Under the plan of conversion, each depositor in New Haven Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion except to the extent affected by withdrawals made to purchase common stock in the offering. Each deposit account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

Effect on Loans.    No loan outstanding from New Haven Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

Voting Rights of Corporators.    Voting rights and control of New Haven Savings Bank, as a mutual savings bank, are vested in its Board of Directors. Corporators have voting rights limited to events such as the conversion and director elections. After the conversion, direction of New Haven Savings Bank will remain under the control of the Board of Directors of New Haven Savings Bank. Corporators will no longer be part of our corporate structure. NewAlliance Bancshares, as the holder of all of the outstanding common stock of New Haven Savings Bank, will have exclusive voting rights with respect to any matters concerning New Haven Savings Bank requiring shareholder approval, including the election of directors of New Haven Savings Bank.

After the conversion, the holders of the common stock of NewAlliance Bancshares will have exclusive voting rights with respect to any matters concerning NewAlliance Bancshares. These voting rights will be exclusive except to the extent NewAlliance Bancshares in the future issues preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by NewAlliance Bancshares’ shareholders, including the election of directors of NewAlliance Bancshares subject to the restrictions and limitations set forth in NewAlliance Bancshares’ certificate of incorporation discussed below in “RESTRICTIONS ON ACQUISITION OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK – Provisions in NewAlliance Bancshares’ Certificate of Incorporation and Bylaws” on page 277.

Tax Effects.    New Haven Savings Bank has received an opinion of counsel or tax advisor with regard to federal and state income taxation to the effect that the conversion will not result in any adverse federal or state tax consequences to eligible account holders. See “FEDERAL AND STATE TAXATION OF NEWALLIANCE BANCSHARES AND SUBSIDIARY” on page 266.

Liquidation Account.    In the unlikely event of a complete liquidation of New Haven Savings Bank in its current mutual form, each depositor would receive a pro rata share of any assets of New Haven Savings Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawable value of their accounts). Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in New Haven Savings Bank at the time of liquidation.

Upon a complete liquidation of New Haven Savings Bank after the conversion, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of New Haven Savings Bank. However, except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of New Haven Savings Bank above that amount. Instead, the holder of New Haven Savings Bank common stock (i.e., NewAlliance Bancshares) would be entitled to any assets remaining upon a liquidation of New Haven Savings Bank.

The plan of conversion provides for the establishment, upon the completion of the conversion, and the maintenance for 10 years after the conversion, of a liquidation account for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the surplus and reserves of New Haven Savings Bank, less any subordinated debt approved as capital, as of the latest practicable date prior to conversion. Upon a complete liquidation of New Haven Savings Bank after the conversion, each eligible account holder and supplemental eligible account holder who continues to maintain such account holder’s deposit account at New Haven Savings Bank would be entitled to an interest in the liquidation account prior to any payment to the holders of New Haven Savings Bank capital stock. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for the account holder’s deposit accounts based on the proportion that the aggregate balance of such person’s qualifying deposit accounts on June 30, 2002 (the eligibility record date) and December 31, 2003 (the supplemental eligibility record date), as applicable, bears to the aggregate balance of all qualifying deposit accounts of all eligible account holders and supplemental eligible account holders on such dates. For this purpose, qualifying deposit accounts include all savings, time, demand, interest bearing demand, money market and passbook accounts maintained at New Haven Savings Bank (excluding any escrow accounts). The liquidation account will be an off-balance sheet memorandum account that will not be reflected in the published financial statements of New Haven Savings Bank or NewAlliance Bancshares.

If, however, at the close of business on any fiscal year closing date (i.e., the end of any period for which New Haven Savings Bank has prepared audited financial statements subsequent to the eligibility record date or supplemental eligibility record date, as applicable) of New Haven Savings Bank, commencing on or after the effective date of the conversion, the amount in any deposit account is less than the amount in such deposit account on June 30, 2002 (with respect to an eligible account holder), or on December 31, 2003 (with respect to a supplemental eligible account holder), or any other fiscal year closing date, then the interest in the liquidation account relating to the deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

Any payments to eligible account holders or supplemental eligible account holders pursuant to liquidation rights would be separate and apart from the payment to them of any insured deposit accounts. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to NewAlliance Bancshares as the sole shareholder of New Haven Savings Bank.

We have no plans to liquidate.

Establishment Of The NewAlliance Foundation

General.    In furtherance of our commitment to the communities we serve, we intend to establish a new charitable foundation, NewAlliance Foundation, in connection with the conversion. The plan of conversion provides that the NewAlliance Foundation will be established as a non-stock corporation and will be funded with an initial contribution of 4,000,000 shares of NewAlliance Bancshares common stock. The contribution of common stock to NewAlliance Foundation will be dilutive to the interests of shareholders and will have an adverse impact on the reported earnings of NewAlliance Bancshares in 2004, the year in which the foundation is established. The contribution of the common stock to NewAlliance Foundation will not be included in determining whether the minimum number of shares of common stock (65,875,000) has been sold in order to complete the offering. NewAlliance Foundation will be separate from, but shall engage in activities similar to, an existing charitable foundation previously established by us, the New Haven Savings Bank Foundation.

Purpose of NewAlliance Foundation.    The purpose of NewAlliance Foundation is to provide funding to support charitable causes and community development activities in the communities we serve. NewAlliance Foundation is being formed as a supplement to the existing foundation, and as a complement to our existing community reinvestment activities, not as a replacement for such activities. While we intend to continue to emphasize community lending and development activities following the conversion, such activities are not our sole corporate purpose. NewAlliance Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to New Haven Savings Bank.

We believe that NewAlliance Foundation will enable us to further assist our local community in areas beyond community lending and development. We believe the establishment of NewAlliance Foundation is consistent with our commitment to community service. Our Board further believes that the funding of NewAlliance Foundation with common stock of NewAlliance Bancshares is a means of enabling the communities served by us to share in the growth and success of NewAlliance Bancshares and New Haven Savings Bank long after completion of the conversion. NewAlliance Foundation will accomplish that goal by providing for continued ties between NewAlliance Foundation and New Haven Savings Bank, thereby forming a partnership with our community. The establishment of the foundation will also enable NewAlliance Bancshares and New Haven Savings Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. The contribution to NewAlliance Foundation will not take the place of our traditional community lending activities or those of the existing foundation.

Structure of NewAlliance Foundation.    NewAlliance Foundation will be incorporated under Delaware law as a non-stock corporation. NewAlliance Foundation’s Board of Directors will consist of at least a majority of persons who currently are Directors of New Haven Savings Bank.

The authority for the affairs of NewAlliance Foundation will be vested in its Board of Directors. The Directors of NewAlliance Foundation will be responsible for establishing its policies with respect to grants or donations, consistent with the purpose for which NewAlliance Foundation was established. Although no formal policy governing NewAlliance Foundation grants exists at this time, NewAlliance Foundation’s Board of Directors will adopt such a policy upon establishment of NewAlliance Foundation. As Directors of a not-for-profit corporation, Directors of NewAlliance Foundation will at all times be bound by their fiduciary duty to advance NewAlliance Foundation’s charitable goals, to protect the assets of NewAlliance Foundation and to act in a manner consistent with the charitable purpose for which it is established. The Board of Directors of NewAlliance Foundation will also be responsible for directing the activities of NewAlliance Foundation, including the management of the common stock of NewAlliance Bancshares and the other securities and cash held by NewAlliance Foundation. The Board of Directors of NewAlliance Foundation will appoint such officers as may be necessary to manage the operation of NewAlliance Foundation.

We have committed to the FDIC that all shares of common stock held by NewAlliance Foundation will be voted in the same ratio as all other shares of NewAlliance Bancshares’ common stock on all proposals considered by shareholders of NewAlliance Bancshares.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, NewAlliance Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by NewAlliance Bancshares is that the amount of common stock that may be sold by NewAlliance Foundation in any one year shall not exceed 5% of the average market value of the assets held by NewAlliance Foundation, except where the Board of Directors of NewAlliance Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a longer term reduction of the value of NewAlliance Foundation’s assets and as such would jeopardize its capacity to carry out its charitable purposes.

Upon completion of the conversion and the contribution of shares to NewAlliance Foundation, NewAlliance Bancshares would have 69,875,000, 81,500,000 and 93,125,000 shares issued and outstanding at the minimum, midpoint and maximum of the estimated valuation range. Because NewAlliance Bancshares will have an increased number of shares outstanding, the voting and ownership interests of purchasers of common stock in the offering will be diluted by 5.7% at the minimum and 4.3% at the maximum of the offering, as compared to their interests in NewAlliance Bancshares if NewAlliance Foundation was not established. If NewAlliance Foundation was not established and funded as part of the conversion, RP Financial estimates that the pro forma valuation of NewAlliance Bancshares would be greater, and as a result a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint and maximum of the valuation range, the pro forma valuation of NewAlliance Bancshares is $698.8 million, $815.0 million and $931.3 million with NewAlliance Foundation, as compared with $658.8 million, $775.0 million and $891.3 million, respectively, without NewAlliance Foundation. See “COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA FINANCIAL INFORMATION WITH AND WITHOUT NEWALLIANCE FOUNDATION” on page 87.

Tax Considerations.    We have been advised by our independent tax advisors that an organization created for the above purposes would qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code, and would be classified as a private foundation as determined in Section 509 of the Internal Revenue Code. NewAlliance Foundation will submit a timely request to the IRS to be recognized of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the foundation’s status as a Section 501(c)(3) organization will be the date of its organization. However, the advice we have received from our tax advisors does not consider the impact of the condition to be agreed to by NewAlliance Foundation that common stock of NewAlliance Bancshares held by NewAlliance Foundation be voted in the same ratio as all other shares of NewAlliance Bancshares’ common stock on all proposals considered by shareholders of NewAlliance Bancshares. Consistent with this condition, in the event that NewAlliance Bancshares or NewAlliance Foundation receives an opinion of their legal counsel that compliance with the voting restriction would have the effect of causing NewAlliance Foundation to lose its tax-exempt status, or otherwise have a material and adverse tax consequence on NewAlliance Foundation or subject NewAlliance Foundation to an excise tax under Section 4941 of the Internal Revenue Code, the FDIC may waive such voting restriction upon submission of a legal opinion by NewAlliance Bancshares or NewAlliance Foundation that is satisfactory to the FDIC.

The independent tax advisors’ opinion further provides that there is substantial authority for the position that NewAlliance Bancshares’ contribution of its own stock to NewAlliance Foundation would not constitute an act of self-dealing, and that NewAlliance Bancshares would be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that NewAlliance Foundation is required to pay to NewAlliance Bancshares for such stock, subject to an annual limitation based on 10% of NewAlliance Bancshares’ annual taxable income. NewAlliance Bancshares, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. NewAlliance Bancshares estimates that all of the deduction should be deductible over the six-year period.

Although we have received an opinion of our independent tax advisors that we will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize NewAlliance Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, NewAlliance Bancshares’ tax benefit related to NewAlliance Foundation would have to be fully expensed, resulting in a further deduction in earnings in the year in which the IRS makes such a determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2%. NewAlliance Foundation will be required to make an annual filing with the IRS within five and one-half months after the close of NewAlliance Foundation’s fiscal year to maintain its tax-exempt status.

Regulatory Conditions Imposed On NewAlliance Foundation.    The FDIC imposes numerous requirements on the establishment and operation of a charitable foundation. As a result, NewAlliance Foundation will be subject to the following:

(a)	Examination by the FDIC, at NewAlliance Foundation’s expense, and compliance with supervisory directives imposed by the FDIC;

(b)	As long as NewAlliance Foundation controls shares of NewAlliance Bancshares, those shares must be voted in the same ratio as all other shares are voted on each proposal considered by the shareholders;

(c)	Providing the FDIC with a copy of NewAlliance Foundation’s annual report that it submits to the IRS; and

(d)	Operating in accordance with written policies adopted by its Board of Directors, including a conflict of interest policy.

Additionally, we have entered into the following commitments with the Federal Reserve Board with respect to the establishment and operation of NewAlliance Foundation:

(a)	NewAlliance Foundation will not acquire additional shares without notifying the Federal Reserve Board;

(b)	NewAlliance Foundation will be treated as an affiliate for purposes of Section 23A and 23B of the Federal Reserve Act, which governs transactions between affiliates of financial institutions; and

(c)	NewAlliance Bancshares will notify the Federal Reserve Board if its direct or indirect ownership in a company, when aggregated with the ownership position of NewAlliance Foundation, exceeds 5% of the outstanding shares of any class of voting securities of such company.

See also “Regulatory Conditions Imposed On The Employee Stock Ownership Plan” on page 257 for additional commitments with the Federal Reserve Board.

Other Community Initiatives

In addition to the creation and funding of NewAlliance Foundation, we are continuing our leadership role in support of the New Haven community in other ways. On December 3, 2003, New Haven Savings Bank announced a community initiative called the “NewAlliance For Neighborhoods” program. The NewAlliance For Neighborhoods program is a $27.5 million package for low- and moderate-income lending programs and investments consisting of $7.5 million in additional funding for our Community Development Corporation, $18.0 million in dedicated loan funds, of which $5.0 million is committed to housing in the City of New Haven and a $2.0 million small loan pool. On January 26, 2004, New Haven Savings Bank announced that $6.0 million of these funds would be loaned or invested at a 2% annual interest rate. New Haven Savings Bank expects that these financing initiatives will assist local individuals and families with home ownership opportunities and the New Haven community with urban revitalization.

The Stock Offering

We are offering between 65,875,000 and 89,125,000 shares of common stock (subject to adjustment to up to 102,493,750) pursuant to this prospectus and the plan of conversion.

The shares of common stock are being offered for sale at a purchase price of $10.00 per share in the subscription offering pursuant to subscription rights in the following order of priority to:

(i)	eligible account holders: each holder of deposit accounts with aggregate balances of $50.00 or more on June 30, 2002;

(ii)	our employee stock ownership plan;

(iii)	supplemental eligible account holders: each holder of deposit accounts (other than our directors and officers and their associates) with aggregate balances of $50.00 or more on December 31, 2003;

(iv)	officers, directors, and employees of New Haven Savings Bank who do not have a higher priority right; and

(v)	corporators of New Haven Savings Bank who are not eligible account holders under categories (i) or (iii).

Subject to the prior rights of holders of subscription rights, remaining shares of common stock may be offered in the direct community offering at $10.00 per share to certain members of the general public, with a preference first given to natural persons residing in the Connecticut Counties of New Haven, Hartford, Tolland, Windham and Middlesex, next to natural persons residing elsewhere in the state of Connecticut, and then to the general public. The direct community offering may begin at the same time as the subscription offering, or after the subscription offering begins. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering through a syndicated community offering or in an underwritten public offering managed by Ryan Beck.

Stock Pricing And Number Of Shares To Be Issued

The plan of conversion and regulations require that the aggregate purchase price of the common stock issued in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. New Haven Savings Bank and NewAlliance Bancshares have retained RP Financial, LC. to make this valuation. For its services in preparing the initial valuation, RP Financial will receive a fee of $250,000. This amount does not include a fee of $45,000 to be paid to RP Financial for assistance in the preparation of a business plan. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where RP Financial’s liability results from its bad faith, willful misconduct or gross negligence.

The independent valuation states that as of November 21, 2003, the estimated pro forma market value, or valuation range, of NewAlliance Bancshares ranged from a minimum of $658.8 million to a maximum of $891.3 million with a midpoint of $775.0 million. The Board of Directors of New Haven Savings Bank decided to offer the shares for a price of $10.00 per share. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range is 65,875,000 shares, the midpoint of the offering range is 77,500,000 shares and the maximum of the offering range is 89,125,000 shares. In addition, 4,000,000 shares are being contributed to newly created NewAlliance Foundation as part of the conversion. The contribution of the common stock to NewAlliance Foundation will not be considered in determining whether the minimum number of shares of common stock (65,875,000) has been sold in order to complete the offering.

The Board of Directors of New Haven Savings Bank reviewed the independent valuation and, in particular, considered the following:

•	Our financial condition and results of operations;

•	Comparison of our financial performance ratios of New Haven Savings Bank to those of other financial institutions of similar size; and

•	Stock market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and the board believes that such assumptions were reasonable. The offering range may be amended with the approval of the bank regulators, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of NewAlliance Bancshares to less than $658.8 million or more than $1.03 billion, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial did not independently verify the financial statements and other information that New Haven Savings Bank provided to them, nor did RP Financial independently value the assets or liabilities of New Haven Savings Bank. The independent valuation considers New Haven Savings Bank as a going concern and should not be considered as an indication of the liquidation value of New Haven Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $1.03 billion, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 102,493,750 shares, to reflect changes in the market and financial conditions, demand for the shares or regulatory considerations, without resoliciting subscribers. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed.

If the update to the independent valuation prior to the completion of the conversion results in an increase in the maximum of the valuation range to more than $1.03 billion and a corresponding increase in the offering size to more than 102,493,750 shares, or a decrease in the minimum of the valuation range to less than $658.8 million and a corresponding decrease in the offering size to fewer than 65,875,000 shares, then, after consulting with the bank regulators, we may terminate the plan of conversion and cancel deposit account withdrawal authorizations and return by check all funds received promptly with interest at New Haven Savings Bank’s applicable passbook rate for the minimum interest-earning balance. Alternatively, we may hold a new offering with a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the bank regulators in order to complete the conversion and the offering. In the event that a resolicitation is commenced, all subscribers will have the right to increase, decrease or rescind their subscriptions. Unless we receive an affirmative response within a reasonable designated period of time, we will return all funds received promptly to investors as described above. Any resolicitation would not exceed 45 days unless further extended with the approval of the bank regulators.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and NewAlliance Bancshares’ pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and NewAlliance Bancshares’ pro forma earnings and shareholders’ equity on a per share basis, while decreasing pro forma earnings and shareholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “PRO FORMA DATA” on page 52.

Copies of the appraisal report of RP Financial are available for inspection at the main office of New Haven Savings and as specified under “ADDITIONAL INFORMATION” on page 281.

Subscription Offering And Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “Limitations On Common Stock Purchases” on page 259.

Priority 1:  Eligible Account Holders.    Each New Haven Savings Bank depositor with aggregate deposit account balances of $50.00 or more on June 30, 2002 will receive, without payment, nontransferable subscription rights to purchase up to the lesser of $700,000 of common stock or  1/2% of the total offering of common stock, subject to the overall maximum purchase limitation. See “Limitations on Common Stock Purchases” on page 259. If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing eligible account holder whose subscription remains unfilled in the proportion that the amount of his or her deposit bears to the total amount of deposits of all subscribing eligible account holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess will be reallocated among those eligible account holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on June 30, 2002. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of eligible account holders who are also directors or officers of New Haven Savings Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the twelve months preceding June 30, 2002.

Priority 2:  Tax-qualified Plan.    New Haven Savings Bank’s employee stock ownership plan will receive, without payment, nontransferable subscription rights and intends to purchase up to 5% of the aggregate of the common stock sold in the offering and issued to the NewAlliance Foundation. After the offering, the plan intends to purchase shares in the open market to enable it to increase its ownership to up to 7% of NewAlliance Bancshares’ common stock outstanding, excluding shares issued to the Alliance shareholders in the acquisition.

Priority 3:  Supplemental Eligible Account Holders.    To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders and New Haven Savings Bank’s employee stock ownership plan, each New Haven Savings Bank depositor with aggregate deposit account balances of $50.00 or more on December 31, 2003 who is not an officer or director of New Haven Savings Bank or an associate of any officer or director will receive, without payment, nontransferable subscription rights to purchase up to the lesser of $700,000 of common stock or ½% of the total offering of common stock, subject to the overall maximum purchase limitation. See “Limitations on Common Stock Purchases” on page    . If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing supplemental eligible account holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing supplemental eligible account holder whose subscription remains unfilled in the proportion that the amount of his or her deposit bears to the total amount of deposits of all subscribing supplemental eligible account holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each supplemental eligible account holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at December 31, 2003. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4:  Directors, Officers And Employees.    To the extent that there are shares remaining after satisfaction of subscriptions by eligible account holders, New Haven Savings Bank’s employee stock ownership plan, and supplemental eligible account holders, each director, officer and employee of New Haven Savings Bank who does not have a higher priority right will receive, without payment, nontransferable subscription rights to purchase up to the lesser of $700,000 of common stock or ½% of the total offering of common stock, subject to the overall maximum purchase limitation. See “Limitations On Common Stock Purchases” on page 259. If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each person exercising subscription rights in this category.

Priority 5:  Corporators.    To the extent that there are shares remaining after satisfaction of subscriptions by eligible account holders, New Haven Savings Bank’s employee stock ownership plan, supplemental eligible account holders, and officers, directors and employees of New Haven Savings Bank, each corporator of New Haven Savings Bank who is not an eligible account holder or a supplemental eligible account holder, will receive, without payment, nontransferable subscription rights to purchase up to the lesser of $700,000 of common stock or  1/2% of the total offering of common stock, subject to the overall maximum purchase limitation. See “Limitations On Common Stock Purchases” on page 259.

Regulatory Conditions Imposed On The Employee Stock Ownership Plan

In connection with our bank holding company application, we have entered into certain commitments with the Federal Reserve Board with respect to the establishment and funding of the employee stock ownership plan, including that the employee stock ownership plan will not, directly or indirectly:

(a)	Take any action causing us or any of our subsidiaries to become a subsidiary of the employee stock ownership plan;

(b)	Together with the NewAlliance Foundation, acquire or retain shares that would cause the combined interests of the employee stock ownership plan, the NewAlliance Foundation and their officers, directors and affiliates to equal or exceed 25% of our or any of our subsidiaries’ outstanding voting shares;

(c)	Exercise or attempt to exercise a controlling influence over our or any of our subsidiaries’ management or policies;

(d)	Seek or accept representation on our or any of our subsidiaries’ Board of Directors;

(e)	Have or seek to have any representative serve as our or any of our subsidiaries’ officer, agent or employee;

(f)	Propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by our or any of our subsidiaries’ management or Board of Directors;

(g)	Solicit or participate in soliciting proxies with respect to any matter presented to our or any of our subsidiaries’ shareholders;

(h)	Attempt to influence our or any of our subsidiaries’ dividend policies or practices;

(i)	Attempt to influence our or any of our subsidiaries’ loan and credit decisions or policies, pricing of services, personnel decisions, location of offices, branching, hours of operation or similar activities;

(j)	Enter into any other banking or nonbanking transactions with us or any of our subsidiaries, except that the employee stock ownership plan may establish and maintain deposit accounts with our bank subsidiaries, provided that the aggregate balances of all such accounts do not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with us;

(k)	Individually or together with the NewAlliance Foundation, acquire 25% or more of any class of voting securities or otherwise acquire control of any bank or bank holding company without the Federal Reserve Bank of Boston’s prior approval;

(l)	Acquire any nonvoting equity interest in any bank or bank holding company without notifying the Federal Reserve Bank of Boston of the terms of any such interest;

(m)	Individually or together with the NewAlliance Foundation, make any investments (other than in NewAlliance Bancshares or its subsidiary bank) that could not be made by a bank holding company under the Bank Holding Company Act of 1956, as amended;

(n)	Acquire more than 5% of the voting securities of any company (as defined in Regulation Y of the Board of Governors of the Federal Reserve System), including any bank, corporation, general or limited partnership, association or business trust, without prior notification to the Federal Reserve Bank of Boston;

(o)	Acquire, without the prior written approval of the Federal Reserve Bank of Boston, securities of any company, including NewAlliance Bancshares if, at the time of such acquisition, the ratio of the combined debt of NewAlliance Bancshares and the employee stock ownership plan to the equity of NewAlliance Bancshares exceeds 30%; and

(p)	Generally incur any debt in the future without the prior written approval of the Federal Reserve Bank of Boston if, after the employee stock ownership plan incurs such debt, the ratio of the combined debt of NewAlliance Bancshares and the employee stock ownership plan to the equity of NewAlliance Bancshares exceeds 30%.

Direct Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions of the eligible account holders, New Haven Savings Bank’s employee stock ownership plan, supplemental eligible account holders, officers, directors and employees of New Haven Savings Bank, and corporators of New Haven Savings Bank, we may, at our discretion, offer shares pursuant to the plan of conversion to members of the general public in a direct community offering. Shares will be offered with the following preferences:

(1)	First, to natural persons residing in the Connecticut Counties of New Haven, Hartford, Tolland, Windham and Middlesex;

(2)	Next, to natural persons residing in other Connecticut Counties; and

(3)	Next, to the general public.

Subscribers in the direct community offering may purchase up to $700,000 of common stock, subject to the overall maximum purchase limitation. See “Limitations On Common Stock Purchases” on page 259. In the event of an oversubscription in one of the above preference categories, we will allocate to each order the lesser of the amount ordered or an amount to be determined by us, that is up to a maximum of 2% of the total offering and then will allocate shares on an equal number of shares basis per order until we have allocated all remaining shares. The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the direct community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

The term “residing” as used in this prospectus means any person who occupies a dwelling within the indicated counties or state, has a present intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence, together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

The direct community offering may begin simultaneously with, during or after the commencement of the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended.

Syndicated Community Offering

If feasible, our Board of Directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and direct community offerings to the general public by a selling group of broker-dealers in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to $700,000 of common stock, subject to the overall maximum purchase limitation. See “Limitations On Common Stock Purchases” on page 259. Any syndicated offering will likely begin as soon as possible after the expiration of the subscription and community offerings.

The syndicated community offering will be conducted in accordance with certain SEC rules applicable to best efforts offerings. Generally under those rules, Ryan Beck, a broker-dealer, will deposit funds it receives prior to the closing date from interested investors into a separate non-interest bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold by Ryan Beck in the syndicated community offering will be promptly delivered to us. If the offering closes, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after the closing, without interest. If the offering does not close, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used. In the syndicated community offering, subscription agreements will not be used.

If for any reason we cannot effect a syndicated community offering or underwritten public offering of shares remaining unsold after the subscription offering and direct community offering, we will try to make other arrangements for the sale of remaining shares, if possible. The bank regulators must approve any such arrangements.

Expiration Date For The Offering

The offering will expire at 10:00 a.m. New York time, on March 11, 2004, unless extended by us for up to 45 days or such additional periods with the approval of the bank regulators, if necessary. Stock order forms properly executed and with full payment must be received by this date. We may decide to extend the expiration date of the subscription offering and/or the direct community offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock have been issued. We are not required to give notice of an extension of the offering to April 26, 2004. If at least 65,875,000 shares have not been issued by April 26, 2004, and the bank regulators have not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at New Haven Savings Bank’s applicable passbook rate for the minimum interest-earning balance, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond April 26, 2004 is granted by the bank regulators, we will notify subscribers of the extension of time and of the rights of subscribers to increase, decrease or rescind their subscriptions for a specified period of time. Extensions may not go beyond July 15, 2005, which is two years after the Board of Directors approved the plan of conversion.

Any purchases that are made by any person affiliated with NewAlliance Bancshares for the explicit purpose of meeting the minimum of 65,875,000 shares subscribed for or sold must be made for investment purposes only and not with a view toward redistribution.

We have the right to reject any order submitted in the offering by a person we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent, the terms and conditions of the plan of conversion.

Limitations On Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased during the conversion:

(1)    No person may purchase fewer than 25 shares of common stock;

(2)    Our employee stock ownership plan may purchase up to 5% of the shares sold in the offering and issued to the NewAlliance Foundation and shares sold in the event of an increase in the offering range of up to 15%;

(3)    Except for our employee stock ownership plan, no person may subscribe for more than $700,000 of common stock in the offering. In the subscription offering, no persons exercising subscription rights through a single qualifying deposit account held jointly may purchase more than this amount;

(4)    Except for the employee stock ownership plan, no person, together with associates or persons acting in concert with such person (please see definitions of “associate” or “acting in concert” below), may purchase more than $2,100,000 of common stock in all categories of the offering combined. In the subscription offering, no persons exercising subscription rights through qualifying deposits registered to the same address may purchase more than this amount.

(5)    The maximum number of shares of common stock that may be purchased in all categories of the offering by officers and directors of NewAlliance Bancshares and New Haven Savings Bank and their associates, in the aggregate, may not exceed 25% of the total shares sold in the offering.

Depending upon market or financial conditions, our Board of Directors, with the approval of the bank regulators and without further approval of New Haven Savings Bank’s corporators unless the bank regulators so require, may decrease or increase the purchase limitations provided that the overall maximum purchase limitation may not be increased to a percentage that is more than 5% of the common stock offered for sale. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions.

The term “associate” of a person means:

(1)    any corporation or organization, other than NewAlliance Bancshares, New Haven Savings Bank or a majority-owned subsidiary of New Haven Savings Bank, of which the person is an officer, partner or 10% shareholder;

(2)    any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(3)    any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a Director or officer of NewAlliance Bancshares or New Haven Savings Bank or its parent or any of its subsidiaries.

The term “acting in concert” means a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our Directors are not treated as associates of each other solely because of their membership on our Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert.

Other Restrictions

Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. We will make reasonable efforts to comply with the securities laws of all states in the United States in which depositors entitled to subscribe for shares reside. However, no shares are expected to be offered or sold under the plan of conversion to any person who resides in a foreign country, or in a state of the United States in which fewer than 100 persons otherwise eligible to subscribe for shares under the plan of conversion reside and where NewAlliance Bancshares, New Haven Savings Bank or their employees would be required to register, under the securities laws of the state, as a broker, dealer, or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Certain Restrictions On Purchase Or Transfer Of Our Shares After Conversion

All shares of common stock purchased in the offering by the Directors and officers of NewAlliance Bancshares or New Haven Savings Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the Director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is not to be recognized or effected. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The Directors and officers of NewAlliance Bancshares and New Haven Savings Bank and their associates may not purchase NewAlliance Bancshares common stock for three years after the conversion is completed without the Connecticut Banking Commissioner’s approval except through a broker or dealer registered with the Securities and Exchange Commission or the Connecticut Department of Banking. This restriction does not apply to negotiated transactions involving more than 1.0% of NewAlliance Bancshares’ outstanding common stock or to stock purchases under a stock-based incentive plan. The Directors and officers also will be restricted by the insider trading rules under the federal securities laws. See “FEDERAL SECURITIES LAWS” on page 280.

Under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Plan Of Distribution And Marketing Arrangements

Offering materials have been initially distributed through mailings to those eligible to subscribe in the subscription offering. To assist in the marketing of our common stock, we have retained Ryan Beck & Co., Inc., which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Ryan Beck & Co., Inc. will assist us in the offering by:

(1)    Acting as our financial advisor for the conversion, providing administrative services and managing the Stock Information Help Line;

(2)    Targeting our sales efforts, including assisting in the preparation of marketing materials; and

(3)    Soliciting orders for common stock.

For these services, Ryan Beck & Co., Inc. will receive a management fee of $100,000 and a marketing fee equal to 1.0% of the dollar amount of common stock sold in the subscription and direct community offerings. No fee will be payable to Ryan Beck & Co., Inc. with respect to shares purchased by officers, Directors and employees or their immediate families, the NewAlliance Foundation, and any common stock purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Ryan Beck & Co., Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck & Co., Inc.) shall not exceed 6.0% in the aggregate. Ryan Beck & Co., Inc. will also be reimbursed for its allocable expenses in an amount not to exceed $35,000 and for its legal fees and expenses in an amount not to exceed $140,000.

We will indemnify Ryan Beck & Co., Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

Some of our Directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of New Haven Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our executive offices apart from the area accessible to the general public. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Ryan Beck & Co., Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, Directors and employees to participate in the sale of common stock. None of our officers, Directors or employees will be compensated in connection with their participation in the offering.

Procedure For Purchasing Shares

Expiration Date.    The offering will expire at 10:00 a.m. New York time on March 11, 2004, unless we extend it, with the approval of the bank regulators, if required. Any extension of the offering beyond 45 days after the expiration date of the offering would require the bank regulators’ approval, and subscribers would be resolicited.

Prospectus Delivery.    To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only if preceded or accompanied by a prospectus. Subscription funds will be maintained in a segregated account at New Haven Savings Bank.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal holds and promptly return all funds submitted, plus interest at New Haven Savings Bank’s applicable passbook rate for the minimum interest-earning balance from the date of receipt.

Use of Order Forms.    In order to purchase shares of common stock in the subscription offering and direct community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received prior to 10:00 a.m. New York time on March 11, 2004. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment in one of two ways: by mail using the return envelope provided or by overnight delivery to the indicated address noted on the back of the order form. Order forms may not be hand-

delivered. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject any order form received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by New Haven Savings Bank or the Federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares.    Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	Personal check, bank check or money order, provided that checks will only be accepted subject to collection; or

(2)	Authorization of withdrawal from the types of New Haven Savings Bank deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at New Haven Savings Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Please do not designate withdrawal from accounts with check-writing privileges. Provide a check, instead, because we do not intend to place holds on these type of accounts. If you request that we do so, we reserve the right to interpret that as your authorization to immediately withdraw the funds as if you had remitted a check in the amount. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the conversion is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time the conversion is completed without penalty and, thereafter, the remaining balance will earn interest at New Haven Savings Bank’s applicable passbook rate for the minimum interest-earning balance. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at New Haven Savings Bank and interest will be paid at New Haven Savings Bank’s applicable passbook rate for the minimum interest-earning balance, calculated from the date payment is received until the conversion is completed or terminated. Third party and New Haven Savings Bank line of credit checks may not be remitted as payment for your order. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by April 26, 2004 in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

IRA accounts may not be authorized for direct withdrawal on the stock order form. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account. New Haven Savings Bank maintains both self-directed and non-self-directed individual retirement accounts. If you wish to purchase shares and your retirement funds are not currently in a self-directed retirement account, you must first transfer the funds to such an account either at New Haven Savings Bank or another independent trustee before placing your stock order. An annual administrative fee may be payable to the independent trustee. There will be no early withdrawal or Internal Revenue Service interest penalties for these properly executed transfers. Depositors interested in using retirement funds to purchase common stock should contact our Stock Information Help Line as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time. Whether such funds can be used for a purchase may depend on limitations imposed by the institutions where such funds are currently held and, possibly, timing constraints. We cannot guarantee that you will be able to use such funds.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or NewAlliance Bancshares to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit New Haven Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates.    Certificates representing shares of common stock issued in the offering and New Haven Savings Bank checks representing any applicable refund and/or interest paid on subscriptions made by check, money order or bank draft will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Restrictions On Transfer Of Subscription Rights And Shares

Applicable regulations and the plan of conversion prohibit any person with subscription rights, including the eligible account holders, supplemental eligible account holders, and officers, directors, employees and corporators of New Haven Savings Bank, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you should not add the name(s) of persons who qualify only in a different purchase priority than you. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Help Line

If you have any questions regarding the offering, please call our Stock Information Help Line, toll free, at 1-866-926-6222, from 9:00 a.m. to 4:00 p.m., New York time, Monday through Friday. The Stock Information Help Line will be closed on weekends and on bank holidays.

Tax Aspects Of The Conversion And The Acquisitions

Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Connecticut tax laws, to the effect that consummation of the conversion will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to New Haven Savings Bank or NewAlliance Bancshares or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.

Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to NewAlliance Bancshares and New Haven Savings Bank addressing all material federal income tax consequences of the conversion. Such opinion states that, for federal income tax purposes:

(1)	New Haven Savings Bank’s change in form from mutual to stock ownership will constitute a reorganization under Section 368 of the Internal Revenue Code and New Haven Savings Bank will not recognize any gain or loss as a result of the conversion;

(2)	no gain or loss will be recognized by New Haven Savings Bank upon the purchase of New Haven Savings Bank’s capital stock by NewAlliance Bancshares;

(3)	no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the issuance to them of deposit accounts in New Haven Savings Bank in its stock form and an interest in the liquidation account in exchange for their deposit accounts in the mutual savings bank;

(4)	the tax basis of the depositors’ deposit accounts in New Haven Savings Bank immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;

(5)	the tax basis of each eligible account holder’s and supplemental eligible account holder’s interest in the liquidation account will be zero;

(6)	the tax basis to the shareholders of the common stock purchased in the conversion will be the amount paid therefor;

(7)	the holding period for shares of common stock will begin on the date of the exercise of the subscription right and on the day after the date of purchase if purchased in the direct community offering or syndicated community offering; and

(8)	it is more likely than not that the eligible account holders and supplemental eligible account holders will not recognize gain upon the issuance to them of withdrawable savings accounts in New Haven Savings Bank following the conversion, interests in the liquidation account and nontransferable subscription rights to purchase NewAlliance Bancshares common stock in exchange for their savings accounts and proprietary interests in New Haven Savings Bank.

In reaching their conclusions in opinions (4), (5) and (8) above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter dated December 9, 2003, as described below, stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. Furthermore, the Internal Revenue Service was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of the factors noted above in this paragraph that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted. If the nontransferable subscription rights to purchase NewAlliance Bancshares common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights, in certain cases, whether or not the rights are exercised, and NewAlliance Bancshares and/or New Haven Savings Bank may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates. Neither Elias, Matz, Tiernan & Herrick L.L.P. nor New Haven Savings Bank is aware that the Internal Revenue Service has ever determined that the receipt of subsection rights issued in a mutual to stock conversion of a mutual savings association or savings bank constitutes a taxable event.

Tyler Cooper & Alcorn, LLP, Hartford, Connecticut, has also advised New Haven Savings Bank and NewAlliance Bancshares that the tax effects of the conversion under Connecticut law are substantially the same as they are under federal law.

In the opinion of RP Financial, the subscription rights will have no ascertainable value at the time of distribution or exercise, based on the fact that such rights will be acquired by the recipients without cost, will be nontransferable and of short duration, and will afford the recipients the right only to purchase the common stock at the same price as will be paid by the general public in any community offering.

The issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights, in certain cases, whether or not the rights are exercised, and New Haven Savings Bank may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

Unlike private rulings, an opinion is not binding on the Internal Revenue Service, and the Internal Revenue Service could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the Internal Revenue Service would not prevail in a judicial or administrative proceeding. Eligible subscribers are encouraged to consult with their own tax advisor as to their own tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

In addition, completion of the Alliance acquisition is conditioned upon, among other things, the receipt of an opinion with respect to federal tax laws. Elias, Matz, Tiernan & Herrick L.L.P. has issued an opinion to NewAlliance Bancshares and New Haven Savings Bank to the effect that for federal income tax purposes:

(1)	the Alliance acquisition and the merger of Tolland Bank with and into New Haven Savings Bank will be treated as reorganizations within the meaning of Section 368 of the Internal Revenue Code;

(2)	none of the conversion, the Alliance acquisition or the merger of Tolland Bank with and into New Haven Savings Bank will adversely affect the Alliance acquisition from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

(3)	no gain or loss will be recognized by the NewAlliance Bancshares, New Haven Savings Bank, Alliance or Tolland Bank by reason of the Alliance acquisition;

(4)	the exchange of shares of Alliance common stock to the extent exchanged for NewAlliance Bancshares common stock will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of Alliance;

(5)	the basis of the NewAlliance Bancshares common stock to be received (including any fractional shares deemed received for tax purposes) by an Alliance shareholder will be the same as the basis of the Alliance common stock surrendered pursuant to the Alliance acquisition in exchange for shares of NewAlliance Bancshares common stock; and

(6)	the holding period of the shares of NewAlliance Bancshares common stock to be received by a shareholder of Alliance will include the period during which the shareholder held the shares of Alliance common stock surrendered in exchange for shares of NewAlliance Bancshares common stock, provided the shares of Alliance common stock surrendered are held as a capital asset at the completion of the Alliance acquisition.

Elias, Matz, Tiernan & Herrick L.L.P. has also issued an opinion to NewAlliance Bancshares and New Haven Savings Bank to the effect that for federal income tax purposes:

(1)	the Connecticut Bancshares acquisition will be considered as the acquisition of all the outstanding shares of common stock of Connecticut Bancshares by NewAlliance Bancshares in exchange for cash which will constitute a “qualified stock purchase” within the meaning of Section 338 of the Internal Revenue Code;

(2)	the merger of Savings Bank of Manchester with and into New Haven Savings Bank will be a “statutory merger” within the meaning of Section 368 of the Internal Revenue Code; and

(3)	the liquidation of Connecticut Bancshares subsequent to the completion of the Connecticut Bancshares acquisition, as a wholly owned subsidiary of NewAlliance Bancshares, by means of a merger of Connecticut Bancshares into NewAlliance Bancshares, will constitute a liquidation of a subsidiary within the meaning of Section 332 of the Code.

Accounting Treatment Of The Conversion And The Acquisitions

As a result of purchase accounting treatment, the assets and liabilities of Connecticut Bancshares and Alliance will be adjusted for purposes of generally accepted accounting principles to reflect their market value to NewAlliance Bancshares with any excess purchase price becoming goodwill. See “PRO FORMA DATA” on page 52.

Expenses Of The Conversion And The Acquisitions

The merger agreements provide, in general, that NewAlliance Bancshares, Connecticut Bancshares and Alliance shall each bear and pay all their respective costs and expenses incurred by them in connection with the acquisitions and the other transactions contemplated by the merger agreements, including fees and expenses of their respective financial advisors, accountants and counsel, except in certain circumstances when a termination fee is required to be paid. See “THE ACQUISITION OF CONNECTICUT BANCSHARES AND ALLIANCE—Termination And Amendment Of The Connecticut Bancshares Merger Agreement” and “—Termination And Amendment Of The Alliance Merger Agreement” on pages 238 and 245, respectively.

FEDERAL AND STATE TAXATION OF NEWALLIANCE BANCSHARES AND SUBSIDIARY

Federal Taxation

General.    NewAlliance Bancshares and New Haven Savings Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to New Haven Savings Bank.

Method of Accounting.    For federal income tax purposes, New Haven Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending March 31 for filing its consolidated federal income tax returns. Effective December 31, 2003, it will change its fiscal year to December 31.

Bad Debt Reserves.    Prior to the Small Business Protection Act of 1996, New Haven Savings Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in connection with the calculation of New Haven Savings Bank’s taxable income. Beginning with its 1997 federal tax return, New Haven Savings Bank was required to use the specific charge-off method in computing its bad debt deduction. In addition, the federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves accumulated after March 31, 1988.

Taxable Distributions and Recapture.    Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to April 1, 1988 were subject to recapture into taxable income should New Haven Savings Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should New Haven Savings Bank make certain non-dividend distributions or cease to maintain a bank charter. At March 31, 1997, New Haven Savings Bank’s total federal pre-1988 reserve was $30.2 million. This reserve reflects the cumulative effects of federal tax deductions by New Haven Savings Bank for which no federal income tax provision has been made.

Minimum Tax.    The Code imposes an alternative minimum tax (AMT) at a rate of 20% on a base of regular taxable income plus certain tax preferences, the alternative minimum taxable income or (AMTI). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. New Haven Savings Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

Net Operating Loss Carryovers.    A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after 1996. At March 31, 2003, New Haven Savings Bank had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction.    NewAlliance Bancshares may exclude from its income 100% of dividends received from New Haven Savings Bank since they are both members of the same affiliated group of corporations.

State Taxation

NewAlliance Bancshares and New Haven Savings Bank are subject to the Connecticut corporation business tax. NewAlliance Bancshares and New Haven Savings Bank will be eligible to file a combined Connecticut corporation business tax return and will pay regular corporation business tax.

The Connecticut corporation business tax is based on the federal taxable income before net operating loss and special deductions and of NewAlliance Bancshares and New Haven Savings Bank and makes certain modifications to federal taxable income to arrive at Connecticut taxable income. Connecticut taxable income is multiplied by the state tax rate of 7.5% for 2003 and thereafter to arrive at Connecticut income tax.

In May 1998, the State of Connecticut enacted legislation permitting the formation of passive investment company subsidiaries by financial institutions. This legislation exempts qualifying passive investment companies from the Connecticut corporation business tax and excludes from the taxable income of the parent financial institution dividends paid from a passive investment company. To be a qualifying passive investment company, the financial institution subsidiary must have at least five full-time equivalent employees in Connecticut, maintain an office in Connecticut and confine its activities to the purchase, receipt, maintenance equivalent, management and sale of its intangible investments, and the collection and distribution of the income from such investments, including, but not limited to, interest and gains from the sale, transfer or assignment of such investments or from the foreclosure upon or sale, transfer or assignment of the collateral securing such investments. New Haven Savings Bank’s formation of a passive investment company in December 1998 substantially eliminated the state income tax expense of New Haven Savings Bank and its subsidiaries. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Subsidiary Activities” on page 112.

Both Connecticut Bancshares and Alliance maintain similar passive investment companies, and we expect that the Connecticut corporation tax benefits from those passive investment companies will be carried over to New Haven Savings Bank after the acquisitions. Connecticut’s legislature has, however, experienced significant and prolonged debate over budget issues in recent years, and the continued availability of this tax benefit in the future for any financial institution in Connecticut is uncertain.

REGULATION AND SUPERVISION

General

New Haven Savings Bank is a Connecticut-chartered mutual savings bank. Following the conversion, New Haven Savings Bank will be a capital stock savings bank and a wholly-owned subsidiary of NewAlliance Bancshares. Both Savings Bank of Manchester and Tolland Bank are Connecticut-chartered capital stock savings banks, and wholly-owned subsidiaries of their holding companies, Connecticut Bancshares and Alliance, respectively. New Haven Savings Bank’s deposits are insured up to applicable limits by the FDIC through the Bank Insurance Fund. New Haven Savings Bank is subject to extensive regulation by the Connecticut Department of Banking, as its chartering agency, and by the Federal Deposit Insurance Corporation, as its deposit insurer. New Haven Savings Bank is required to file reports with, and is periodically examined by, the FDIC and the Connecticut Banking Department concerning its activities and financial condition. It must obtain regulatory approvals prior to entering into certain transactions, such as mergers. NewAlliance Bancshares, as a bank holding company, will be subject to regulation by and is required to file reports with the Federal Reserve Bank of Boston. Any change in such regulations, whether by the Banking Department, the FDIC or the FRB, could have a material adverse impact on New Haven Savings Bank or NewAlliance Bancshares. See “RISK FACTORS—We Operate In A Highly Regulated Environment And May Be Adversely Affected By Changes In Law And Regulations” on page 41. Certain of the regulatory requirements applicable to New Haven Savings and NewAlliance Bancshares as well as to Savings Bank of Manchester, Connecticut Bancshares, Tolland Bank and Alliance are referred to below or elsewhere herein.

Connecticut Banking Laws And Supervision

Connecticut Banking Commissioner.    The Commissioner regulates internal organization as well as the deposit, lending and investment activities of state-chartered banks, including New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. The approval of the Commissioner is required for, among other things, the establishment of branch offices and business combination transactions. The Commissioner conducts periodic examinations of Connecticut-chartered banks. The FDIC also regulates many of the areas regulated by the Commissioner, and federal law may limit some of the authority provided to Connecticut-chartered banks by Connecticut law.

Lending Activities.    Connecticut banking laws grant banks broad lending authority. With certain limited exceptions, however, total secured and unsecured loans made to any one obligor under this statutory authority may not exceed 10% and 15%, respectively, of a bank’s equity capital and reserves for loan and lease losses.

Dividends.    A savings bank may pay cash dividends out of its net profits. For purposes of this restriction, “net profits” represents the remainder of all earnings from current operations. Further, the total amount of all dividends declared by a savings bank in any year may not exceed the sum of a bank’s net profits for the year in question combined with its retained net profits from the preceding two years. Federal law also prevents an institution from paying dividends or making other capital distributions that, if by doing so, would cause it to become “undercapitalized.” The FDIC may limit a savings bank’s ability to pay dividends. No dividends may be paid to a Connecticut bank’s shareholders if such dividends would reduce shareholders’ equity below the amount of the liquidation account required by the Connecticut conversion regulations.

Branching Activities.    Any Connecticut-chartered bank meeting certain statutory requirements may, with the Commissioner’s approval, establish and operate branches in any town or towns within the state and establish mobile branches.

Investment Activities.    Connecticut law requires the board of directors of each Connecticut bank to adopt annually an investment policy to govern the types of investments New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank make, and to periodically review a bank’s adherence to its investment policy. The investment policy must establish standards for the making of prudent investments and procedures for divesting investments no longer deemed consistent with a bank’s investment policy. In recent years, Connecticut law has expanded bank investment activities.

Connecticut banks may invest in debt securities and debt mutual funds without regard to any other liability to the Connecticut bank of the maker or issuer of the debt securities and debt mutual funds, if the debt securities and debt mutual funds are rated in the three highest rating categories or otherwise deemed to be a prudent investment, and so long as the total amount of debt securities and debt mutual funds of any one issuer will not exceed 25% of the Bank’s total equity capital and reserves for loan and lease losses and the total amount of all its investments in debt securities and debt mutual funds will not exceed 25% of its assets. In addition, a Connecticut bank may invest in certain government and agency obligations according to the same standards as debt securities and debt mutual funds except without any percentage limitation.

Similarly, Connecticut banks may invest in equity securities and equity mutual funds without regard to any other liability to the Connecticut bank of the issuer of equity securities and equity mutual funds, so long as the total amount of equity securities and equity mutual funds of any one issuer does not exceed 25% of the Bank’s total equity capital and reserves for loan and lease losses and the total amount of the Bank’s investment in all equity securities and equity mutual funds does not exceed 25% of its assets.

Powers.    In recent years, Connecticut law has expanded banks’ powers. Connecticut law permits Connecticut banks to sell insurance and fixed- and variable-rate annuities if licensed to do so by the Connecticut Insurance Commissioner. Connecticut law authorizes a new form of Connecticut bank known as an uninsured bank. An uninsured bank has the same powers as insured banks except that it does not accept retail deposits and is not required to insure deposits with the FDIC. With the prior approval of the Commissioner, Connecticut banks are also authorized to engage in a broad range of activities related to the business of banking, or that are financial in nature or that are permitted under the Bank Holding Company Act (“BHCA”) or the Home Owners’ Loan Act (“HOLA”), both federal statutes, or the regulations promulgated as a result of these statutes. Connecticut banks are also authorized to engage in any activity permitted for a national bank or a federal savings association upon filing notice with the Commissioner unless the Commissioner disapproves the activity.

Assessments.    Connecticut banks are required to pay annual assessments to the Connecticut Department of Banking to fund the Department’s operations. The general assessments are paid pro-rata based upon a bank’s asset size.

Enforcement.    Under Connecticut law, the Commissioner has extensive enforcement authority over Connecticut banks and, under certain circumstances, affiliated parties, insiders, and agents. The Commissioner’s enforcement authority includes cease and desist orders, fines, receivership, conservatorship, removal of officers and directors, emergency closures, dissolution and liquidation.

Federal Regulations

Capital Requirements.    Under FDIC regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the FDIC to not be anticipating or experiencing significant growth and to be, in general, a strong banking organization, rated composite 1 under the Uniform Financial Institutions Ranking System established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3%. For all other institutions, the minimum leverage capital ratio is not less than 4%. Tier 1 capital is the sum of common shareholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

The FDIC regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank’s “risk-based capital ratio.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk. For example, under the FDIC’s risk-weighting system, cash and securities backed by the full faith and credit of the U.S. government are given a 0% risk weight, loans secured by one- to four-family residential properties generally have a 50% risk weight, and commercial loans have a risk weighting of 100%.

State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

The Federal Deposit Insurance Corporation Improvement Act (the “FDICIA”) required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. The FDIC, along with the other federal banking agencies, has adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The FDIC also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

As a bank holding company, NewAlliance Bancshares will be, as Alliance has been, subject to capital adequacy guidelines for bank holding companies similar to those of the FDIC for state-chartered banks. On a pro forma consolidated basis, after the offering, NewAlliance Bancshares’ pro forma shareholders’ equity will exceed these requirements. As a savings and loan holding company regulated by the OTS, Connecticut Bancshares is not, under current law, subject to any separate regulatory capital requirements. See “BUSINESS OF CONNECTICUT BANCSHARES—Regulation and Supervision—Connecticut Bancshares Holding Company Regulations” on page 175.

Standards for Safety and Soundness.    As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. Most recently, the agencies have established standards for safe guarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Investment Activities.    Since the enactment of the FDICIA, all state-chartered FDIC insured banks, including savings banks, have generally been limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. The FDICIA and the FDIC permit exceptions to these limitations. For example, state chartered banks, such as New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank, may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq National Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. Savings Bank of Manchester and New Haven Savings Bank received grandfathered authority from the FDIC to invest in listed stock and/or registered shares. The maximum permissible investment is 100% of Tier 1 Capital, as specified by the FDIC’s regulations, or the maximum amount permitted by Connecticut law, whichever is less. New Haven Savings Bank also received grandfathered authority to purchase preferred stock and registered investment company shares subject to the same limits listed above. In addition, New Haven Savings Bank received permission from the FDIC to purchase and retain up to an additional 60% of its Tier 1 Capital in money market (auction rate) preferred stock and to purchase and retain up to an additional 15% of its Tier 1 Capital in adjustable rate preferred stock. Such grandfathered authority may be terminated upon the FDIC’s determination that such investments pose a safety and soundness risk to Savings Bank of Manchester and New Haven Savings Bank or if Savings Bank of Manchester converts its charter or undergoes a change in control. As of September 30, 2003, New Haven Savings Bank had $40.1 million, Savings Bank of Manchester had $29.31 million and Tolland Bank had $19.8 million of securities which were held under such authority. In addition, the FDIC is authorized to permit such institutions to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the BIF. The FDIC has adopted revisions to its regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) specifies that a nonmember bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Interstate Branching.    Beginning June 1, 1997, the Interstate Banking Act (the “IBA”) permitted the responsible federal banking agencies to, under certain circumstances, approve acquisition transactions between banks located in different states, regardless of whether the acquisition would be prohibited under the law of the two states. The IBA also permitted a state to “opt in” to the provisions of the IBA before June 1, 1997, and permitted a state to “opt out” of the provisions of the IBA by adopting appropriate legislation before that date. In 1995, Connecticut affirmatively “opted-in” to the provisions of the IBA. Accordingly, beginning June 1, 1997, the IBA permitted a Connecticut-chartered bank to acquire institutions in a state other than Connecticut unless the other state had opted out of the IBA. The IBA also authorizes de novo branching into another state if the host state enacts a law expressly permitting out of state banks to establish such branches within its borders.

Prompt Corrective Regulatory Action.    Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and generally a leverage ratio of 4% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. As of September 30, 2003, New Haven Savings Bank, Savings Bank of Manchester, and Tolland Bank were “well capitalized” institutions.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

Transactions with Affiliates.    Under current federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act (the “FRA”). In a holding company context, at a minimum, the parent holding company of a savings bank and any companies which are controlled by such parent holding company are affiliates of the savings bank. Generally, Section 23A limits the extent to which the savings bank or its subsidiaries may engage in “covered transactions” with any one affiliate to 10% of such savings bank’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to 20% of capital stock and surplus. The term “covered transaction” includes, among other things, the making of loans or other extensions of credit to an affiliate and the purchase of assets from an affiliate. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, acceptances on letters of credit issued on behalf of an affiliate. Section 23B requires that covered transactions and a broad list of other specified transactions be on terms substantially the same, or no less favorable, to the savings bank or its subsidiary as similar transactions with nonaffiliates.

Further, Section 22(h) of the FRA restricts an institution with respect to loans to directors, executive officers, and principal shareholders (“insiders”). Under Section 22(h), loans to insiders and their related interests may not exceed, together with all other outstanding loans to such persons and affiliated entities, the institution’s total capital and surplus. Loans to insiders above specified amounts must receive the prior approval of the board of directors. Further, under Section 22(h), loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to other persons, except that such insiders may receive preferential loans made under a benefit or compensation program that is widely available to the bank’s employees and does not give preference to the insider over the employees. Section 22(g) of the FRA places additional limitations on loans to executive officers.

Enforcement.    The FDIC has extensive enforcement authority over insured savings banks, including New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

The FDIC has authority under Federal law to appoint a conservator or receiver for an insured bank under limited circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The FDIC may also appoint itself as conservator or receiver for an insured state non-member institution under specific circumstances on the basis of the institution’s financial condition or upon the occurrence of other events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; and (4) insufficient capital, or the incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Insurance Of Deposit Accounts

The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution’s financial condition consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution’s primary federal regulator and information which the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. An institution’s assessment rate depends on the capital category and supervisory category to which it is assigned. Assessment rates for insurance fund deposits currently range from 0 basis points for the strongest institution to 27 basis points for the weakest. BIF members are also required to assist in the repayment of bonds issued by the Financing Corporation in the late 1980’s to recapitalize the Federal Savings and Loan Insurance Corporation. For the nine months ended September 30, 2003 and 2002, the total FDIC assessment was $221,000 and $225,000, respectively, for New Haven Savings Bank, $132,000 and $142,000, respectively for Savings Bank of Manchester, and $40,000 and $40,000, respectively, for Tolland Bank. The FDIC is authorized to raise the assessment rates. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of New Haven Savings Bank, Savings Bank of Manchester, and Tolland Bank.

The FDIC may terminate insurance of deposits if it finds that the institution is in an unsafe or unsound condition to continue operations, has engaged in unsafe or unsound practices, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The managements of New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank do not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Reserve System

The FRB regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $42.1 million or less (which may be adjusted by the FRB) the reserve requirement is 3%; and for amounts greater than $42.1 million, 10% (which may be adjusted by the FRB between 8% and 14%), against that portion of total transaction accounts in excess of $42.1 million. The first $6.0 million of otherwise reservable balances (which may be adjusted by the FRB) are exempted from the reserve requirements. New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank are in compliance with these requirements.

Federal Home Loan Bank System

New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank are members of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. New Haven Savings Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at September 30, 2003 of $13.8 million. At September 30, 2003, New Haven Savings Bank had $187.0 million in Federal Home Loan Bank advances. Savings Bank of Manchester was in compliance with this requirement with such an investment at September 30, 2003 of $30.8 million. At September 30, 2003, Savings Bank of Manchester had $551.8 million in FHLB advances. Tolland Bank was in compliance with an investment of $2.7 million at September 30, 2003. Tolland Bank had $53.1 million in FHLB advances at September 30, 2003.

The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, a member bank affected by such reduction or increase would likely experience a reduction in its net interest income. Recent legislation has changed the structure of the Federal Home Loan Banks’ funding obligations for insolvent thrifts, revised the capital structure of the Federal Home Loan Banks and implemented entirely voluntary membership for Federal Home Loan Banks. For the nine months ended September 30, 2003 and 2002, cash dividends from the Federal Home Loan Bank to New Haven Savings Bank amounted to approximately $324,000 and $386,000, respectively, such dividends to Savings Bank of Manchester amounted to approximately $488,000 and $572,000, respectively, and such dividends to Tolland Bank amounted to approximately $62,000 and $67,000, respectively. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the Federal Home Loan Bank stock held by New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank.

Holding Company Regulation

General.    As bank holding companies, NewAlliance Bancshares will be and Alliance is subject to comprehensive regulation and regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices. Under Connecticut banking law, no person may acquire beneficial ownership of more than 10% of any class of voting securities of a Connecticut-chartered bank, or any bank holding company of such a bank, without prior notification of, and lack of disapproval by, the Connecticut Banking Commissioner. The Connecticut Banking Commissioner will disapprove the acquisition if the bank or holding company to be acquired has been in existence for less than five years, unless the Connecticut Banking Commissioner waives this five year restriction, or if the acquisition would result in the acquirer controlling 30% or more of the total amount of deposits in insured depository institutions in Connecticut. Similar restrictions apply to any person who holds in excess of 10% of any such class and desires to increase its holdings to 25% or more of such class.

Under Federal Reserve Board policy, a bank holding company must serve as a source of strength for its subsidiary bank. Under this policy, the Federal Reserve Board may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

As bank holding companies, NewAlliance Bancshares and Alliance must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

The Banking Holding Company Act also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FRB includes, among other things: (i) operating a savings institution, mortgage company, finance company, credit card company or factoring company; (ii) performing certain data processing operations; (iii) providing certain investment and financial advice; (iv) underwriting and acting as an insurance agent for certain types of credit-related insurance; (v) leasing property on a full-payout, non-operating basis; (vi) selling money orders, travelers’ checks and United States Savings Bonds; (vii) real estate and personal property appraising; (viii) providing tax planning and preparation services; (ix) financing and investing in certain community development activities; and (x) subject to certain limitations, providing securities brokerage services for customers. Except for investments in community development activities through a Community Development Corporation, NewAlliance Bancshares has no present plans to engage in any of these activities.

Dividends.    The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the consolidated net worth of the bank holding company. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve Board order or any condition imposed by, or written agreement with, the Federal Reserve Board. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, is “well managed” within the meaning of the Federal Reserve Board regulations and is not subject to any unresolved supervisory issues.

Financial Modernization.    The Gramm-Leach-Bliley Act permits greater affiliation among banks, securities firms, insurance companies, and other companies under a new type of financial services company known as a “financial holding company”. A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The act also permits the Federal Reserve Board and the Treasury Department to authorize additional activities for financial holding companies if they are “financial in nature” or “incidental” to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed, and has at least a “satisfactory” Community Reinvestment Act rating. A financial holding company must provide notice to the Federal Reserve Board within 30 days after commencing activities previously determined by statute or by the Federal Reserve Board and Department of the Treasury to be permissible. NewAlliance Bancshares has not submitted notice to the Federal Reserve Board of its intent to be deemed a financial holding company. However, it is not precluded from submitting a notice in the future should it wish to engage in activities only permitted to financial holding companies.

Miscellaneous Regulation

Sarbanes-Oxley Act of 2002.    On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the bill restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client will require pre-approval by the company’s audit committee members. In addition, the audit partners must be rotated. The bill requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Sarbanes-Oxley Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee or the board of directors or the board itself.

Longer prison terms will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Sarbanes-Oxley Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution (“FAIR”) provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm” (“RPAF”). Audit Committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not. Under the Sarbanes-Oxley Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Sarbanes-Oxley Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. The Sarbanes-Oxley Act also requires the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to shareholders. The Sarbanes-Oxley Act requires the RPAF that issues the audit report to attest to and report on management’s assessment of the company’s internal controls. In addition, the Sarbanes-Oxley Act requires that each financial report required to be prepared in accordance with (or reconciled to) generally accepted accounting principles and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with generally accepted accounting principles and the rules and regulations of the SEC.

Community Reinvestment Act.    Under the Community Reinvestment Act (CRA), as amended as implemented by FDIC regulations, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the FDIC, in connection with its examination of a bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. New Haven Savings Bank’s latest FDIC CRA rating was “outstanding”. Connecticut Bancshares’ and Alliance’s most recent CRA ratings were “satisfactory” and “satisfactory,” respectively.

Connecticut has its own statutory counterpart to the CRA which is also applicable to New Haven Savings Bank, Connecticut Bancshares and Alliance. The Connecticut version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Connecticut law requires the Commissioner to consider, but not be limited to, a bank’s record of performance under Connecticut law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. New Haven Savings Bank’s most recent rating under Connecticut law was “outstanding.” Connecticut Bancshares’ and Alliance’s most recent state CRA ratings were “satisfactory” and “satisfactory,” respectively.

Consumer Protection And Fair Lending Regulations.    Connecticut savings banks are subject to a variety of federal and Connecticut statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations.

DESCRIPTION OF CAPITAL STOCK OF NEWALLIANCE BANCSHARES

General

NewAlliance Bancshares is authorized to issue up to 228,000,000 shares of capital stock, consisting of 190,000,000 shares of common stock having a par value of $0.01 per share and 38,000,000 shares of preferred stock having a par value of $0.01 per share. As of the date of this prospectus, NewAlliance Bancshares has not issued any shares of its common stock or preferred stock. NewAlliance Bancshares currently expects to issue between 69,875,000 and 93,125,000 shares, with an adjusted maximum of 106,493,750 shares of common stock, including stock contributed to NewAlliance Foundation, and no shares of preferred stock in the conversion. In addition, NewAlliance Bancshares expects to issue up to approximately 7,736,905 shares in exchange for Alliance stock in the Alliance acquisition.

Common Stock

General.    Each issued and outstanding share of NewAlliance Bancshares common stock will have the same rights as, and will be identical in all respects with, each other share of such stock. Upon payment of the purchase price for the common stock, in accordance with the plan of conversion, all such stock will be duly authorized, fully paid, validly issued and non-assessable.

The common stock of NewAlliance Bancshares will represent nonwithdrawable capital and will not be an account that is insurable by the FDIC.

Voting Rights.    Each holder of NewAlliance Bancshares Common Stock will be entitled to one vote for each share held on all matters voted upon by shareholders, except as described in “RESTRICTIONS ON ACQUISITION OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK—Provisions In NewAlliance Bancshares’ Certificate Of Incorporation And Bylaws” on page 277.

There will be no rights to cumulate votes in the election of directors. If NewAlliance Bancshares issues preferred stock subsequent to conversion, holders of preferred stock may also possess voting rights.

Dividends.    Holders of NewAlliance Bancshares common stock will be entitled to receive and share equally in such dividends as the Board of Directors of NewAlliance Bancshares may declare out of funds legally available for such payments. If NewAlliance Bancshares issues preferred stock, holders of such stock may have a priority over holders of NewAlliance Bancshares common stock with respect to the payment of dividends. See “ Preferred Stock” on page 276. State and federal laws and regulations place limitations on the payment of dividends. See “OUR POLICY REGARDING DIVIDENDS” on page 47.

Liquidation or Dissolution.    In the unlikely event of the liquidation or dissolution of NewAlliance Bancshares, the holders of the common stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of NewAlliance Bancshares (including all deposits in New Haven Savings Bank and accrued interest thereon) and after distribution of the liquidation account established upon completion of the offering for the benefit of eligible account holders and supplemental eligible account holders who continue their deposit accounts at New Haven Savings Bank, all assets of NewAlliance Bancshares available for distribution, in cash or in kind. See “THE CONVERSION AND THE OFFERING—Liquidation Account” on page 250. If preferred stock is issued subsequent to the offering, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.

No Preemptive or Redemption Rights.    Holders of NewAlliance Bancshares common stock will not have preemptive rights with respect to any shares of the capital stock of NewAlliance Bancshares that may be issued, and shares of NewAlliance Bancshares common stock will not be subject to call for redemption.

Preferred Stock

None of the 38,000,000 authorized shares of preferred stock of NewAlliance Bancshares will be issued in the conversion. NewAlliance Bancshares’ Board of Directors may, without shareholder approval but subject to certain regulatory approvals, create and issue one or more series of preferred stock. In connection with the creation and issuance of such stock, the Board may establish or change the number of shares in each such series, fix and state the voting powers, designations, preferences and the relative or special rights or privileges of the shares of any series so established and the qualifications thereon without further vote or action by the shareholders.

If and when issued, the preferred stock may rank senior to the common stock as to dividend rights, liquidation preferences, or both, and may have full, limited or no voting rights. Accordingly, the issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

RESTRICTIONS ON ACQUISITION OF NEWALLIANCE BANCSHARES

AND NEW HAVEN SAVINGS BANK

General

Although the Board of Directors of New Haven Savings Bank and the Board of Directors of NewAlliance Bancshares are not aware of any effort that might be made to obtain control of NewAlliance Bancshares after conversion, the boards, as discussed below, believe that it is appropriate to include certain provisions as part of NewAlliance Bancshares’ certificate of incorporation to protect the interests of NewAlliance Bancshares and its shareholders from takeovers which the Board of Directors of NewAlliance Bancshares might conclude are not in the best interests of New Haven Savings Bank, NewAlliance Bancshares or NewAlliance Bancshares’ shareholders.

The following discussion is a general summary of the material provisions of NewAlliance Bancshares’ certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in NewAlliance Bancshares’ certificate of incorporation and bylaws, reference should be made to the document in question, each of which is a part of New Haven Savings Bank’s application to the Connecticut Banking Commissioner and the FDIC and NewAlliance Bancshares’ Registration Statement filed with the SEC. See “ADDITIONAL INFORMATION” on page 281.

Provisions In NewAlliance Bancshares’ Certificate Of Incorporation And Bylaws

NewAlliance Bancshares’ certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of shareholders, that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of NewAlliance Bancshares more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “ADDITIONAL INFORMATION” on page 281 as to how to review a copy of these documents.

Directors.    The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of NewAlliance Bancshares’ Board. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings.    The certificate of incorporation and bylaws provide that special meetings of shareholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Shareholders are not authorized to call a special meeting of shareholders.

Prohibition on Cumulative Voting.    The certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights.    The certificate of incorporation provides that for a period of five years following the conversion, (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the outstanding shares of NewAlliance Bancshares common stock, and (ii) in no event will any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Authorized but Unissued Shares of Capital Stock.    After the conversion, NewAlliance Bancshares will have authorized but unissued shares of common and preferred stock. See “DESCRIPTION OF CAPITAL STOCK OF NEWALLIANCE BANCSHARES” on page 276. The Board of Directors could use these shares of common and preferred stock to render more difficult or to discourage an attempt to obtain control of NewAlliance Bancshares by means of a merger, tender offer or proxy contest.

Restrictions on Removing Directors from Office.    The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “Limitation Of Voting Rights”).

Authorized but Unissued Shares of Preferred Stock.    The certificate of incorporation also authorizes 38,000,000 shares of preferred stock. NewAlliance Bancshares is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of NewAlliance Bancshares that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of NewAlliance Bancshares. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws.    Amendments to the certificate of incorporation must be approved by NewAlliance Bancshares’ Board of Directors and also by a majority of the outstanding shares of NewAlliance Bancshares’ voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of NewAlliance Bancshares common stock, or more than 5% of NewAlliance Bancshares common stock for control purposes;

(ii)	The inability of shareholders to act by written consent;

(iii)	The inability of shareholders to call special meetings of shareholders;

(iv)	The division of the Board of Directors into three staggered classes;

(v)	The ability of the Board of Directors to fill vacancies on the Board;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which shareholders nominate directors and bring other business before meetings of shareholders;

(vii)	The requirement that at least 80% of shareholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the Board of Directors to amend and repeal the bylaws;

(ix)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire NewAlliance Bancshares; and

(x)	The provisions concerning business combinations with interested shareholders and others.

The bylaws may be amended by the affirmative vote of a majority of the directors of NewAlliance Bancshares or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

Supermajority Vote.    NewAlliance Bancshares’ certificate of incorporation requires the affirmative vote of holders of at least 80% of the voting power of the then-outstanding shares of stock to approve a business combination with an interested shareholder, including the following transactions: (i) any acquisition or consolidation with an interested shareholder, as defined in the certificate of incorporation, or an affiliate of an interested shareholder; (ii) any sale, lease or other disposition of 25% or more of our assets to an interested shareholder or an affiliate of such interested shareholder; (iii) the issuance or transfer by NewAlliance Bancshares of any securities to an interested shareholder or an affiliate of such interested shareholder in exchange for cash, securities or other property having a fair market value of at least 25% of our outstanding common stock; (iv) the adoption of any plan or proposal for the liquidation or dissolution of NewAlliance Bancshares proposed by an interested shareholder or an affiliate of such interested shareholder; or (v) any transaction which has the effect of increasing the proportional share of the ownership of securities of NewAlliance Bancshares by an interested shareholder or an affiliate of such interested shareholder. An interested shareholder is defined in our certificate of incorporation as the owner of more than 10% of voting power of the outstanding voting stock, a person who has succeeded (including through assignment) to any shares of the voting stock within a two-year period of such voting stock being owned by an interested shareholder through a series of transactions, not involving a public offering, or an affiliate of NewAlliance

Bancshares who was the beneficial owner of at least 10% of our voting stock within a two-year period immediately prior to the date in question. Voting stock is defined in our certificate of incorporation as outstanding shares of NewAlliance Bancshares entitled to vote in the election of directors. Only a majority vote of shareholders is required, however, if two-thirds of NewAlliance Bancshares’ disinterested directors approve the transaction, or certain fair price provisions are satisfied. NewAlliance Bancshares’ certificate of incorporation also requires the affirmative vote of 80% of the then-outstanding shares of stock to approve other business combination transactions unless approved by two-thirds of disinterested directorships.

Delaware General Corporation Law

The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general, Section 203 provides that a “person” who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate an acquisition or other business combination transaction with such corporation at any time during the three-year period following the date such “person” acquired 15% of the outstanding voting stock. The term “business combination” is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

(1)	Any business combination if, prior to the date a person acquired 15% of the voting stock, the board of directors approved either the business combination or the transaction which resulted in the shareholder acquiring 15%;

(2)	Any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans);

(3)	Any business combination that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested party; and

(4)	Certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors.

A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203 of the Delaware General Corporation Law. At the present time, the Board of Directors does not intend to propose any such amendment.

Regulatory Restrictions

Federal Change in Bank Control Act.    Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if (a) the bank holding company’s shares are registered pursuant to Section 12 of the Exchange Act, or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. Accordingly, the prior approval of the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of NewAlliance Bancshares.

The Federal Reserve Board may prohibit an acquisition of control if:

•	It would result in a monopoly or substantially lessen competition;

•	The financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	The competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

Federal Bank Holding Company Act.    Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the BHCA is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the BHCA would be required (a) before any bank holding company could acquire 5% or more of the common stock of NewAlliance Bancshares and (b) before any other company could acquire 25% or more of the common stock of NewAlliance Bancshares.

FEDERAL SECURITIES LAWS

Upon completion of the offering, NewAlliance Bancshares common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. NewAlliance Bancshares will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of the common stock in the offering does not cover the resale of the shares. Shares of the common stock purchased by persons who are not affiliates of NewAlliance Bancshares may be resold without registration. Shares purchased by an affiliate of NewAlliance Bancshares will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If NewAlliance Bancshares meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of NewAlliance Bancshares who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three month period, the greater of 1% of the outstanding shares of NewAlliance Bancshares or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by NewAlliance Bancshares to permit affiliates to have their shares registered for sale under the Securities Act of 1933.

TRANSFER AGENT AND REGISTRAR FOR NEWALLIANCE BANCSHARES COMMON STOCK

American Stock Transfer & Trust Company will act as the transfer agent and registrar for issued and outstanding shares of NewAlliance Bancshares common stock.

LEGAL OPINIONS

Tyler Cooper & Alcorn, LLP, Hartford, Connecticut will give their opinions on behalf of NewAlliance Bancshares concerning the legality of the shares issued in the offering. Elias, Matz, Tiernan & Herrick, L.L.P., Washington, D.C. will give their opinion on behalf of NewAlliance Bancshares concerning certain tax matters. Tyler Cooper & Alcorn, LLP and Elias, Matz, Tiernan & Herrick, L.L.P. have consented to the references herein to their opinions. Certain legal matters will be passed upon for Ryan Beck & Co., Inc. by Luse Gorman Pomerenk & Schick, P.C. of Washington, D.C.

EXPERTS

The consolidated financial statements of New Haven Savings Bank as of March 31, 2003 and 2002 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Connecticut Bancshares, Inc. and subsidiary as of December 31, 2002 and for the year then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Alliance Bancorp of New England, Inc. and subsidiary as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Arthur Andersen LLP, which audited the financial statements of New Haven Savings Bank for the year ended March 31, 2001 in this prospectus, and the financial statements of Connecticut Bancshares, Inc. and subsidiary as of December 31, 2001 and for the years ended December 31, 2001 and 2000 included in this prospectus, was convicted on June 15, 2002 of federal obstruction of justice charges arising from the government’s investigation of Enron Corp. At the time of Arthur Andersen LLP’s conviction, it ceased accounting and auditing operations, and the Boards of Directors and the Audit Committees of both New Haven Savings Bank and Connecticut Bancshares declined to retain Arthur Andersen LLP to provide further services. At that time, there were no disagreements on the part of Arthur Andersen LLP with either New Haven Savings Banks or Connecticut Bancshares, Inc., and the reports of Arthur Andersen LLP concerning the above financial statements of New Haven Savings Bank and Connecticut Bancshares, Inc. contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Because Arthur Andersen LLP has ceased accounting and auditing operations in 2002, neither New Haven Savings Bank nor Connecticut Bancshares, Inc. has obtained, as contemplated by the Securities and Exchange Commission’s regulations, a letter from Arthur Andersen LLP confirming the above statements.

Arthur Andersen LLP has not consented to the incorporation of their report on the financial statements of New Haven Savings Bank for the year ended March 31, 2001 in this prospectus, nor to the incorporation of their report on the financial statements of Connecticut Bancshares, Inc. and subsidiary as of December 31, 2001 and for the years ended December 31, 2001 and 2000 included in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their reports in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein. See “RISK FACTORS — Risks Related To Prior Auditors Of New Haven Savings Bank And Connecticut Bancshares” on page 44.

ADDITIONAL INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 with respect to the common stock offered through this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain copies of the material from the SEC at prescribed rates. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov.

This document contains a description of the material features of certain contracts and other documents filed as exhibits to the registration statement. The statements as to the contents of such exhibits are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified by reference to the contract or document.

New Haven Savings Bank has filed an application for conversion with the Connecticut Banking Commissioner and a notice of intent to convert with the FDIC. We have also filed an application with the Federal Reserve Bank of Boston to become a bank holding company. This prospectus omits some information contained in those applications. The conversion application may be examined at the Office of the Connecticut Banking Commissioner, State of Connecticut Department of Banking, 260 Constitution Plaza, Hartford, Connecticut 06103. The notice of intent to convert may be examined at the Federal Deposit Insurance Corporation’s offices at 15 Braintree Hill Office Park, Suite 100, Braintree, Massachusetts 02184.

The bank holding company application may be inspected, without charge, at the offices of the Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts 02106.

In connection with the offering, we will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Exchange Act. Upon this registration, NewAlliance Bancshares will become subject to the Securities and Exchange Commission’s proxy solicitation rules and periodic reporting requirements.

You may obtain a copy of the plan of conversion as well as the certificate of incorporation and bylaws of NewAlliance Bancshares without charge from us by contacting Patricia Pacelli, Assistant Corporate Secretary, at New Haven Savings Bank, 195 Church Street, New Haven, Connecticut 06510. Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of New Haven Savings Bank by contacting Patricia Pacelli as indicated above.

STOCK INFORMATION HELP LINE

If you have any questions regarding the offering or the conversion, please call our Stock Information Help Line, toll free, at 1-866-926-6222.

INDEX TO NEW HAVEN SAVINGS BANK CONSOLIDATED FINANCIAL STATEMENTS

NEW HAVEN SAVINGS BANK

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

Page

Report of Independent Accountants	F-2

Copy of Previously Issued Report of Independent Public Accountants	F-3

Consolidated Financial Statements

Consolidated Balance Sheets as of September 30, 2003 (unaudited) and March 31, 2003 and 2002	F-4

Consolidated Statements of Income for the Six Months Ended September 30, 2003 and 2002 (unaudited) and for the Years Ended March 31, 2003, 2002 and 2001	F-5

Consolidated Statements of Changes in Capital Accounts for the Six Months Ended September 30, 2003 (unaudited) and for the Years Ended March 31, 2003, 2002 and 2001	F-6

Consolidated Statements of Cash Flows for the Six Months Ended September 30, 2003 and 2002 (unaudited) and for the Years Ended March 31, 2003, 2002 and 2001	F-7

Notes to Consolidated Financial Statements	F-8

All schedules are omitted as the required information either is not applicable or is included in the Consolidated Financial Statements or related Notes.

Separate financial statements for NewAlliance Bancshares, Inc. have not been included in the prospectus because NewAlliance Bancshares, Inc., which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of

New Haven Savings Bank

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in capital accounts and cash flows present fairly, in all material respects, the financial position of the New Haven Savings Bank and its subsidiaries (the “Bank”) at March 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Bank’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The financial statements for the year ended March 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those statements in their report dated April 20, 2001.

/s/    PricewaterhouseCoopers LLP

Hartford, Connecticut

April 25, 2003

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

The New Haven Savings Bank:

We have audited the accompanying consolidated balance sheets of The New Haven Savings Bank (a Connecticut mutual savings bank) and subsidiaries (the Bank) as of March 31, 2001 and 2000, and the related consolidated statements of income, changes in capital accounts and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The New Haven Savings Bank and subsidiaries as of March 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Hartford, Connecticut

April 20, 2001

READERS OF THESE CONSOLIDATED FINANCIAL STATEMENTS SHOULD BE AWARE THAT THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT AND THAT THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP NOR HAS ARTHUR ANDERSEN LLP PROVIDED A CONSENT TO THE INCLUSION OF ITS REPORT IN THIS PROSPECTUS. FURTHERMORE, THIS REPORT HAS NOT BEEN UPDATED SINCE APRIL 20, 2001.

NEW HAVEN SAVINGS BANK

CONSOLIDATED BALANCE SHEETS

	September 30, 2003	March 31,
		2003	2002
	(unaudited)
	(In thousands)
ASSETS
Cash and due from banks, noninterest bearing (note 10)	$46,237	$46,432	$40,522
Federal funds sold	200	4,200	17,100

Cash and cash equivalents	46,437	50,632	57,622
Investment securities available for sale (note 3)	1,095,607	1,099,410	974,839
Investment securities held to maturity (note 3)	350	350	945
Loans held for sale	322	2,132	1,760
Loans receivable, net (note 4)	1,255,261	1,158,926	1,147,761
Accrued interest and dividends receivable	8,862	9,076	9,191
Federal Home Loan Bank stock (note 7)	13,766	13,766	13,766
Bank premises and equipment, net (note 5)	32,439	32,870	31,465
Real estate owned, net	75	66	—
Deferred tax asset (note 9)	3,086	2,415	4,151
Other assets	16,745	23,859	19,061

	$2,472,950	$2,393,502	$2,260,561

LIABILITIES AND CAPITAL
Deposits (note 6)	$1,811,709	$1,809,257	$1,738,155
Mortgagors’ escrow and other deposits	22,051	25,706	13,329
FHLB advances and other borrowings (note 7)	214,527	141,501	117,466
Accrued interest payable on deposits and borrowings	1,038	1,019	1,474
Other liabilities	19,822	19,869	17,038

Total liabilities	2,069,147	1,997,352	1,887,462
Commitments and contigencies (note 10)	—	—	—
Capital
Undivided profits	401,996	393,096	369,219
Accumulated other comprehensive income	1,807	3,054	3,880

Total equity	403,803	396,150	373,099

	$2,472,950	$2,393,502	$2,260,561

See accompanying notes to consolidated financial statements.

NEW HAVEN SAVINGS BANK

CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended September 30,		Years Ended March 31,
	2003	2002	2003	2002	2001
	(Unaudited)
			(In thousands)
Interest and dividend income:
Real estate mortgage loans	$16,803	$20,899	$39,373	$48,915	$56,262
Commercial real estate loans	9,625	10,131	20,027	20,431	18,404
Commercial loans	2,720	3,255	6,306	5,808	6,960
Consumer loans	5,841	5,851	11,871	10,431	9,629
Federal funds sold	10	48	82	110	291
Investment securities:
Interest	15,265	19,995	36,116	42,657	54,624
Interest-tax exempt	1	1	3	4	4
Dividends	1,124	1,557	3,034	3,583	3,922

Total interest and dividend income	51,389	61,737	116,812	131,939	150,096

Interest expense:
Deposits (note 6)	11,003	18,913	33,364	50,558	65,136
Federal Home Loan Bank advances and other borrowings	3,715	3,124	6,253	6,522	6,546

Total interest expense	14,718	22,037	39,617	57,080	71,682

Net interest income before provision for loan losses	36,671	39,700	77,195	74,859	78,414

Provision for loan losses (note 4)	—	—	—	—	—

Net interest income after provision for loan losses	36,671	39,700	77,195	74,859	78,414

Non-interest income:
Depositor service charges	3,906	3,291	6,844	5,903	4,868
Loan and servicing fees	1,309	151	540	1,401	1,248
Trust fees	1,000	948	1,857	2,043	1,975
Investment and insurance fees	1,119	1,389	3,199	1,560	1,511
Rental income	1,566	1,349	2,695	2,471	2,010
Net (loss) gain on limited partnerships	(1,554)	—	(2,529)	231	(118)
Net gain (loss) on sale of investment securities (note 3)	130	(925)	3,851	(3,701)	1,857
Net gain on sale of loans	440	215	1,533	755	119
Other	225	363	617	1,556	1,160

Total non-interest income	8,141	6,781	18,607	12,219	14,630

Non-interest expense:
Salaries and employee benefits (note 8)	18,431	16,880	33,276	28,699	25,388
Occupancy expense	3,333	3,169	6,643	6,055	5,175
Furniture and fixture expense	1,956	1,918	3,879	3,329	2,813
Outside services	3,332	3,612	7,342	6,078	6,070
Advertising, public relations, and sponsorships	909	1,963	3,188	2,640	2,702
Contributions to New Haven Savings Bank Foundation	—	—	—	1,464	2,798
Conversion and merger related charges	1,204	—	—	—	—
Other	2,094	2,948	5,236	4,135	4,549

Total non-interest expense	31,259	30,490	59,564	52,400	49,495

Income before income taxes	13,553	15,991	36,238	34,678	43,549

Income taxes (note 9)	4,653	5,409	12,361	11,748	14,926

Net income	$8,900	$10,582	$23,877	$22,930	$28,623

See accompanying notes to consolidated financial statements.

NEW HAVEN SAVINGS BANK

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS

For the Six Months Ended September 30, 2003 (unaudited) and for the Years Ended March 31, 2003, 2002 and 2001

	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Total
	(In thousands)
Balance, March 31, 2000	$317,666	$(227)	$317,439

Comprehensive income
Net income	28,623	—	28,623
Change in unrealized gain, net of taxes	—	3,864	3,864

Total comprehensive income			32,487

Balance, March 31, 2001	346,289	3,637	349,926

Comprehensive income
Net income	22,930	—	22,930
Change in unrealized gain, net of taxes	—	243	243

Total comprehensive income			23,173

Balance, March 31, 2002	369,219	3,880	373,099

Comprehensive income
Net income	23,877	—	23,877
Change in unrealized gain, net of taxes	—	(826)	(826)

Total comprehensive income			23,051

Balance, March 31, 2003	393,096	3,054	396,150

Comprehensive income
Net income	8,900	—	8,900
Change in unrealized gain, net of taxes	—	(1,247)	(1,247)

Total comprehensive income			7,653

Balance, September 30, 2003	$401,996	$1,807	$403,803

See accompanying notes to consolidated financial statements.

NEW HAVEN SAVINGS BANK

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the six months ended September 30,		Years ended March 31,
	2003	2002	2003	2002	2001
	(unaudited)
			(In thousands)
Cash flows from operating activities
Net income	$8,900	$10,582	$23,877	$22,930	$28,623
Adjustments to reconcile net income to net cash provided by operating activities
Provision for (recovery of) OREO losses	—	725	725	(170)	—
Gain on sales of other real estate owned and non performing loans, net	(98)	(22)	(99)	(660)	(316)
Gain on sale of bank premises and equipment	—	—	—	(12)	—
Depreciation and amortization	1,927	1,824	3,733	3,400	2,670
Amortization of premium on assets acquired	13	49	111	103	238
Amortization of premium on purchase of residential mortgages	—	—	—	20	235
Change in deferred income taxes	—	—	2,182	(395)	613
Net amortization/accretion on investment securities	3,292	455	3,812	(1,265)	(8,817)
Net securities (gains) losses	(130)	925	(3,851)	3,701	(1,857)
Net gain on sales of performing loans	(440)	(232)	(1,533)	(755)	(129)
Decrease (increase) in accrued income receivable	214	(1,162)	115	1,902	(81)
Decrease (increase) in other assets	5,541	(3,392)	(6,183)	4,636	(6,780)
Provision for loss on limited partnerships	1,560	—	2,554	1,289	—
(Decrease) increase in other liabilities	(28)	(1,076)	2,376	807	4,653

Net cash provided by operating activities	20,751	8,676	27,819	35,531	19,052

Cash flows from investing activities
Proceeds from maturity of investment securities	155,852	669,940	949,569	1,478,131	1,133,934
Proceeds from sales and other principal reductions of available for sale investment securities	374,307	293,131	815,712	731,823	453,568
Purchase of investment securities	(531,438)	(1,066,648)	(1,890,489)	(2,243,407)	(1,665,116)
Proceeds from sales of loans	29,672	31,266	112,643	121,776	19,210
Net change in loans	(124,662)	(52,500)	(127,474)	(180,051)	1,262
Proceeds from sales of other real estate owned	994	194	2,853	2,061	2,199
Purchase of premises and equipment	(1,496)	(2,168)	(5,137)	(5,631)	(8,109)

Net cash used in investing activities	(96,771)	(126,785)	(142,323)	(95,298)	(63,052)

Cash flows from financing activities
Net increase in deposits	2,452	99,578	71,102	64,790	27,532
(Decrease) increase in mortgagors’ escrow accounts	(3,655)	7,750	12,377	(859)	(482)
Proceeds from borrowed funds	489,293	293,389	723,407	486,720	417,656
Repayments of borrowed funds	(416,267)	(285,546)	(699,372)	(483,704)	(396,247)

Net cash provided by financing activities	71,823	115,171	107,514	66,947	48,459

Net (decrease) increase in cash and cash equivalents	(4,197)	(2,938)	(6,990)	7,180	4,459

Cash and equivalents, beginning of year	50,632	57,622	57,622	50,442	45,983

Cash and equivalents, end of period	$46,435	$54,684	$50,632	$57,622	$50,442

Supplemental information
Cash paid for
Interest on deposits and borrowings	$14,699	$21,525	$40,072	$56,535	$71,075
Income taxes (refunded) paid, net	(466)	(482)	12,200	11,400	13,500
Noncash transactions
Loans transferred to other real estate owned	905	3,427	3,546	622	2,056

See accompanying notes to consolidated financial statements.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

1.    Summary of Significant Accounting Policies

The accounting policies of the New Haven Savings Bank (“NHSB” or “the Bank”) and its subsidiaries conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. Significant policies are described below.

Organization and Principles of Consolidation

The consolidated financial statements include the accounts of the Bank and the Bank’s wholly-owned subsidiaries, Fairbank Corporation, The Loan Source, NHSB Financial Services, Inc., NHSB Community Development Corporation (CDC) and NHSB Servicing Company (collectively, the Bank). All material intercompany balances and transactions have been eliminated in consolidation.

NHSB is a mutual savings bank with its main office located in New Haven, Connecticut. NHSB provides business and consumer banking; mortgage lending, trust and investment services, and insurance services through its 31 full-service banking offices in south central Connecticut. The Bank is subject to the regulation of certain state and federal agencies and undergoes periodic examination by those regulatory authorities.

As discussed in Note 14, the Bank has adopted a Plan of Conversion pursuant to which the Bank will convert to a state chartered stock bank.

Use of Estimates in Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of mortgage servicing rights.

Unaudited Interim Financial Statements

The consolidated financial statements and related notes as of September 30, 2003 and for the six months ended September 30, 2003 and 2002 are unaudited. All adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for fair presentation of financial position, results of operations and cash flows, have been made. The results of operations for the six months ended September 30, 2003 are not necessarily indicative of the results which may be expected for a full year.

Investment Securities

The Bank may classify its debt securities in one of three categories: trading, available for sale, or held to maturity. Marketable equity securities are classified as either trading or available for sale. Management determines the appropriate classifications of securities at the time of purchase. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are debt securities for which the Bank has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At March 31, 2003 and 2002, all of the Bank’s debt and equity securities were classified as available for sale or held to maturity.

Held to maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Trading and available for sale securities are recorded at fair value. Unrealized gains and losses on trading securities are included in earnings. Unrealized gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported in accumulated other comprehensive income (loss), a separate component of capital, until realized.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

Premiums and discounts on debt securities are amortized or accreted into interest income over the term of the securities in a manner that approximates the level yield method. A decline in market value of a security below amortized cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Gains and losses on sales of securities are recognized at the time of sale on a specific identification basis.

The Bank invests in limited partnerships. As of September 30, 2003, March 31, 2003 and 2002, the book value of the Bank’s investment in ten limited partnerships, which are accounted for at the lower of cost or net realizable value and included in other assets, was approximately $2.3 million, $3.9 million and $6.1 million, respectively. Income, generally in the form of distributions from the partnerships, is recognized on the cash basis and included in non-interest income. Six of the ten limited partnerships are real estate related.

Loans Held for Sale

Loans held for sale are valued at the lower of acquisition cost (less principal payments received) or estimated market value. For performing loans, market value is estimated using quoted market prices provided by government sponsored entities. Nonperforming loans are valued on the basis of the Bank’s experience selling nonperforming loans. There were no nonperforming loans held for sale as of September 30, 2003, March 31, 2003 and 2002. Loans sold by the Bank were on a non-recourse basis.

Loans Receivable, Net

Loans are stated at their principal amounts outstanding, net of deferred loan fees and costs and allowance for loan losses.

Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Loans are placed on nonaccrual status when timely collection of principal or interest in accordance with contractual terms is doubtful. Loans are generally transferred to a nonaccrual basis when principal or interest payments become 90 days delinquent (based on the contractual terms of the loan) or sooner if management concludes circumstances indicate that borrowers may be unable to meet contractual principal or interest payments. The Bank’s policy is to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more. If ultimately collected, such interest is credited to income when received. Loans are removed from nonaccrual status when they become current as to principal and interest and when, in the opinion of management concern no longer exists as to the collectibility of principal and interest.

Certain direct loan origination fees and costs are deferred, and recognized over the lives of the related loan as an adjustment of interest using a method approximating the yield method. When loans are prepaid, sold or participated out, the unamortized portion of deferred fees or costs is recognized as income or expense at that time.

The adequacy of the allowance for loan losses is regularly evaluated by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, the performance of individual loans in relation to contract terms, and other pertinent factors. The provision for loan losses charged to expense is based upon management’s judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses inherent in the loan portfolio. Loan losses are charged against the allowance when management believes the collectibility of the principal balance outstanding is unlikely.

In determining the adequacy of the allowance for loan losses, management reviews overall portfolio quality through an evaluation of individual performing and impaired loans, the risk characteristics of the loan portfolios, an analysis of current levels and trends in charge offs, delinquency and nonaccruing loan data, and the credit risk profile of each component of the portfolio, among other factors. While management uses the best available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

The allowance for loan losses consists of a formula allowance, based on a variety of factors including historical loss experience, for various loan portfolio classifications and a specific valuation allowance for loans identified as impaired. The allowance is an estimate, and ultimate losses may vary from management’s estimate. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.

A loan is considered to be impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans, as defined, may be measured based on the present value of expected future cash flows discounted at the loan’s original effective interest rate or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. When the measurement of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

Real Estate Owned

Real estate owned is comprised of real estate acquired through foreclosure or deeded to the Bank in lieu of foreclosure. Each real estate owned property is carried at the lower of cost or fair market value, less estimated selling costs. Any further decline in value based on subsequent changes to estimated fair market value is charged against the reserve for losses on real estate owned. Gains and losses on sales of properties are reflected in the consolidated statements of income when realized. Holding costs are charged to current period earnings.

Mortgage Servicing Rights

The Bank capitalizes mortgage servicing rights for loans sold based on the relative fair value which is allocated between the mortgage between the mortgage servicing rights and the mortgage loans (without servicing rights).

Mortgage servicing rights are amortized on a level yield basis over the period of estimated net servicing revenue and such amortization is included in the consolidated statement of income as a reduction of loan servicing fee income. They are evaluated for impairment by comparing the aggregate carrying amount of the servicing rights to their fair value. Fair value is estimated using market prices of similar mortgage servicing assets. Impairment is recognized through a valuation reserve and is included in amortization of mortgage servicing rights.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method using the estimated lives of the assets. Estimated lives are 5 to 40 years for building and improvements and 3 to 10 years for furniture, fixtures and equipment. Amortization of leasehold improvements is calculated on a straight-line basis over the terms of the related leases, including renewal periods, or the life of the asset, whichever is shorter. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renovations are capitalized.

Income Taxes

The Bank files consolidated federal and state tax returns. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” the Bank uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Bank’s assets and liabilities. Deferred tax assets are also recognized for available tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when temporary differences and carryforwards are realized or settled.

The deferred tax asset is subject to reduction by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001 portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management’s judgment about the realization of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

Income tax expense includes the amount of taxes payable for the current year, and the deferred tax benefit or expense for the period. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank (“FHLB”), the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security and, accordingly, is carried at cost.

Related Party Transactions

Directors, officers and employees of the Bank and their associates have been customers of and had transactions with the Bank, and management expects that such persons will continue to have such transactions in the future. See Note 4 for further information with respect to loans to related parties.

Cash Flows

For purposes of reporting cash flows, cash and cash equivalents includes cash, due from banks and federal funds sold.

Trust Assets

Approximately $355.3 million, $317.2 million, and $408.3 million of assets were held by the Bank at September 30, 2003, and March 31, 2003 and 2002, respectively, in a fiduciary or agency capacity for customers. These assets are not included in the accompanying consolidated financial statements since they are not owned by the Bank.

Comprehensive Income

The purpose of reporting comprehensive income is to report a measure of all changes in an entity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. Comprehensive income includes net income and certain changes in capital that are not recognized in the statement of income (such as changes in net unrealized gains and losses on securities available for sale). The Bank has reported comprehensive income and its components for 2003, 2002 and 2001 in the consolidated statement of changes in capital accounts.

Recent Accounting Pronouncements

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized and depreciated as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier adoption is permitted. The Bank adopted this standard as of April 1, 2003. Adoption of this statement did not have a material impact on its consolidated financial statements.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that long-lived assets be measured at the lower of carrying amount or fair value less the cost to sell, and broadens the reporting of discontinued operations. This statement was effective in fiscal year 2003 but did not affect the Bank’s consolidated financial statements.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

SFAS No. 145, “Rescission of FASB statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” updates, clarifies and simplifies several existing accounting pronouncements. Among other things, SFAS No. 145 eliminates the requirement in SFAS No. 4 to report material gains and losses from extinguishments of debt as extraordinary items, net of related income taxes. Adoption of this statement did not affect the Bank’s consolidated financial statements.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” requires that a liability be recognized for these costs only when incurred. Prior to SFAS No. 146, a liability was recognized when an entity committed to an exit plan. Initial adoption of this statement, which is effective for exit or disposal activities initiated after December 31, 2002, did not affect the Bank’s consolidated financial statements.

SFAS No. 147, “Acquisitions of Certain Financial Institutions,” eliminates the requirement to amortize an excess of fair value of liabilities assumed over the fair value of assets acquired in certain acquisitions of financial institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions, such as core deposit intangibles. Adoption of this statement did not affect the Bank’s consolidated financial statements.

SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment, of FASB Statement No. 123,” amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair values based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures to both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. Adoption of this statement did not affect the Bank’s consolidated financial statements.

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” addresses disclosures to be made by a guarantor in its financial statements about its obligations under guarantees. The disclosure requirements applicable to the Bank are included in note 10 to the consolidated financial statements. The interpretation also requires the recognition, at fair value, of a liability by a guarantor at the inception of certain guarantees issued or modified after December 31, 2002. This recognition requirement did not have a material affect on the Bank’s consolidated financial statements.

FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” (FIN 46) provides guidance on the identification of entities controlled through means other than voting rights. FIN 46 specifies how New Haven Savings Bank should evaluate its interests in variable interest entities to determine whether to consolidate that entity. FIN 46 was effective immediately for entities created after January 31, 2003 (for which New Haven Savings Bank had none), and for New Haven Savings Bank, applies to previously existing entities for the quarter beginning on October 1, 2003. New Haven Savings Bank is the limited partner in certain low-income housing tax credit partnerships. As a limited partner in these unconsolidated projects, New Haven Savings Bank is allocated tax credits and deductions associated with the underlying properties. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these projects and has determined that consolidation will not be necessary because they are not the primary beneficiary. New Haven Savings Bank’s maximum exposure to loss from its involvement in these low-income housing tax credit partnerships is the unamortized investment balance plus certain tax credits claimed, but subject to recapture. New Haven Savings Bank also makes investments, mainly for community involvement purposes, in companies that construct, acquire and rehabilitate local real estate projects. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these projects and has determined that consolidation will not be necessary because they are not the primary beneficiary. New Haven Savings Bank’s maximum exposure to loss from its involvement in these projects is the investment balance of $1.0 million. New Haven Savings Bank also is a limited partner in SBIC Limited Partnerships that make equity and debt investments in individual companies. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these investments in SBIC Limited Partnerships and believes that consolidation will not be necessary because they are not the primary beneficiary. New Haven Savings Bank’s maximum exposure to loss from its involvement in these SBIC Limited Partnerships projects is the investment balance of $2.2 million.

SFAS No. 149, “Amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities,” amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001 instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133. This Statement was effective for contracts and hedging relationships entered into or modified after June 30, 2003. This Statement did not affect the Bank’s consolidated financial statements.

SFAS No. 150, “Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity,” establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not affect the Bank’s consolidated financial statements.

Reclassifications

Certain reclassifications have been made to the 2001 and 2002 financial statements to make them consistent with the 2003 presentation.

Change of Fiscal Year

New Haven Savings Bank has changed its fiscal year end to December 31 effective December 31, 2003.

2.    Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the banking regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total Capital and Tier 1 Capital to risk weighted assets and of Tier 1 Capital to average assets. Management believes that as of September 30, 2003 and March 31, 2003 and 2002 the Bank met all capital adequacy requirements to which it was subject.

As of September 30, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. Management believes that there are no events or conditions which have occurred subsequent to the notification that would change the Bank’s capital category.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

The following is a summary of the Bank’s actual capital amounts and ratios as of September 30, 2003 and March 31, 2003 and 2002, compared to the required amounts and ratios for minimum capital adequacy and for classification as a well-capitalized institution:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of September 30, 2003:
Tier 1 Capital (to Average Assets)	$401,065	16.4%	$97,602	4.0%	$122,002	5.0%
Tier 1 Capital (to Risk Weighted Assets)	401,065	27.3	58,857	4.0	88,285	6.0
Total Capital (to Risk Weighted Assets)	419,486	28.5	117,713	8.0	147,142	10.0

As of March 31, 2003:
Tier 1 Capital (to Average Assets)	$389,295	16.5%	$94,685	4.0%	$118,356	5.0%
Tier 1 Capital (to Risk Weighted Assets)	389,295	27.2	57,279	4.0	85,918	6.0
Total Capital (to Risk Weighted Assets)	407,207	28.4	114,558	8.0	143,197	10.0

As of March 31, 2002:
Tier 1 Capital (to Average Assets)	$368,065	16.3%	$90,384	4.0%	$112,980	5.0%
Tier 1 Capital (to Risk Weighted Assets)	368,065	25.1	58,556	4.0	87,834	6.0
Total Capital (to Risk Weighted Assets)	386,985	26.4	117,112	8.0	146,390	10.0

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

3.    Investment Securities

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at September 30, 2003 and March 31, 2003 and 2002 are as follows:

	September 30, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$1,093	$1	$—	$1,094
U.S. Government agencies	57,566	71	(19)	57,618
Obligations of states and political subdivisions	6,627	345	—	6,972
Asset-backed securities	28,186	95	(12)	28,269
Marketable equity securities	30,597	77	—	30,674
Money market funds	28,800	—	—	28,800
Trust preferred securities	60,540	—	(2,261)	58,279
Short-term obligations	30,500	—	—	30,500
Other bonds	50,048	218	(245)	50,021

Total investment securities	293,957	807	(2,537)	292,227

Mortgage-backed securities:
U.S. Government agencies and pass thru securities	541,110	3,493	—	544,603
U.S. Agency issued collateralized mortgage obligations	213,753	1,174	(482)	214,445
Private issued collateralized mortgage obligations	44,007	325	—	44,332

Total mortgage-backed securities	798,870	4,992	(482)	803,380

Total available for sale securities	1,092,827	5,799	(3,019)	1,095,607

Securities held to maturity:
Investment securities:
Foreign bonds	300	—	—	300
Other bonds	50	—	—	50

Total securities held to maturity	350	—	—	350

Total securities	$1,093,177	$5,799	$(3,019)	$1,095,957

At September 30, 2003, the net unrealized gain on securities available for sale of $2.8 million, net of income taxes of $1.0 million, is included in accumulated other comprehensive income of $1.8 million in equity.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

	March 31, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$498	$—	$—	$498
U.S. Government agencies	64,601	139	(38)	64,702
Obligations of states and political subdivisions	8,666	382	—	9,048
Asset-backed securities	22,120	43	—	22,163
Marketable equity securities	34,611	80	—	34,691
Money market funds	25,800	—	—	25,800
Trust preferred securities	60,502	195	(3,110)	57,587
Short-term obligations	65,988	—	—	65,988
Other bonds	52,030	188	(1,140)	51,078

Total investment securities	334,816	1,027	(4,288)	331,555

Mortgage-backed securities:
U.S. Government agencies	466,838	6,066	(362)	472,542
U.S. Agency issued collateralized mortgage obligations	238,447	1,963	(103)	240,307
Private issued collateralized mortgage obligations	54,609	449	(52)	55,006

Total mortgage-backed securities	759,894	8,478	(517)	767,855

Total available for sale securities	1,094,710	9,505	(4,805)	1,099,410

Securities held to maturity:
Investment securities:
Foreign bonds	300	—	—	300
Other bonds	50	—	—	50

Total securities held to maturity	350	—	—	350

Total securities	$1,095,060	$9,505	$(4,805)	$1,099,760

At March 31, 2003, the net unrealized gains on securities available for sale of $4.7 million, net of income taxes of $1.6 million, is included in accumulated other comprehensive income of $3.1 million in equity.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

	March 31, 2002
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$500	$—	$—	$500
U.S. Government agencies	75,922	132	(94)	75,960
Obligations of states and political subdivisions	8,743	189	—	8,932
Asset-backed securities	45,071	228	(5)	45,294
Marketable equity securities	26,331	4,382	(214)	30,499
Money market funds	18,400	—	—	18,400
Trust preferred securities	60,259	—	(2,862)	57,397
Short-term obligations	94,929	—	—	94,929
Other bonds	47,510	29	(792)	46,747

Total investment securities	377,665	4,960	(3,967)	378,658

Mortgage-backed securities:
U.S. Government agencies	51,137	1,081	(2)	52,216
U.S. Agency issued collateralized mortgage obligations	283,633	2,651	(310)	285,974
Private issued collateralized mortgage obligations	256,433	1,716	(158)	257,991

Total mortgage-backed securities	591,203	5,448	(470)	596,181

Total available for sale securities	968,868	10,408	(4,437)	974,839

Securities held to maturity:
Investment securities:
Foreign bonds	800	—	—	800
Other bonds	145	—	—	145

	945	—	—	945

Total securities	$969,813	$10,408	$(4,437)	$975,784

At March 31, 2002, the net unrealized gain on securities available for sale of $6.0 million, net of income taxes of $2.1 million, is included in accumulated other comprehensive income of $3.9 million in equity.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

As of September 30, 2003 and March 31, 2003, the amortized cost and fair values of debt securities and short-term obligations, by contractual maturity, are shown below. Expected maturities may differ from contracted maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	September 30, 2003		March 31, 2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Maturity
Available for sale
Due in one year or less	$60,554	$60,553	$117,358	$116,644
Due after one year through five years	57,233	57,286	45,030	44,972
Due after five years through ten years	—	—	4,665	4,990
Due after ten years	28,047	28,366	24,730	24,708

	145,834	146,205	191,783	191,314

Asset-backed securities	28,186	28,269	22,120	22,163
Mortgage-backed securities	541,110	544,603	466,838	472,542
Collateralized mortgage obligations	257,760	258,777	293,056	295,313

	827,056	831,649	782,014	790,018

Held to maturity
Due in one year or less	50	50	—	—
Due after one year through five years	300	300	200	200
Due after five years through ten years	0	0	150	150
Due after ten years	—	—	—	—

	350	350	350	350

Total	$973,240	$978,204	$974,147	$981,682

Securities with an amortized cost of $1.9 million and $1.5 million and a fair value of $2.0 million and $1.5 million at September 30, 2003 and March 31, 2003 respectively, were pledged to secure public deposits.

The following is a summary of realized gains and losses on sales of securities available for sale during the six months ended September 30, 2003 and the years ended March 31, 2003, 2002 and 2001:

	Debt Securities				Equity Securities
	For the Six Months Ended September 30, 2003	Years Ended March 31,			For the Six Months Ended September 30, 2003	Years Ended March 31,
		2003	2002	2001		2003	2002	2001
	(In thousands)
Realized gains	$130	$1,098	$1	$40	$—	$3,793	$752	$1,899
Realized losses	—	—	—	—	—	(116)	(514)	—
Other than temporary declines in fair value	—	—	—	(82)	—	(924)	(3,940)	—

For the six months ended September 30, 2002 there were realized losses of $925,000 on equity securities.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

4.    Loans Receivable, Net

The composition of the Bank’s loan portfolio was as follows:

	September 30, 2003	March 31,
		2003	2002
	(In thousands)
Real estate mortgage loans:
Residential (one-to four-family)	$625,503	$589,251	$634,256
Commercial	231,097	222,098	205,687
Multi-family	49,366	52,135	57,478
Residential construction	1,880	3,673	3,141

Total real estate loans	907,846	867,157	900,562

Commercial loans:
Commercial construction	15,223	11,123	20,709
Commercial loans	93,727	89,667	86,559

Total commercial loans	108,950	100,790	107,268

Consumer loans:
Home equity and equity lines of credit	214,539	162,104	112,913
Mobile home and boat loans	14,796	16,030	15,082
Other	23,430	29,477	32,161

Total consumer loans	252,765	207,611	160,156

Total loans	1,269,561	1,175,558	1,167,986

Deferred loan origination costs and fees, net	4,508	2,300	580

Allowance for loan losses	(18,808)	(18,932)	(20,805)

Loans, net	$1,255,261	$1,158,926	$1,147,761

As of September 30, 2003 and March 31, 2003 and 2002, the Bank’s residential real estate mortgage loan portfolio was entirely collateralized by one to four family homes and condominiums, located predominantly in Connecticut. The commercial real estate mortgage loan portfolio was collateralized primarily by multi-family, commercial and manufacturing properties predominantly located in Connecticut. A variety of different assets, including accounts receivable, inventory and property, plant and equipment, collateralized the majority of business loans.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

Mortgage Servicing Rights

The components of mortgage servicing rights are as follows:

	For the Six Months Ended September 30, 2003	For the Year Ended March 31,
		2003	2002
	(In thousands)
Mortgage servicing rights
Balance at beginning of period	$2,188	$3,230	$1,756
Additions	254	1,279	1,858
Amortization	(510)	(1,358)	(384)
Change in valuation allowance	203	(963)	—

Balance, end of period	$2,135	$2,188	$3,230

Valuation reserve
Balance at beginning of year	$(963)	$—	$—
Net reductions (additions)	203	(963)	—

Balance, end of period	$(760)	$(963)	$—

At September 30, 2003 and March 31, 2003 the fair value of the capitalized mortgage servicing right approximated its carrying value. The Bank services residential real estate mortgage loans that it has sold without recourse to third parties. The aggregate of loans serviced for others approximates $283.8 million, $350.8 million and $342.6 as of September 30, 2003, March 31, 2003 and 2002, respectively.

Related Party Loans

As of September 30, 2003, March 31, 2003 and 2002, loans to related parties totaled approximately $8.8 million, $5.0 million and $4.8 million, respectively. For the year ended March 31, 2003, new loans of approximately $2.1 million were granted to these parties and payments of approximately $1.9 million were received. Related parties include directors, officers and employees of the Bank and its subsidiaries and their respective affiliates in which they have a controlling interest and immediate family members. For the years ended March 31, 2003 and 2002, all related party loans were performing.

Allowance for Loan Losses

For the six months ended September 30, 2003 and the years ended March 31, 2003 and 2002, an analysis of the allowance for loan losses is:

	September 30, 2003	March 31,
		2003	2002
	(In thousands)
Balance at beginning of period	$18,932	$20,805	$23,290
Provision charged to operations	—	—	—
Recoveries on loans previously charged off	992	2,135	1,260
Loans charged off	(1,116)	(4,008)	(3,745)

Balance, end of period	$18,808	$18,932	$20,805

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

Nonperforming Assets

Nonperforming assets include loans for which the Bank does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, renegotiated loans due to a weakening in the financial condition of the borrower and other real estate owned. There were no accruing loans included in the Bank’s nonperforming assets as of March 31, 2003 and 2002. At September 30, 2003 there was one loan for $74,000 that was 90 days past due and still accruing. As of September 30, 2003, March 31, 2003 and 2002, nonperforming assets were:

	September 30, 2003	March 31,
		2003	2002
	(In thousands)
Nonaccrual loans	$2,423	$3,641	$9,475
Renegotiated loans	331	281	1,745
Other real estate owned	75	66	—

Total nonperforming assets	$2,829	$3,988	$11,220

In November 2003, a $4.8 million commercial loan relationship was placed on non-accrual status. The obligations are secured by business assets and real estate, and the Bank is currently in the process of obtaining updated appraisals/valuations of the collateral.

For the six months ended September 30, 2003 and for the years ended March 31, 2003, 2002 and 2001, had interest been accrued at contractual rates on nonaccrual and renegotiated loans, interest income would have increased by approximately $103,000, $578,000, $715,000 and $563,000, respectively. As of September 30, 2003 and March 31, 2003, 2002 and 2001, no significant additional funds were committed to customers whose loans have been renegotiated or were nonperforming.

Impaired Loans

As of September 30, 2003 and March 31, 2003 and 2002, the recorded investment in loans considered to be impaired was approximately $672,000, $3.9 million and $8.9 million, respectively. As of September 30, 2003 and March 31, 2003 and 2002, all loans considered impaired by the Bank had an allowance for impairment totaling approximately $101,000, $957,000 and $825,000, respectively. The average recorded investment in impaired loans for the six months ended September 30, 2003, and during fiscal 2003 and 2002 was approximately $1.8 million, $5.0 million and $9.4 million, respectively. For the six months ended September 30, 2003 and 2002, and the years ended March 31, 2003, 2002, and 2001 interest income recognized on impaired loans was approximately $5,000, $142,000, $202,000, $529,000 and $2.7 million, respectively.

5.    Premises and Equipment

As of September 30, 2003 and March 31, 2003 and 2002, premises and equipment consisted of:

	September 30, 2003	March 31,
		2003	2002
	(In thousands)
Land and land improvements	$1,446	$1,446	$1,446
Buildings	41,131	40,783	38,189
Furniture and equipment	23,487	22,363	19,934
Leasehold improvements	3,255	3,231	3,148

	69,319	67,823	62,717
Less accumulated depreciation and amortization	(36,880)	(34,953)	(31,252)

Premises and equipment, net	$32,439	$32,870	$31,465

Total depreciation and amortization expenses amounted to $1.9 million and $1.8 million for the six months ended September 30, 2003 and 2002, respectively, and $3.7 million, $3.4 million, and $2.9 million for the years ended March 31, 2003, 2002 and 2001, respectively.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

6.    Deposits

A summary of deposits by account types is as follows:

	September 30, 2003	March 31,
		2003	2002
	(In thousands)
Regular savings	$508,060	$535,709	$656,057
Money market accounts	608,269	551,260	192,969
NOW accounts	11,872	11,962	12,263
Club accounts	2,530	1,073	1,130
Demand deposit accounts	178,833	164,143	157,590
Time deposit accounts	502,145	545,110	718,146

Total deposits	$1,811,709	$1,809,257	$1,738,155

Interest expense on deposits, by account type, is summarized as follows:

	Six Months Ended September 30,		Years Ended March 31,
	2003	2002	2003	2002	2001
	(In thousands)
Regular savings	$1,481	$3,930	$6,239	$13,193	$18,627
Money market accounts	3,607	2,561	6,334	1,526	1,979
NOW accounts	95	277	466	920	1,397
Club accounts	2	15	19	30	32
Time deposits	5,818	12,130	20,306	34,889	43,101

Total	$11,003	$18,913	$33,364	$50,558	$65,136

A summary of time deposits by remaining period to maturity is as follows:

	September 30, 2003	March 31,
		2003	2002
	(In thousands)
Three months or less	$156,894	$181,078	$265,870
Three to twelve months	203,835	204,175	308,679
One to three years	79,602	80,671	82,696
Over three years	61,814	79,186	60,901

Total	$502,145	$545,110	$718,146

As of September 30, 2003 and 2002 and March 31, 2003 and 2002, time deposits in denominations of $100,000 or more were approximately $110.2 million $148.7 million, $114.0 million and $176.8 million, respectively. Interest expense paid on these deposits was approximately $1.2 million and $2.7 million for the six months ended September 30, 2003 and 2002, respectively, and $4.4 million, $8.3 million and $7.9 million for the years ended March 31, 2003, 2002 and 2001, respectively.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

7.    Borrowed Funds

Borrowed funds are as follows:

	Interest Rates	September 30, 2003	March 31,
Due in the Year Ending March 31,			2003	2002
		(In thousands)
Advances payable to the Federal Home Loan Bank of Boston (“FHLBB”)
2003	5.67%	$—	$—	$4,000
2004	6.07%	3,000	23,000	23,000
2005	1.52% - 7.22%	16,500	11,500	11,500
2006	1.76% - 7.03%	27,600	22,600	22,600
2007	2.91% - 7.26%	18,000	18,000	14,000
2008	2.52% - 7.09%	28,029	15,842	1,000
2009	2.18% - 5.16%	29,239	5,000	5,000
2011	3.35% - 7.21%	12,978	3,400	3,400
2012	6.04% - 7.10%	3,800	3,800	3,800
2013	3.00% - 6.48%	31,832	11,457	250
2014	3.66% - 4.48%	15,257	—	—
2015	8.17%	500	500	500
2019	0.00%	130	134	143
2023	0.00%	96	99	—

Total advances payable to FHLBB		186,961	115,332	89,193
Customer repurchase agreements due in 2003	0.26% - 1.76%	25,602	24,146	26,156
Mortgage loans payable due in 2013	1.00% - 7.00%	1,964	2,023	2,117

		$214,527	$141,501	$117,466

FHLBB advances are secured under a blanket security agreement. The agreement requires the Bank to maintain as collateral certain qualifying assets, principally, mortgage loans. At September 30, 2003 and March 31, 2003 and 2002, the Bank was in compliance with the FHLBB collateral requirements. The Bank has a line of credit in the amount of $25.2 million with the FHLBB, all of which was available as of September 30, 2003. The Bank also has borrowing capacity at the Federal Reserve Bank of Boston’s discount window which was approximately $30.0 million as of September 30, 2003, all of which was available on that date.

8.    Employee Benefits

Pension Plan

The Bank has a non-contributory defined benefit retirement plan (the “Plan”) covering substantially all employees who have attained age 21 and completed 1,000 hours of service in a consecutive twelve-month period. Participants in the Plan become vested in their accrued benefit upon completing five years of service. Participants also become vested in their accrued benefit upon attainment of their “normal retirement age” (as described in the Plan) or upon incurring a disability. The Plan provides a monthly benefit upon retirement based on years of service and compensation during the highest paid consecutive three years of employment. Pension costs are funded as accrued and include amortization of prior service cost over 30 years. The Bank’s funding policy is to contribute the maximum deductible amount allowed by federal tax regulations.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

The following table sets forth changes in the benefit obligation, changes in Plan assets and the funded status of the Plan for the periods ended December 31, 2002 and December 31, 2001. The table also provides a reconciliation of the Plan’s funded status and the amounts recognized in the Bank’s consolidated balance sheets:

	March 31,
	2003	2002
	(In thousands)
Change in benefit obligation:
Projected benefit obligation at beginning of year	$22,297	$20,007
Service cost	818	791
Interest cost	1,549	1,418
Actuarial loss	1,428	1,124
Benefits paid	(1,341)	(1,043)
Curtailments, settlements, special termination benefits	646	—

Projected benefit obligation at end of year	25,397	22,297

Change in plan assets:
Fair value of plan assets at beginning of year	26,058	27,533
Actual return on plan assets	(2,028)	(431)
Benefits paid	(1,341)	(1,044)

Fair value of plan assets at end of year	22,689	26,058

Funded status at end of year	(2,708)	3,762
Unrecognized transition obligation	(212)	(350)
Unrecognized prior service cost	78	90
Unrecognized net actuarial loss (gain)	2,790	(3,072)

Net amount recognized in Bank’s consolidated balance sheets	$(52)	$430

The components of net periodic pension cost for the periods indicated were as follows:

	Years ended March 31,
	2003	2002	2001
	(In thousands)
Service cost—benefits earned during the period	$818	$791	$697
Interest cost on projected benefit obligation	1,549	1,418	1,333
Expected return on plan assets	(2,335)	(2,317)	(2,149)
Amortization and deferral	(126)	(126)	(126)
Recognized net gain	(70)	(229)	(313)
Additional amount due to settlement, curtailment or special termination benefits	646	—	—

Net periodic pension cost	$482	$(463)	$(558)

Significant actuarial assumptions used in determining the actuarial present value of the projected obligation and the net periodic pension cost were as follows:

	March 31,
	2003	2002	2001
Discount rate	6.50%	7.00%	7.25%
Rate of increase in compensation levels	4.00	4.50	4.50
Long-term rate of return on assets	8.50	9.00	9.00

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

Supplemental Pension Plan

The Bank also has a supplemental retirement plan (the “Supplemental Plan”) that provides benefits for certain key executive officers. Benefits under the Supplemental Plan are based on a predetermined formula as more fully described in the plan document. The benefits under the Supplemental Plan are reduced by other benefits as defined in the pension document. The liability arising from this plan is being accrued over the participants’ remaining period of service so that at the expected retirement date, the present value of the annual payments will have been expensed.

The following table sets forth the changes in the benefit obligation and the funded status of the Supplemental Plan for the periods indicated. The table also provides a reconciliation of the Supplemental Plan’s funded status and the amounts recognized in the Bank’s consolidated balance sheets:

	March 31,
	2003	2002
	(In thousands)
Change in benefit obligation:
Projected benefit obligation at beginning of year	$6,838	$6,240
Service cost	364	137
Interest cost	466	472
Actuarial loss	479	352
Benefits paid	(407)	(363)

Projected benefit obligation at end of year	7,740	6,838

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Actual return on plan assets	—	—
Employer contributions	407	363
Benefits paid	(407)	(363)

Fair value of plan assets at end of year	—	—

Funded status at end of year	(7,740)	(6,838)
Unrecognized prior service cost	140	187
Unrecognized net actuarial gain	—	(87)

Net amount recognized in Bank’s consolidated balance sheets	$(7,600)	$(6,738)

The components of net periodic supplemental pension cost for the periods indicated were as follows:

	Years ended March 31,
	2003	2002	2001
	(In thousands)
Service cost—benefits earned during the period	$364	$137	$183
Interest cost on projected benefit obligation	466	472	285
Expected return on plan assets	—	—	—
Amortization and deferral	439	957	108

Net periodic pension cost	$1,269	$1,566	$576

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

Significant actuarial assumptions used in determining the actuarial present value of the projected obligation and the net periodic pension cost were as follows:

	March 31,
	2003	2002	2001
Discount rate	6.50%	7.00%	7.25%
Rate of increase in compensation levels	4.00	4.50	4.50
Long-term rate of return on assets	N/A	N/A	N/A

New Haven Savings Bank has amended the Supplemental Plan in connection with the Plan of Conversion to freeze the accrual of benefits. Because future benefits in the supplemental plan are being reduced, this event will result in a gain of approximately $900,000. Due to the timing of the formal termination, including notification of participants, and the fact that formal termination occurred after the Supplemental Plan’s Measurement date (September 30, 2003), the resulting gain will not be recorded until the fiscal year ending December 31, 2004. New Haven Savings Bank expects to adopt a new supplemental executive retirement plan during the three-month period ending December 31, 2003.

Other Postretirement Benefit Plans

The Bank sponsors a health care plan and a life insurance plan (the “Postretirement Plan”) to full-time employees who meet minimum age and service requirements. Benefits under the Postretirement Plan are limited to a fixed dollar amount and are based on a predetermined formula as more fully described in the plan document. The cost of providing retiree health care and other postretirement benefits is recognized over the period the employee renders service to the Bank.

The following table presents changes in the benefit obligation, changes in plan assets and the funded status of this plan for the periods indicated. The table also provides a reconciliation of the plan’s funded status and the amount recognized in the Bank’s consolidated balance sheets:

	March 31,
	2003	2002
	(In thousands)
Change in benefit obligation:
Projected benefit obligation at beginning of year	$959	$903
Service cost	24	24
Interest cost	64	64
Actuarial loss (gain)	165	(5)
Benefits paid	(35)	(27)
Curtailments, settlements, special termination benefits	180	—

Projected benefit obligation at end of year	1,357	959

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Actual return on plan assets	—	—
Employer contributions	35	27
Benefits paid	(35)	(27)

Fair value of plan assets at end of year	—	—

Funded status at end of year	(1,357)	(959)
Unrecognized transition obligation	414	465
Unrecognized net actuarial gain	(71)	(289)

Net amount recognized in Bank’s consolidated balance sheets	$(1,014)	$(783)

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

Periodic postretirement benefit cost includes the following components for the periods indicated:

	Years ended March 31,
	2003	2002	2001
	(In thousands)
Service cost—benefits earned during the period	$24	$24	$22
Interest cost on projected benefit obligation	64	64	65
Expected return on plan assets	—	—	—
Amortization and deferral	52	52	52
Recognized net gain	(55)	(77)	(73)
Additional amount due to settlement, curtailment or special termination benefits	180	—	—

Postretirement benefit cost	$265	$63	$66

Significant actuarial assumptions used in determining the actuarial present value of the projected obligation and the net periodic pension cost were as follows:

	March 31,
	2003	2002	2001
Discount rate	6.50%	7.00%	$7.25%
Rate of increase in compensation levels	N/A	N/A	N/A
Long-term rate of return on assets	N/A	N/A	N/A

Savings and Profit Sharing Plan

The New Haven Savings Bank Employees’ Savings and Profit Sharing Plan (The “Savings Plan”) is a tax qualified profit sharing plan with a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. The Savings Plan currently provides participants with savings and retirement benefits based on employee deferrals of compensation, as well as matching and other discretionary contributions by the Bank.

Contributions made by the Bank to the Savings Plan maintained for employees meeting certain eligibility requirements amounts to $312,000 and $279,000 for the six months ended September 30, 2003 and 2002, respectively, and $511,000, $512,000 and $429,000 for the years ended March 31, 2003, 2002, and 2001, respectively.

9.    Income Taxes

The components of income tax expense are summarized as follows:

	Six months ended September 30,		Years ended March 31,
	2003	2002	2003	2002	2001
	(In thousands)
Current tax expense:
Federal	$4,645	$2,255	$10,454	$12,143	$14,313
State	8	8	(275)	—	—

Total current	4,653	2,263	10,179	12,143	14,313

Deferred tax expense (benefit):
Federal	—	3,146	2,182	(395)	613
State	—	—	—	—	—

Total deferred	—	3,146	2,182	(395)	613

Total income tax expense	$4,653	$5,409	$12,361	$11,748	$14,926

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

For the six months ended September 30, 2003 and 2002 and for the years ended March 31, 2003, 2002, and 2001 the provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to pre-tax income for the following reasons:

	Six months ended September 30,		Years ended March 31,
	2003	2002	2003	2002	2001
	(In thousands)
Provision for income taxes at statutory rate	$4,744	$5,597	$12,683	$12,138	$15,242
Increase (decrease) in taxes resulting from:
State income taxes	5	5	(179)	—	—
Dividends received deduction	(59)	(89)	(185)	(162)	(101)
Contribution of appreciated securities to foundations	—	—	—	(89)	—
Low income housing and other tax credits	(188)	—	(255)	(256)	(305)
Other, net	151	(104)	297	117	90

Provision for income taxes	$4,653	$5,409	$12,361	$11,748	$14,926

The tax effects of temporary differences and tax carryforwards that give rise to deferred tax assets and liabilities are presented below:

	September 30, 2003	March 31,
		2003	2002
	(In thousands)
Deferred tax assets:
Bad debts and OREO reserves	$6,601	$6,660	$7,349
Core deposit intangible asset amortization	158	226	270
Post retirement benefits	3,825	3,875	3,559
Investment writedowns	—	70	688
Other	494	276	194

Total deferred tax assets	11,078	11,107	12,060

Deferred tax liabilities:
Net unrealized gains on securities available for sale	973	1,644	2,090
Premises and equipment, principally due to difference in depreciation	472	471	779
Mortgage servicing rights	333	282	779
Limited partnerships	2,929	3,201	3,236
Net deferral of loan origination costs	2,420	2,228	99
Accrued dividends	58	61	65
Bond accretion	731	779	830
Other	76	26	31

Total deferred tax liabilities	7,992	8,692	7,909

Net deferred tax asset	$3,086	$2,415	$4,151

Effective for taxable years commencing after December 31, 1998, financial services institutions were permitted to establish in the State of Connecticut a passive investment company (“PIC”) to hold and manage loans secured by real property. On April 1, 1999, the Bank established a PIC, as a wholly owned subsidiary of the Bank, and transferred a portion of its real estate mortgage portfolio from the Bank to the PIC. As a result, the Bank’s state deferred tax asset was written off. Income earned by a PIC is exempt from Connecticut corporation business tax, and dividends received by a financial services institution from the PIC were not taxable through March 31, 2003. The Bank expects the PIC to earn sufficient income to eliminate Connecticut income taxes in future years.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

The Bank has not recorded a deferred tax liability for the tax reserve for bad debts of approximately $30.2 million that arose in tax years beginning before December 31, 1987 (the “base year amount”). A deferred tax liability is not recognized for the base year amount unless it becomes apparent that those temporary differences will reverse into taxable income in the foreseeable future. The base year amount will only be recognized into taxable income if the Bank ceases to be a bank or if the Bank makes distributions of property to a shareholder with respect to its stock that is in excess of the Bank’s earnings and profits accumulated in taxable years beginning after December 31, 1951. No deferred tax liability has been established as these two events are not expected to occur in the foreseeable future. Additionally, the Bank will continue to enjoy this tax exemption after its conversion from a state-chartered mutual bank to a state-chartered stock bank and the acquisitions of Connecticut Bancshares, Inc. and Alliance Bancorp of New England, Inc. in accordance with the requirements of Internal Revenue Code Section 381 (c) (4).

10.    Commitments and Contingencies

Cash and Due from Banks Withdrawal and Usage Restrictions

The Bank is required to maintain reserves against its transaction accounts and non-personal time deposits. As of September 30, 2003, and March 31, 2003 and 2002, the Bank was required to have deposits at the Federal Reserve Bank of approximately $10.5 million, $7.1 million and $6.1 million, respectively, to meet these requirements.

Leases

The Bank leases certain of its premises and equipment under lease agreements which expire at various dates through December 31, 2011. The Bank has the option to renew certain of the leases at fair rental values. Rental expense was approximately $468,000 and $505,000 for the six months ended September 30, 2003 and 2002, respectively, and $1.0 million, $912,000, and $760,000 for the years ended March 31, 2003, 2002 and 2001.

Future minimum payments, by fiscal year end in the aggregate, under non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following:

	September 30, 2003	March 31, 2003
	(In thousands)
2004	$432	$841
2005	684	646
2006	534	496
2007	408	371
2008	336	298
thereafter	856	824

Total	$3,250	$3,476

Loan Commitments and Letters of Credit

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit of approximately $228.1 million, $200.6 million and $150.6 million as of September 30, 2003, and March 31, 2003 and 2002, respectively, and standby letters of credit of approximately $4.7 million, $4.3 million and $4.4 million as of September 30, 2003, and March 31, 2003 and 2002, respectively.

Forward sale commitments are entered into with respect to certain individual residential loan origination commitments, with delivery conditional on the closing of the related loans. The forward sale commitments generally require delivery within 70 days of closing the related loan, and conformity with standard secondary market guidelines including loan documentation.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

The total outstanding amount of forward mortgage sale commitments was $1.0 million at September 30, 2003 and $9.8 million at March 31, 2003. Residential loan origination commitments and forward mortgage sale commitments are recorded on the balance sheet at fair value. Changes in the fair value of forward sale commitments and related origination commitments are equal in amount due to the Bank’s practice of entering into a forward sale commitment at the time it issues a commitment for a particular loan. Forward sale commitments related to closed loans held for sale are accounted for as fair value hedges under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” Because the forward sale commitments relate to specific closed loans held for sale, changes in the fair value of the forward sales commitments offset changes in the fair value of the related loans held for sale and, accordingly, there is no hedge ineffectiveness included in net gain on sale of loans, a component of other income in the consolidated statement of income. If there were any hedge ineffectiveness on the forward sales commitments and closed loans held for sale, it would be reported as a net gain on sale of loans, a component of other income in the consolidated statement of income. All components of the changes in fair value of the forward sale commitments are included in the assessment of hedge effectiveness. Changes in the fair value of forward sale commitments, residential loan origination commitments and hedged closed loans held for sale, if any, are included in net gain on sale of loans, a component of other income in the consolidated statement of income. The Bank has no other financial instruments that qualify as derivative instruments.

These financial instruments involve, to varying degrees, elements of credit and interest rate risk. The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for existing loans. Management believes that the Bank controls the credit risk of these financial instruments through credit approvals, limits and monitoring procedures and the receipt of collateral when deemed necessary.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bank management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies but may include income producing commercial properties, accounts receivable, inventory and property, plant and equipment.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in existing loan facilities to customers. The Bank holds real estate and marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

Investment Commitments

As of September 30, 2003, and March 31, 2003 and 2002, the Bank was contractually committed under three limited partnership agreements to make additional partnership investments of approximately $1.7 million, $1.7 million and $1.6 million, respectively.

Litigation

There are various legal proceedings and unasserted claims against the Bank arising out of its business. Although it is not feasible to predict with certainty the outcome of any of these cases, in the opinion of management and based on discussions with legal counsel, the outcome of these matters is not expected to result in a material adverse effect on the financial position or future operating results of the Bank.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

11.    Other Comprehensive Income

The following tables summarize components of other comprehensive income and the related tax effects for the six month period ended September 30, 2003 and for the years ended March 31, 2003, 2002 and 2001.

	Six months ended September 30, 2003
	Before tax amount	Income tax effect	Net-of-tax amount
	(In thousands)
Unrealized loss on available for sale securities:
Unrealized holding losses arising during the period	$(1,788)	625	(1,163)
Reclassification adjustment for gains realized during the period	(130)	46	(84)

Other comprehensive loss	$(1,918)	671	(1,247)

	Year ended March 31, 2003
	Before tax amount	Income tax effect	Net-of-tax amount
	(In thousands)
Unrealized loss on available for sale securities:
Unrealized holding gains arising during the period	$2,579	$(901)	$1,678
Reclassification adjustment for gains realized during the period	(3,851)	1,347	(2,504)

Other comprehensive loss	$(1,272)	$446	$(826)

	Year ended March 31, 2002
	Before tax amount	Income tax effect	Net-of-tax amount
	(In thousands)
Unrealized gain on available for sale securities:
Unrealized holding losses arising during the period	$(3,325)	$1,162	$(2,163)
Reclassification adjustment for losses realized during the period	3,701	(1,295)	2,406

Other comprehensive income	$376	$(133)	$243

	Year ended March 31, 2001
	Before tax amount	Income tax effect	Net-of-tax amount
	(In thousands)
Unrealized gain on available for sale securities:
Unrealized holding gains arising during the period	$7,802	$(2,731)	$5,071
Reclassification adjustment for gains realized during the period	(1,857)	650	(1,207)

Other comprehensive income	$5,945	$(2,081)	$3,864

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

12.    Foundation

In 1998 the Bank established the New Haven Savings Bank Foundation, Inc. (the “Foundation”). The Foundation was organized for charitable purposes and is exempt by statute from federal income taxes under applicable provisions of the Internal Revenue Code and Connecticut tax law. The Bank makes contributions to the Foundation subject to the determination of its Board of Directors. In order to maintain Internal Revenue Code compliance, assets of the Foundation cannot be returned to the Bank or directed for use of, or for the benefit of, the Bank. No contribution was made to the Foundation by the Bank for the six month period ended September 30, 2003, or for the year ended March 31, 2003. For the year ended March 31, 2002, the Bank contributed $1.2 million in cash and a security with a fair market value of approximately $254,000. In connection with this stock contribution, the Bank realized a gain of approximately $254,000 (included in net securities gains in the accompanying consolidated statements of income) on the transfer of the security. For the year ended March 31, 2001, the Bank contributed $2.7 million to the Foundation. The gain represents the difference between the fair market value and cost of the security transferred.

13.    Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used by management to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Due from Banks, Federal Funds Sold and Accrued Income Receivable

The carrying amount is a reasonable estimate of fair value.

Investment Securities

Fair values of securities are based on quoted market prices or dealer quotes.

Investment in Federal Home Loan Bank Stock

The carrying amount of stock in the Federal Home Loan Bank approximates its fair value.

Loans Held for Sale

The fair value of performing residential mortgage loans held for sale is estimated using quoted market prices provided by government sponsored entities.

Loans

The fair value of the net loan portfolio is determined by discounting the estimated future cash flows using the prevailing interest rates as of year end at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of non-performing loans is estimated using the Bank’s prior credit experience.

Deposits

The fair value of demand, non-interest bearing checking, savings and certain money market deposits is determined as the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the estimated future cash flows using the rates offered for deposits of similar remaining maturities as of year end.

Borrowed Funds

The fair value of borrowed funds is estimated by discounting the future cash flows using market rates for similar borrowings.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

Mortgagors’ Escrow Accounts and Other Deposits

The carrying amount is a reasonable estimate of fair value.

Values Not Determined

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” excludes certain financial, as well as nonfinancial, instruments from its disclosure requirements, including real estate included in premises and equipment, the intangible value of the Bank’s portfolio of loans serviced (both for itself and for others) and the intangible value inherent in the Bank’s deposit relationships (i.e., core deposits), among others. Accordingly, the aggregate fair value amounts presented herein do not represent the underlying value of the Bank and its subsidiaries.

The following are the carrying amounts and estimated fair values of the Bank’s financial assets and liabilities, none of which were held for trading purposes.

	March 31,
	2003		2002
	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value
	(In thousands)
Financial assets
Cash and due from banks	$46,432	$46,432	$40,522	$40,522
Federal funds sold	4,200	4,200	17,100	17,100
Investment securities	1,099,760	1,099,760	975,784	975,784
Federal Home Loan Bank of Boston Stock	13,766	13,766	13,766	13,766
Loans held for sale	2,132	2,132	1,760	1,760
Loans, net	1,158,926	1,200,666	1,147,761	1,174,438
Accrued income receivable	9,076	9,076	9,191	9,191

Financial liabilities
Demand, noninterest-bearing checking, savings and money market deposits	$1,264,147	$1,264,147	$1,020,009	$1,020,009
Time deposits	545,110	555,494	718,146	723,017
Borrowed funds	141,501	147,201	117,466	119,308
Mortgagors’ escrow and other deposits	25,706	25,706	13,329	13,329

14.    Conversion of Stock Form of Ownership and Pending Acquisitions (unaudited)

On July 15, 2003, the Board of Directors of the Bank adopted a Plan of Conversion (the Plan), pursuant to which the Bank will convert from a state-chartered mutual bank to a state-chartered stock bank. All of the outstanding common stock of the Bank will be sold to a holding company (the Company) which will issue and sell its stock pursuant to the Plan. All of the stock of the Company to be issued in the conversion is being offered to eligible and supplemental eligible account holders, employee benefit plans of the Bank and certain other eligible subscribers in a subscription offering pursuant to subscription rights in order of priority as set forth in the Plan. The Bank plans to establish an Employee Stock Ownership Plan (“ESOP”) for the benefit of eligible employees, to become effective upon the conversion. The ESOP may borrow the proceeds necessary to fund the purchase of up to 7% of the common stock issued provided, however, that the ESOP may not purchase in the conversion more than 5% of the common stock sold. The Bank expects to make annual contributions adequate to fund the payment of any indebtedness of the ESOP. The Bank’s Plan provides for the establishment of an additional charitable foundation (the New Foundation) in connection with the conversion. The New Foundation will be funded with a contribution of three million shares of NewAlliance Bancshares, Inc. common stock. This contribution will result in the recognition of expense, equal to the fair value of the shares contributed, in the period in which the contribution is made. The New Foundation will be dedicated to charitable purposes within the Bank’s local community, including community development activities. Effective upon the conversion, the Company intends to enter into employment agreements with certain executives. The agreements will include, among other things, provisions for minimum annual compensation and certain lump-sum

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001 severance payments in the event of a “change in control”. Certain conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all such costs incurred will be charged to expense. The Bank had incurred conversion costs of approximately $3.2 million as of September 30, 2003 that have not yet been expensed. The deposit accounts of the Bank’s depositors will continue to be insured by the FDIC and will not be affected by the conversion. The Plan provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders (if any) in an amount equal to the surplus of the Bank as of the date of its latest balance sheet contained in the final prospectus used in connection with the conversion. Account holders who continue to maintain deposit accounts at the Bank would be entitled, on a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Upon completion of the conversion, the Bank’s surplus will be substantially restricted with respect to payment of dividends to stockholders due to the liquidation account. Subsequent to the offering, the Company and the Bank may not declare or pay dividends on, nor repurchase any of its shares of common stock, if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

On July 15, 2003, the Bank entered into an agreement to acquire Connecticut Bancshares, Inc. (Connecticut Bancshares) and entered into an agreement to acquire Alliance Bancorp of New England, Inc. (Alliance). Connecticut Bancshares is the parent company of Savings Bank of Manchester. Alliance is the parent company of Tolland Bank. The transaction involves the conversion of New Haven Savings Bank from a mutual savings bank to a stock savings bank (as discussed above), the formation of a holding company, NewAlliance Bancshares, Inc.; and the mergers of Connecticut Bancshares and Alliance into NewAlliance Bancshares, Inc., and Savings Bank of Manchester and Tolland Bank into the Bank. Each issued and outstanding share of Connecticut Bancshares and each option to purchase Connecticut Bancshares common stock will automatically convert into the right to receive $52.00 in cash. Each issued and outstanding share of Alliance common stock will be valued at $25.00 and exchanged for 2.5 shares of NewAlliance Bancshares, Inc. common stock based on $10 (the initial public offering price of NewAlliance Bancshares, Inc. common stock). Alternatively, Alliance shareholders may elect to receive $25 in cash, provided cash payments in total shall not exceed 25% of the aggregate Alliance acquisition consideration. The Merger agreements are subject to both regulatory and shareholder approval. In addition, the Connecticut Bancshares acquisition is subject to the successful completion of the Bank’s consummation of its mutual-to-stock conversion as well as NewAlliance Bancshares, Inc.’s initial public offering. The acquisitions are anticipated to close in the first quarter of 2004.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and March 31, 2003, 2002 and 2001

15.    Consolidated Statement of Income by Quarter (unaudited)

	New Haven Savings Bank Income Statement for the Three Months Ended
	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002
	(In thousands)
Interest and dividend income:
Real estate mortgage loans	$8,350	$8,453	$8,933	$9,541	$10,234	$10,665
Commercial real estate loans	4,772	4,853	4,963	4,933	5,091	5,040
Commercial loans	1,352	1,368	1,465	1,586	1,678	1,577
Consumer loans	2,912	2,929	2,974	3,046	3,024	2,827
Federal funds sold	2	8	12	22	21	27
Investment securities:
Interest-taxable	7,269	7,997	7,677	8,444	9,893	10,102
Interest-tax exempt	—	1	1	1	—	1
Dividends	513	611	676	801	776	781

Total interest and dividend income	25,170	26,220	26,701	28,374	30,717	31,020

Interest expense:
Deposits	5,238	5,765	6,573	7,878	9,193	9,720
Federal Home Loan Bank advances and other borrowings	1,965	1,750	1,565	1,564	1,571	1,553

Total interest expense	7,203	7,515	8,138	9,442	10,764	11,273

Net interest income before provision for loan losses	17,967	18,705	18,563	18,932	19,953	19,747

Provision for loan losses	—	—	—	—	—	—

Net interest income after provision for loan losses	17,967	18,705	18,563	18,932	19,953	19,747

Non-interest income:
Depositor service charges	2,047	1,859	1,805	1,748	1,717	1,574
Loan and servicing fees	1,444	(135)	520	(131)	(213)	364
Trust fees	450	550	455	454	485	463
Investment and insurance fees	467	652	963	847	671	718
Rental income	769	797	675	671	701	648
Net gain (loss) on limited partnership	(1,042)	(512)	25	(2,554)	—	—
Net gain (loss) on sale of investment securities	130	—	597	4,179	(925)	—
Net gain on sale of loans	137	303	392	926	23	192
Other	177	48	99	155	88	275

Total non-interest income	4,579	3,562	5,531	6,295	2,547	4,234

Non-interest expense:
Salaries and employee benefits	10,245	8,186	8,783	7,613	8,918	7,962
Occupancy expense	1,672	1,661	1,862	1,612	1,701	1,468
Furniture and fixture expense	950	1,007	964	997	954	964
Outside services	1,761	1,570	1,857	1,873	1,833	1,779
Advertising, public relations, and sponsorships	353	556	618	607	1,080	883
Acquisition and merger related charges	1,017	187	—	—	—	—
Other	1,093	1,002	1,071	1,217	1,849	1,099

Total non-interest expense	17,091	14,169	15,155	13,919	16,335	14,155

Income before income taxes	5,455	8,098	8,939	11,308	6,165	9,826

Income taxes	1,867	2,786	3,101	3,851	2,058	3,351

Net income	$3,588	$5,312	$5,838	$7,457	$4,107	$6,475

INDEX TO CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2003 AND 2002 (UNAUDITED) AND DECEMBER 31, 2002, 2001 AND 2000

Page
Independent Auditors’ Report	F-CBI-2

Report of Independent Public Accountants	F-CBI-3

Consolidated Statements of Condition As of September 30, 2003 (unaudited) and December 31, 2002 and 2001	F-CBI-4

Consolidated Statements of Operations For the Nine Months Ended September 30, 2003 and 2002 (unaudited) and for the Years Ended December 31, 2002, 2001 and 2000	F-CBI-5

Consolidated Statements of Changes in Stockholders’ Equity For the Nine Months Ended September 30, 2003 (unaudited) and for the Years Ended December 31, 2002, 2001 and 2000	F-CBI-6

Consolidated Statements of Cash Flows For the Nine Months Ended September 30, 2003 and 2002 (unaudited) and for the Years Ended December 31, 2002, 2001 and 2000	F-CBI-8

Notes to Consolidated Financial Statements	F-CBI-10

All schedules are omitted as the required information is not applicable or is included in the Consolidated Financial Statements or related Notes.

F-CBI-1

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Connecticut Bancshares, Inc.

Manchester, Connecticut

We have audited the accompanying consolidated statement of condition of Connecticut Bancshares, Inc. (a Connecticut stock bank holding company) and its subsidiary, The Savings Bank of Manchester (collectively, the Company), as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Connecticut Bancshares, Inc. as of December 31, 2001 and for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those statements in their report dated January 16, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Connecticut Bancshares, Inc. and subsidiary as of December 31, 2002, and the results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Hartford, Connecticut

January 16, 2003

(December 11, 2003 as to Note 23)

F-CBI-2

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

Connecticut Bancshares, Inc.:

We have audited the accompanying consolidated statements of condition of Connecticut Bancshares, Inc. (a Connecticut stock bank holding company) and its subsidiary, The Savings Bank of Manchester (collectively, the Bank), as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Connecticut Bancshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Hartford, Connecticut

January 16, 2002

READERS OF THESE CONSOLIDATED FINANCIAL STATEMENTS SHOULD BE AWARE THAT THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT AND THAT THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP NOR HAS ARTHUR ANDERSEN LLP PROVIDED A CONSENT TO THE INCLUSION OF ITS REPORT IN THIS PROSPECTUS. FURTHERMORE, THIS REPORT HAS NOT BEEN UPDATED SINCE JANUARY 16, 2002.

F-CBI-3

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

	September 30, 2003	December 31,
		2002	2001
	(Unaudited)
	(Dollars in thousands)
ASSETS

Cash and cash equivalents	$115,591	$25,264	$122,624
Securities available for sale, at fair value	627,450	841,622	758,534
Loans held for sale	—	—	746
Loans, net	1,678,186	1,540,567	1,421,143
Federal Home Loan Bank Stock, at cost	30,783	30,783	30,783
Premises and equipment, net	16,115	17,793	19,348
Accrued interest receivable	10,549	12,613	12,933
Other real estate owned	112	—	84
Cash surrender value of life insurance	45,587	43,803	41,396
Current and deferred income taxes	7,410	58	1,686
Goodwill	19,488	19,488	19,970
Other intangible assets	8,417	9,598	12,927
Other assets	6,345	5,953	4,250

Total assets	$2,566,033	$2,547,542	$2,446,424

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,592,262	$1,595,979	$1,590,938
Short-term borrowed funds	120,332	121,052	117,180
Mortgagors’ escrow accounts	12,205	15,097	10,580
Advances from Federal Home Loan Bank	554,759	533,890	465,355
Accrued benefits and other liabilities	30,216	29,964	26,997

Total liabilities	2,309,774	2,295,982	2,211,050

Commitments and contingencies (Notes 14, 15, 18, 19 and 23)

Stockholders’ equity:
Common stock ($.01 par value; 45,000,000 authorized shares; 11,531,311, 11,270,968 and 11,235,608 shares issued at September 30, 2003 and December 31, 2002 and 2001, respectively)	115	113	112
Additional paid-in capital	120,079	110,345	108,354
Retained earnings	167,331	149,554	127,737
ESOP unearned compensation	(6,979)	(7,444)	(8,065)
Restricted stock unearned compensation	(8,731)	(10,880)	(6,395)
Treasury stock, at cost (558,641 and 165,422 shares at September 30, 2003 and December 31, 2002, respectively)	(21,744)	(5,522)	—
Accumulated other comprehensive income	6,188	15,394	13,631

Total stockholders’ equity	256,259	251,560	235,374

Total liabilities and stockholders’ equity	$2,566,033	$2,547,542	$2,446,424

See notes to consolidated financial statements.

F-CBI-4

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended		For the Years Ended December 31,
	September 30, 2003	September 30, 2002	2002	2001	2000
	(Unaudited)
	(Dollars in thousands, except for per share data)
Interest and dividend income:
Interest income on loans	$73,877	$75,541	$100,978	$86,359	$76,163
Interest and dividends on investment securities	23,918	30,020	39,588	29,028	18,929

Total interest and dividend income	97,795	105,561	140,566	115,387	95,092

Interest expense:
Interest on deposits and escrow	17,584	27,007	34,461	36,799	33,438
Interest on short-term borrowed funds	582	1,304	1,644	2,882	3,653
Interest on advances from Federal Home Loan Bank	18,496	17,708	23,803	12,251	6,751

Total interest expense	36,662	46,019	59,908	51,932	43,842

Net interest income	61,133	59,542	80,658	63,455	51,250
Provision for loan losses	975	1,125	1,500	2,000	1,200

Net interest income after provision for loan losses	60,158	58,417	79,158	61,455	50,050

Noninterest income:
Service charges and fees	11,415	9,211	12,902	9,556	7,649
Increase in cash surrender value of life insurance	1,784	1,808	2,407	1,032	—
Brokerage commission income	1,120	1,286	1,643	1,150	1,381
Gains on sales of securities, net	5,458	1,671	2,703	481	445
Other than temporary impairment of investment securities (Note 7)	(359)	(680)	(1,493)	(4,076)	—
Gains on mortgage loan sales, net	125	190	203	346	237
Other	433	488	661	508	557

Total noninterest income	19,976	13,974	19,026	8,997	10,269

Noninterest expense:
Salaries	14,584	15,016	20,452	18,196	16,289
Employee benefits	11,323	8,536	11,493	8,623	5,987
Fees and services	4,857	5,578	7,191	5,721	4,809
Occupancy, net	2,962	2,978	3,956	3,401	3,006
Amortization of other intangible assets	1,181	3,535	3,928	1,983	432
Furniture and equipment	2,511	2,914	3,852	3,340	2,956
Marketing	1,220	1,567	2,042	1,719	1,676
Foreclosed real estate expense	83	179	243	137	233
Net gains on sales of repossessed assets	(42)	(16)	(13)	(74)	(36)
Merger expenses	1,722	—	—	—	—
Director and employee retirement expenses (Notes 3 and 12)	—	—	—	1,419	—
Relocation and branch closing costs (Note 13)	—	—	—	872	—
Securities contributed to SBM Charitable Foundation, Inc.	—	—	—	—	8,316
Other operating expenses	4,811	4,759	6,465	5,976	5,609

Total noninterest expense	45,212	45,046	59,609	51,313	49,277

Income before provision for income taxes	34,922	27,345	38,575	19,139	11,042
Provision for income taxes	11,588	8,920	12,626	6,375	3,659

Net income	$23,334	$18,425	$25,949	$12,764	$7,383

	For the Nine Months Ended				For the Period from March 1, 2000 to December 31, 2000
	September 30, 2003	September 30, 2002	2002	2001
	(Unaudited)
Earnings per share (Note 1):
Basic	$2.36	$1.82	$2.57	$1.26	$0.59
Diluted	$2.16	$1.71	$2.40	$1.19	$0.59

Weighted average shares outstanding:
Basic	9,885,825	10,137,470	10,102,444	10,108,483	10,367,476
Diluted	10,787,029	10,802,544	10,794,497	10,695,366	10,368,049

See notes to consolidated financial statements.

F-CBI-5

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2003 (unaudited) and for the Years Ended December 31, 2002, 2001 and 2000

	Common Stock		Additional Paid-In Capital	Retained Earnings	ESOP Unearned Compen- sation	Restricted Stock Unearned Compen- sation	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
	(Dollars in thousands)
Balance, January 1, 2000	—	$—	$—	$112,308	$—	$—	$—	$10,915	$123,223
Proceeds from issuance of common stock in connection with conversion, after expenses of approximately $4,300	10,400,000	104	99,714	—	(9,305)	—	—	—	90,513
Common stock issued to SBM Charitable Foundation, Inc.	832,000	8	8,308	—	—	—	—	—	8,316
Change in ESOP unearned compensation	—	—	235	—	620	—	—	—	855
Comprehensive income:
Net income	—	—	—	7,383	—	—	—	—	7,383
Change in unrealized gain on securities available for sale, net of taxes	—	—	—	—	—	—	—	2,249	2,249

Total comprehensive income	—	—	—	7,383	—	—	—	2,249	9,632

Balance, December 31, 2000	11,232,000	112	108,257	119,691	(8,685)	—	—	13,164	232,539

Granting of restricted stock awards	460,512	5	8,470	—	—	(8,199)	—	—	276
Funding of trustee repurchases of restricted stock	(460,512)	(5)	(9,615)	—	—	—	—	—	(9,620)
Change in ESOP unearned compensation	—	—	748	—	620	—	—	—	1,368
Change in restricted stock unearned compensation	—	—	—	—	—	1,630	—	—	1,630
Granting of stock options to former Chairman of the Board	—	—	266	—	—	—	—	—	266
Accelerated vesting of restricted stock	—	—	40	—	—	174	—	—	214
Exercise of stock options	3,608	—	64	—	—	—	—	—	64
Accelerated vesting of stock options	—	—	124	—	—	—	—	—	124
Dividends declared ($0.42 per share)	—	—	—	(4,718)	—	—	—	—	(4,718)
Comprehensive income:
Net income	—	—	—	12,764	—	—	—	—	12,764
Change in unrealized gain on securities available for sale, net of taxes	—	—	—	—	—	—	—	467	467

Total comprehensive income	—	—	—	12,764	—	—	—	467	13,231

Balance, December 31, 2001	11,235,608	112	108,354	127,737	(8,065)	(6,395)	—	13,631	235,374

Granting of restricted stock awards	168,750	2	6,328	—	—	(6,328)	—	—	2
Funding of trustee repurchases of restricted stock	(168,750)	(2)	(6,702)	—	—	—	—	—	(6,704)
Change in ESOP unearned compensation	—	—	1,342	—	621	—	—	—	1,963
Exercise of stock options, including tax benefits	35,360	1	772	—	—	—	—	—	773
Accelerated vesting of stock options	—	—	7	—	—	—	—	—	7
Tax benefits from vesting of restricted stock awards	—	—	244	—	—	—	—	—	244
Dividends declared ($0.43 per share)	—	—	—	(4,484)	—	—	—	—	(4,484)
Treasury stock purchased	(165,422)	—	—	—	—	—	(5,522)	—	(5,522)
Change in restricted stock unearned compensation	—	—	—	—	—	1,843	—	—	1,843
Other	—	—	—	352	—	—	—	—	352
Comprehensive income:
Net income	—	—	—	25,949	—	—	—	—	25,949
Change in unrealized gain on securities available for sale, net of taxes	—	—	—	—	—	—	—	3,497	3,497
Additional minimum pension liability, net of taxes	—	—	—	—	—	—	—	(1,734)	(1,734)

Total comprehensive income	—	—	—	25,949	—	—	—	1,763	27,712

See notes to consolidated financial statements.

F-CBI-6

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY—(Continued)

For the Nine Months Ended September 30, 2003 (unaudited) and for the Years Ended December 31, 2002, 2001 and 2000

	Common Stock		Additional Paid-In Capital	Retained Earnings	ESOP Unearned Compen- sation	Restricted Stock Unearned Compen- sation	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
	(Dollars in thousands)
Balance, December 31, 2002	11,105,546	113	110,345	149,554	(7,444)	(10,880)	(5,522)	15,394	251,560

Change in ESOP unearned compensation	—	—	1,514	—	465	—	—	—	1,979
Exercise of stock options, including tax benefits	260,343	2	7,567	—	—	—	—	—	7,569
Tax benefits from vesting of restricted stock awards	—	—	653	—	—	—	—	—	653
Dividends declared ($0.54 per share)	—	—	—	(5,557)	—	—	—	—	(5,557)
Treasury stock purchased	(393,219)	—	—	—	—	—	(16,222)	—	(16,222)
Change in restricted stock unearned compensation	—	—	—	—	—	2,149	—	—	2,149
Comprehensive income:
Net income	—	—	—	23,334	—	—	—	—	23,334
Change in unrealized gain on securities available for sale, net of taxes	—	—	—	—	—	—	—	(9,206)	(9,206)

Total comprehensive income	—	—	—	23,334	—	—	—	(9,206)	14,128

Balance, September 30, 2003	10,972,670	$115	$120,079	$167,331	$(6,979)	$(8,731)	$(21,744)	$6,188	$256,259

See notes to consolidated financial statements.

F-CBI-7

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended		For the Years Ended
	September 30, 2003	September 30, 2002	December 31, 2002	December 31, 2001	December 31, 2000
	(Unaudited)
	(In thousands)
Cash Flows From Operating Activities:
Net income	$23,334	$18,425	$25,949	$12,764	$7,383
Adjustments to reconcile net income to net cash provided by operating activities, excluding effects of acquisition:
Securities contributed to SBM Charitable Foundation, Inc.	—	—	—	—	8,316
Provision for loan losses	975	1,125	1,500	2,000	1,200
Depreciation	2,136	2,388	3,172	2,651	2,559
Amortization/accretion—
Other intangible assets	1,181	3,535	3,928	1,983	432
Premium on bonds	5,620	4,037	5,478	1,139	741
Amortization/accretion of fair market adjustment from First Federal Savings and Loan Association of East Hartford (“First Federal”) acquisition—
Loans	599	981	1,213	497	—
Time deposits	(278)	(1,773)	(2,040)	(1,323)	—
Advances from Federal Home Loan Bank	(2,017)	(2,569)	(3,322)	(1,148)	—
Amortization of mortgage servicing rights	643	412	611	881	387
Net (gains) losses on sales of other real estate owned	(42)	(16)	(13)	(74)	3
Net loss on disposal of fixed assets	4	145	145	9	—
Gains on sales of securities, net	(5,458)	(1,671)	(2,703)	(481)	(445)
Other than temporary impairment of investment securities	359	680	1,493	4,076	—
Gains on mortgage loan sales, net	(125)	(190)	(203)	(346)	(237)
Deferred income tax provision (benefit)	1,166	98	214	(3,290)	(3,520)
Granting of restricted stock to former Chairman of the Board	—	—	—	276	—
Granting of stock options to former Chairman of the Board	—	—	—	266	—
Accelerated vesting of restricted stock	—	—	—	214	—
Accelerated vesting of stock options	—	7	7	124	—
Employee retirement expenses	—	—	—	508	—
ESOP compensation expense	1,979	1,388	1,963	1,368	855
Change in restricted stock unearned compensation	2,149	1,199	1,843	1,630	—
Relocation and branch closing costs	—	—	—	872	—
Income from cash surrender value life insurance	(1,784)	(1,808)	(2,407)	(1,032)	—
Changes in operating assets and liabilities, net of amounts acquired—
Accrued interest receivable	2,064	105	320	1,127	(1,847)
Other assets	(677)	(2,483)	(967)	(1,964)	505
Other liabilities	447	1,148	3,043	2,160	2,534

Net cash provided by operating activities	32,275	25,163	39,224	24,887	18,866

See notes to consolidated financial statements.

F-CBI-8

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	For the Nine Months Ended		For the Years Ended
	September 30, 2003	September 30, 2002	December 31, 2002	December 31, 2001	December 31, 2000
	(unaudited)
	(In thousands)
Cash Flows From Investing Activities:
Loan originations and purchases, net of repayments	(142,869)	(104,288)	(125,684)	(153,166)	(79,127)
Proceeds from sales of loans	3,487	4,137	4,405	7,322	20,226
Proceeds from maturities and calls of available for sale securities	97,590	11,011	26,151	27,482	31,774
Proceeds from sales of available for sale securities	59,158	160,149	179,715	145,050	92,685
Purchases of available for sale securities	(200,748)	(229,470)	(417,645)	(115,673)	(199,875)
Purchases of Federal Home Loan Bank stock	—	—	—	(4,846)	(745)
Proceeds from principal payments of mortgage-backed securities and collateralized mortgage obligations	243,128	91,710	129,803	91,129	10,713
Acquisition of First Federal, net of cash acquired	(195)	(1,157)	(1,260)	(12,812)	—
Proceeds from sales of other real estate owned	246	212	212	419	686
Purchase of cash surrender value life of insurance	—	—	—	(20,000)	—
Proceeds from sales of premises and equipment	—	1,628	1,628	—	—
Purchases of premises and equipment	(462)	(2,994)	(3,390)	(5,247)	(1,277)
Other investing activities	—	(301)	(300)	—	—

Net cash provided by (used in) investing activities	59,335	(69,363)	(206,365)	(40,342)	(124,940)

Cash Flows From Financing Activities:
Net proceeds from issuance of common stock	—	—	—	—	90,513
Funding of trustee purchases of restricted stock	—	—	(6,702)	(9,620)	—
Purchase of treasury stock	(16,222)	(5,522)	(5,522)	—	—
Proceeds from exercise of stock options	4,661	559	623	64	—
Dividends paid	(5,557)	(2,821)	(5,945)	(3,257)	—
Net increase in savings, money market, NOW and demand deposits	47,063	74,173	98,791	79,692	37,287
Net decrease in certificates of deposit	(50,502)	(72,681)	(91,710)	(54,974)	(10,508)
Net (decrease) increase in short-term borrowed funds	(720)	2,352	3,872	10,687	10,679
Increase in mortgagors’ escrow accounts	(2,892)	(2,718)	4,517	734	222
(Decrease) increase in advances from Federal Home Loan Bank	22,886	9,895	71,857	49,956	16,000

Net cash (used in) provided by financing activities	(1,283)	3,237	69,781	73,282	144,193

Net increase (decrease) in cash and cash equivalents	90,327	(40,963)	(97,360)	57,827	38,119
Cash and cash equivalents, beginning of period	25,264	122,624	122,624	64,797	26,678

Cash and cash equivalents, end of period	$115,591	$81,661	$25,264	$122,624	$64,797

Supplemental Information:
Cash paid for—
Interest	$36,629	$46,126	$59,618	$54,541	$44,316
Income taxes	10,401	8,236	10,563	9,350	5,700
Non-cash transactions—
Transfers from loans to other real estate owned	314	91	91	304	204
Dividends declared not paid	—	—	—	1,461	—

See notes to consolidated financial statements.

F-CBI-9

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(1)    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

The accompanying consolidated financial statements include the accounts of Connecticut Bancshares, Inc. (“CTBS”), successor to Connecticut Bankshares, M.H.C. (“MHC”) and its wholly-owned subsidiary, The Savings Bank of Manchester (“SBM” or the “Bank”), and its wholly-owned subsidiaries, SBM, Ltd., 923 Main, Inc. and Savings Bank of Manchester Mortgage Company, Inc. (“SBM Mortgage”). Collectively, all of the aforementioned entities are referred to herein as “the Company”.  SBM Mortgage, a passive investment company for Connecticut income tax purposes, was established to service and hold loans secured by real property. As discussed in Note 2, MHC adopted a Plan of Reorganization pursuant to which, in March 2000, MHC merged into SBM, with SBM being the surviving corporation, and SBM continuing as a state-chartered stock savings bank and a wholly-owned subsidiary of CTBS. All material intercompany balances and transactions have been eliminated in consolidation.

In 2000, the Bank funded and formed SBM Charitable Foundation, Inc. (the “New Foundation”), a not-for-profit organization, in connection with the conversion. The New Foundation was funded with a contribution of 832,000 common shares, or an amount equal to 8% of the common stock sold in the conversion (see Note 2). The New Foundation is dedicated to charitable purposes within the Bank’s local community, including community development activities. In 1998, the Bank contributed securities with a fair market value of $3.00 million to the Savings Bank of Manchester Foundation, Inc. (the “Old Foundation”), also a not-for-profit organization. In 2001, the Old Foundation was merged into the New Foundation with the New Foundation being the surviving entity. In accordance with generally accepted accounting principles in the United States of America, the New Foundation is not consolidated in the accompanying consolidated financial statements.

Business

CTBS does not transact any material business other than through the Bank. CTBS used 50% of the net proceeds from the conversion to buy all of the common stock of SBM and retained the remaining 50% (see Note 2), which primarily was invested in fixed income securities. The Bank, with its main office located in Manchester, Connecticut, operates through twenty-eight branches located primarily in eastern Connecticut. The Bank’s primary source of income is interest received on loans to customers, which include small and middle market businesses and individuals residing within the Bank’s service area.

Unaudited Interim Financial Statements

The consolidated financial statements and related notes as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 are unaudited. All adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for fair presentation of financial condition, results of operations, statements of changes in stockholders’ equity and cash flows, have been made. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results which may be expected for a full year.

Cash Flows

Cash and cash equivalents include cash and due from banks and short-term investments with original maturities of 90 days or less.

Earnings Per Share

Basic earnings per share represents income available to stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential shares had been issued or earned, determined under the treasury stock method. Earnings per share data is not presented in these consolidated financial statements prior to March 1, 2000 since shares of common stock were not issued until March 1, 2000.

F-CBI-10

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

The following tables set forth the calculation of basic and diluted earnings per share for the periods indicated (dollars in thousands, except per share amounts):

	For the Nine Months Ended
	September 30, 2003	September 30, 2002
Net income	$23,334	$18,425

Weighted average shares outstanding:
Weighted average shares outstanding	10,584,449	10,895,998
Less: unearned ESOP shares	(698,624)	(758,528)

Basic	9,885,825	10,137,470

Dilutive impact of:
Stock options	511,239	335,986
Restricted stock	389,965	329,088

Diluted	10,787,029	10,802,544

Earnings per share:
Basic	$2.36	$1.82
Diluted	$2.16	$1.71

	For the Years Ended		For the Period from March 1, 2000 to December 31, 2000
	December 31, 2002	December 31, 2001
Net income	$25,949	$12,764	$6,118

Weighted average shares outstanding:
Weighted average shares outstanding	10,853,446	10,919,389	11,232,000
Less: unearned ESOP shares	(751,002)	(810,906)	(864,524)

Basic	10,102,444	10,108,483	10,367,476

Dilutive impact of:
Stock options	341,390	179,710	573
Restricted stock	350,663	407,173	—

Diluted	10,794,497	10,695,366	10,368,049

Earnings per share:
Basic	$2.57	$1.26	$0.59
Diluted	$2.40	$1.19	$0.59

During the nine months ended September 30, 2003 and 2002, the years ended December 31, 2002 and 2001 and the ten months ended December 31, 2000 there were no stock options that were excluded from the computation of earnings per share as no stock options were antidilutive during these periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods. Operating results in the future could vary from the amounts derived from management’s estimates and assumptions. The most significant estimates that are particularly susceptible to changes in the near term relate to the determination of the allowance for loan losses (See Note 8), other than temporary impairment of securities (See Note 7), income taxes (See Note 15), intangible assets acquired and pension and other postretirement benefits (See Note 14). Actual amounts could differ significantly from these estimates.

F-CBI-11

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Loans and Allowance for Loan Losses

Loans are stated at their principal amounts outstanding net of unearned income. Interest on loans is recorded as income based on rates applied to principal amounts outstanding. Some installment and commercial loans are made on a discounted basis, and the unearned discount is recorded in income by use of a method that approximates the effective interest method. Interest on loans is credited to income as earned based on contractual rates applied to principal amounts outstanding. The accrual of interest is discontinued when payments are 90 days or more delinquent and when a reasonable doubt exists as to the collectability of the principal or interest. When interest accruals are discontinued, previously recognized accrued interest income is charged against earnings. When a loan becomes 90 days or more past due, interest income is recognized on the cash basis, only if in management’s judgment all principal is expected to be collected.

Loan origination fees and certain direct loan origination costs are capitalized, and the net fee or cost is recognized in interest income using the effective interest method over the contractual life of the loans. When loans are prepaid, sold or participated out, the unamortized portion of deferred fees and related origination costs are recognized as income at that time. As of September 30, 2003 and December 31, 2002 and 2001, net deferred loan fees were approximately $1.26 million, $693,000 and $1.36 million, respectively.

The Bank devotes significant attention to maintaining high loan quality through its underwriting standards, active servicing of loans and aggressive management of nonperforming assets. The allowance for loan losses is maintained at a level estimated by management to provide adequately for probable loan losses which are inherent in the loan portfolio. Probable loan losses are estimated based on a quarterly review of the loan portfolio, loss experience, specific problem loans, economic conditions and other pertinent factors. In assessing risks inherent in the portfolio, management considers the risk of loss on nonperforming and classified loans including an analysis of collateral in each situation. The Bank’s methodology for assessing the appropriateness of the allowance for loan losses includes several key elements. Problem loans are identified and analyzed individually to estimate specific losses. The loan portfolio is also segmented into pools of loans that are similar in type and risk characteristics (i.e., commercial, consumer and mortgage loans). Loss factors based on the Bank’s historical chargeoffs are applied using the Bank’s historic experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. Additionally, the portfolio is segmented into pools based on internal risk ratings with estimated loss factors applied to each rating category. Other factors considered in determining probable loan losses are the impact of larger concentrations in the portfolio, trends in loan growth, the relationship and trends in recent years of recoveries as a percentage of prior chargeoffs and peer bank’s loss experience.

The allowance for loan losses consists of a formula allowance for various loan portfolio classifications and an amount for loans identified as impaired, if necessary. The allowance is an estimate, and ultimate losses may vary from current estimates. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.

A portion of the allowance for loan losses is not allocated to any specific segment of the loan portfolio. This non-specific reserve is maintained for two primary reasons: there exists an inherent subjectivity and imprecision to the analytical processes employed, and the prevailing business environment, as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. Moreover, management has identified certain risk factors, which could impact the degree of loss sustained within the portfolio. These include: market risk factors, such as the effects of economic variability on the entire portfolio, and unique portfolio risk factors that are inherent characteristics of the Bank’s loan portfolio. Market risk factors may consist of changes to general economic and business conditions that may impact the Bank’s loan portfolio customer base in terms of ability to repay and that may result in changes in value of underlying collateral. Unique portfolio risk factors may include industry or geographic concentrations, or trends that may exacerbate losses resulting from economic events which the Bank may not be able to fully diversify out of its portfolio.

Due to the inherent imprecise nature of the loan loss estimation process and ever changing conditions, these risk attributes may not be adequately captured in data related to the formula-based loan loss components used to determine allocations in the Bank’s analysis of the adequacy of the allowance for loan losses. Management, therefore, has established

F-CBI-12

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000 and maintains an unallocated allowance for loan losses. The amount of the unallocated allowance was $3.59 million at September 30, 2003, $3.24 million at December 31, 2002 and $3.05 million at December 31, 2001. As a percentage of the allowance for loan losses, the unallocated was 21.77% of the total allowance for loan losses at September 30, 2003, 20.04% of the total allowance for loan losses at December 31, 2002 and 20.02% of the total allowance for loan losses at December 31, 2001.

Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses consistent with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank’s loan portfolio, will not request the Bank to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Material increases in the allowance for loan losses will adversely affect the Bank’s financial condition and results of operations.

A loan is considered to be impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans, as defined, may be measured based on the present value of expected future cash flows, discounted at the loan’s original effective interest rate, or on the loan’s observable market price or the fair value of the collateral if the loan is collateral-dependent. When the measurement of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through the allowance for loan losses.

Certain impaired loans are required to be measured based on the present value of expected future cash flows discounted at the loan’s original effective interest rate. As a practical expedient, impairment also may be measured based on the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through the allowance for loan losses. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions of principal.

Loans Held for Sale

Loans held for sale are valued at the lower of acquisition cost (less principal payments received) or estimated market value. Market is determined by reference to outstanding commitments from investors calculated on an individual loan basis. Loans are sold on a non-recourse basis.

Investment and Mortgage-Backed Securities

Investments are classified into one of three categories and accounted for as follows:

Category	Accounting Treatment
Trading, representing debt, equity and mortgage-backed securities which are held for resale in the near term	Reported at fair value, with unrealized gains and losses included in noninterest income

Held to maturity, representing debt and mortgage-backed securities for which the Company has the positive intent and ability to hold to maturity	Reported at amortized cost

Available for sale, representing debt, equity and mortgage-backed securities not classified as trading or held to maturity	Reported at fair value, with unrealized gains and losses, net of tax, reported as a separate component of accumulated other comprehensive income

F-CBI-13

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

On a quarterly basis, the Company reviews investment and mortgage-backed securities with unrealized depreciation for six consecutive months and other securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. The Company judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. If it is judged not to be near term, a charge is taken which results in a new cost basis.

Realized gains and losses from the sale of investments are recorded on the trade date by specific identification of the security sold.

Income Taxes

Items of income and expense recognized in different time periods for financial reporting purposes and for purposes of computing income taxes currently payable (temporary differences) give rise to deferred income taxes which are reflected in the consolidated financial statements. A deferred tax liability or asset is recognized for the estimated future tax effects, based upon enacted law, attributed to temporary differences. If applicable, the deferred tax asset is reduced by the amount of any tax benefits that, based on available evidence, are not likely to be realized.

The Company has not provided for Connecticut state income taxes since December 31, 1998 since it has a passive investment company (PIC) as permitted by Connecticut law. The Company believes it complies with the state PIC requirements and that it is remote that any state taxes are due from December 31, 1998 through September 30, 2003; however, the Company has not been audited by the state for such periods. If the state were to determine that the PIC was not in compliance with statutory requirements a material amount of taxes could be due. In addition, the State of Connecticut continues to be under pressure to find new sources of revenue, and therefore could propose legislation to eliminate the passive investment company exemption. If such legislation were enacted, the Company would be subject to state income taxes in Connecticut.

Intangible Assets

On August 31, 2001, the Bank acquired all of the outstanding common stock of First Federal Savings and Loan Association of East Hartford (“First Federal”) (see Note 4). In connection with the acquisition, the Company recorded goodwill of $19.97 million, a core deposit intangible of $8.85 million and a noncompete intangible asset of $3.55 million. The core deposit intangible is being amortized over eight years on a straight-line basis, and the noncompete agreement intangible is being amortized over the twelve-month term of the agreement on a straight-line basis. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangibles”, goodwill related to the First Federal acquisition on August 31, 2001 was never amortized, and is subject to an annual fair-value-based impairment test. The Company completed its initial assessment of the goodwill as of January 1, 2002, in accordance with the provisions of SFAS No. 142 and as of September 30, 2003, the Company completed its annual assessment of goodwill. No impairment charges were recorded as a result of the initial or annual assessments. The Company will perform its annual assessment of impairment on September 30 of each subsequent year or sooner if impairment indicators are present. During the third quarter of 2002, the Bank finalized its allocation of the purchase price for the First Federal acquisition which resulted in a $482,000 reduction in goodwill and income taxes payable. The adjustment primarily represented a reduction in tax reserves as of the acquisition date. During the nine months ended September 30, 2003 and the year ended December 31, 2002, there was no goodwill acquired, no impairment losses recognized and no goodwill included in the gain or loss on disposal of a reporting unit.

During 2002, the Bank acquired the assets of On Line Services, a company that provided merchant processing services mainly in western Massachusetts. The Bank recorded a $300,000 intangible asset related to the customer list acquired in connection with the purchase and is amortizing the asset on a straight-line basis over an eight-year period.

In 1997, the Bank acquired certain assets of a branch in West Hartford, Connecticut. The premium of $250,000, for lease rights acquired, is being amortized over the remaining term of the lease (10 years) using the straight line method.

F-CBI-14

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

In 1995, the Bank acquired certain fixed assets and assumed certain deposit liabilities of two branches in Storrs and Enfield, Connecticut. In consideration of the assumption of certain deposit liabilities, the Bank received cash and other assets. The resultant premium of approximately $4.06 million is being amortized over 10 years using the straight line method.

The following tables show the activity in intangible assets for the periods indicated (in thousands):

	Goodwill	Core Deposit Intangible	Noncompete Agreements	Pension	Branch Premiums	Other	Total
Balance at December 31, 2000	$—	$—	$—	$—	$1,967	$—	$1,967
Acquisition of First Federal	19,970	8,845	3,549	—	—	—	32,364
Minimum pension liability (see Note 14)	—	—	—	549	—	—	549
Amortization	—	(368)	(1,183)	—	(432)	—	(1,983)

Balance at December 31, 2001	19,970	8,477	2,366	549	1,535	—	32,897
Finalization of allocation of purchase price of First Federal acquisition	(482)	—	—	—	—	—	(482)
Minimum pension liability (see Note 14)	—	—	—	299	—	—	299
On Line Services acquisition	—	—	—	—	—	300	300
Amortization	—	(1,105)	(2,366)	—	(432)	(25)	(3,928)

Balance at December 31, 2002	19,488	7,372	—	848	1,103	275	29,086
Amortization	—	(829)	—	—	(324)	(28)	(1,181)

Balance at September 30, 2003	$19,488	$6,543	$—	$848	$779	$247	$27,905

	September 30, 2003	December 31,
		2002	2001
Intangible assets subject to amortization:
Core deposit intangible	$6,543	$7,372	$8,477
Branch premiums	779	1,103	1,535
Noncompete agreements	—	—	2,366
Other	247	275	—

Total	7,569	8,750	12,378

Intangible assets not subject to amortization:
Goodwill	19,488	19,488	19,970
Minimum pension liability	848	848	549

Total	20,336	20,336	20,519

Total intangible assets	$27,905	$29,086	$32,897

	September 30, 2003	December 31, 2002
Accumulated net amortization for intangible assets subject to amortization:
Core deposit intangible	$2,303	$1,474
Branch premiums	3,534	3,210
Other	53	25

Total	$5,890	$4,709

F-CBI-15

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

	For the Nine Months Ended September 30, 2003	For the Years Ended
		December 31, 2002	December 31, 2001
Amortization expense:
Noncompete agreements	$—	$2,366	$1,183
Core deposit intangible	829	1,105	368
Branch premiums	324	432	432
Other	28	25	—

Total	$1,181	$3,928	$1,983

For the five years ending December 31, the estimated aggregate annual amortization expense is as follows (in thousands):

2003	$1,576
2004	1,576
2005	1,338
2006	1,169
2007	1,169

Pension and Other Postretirement Employee Benefits

The determination of the Company’s obligation and expense for pension and other postretirement benefits is dependent on the Company’s selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions are described in Note 14 to the consolidated financial statements and include, among others, the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and healthcare costs. In accordance with accounting principles generally accepted in the United States of America, actual results that differ from the Company’s assumptions are accumulated and amortized over future periods and therefore, generally affect the Company’s recognized expense and recorded obligation in such future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect pension and other postretirement obligations and the Company’s future expense.

Mortgage Servicing Rights

The cost of mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate adjusted for a prepayment default factor. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

When participating interests in loans sold have an average contractual interest rate, adjusted for normal servicing fees, that differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting excess servicing is amortized over the estimated life using a method approximating the effective interest method.

Quoted market prices are not available for the servicing receivables. Thus, the servicing receivables and the amortization thereon periodically are evaluated in relation to estimated future servicing revenues, taking into consideration changes in interest rates, current prepayment rates and expected future cash flows. The Bank evaluates the carrying value of the servicing receivables by estimating the future servicing income of the servicing receivables based on management’s best estimate of remaining loan lives and discounted at the original discount rate.

F-CBI-16

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation” encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans generally have no intrinsic value at the grant date, and under APB Opinion No. 25 no compensation cost is recognized for them.

The Company applies APB No. 25 and related interpretations in accounting for its stock compensation plans. Had compensation cost been determined consistent with SFAS No. 123, the Company’s pro forma net income and basic and diluted earnings per share would have been (in thousands, except per share data):

	For The Nine Months Ended
	September 30, 2003	September 30, 2002
Net income:
Net income as reported	$23,334	$18,425
Less effect of compensation expense determined under fair value based method, net of tax	1,513	741

Pro forma net income	$21,821	$17,684

Pro forma earnings per share:
Basic	$2.21	$1.74
Diluted	$2.02	$1.64

	For the Years Ended		For the Ten Months Ended December 31, 2000
	December 31, 2002	December 31, 2001
Net income:
Net income as reported	$25,949	$12,764	$7,383

Less effect of compensation expense determined under fair value based method, net of tax	2,207	1,002	1,307

Pro forma net income	$23,742	$11,762	$6,076

Pro forma earnings per share:
Basic	$2.35	$1.16	$0.59
Diluted	$2.20	$1.10	$0.59

Fair value was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Grant Date
	2002	2001
Risk free interest rate	3.95%	5.16%
Expected life	10 years	10 years
Expected volatility	29%	28%
Dividend yield	2.00%	2.95%
Fair value	$13.91-$17.48	$6.20

No options were granted during the nine months ended September 30, 2003.

F-CBI-17

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Related Party Transactions

Directors and officers of the Bank and their associates have been customers of, and have had transactions with the Bank, and management expects that such persons will continue to have such transactions in the future. All deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who are not directors or officers, and, in the opinion of management, the transactions did not involve more than normal risks of collectability, favored treatment or terms, or present other unfavorable features (see Note 8 for further details regarding related party transactions).

Premises and Equipment

Depreciation of premises and equipment and amortization of leasehold improvements are computed using the straight line basis over the estimated useful lives of the assets (3-39 years) or in the case of leasehold improvements, the lease term if shorter.

Short-Term Borrowed Funds

Short-term borrowings are comprised of uninsured accounts which are secured by investment securities.

Other Real Estate Owned

Other real estate owned, comprised of real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure, is carried at the lower of cost or fair market value, net of estimated costs to sell. Property is transferred to other real estate owned at the lower of cost or fair market value, net of estimated selling costs, with any excess over cost charged to the allowance for loan losses. Any further decline in value based on subsequent changes to estimated fair market value or any loss upon ultimate disposition of the property is charged to expense.

Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for separately reporting comprehensive income and its components. Components of comprehensive income represent changes in equity resulting from transactions and other events and circumstances from non-owner sources. A reconciliation of other comprehensive income (loss) for the periods indicated was as follows (in thousands):

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2003	2002	2002	2001	2000
Unrealized gains on securities:
Change in unrealized holding gains arising during the period, net of tax	$(5,892)	$4,813	$4,284	$(1,870)	$2,538

Reclassification adjustment for gains and other than temporary impairment included in net income, net of tax	(3,314)	(644)	(787)	2,337	(289)

Additional minimum pension liability, net of tax benefit	—	—	(1,734)	—	—

Other comprehensive income (loss)	$(9,206)	$4,169	$1,763	$467	$2,249

F-CBI-18

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Segment Information

The Bank reports certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision-maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items and total assets. As a community-oriented financial institution, substantially all of the Bank’s operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community-banking operations, which constitutes the Bank’s only operating segment for financial reporting purposes.

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. The adoption of SFAS No. 145 on January 1, 2003 did not have any effect on the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. The adoption of SFAS No. 146 on January 1, 2003 did not have any effect on the Company’s consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure and amendment to FASB No. 123”, which provides three optional transition methods for entities that decide to voluntarily adopt the fair value recognition principles of SFAS No. 123, “Accounting for Stock-Based Compensation”, and modifies the disclosure requirements of that Statement. The Company has not adopted the fair value recognition principles of SFAS No. 123. The Company has included the disclosures required by SFAS No. 148 in this filing.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. The standard amends and clarifies financial reporting for derivative instruments and for hedging activities accounted for under SFAS No. 133 and is effective for contracts entered into or modified, and for hedges designated, after June 30, 2003. Adoption of the standard is not expected to have a material impact on the Company’s consolidated financial statements since the Company does not have any material derivative instruments as of September 30, 2003.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity”. The standard establishes how an issuer classifies and measures certain freestanding financial instruments with characteristics of liabilities and equity and requires that such instruments be classified as liabilities. The standard is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of the standard did not have any impact on the Company’s consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). The Interpretation requires certain guarantees to be recorded at fair value and also requires a guarantor to make new disclosures, even when the likelihood of making payments under the guarantee is remote. In general, the Interpretation applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying contact that is related to an asset, liability, or an equity security of the guaranteed party. The recognition provisions of FIN 45 are effective on a prospective basis for guarantees issued or modified after December 31, 2002. Adoption of this statement on January 1, 2003 did not have any impact on the Company’s consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, which requires an enterprise to assess if consolidation is appropriate based upon its variable economic interests in variable interest entities (“VIE’s”). The Company does not invest in investment structures that require analysis under this Interpretation and Interpretation No. 46 does not have any impact on the Company’s consolidated financial statements.

F-CBI-19

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(2)    CONVERSION TO STOCK FORM OF OWNERSHIP

On August 30, 1999, the Boards of Directors of MHC and SBM adopted a Plan of Reorganization and, on October 6, 1999 and October 26, 1999, unanimously amended the Plan of Reorganization (as amended, the “Plan”), pursuant to which, on March 1, 2000, MHC converted from the mutual holding company form to the stock holding company form of organization. All of the outstanding common stock of SBM was sold to CTBS which issued and sold its stock pursuant to the Plan. The net proceeds of the offering were $90.50 million, after expenses of approximately $4.30 million. All of the stock of CTBS sold in the conversion was offered to eligible account holders, employee benefit plans of the Bank and certain other eligible subscribers in subscription and direct community offerings pursuant to subscription rights in order of priority as set forth in the Plan. Additionally, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of eligible employees, which became effective upon the conversion (see Note 14).

The Plan provided for the establishment of the New Foundation. The New Foundation was funded with a contribution of 832,000 common shares, or an amount equal to 8% of the common stock sold in the conversion. This contribution resulted in the recognition of an expense of $8.32 million in March 2000, related to the fair value of the shares contributed, which is reflected as such in the accompanying consolidated statement of operations for the year ended December 31, 2000.

Effective upon the conversion, the Company entered into employment and change in control agreements with certain executives and certain eligible employees of the Company and the Bank. The agreements include, among other things, provisions for minimum annual compensation and certain lump-sum severance payments in the event of a “change in control.”

The Bank’s deposit accounts continue to be insured by the FDIC and were not affected by the conversion. In accordance with the Plan, upon the completion of the conversion, the Bank established a special “liquidation account” for the benefit of eligible account holders and in an amount equal to the equity of the Bank less any subordinated debt approved as bona fide capital of the Bank, as of the date of its latest statement of condition contained in the final prospectus used in connection with the conversion. The date was September 30, 1999, and the amount established was $117.6 million. The liquidation account, which totaled $42.58 million and $51.18 million at December 31, 2002 and 2001, respectively, is reduced annually by an amount proportionate to the decrease in eligible deposit accounts. Eligible account holders continuing to maintain deposit accounts at the Bank are entitled, on a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. The Bank’s retained earnings are substantially restricted with respect to payment of dividends to stockholders due to the liquidation account. The liquidation account will terminate on the tenth anniversary of the consummation date of the conversion.

The primary source of funds for the Company to pay dividends is in the form of dividends received from SBM. Neither the Company nor SBM may declare or pay dividends on, or repurchase any of its shares of common stock, if the effect thereof would cause stockholders’ equity to be reduced below either the balance required for the liquidation account or applicable regulatory capital maintenance requirements, or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

(3)    COMMON STOCK

On January 2, 2001, the Company awarded 449,280 restricted shares of common stock to various employees and non employee directors of the Company in accordance with the Connecticut Bancshares, Inc. 2000 Stock-Based Incentive Plan (the “Stock Plan”). These awards represent 100% of the restricted shares available in the Stock Plan. The shares were awarded with a vesting schedule of five years, with 20% of the shares vesting each year to the recipient. The first 20% installment vested on January 2, 2002. The closing market price of the Company’s common stock on the date of the awards was $18.25. The Company is amortizing the unearned restricted stock compensation on a straight line basis over the vesting period.

In conjunction with the restricted stock awards from the Stock Plan, the Company established a trust and hired an independent trustee (the “Trustee”) to administer and maintain records of the restricted stock awards. From March 8, 2001 to March 30, 2001, the Trustee purchased in the open market 449,280 shares of common stock of the Company for the benefit

F-CBI-20

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000 of the restricted stock award recipients. These shares were purchased for an aggregate of approximately $9,364,000 at prices ranging from $20.13 to $21.13 per share, resulting in an average cost of $20.84 per share. The Company advanced funds necessary to acquire these shares in the open market by the trustee.

On August 27, 2001, the Company awarded 11,232 restricted shares of common stock outside of the Stock Plan to the former Chairman of the Board of Directors of the Company. The shares were awarded with a vesting schedule of five years, with 20% of the shares vesting each year. The first 20% installment vested on January 2, 2002. The shares are not subject to any performance requirements, and the former Chairman does not provide any services to the Company. The closing market price of the Company’s common stock on the date of the grant was $24.45. The Company recorded a charge of $274,622 in the quarter ended September 30, 2001 as a director retirement expense.

In conjunction with the August 27, 2001 restricted stock award, the Company established a trust and hired the Trustee to administer and maintain records of the restricted stock award. On September 18, 2001, the Trustee purchased in the open market 11,232 shares of common stock of the Company for the benefit of the restricted stock award recipient. These shares were purchased for approximately $255,000, or $22.74 per share. The Company advanced funds necessary to acquire these shares in the open market by the trustee.

On September 24, 2001, the Company granted 28,080 non-qualified stock options outside of the Stock Plan to the former Chairman of the Board of Directors of the Company. The shares were awarded with a vesting schedule of five years, with 20% of the shares vesting each year. The first 20% installment vested on December 15, 2001. The options are not subject to any performance requirements, and the former Chairman does not provide any services to the Company. The closing market price of the Company’s common stock on the date of the awards was $21.80. The exercise price of the stock options granted is $17.625 per share. The Black-Scholes model resulted in a fair value of $9.48 per option as of the grant date. The Company recorded a charge of $266,283 in the quarter ended September 30, 2001 as a director retirement expense.

On September 24, 2001, the Company accelerated the vesting of 11,232 shares of restricted stock awarded on January 2, 2001 and 28,080 non-qualified stock options awarded on December 15, 2000 to an existing director who retired from the Bank’s Board on December 31, 2001. The closing market price of the Company’s common stock on the date of the acceleration was $21.80. The exercise price for the stock options are $17.625 per share. As a result of the modification, the Company recorded charges of $214,110 for the restricted stock and $117,234 for the stock options in the quarter ended September 30, 2001 as director retirement expenses.

On September 14, 2001, CTBS announced that its Board of Directors authorized the repurchase of up to 561,600 shares, or approximately 5%, of its outstanding shares of common stock. It was intended that such shares would be repurchased in open market transactions, including unsolicited block purchases, over the next six to twelve months, subject to market conditions. CTBS had not repurchased any shares as of December 31, 2001, repurchased 165,422 shares for approximately $5.52 million, or an average of $33.38 per share, during the year ended December 31, 2002 and repurchased 393,219 shares for approximately $16.22 million, or an average of $41.25 per share, during the nine months ended September 30, 2003.

On October 21, 2002, the Company awarded 168,750 restricted shares of common stock to various employees and non-employee directors of the Company in accordance with the Connecticut Bancshares, Inc. 2002 Equity Compensation Plan (the “Equity Compensation Plan”). These awards represent 100% of the restricted shares available in the Equity Compensation Plan. The shares were awarded with a vesting schedule of five years, with 20% of the shares vesting each year to the recipient. The first 20% installment vested on October 21, 2003. The closing market price of the Company’s common stock on the date of the awards was $37.50. The Company is amortizing the unearned restricted stock compensation on a straight line basis over the vesting period.

In conjunction with the restricted stock awards from the Equity Compensation Plan, the Company established a trust and hired the Trustee to administer and maintain records of the restricted stock awards. From November 4, 2002 to November 22, 2002 the Trustee purchased in the open market 168,750 shares of common stock of the Company for the

F-CBI-21

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000 benefit of the restricted stock award recipients. These shares were purchased for approximately $6,702,000 at prices ranging from $37.64 to $41.08 per share, resulting in an average cost of $39.72 per share. The Company advanced funds necessary to acquire these shares in the open market by the trustee.

(4)    ACQUISITION OF FIRST FEDERAL

On August 31, 2001, the Bank acquired all of the outstanding common stock of First Federal for cash of $106.26 million, excluding transaction costs. As of September 30, 2003 and December 31, 2002 and 2001, $652,000, $847,000 and $2.11 million had yet to be paid to First Federal shareholders and is included in other liabilities related to shares of First Federal which have not yet been tendered. The purchase was funded primarily with proceeds from advances from the Federal Home Loan Bank prior to the acquisition. Immediately after the completion of the acquisition, First Federal was merged into the Bank.

The acquisition was accounted for as a purchase and the purchase price was allocated based on the estimated fair market values of the assets and liabilities acquired. The final allocation of the purchase price was as follows (in thousands):

Cash and cash equivalents	$91,826
Investment securities	612,493
Loans	282,481
FHLB stock	19,283
Cash surrender value life insurance	20,364
Goodwill	19,488
Core deposit intangible	8,846
Noncompete agreement intangible	3,548
Other assets	8,413
Deposits	(635,123)
FHLB Advances	(316,547)
Other liabilities	(8,808)

Total purchase price	$106,264

The Company accounts for the amortization and accretion adjustments to fair market value of interest sensitive loans, time deposits and FHLB advances acquired from First Federal using the effective yield method over the estimated life of the related asset or liability.

During 2002, the Bank finalized its allocation of the purchase price for the First Federal acquisition which resulted in a reduction in goodwill of $482,000 from $19.97 million at December 31, 2001 to $19.49 million at December 31, 2002. The adjustment primarily represented a reduction in tax reserves as of the acquisition date. The results of First Federal are included in the historical results of the Company subsequent to August 31, 2001. The pro forma information below is theoretical in nature and not necessarily indicative of future consolidated results of operations of the Company or the consolidated results of operations which would have resulted had the Company acquired the stock of First Federal as of the beginning of the years presented.

F-CBI-22

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

The Company’s unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2001 and 2000, assuming First Federal had been acquired as of January 1, 2001 and 2000, respectively, are as follows (in thousands, except per share amounts):

	For the Years Ended December 31,
	2001	2000
Interest income	$161,004	$166,529
Interest expense	88,302	93,597

Net interest income	72,702	72,932
Provision for loan losses	2,000	1,410
Noninterest income	14,444	13,616
Noninterest expense	65,179	70,427

Income before provision for income taxes	19,967	14,711
Provision for income taxes	6,799	3,921

Net income	$13,168	$10,790

Earnings per share—diluted	$1.23	$1.04

Weighted average shares outstanding—diluted	10,695,366	10,364,640

(5)    REGULATORY MATTERS

SBM is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. The regulations require SBM to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. SBM’s capital amounts and classification are also subject to qualitative judgments by the banking regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require SBM to maintain minimum capital ratios (set forth in the table below) of Tier I leverage capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier I and total capital (as defined) to risk weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework from prompt corrective action, SBM must maintain minimum Tier I leverage, Tier I risk-based and total risk-based ratios as set forth in the table.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”) categorizes banks based on capital levels and triggers certain mandatory and discretionary supervisory responses for institutions that fall below certain capital levels. A bank generally is categorized as “well capitalized” if it maintains a leverage capital ratio of at least 5%, a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%, and it is not subject to a written agreement, order or capital directive.

As of September 30, 2003 and December 31, 2002 and 2001, management believes that SBM met all capital adequacy requirements to which it is subject. As of the most recent notification from the Federal Deposit Insurance Corporation, SBM was categorized as well capitalized under the regulatory framework for Prompt Corrective Action, and the highest capital category, as defined in the FDICIA regulations. Management believes that there are no events or conditions which have occurred subsequent to the notification that would change its category.

F-CBI-23

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Actual capital amounts and ratios for SBM were (dollars in thousands):

	Capital Adequacy				To Be Well Capitalized Under Prompt Corrective Action
	Required		Actual		Required
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2003:
Tier 1 Capital (to Total Average Assets)	$101,929	4.0%	$201,615	7.9%	$127,411	5.0%
Tier 1 Capital (to Risk Weighted Assets)	68,150	4.0	201,615	11.8	102,225	6.0
Total Capital (to Risk Weighted Assets)	136,300	8.0	218,102	12.8	170,376	10.0

As of December 31, 2002:
Tier 1 Capital (to Total Average Assets)	$99,395	4.0%	$188,040	7.6%	$124,244	5.0%
Tier 1 Capital (to Risk Weighted Assets)	63,919	4.0	188,040	11.8	95,878	6.0
Total Capital (to Risk Weighted Assets)	127,838	8.0	204,212	12.8	159,797	10.0

As of December 31, 2001:
Tier 1 Capital (to Total Average Assets)	$94,611	4.0%	$156,890	6.6%	$118,264	5.0%
Tier 1 Capital (to Risk Weighted Assets)	63,437	4.0	156,890	9.9	95,156	6.0
Total Capital (to Risk Weighted Assets)	126,875	8.0	172,118	10.9	158,594	10.0

(6)    INVESTMENT SECURITIES

As of the periods indicated, the amortized cost and market value of available for sale investment securities were (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
As of September 30, 2003:
U.S. Government and agency obligations	$69,925	$5,927	$—	$75,852
Municipal obligations	22,888	1,030	—	23,918
Corporate securities	51,152	2,341	—	53,493
Mortgage-backed securities	176,496	2,708	(218)	178,986
Collateralized mortgage obligations	215,969	2,027	(2,980)	215,016
Asset-backed securities	67,075	1,405	—	68,480
Common stock and mutual funds	10,404	—	(53)	10,351
Other equity securities	1,354	—	—	1,354

Total	$615,263	$15,438	$(3,251)	$627,450

F-CBI-24

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
As of December 31, 2002:
U.S. Government and agency obligations	$156,466	$8,114	$—	$164,580
Municipal obligations	23,357	621	—	23,978
Corporate securities	63,209	2,934	—	66,143
Mortgage-backed securities	205,569	4,840	—	210,409
Collateralized mortgage obligations	247,236	3,364	(172)	250,428
Asset-backed securities	91,370	2,318	(12)	93,676
Common stock and mutual funds	26,676	4,803	(459)	31,020
Other equity securities	1,388	—	—	1,388

Total	$815,271	$26,994	$(643)	$841,622

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
As of December 31, 2001:
U.S. Government and agency obligations	$180,106	$4,034	$(327)	$183,813
Municipal obligations	23,717	43	(566)	23,194
Corporate securities	53,138	2,297	(15)	55,420
Mortgage-backed securities	147,901	2,027	(178)	149,750
Collateralized mortgage obligations	257,581	1,436	(416)	258,601
Asset-backed securities	23,907	1,301	—	25,208
Common stock and mutual funds	50,221	11,487	(152)	61,556
Other equity securities	992	—	—	992

Total	$737,563	$22,625	$(1,654)	$758,534

At September 30, 2003 and December 31, 2002 and 2001, the Company did not own any investment or mortgage-backed securities of a single issuer, other than securities guaranteed by the U.S. Government or its agencies, which had an aggregate book value in excess of 10% of the Company’s capital at that date.

The Company had no securities classified as held to maturity or trading at September 30, 2003 and December 31, 2002 and 2001. The Company does not currently use or maintain a trading account.

F-CBI-25

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

As of the periods indicated, the amortized cost and market values of debt securities, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	As of September 30, 2003
	Amortized Cost	Market Value
Due in one year or less	$30,866	$31,923
Due after one year through five years	197,159	202,890
Due after five years through ten years	74,186	77,350
Due after ten years	301,294	303,582

Total	$603,505	$615,745

	As of December 31, 2002
	Amortized Cost	Market Value
Due in one year or less	$52,898	$53,424
Due after one year through five years	258,190	266,779
Due after five years through ten years	161,540	166,741
Due after ten years	314,579	322,270

Total	$787,207	$809,214

For the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001, proceeds from the sales of available for sale securities were approximately $59.16 million, $179.72 million and $145.05 million, respectively. Gross gains of approximately $7.06 million, $3.95 million and $4.06 million, respectively, and gross losses of approximately $1.60 million, $1.25 million and $3.58 million respectively, were realized on those sales for the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001.

As of September 30, 2003 and December 31, 2002 and 2001, investment securities with a fair value of approximately $180.57 million, $200.19 million and $206.34 million were pledged as security for short-term borrowed funds, U.S. Treasury tax and loan payments and municipal deposits held by the Bank, respectively.

(7)    OTHER THAN TEMPORARY IMPAIRMENT OF SECURITIES

On a quarterly basis, the Company reviews available for sale investment securities with unrealized depreciation for six consecutive months and other securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. The Company judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. Unrealized losses which are not expected to reverse in the near term are charged to operations. In accordance with this policy, during the nine months ended September 30, 2003 the Company recorded other than temporary impairment charges for one equity security and one investment in a limited partnership for a total of $359,000. The charge for the equity investment was computed using the closing price of the security as of the date of impairment. The equity security impaired is publicly traded. The impairment charge for the limited partnership was equal to the difference between the carrying value of the investment and the fair value of the Company’s share of the partner’s capital as calculated by the partnership on the date of impairment. The limited partnership is not publicly traded. For the years ended December 31, 2002 and 2001 the Company recorded other than temporary impairment charges of $1.49 million and $4.08 million, respectively. The charges were computed using the closing price of the securities as of the respective impairment date. All of the securities impaired are publicly traded. There were no material unrecognized impairment losses as of September 30, 2003 and December 31, 2002 and 2001.

F-CBI-26

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(8)    LOANS

As of September 30, 2003 and December 31, 2002 and 2001, the Bank’s residential mortgage loan portfolio was collateralized by one- to four-family real estate, located primarily in central and eastern Connecticut. The commercial mortgage loan portfolio was collateralized primarily by multi-family, commercial and manufacturing properties located in Connecticut and surrounding states. A variety of different assets, including business assets, rental income properties, and manufacturing and commercial properties, collateralized a majority of the commercial loans. The composition of the Bank’s loan portfolio as of September 30, 2003 and December 31, 2002 and 2001 is as follows (in thousands):

	September 30, 2003	December 31,
		2002	2001
One- to four-family residential mortgages	$996,319	$907,188	$841,895
Construction mortgages	65,922	64,182	76,551
Commercial and multifamily mortgages	308,611	275,818	231,644
Commercial business loans	184,874	180,612	166,314
Installment loans	138,947	128,939	119,967

Total loans	1,694,673	1,556,739	1,436,371

Less—Allowance for loan losses	(16,487)	(16,172)	(15,228)

Total loans, net	$1,678,186	$1,540,567	$1,421,143

The Bank services certain loans that it has sold without recourse to third parties. The aggregate amount of loans serviced for others approximated $85.40 million, $142.62 million and $188.02 million as of September 30, 2003 and December 31, 2002 and 2001, respectively. Fee income from servicing loans for others was approximately $260,000 and $366,000 for the nine months ended September 30, 2003 and 2002, respectively. Fee income from servicing loans for others was approximately $477,000, $555,000 and $544,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Mortgage servicing rights of approximately $898,000, $1.44 million and $1.92 million were capitalized as of September 30, 2003 and December 31, 2002 and 2001, respectively. Amortization of mortgage servicing rights was approximately $643,000 and $412,000 for the nine months ended September 30, 2003 and 2002, respectively. Amortization of mortgage servicing rights was approximately $611,000, $881,000 and $387,000 for the years ended December 31, 2002, 2001 and 2000, respectively. During 2001, in response to the falling interest rate environment, the Bank reduced its estimate of remaining loan lives on serviced loans. This reduction in estimate resulted in a charge of approximately $370,000 to earnings in the fourth quarter of 2001, and is included in the amount above.

As of September 30, 2003 and December 31, 2002 and 2001, loans to related parties totaled approximately $7.73 million, $7.82 million and $6.80 million, respectively. For the nine months ended September 30, 2003, new loans of approximately $2.57 million were granted to these parties and principal payments of approximately $2.66 million were received. For the year ended December 31, 2002, new loans of approximately $1.38 million were granted to these parties and principal payments of approximately $360,000 were received. Related parties include directors and officers of the Company, their respective affiliates in which they have a controlling interest and their immediate family members. For the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001, all loans to related parties were performing.

F-CBI-27

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

For the nine months ended September 30, 2003 and 2002, and for the years ended December 31, 2002, 2001 and 2000, an analysis of the allowance for loan losses is as follows (in thousands):

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2003	2002	2002	2001	2000
Balance, beginning of year	$16,172	$15,228	$15,228	$11,694	$10,617
Acquisition of First Federal	—	—	—	2,174	—
Provision for loan losses	975	1,125	1,500	2,000	1,200
Loans charged off	(900)	(1,261)	(1,781)	(1,131)	(433)
Recoveries	240	252	1,225	491	310

Balance, end of period	$16,487	$15,344	$16,172	$15,228	$11,694

(9)    NONPERFORMING ASSETS

Nonperforming assets include loans for which the Bank does not accrue interest (“nonaccrual loans”), loans 90 days past due and still accruing interest and other real estate owned. Nonaccrual loans and loans 90 days past due and still accruing interest represent the Bank’s impaired loans. For the nine months ended September 30, 2003 and 2002, the average recorded investment in impaired loans was approximately $2.37 million and $8.83 million, respectively. For the years ended December 31, 2002, 2001 and 2000, the average recorded investment in impaired loans was approximately $8.03 million, $6.88 million and $9.39 million, respectively. As of September 30, 2003 and December 31, 2002 and 2001, nonperforming assets were as follows (in thousands):

	September 30, 2003	December 31,
		2002	2001
Loans past due 90 days and still accruing:
One- to four family mortgages	$390	$527	$727
Commercial and multifamily mortgages	—	395	—
Commercial business	187	313	217
Installment	244	108	160

Total loans past due 90 days and still accruing	821	1,343	1,104

Loans on nonaccrual(1):
One- to four family mortgages	125	306	545
Construction mortgages	—	—	2,601
Commercial and multifamily mortgages	286	393	—
Commercial business	819	852	3,045
Installment	—	—	384

Total loans on nonaccrual	1,230	1,551	6,575

Total nonperforming loans	2,051	2,894	7,679
Other real estate owned	112	—	84

Total nonperforming assets	$2,163	$2,894	$7,763

(1)	In December 2003, a $4.3 million commercial loan was placed on nonaccrual status. The loan is collateralized by real estate and machinery and equipment with an aggregate appraised value of approximately $5.0 million based on independent appraisals completed during the past 18 months.

For the nine months ended September 30, 2003 and 2002, had interest income been accrued on nonaccrual loans at contractual rates, interest income would have increased by approximately $67,000 and $340,000, respectively. For the years ended December 31, 2002, 2001 and 2000, had interest income been accrued on nonaccrual loans at contractual rates, interest

F-CBI-28

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000 income would have increased by approximately $136,000, $446,000 and $568,000, respectively. For the nine months ended September 30, 2003 and 2002, interest income on impaired loans of approximately $42,000 and $83,000, respectively, was recognized. For the years ended December 31, 2002, 2001 and 2000, interest income on impaired loans of approximately $111,000, $79,000 and $60,000, respectively, was recognized. As of September 30, 2003 and December 31, 2002 and 2001, no significant additional funds were committed to customers whose loans were nonperforming.

As of September 30, 2003 and December 31, 2002 and 2001, the Bank had impaired loans of approximately $2.05 million, $2.89 million and $7.68 million, respectively, for which an additional allowance for loan losses of $55,000, $80,000 and $157,000, respectively, was required. For the nine months ended September 30, 2003 and 2002, approximately $900,000 and $1.26 million, respectively, was charged off on nonaccrual loans. For the years ended December 31, 2002, 2001 and 2000, approximately $1.78 million, $1.13 million and $269,000, respectively, was charged off on nonaccrual loans.

(10)    DEPOSITS

As of September 30, 2003 and December 31, 2002 and 2001, deposits consisted of the following (in thousands):

	September 30, 2003	December 31,
		2002	2001
Certificates of deposit:
Original maturity of less than one year	$127,260	$127,703	$145,200
Original maturity of one year or more	385,834	433,956	498,341
Time certificates in denominations of $100,000 or more	79,327	81,542	93,410

Total certificates of deposit	592,421	643,201	736,951

Savings accounts	403,004	383,085	357,512
Money market accounts	215,290	209,301	171,207
NOW accounts	230,495	230,293	214,825
Demand deposits	151,052	130,099	110,443

Total deposits	$1,592,262	$1,595,979	$1,590,938

At September 30, 2003 and December 31, 2002, the scheduled maturities of time deposits were as follows (in thousands):

	September 30, 2003	December 31, 2002
Less than 1 year	$348,909	$398,878
After 1 year through 2 years	103,364	98,076
After 2 years through 3 years	37,692	48,754
After 3 years through 4 years	59,371	39,888
After 4 years through 5 years	42,925	57,376
Thereafter	160	229

Total	$592,421	$643,201

For the nine months ended September 30, 2003 and 2002, interest expense on time deposits in denominations greater than $100,000 was approximately $1.84 million and $2.52 million, respectively. For the years ended December 31, 2002, 2001 and 2000, interest expense on time deposits in denominations greater than $100,000 was approximately $3.25 million, $3.68 million and $3.08 million, respectively.

F-CBI-29

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(11)  ADVANCES FROM FEDERAL HOME LOAN BANK AND SHORT-TERM BORROWED FUNDS

As of September 30, 2003 and December 31, 2002 and 2001, SBM had the following borrowings from Federal Home Loan Bank of Boston (“FHLB”) (dollars in thousands):

Interest Rate	Maturity Date	September 30, 2003	December 31,
			2002	2001
4.53%	March 28, 2002	$—	$—	$10,000
5.80%	June 26, 2002	—	—	20,000
5.19%	August 2, 2002	—	—	10,000
6.80%	August 14, 2002	—	—	10,000
6.71%	September 5, 2002	—	—	10,000
2.70%	September 20, 2002	—	—	10,000
1.56%	January 3, 2003	—	2,000	—
5.84%	April 22, 2003	—	20,000	20,000
6.84%	August 11, 2003	—	10,000	10,000
6.45%	August 15, 2003	—	25,000	25,000
5.44%	September 16, 2003	—	10,000	10,000
6.68%	September 29, 2003	—	10,000	10,000
2.63%	October 1, 2003	6,000	6,000	—
1.25%	November 12, 2003	5,000	—	—
2.06%	January 29, 2004	7,000	7,000	—
1.32%	February 10, 2004	10,000	—	—
1.41%	March 1, 2004	20,000	—	—
3.60%	April 12, 2004	10,000	10,000	10,000
1.40%	May 7, 2004	10,000	—	—
6.48%	May 17, 2004	10,000	10,000	10,000
1.49%	August 9, 2004	20,000	—	—
6.66%	October 4, 2004	25,000	25,000	25,000
3.97%	October 25, 2004	15,000	15,000	15,000
2.38%	October 29, 2004	5,000	5,000	—
6.65%	November 8, 2004	20,000	20,000	20,000
2.14%	November 15, 2004	10,000	10,000	—
3.97%	November 22, 2004	15,000	15,000	15,000
6.40%	November 30, 2004	5,000	5,000	5,000
4.19%	December 7, 2004	5,000	5,000	5,000
4.52%	December 21, 2004	5,000	5,000	5,000
3.97%	January 18, 2005	10,000	10,000	—
6.05%	May 2, 2005	30,000	30,000	30,000
2.50%	May 4, 2005	10,000	10,000	—
4.02%	July 1, 2005	7,000	7,000	—
2.75%	September 20, 2005	10,000	10,000	—
2.92%	October 31, 2005	5,000	5,000	—
2.68%	November 14, 2005	10,000	10,000	—
2.43%	November 21, 2005	25,000	—	—
6.52%	November 30, 2005	4,000	4,000	4,000
6.39%	December 6, 2005	5,000	5,000	5,000
2.46%	February 13, 2006	10,000	—	—
2.93%	March 20, 2006	10,000	10,000	—
6.53%	*October 2, 2006	20,000	20,000	20,000
3.06%	November 13, 2006	7,000	7,000	—
4.91%	December 7, 2006	5,000	5,000	5,000
5.28%	December 21, 2006	5,000	5,000	5,000
4.84%	January 16, 2007	5,000	5,000	—
4.66%	July 2, 2007	7,000	7,000	—
3.38%	November 13, 2007	6,000	6,000	—
5.88%	July 9, 2008	10,000	10,000	10,000
5.63%	September 16, 2008	13,056	13,056	13,056
4.99%	*October 30, 2008	20,000	20,000	20,000
5.49%	December 8, 2008	5,000	5,000	5,000
5.90%	December 22, 2008	5,000	5,000	5,000
5.50%	January 15, 2009	5,000	5,000	—
4.34%	August 14, 2009	10,000	10,000	—
7.10%	September 10, 2009	4,719	4,833	4,977
5.91%	*January 13, 2010	20,000	20,000	20,000
4.85%	February 8, 2010	10,000	10,000	—
6.56%	*April 12, 2010	20,000	20,000	20,000
6.58%	*February 27, 2012	20,000	20,000	20,000
5.39%	*December 16, 2013	15,000	15,000	15,000
	Unamortized premium	2,984	5,001	8,322

	Total advances from FHLB	$554,759	$533,890	$465,355

*	These advances have call dates ranging from January 2002 through December 2008.

F-CBI-30

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

These advances are contractual agreements with the FHLB. If the Bank were to opt to prepay any of the advances prior to their maturity date, the Bank may incur a prepayment penalty.

In accordance with generally accepted accounting principles, the Bank recorded the FHLB advances acquired from First Federal at the market value on the date of acquisition. The Bank recorded an adjustment of $9.47 million to record the advances at fair value. The Bank is amortizing this premium on a level-yield basis over the remaining lives of the advances.

The following tables present certain information regarding the Bank’s FHLB advances and short-term borrowed funds at the dates or for the periods indicated (dollars in thousands):

	At or for the Nine Months Ended September 30,
	2003	2002
Average balance outstanding:
Federal Home Loan Bank advances	$559,331	$467,998
Short-term borrowed funds	117,405	113,400
Maximum amount outstanding at any month-end during the period:
Federal Home Loan Bank advances	$571,825	$477,021
Short-term borrowed funds	123,703	121,852
Balance outstanding at end of period:
Federal Home Loan Bank advances	$551,775	$466,927
Short-term borrowed funds	120,333	119,532
Weighted average interest rate during the period:
Federal Home Loan Bank advances	4.39%	4.98%
Short-term borrowed funds	0.66	1.54
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	4.20%	4.94%
Short-term borrowed funds	0.62	1.33

	At or For the Years Ended December 31,
	2002	2001	2000
Average balance outstanding:
Federal Home Loan Bank advances	$477,042	$235,440	$105,692
Short-term borrowed funds	116,318	110,823	110,520
Maximum amount outstanding at any month-end during the period:
Federal Home Loan Bank advances	$562,901	$457,033	$124,000
Short-term borrowed funds	124,315	125,866	119,821
Balance outstanding at end of period:
Federal Home Loan Bank advances	$528,889	$457,033	$100,000
Short-term borrowed funds	121,052	117,180	106,493
Weighted average interest rate during the period:
Federal Home Loan Bank advances	4.92%	5.20%	6.39%
Short-term borrowed funds	1.41	2.60	3.31
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	4.65%	5.01%	6.15%
Short-term borrowed funds	0.90	1.77	3.20

SBM’s FHLB stock collateralizes the FHLB advances. In addition, mortgage loans and otherwise unencumbered investment securities qualified as collateral available to the FHLB were pledged to secure these advances, unused credit lines and letters of credit issued by the FHLB. As of September 30, 2003 and December 31, 2002, SBM had the ability to borrow a total of approximately $717.75 million and $660.57 million, respectively, from the FHLB.

F-CBI-31

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

SBM maintains a line of credit of $34.00 million with the FHLB which accrues interest at variable rates determined by the FHLB on a daily basis. Amounts drawn against the line of credit are due within one day of withdrawal; however, such amounts are automatically renewed provided that SBM has sufficient cash balances deposited with the FHLB. Borrowings under the line of credit are secured by U.S. Government treasury and/or agency bonds. There were no outstanding borrowings on the FHLB line of credit at September 30, 2003 and December 31, 2002 and 2001.

Short-term borrowed funds primarily represents commercial transactional repurchase accounts (business checking accounts, which are not Federal Deposit Insurance Corporation insured).

(12)    DIRECTOR AND EMPLOYEE RETIREMENT EXPENSES

During the third quarter of 2001, the Company recorded $1.42 million of director and employee retirement expenses which represents $872,000 of director (see Note 3) and $547,000 of employee retirement expenses. In September 2001, the Bank offered an early retirement package to eligible employees. Ten Bank employees opted for the package. The employee retirement expense includes a pension charge of $264,000 and vacation time of $283,000.

(13)    RELOCATION AND BRANCH CLOSING COSTS

During the third quarter of 2001, the Bank recorded $872,000 of relocation and branch closing costs. In conjunction with the acquisition of First Federal, the Bank closed five of its existing branch offices which were located near First Federal branch locations. The Bank expensed $431,000 in future lease payments, $172,000 in furniture and equipment and $164,000 in leasehold improvements relating to these branch location closings. In addition, the Bank relocated certain back office operational departments from a building that was leased to a building that the Bank owns. The Bank expensed $105,000 in the third quarter of 2001 related to leasehold improvements which will no longer be used.

(14)    BENEFIT PLANS

The Bank has a non-contributory defined benefit pension plan (“the Pension Plan”) covering substantially all employees. The benefits are based on years of service and average compensation, as defined in the Pension Plan.

The following table sets forth the change in benefit obligation, change in plan assets and the funded status of the Bank’s pension plan for the years ended December 31, 2002 and 2001. The table includes the effect from the First Federal acquisition. The table also provides a reconciliation of the Pension Plan’s funded status and the amounts recognized in the Bank’s consolidated statements of condition (in thousands):

	For the Years Ended December 31,
	2002	2001
Change in benefit obligation:
Benefit obligation, beginning of year	$37,285	$18,800
Service cost	1,807	1,348
Interest cost	2,582	1,438
Actuarial loss	4,990	2,925
Plan amendments	—	168
Early retirement expenses (see Note 12)	—	264
First Federal benefit obligation at acquisition date	—	12,956
Benefits paid	(1,695)	(614)

Benefit obligation, end of year	$44,969	$37,285

F-CBI-32

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

	For the Years Ended December 31,
	2002	2001
Change in plan assets:
Fair value of plan assets, beginning of year	$30,367	$22,019
Actual return on plan assets	(2,707)	(3,485)
First Federal plan assets	—	12,447
Benefits paid	(1,695)	(614)

Fair value of plan assets, end of year	$25,965	$30,367

	December 31,
	2002	2001
Funded status	$(19,005)	$(6,918)
Employer contributions after measurement date	1,412	—
Minimum pension liability	(2,592)	—
Unrecognized transition asset	(40)	(117)
Unrecognized prior service cost	240	259
Unrecognized net actuarial loss	10,503	142

Accrued benefit cost	$(9,482)	$(6,634)

The components of net periodic pension cost for the years ended December 31, 2002, 2001 and 2000 were as follows (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Service cost	$1,807	$1,348	$1,363
Interest cost	2,582	1,438	1,321
Expected return on plan assets	2,707	(1,621)	(1,454)
Recognized net gain	—	(223)	(87)
Amortization and deferral	(5,429)	(69)	(69)
Additional amount due to settlement or curtailment	—	773	—

Net periodic pension cost	$1,667	$1,646	$1,074

Significant actuarial assumptions used in determining the actuarial present value of the projected benefit obligation and the net periodic pension cost were as follows:

	For the Years Ended December 31,
	2002	2001	2000
Discount rate	6.50%	7.00%	7.75%
Rate of increase in compensation levels	4.50%	4.50%	4.50%
Long-term rate of return on assets	8.50%	8.50%	8.50%

F-CBI-33

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

The Bank has entered into supplemental retirement agreements with certain officers and outside directors. The following table sets forth the change in benefit obligation and the funded status of the obligations for the years ended December 31, 2002 and 2001. The table also provides a reconciliation of the obligation’s funded status and the amounts recognized in the Bank’s consolidated statements of condition (in thousands):

	December 31,
	2002	2001
Change in benefit obligation:
Benefit obligation, beginning of year	$4,480	$3,165
Service cost	370	230
Interest cost	414	270
Actuarial loss	2,935	466
Plan amendments	(1,406)	349

Benefit obligation, end of year	6,793	4,480

Fair value of plan assets, end of year	—	—

Funded status	(6,793)	(4,480)
Unrecognized prior service cost	(920)	1,902
Unrecognized net actuarial loss	4,730	601
Minimum pension liability	(1,380)	(845)
Other	—	(8)

Accrued benefit cost	$(4,363)	$(2,830)

The components of net periodic pension cost for the years ended December 31, 2002, 2001 and 2000 were as follows (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Service cost	$370	$230	$203
Interest cost	414	270	206
Actual return on plan assets	55	—	—
Amortization and deferral	222	399	285

Net periodic pension cost	$1,061	$899	$694

Significant actuarial assumptions used in determining the actuarial present value of the projected benefit obligation and the net periodic pension cost were as follows:

	December 31,
	2002	2001	2000
Discount rate	6.50%	7.00%	7.75%
Rate of increase in compensation levels	4.00 and 4.50%	4.00 and 4.50%	4.00 and 4.50%

F-CBI-34

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

In addition to providing pension benefits, the Bank provides certain health care benefits for retired employees (“the Health Care Plan”). Only employees retiring before January 1, 1989 are eligible for these benefits, provided they attain age 55 while working for the Bank. In addition, all employees who have attained age 55 and have ten years of vested service are covered under the Health Care Plan until age 65. Effective January 1, 1993, the Bank began to accrue for the estimated costs of these benefits through charges to expense during the years that the employees earn these benefits. The following table reconciles the Health Care Plan’s funded status to the accrued obligation as of December 31, 2002 and 2001 (in thousands):

	December 31,
	2002	2001
Accumulated postretirement benefit obligation:
Retirees	$3,236	$3,038
Other fully eligible participants	243	181
Other active participants	928	833

	4,407	4,052
Unrecognized actuarial (loss) gain	(115)	123
Unrecognized prior service cost	(508)	(562)

Accrued benefit cost	$3,784	$3,613

For the years ended December 31, 2002, 2001 and 2000, net postretirement health care cost included the following components (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Service cost	$132	$78	$69
Interest cost	274	86	71
Amortization and deferral	55	(5)	(16)

Net postretirement benefit cost	$461	$159	$124

Significant actuarial assumptions used in determining the actuarial present value of the projected benefit obligation and the net postretirement health care cost are as follows:

	For the Years Ended December 31,
	2002	2001	2000
Discount rate	6.50%	7.00%	7.75%

The health care cost trend rate used to measure the accumulated postretirement benefit obligation is 7.00% as of December 31, 2002. Increasing the health care cost trend rate by 1% would increase the accumulated postretirement benefit obligation by approximately $383,000 and the net postretirement benefit cost by approximately $46,000 (pretax), annually as of December 31, 2002

In connection with the Plan of Conversion, the Bank established an ESOP which acquired 8%, or 898,560, of the shares which were issued in the conversion at a price of $10.36 per share. The purchase of the shares by the ESOP was funded by a loan of $9.31 million from the Company. The loan is to be repaid in fifteen equal annual installments of principal and interest of $1.12 million. Interest on the loan is fixed at 8.75%. ESOP expense for the years ended December 31, 2002 and 2001 was $1.87 million and $1.37 million, respectively. ESOP expense is based on the market value of the Company’s common stock at the time shares are allocated to employees, which may differ from the $10.36 cost of those shares.

F-CBI-35

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(15)    INCOME TAXES

The provision for income taxes for the nine months ended September 30, 2003 and 2002 is based on the estimated effective tax rate for the years than ended. For the years ended December 31, 2002, 2001 and 2000, the provision for (benefit from) income taxes consisted of the following (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Current federal tax provision	$12,412	$9,665	$7,179
Deferred federal tax provision (benefit)	214	(3,290)	(3,520)

Total provision for income taxes	$12,626	$6,375	$3,659

As of December 31, 2002 and 2001, the components of the net deferred income tax asset included in current and deferred income taxes in the accompanying consolidated statements of condition were (in thousands):

	December 31,
	2002	2001
Deferred tax assets:
Allowance for loan losses	$5,600	$5,330
Charitable contributions	—	1,099
Benefits	6,983	5,338
Branch premiums	375	324
Payments and interest on nonaccrual loans	324	62
Investment securities impairment	1,613	1,076
Capital loss	231	879
Compensation	312	793
Other	792	557

	16,230	15,458

Deferred tax liabilities:
Unrealized gain on available for sale securities	(9,223)	(7,340)
Core deposit intangible and noncompete agreement	(2,523)	(2,408)
Premium/discount on First Federal	(2,451)	(2,688)
Accretion	(1,050)	(187)
Premises and equipment	(474)	(267)
Mortgage servicing rights	(505)	(672)
Other	(104)	(994)

	(16,330)	(14,556)

Net deferred tax (liability) asset	$(100)	$902

Effective for taxable years commencing after December 31, 1998, financial service companies are permitted to establish in the State of Connecticut a passive investment company (“PIC”) to hold and manage loans secured by real property. In 1999, SBM established a PIC, as a wholly-owned subsidiary, and transferred a portion of its real estate mortgage portfolio from SBM to the PIC. Income earned by the PIC is exempt from Connecticut corporation business tax and dividends received by the financial service company from the PIC were not taxable through September 30, 2003.

F-CBI-36

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

For the years ended December 31, 2002, 2001 and 2000, the provision for income taxes differed from the amount computed by applying the statutory federal income tax rate (35%) to income before provision for income taxes for the following reasons (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Tax provision at statutory rate	$13,501	$6,699	$3,865
Increase (decrease) in tax resulting from:
Cash surrender value of life insurance	(842)	(361)	—
Tax exempt income	(373)	(90)	(60)
ESOP	436	262	82
Dividends received deduction	(147)	(196)	(249)
Other, net	51	61	21

	$12,626	$6,375	$3,659

As of December 31, 2002, the Bank’s allowance for loan losses for federal income tax return purposes was approximately $19.01 million. If any portion of this allowance is used for purposes other than to absorb loan losses and write-downs of other real estate owned, such amounts will become subject to income tax at the then current tax rate. Management does not anticipate that capital will be used in such a way so as to require the payment of taxes on taxable income resulting from the recapture of the tax allowance. As a result, in accordance with SFAS No. 109, no provision for such tax has been recorded in the accompanying consolidated financial statements.

(16)    STOCK-BASED COMPENSATION

The Company established the Connecticut Bancshares, Inc. 2000 Stock-Based Incentive Plan and the 2002 Equity Compensation Plan (jointly, the “Stock Incentive Plans”) to attract and retain qualified personnel in key positions and to provide employees with an interest in the Company as an incentive to contribute to its success. The Stock Incentive Plans authorize the granting of options to purchase common stock of the Company and awards of restricted shares of common stock. All employees and non-employee directors of the Company are eligible to receive awards under the Stock Incentive Plans. The Stock Incentive Plans are administered by a committee (the “Committee”). Subject to certain regulatory conditions, the Committee has the authority to determine the amount of options granted to any individual and the dates on which each option will become exercisable. The exercise price of all options is determined by the Committee but is at least 100% of the fair market value of the underlying common stock at the time of the grant. In addition, subject to certain regulatory conditions, the Committee has the authority to determine the amounts of restricted stock awards granted to any individual and the dates on which restricted stock awards granted will vest or any other conditions which must be satisfied before vesting.

F-CBI-37

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

A summary of the status of the Company’s Stock Incentive Plans as it relates to stock options as of September 30, 2003 and December 31, 2002, 2001 and 2000 and changes during the periods ended on those dates is presented below:

	Number of Shares	Weighted Average Exercise Price
Options outstanding at December 31, 1999	—	$—
Granted	1,017,776	17.63

Options outstanding at December 31, 2000	1,017,776	17.63
Granted	35,580	18.51
Forfeited	(7,800)	17.63
Exercised	(3,608)	17.63

Options outstanding at December 31, 2001	1,041,948	17.66
Granted	728,996	37.20
Forfeited	(1,800)	17.63
Exercised	(35,360)	17.63

Options outstanding at December 31, 2002	1,733,784	25.87
Exercised	(260,343)	17.82

Options outstanding at September 30, 2003	1,473,441	27.30

At September 30, 2003 and December 31, 2002 and 2001, options were exercisable on 116,931, 365,658 and 201,274 shares of stock with a weighted average exercise price of $17.68, $17.64 and $17.63, respectively.

The following table summarizes by plan the options available for grant at both September 30, 2003 and December 31, 2002:

	2000 Stock-Based Incentive Plan	2002 Equity Compensation Plan
Options available for grant	1,123,200	675,000
Options granted	(1,123,200)	(621,476)

Options remaining for grant	—	53,524

The following table summarizes information related to outstanding options as of September 30, 2003 and December 31, 2002:

September 30, 2003

Exercise Price	Number Outstanding	Remaining Contractual Life (Years)	Weighted Average Exercise Price
$17.63	742,945	7.24	$17.63
$21.80	6,000	7.98	21.80
$27.74	18,000	8.39	27.74
$37.50	706,496	9.05	37.50

Total	1,473,441	8.12	27.30

December 31, 2002

Exercise Price	Number Outstanding	Remaining Contractual Life (Years)	Weighted Average Exercise Price
$17.63	997,288	7.98	$17.63
$21.80	7,500	8.73	21.80
$27.74	22,500	9.14	27.74
$37.50	706,496	9.80	37.50

Total	1,733,784	8.74	25.87

F-CBI-38

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(17)    SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

The following table presents quarterly consolidated financial information for the Company for 2003, 2002 and 2001 (in thousands).

	For the Years Ended December 31,
	2003			2002				2001
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$31,508	$32,667	$33,620	$35,004	$35,108	$35,420	$35,033	$35,765	$29,535	$25,014	$25,073
Interest expense	11,762	12,146	12,754	13,888	14,750	15,159	16,110	16,922	13,215	10,831	10,964

Net interest income	19,746	20,521	20,866	21,116	20,358	20,261	18,923	18,843	16,320	14,183	14,109
Provision for loan losses	300	300	375	375	375	375	375	375	875	375	375

Net interest income after provision for loan losses	19,446	20,221	20,491	20,741	19,983	19,886	18,548	18,468	15,445	13,808	13,734
Noninterest income(1)	9,218	5,749	5,009	5,052	4,755	4,498	4,720	3,991	(879)	2,993	2,892
Noninterest expense	15,861	14,809	14,542	14,563	14,679	15,338	15,028	15,076	14,524	10,672	11,041

Income before provision for income taxes	12,803	11,161	10,958	11,230	10,059	9,046	8,240	7,383	42	6,129	5,585
Provision for income taxes	(4,289)	(3,683)	(3,616)	(3,706)	(3,320)	(2,931)	(2,670)	(2,392)	—	(2,084)	(1,899)

Net income	$8,514	$7,478	$7,342	$7,524	$6,739	$6,115	$5,570	$4,991	$42	$4,045	$3,686

(1)	Third quarter 2001 includes net losses on securities of $230,000 and an other than temporary impairment of securities charge of $3.92 million. Third quarter 2003 includes net gains on sales of securities of $3.95 million.

(18)    COMMITMENTS AND CONTINGENCIES

Cash and Due from Banks Withdrawal and Usage Reserve Requirements

The Bank is required to maintain reserves against its transaction accounts and non-personal time deposits. As of September 30, 2003 and December 31, 2002 and 2001, cash and due from banks withdrawal/usage reserve requirements of approximately $6.95 million, $7.47 million and $6.43 million, respectively, existed as a result of Federal Reserve requirements to maintain certain average balances.

Lease Commitments

The Bank leases certain of its premises and equipment under lease agreements which expire at various dates through July 2023. The Bank has the option to renew certain of the leases at fair rental values. Rental expense was approximately $1.02 million and $1.05 million for the nine months ended September 30, 2003 and 2002, respectively. Rental expense was approximately $1.37 million, $1.26 million and $1.13 million for the years ended December 31, 2002, 2001 and 2000, respectively.

F-CBI-39

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

As of the dates indicated, minimum rental commitments under noncancellable operating leases were (in thousands):

Year	As of September 30, 2003	As of December 31, 2002
2003	$314	$1,144
2004	1,196	1,035
2005	980	818
2006	694	526
2007	558	377
Thereafter	2,013	1,617

Total	$5,755	$5,517

Loan Commitments and Letters of Credit

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit of approximately $252.24 million, $270.53 million and $235.52 million as of September 30, 2003 and December 31, 2002 and 2001, respectively, and standby letters of credit of approximately $7.62 million, $4.78 million and $6.75 million as of September 30, 2003 and December 31, 2002 and 2001, respectively.

These consolidated financial instruments involve, to varying degrees, elements of credit and interest rate risk. The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for existing loans. Management believes that the Bank controls the credit risk of these financial instruments through credit approvals, lending limits, monitoring procedures and the receipt of collateral when deemed necessary.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bank management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include income producing commercial properties, accounts receivable, inventory and property, plant and equipment.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in existing loan facilities to customers. The Bank holds real estate and marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

(19)    LEGAL CONTINGENCIES

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

F-CBI-40

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(20)    PARENT COMPANY FINANCIAL INFORMATION

Summarized information relative to the statements of condition as of September 30, 2003 and December 31, 2002 and 2001 and statements of operations and cash flows for the nine months ended September 30, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000 of Connecticut Bancshares, Inc. (parent company only) are presented as follows (in thousands):

Statements of Condition	September 30, 2003	December 31,
		2002	2001
Assets:
Cash and cash equivalents	$5,427	$7,360	$11,226
Investment in SBM	235,717	232,339	202,735
Securities available for sale	4,651	7,609	20,368
Current and deferred income taxes	10,008	4,303	2,333
Accrued interest receivable	—	7	185
Other assets	506	21	—

Total assets	$256,309	$251,639	$236,847

Liabilities and stockholders’ equity:
Other liabilities	$50	$79	$1,473

Total liabilities	50	79	1,473

Stockholders’ equity	256,259	251,560	235,374

Total liabilities and stockholders’ equity	$256,309	$251,639	$236,847

	For the Nine Months Ended September 30,		For the Years Ended December 31,
Statements of Operations	2003	2002	2002	2001	2000
Interest and dividend income:
Interest and dividend income on investment securities	$372	$1,072	$1,289	$2,246	$1,744

Noninterest income:
Gains on sales of securities, net	107	373	726	520	19
Other than temporary impairment of securities (Note 7)	(201)	—	—	(160)	—

Total noninterest (loss) income	(94)	373	726	360	19

Noninterest expense:
Salaries and employee benefits	4,040	2,559	3,736	3,511	856
Fees and services	2,194	561	759	992	636
Securities contributed to SBM Charitable Foundation, Inc.	—	—	—	—	8,316
Other operating expenses	131	138	156	179	77

Total noninterest expense	6,365	3,258	4,651	4,682	9,885

Loss before (benefit from) provision for income taxes and equity in undistributed earnings of SBM	(6,087)	(1,813)	(2,636)	(2,076)	(8,122)
(Benefit from) provision for income taxes	(2,023)	(1,014)	(1,285)	82	(2,692)

Loss before equity in undistributed earnings of SBM	(4,064)	(799)	(1,351)	(2,158)	(5,430)
Equity in undistributed earnings of SBM	27,398	19,224	27,300	14,922	12,813

Net income	$23,334	$18,425	$25,949	$12,764	$7,383

F-CBI-41

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2003	2002	2002	2001	2000
Statements of Cash Flows
Cash flows from operating activities:
Net income	$23,334	$18,425	$25,949	$12,764	$7,383
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Securities contributed to SBM Charitable Foundation, Inc.	—	—	—	—	8,316
Accretion on bonds, net	(59)	(123)	(153)	(253)	(456)
Gains on sales of securities, net	(107)	(373)	(726)	(520)	(19)
Other than temporary impairment of securities	201	—	—	160	—
Deferred income tax (benefit) provision	(2,044)	1,543	693	(97)	(7,393)
Granting of restricted stock to former Chairman of the Board	—	—	—	276	—
Granting of stock options to former Chairman of the Board	—	—	—	266	—
Accelerated vesting of restricted stock	—	—	—	214	—
Accelerated vesting of stock options	—	7	7	124	—
Change in ESOP unearned compensation	1,979	1,388	1,963	1,368	855
Change in restricted stock unearned compensation	2,149	1,199	1,843	1,630	—
Changes in operating assets and liabilities—
Accrued interest receivable	7	94	178	204	(325)
Other assets	(485)	(243)	90	—	—
Other liabilities	(29)	8	65	(1,680)	1,628
Change in equity of SBM due to minimum pension liability	—	—	(1,734)	—	—
Equity in undistributed earnings of SBM	(27,398)	(19,224)	(27,300)	(14,922)	(12,813)

Net cash (used in) provided by operating activities	(2,952)	2,701	875	(466)	(2,824)

Cash flows from investing activities:
Proceeds from maturities of available for sale securities	—	—	—	5,900	5,000
Proceeds from sales of available for sale securities	8,602	6,025	13,109	12,482	983
Purchases of available for sale securities	(7,692)	(1,893)	(2,011)	(1,858)	(40,950)
Proceeds from principal payments of available for sale securities	1,727	(1,157)	1,707	409	57
Investment in SBM	—	—	—	—	(45,257)

Net cash provided by (used in) investing activities	2,637	2,975	12,805	16,933	(80,167)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	—	—	—	90,513
Funding of trustee purchases of restricted stock	—	—	(6,702)	(9,620)	—
Dividend from SBM	15,000	—	—	—	—
Purchase of treasury stock	(16,222)	(5,522)	(5,522)	—	—
Proceeds from exercise of stock options	4,661	559	623	64	—
Dividends paid	(5,557)	(4,282)	(5,945)	(3,257)	—

Net cash (used in) provided by financing activities	(2,118)	(9,245)	(17,546)	(12,813)	90,513

Net (decrease) increase in cash and cash equivalents	(1,933)	(3,569)	(3,866)	3,654	7,522

Cash and cash equivalents, beginning of period	7,360	11,226	11,226	7,572	50

Cash and cash equivalents, end of period	$5,427	$7,657	$7,360	$11,226	$7,572

(21)    CASH SURRENDER VALUE OF LIFE INSURANCE

In 2001, the Bank purchased $20.00 million of Bank Owned Life Insurance (“BOLI”). The Bank purchased these policies for the purpose of protecting itself against the cost/loss due to the death of key employees and to offset the Bank’s future obligations to its employees under various retirement and benefit plans. On August 31, 2001, the Bank acquired $20.36 million

F-CBI-42

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000 of BOLI as a result of the acquisition of First Federal. The total value of BOLI at September 30, 2003 and December 31, 2002 and December 31, 2001 was $45.59 million, $43.80 million and $41.40 million, respectively. The Bank recorded income from BOLI of $1.78 million and $1.81 million for the nine months ended September 30, 2003 and 2002, respectively. The Bank recorded income from BOLI of $2.41 million and $1.03 million for the years ended December 31, 2002 and 2001, respectively.

(22)    DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Bank is required to disclose the estimated fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated statements of condition, for which it is practicable to estimate fair value.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and cash equivalents, cash surrender value of life insurance, Federal Home Loan Bank stock and accrued interest receivable

The carrying amount is a reasonable estimate of fair value.

Securities available for sale

For marketable equity securities and other securities held for investment purposes, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans held for sale

The fair value of residential mortgage loans held for sale is estimated using quoted market prices provided by government agencies.

Loans

The fair value of the net loan portfolio is estimated by discounting the loans’ future cash flows using the prevailing interest rates as of year-end at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

The book and fair values of unrecognized commitments to extend credit and standby letters of credit were not significant as of December 31, 2002 and 2001.

Deposits and short-term borrowed funds

The fair value of savings, NOW, demand and money market deposits, as well as short-term borrowed funds and mortgagors’ escrow accounts, is the amount payable on demand as of year-end. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates offered for deposits of similar remaining maturities as of year-end.

Advances from Federal Home Loan Bank

The fair value of advances is estimated by discounting the future cash flows using the rates offered for advances of similar remaining maturities as of year-end.

Values not determined

The above excludes certain financial, as well as non-financial, instruments from its disclosure requirements, including premises and equipment, the intangible value of the Bank’s portfolio of loans serviced (both for itself and for others) and related servicing network, and the intangible value inherent in the Bank’s deposit relationships (i.e., core deposits), among other assets and liabilities. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

F-CBI-43

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

As of December 31, 2002 and 2001, the estimated fair values and recorded book balances of the Bank’s financial instruments were (in thousands):

	December 31,
	2002		2001
	Recorded Book Balance	Fair Value	Recorded Book Balance	Fair Value
Assets:
Cash and cash equivalents	$25,264	$25,264	$122,624	$122,624
Securities available for sale	841,622	841,622	758,534	758,534
Loan held for sale	—	—	746	746
Loans, net	1,540,567	1,578,333	1,421,143	1,443,879
Federal Home Loan Bank Stock	30,783	30,783	30,783	30,783
Cash surrender value of life insurance	43,803	43,803	41,396	41,396
Accrued interest receivable	12,613	12,613	12,933	12,933

Liabilities:
Deposits—
Savings	$383,085	$383,085	$357,512	$357,512
Money market	209,301	209,301	171,207	171,207
Certificates of deposit	643,201	656,972	736,951	730,458
NOW	230,293	230,293	214,825	214,825
Demand	130,099	130,099	110,443	110,443
Short-term borrowed funds	121,052	121,052	117,180	117,180
Mortgagors’ escrow accounts	15,097	15,097	10,580	10,580
Advances from Federal Home Loan Bank	533,890	562,596	465,355	467,369

(23)    SUBSEQUENT EVENTS

Agreement and Plan of Merger

On July 15, 2003, the Company signed a definitive agreement to merge with New Haven Savings Bank (“NHSB”), pursuant to which NHSB will acquire all of the outstanding shares of the Company. Separately, NHSB announced its intention to convert from a mutual savings bank to a stock savings bank and simultaneously merge with the Company and Alliance Bancorp of New England, Inc., holding company for Tolland Bank.

Under the terms of the merger agreement, the Company’s stockholders will be entitled to receive $52.00 in cash in exchange for each share of the Company’s common stock held. If the transaction closes after March 31, 2004, the merger price is subject to increase based on the Company earnings, net of dividends paid for each full month thereafter.

The transactions are expected to be completed in the first quarter of 2004. NHSB has adopted a plan for conversion to convert to a public company simultaneously with the acquisitions. As part of the conversion, NHSB will form a new holding company and conduct a subscription offering of its common stock to eligible depositors and others under applicable law. Remaining shares are expected to be offered for sale to the community and the general public. The conversion is subject to approval from the FDIC, the Connecticut Banking Commissioner and NHSB’s Corporators. The acquisition is contingent on the approvals of stockholders of the Company, the FDIC, the Federal Reserve Board, and the Connecticut Banking Commissioner.

In connection with the definitive agreement, the Company accelerated to December 2, 2003 the vesting of all unvested restricted stock awards that had been granted to certain officers. The Company recorded a charge of approximately $1.4 million, $922,000 net of tax, for the acceleration of the restricted stock awards during the fourth quarter of 2003.

Non-performing Loans

In December 2003, a $4.3 million commercial loan was placed on nonaccrual status. The loan is collateralized by real estate and machinery and equipment with an aggregate appraised value of approximately $5.0 million based on independent appraisals completed during the past 18 months.

F-CBI-44

INDEX TO ALLIANCE BANCORP OF NEW ENGLAND, INC.

CONSOLIDATED FINANCIAL STATEMENTS

ALLIANCE BANCORP OF NEW ENGLAND, INC.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Page(s)

Independent Auditors’ Report	F-ANE-2

Consolidated Balance Sheets
As of September 30, 2003 (unaudited) and December 31, 2002 and 2001	F-ANE-3

Consolidated Income Statements
For the Nine Months Ended September 30, 2003 and 2002 (unaudited) and for the Years Ended December 31, 2002, 2001 and 2000	F-ANE-4

Consolidated Statements of Changes in Shareholders’ Equity
For the Nine Months Ended September 30, 2003 and 2002 (unaudited) and for the Years Ended December 31, 2002, 2001 and 2000	F-ANE-5

Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2003 and 2002 (unaudited) and for the Years Ended December 31, 2002, 2001 and 2000	F-ANE-7

Notes to Consolidated Financial Statements	F-ANE-8

All schedules are omitted as the required information is not applicable or is included in the Consolidated Financial Statements or related Notes.

F-ANE-1

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors of

Alliance Bancorp of New England, Inc.:

We have audited the accompanying consolidated balance sheets of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated income statements, statements of changes in shareholders’ equity, and statements of cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Hartford, Connecticut
January 28, 2003 (except as to Note 16, which is as of July 16, 2003)

F-ANE-2

ALLIANCE BANCORP OF NEW ENGLAND, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2003	December 31, 2002	December 31, 2001
	(Unaudited)
	(In thousands, except share data)
Assets
Cash and due from banks	$15,119	$13,941	$12,723
Short-term investments	6,024	4,520	2,591

Total cash and cash equivalents	21,143	18,461	15,314

Securities available for sale (at fair value)	103,145	87,812	85,973

Securities held to maturity (fair value of $5,984 in 2002 and $11,987 in 2001)	—	5,372	12,397

Loans held for sale	3,722	11,942	3,057

Residential mortgage loans	95,993	78,717	59,980
Commercial mortgage loans	91,758	94,692	87,485
Other commercial loans	39,565	39,550	37,658
Consumer loans	36,371	39,547	39,849
Government guaranteed loans	19,753	25,756	29,595

Total loans	283,440	278,262	254,567
Less: Allowance for loan losses	(4,120)	(4,050)	(3,700)

Net loans	279,320	274,212	250,867

Premises and equipment, net	5,873	5,104	5,458
Accrued interest income receivable	2,110	2,417	2,812
Cash surrender value of life insurance	6,423	6,207	4,391
Other assets	1,986	2,987	4,296

Total assets	$423,722	$414,514	$384,565

Liabilities and Shareholders’ Equity
Demand deposits	$37,134	$35,600	$33,647
NOW deposits	40,561	39,091	36,400
Money market deposits	41,412	43,964	41,223
Savings deposits	82,082	77,605	60,182
Time deposits	126,197	134,572	131,906

Total deposits	327,386	330,832	303,358

Borrowings	60,056	54,510	57,069
Other liabilities	6,406	3,622	2,049

Total liabilities	393,848	388,964	362,476
Preferred stock, $0.01 par value; 100,000 shares authorized, none issued	—	—	—
Common stock, $0.01 par value; authorized 4,000,000 shares; issued 2,879,103 in 2003, 2,868,105 in 2002 and 2,774,479 in 2001; outstanding 2,678,504 in 2003, 2,667,506 in 2002 and 2,573,880 in 2001	29	29	25
Additional paid-in capital	12,873	12,791	11,577
Retained earnings	20,184	19,183	16,473
Accumulated other comprehensive loss, net	(103)	(3,344)	(2,877)
Treasury stock (200,599 shares)	(3,109)	(3,109)	(3,109)

Total shareholders’ equity	29,874	25,550	22,089

Total liabilities and shareholders’ equity	$423,722	$414,514	$384,565

See accompanying notes to consolidated financial statements

F-ANE-3

ALLIANCE BANCORP OF NEW ENGLAND, INC.

CONSOLIDATED INCOME STATEMENTS

	Nine months ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
	(Unaudited)
	(In thousands, except share data)
Interest and Dividend Income
Loans	$12,979	$13,403	$18,007	$18,931	$17,394
Debt securities	2,364	3,836	4,859	5,207	5,025
Dividends on equity securities	573	609	839	957	1,071
Short-term investments	439	251	302	371	1,161

Total interest and dividend income	16,355	18,099	24,007	25,466	24,651

Interest Expense
Deposits	4,675	6,440	8,335	10,308	10,071
Borrowings	2,515	2,306	3,124	2,947	2,688

Total interest expense	7,190	8,746	11,459	13,255	12,759

Net Interest Income	9,165	9,353	12,548	12,211	11,892

Provision for Loan Losses	65	301	348	325	335

Net interest income after provision for loan losses	9,100	9,052	12,200	11,886	11,557

Non-Interest Income
Service charges and other income	3,007	1,789	2,603	1,685	1,482
Net (losses) gains on securities	(570)	189	158	(476)	36
Net gains on assets	—	122	93	9	—

Total non-interest income	2,437	2,100	2,854	1,218	1,518

Non-Interest Expense
Compensation and benefits	4,795	4,186	5,669	4,695	4,638
Occupancy	579	519	690	717	699
Data processing services and equipment	875	927	1,228	1,294	1,216
Office and insurance	440	444	567	545	574
Purchased services	987	833	1,233	979	775
Merger related	818	—	—	—	—
Other	436	580	766	702	719

Total non-interest expense	8,930	7,489	10,153	8,932	8,621

Income before income taxes	2,607	3,663	4,901	4,172	4,454
Income tax expense	1,004	1,087	1,443	1,197	1,234

Net Income	$1,603	$2,576	$3,458	$2,975	$3,220

Share Data
Basic earnings per share	$0.59	$1.00	$1.33	$1.16	$1.26

Diluted earnings per share	$0.57	$0.95	$1.26	$1.12	$1.24

Average basic shares outstanding	2,695,515	2,577,466	2,600,855	2,566,886	2,555,102
Average additional dilutive shares	116,494	128,538	140,473	79,948	41,745

Average diluted shares	2,812,009	2,706,004	2,741,328	2,646,834	2,596,847

See accompanying notes to consolidated financial statements

F-ANE-4

ALLIANCE BANCORP OF NEW ENGLAND, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common stock	Additional paid-In capital	Retained earnings	Accumulated other comprehensive loss	Treasury stock	Total
	(In thousands, except share data)

Balance, December 31, 1999	$25	$11,429	$11,618	$(5,616)	$(3,109)	$14,347
Comprehensive income
Net income			3,220			3,220
Unrealized gains on securities, net of reclassification adjustment				1,101		1,101

Comprehensive income						4,321
Dividends declared ($0.250 per share)			(640)			(640)
Exercise of stock options		87				87

Balance, December 31, 2000	25	11,516	14,198	(4,515)	(3,109)	18,115
Comprehensive income
Net income			2,975			2,975
Unrealized gains on securities, net of reclassification adjustment				1,638		1,638

Comprehensive income						4,613
Dividends declared ($0.273 per share)			(700)			(700)
Exercise of stock options		61				61

Balance, December 31, 2001	25	11,577	16,473	(2,877)	(3,109)	22,089
Comprehensive income
Net income			3,458			3,458
Unrealized losses on securities, net of reclassification adjustment				(467)		(467)

Comprehensive income						2,991
Dividends declared ($ 0.286 per share)			(738)			(738)
Stock split effected in the form of a stock dividend	3		(10)			(7)
Directors’ deferred stock compensation		158				158
Exercise of stock options	1	662				663
Tax benefit from exercise of stock options		394				394

Balance, December 31, 2002	$29	$12,791	$19,183	$(3,344)	$(3,109)	$25,550

(Continued on next page)

See accompanying notes to consolidated financial statements

F-ANE-5

ALLIANCE BANCORP OF NEW ENGLAND, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Continued from previous page)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive (loss) income	Treasury stock	Total
	(In thousands, except share data) (Unaudited)

Balance, December 31, 2001	$25	$11,577	$16,473	$(2,877)	$(3,109)	$22,089
Comprehensive income
Net income			2,576			2,576
Unrealized losses on securities, net of reclassification adjustment				(524)		(524)

Comprehensive income						2,052
Dividends declared ($ 0.211 per share)			(544)			(544)
Stock split effected in the form of a stock dividend	3		(10)			(7)
Exercise of stock options		132				132

Balance, September 30, 2002	$28	$11,709	$18,495	$(3,401)	$(3,109)	$23,722

Balance, December 31, 2002	$29	$12,791	$19,183	$(3,344)	$(3,109)	$25,550
Comprehensive income
Net income			1,603			1,603
Unrealized gains on securities, net of reclassification adjustment				3,241		3,241

Comprehensive income						4,844
Dividends declared ($ 0.225 per share)			(602)			(602)
Directors’ deferred stock compensation		31				31
Exercise of stock options		38				38
Tax benefit from exercise of stock options		13				13

Balance, September 30, 2003	$29	$12,873	$20,184	$(103)	$(3,109)	$29,874

	Nine months ended September 30,		Years ended December 31,
Disclosure of reclassification adjustment	2003	2002	2002	2001	2000
	(Unaudited)
	(In thousands)
Unrealized holding gains (losses) arising during the period, net of income tax effect of $(994), $206, $187, $(669) and $(605), respectively	$2,865	$(400)	$(363)	$1,299	$1,124
Less reclassification adjustment for losses (gains) included in net income, net of income tax effect of $(194), $65, $54, $(137) and $13, respectively	376	(124)	(104)	339	(23)

Net unrealized gains (losses) on securities	$3,241	$(524)	$(467)	$1,638	$1,101

See accompanying notes to consolidated financial statements

F-ANE-6

ALLIANCE BANCORP OF NEW ENGLAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
	(Unaudited)		(In thousands)
Operating Activities:
Net income	$1,603	$2,576	$3,458	$2,975	$3,220
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	65	301	348	325	335
Depreciation and amortization	495	523	732	508	530
Net losses (gains) on securities and other assets	570	(1,100)	(251)	467	(36)
Loans originated for sale	(82,021)	(14,925)	(33,333)	(13,406)	(7,636)
Proceeds from loans sold	90,241	13,723	24,448	11,349	7,416
Increase (decrease) in other liabilities	2,784	1,935	1,178	(798)	1,223
Decrease (increase) in accrued interest income receivable	307	523	395	377	(579)
Tax benefit from exercise of stock options	13	—	394	—	—
Decrease (increase) in other assets	320	186	(441)	1,156	(1,676)

Net cash provided (used) by operating activities	14,377	3,742	(3,072)	2,953	2,797
Investing Activities:
Securities available for sale:
Proceeds from repayments and maturities	16,511	10,315	11,636	587	7,126
Proceeds from sales	7,316	27,270	35,735	9,755	6,143
Proceeds from calls	8,430	9,000	9,000	1,000	1,387
Purchases	(39,473)	(33,979)	(55,478)	(37,445)	(12,219)
Securities held to maturity:
Proceeds from amortization and maturities	286	2,251	3,126	4,013	3,948
Proceeds from calls	—	1,000	1,000	2,005	—
Net increase in total loans	(5,206)	(14,821)	(23,693)	(27,498)	(36,859)
Proceeds from sales of foreclosed assets	—	—	—	230	261
Purchases of premises and equipment	(1,095)	(83)	(151)	(240)	(705)
Proceeds from sales of premises and equipment	—	211	211	195	—
Purchases of life insurance	—	—	—	(3,000)	—

Net cash (used) provided by investing activities	(13,231)	1,164	(18,614)	(50,398)	(30,918)
Financing Activities:
Net (decrease) increase in interest-bearing deposits	(4,980)	25,564	25,521	19,488	24,539
Net increase in demand deposits	1,534	6,234	1,953	3,354	4,586
Proceeds from FHLBB advances	96,498	14,570	27,163	20,709	6,000
Principal repayments of FHLBB advances	(90,952)	(18,039)	(27,622)	(11,240)	(3,500)
Net (decrease) increase in other borrowings	—	(2,100)	(2,100)	900	4,624
Exercise of stock options	38	132	663	61	87
Cash dividends paid	(602)	(551)	(745)	(700)	(640)

Net cash provided by financing activities	1,536	25,810	24,833	32,572	35,696

Net Change in Cash and Cash Equivalents	2,682	30,716	3,147	(14,873)	7,575
Cash and cash equivalents at beginning of the period	18,461	15,314	15,314	30,187	22,612

Cash and cash equivalents at end of the period	$21,143	$46,030	$18,461	$15,314	$30,187

Supplemental Information on Cash Payments
Interest	$7,200	$8,750	$11,455	$13,295	$12,611
Income taxes	1,090	1,500	1,650	1,550	1,372

Supplemental Information on Non-cash Transactions
Net loans transferred to foreclosed assets	$—	$—	$—	$206	$172
Securities transferred to held to maturity	—	—	—	7,045	—
Securities transferred to available for sale	5,087	3,166	3,166	11,882	1,030

See accompanying notes to consolidated financial statements

F-ANE-7

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

1.    Summary of Significant Accounting Policies

Principles of Business and Consolidation.    Alliance Bancorp of New England, Inc. (“Alliance” or the “Company”) is a one bank holding company, chartered in Delaware. Alliance owns 100% of the stock of Tolland Bank (the “Bank”), a Connecticut chartered savings bank. Alliance also wholly owns Alliance Capital Trust I (“Trust I”) and Alliance Capital Trust II (“Trust II”). These Trusts have issued trust preferred securities which are included in borrowings in the consolidated balance sheets.

Tolland Bank provides consumer and commercial banking services from its ten offices located in and around Tolland County, Connecticut. The Bank also provides non-deposit financial products in association with third parties. The Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank wholly owns a passive investment company, Tolland Investment Corporation (“TIC”), chartered in Connecticut to own and service real estate secured loans, which succeeded a previous passive investment company which was merged into the Bank in 2001. The Bank also wholly owns a Connecticut chartered corporation named Asset Recovery Systems, Inc. (“ARS”) which is a foreclosed asset liquidation subsidiary.

The consolidated financial statements include Alliance, the Bank, Trust I, Trust II, TIC, and ARS. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company and its subsidiaries have no significant transactions with entities in which they hold an investment interest, except for Bankers Bank Northeast (a mutually owned correspondent bank) and the Federal Home Loan Bank of Boston. Transactions with these entities are generally limited to correspondent banking, and borrowing transactions; income includes dividends received from these entities.

Basis of Preparation and Presentation.    The consolidated financial statements have been prepared and presented in conformity with accounting principles generally accepted in the United States of America. Unless otherwise noted, all dollar amounts presented in the consolidated financial statements and note tables are rounded to the nearest thousand dollars, except share data. All share and per share data for prior periods has been adjusted to reflect the eleven-for-ten stock split effected in the form of a 10% stock dividend distributed in May 2002. Certain prior period amounts have been reclassified to conform with current financial statement presentation. The Company uses the accrual method of accounting for all material items of income and expense.

Unaudited Interim Financial Statements.    The consolidated interim financial statements and notes thereto have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they are unaudited and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, footnote disclosures made in the Company’s September 30, 2003, Form 10-Q have been included herein. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results which may be expected for the year as a whole.

Significant Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the financial statements and the reported amounts of revenues and expenses for the periods presented. The actual results of Alliance could differ from those estimates.

The most significant estimates are those related to assessing the allowance for loan losses, including the identification and valuation of impaired loans; determining and measuring other-than-temporary declines in the fair value of securities; estimating securities fair values in determining accumulated other comprehensive income (loss); establishing the deferred tax asset valuation allowance; and determining the obligation for pension and other post-retirement benefits. Factors affecting these estimates include national and local economic conditions, the level and trend of interest rates, real estate trends and values, securities market trends and values, and financial ratings methodologies.

F-ANE-8

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

Securities.    It is the Company’s intent that, beginning with the first quarter of 2003, purchases of investment securities will be accounted for as available for sale for the foreseeable future. Prior to 2003, debt securities for which the Company had the positive intent and ability to hold to maturity, were classified as held to maturity securities and reported at amortized cost. Trading securities, if any, are securities bought principally for the purpose of selling them in the near term. Unrealized gains and losses on trading securities are included in earnings. Securities not classified as trading securities are classified as available for sale securities and reported at fair value, with unrealized net gains or losses excluded from earnings and reported in a separate component of shareholders’ equity (accumulated other comprehensive income or loss), net of applicable income taxes. Realized gains or losses on the sale of securities are generally computed on a specific identified cost basis and reported in net gain (loss) on securities in the consolidated income statements. Premiums and discounts on debt securities are recognized as an adjustment of yield by the interest method.

Any decline in the fair value of a security below its cost that is considered to be other-than-temporary is reflected as a realized loss in the consolidated income statements. Securities with unrealized losses are periodically reviewed by Management to assess the loss. A written evaluation is performed by Management for debt securities with unrealized losses which are not rated as investment grade by the rating agencies that draws a conclusion as to whether there has been an other-than-temporary impairment.

Loan Sale Activities.    Residential mortgage loans originated and held for sale are classified separately in the consolidated balance sheets and reported at the lower of amortized cost or market value (based on secondary market prices). An adjustment to reduce these loans to market value was not required at December 31, 2002 and 2001. Gains or losses on sale are determined using the specific identification method.

The Company generally sells its residential mortgage loans on a servicing released basis. The Company also sells participation interests in commercial loans which the Company holds and services. All sales are made on a non-recourse basis and there are no transfers that qualify as secured borrowings.

Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivatives be recognized on the balance sheet at fair value. The Company uses forward delivery contracts (sale commitments) to reduce market risk on (i) closed residential mortgage loans held for sale and (ii) rate-locked loans (origination commitments) expected to be closed and held for sale. All such loans are committed for sale without recourse at prices exceeding cost. Forward sale commitments are entered into with respect to individual loan origination commitments, with delivery conditional on the closing of the related loans. The forward sale commitments generally require delivery within 60 days of closing the related loan and conformity with secondary market guidelines including loan documentation. The total outstanding amount of forward mortgage sale commitments was $2,800,000 at September 30, 2003 and $10,700,000 at December 31, 2002. Forward sale commitments and interest rate lock (origination) commitments are recorded in the consolidated balance sheets at fair value. The Company had no other derivative instruments under SFAS No. 133 at September 30, 2003 and December 31, 2002.

Changes in the fair value of forward sale commitments and related origination commitments have not been material, and are equal in amount due to the Company’s practice of entering into a sale commitment at the time it issues an origination commitment for a particular loan. Changes in the fair value of forward sale commitments, interest rate lock (origination) commitments and hedged loans held for sale are included in service charges and other income (a component of non-interest income in the consolidated income statements).

Forward sale commitments related to closed loans are accounted for as fair value hedges under SFAS No. 133. Changes in the fair value of such commitments and loans are both recorded in the consolidated income statements and, accordingly, any hedge ineffectiveness is included in reported net income. However, because the Company’s forward sale commitments relate to specific closed loans, changes in the fair value of the forward commitments offset changes in the fair value of the related loans and, accordingly, there is no hedge ineffectiveness recognized as a gain or loss in earnings. All components of the changes in fair value of the forward sale commitments are included in the assessment of hedge effectiveness.

F-ANE-9

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

The Company’s objective in entering into forward sale commitments is to minimize market risk attributable to changes in interest rates during the regular conduct of its mortgage banking activities. The Company regularly originates residential mortgage loans intended for sale into the secondary market. The Company’s strategy is to enter into customary secondary market commitments with strong counterparties for conforming residential mortgage products.

Total Loans.    Total loans (representing all loans other than those held for sale) are reported at the principal amount outstanding, net of charge-offs, and adjusted for the net amount of deferred fees and costs, premiums and discounts. Net loans are total loans less the allowance for loan losses.

Premiums and discounts are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Commitment fees are considered to be an adjustment to the loan yield. Loan origination fees and certain direct costs of loan origination are also deferred and accounted for as an adjustment to yield based on the contractual amortization of the loan, adjusted for prepayments.

Accrued interest income receivable is included in the consolidated balance sheets. Most of the Company’s loans require interest payments monthly in arrears. The Company generally places loans on nonaccrual status when a payment becomes more than three months past due. The Company may also place a loan on nonaccrual sooner if a concern develops as to the ultimate collection of principal or interest. The Company may continue to accrue interest on certain commercial loans which are well secured and in the process of collection. Generally, when a commercial loan is placed on nonaccrual status, any interest receivable over ninety days is charged-off against income. Interest receivable on all other loans is charged-off against income entirely when the loan is placed on nonaccrual status. Payments received on nonaccruing loans are normally applied first against unpaid interest.

Allowance for Loan Losses and Provision for Loan Losses.    The allowance for loan losses is maintained at a level estimated by the Company to be adequate to absorb estimated credit losses associated with the loan portfolio. The provision for loan losses is a charge to current period income necessary to maintain the loan loss allowance at the level estimated to be adequate by the Company.

The Company’s Credit Committee is responsible for assessing the adequacy of the loan loss allowance. The Committee provides its quarterly assessment to the Board of Directors for approval of the amount of the loan loss allowance.

The Company consistently follows a detailed methodology for determining the loan loss allowance. This methodology is based on the loan categories shown on the consolidated balance sheets. Allowances for loan impairment are maintained in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Additionally, amounts are allocated to individual pools of loans based on the size of each pool, the expected average life of each pool, the inherent annual loss rate based on an assessment of historic losses for that pool, and Management’s assessment of current environmental conditions that could affect individual loan categories. Finally, an unallocated component is assigned to the overall allowance based on Management’s assessment of the overall risks and trends of the portfolio, uncertainties in the loan loss estimation process and other relevant factors.

A loan is considered impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Management excludes large groups of smaller balance homogeneous loans, including residential mortgages and consumer loans, which are evaluated collectively for impairment. The amount of impairment represents the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded amount, or, as a practical expedient for collateral dependent loans, the difference between the appraised value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral. The Company’s method of recognition of interest income on impaired loans is consistent with the method of recognition of interest on all loans.

Current estimates of loan losses may vary from future estimates and from ultimate loan loss experience. While the allowance is based on an analysis of individual loans and loan pools, the entire allowance is available to absorb losses on any loan or loan category. The Company’s estimates of the collectibility of principal and interest are based in many cases on estimates of future borrower cash flows and market conditions and expectations. In addition, federal and state regulatory

F-ANE-10

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Based on information available to them at the time of their examination, and on regulatory guidelines then in effect, such agencies may require the Company to recognize adjustments to the allowance for loan losses.

Loan Charge-offs.    Loans are charged-off in whole or in part when it has been determined that there has been a loss of principal. For real estate secured loans, this determination is normally made in conjunction with a current appraisal analysis. Charge-offs (recoveries) are charged (credited) to the allowance for loan losses. Initial writedowns on recently acquired foreclosed assets are also charged-off against the allowance for loan losses.

Foreclosed Assets.    Foreclosed assets are transferred from the loan portfolio and recorded initially at the lower of cost or fair value less selling costs, with any necessary write down from carrying value recognized as a charge-off against the allowance for loan losses.

The Company periodically obtains and analyzes appraisals of foreclosed real estate. If the fair value less selling costs is less than the carrying value of these assets, these assets are written down to that value by crediting the amount to a valuation allowance. Gains and losses on the ultimate disposition of foreclosed assets, and provisions to increase the valuation allowance, are reported in Net gains on assets in the consolidated income statements. Estimating the carrying value of foreclosed real estate generally involves the same uncertainties discussed above regarding the allowance for loan losses. Net receipts and disbursements related to the operations of foreclosed real estate are included in other non-interest expense in the consolidated income statements.

Premises and Equipment.    Premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation is charged to expense on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the improvements. Estimated lives are 15 to 40 years for buildings and improvements and 3 to 20 years for furniture, fixtures, software and equipment. Expenditures for maintenance and repairs are charged to expense as they are incurred.

Cash Surrender Value of Life Insurance.    The cash surrender value of bank-owned life insurance relates to policies on employees and directors of Tolland Bank for which the Bank is the beneficiary. Increases in cash surrender value are included in non-interest income in the consolidated income statements. These policies are issued for the general account of the insurance companies.

Revenues and Expenses from Sales of Non Deposit Investment Products.    In conjunction with third parties, certain employees of the Company are licensed to sell non deposit investment products, including mutual funds, annuities and other insurance products. The Company records as non-interest income revenues earned from product sales in accordance with the terms of revenue sharing agreements with these third parties. The Company currently employs the persons authorized to sell these products and pays most of the direct costs related to the sales activities. These costs are charged to expense as incurred, and are classified primarily in compensation and benefits expense. Under a previous agreement in effect prior to November 2002, a third party vendor employed its sales representative and incurred all of the costs of engaging in the sales activities.

Deferred Income Taxes.    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to future taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The valuation allowance for deferred tax assets is subject to ongoing adjustment based on changes in circumstances that affect management’s judgment about the likelihood that the associated tax benefits will be realized. Adjustments to increase or decrease the valuation allowance for deferred tax assets related to unrealized losses on securities are charged or credited, respectively, to accumulated other comprehensive income, while all other adjustments are charged or credited to income tax expense.

Stock Options.    The Company measures the compensation cost for its stock option plans using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44. No compensation cost is recognized because, at the grant date,

F-ANE-11

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

the exercise price of the options is equal to the fair market value of the Company’s common stock. When options are exercised, new shares are issued with proceeds credited to common stock and to additional paid-in capital, including, for non-qualifying options, the related income tax benefit.

The following table summarizes pro forma net income and earnings per share data as if the fair value method of accounting in SFAS No. 123, Accounting for Stock-Based Compensation, had been applied to all awards granted. Under this method, compensation cost of stock options is measured at the grant date based on the fair market value of the award and is recognized over the service period.

	Nine months ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
	(Unaudited)
	(In thousands, except per share data)
Net income, as reported	$1,603	$2,576	$3,458	$2,975	$3,220
Deduct total stock-based compensation expense determined under the fair-value-based method, net of related tax effects	—	(25)	(905)	(36)	(16)

Pro forma net income	$1,603	$2,551	$2,553	$2,939	$3,204

Basic earnings per share
As reported	$0.59	$1.00	$1.33	$1.16	$1.26
Pro forma	0.59	0.99	0.98	1.15	1.25
Diluted earnings per share
As reported	0.57	0.95	1.26	1.12	1.24
Pro forma	0.57	0.94	0.93	1.11	1.24

The fair value of each option grant was estimated using the Black-Scholes option-pricing model in accordance with the weighted-average assumptions indicated below. The resulting weighted-average fair values were $3.81 in 2002, $2.17 in 2001 and $1.26 in 2000. There were 9,240 stock options granted in the first nine months of 2002. None were granted in 2003. The resulting weighted-average fair value was $2.47 for the first nine months of 2002.

	Assumptions used for grants made in
	Nine months ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
	(Unaudited)
Expected dividend yield	—	2.00%	2.00%	3.05%	3.54%
Expected volatility	—	30.63%	31.12%	37.07%	27.42%
Risk free interest rate	—	3.59%	3.82%	5.04%	5.11%
Expected life (years)	—	8.00	8.00	10.00	10.00

Deferred Stock Plans.    The Directors’ Deferred Compensation Plan allows directors to defer director fees and to receive payment in shares of the Company’s common stock. The number of shares is fixed based on current share prices at the time the fees are recorded as expense, and directors must receive payment in shares. Accordingly, the deferred compensation is credited to additional paid-in capital when earned. When the deferred compensation is paid in shares, the difference between the current share price and the price at the deferral date is also recorded in additional paid-in capital.

The Stock Option Income Deferral Plan permits option holders to elect a stock-for-stock exercise to defer to this plan shares with a value equal to the taxable income that would have otherwise resulted from the option exercise. Elections to exercise stock options under this plan are reported as exercised stock options. Such elections are not recorded in shareholders’ equity until the end of the deferral period.

Retirement Benefit Plans.    The Company has a noncontributory pension plan covering substantially all employees working 20 hours per week or more. Costs related to this plan, based upon actuarial computations of current and future

F-ANE-12

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

benefits for employees, are charged to non-interest expense and are funded in accordance with the requirements of the Employee Retirement Income Security Act (“ERISA”). The Company also accrues costs related to unfunded employee plans providing for supplemental retirement benefits. The Tolland Bank Directors’ Retirement Plan provides for payments to former directors upon retirement from the board. The Company accrues costs related to this unfunded plan over the period of service, based on various actuarial assumptions including normal director retirement expectations.

Earnings Per Share.    Earnings per share are computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share are calculated by dividing net income by weighted average shares outstanding, plus shares issuable under the Directors’ Deferred Compensation Plan. Diluted earnings per share are calculated by dividing net income by the sum of the number of shares used for basic earnings per share and an incremental number of shares reflecting the potential dilution that could occur if common stock equivalents (such as stock options) were converted into common stock using the treasury stock method. The incremental number of shares also includes all shares in the Stock Option Income Deferral Plan.

Cash Flow Reporting.    The Company uses the indirect method to report cash flows from operating activities. Under this method, net income is reconciled to net cash flow from operating activities. Net reporting of cash transactions affecting balance sheet items has been used where permitted. The Company considers due from banks and short-term investments to be cash equivalents.

Comprehensive Income.    Comprehensive income includes net income and any changes in equity from non-owner sources that are not included in the income statement, including changes in unrealized gains and losses on securities, net of applicable income taxes.

Business Segments.    An operating segment is a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. The Company’s operations are limited to financial services provided within the framework of a community bank, and decisions are based generally on specific market areas and or product offerings. Accordingly, based on the financial information now regularly evaluated by the Company’s chief operating decision-maker, the Company operates in a single business segment.

Recent Accounting Developments.    In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. SFAS No. 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed at least annually for impairment. Impairment losses would be charged to earnings when they occur. Amortization of goodwill ceases at the SFAS No. 142 adoption date which, for calendar year-end entities such as Alliance, was January 1, 2002. SFAS No. 142 requires that intangible assets other than goodwill (such as core deposit intangibles) continue to be amortized to expense over their estimated useful lives. SFAS No. 142 had an insignificant impact on the consolidated financial statements, as the Company’s intangible assets at December 31, 2002 were limited to goodwill of $49,000 which under SFAS No. 142 is no longer amortized.

In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized and depreciated as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier adoption is permitted. The adoption of this statement did not affect the Company’s consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, which is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The provisions of this statement are to be applied prospectively. The adoption of SFAS No. 144 did not affect the Company’s consolidated financial statements.

F-ANE-13

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which updates, clarifies and simplifies several existing accounting pronouncements. For example, SFAS No. 145 eliminated the SFAS No. 4 requirement to report all material net gains and losses from extinguishments of debt as extraordinary items, net of related income taxes. The adoption of this statement did not affect the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires that a liability be recognized for these costs when incurred, rather than when an entity commits to an exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002; there were no commitments related to such activities at that date or through September 30, 2003.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions—an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. SFAS No. 147 eliminates the requirement to amortize an intangible asset represented by an excess of the fair value of liabilities assumed over the fair value of assets acquired in certain acquisitions of financial institutions such as core deposit intangibles. In addition, this statement amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions, such as core deposit intangibles. This statement did not have a material impact on the Company’s consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 was effective for fiscal years ending after December 15, 2002 for transition guidance and annual disclosure provisions. The Company has provided the disclosures required by SFAS No. 148 in this note under the heading “Stock Options.”

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, addresses disclosures to be made by a guarantor in its financial statements about its obligations under guarantees. The disclosure requirements applicable to the Company are included in Note 13 to the consolidated financial statements. The interpretation also requires the recognition, at fair value, of a liability of a guarantor at the inception of certain guarantees issued or modified after December 31, 2002. This recognition requirement did not have a material impact on the Company’s consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, which establishes accounting guidance for consolidation of variable interest entities (VIEs) that function to support the activities of the primary beneficiary. The primary beneficiary of a VIE is the entity that absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003, and are otherwise effective in the first interim or annual period ending after December 15, 2003. In its current form, FIN 46 may require the Company to re-characterize the trust preferred securities issued by its two wholly owned subsidiary business trusts (Trust I and Trust II) in future financial statements. Such re-characterization is not expected to affect the carrying amount of the liability reported in the consolidated financial statements or the recognition of related funding costs as interest expense.

In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier I capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to allow institutions to include trust preferred securities in Tier I capital for regulatory capital

F-ANE-14

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

purposes. As of September 30, 2003, if the Company was not allowed to include its $7.0 million of trust preferred securities issued by Trust I or Trust II within Tier I capital, then the Company would still exceed the regulatory required minimums for capital adequacy purposes.

In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This statement did not have a material impact on the Company’s consolidated financial statements.

In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. As originally issued, this statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. However, the effective date of the statement’s provisions related to the classification and measurement of certain mandatorily redeemable non-controlling interests (such as a consolidated subsidiary’s trust preferred securities) has been deferred indefinitely by the FASB, pending further Board action. The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial statements.

2.    Cash and Cash Equivalents

Short-term investments at December 31, 2002 and 2001 are summarized below:

	December 31,
	2002	2001
	(In thousands)
Money market preferred stock	$4,500	$2,500
Other short-term investments	20	91

Total short-term investments	$4,520	$2,591

The Company is required to maintain certain average vault cash and cash reserve balances with the Federal Reserve Bank of Boston. Cash and due from banks included amounts so required of $3,780,000 and $3,196,000 at December 31, 2002 and 2001, respectively.

3.    Securities

Information concerning the securities portfolios is summarized below as of September 30, 2003, December 31, 2002 and December 31, 2001.

	September 30, 2003
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(Unaudited)
	(In thousands)
Securities available for sale
U.S. Government and agency debt	$27,005	$277	$—	$27,282
U.S. Agency mortgage-backed debt	31,959	138	(159)	31,938
Other mortgage-backed debt	14	—	—	14
Trust preferred	17,527	1,210	(253)	18,484
Other corporate debt	10,393	254	(418)	10,229
Marketable equity	13,100	176	(972)	12,304
Non-marketable equity	2,894	—	—	2,894

Total available for sale	$102,892	$2,055	$(1,802)	$103,145

F-ANE-15

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

	December 31, 2002
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(In thousands)
Securities available for sale
U.S. Government and agency debt	$26,167	$159	$—	$26,326
U.S. Agency mortgage-backed debt	13,615	160	—	13,775
Trust preferred	17,551	229	(782)	16,998
Other corporate debt	15,841	207	(1,771)	14,277
Marketable equity	15,758	188	(2,295)	13,651
Non-marketable equity	2,785	—	—	2,785

Total available for sale	$91,717	$943	$(4,848)	$87,812

Securities held to maturity
U.S. Government and agency debt	$1,047	$65	$—	$1,112
U.S. Agency mortgage-backed debt	850	20	—	870
Other mortgage-backed debt	259	8	—	267
Other corporate debt	3,216	530	(11)	3,735

Total held to maturity	$5,372	$623	$(11)	$5,984

	December 31, 2001
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(In thousands)
Securities available for sale
U.S. Government and agency debt	$10,149	$55	$(99)	$10,105
U.S. Agency mortgage-backed debt	17,876	78	(120)	17,834
Trust preferred	24,526	390	(2,464)	22,452
Other corporate debt	22,047	212	(851)	21,408
Marketable equity	12,387	160	(953)	11,594
Non-marketable equity	2,580	—	—	2,580

Total available for sale	$89,565	$895	$(4,487)	$85,973

Securities held to maturity
U.S. Government and agency debt	$2,063	$46	$(2)	$2,107
U.S. Agency mortgage-backed debt	2,747	53	—	2,800
Other mortgage-backed debt	1,518	32	—	1,550
Other corporate debt	6,069	56	(595)	5,530

Total held to maturity	$12,397	$187	$(597)	$11,987

During the first quarter of 2003, the held to maturity category was eliminated and the entire portfolio was transferred to available for sale. Subsequent to the transfer, all purchases of investment securities have been accounted for as available for sale and the same treatment will be applied to all purchases for the foreseeable future. Ten securities with an amortized cost totaling $5.1 million were transferred to available for sale from held to maturity. The transfer resulted in an additional unrealized gain of $415 thousand (net of income taxes of $214 thousand) which was recorded as a decrease in the accumulated other comprehensive loss.

During 2002, three corporate debt securities with an amortized cost of $3,166,000 were transferred to available for sale from held to maturity due to evidence of significant deterioration in the issuers’ credit worthiness through the downgrading by a credit agency and other relevant factors. The unrealized loss at the transfer date of $489,000 (net of income taxes of $252,000) was recorded as an increase in the accumulated other comprehensive loss.

F-ANE-16

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

On January 1, 2001, the Company adopted SFAS No. 133 and, as permitted by this accounting standard, reclassified certain debt securities from held to maturity to available for sale. Securities with a total amortized cost of $11,882,000, net of a transfer adjustment of $1,571,000 and with a total fair value of $11,585,000, were transferred to available for sale from held to maturity. The net unrealized loss on these securities was $1,868,000. At the same time, securities with an amortized cost totaling $7,045,000 and a fair value totaling $7,127,000 were transferred to held to maturity from available for sale. The net unrealized gain on these securities was $82,000 at the transfer date. The overall impact of these transfers was an increase of $196,000 in the accumulated other comprehensive loss.

During 2000, one corporate debt security with an amortized cost of $1,030,000 was transferred to available for sale from held to maturity due to evidence of significant deterioration in the issuer’s credit worthiness through the downgrading by a credit agency and other relevant factors. The unrealized loss at the transfer date of $314,000 (net of income taxes of $162,000) was recorded as an increase in the accumulated other comprehensive loss.

The amortized cost, estimated fair value and average yield of debt securities are shown in the following table by remaining period to contractual maturity. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is calculated based on amortized cost.

	December 31, 2002
	Amortized Cost	Fair Value	Average Yield
	(Dollars in thousands)
Debt securities available for sale
Due in 1 year or less	$9,969	$9,977	1.50%
Due after 1 to 5 years	22,890	23,136	3.06
Due after 5 to 10 years	2,051	2,186	6.51
Due after 10 years	38,264	36,077	6.36

Total available for sale	$73,174	$71,376	4.67%

Debt securities held to maturity
Due in 1 year or less	$—	$—	—%
Due after 1 to 5 years	76	81	7.84
Due after 5 to 10 years	1,179	1,250	7.87
Due after 10 years	4,117	4,653	7.85

Total held to maturity	$5,372	$5,984	7.85%

At December 31, 2002, the Company had $29,247,000 of securities available for sale with call provisions and $1,047,000 of securities held to maturity with call provisions.

Non-marketable equity securities consist of the required investment in Federal Home Loan Bank of Boston stock and an equity investment in Bankers Bank Northeast.

At December 31, 2002, securities with an amortized cost of $2,467,000 were pledged to secure treasury, tax and loan accounts and public deposits.

F-ANE-17

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

A summary of the net gains (losses) on securities is shown in the following table:

	Years ended December 31,
	2002	2001	2000
	(In thousands)
Debt securities sold
Gross gains	$1,265	$165	$—
Gross losses	(89)	(130)	(211)

Net gains (losses) on sales	1,176	35	(211)

Equity securities sold
Gross gains	332	79	247
Gross losses	—	(1)	—

Net gains on sales	332	78	247

Net gains on sales of securities	1,508	113	36
Gain on equity shares awarded	14	—	—
Losses on writedowns	(1,364)	(589)	—

Net gains (losses) on securities	$158	$(476)	$36

During the first nine months of 2003, a debt security with an amortized cost of $1,547,000 was written down by $1,168,000 and a common equity security with a cost of $989,000 was written down by $504,000. In 2002, a debt security with an amortized cost of $1,049,000 was written down by $849,000. A debt security with an amortized cost of $515,000 was written off in 2002 after having been written down by $515,000 in 2001. Also in 2001, an equity security with a cost of $119,000 was written down by $74,000. These writedowns reflect other-than-temporary declines in the value of these securities.

4.    Total Loans and Allowance for Loan Losses

Total loans at December 31, 2002 and 2001 are summarized below:

	December 31,
	2002	2001
	(In thousands)
Residential mortgage loans	$78,717	$59,980
Commercial mortgage loans	94,692	87,485
Other commercial loans:
Construction	12,093	8,810
Other commercial
Real estate secured	11,831	14,561
Non real estate secured	15,626	14,287

Total other commercial loans	39,550	37,658
Consumer loans:
Installment	11,291	15,958
Home equity line loans	26,811	22,506
Other consumer loans	1,445	1,385

Total consumer loans	39,547	39,849

Total regular loans	252,506	224,972
Purchased government guaranteed loans	25,756	29,595

Total loans	$278,262	$254,567

Premiums on loans purchased, deferred loan fees and costs, net	$673	$570

F-ANE-18

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

Following is information about the Company’s nonaccruing loans and impaired loans:

	September 30, 2003	December 31,
		2002	2001
	(Unaudited)
	(In thousands)
Total nonaccruing loans	$3,682	$2,433	$2,149
Accruing loans past due 90 days or more	1,111	185	—

Impaired loans:
Valuation allowance required	$230	$774	$969
No valuation allowance required	2,880	989	3,238

Total impaired loans	$3,110	$1,763	$4,207

Total valuation allowance on impaired loans	$104	$127	$129
Commitments to lend additional funds to borrowers with impaired loans	—	—	—

	Years ended December 31,
	2002	2001	2000
	(In thousands)
Additional interest that would have been earned on year-end nonaccruing loans if they had been accruing based on original terms	$96	$84	$75
Total interest income recognized on impaired loans while such loans were considered impaired	279	140	107
Average recorded investment in impaired loans	3,706	1,616	1,285

The valuation allowance on impaired loans is included in the overall allowance for loan losses. Changes in the allowance for loan losses were as follows:

	Nine months ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
	(Unaudited)
	(In thousands)
Balance at beginning of period	$4,050	$3,700	$3,700	$3,400	$3,200
Charge-offs	(29)	(47)	(57)	(148)	(214)
Recoveries	34	46	59	123	79
Provision for loan losses	65	301	348	325	335

Balance at end of period	$4,120	$4,000	$4,050	$3,700	$3,400

The majority of the Company’s loans are secured by real estate located within Tolland County in central Connecticut. Real estate loan activities are governed by the Company’s loan policies, and loan to value ratios are based on an analysis of the collateral backing each loan.

Loans serviced for others totaled $3,883,000 and $5,346,000 at December 31, 2002 and 2001, respectively.

In the ordinary course of business, the Company makes loans to its directors and officers and their related interests on substantially the same terms prevailing at the time of origination for comparable transactions with others. As of December 31, 2002 and 2001, loans to related parties totaled $239,000 and $434,000, respectively. For the year ended December 31, 2002, advances on related party loans totaled $180,000 and payments on related party loans totaled $375,000.

F-ANE-19

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

5.    Premises and Equipment, Net

The components of premises and equipment are as follows:

	December 31,
	2002	2001
	(In thousands)
Land	$1,247	$1,290
Buildings	5,372	5,321
Furniture, fixtures, and equipment	3,032	2,969

Total premises and equipment	9,651	9,580
Less: accumulated depreciation and amortization	(4,547)	(4,122)

Premises and equipment, net	$5,104	$5,458

The Company sold parcels of excess land with a cost of $101,000 and $278,000 in 2002 and 2001, respectively. A net gain of $145,000 in 2002 and a net loss of $2,000 in 2001 were recorded from the sales of property. A net loss of $36,000 in 2000 was recorded on the writedown of property.

6.    Other Assets

Other assets at December 31, 2002 and 2001 are summarized below:

	December 31,
	2002	2001
	(In thousands)
Deferred tax asset, net	$1,362	$1,705
Prepaid retirement benefit cost	1,015	249
Life insurance purchase deposit	—	1,500
All other assets	610	842

Total other assets	$2,987	$4,296

7.    Deposits

Deposit balances and average rates at December 31, 2002 and 2001 were as follows:

	December 31,
	2002		2001
	Amount	Avg. Rate	Amount	Avg. Rate
	(Dollars in thousands)
Demand deposits	$35,600	—%	$33,647	—%
NOW deposits	39,091	0.43	36,400	1.15
Money market deposits	43,964	1.46	41,223	2.34
Savings deposits	77,605	1.25	60,182	2.02

Total non-time deposits	196,260	0.91	171,452	1.52
Time deposits, by remaining period to maturity:
Within 1 year	67,659	3.02	79,470	4.18
After 1, but within 2 years	20,187	4.41	23,102	4.95
After 2, but within 3 years	19,702	5.15	12,333	5.49
After 3, but within 4 years	7,716	4.86	9,904	6.54
After 4, but within 5 years	19,308	4.87	7,097	4.91

Total time deposits	134,572	3.91	131,906	4.65

Total deposits	$330,832	2.13%	$303,358	2.88%

F-ANE-20

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

Amounts and average rates of time deposits of $100,000 or more, by remaining period to maturity, were as follows:

	December 31,
	2002		2001
	Amount	Avg. Rate	Amount	Avg. Rate
	(Dollars in thousands)
Within 3 months	$4,235	2.53%	$7,180	2.93%
After 3, but within 6 months	2,502	2.89	4,057	4.13
After 6, but within 12 months	2,024	3.36	4,878	5.29
After 12 months	16,310	4.89	10,451	5.22

Total time deposits of $100,000 or more	$25,071	4.17%	$26,566	4.45%

Interest expense and interest paid on deposits are summarized as follows:

	Years ended December 31,
	2002	2001	2000
	(In thousands)
Interest expense:
NOW deposits	$312	$498	$502
Money market deposits	893	1,431	1,614
Savings deposits	1,310	1,206	1,145
Time deposits	5,820	7,173	6,810

Total deposit interest expense	$8,335	$10,308	$10,071

Interest paid:
Time deposits of $100,000 or more	$1,131	$1,280	$1,151
Total deposit interest paid	8,348	10,323	10,070

8.    Borrowings

Borrowings in the following table are reported based on the remaining period to contractual maturity. None of the borrowings amortize. Actual maturities may differ from contractual maturities because lenders have the right to call certain borrowings with or without call penalties.

	December 31,
	2002		2001
Due Date	Amount	Rate	Amount	Rate
	(Dollars in thousands)
FHLBB advances:
Within 1 year	$—	—%	$6,469	2.02%
After 1, but within 2 years	1,500	5.09	—	—
After 2, but within 3 years	7,000	6.52	1,500	5.09
After 3, but within 4 years	1,500	5.66	6,000	7.05
After 4, but within 5 years	3,500	3.81	1,500	5.66
After 5 years	34,010	5.21	32,500	5.26

Total FHLBB advances	47,510	5.31	47,969	5.05
Federal funds purchased	—	—	2,100	1.80
Company-obligated mandatorily redeemable trust securities	7,000	10.14	7,000	10.14

Total borrowings	$54,510	5.93%	$57,069	5.55%

F-ANE-21

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

The Company paid $3,107,000, $2,972,000 and $2,541,000 in interest on borrowings during the years ended December 31, 2002, 2001 and 2000, respectively.

The Company has a line of credit equal to 2% of total assets with the Federal Home Loan Bank of Boston (“FHLBB”). The Company may borrow additional funds from the FHLBB subject to certain limitations. To secure advances from the FHLBB, the Company has pledged certain qualifying assets, as defined by the FHLBB. To obtain additional loan advances, the Company may be required to invest in additional amounts of FHLBB stock. The investment in FHLBB stock included in securities available for sale as of December 31, 2002 and 2001, was $2,605,000 and $2,399,000, respectively.

FHLBB advances maturing after five years at December 31, 2002 include advances that are callable at the option of the lender as follows: $17,500,000 at 5.11% callable as of December 31, 2002, $5,000,000 at 4.89% in 2003, $5,000,000 at 6.04% in 2004, and $5,000,000 at 5.39% in 2008. Borrowings are callable on a quarterly basis continually after the first call date. If the advances are called, the Company may elect to replace the funding with additional FHLBB borrowings at then prevailing market interest rates.

Information on the Company’s other short-term borrowings is summarized below:

	December 31,
	2002	2001	2000
	(Dollars in thousands)
Federal funds purchased
Balance	$—	$2,100	$—
Rate	—%	1.80%	—%
Other short-term borrowings
Balance	$—	$—	$1,200
Rate	—%	—%	10.65%

	Years ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Average outstanding	$118	$244	$460
Maximum month-end balance	$2,816	$8,383	$1,200
Weighted average interest rate	2.59%	2.61%	10.65%

The Company has two statutory business trusts, of which the Company owns all of the common securities. These trusts issued trust securities totaling $7,000,000 and invested the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Company. The subordinated debt securities are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has entered into a guarantee, which provides a full and unconditional guarantee of amounts on the capital securities. The capital securities qualify as Tier 1 capital for the Company under regulatory definitions.

The trust securities include $3,500,000 bearing interest at 9.40% and $3,500,000 at 10.88%, and have maturities in 2029 and 2030. Early redemption at the Company’s option may occur after 2009 and 2010, or in the event of certain regulatory or tax changes. Additionally, payments on these securities may be suspended by the Company for up to five years under certain circumstances. See Note 1 for a discussion of the impact that a recent accounting pronouncement may have on these securities.

F-ANE-22

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

9.    Shareholders’ Equity

Treasury Stock

Treasury stock consists of 200,599 common shares at a cost of $15.50 per share purchased in 1998.

Accumulated Other Comprehensive Loss, net

	December 31,
	2002	2001
	(In thousands)
Net loss on securities currently classified as available for sale	$(3,905)	$(3,592)
Net unamortized loss on securities transferred from available for sale to held to maturity	(76)	(358)
Deferred income tax effect, net of valuation allowance	637	1,073

Total accumulated other comprehensive loss	$(3,344)	$(2,877)

Dividends

The Company’s principal asset is its investment in the Bank. As such, the Company’s ability to pay cash dividends to its shareholders is largely dependent on the ability of the Bank to pay cash dividends to the Company. The declaration of cash dividends is dependent on a number of factors, including regulatory limitations, financial conditions, and the Bank’s operating results. The shareholders of the Company will be entitled to dividends only when, and if, declared by the Company’s Board of Directors out of funds legally available therefrom. The declaration of future dividends will be subject to favorable operating results, financial conditions, debt service requirements on trust preferred securities, tax considerations and other factors. FDIC regulations require banks to maintain certain capital ratios, as noted below, which may otherwise restrict the ability of the Bank to pay dividends to the Company. The Bank’s ability to pay dividends is also governed by State of Connecticut banking regulations.

Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total Capital and Tier 1 Capital to risk-weighted assets, and of Leverage (Tier 1) Capital to average assets. Management believes that, as of December 31, 2002 and 2001, the Bank exceeded all capital adequacy requirements to which it was subject.

As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based and Leverage ratios measuring 10.0%, 6.0% and 5.0%, respectively. There have been no conditions or events since that notification that Management believes have changed the Bank’s capital category.

F-ANE-23

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

The following table presents capital and capital ratio information for the Bank:

	December 31,
	2002		2001
	(Dollars in thousands)
Actual:
Total risk-based capital	$36,730	11.7%	$34,551	11.6%
Tier 1 risk-based capital	32,788	10.4	30,851	10.4
Leverage	32,788	7.9	30,851	8.2
Minimum regulatory capital standards:
Total risk-based capital	$25,222	8.0%	$23,828	8.0%
Tier 1 risk-based capital	12,611	4.0	11,866	4.0
Leverage	16,602	4.0	15,049	4.0

The Company is subject to similar consolidated regulatory capital requirements of the Federal Reserve Board. The Company satisfied these requirements at December 31, 2002 and 2001, with capital ratios substantially the same as those of the Bank.

Stock Options

The measurement of the compensation cost of the Company’s stock option plans is discussed in Note 1. The Company maintains a Stock Option Incentive Plan for the benefit of officers and other employees of the Company. Under the terms of this plan, 329,992 shares may be issued or transferred pursuant to the exercise of options to purchase shares of common stock and stock appreciation rights (“SARs”) and awards of restricted stock. The exercise price of the option is equal to the market price of the common stock on the date of grant. Options granted to officers and other full time salaried employees may be accompanied by SARs and awards of restricted stock. No SARs or awards of restricted stock have been granted as of December 31, 2002. Total shares reserved for future option grants were 538 at December 31, 2002.

The Company also maintains a Stock Option Plan for Non-Employee Directors. Under the terms of this plan, 177,100 shares may be issued or transferred pursuant to the exercise of options to purchase shares of common stock. Total shares reserved for future grants to non-employee directors were 30,660 at December 31, 2002. Total options outstanding include grants made under prior stock option plans.

A summary of the status of the Company’s stock option plans and changes therein is presented in the following table:

	Years Ended December 31,
	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	290,959	$7.56	314,495	$7.34	340,746	$7.09
Granted	232,040	17.45	18,040	8.95	13,640	7.05
Exercised	(94,643)	7.00	(20,621)	3.82	(23,999)	3.61
Forfeited	(1,100)	12.04	(20,955)	9.07	(15,892)	7.39

Outstanding at end of year	427,256	$13.04	290,959	$7.56	314,495	$7.34

Options exercisable at end of year	338,556	$11.88	285,459	$7.55	307,895	$7.35

Shares reserved for future grants	31,198		262,133		259,218

F-ANE-24

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Avg. Remaining Contractual Life (in years)	Weighted-Avg. Exercise Price	Number Outstanding	Weighted-Avg. Exercise Price
$1 to $6	33,109	1.0	$4.14	33,109	$4.14
$6 to $9	100,546	6.5	7.76	100,546	7.76
$9 to $12	62,661	5.7	9.91	62,661	9.91
$12 to $15	8,140	9.3	12.75	7,040	12.73
$15 to $19	222,800	9.9	17.64	135,200	17.70

Total	427,256	7.8	$13.04	338,556	$11.88

Deferred Stock Plans

The Company maintains a Directors’ Deferred Compensation Plan which allows participants to defer receipt of fees earned as a director of the Company. Upon the death, retirement or resignation of a director, payment is made in the form of Company common stock. Total shareholders’ equity included $158,000 at December 31, 2002, equal to the market value at grant date of the 16,458 common shares issuable under this plan.

The Company established a Stock Option Income Deferral Plan in 2001, whereby option holders may elect a stock-for-stock exercise to defer to the plan shares equal in value to the taxable income that would have otherwise resulted from the option exercise. In 2001, 10,549 options were exercised pursuant to this plan. No options were exercised pursuant to this plan in 2002.

F-ANE-25

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

10.    Employee Benefit Plans

The Company sponsors a noncontributory defined benefit pension plan covering all employees who meet certain eligibility requirements. Benefits are based on length of service and qualifying compensation. The Company’s policy is to fund the plan in accordance with the requirements of applicable regulations. Plan assets are invested in stock, bond, and money market investments. The Company’s measurement date is December 31 for pension accounting purposes. The pension plan’s funded status and amounts recognized in the Company’s financial statements are shown in the following table.

	Years ended December 31,
	2002	2001
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$2,800	$2,497
Service cost	152	118
Interest cost	196	178
Actuarial loss	146	120
Benefits paid	(130)	(113)

Benefit obligation at end of year	$3,164	$2,800

Change in plan assets
Fair value of plan assets at beginning of year	$2,656	$2,983
Employer contribution	888	—
Loss on plan assets	(300)	(214)
Benefits paid	(130)	(113)

Fair value of plan assets at end of year	$3,114	$2,656

Funded status at end of year
Funded status	$(50)	$(144)
Unrecognized net transition obligation	(3)	(20)
Unrecognized net actuarial loss	1,070	432
Unrecognized prior service cost	(2)	(19)

Prepaid benefit cost (included in other assets)	$1,015	$249

Weighted average assumptions
Discount rate	6.75%	7.00%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%

Components of net periodic pension expense (benefit) are as follows:

	Years ended December 31,
	2002	2001	2000
	(In thousands)
Service cost	$152	$118	$113
Interest cost	196	178	165
Expected return on plan assets, net	(221)	(271)	(287)
Net amortization and deferral	(5)	(35)	(70)

Net periodic pension expense (benefit)	$122	$(10)	$(79)

F-ANE-26

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

The Company also sponsors a defined contribution 401(k) savings plan, which includes a discretionary matching contribution by the Company equal to 35% of the employees’ contribution up to 6% of earnings. Savings plan expense totaled $69,000, $59,000 and $58,000 for the years 2002, 2001 and 2000, respectively. Additionally, the Company offers retirees participation in its medical insurance benefit program. No contribution is provided by the Company.

The Company has supplemental retirement plans for an active key employee and a retired key employee. The accrued liability for these plans (included in other liabilities) was $232,000 and $183,000 at December 31, 2002 and 2001, respectively. Plan expense was $55,000, $60,000 and $40,000 for the years 2002, 2001 and 2000, respectively. These plans were designed to offset the effect of tax law provisions which reduce pension benefits for highly paid employees. The Company purchased a bank-owned life insurance policy on the life of the active key employee. The death benefits will assist in the funding of the supplemental retirement plan liability. The Company will recover the cost of premium payments from the cash value of this policy. The cash surrender value of this policy was $3,039,000 and $2,891,000 at December 31, 2002 and 2001, respectively.

The Company owns additional life insurance policies on the lives of directors and certain officers. The death benefits are payable to the Company and a benefit will be paid to the participants representing a portion of the death benefits proceeds. The Company will recover the cost of premium payments from the cash value of these policies. The cash surrender value of these policies was $3,168,000 and $1,500,000 at December 31, 2002 and 2001, respectively.

Increases in cash surrender value of life insurance recorded in the income statement were $316,000 in 2002, $145,000 in 2001 and $147,000 in 2000.

11.	Income Taxes

Components of income tax expense are as follows:

	Years ended December 31,
	2002	2001	2000
	(In thousands)
Current:
Federal	$1,537	$1,204	$1,412
State	—	—	—

Total current	1,537	1,204	1,412
Deferred (including change in valuation allowance):
Federal	(94)	(7)	(178)
State	—	—	—

Total deferred	(94)	(7)	(178)

Total income tax expense	$1,443	$1,197	$1,234

The actual income tax expense differs from the “expected” income tax expense, computed by applying the statutory U.S. Federal corporate tax rate of 34% to income before income taxes, as follows:

	Years ended December 31,
	2002	2001	2000
	(In thousands)
Expected income tax expense at statutory rate	$1,666	$1,418	$1,514
(Decrease) increase in income tax resulting from:
Dividends received deduction	(195)	(219)	(270)
Increase in cash surrender value of life insurance	(89)	(49)	(50)
Other, net	61	47	40

Total income tax expense	$1,443	$1,197	$1,234

F-ANE-27

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

The Company made income tax payments $1,650,000, $1,550,000 and $1,372,000 during the years ended December 31, 2002, 2001 and 2000, respectively.

The tax effects of temporary differences and net operating loss carryforwards that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented in the following table.

	December 31,
	2002	2001
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$1,157	$1,123
State tax net operating loss carryforward	1,159	985
Depreciation of premises and equipment	20	29
Unrealized losses on securities	1,551	1,538
Other, net	642	390

Total gross deferred tax assets	4,529	4,065
Less: valuation allowance	(2,137)	(1,601)

Deferred tax assets, net of valuation allowance	2,392	2,464
Deferred tax liabilities:
Loan origination fees	(433)	(457)
Other	(597)	(302)

Total gross deferred tax liabilities	(1,030)	(759)

Net deferred tax assets	$1,362	$1,705

In order to fully realize the net deferred tax assets, the Company must either generate future taxable income or incur tax losses that can be carried back to prior years. Based on the Company’s historical and anticipated taxable income, Management believes that the Company will realize its net deferred tax assets.

A deferred tax asset valuation allowance of $1,224,000 and $1,136,000 at December 31, 2002 and 2001, respectively, was established for the state portion of temporary differences (not including unrealized losses on securities) and state tax net operating loss carryforwards that may not be realized due to the expectation that there will be no state taxable income for the foreseeable future because of the passive investment company. As of December 31, 2002 and 2001, there is also a full valuation allowance of $913,000 and $465,000, respectively, for the federal and state tax effect of unrealized capital losses on equity securities and the state tax effect of temporary differences for other unrealized securities losses.

Total state tax net operating loss carryforwards of $23,413,000 are available at December 31, 2002, of which $4,145,000 expires in 2004 and the remainder expires between 2020 and 2022.

12.    Commitments and Contingencies

Future minimum rental payments required under operating leases that have remaining noncancellable lease terms as of December 31, 2002, are as follows: 2003—$99,000; 2004—$79,000; 2005—$45,000; 2006—$26,000; 2007—$26,000; and $8,000 thereafter. Total rental expense under operating leases was $122,000, $118,000 and $125,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

In June 2002, the Company entered into an agreement to purchase real estate for expansion purposes for $610,000. This purchase was completed in January 2003.

There are various legal proceedings against the Company arising out of its business. Although the outcome of these cases is uncertain, in the opinion of Management, based on discussions with legal counsel, these matters are not expected to result in a material adverse effect on the financial position or future operating results of the Company.

F-ANE-28

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

13.    Financial Instruments With Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the needs of its customers. The instruments involve, to varying degrees, credit risk, interest rate risk and liquidity risk in excess of the amounts recognized in the consolidated balance sheets. The off-balance sheet amounts related to these instruments are as follows:

	December 31,
	2002	2001
	(In thousands)
Commitments to extend credit:
Commitments to originate new loans:
Fixed rate	$20,331	$7,330
Variable rate	6,166	5,864
Unadvanced construction lines of credit	13,138	11,836
Unadvanced home equity credit lines	28,292	22,986
Unadvanced commercial lines of credit	6,557	7,592
Unadvanced reserve credit lines	434	431
Standby letters of credit	1,987	1,329
Commitments to purchase Government guaranteed loans	302	1,314

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. The total commitment amounts do not necessarily represent future cash requirements or credit risk. Standby letters of credit are generally unconditional and irrevocable, and are generally not expected to be drawn upon. In general, the Company uses the same credit policies in providing these financial instruments as it does in making funded loans.

All of the Company’s outstanding standby letters of credit are performance standby letters of credit within the scope of FASB Interpretation No. 45. These are irrevocable undertakings by the Company, as guarantor, to make payments in the event a specified third party fails to perform under a nonfinancial contractual obligation. Most of the Company’s performance standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments the Company could be required to make equals the face amount of the letters of credit, which totaled $2,024,000 at September 30, 2003. The Company’s recognized liability for performance standby letters of credit was insignificant at December 31, 2002 and September 30, 2003.

14.    Fair Values of Financial Instruments

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company’s entire holdings of a particular financial instrument. Because no market exists for a portion of the Company’s financial instruments, fair value estimates were based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could affect the estimates significantly. Fair value estimates were based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications relating to the realization of the unrealized gains and losses have not been considered but may have a significant effect on fair value estimates.

The carrying amounts reported in the consolidated balance sheets for cash and short-term investments approximate those assets’ fair values. Fair values of securities were based on quoted market prices, which where available in most cases.

F-ANE-29

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

For securities without quoted market prices and for loans, the fair values were estimated by discounting anticipated future cash flows using current interest rates on instruments with similar terms and credit characteristics. The carrying amount of accrued interest receivable approximates fair value.

The fair values of deposits with no stated maturity were, by definition, equal to their carrying amounts. The fair values of time deposits were based on the discounted value of contractual cash flows, estimated using discount rates equal to the interest rates offered at the valuation date for deposits of similar remaining maturities. The carrying amounts of short-term borrowings approximated their fair values. Rates currently available for debt with similar terms and remaining maturities were used to estimate the fair value of long-term borrowings. The carrying amount of accrued interest payable approximates fair value.

The fair values of the Company’s off-balance sheet financial instruments approximate their carrying amounts, which are insignificant at December 31, 2002 and 2001.

The following are the carrying amounts and estimated fair values of the Company’s financial assets and liabilities, none of which were held for trading purposes.

	December 31,
	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$18,461	$18,461	$15,314	$15,314
Securities available for sale	87,812	87,812	85,973	85,973
Securities held to maturity	5,372	5,984	12,397	11,987
Residential mortgage loans held for sale	11,942	12,050	3,507	3,517
Net loans	274,212	281,564	250,867	253,501
Accrued interest receivable	2,417	2,417	2,812	2,812
Bank-owned life insurance	6,207	6,207	4,391	4,391
Financial liabilities:
Deposits with no stated maturity	196,260	196,260	171,452	171,452
Time deposits	134,572	140,793	131,906	136,443
Borrowings, including trust preferred securities	54,510	60,067	57,069	61,631
Accrued interest payable	378	378	374	374

F-ANE-30

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

15.    Condensed Financial Statements of Alliance Bancorp of New England, Inc. (Parent Company)

Balance Sheets

	December 31,
	2002	2001
	(In thousands)
Assets
Cash and cash equivalents	$509	$197
Equity investment in subsidiaries	31,808	29,043
Due from subsidiaries	536	101
Other assets	130	177

Total assets	$32,983	$29,518

Liabilities and Shareholders’ Equity
Liabilities:
Subordinated notes payable to non-bank subsidiaries	$7,105	$7,105
Other liabilities	328	324

Total liabilities	7,433	7,429
Total shareholders’ equity	25,550	22,089

Total liabilities and shareholders’ equity	$32,983	$29,518

Income Statements

	Years ended December 31,
	2002	2001	2000
	(In thousands)
Dividends from subsidiaries	$1,025	$1,331	$790
Interest income from short-term investment	—	—	19
Interest expense on subordinated notes	(725)	(706)	(634)

Net interest and dividend income	300	625	175
Non-interest expenses	(497)	(252)	(199)

Income (loss) before income tax benefit and equity in net income of subsidiaries	(197)	373	(24)
Income tax benefit	433	345	297

Income before equity in net income of subsidiaries	236	718	273
Equity in undistributed net income of subsidiaries	3,222	2,257	2,947

Net income	$3,458	$2,975	$3,220

F-ANE-31

ALLIANCE BANCORP OF NEW ENGLAND, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 31, 2002, 2001 and 2000

Statements of Cash Flows

	Years ended December 31,
	2002	2001	2000
	(In thousands)
Operating Activities:
Net income	$3,458	$2,975	$3,220
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(3,222)	(2,257)	(2,947)
Other adjustments, net	158	106	(11)

Net cash provided by operating activities	394	824	262

Investing Activities:
Equity investment in subsidiaries	—	—	(3,405)

Financing Activities:
Notes issued to non-bank subsidiaries	—	—	3,605
Exercise of stock options	663	61	87
Cash dividends paid	(745)	(700)	(640)

Net cash (used) provided by financing activities	(82)	(639)	3,052

Net Change in Cash and Cash Equivalents	312	185	(91)
Cash and cash equivalents at beginning of the year	197	12	103

Cash and cash equivalents at end of the year	$509	$197	$12

16.    Subsequent Event

On July 16, 2003, Alliance announced that it had signed a definitive agreement to merge with New Haven Savings Bank (NHSB), pursuant to which NHSB will acquire all of the outstanding shares of Alliance. Separately, NHSB announced its intention to convert from a mutual savings bank to a stock savings bank and simultaneously merge with Alliance and Connecticut Bancshares, Inc., holding company for the Savings Bank of Manchester. The combined bank intends to operate under the name “NewAlliance Bank”, a subsidiary of the newly formed holding company, “NewAlliance Bancshares, Inc.”

Under the terms of the merger agreement, Alliance shareholders will be entitled to receive $25 per share in the form of stock issued at the conversion price, cash, or a combination thereof, subject to election and allocation procedures that are intended to ensure that, in the aggregate, at least 75% of Alliance’s shares will be exchanged for stock of the new holding company and no more than 25% will be exchanged for cash.

The transactions are expected to be completed in the first quarter of 2004. NHSB has adopted a plan for conversion to convert to a public company simultaneously with the acquisitions. As part of the conversion, NHSB will form a new holding company and conduct a subscription offering of its common stock to eligible depositors and others under applicable law. Remaining shares are expected to be offered for sale to the community and the general public. The conversion is subject to approval from the FDIC, the Connecticut Banking Commissioner and NHSB’s Corporators. The acquisition is contingent on the approvals of shareholders of the Company, the FDIC, the Federal Reserve Board, and the Connecticut Banking Commissioner.

F-ANE-32

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of The New Haven Savings Bank or NewAlliance Bancshares, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Up to 102,493,750

Shares of

Common Stock

(Proposed Holding Company for The New Haven Savings Bank)

PROSPECTUS

February 9, 2004

Until the later of March 16, 2004 or 25 days after commencement of the syndicated community offering, if any, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                          CONNECTICUT BANCSHARES, INC.
                         SPECIAL MEETING OF STOCKHOLDERS

                                 MARCH 30, 2004
                             11:00 A.M., LOCAL TIME
                         -------------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            PROXY VOTING INSTRUCTIONS

MAIL
----

     Date, sign and promptly mail your proxy card in the enclosed postage-paid envelope.

TELEPHONE
---------

     Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.

INTERNET
--------

     Access "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

                                        COMPANY NUMBER:
                                                       -------------------------

                                        ACCOUNT NUMBER:
                                                       -------------------------

                                        CONTROL NUMBER:
                                                       -------------------------

Note: Your telephone/Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, DO NOT mail your proxy.

     The undersigned hereby appoints John D. LaBelle, Jr. and Sheila B.
Flanagan, with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of Connecticut Bancshares, Inc. which the undersigned is entitled to vote at the special meeting of stockholders, to be held on March 30, 2004, at 11:00 a.m., local time, at The Colonnade Banquet and
Conference Center, 2941 Main Street, Glastonbury, Connecticut and at any and all
adjournments of the meeting with all of the powers the undersigned would possess if personally present at such meeting as follows:

     The approval of the Agreement and Plan of Merger, dated July 15, 2003, by and among The New Haven Savings Bank, Connecticut Bancshares, Inc. and The
     Savings Bank of Manchester.

            FOR                     AGAINST                 ABSTAIN
            ---                     -------                 -------

            /_/                       /_/                     /_/

     In its discretion, the proxy is authorized to vote on any other business that may properly come before the special meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AGREEMENT AND
PLAN OF MERGER.

     This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" the approval of the
Agreement and Plan of Merger. If any other business is presented at the special meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the special meeting.

                                        Dated:
                                              ----------------------------------

                                        ----------------------------------------
                                        SIGNATURE OF STOCKHOLDER

                                        ----------------------------------------
                                        SIGNATURE OF CO-HOLDER (IF ANY)

     The above signed acknowledges receipt from Connecticut Bancshares prior to the execution of this proxy of a notice of special meeting of stockholders and of a proxy statement for the special meeting of stockholders.

     Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

                   [THE SAVINGS BANK OF MANCHESTER LETTERHEAD]

Dear ESOP Participant:

     On behalf of the Board of Directors of Connecticut Bancshares, Inc. (the
"Company"), I am forwarding you the attached GREEN vote authorization form provided for the purpose of conveying your voting instructions to First Bankers
Trust Company (the "Trustee") on the proposal presented at the Special Meeting of Stockholders of the Company to be held on March 30, 2004. Also enclosed is a
Notice and Proxy Statement for the Company's Special Meeting of Stockholders.

     As a participant in The Savings Bank of Manchester Employee Stock Ownership
Plan (the "ESOP") you are entitled to vote all shares of Company common stock allocated to your account as of February 9, 2004. All allocated shares of
Company common stock will be voted as directed by participants, as long as participant instructions are received by the Trustee by MARCH 22, 2004. The unallocated shares of Company common stock in the ESOP Trust and the allocated shares of Company common stock for which no instructions are provided, or for which no timely instructions are received by the ESOP Trustee will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions the ESOP Trustee has received from participants regarding the shares of Company common stock allocated to their accounts, so long as such vote is in accordance with the Employee Retirement Income Security Act of 1974, as amended.

     In order to direct the voting of the shares of Company common stock allocated to your ESOP account, please complete and sign the enclosed GREEN vote authorization form and return it in the enclosed postage-paid envelope no later than MARCH 22, 2004. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or The Savings Bank of Manchester (the
"Bank").

     As an employee of the Bank and participant in several of the Company and
Bank employee benefit plans you will receive voting materials for each stock-based plan in which you are a participant. Please vote all of the voting materials you receive.

                                        Sincerely,

                                        Joyce Trainer
                                        SENIOR VICE PRESIDENT - HUMAN RESOURCES
                                        DEPARTMENT

Name:
     ---------------------------------
Shares:
       -------------------------------

                             VOTE AUTHORIZATION FORM
                             -----------------------

     I understand that First Bankers Trust Company (the "Trustee"), is the holder of record and custodian of all shares of Connecticut Bancshares, Inc.
(the "Company") common stock allocated to me under The Savings Bank of
Manchester Employee Stock Ownership Plan (the "ESOP"). I understand that my voting instructions are solicited on behalf of the Company's Board of Directors for the Special Meeting of Stockholders to be held on March 30, 2004.

     Accordingly, vote my shares as follows:

     The approval of the Agreement and Plan of Merger, dated July 15, 2003, by and among The New Haven Savings Bank, Connecticut Bancshares, Inc. and The
     Savings Bank of Manchester.

            FOR                     AGAINST                 ABSTAIN
            ---                     -------                 -------

            /_/                       /_/                     /_/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AGREEMENT AND
PLAN OF MERGER.

     The ESOP Trustee is hereby authorized to vote all shares of Company common stock allocated to my ESOP account in its trust capacity as indicated above.

Date                                    Signature
     ---------------------------------           -------------------------------

PLEASE DATE, SIGN AND RETURN THIS FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE NO
LATER THAN MARCH 22, 2004.

                   [THE SAVINGS BANK OF MANCHESTER LETTERHEAD]

Dear Savings Plan Participant:

     On behalf of the Board of Directors of Connecticut Bancshares, Inc. (the
"Company"), I am forwarding to you the enclosed YELLOW vote authorization card for the purpose of conveying your voting instructions to CIGNA Bank and Trust
(the "Trustee") on the proposal presented at the Special Meeting of Stockholders of the Company to be held on March 30, 2004. Also enclosed is a Notice and Proxy
Statement for the Company's Special Meeting of Stockholders.

     As a Savings Plan Participant investing in the Connecticut Bancshares, Inc.
Stock Fund ("Employer Stock Fund"), you are entitled to direct the Employer
Stock Fund Trustee as to the voting of Company common stock credited to your account. The Employer Stock Fund Trustee will vote all shares of Company common stock for which no directions are given or for which timely instructions were not received in a manner calculated to most accurately reflect the instructions the Employer Stock Fund Trustee received from participants regarding shares of
Company common stock in their Savings Plan accounts.

     In order to direct the voting of Company common stock credited to your
Savings Plan account, you must complete and sign the enclosed YELLOW vote authorization card and return it in the accompanying postage-paid envelope by
MARCH 22, 2004. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or The Savings Bank of Manchester (the
"Bank"). The vote authorization forms will be tabulated by American Stock
Transfer & Trust Company ("AST"). The Employer Stock Fund Trustee will use the voting instructions it receives from AST to vote the shares of Company common stock held in the Employer Stock Fund Trust.

     As an employee of the Bank and participant in several of the Company and
Bank employee benefit plans you will receive voting materials for each stock-based plan in which you are a participant. Please vote all of the voting materials you receive.

                                        Sincerely,

                                        Joyce Trainer
                                        SENIOR VICE PRESIDENT - HUMAN RESOURCES
                                        DEPARTMENT

                    [CONNECTICUT BANCSHARES, INC. LETTERHEAD]

Dear Stock Award Recipient:

     On behalf of the Board of Directors of Connecticut Bancshares, Inc. (the
"Company"), I am forwarding to you the attached BLUE vote authorization form for the purpose of conveying your voting instructions to First Bankers Trust Company
(the "Trustee") on the proposal presented at the Special Meeting of Stockholders of the Company to be held on March 30, 2004. Also enclosed is a Notice and Proxy
Statement for the Company's Special Meeting of Stockholders.

     As a recipient of a Stock Award under the Connecticut Bancshares, Inc. 2000
Stock-Based Incentive Plan and/or 2002 Equity Compensation Plan (collectively referred to as the "Incentive Plan"), you are entitled to vote all shares of restricted Company common stock awarded to you under the Incentive Plan that are unvested as of February 9, 2004. The Incentive Plan Trustee will vote the shares of Company common stock held in the Incentive Plan Trust in accordance with instructions it receives from you and other Stock Award Recipients.

     In order to direct the voting of Company common stock awarded to you under the Incentive Plan, you must complete and sign the enclosed BLUE vote authorization form and return it in the accompanying postage-paid envelope no later than MARCH 22, 2004.

     If you are an employee of The Savings Bank of Manchester and participant in several of the Connecticut Bancshares employee benefit plans you will receive voting materials for each stock-based plan in which you are a participant.
Please vote all of the voting materials you receive.

                                        Sincerely,

                                        Joyce Trainer
                                        SENIOR VICE PRESIDENT - HUMAN RESOURCES
                                        DEPARTMENT

Name:
     ---------------------------------
Shares:
       -------------------------------

                             VOTE AUTHORIZATION FORM

     I understand that First Bankers Trust Company (the "Trustee") is the holder of record and custodian of all unvested shares of Connecticut Bancshares, Inc.
(the "Company") common stock awarded to me under the Connecticut Bancshares,
Inc. 2000 Stock-Based Incentive Plan and/or 2002 Equity Compensation Plan
(collectively referred to as the "Incentive Plan"). I understand my voting instructions are solicited on behalf of the Company's Board of Directors for the
Special Meeting of Stockholders to be held on March 30, 2004

     Accordingly, you are to vote my shares as follows:

     The approval of the Agreement and Plan of Merger, dated July 15, 2003, by and among The New Haven Savings Bank, Connecticut Bancshares, Inc. and The
     Savings Bank of Manchester.

            FOR                     AGAINST                 ABSTAIN
            ---                     -------                 -------

            /_/                       /_/                     /_/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AGREEMENT AND
PLAN OF MERGER.

The Incentive Plan Trustee is hereby authorized to vote any unvested shares awarded to me under the Incentive Plan in its trust capacity as indicated above.

Date                                    Signature
     ---------------------------------            ------------------------------

PLEASE DATE, SIGN AND RETURN THIS FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE NO
LATER THAN MARCH 22, 2004.